As filed with the United States Securities and Exchange Commission on October 6, 2022

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

_______________________

AROGO CAPITAL ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

_______________________

Delaware	6770	87-1118179
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

_______________________

848 Brickell Avenue, Penthouse 5
Miami, FL 33131
(786) 442-1482
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

_______________________

Suradech Taweesaengsakulthai
Chief Executive Officer
848 Brickell Avenue, Penthouse 5
Miami, FL 33131
(786) 442-1482
(Name, address, including zip code and telephone number, including area code, of agent for service)

_______________________

Copies to:

Andrew M. Tucker, Esq. Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW Suite 900 Washington, DC 20001 (202) 689-2987	Andrew J. Sherman, Esq. Seyfarth Shaw LLP 975 F Street, NW Washington, D.C. 20004 (202) 828-5381

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Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Arogo Capital Acquisition Corp. may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED OCTOBER [•], 2022

PROXY STATEMENT FOR
SPECIAL MEETING OF AROGO CAPITAL ACQUISITION CORP.
AND
PROSPECTUS
FOR
UP TO 55,000,000 SHARES OF CLASS A COMMON STOCK OF
AROGO CAPITAL ACQUISITION CORP.

To the Stockholders of Arogo Capital Acquisition Corp.:

We cordially invite you to attend a special meeting (“Special Meeting”) of the stockholders of Arogo Capital Acquisition Corp., a Delaware corporation (“we”, “our”, or “Arogo” and, following the closing of the Transaction (as defined below), “EON Reality Holdings”), which, in light of public health concerns regarding the coronavirus (COVID-19) pandemic, will be held via live webcast on [•], 2022, at [•] Eastern time. The Special Meeting can be accessed by visiting [•], where you will be able to listen to the meeting live and vote during the meeting. At the Special Meeting, we will ask our stockholders to adopt the Merger Agreement (as defined below), thereby approving the Business Combination and the other proposals described in the accompanying proxy statement/prospectus.

We are pleased to provide this proxy statement/prospectus relating to the proposed merger (the “Merger”) of Arogo Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Arogo, with and into EON Reality, Inc., a California corporation (“EON Reality”), pursuant to an Agreement and Plan of Merger, dated as of April 25, 2022 (as amended on October 6, 2022, and as it may be further amended or supplemented from time to time, the “Merger Agreement”), by and among Arogo, Merger Sub, EON Reality, Koo Dom Investment, LLC, in its capacity as Purchaser Representative, and EON Reality, Inc., a California corporation, in its capacity as the Seller Representative, pursuant to which at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into EON Reality (the “Merger”), with EON Reality becoming a wholly-owned, privately-held subsidiary of Arogo, and Arogo will change its name to EON Reality Holdings, Inc. which will continue as the surviving public corporation after the Closing (“EON Reality Holdings”) (collectively, the “Business Combination”).

As consideration for the Merger, the Merger Agreement provides that the holders of EON Reality securities collectively shall be entitled to receive from Arogo, in the aggregate, a number of Arogo securities, valued at $10.00 per share with an aggregate value equal to (the “Merger Consideration”) (a) Five Hundred and Fifty Million U.S. Dollars ($550,000,000) minus (b) the amount of Closing Net Indebtedness (the total portion of the Merger Consideration amount payable to all EON Reality Stockholders in accordance with the Merger Agreement is also referred to herein as the “Stockholder Merger Consideration”). Additionally, Arogo shall make available to EON Reality Holdings (x) up to $105,052,500 for working capital use and general corporate purposes and (y) the proceeds from the PIPE Investment (as defined below) and any other Private Placements (as defined below). Prior to the Closing, Arogo may enter into securities purchase agreements with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase up to 2,500,000 shares of Arogo’s Class A Common Stock at a purchase price of $10.00 per share, for an aggregate purchase price of up to $25,000,000 (the “PIPE Private Placement Amount”), in a private placement or placements (the “PIPE Private Placements”) to be consummated simultaneously with the consummation of the Business Combination (the “PIPE Investment”). The estimated Merger Consideration otherwise payable to EON Reality stockholders at the Closing is subject to withholding of a number of shares of Arogo Common Stock equal to three percent (3.0%) of the estimated Merger Consideration to be placed in escrow for post-closing adjustments (if any) to the Merger Consideration (the “Adjustment Escrow Amount”). In no event shall the final Merger Consideration as adjusted exceed an aggregate value of $550,000,000. For more information, see the section entitled “The Business Combination Proposal — The Merger Agreement.”

The total number of shares of Arogo Common Stock expected to be issued in connection with the Business Combination is approximately 55,000,000, and holders of equity interests in EON Reality as of immediately prior to the closing of the Business Combination are expected to hold, in the aggregate, approximately [•]% of the issued and outstanding shares of Arogo Common Stock immediately following the closing of the Business Combination assuming no redemptions by Arogo Stockholders.

You are being asked to vote on the Merger Agreement.

After careful consideration, our board of directors (the “Arogo Board”) has unanimously approved the Merger Agreement and the transactions contemplated therein, and unanimously recommends that our stockholders vote “FOR” the approval of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to our stockholders in the accompanying proxy statement/prospectus. When you consider our Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Merger that may conflict with your interests as a stockholder.

Arogo units, Arogo Class A common stock and Arogo public warrants are trading on The Nasdaq Global Market (“Nasdaq”) under the symbols “AOGOU,” “AOGO” and “AOGOW” respectively. EON Reality Holdings has applied to list the EON Reality Holdings common shares and EON Reality Holdings public warrants on Nasdaq under the proposed symbols “EOXR” and “EOXRW,” respectively, upon the consummation of the Business Combination. Upon consummation of the Business Combination, the Arogo units will separate and will no longer trade.

Your vote is very important.    Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you are a registered stockholder of Arogo, please vote your shares as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Special Meeting, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

To participate in the virtual meeting, an Arogo stockholder of record will need the 12-digit control number included on such stockholder’s proxy card or instructions that accompanied such stockholder’s proxy materials. If an Arogo stockholder holds his, her or its shares in “street name,” which means his, her or its shares are held of record by a broker, bank or other nominee, such Arogo stockholder should contact his, her or its broker, bank or nominee to ensure that votes related to the shares he, she or it beneficially owns are properly counted. In this regard, such Arogo stockholder must provide the record holder of his, her or its shares with instructions on how to vote his, her or its shares or, if such Arogo stockholder wishes to attend the special meeting of Arogo and vote in person, obtain a proxy from his, her or its broker, bank or nominee. The live audio webcast of the Arogo special meeting will begin promptly at [•] Eastern Time. Arogo stockholders are encouraged to access the special meeting of Arogo prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

If you have any questions or need assistance with voting your Arogo Common Stock, please contact Laurel Hill Advisory Group, LLC, Arogo’s proxy solicitor, by calling 855-414-2266, or by emailing Arogo@laurelhill.com. This proxy statement/prospectus and the notice of the special meeting relating to the Business Combination will be available at [•].

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the special meeting of Arogo’s stockholders. We urge you to read the accompanying proxy statement/ prospectus, including the financial statements and annexes and other documents referred to therein, carefully and in their entirety. The transactions contemplated by the Merger Agreement are conditioned on the approval of the Business Combination and satisfaction of certain other closing conditions described in the accompanying proxy statement. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 37 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

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On behalf of Arogo’s Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Suradech Taweesaengsakulthai
Chief Executive Officer
[•], 2022

The accompanying proxy statement is dated [•], 2022 and is first being mailed to the stockholders of Arogo on or about [•], 2022.

Arogo Capital Acquisition Corp.
848 Brickell Avenue, Penthouse 5
Miami, FL 33131
(786) 442-1482

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF
AROGO CAPITAL ACQUISITION CORP. IN LIEU OF ITS 2022 ANNUAL MEETING
TO BE HELD ON [•], 2022

To the Stockholders of Arogo Capital Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Arogo Capital Acquisition Corp. (“Arogo”), a Delaware corporation, will be held at [•] a.m. Eastern Time, on [•], 2022. The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Special Meeting online, vote and submit your questions during the Special Meeting by visiting [•].

At the Special Meeting, Arogo stockholders will be asked to consider and vote upon the following proposals (each, a “Proposal” and collectively, the “Proposals”), as more fully described in the accompanying proxy statement:

(1)    The Business Combination Proposal (Proposal 1) — To approve and adopt the Agreement and Plan of Merger, dated as of April 25, 2022 (as amended on October 6, 2022, and as it may be further amended or supplemented from time to time, the “Merger Agreement”), by and among Arogo, Arogo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Arogo (“Merger Sub”), EON Reality, Inc., a California corporation (“EON Reality”), Koo Dom Investment, LLC, in its capacity as Purchaser Representative, and EON Reality, Inc., in its capacity as Seller Representative, pursuant to which at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into EON Reality (the “Merger”), with EON Reality becoming a wholly-owned, privately-held subsidiary of Arogo, and Arogo will change its name to EON Reality Holdings, Inc. which will continue as the surviving public corporation after the Closing (“EON Reality Holdings”) (collectively, the “Business Combination”). Subject to the terms and conditions set forth in the Merger Agreement, among other matters, at the effective time of the Merger (the “Effective Time”):

(a)     As consideration for the Merger, the existing EON Reality Security Holders as of the Effective Time collectively shall be entitled to receive from Arogo, in the aggregate, a number of Arogo securities, valued at $10.00 per share with an aggregate value equal to (the “Merger Consideration”) (a) Five Hundred and Fifty Million U.S. Dollars ($550,000,000) minus (b) the amount of Closing Net Indebtedness (the total portion of the Merger Consideration amount payable to all Company Stockholders in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”), and after the Closing is subject to adjustment;

(b)    Additionally, Arogo shall make available to EON Reality Holdings (x) approximately $105,052,500 U.S. Dollars for working capital use and general corporate purposes (the “Primary Capital”), assuming no redemptions and (y) the proceeds from the PIPE Investment and any other PIPE Private Placements, subject to the Closing conditions;

(c)     The estimated Merger Consideration otherwise payable to EON Reality stockholders at the Closing is subject to withholding of a number of shares of Arogo Common Stock equal to three percent (3.0%) of the estimated Merger Consideration to be placed in escrow for post-Closing adjustments (if any) to the Merger Consideration. The estimated Merger Consideration is subject to adjustment after the Closing based on confirmed amounts of the Closing Net Indebtedness of EON Reality as of the Closing Date. If the adjustment is a negative adjustment in favor of Arogo, the escrow agent shall distribute to Arogo a number of shares of Arogo Common Stock with a value equal to the absolute value of the adjustment amount. If the adjustment is a positive adjustment in favor of EON Reality, Arogo will issue to the EON Reality stockholders an additional number of shares of Arogo Common Stock with a value equal to the adjustment amount. In no event shall the final Merger Consideration as adjusted exceed an aggregate value of $550,000,000; and

(d)    At the Effective Time, without any action on the part of Arogo, Merger Sub, the Purchaser Representative, the Seller Representative, EON Reality or the EON Reality Stockholders, each issued share of EON Reality Stock as defined herein, outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.12 of the Merger Agreement or Dissenting Shares) shall, subject to the terms and conditions of the Merger Agreement, be automatically converted into the right to receive a number of shares of Arogo Common Stock equal to: (i) for the EON Reality Common Stock and the Series A Convertible Preferred Stock, (A) the Per Share Consideration divided by (B) $10.00 and (ii) for the Series B/C Preferred Stock, (A) the product of the Per Share Consideration and the number of shares of EON Reality Common Stock issuable upon conversion of such Series B/C Preferred Stock immediately prior to the Effective Time divided by (B) $10.00, on the Closing Date.

We refer to this proposal as the “Business Combination Proposal.” A copy of the Merger Agreement and the related agreements to be entered into pursuant to the Merger Agreement are attached to this proxy statement/prospectus as Annex A;

(2)    Charter Amendment Proposals (Proposals 2 through 9) — To approve and adopt an amendment and restatement to the amended and restated certificate of incorporation of Arogo (the “Arogo Charter”), as set out in the draft amended and restated version of Arogo Charter appended to this proxy statement/prospectus as Annex B (the “Amended Charter”), for the following amendments (collectively, the “Charter Amendment Proposals”):

(A)    Name Change — To provide that the name of Arogo shall be changed to “EON Reality Holdings, Inc.” (Proposal 2);

(B)    Board Structure and Composition — To provide for the structure of the board of directors of Arogo (the “Board”) immediately after the consummation of the Business Combination (the “Closing”), will consist of five (5) individuals (the “Post-Closing Purchaser Board”). Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board, one (1) Independent Director that is designated by Arogo prior to the Closing (the “Purchaser Director”), one (1) Independent Director that is designated by the Purchaser Representative (the “Purchaser Representative Director”) and three (3) directors that are designated by EON Reality prior to the Closing (the “Company Directors”), at least one (1) of whom shall be required to qualify as an Independent Director under Nasdaq rules. The size of the Board shall be determined by resolution of the Post-Closing Purchaser Board but will initially be five (5) (Proposal 3);

(C)   Removal of Directors — To provide that directors may only be removed for cause and only by the affirmative vote of the holders of at least 66⅔% of the voting power of all the then outstanding shares of stock of Arogo entitled to vote generally in the election of directors, voting together as a single class (Proposal 4);

(D)    Special Meetings of Stockholders — To provide that (i) stockholder special meetings may only be called by the Board pursuant to a resolution adopted by a majority of the Board or the Secretary of Arogo, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of Arogo and (ii) stockholders may only act at annual and special meetings and not by written consent (Proposal 5);

(E)    Future Amendments — To provide that the amendment of certain provisions of the Arogo Charter related to the number of directors and director terms and that any amendment of Arogo’s bylaws requires the affirmative vote of the holders of at least 66⅔% of the voting power of the then outstanding shares of capital stock of Arogo entitled to vote on such amendment (Proposal 6);

(F)    Amendment of Blank Check Provisions — To remove and change certain provisions in the Arogo Charter related to Arogo’s status as a special purpose acquisition company, including but not limited to the deletion of Article IX of the Arogo Charter in its entirety (Proposal 7);

(G)    The Authorized Share Charter Amendment — To increase the total number of authorized shares of all classes of stock to 250,000,000 shares, each with a par value of $0.0001 per share, consisting of (i) 200,000,000 shares of Common Stock and (ii) 50,000,000 shares of preferred stock, such increase intended to, among other things, accommodate the shares to be issued in the PIPE Investment and upon conversion of the preferred stock issued in the PIPE Investment (Proposal 8); and

(E)    Amendment and Restatement of the Arogo Charter — Conditioned upon the approval of Proposals 2 through 8, to approve the proposed Amended Charter in the form attached as Annex B hereto, which includes the approval of all other changes in the proposed Amended Charter in connection with replacing the existing Arogo Charter with the proposed Amended Charter as of the Effective Time (Proposal 9).

(3)    The Director Election Proposal (Proposal 10) — To consider and vote upon a proposal to elect five (5) directors to serve on the board of directors of EON Reality Holdings effective from the consummation of the Business Combination until the 2023 annual meeting of stockholders and until their respective successors are duly elected and qualified. The Arogo board of directors after the Closing will consist of at least five (5) directors, including (i) three (3) persons designated prior to the Closing by EON Reality, at least one (1) of whom must qualify as an independent director; (ii) one (1) person designated prior to the Closing by Arogo, who must qualify as an independent director; and (iii) one (1) person designated prior to the Closing by the Purchaser Representative, who must qualify as an independent director. (the “Director Election Proposal”);

(4)    The Incentive Plan Proposal (Proposal 11) — To consider and vote upon a proposal to adopt the 2023 Incentive Plan (the “2023 Incentive Plan”), which will provide for awards for a number of shares of Arogo Common Stock equal to ten percent (10%) of the aggregate number of shares of Arogo Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), a copy of which is attached to this proxy statement/prospectus as Annex C, if such plan is approved in accordance with the Incentive Plan Proposal (the “Incentive Plan Proposal”);

(5)    The Nasdaq Proposal (Proposal 12) — To consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635, (a) the issuance of up to 55,000,000 shares of Arogo common stock in the Business Combination, which amount will be determined as described in more detail in the accompanying proxy statement/prospectus, and (b) the issuance of up to 2,500,000 shares of Arogo’s Class A Common Stock in connection with the PIPE Investment, subject to adjustment as described in more detail in the accompanying proxy statement/prospectus, (the “Nasdaq Proposal”); and

(6)    The Adjournment Proposal (Proposal 13) — To consider and vote upon a proposal to adjourn the Arogo Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Arogo Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal, or the Nasdaq Proposal. We refer to this proposal as the “Adjournment Proposal.”

Only holders of record of Arogo’s Class A common stock, par value $0.0001 per share, and Arogo’s Class B common stock, par value $0.0001 per share (“Founder Shares,” and collectively with Arogo’s Class A common stock, the “Arogo Common Stock”), at the close of business on [•], 2022 (the “Record Date”) will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Each share of Arogo Common Stock entitles the holder thereof to one vote.

Pursuant to the Arogo Charter, Arogo is providing Arogo public stockholders with redemption rights in connection with the Business Combination. Arogo’s public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of Arogo Common Stock for cash. This means that Arogo’s public stockholders who hold shares of Arogo Common Stock on or before [•], 2022 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of Arogo Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date and whether or not such shares are voted at the Special Meeting. As described in the accompanying proxy statement/prospectus, certain officers, directors and equityholders of Arogo, including the Sponsor (as defined below), are parties to a stockholder support agreement with Arogo whereby such parties, among other things, agreed to vote all of their equity interests in Arogo in favor of approving the Merger Agreement, the Business Combination and the other proposals described in the accompanying proxy statement/prospectus.

Currently, the Sponsor and our directors and officers beneficially own 100% of the issued and outstanding shares of shares of Arogo Class B common stock. The Sponsor and Arogo’s directors and officers have agreed to vote any shares of Arogo Common Stock owned by them in favor of the Business Combination, which would include Business Combination Proposal and the other Proposals.

The approval of the Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Arogo Common Stock as of the Record Date cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Arogo Special Meeting. The approval of the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of Arogo Common Stock as of the Record Date entitled to vote thereon. The approval of the Director Election Proposal requires a plurality vote of the shares of Arogo Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Arogo Special Meeting. This means that a director nominee will be elected if such director receives more affirmative votes than any other nominee for the same position. If the Business Combination Proposal is not approved, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal will not be presented to the Arogo stockholders for a vote. The approval of the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Nasdaq Proposal are preconditions to the consummation of the Business Combination. The board of directors of Arogo has already approved the Business Combination.

As of June 30, 2022, there was approximately $105,140,361 in the Trust Account. Any redemptions of shares of Arogo Common Stock by Arogo’s public stockholders will decrease the amount in the Trust Account. In accordance with the Arogo Charter, net tangible assets must be maintained at a minimum of $5,000,001 immediately prior to or upon consummation of the Business Combination.

All Arogo stockholders are cordially invited to attend the Stockholders Meeting in virtual format. Arogo stockholders may attend, vote and examine the list of Arogo stockholders entitled to vote at the Stockholders Meeting by visiting [•] and using the conference ID number [•]. To ensure your representation at the Stockholders Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. To vote online, please have your proxy card available and visit www.cstproxyvote.com and follow the prompts to vote your shares. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Stockholders Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you sold or transferred your shares after the record date, it is still important that you vote.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST, PRIOR TO 5:00 P.M., EASTERN TIME, ON __________, 2022 (TWO (2) BUSINESS DAYS BEFORE THE AROGO SPECIAL MEETING), TENDER YOUR SHARES PHYSICALLY OR ELECTRONICALLY AND SUBMIT A REQUEST IN WRITING THAT WE REDEEM YOUR PUBLIC SHARES FOR CASH TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY. PLEASE ALSO AFFIRMATIVELY CERTIFY IN YOUR REQUEST TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY FOR REDEMPTION IF YOU “ARE” OR “ARE NOT” ACTING IN CONCERT OR AS A “GROUP” (AS DEFINED IN SECTION 13(D)(3) OF THE EXCHANGE ACT) WITH ANY OTHER STOCKHOLDER WITH RESPECT TO SHARES OF COMMON STOCK. YOU MUST ACT IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED,

THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE AROGO SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT AROGO AND EON REALITY THAT IS NOT INCLUDED IN OR DELIVERED HEREWITH. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO STOCKHOLDERS OF AROGO UPON WRITTEN OR ORAL REQUEST. IF YOU WOULD LIKE TO MAKE SUCH REQUEST, YOU SHOULD CONTACT AROGO IN WRITING AT SURADECH TAWEESAENGSAKULTHAI, AROGO CAPITAL ACQUISITION CORP., 848 BRICKELL AVENUE, PENTHOUSE 5, MIAMI, FL 33131 OR BY TELEPHONE AT (786) 442-1482. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN            , 2022, WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE YOU MUST MAKE YOUR INVESTMENT DECISION.

Your attention is directed to this proxy statement/prospectus (including the annexes hereto) for a more complete description of the proposed Business Combination, the transactions related thereto, and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call us at (786) 442-1482.

By Order of the Board of Directors,

Suradech Taweesaengsakulthai
Chief Executive Officer
[•], 2022

i

ii

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Arogo and EON Reality that is not included in or delivered with the document. You may request copies of this proxy statement/prospectus and any other publicly available information concerning Arogo, without charge, by written request to Arogo Capital Acquisition Corp., 848 Brickell Avenue, Penthouse 5 Miami, FL 33131 or by telephone request at (786) 442-1482; or Laurel Hill Advisory Group, LLC, our proxy solicitor, if you are an individual, by calling 855-414-2266or by emailing Arogo@laurelhill.com or from the SEC through the SEC website at http://www.sec.gov. In order for Arogo’s shareholders to receive timely delivery of the documents in advance of the special meeting of the stockholders of Arogo to be held on [•], 2022 you must request the information no later than five business days prior to the date of the special meeting, by [•], 2022.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Arogo, constitutes a prospectus of Arogo under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock of Arogo to be issued to EON Reality securityholders under the Merger Agreement. This document also constitutes a notice of meeting and a proxy statement of Arogo under Section 14(a) of the Exchange Act.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Arogo stockholders nor the issuance by Arogo of its common stock in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding Arogo and its business, operations, management and other matters has been provided by Arogo and information contained in this proxy statement/prospectus regarding EON Reality and its business, operations, management and other matters has been provided by EON Reality.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains information concerning the market and industry in which EON Reality conducts its business. Information contained in this proxy statement/prospectus concerning the market and the industry in which EON Reality competes, including its market position, general expectations of market opportunity and market size, is based on information from various third-party sources, on assumptions made by EON Reality based on such sources and EON Reality’s knowledge of the markets for its services and solutions. Any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. EON Reality cannot assure you of the accuracy and completeness of such information, and it has not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. As a result, you should be aware that it is possible that any such market, industry and other similar data may not in fact be reliable. While EON Reality is not aware of any misstatements regarding any industry data presented in this proxy statement/prospectus, such data involves risks and uncertainties and is subject to change based on various factors, including those described in the section entitled “Risk Factors — Risks Related to EON Reality’s Business” and elsewhere in this proxy statement/prospectus.

TRADEMARKS

This proxy statement/prospectus references the trademark and service mark applications of EON Reality. Such applications include “EON REALITY” which was filed in the name of EON Reality, Inc; and approved by the U.S. Patent and Trademark Office (“USPTO”) and registered with the USPTO protected under applicable intellectual property laws and are the property of EON Reality or its subsidiaries.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Arogo” refer to Arogo Capital Acquisition Corp.

In this document:

“Arogo” shall mean Arogo Capital Acquisition Corp., a Delaware corporation.

“Arogo Board” shall mean the board of directors of Arogo.

“Arogo Charter” shall mean Arogo’s Amended and Restated Certificate of Incorporation.

“Arogo Common Stock” shall mean, collectively, the Class A common stock, par value $0.0001, and the Class B common stock, par value $0.0001 of Arogo.

“Arogo IPO” shall mean Arogo’s initial public offering.

“Arogo Support Agreement” shall mean the agreement by and among Arogo, Sponsor and certain stockholders of Arogo, among other things, to vote their shares of Arogo Common Stock in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, substantially in the form of Exhibit D to the Merger Agreement.

“Business Combination” shall mean the Merger and the other transactions contemplated by the Merger Agreement and this proxy statement/prospectus.

“Class A common stock” means the Class A common stock, par value $0.0001 per share, of Arogo.

“Class B common stock” means the Class B common stock, par value $0.0001 per share, of Arogo.

“Closing” shall mean the closing of the Business Combination.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combined Entity” or “EON Reality Holdings” means Arogo after giving effect to the Business Combination, and which will include Eon Reality and any other direct or indirect subsidiaries of Arogo to the extent reasonably applicable.

“Common Stock” means any of the Class A common stock and the Class B common stock.

“Continental” shall mean Continental Stock Transfer & Trust Company, the transfer agent.

“DGCL” shall mean the Delaware General Corporation Law of the State of Delaware, as amended.

“EF Hutton” shall mean EF Hutton, division of Benchmark Investments, LLC, the representative of the underwriters in the Arogo IPO.

“Effective Time” shall mean the time when the Business Combination is consummated, upon the filing of the Certificate of Merger for the merger of Merger Sub with and into EON Reality with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL and with the Secretary of State of the State of California in accordance with the relevant provisions of the California Corporations Code.

“EON Reality” or “EON” shall mean EON Reality, Inc., a California corporation, and its consolidated subsidiaries.

“EON Reality Bylaws” shall mean the Amended and Restated Bylaws of EON Reality.

“EON Reality common stock” shall mean the common stock, par value $0.0001 of EON Reality.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Extension Units” means any units issued to the Sponsor or its affiliates or designees in connection with additional funds deposited by the Sponsor to the Trust Account to extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of up to 18 months to complete a Business Combination).

“Founder Shares” shall mean the 2,587,500 shares of Arogo Class B common stock, par value $0.0001 per share, initially purchased by the Sponsor.

“HSR Act” shall mean the Hart Scott Rodino Antitrust Act.

“Initial Stockholders” means the Sponsor and any other holders of the Founder Shares prior to the Arogo IPO (or their permitted transferees), if any;

“IPO” means Arogo’s initial public offering of units, consummated on December 29, 2021.

“Lock-Up Agreements” shall mean the agreements entered into by Arogo with the Sponsor and Key EON Reality Stockholders substantially in the form of Exhibit B to the Merger Agreement.

“Merger” shall mean the merger of Merger Sub with and into EON Reality, with EON Reality continuing as a wholly-owned, privately-held subsidiary of Arogo, and Arogo will change its name to EON Reality Holdings, Inc. which will continue as the surviving public corporation after the Closing (“EON Reality Holdings”) as contemplated by the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger dated April 25, 2022, as amended on October 6, 2022, and as it may be further amended or supplemented from time to time, by and among Arogo, EON Reality, Merger Sub and the Sponsor as Purchaser Representative and EON Reality, Inc. as Seller Representative.

“Merger Sub” shall mean Arogo Merger Sub, Inc., a Delaware corporation, and a wholly-owned subsidiary of Arogo.

“PIPE Investment” means that certain private placement in the aggregate amount of approximately $25,000,000, to be consummated concurrently with the Business Combination, pursuant to those certain securities purchase agreements (the “SPA”) with certain institutional investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase up to an aggregate of 2,500,000 shares of Arogo’s Class A Common Stock for a purchase price of $10 per share (the “PIPE”).

“Placement Shares” means the shares of Arogo Class A common stock included within the Placement Units purchased by the Sponsor in the Private Placement;

“Placement Units” means 466,150 units purchased by the Sponsor in the Private Placement (including the additional units purchased after the Arogo IPO in connection with the over-allotment securities issued to Arogo’s underwriters). Each Placement Unit consists of one Placement Share and one Placement Warrant.

“Placement Warrants” means the warrants included within the Placement Units purchased by the Sponsor in the Private Placement. Each Placement Warrant entitles the holder thereof to purchase one share of Arogo Class A common stock for $11.50 per share.

“Private Placement” means the private placement consummated simultaneously with the IPO in which Arogo issued to the Sponsor the Placement Units.

“Proposals” shall mean the Business Combination Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal, and the Adjournment Proposal.

“Public Shares” means shares of Class A common stock included in the Public Units and shares of Class A common stock underlying the Public Warrants.

“Public Warrants” means warrants underlying the Units issued in the IPO. Each whole Public Warrant entitles the holder thereof to purchase one share of Class A common stock for $11.50 per share.

“Public Units” means units issued in the Arogo IPO, including any over-allotment securities acquired by Arogo’s underwriters, consisting of one Public Share and one Public Warrant.

“Redeemable” shall mean, in respect of the public warrants, the ability of EON Reality to redeem such public warrants after the closing of the proposed Business Combination, provided that certain other conditions as set forth in the warrant agreement between Continental and Arogo are met.

“Redemption” means the right of the holders of Class A common stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus and the Arogo Charter.

“Registration Rights Agreement” shall mean the Registration Rights Agreement by and among Arogo, the Sponsor, and EON Reality in substantially the form of Exhibit I to the Merger Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Special Meeting” shall mean the special meeting of the stockholders of Arogo, to be held on            , 2022 at            [•], which will be a virtual meeting conducted via live webcast.

“Sponsor” shall mean Koo Dom Investment, LLC, a Delaware limited liability company.

“Trust Account” means the trust account of Arogo, which holds the net proceeds of the Arogo IPO, including from over-allotment securities sold by Arogo’s underwriters, and the sale of the Placement Units, together with interest earned thereon, less amounts released to pay franchise and income tax obligations, any dissolution expenses, and amounts paid pursuant to redemptions.

“GAAP” means generally accepted accounting principles in the United States.

“Units” means any of the Public Units, Placement Units, the Working Capital Units (if any), and the Extension Units (if any).

“Warrants” means any of the Public Warrants, the Placement Warrants and the warrants underlying the Working Capital Units (if any) and Extension Units (if any).

“Working Capital Units” means any units issued to the Sponsor or its affiliates or Arogo’s officers or directors in connection with any loans made by them to Arogo prior to the closing of Arogo’s initial Business Combination in accordance with the IPO prospectus. As described in the IPO prospectus, up to $1,500,000 of such loans may be converted at the election of the applicable lender into units at a price of $10.00 per unit, which units would be identical to the Placement Units.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. In some cases, you can identify forward-looking statements through the use of words or phrases such as “may”, “should”, “could”, “predict”, “potential”, “believe”, “will likely result”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would” and “outlook”, or the negative version of those words or phrases or other comparable words or phrases of a future or forward-looking nature, but the absence of such words does not mean that a statement is not forward-looking. These forward-looking statements are not historical facts and are based upon estimates and assumptions that, while considered reasonable by Arogo and its management, and EON Reality and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to:

•        the ability of Arogo and EON Reality prior to the Business Combination to meet the Closing conditions to the Business Combination, including approval by stockholders of Arogo and EON Reality of the Business Combination and related proposals, and the availability of at least $5,000,001 in net tangible assets, after giving effect to redemptions of public shares, if any;

•        the ability of the Combined Entity following the Business Combination, to realize the benefits from the Business Combination;

•        the ability of Arogo to complete the Business Combination;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the ability of Arogo and EON Reality prior to the Business Combination, and the Combined Entity following the Business Combination, to obtain and/or maintain the listing of EON Reality Holdings common stock on Nasdaq following the Business Combination;

•        future financial performance following the Business Combination;

•        public securities’ potential liquidity and trading;

•        the use of proceeds not held in the Trust Account or available to Arogo from interest income on the Trust Account balance;

•        the impact from the outcome of any known and unknown litigation;

•        the ability of the Combined Entity to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses;

•        expectations regarding future expenditures of the Combined Entity following the Business Combination;

•        the future mix of revenue and effect on gross margins of the Combined Entity following the Business Combination;

•        the attraction and retention of qualified directors, officers, employees and key personnel of Arogo and EON Reality prior to the Business Combination, and the Combined Entity following the Business Combination;

•        the ability of the Combined Entity to compete effectively in a competitive industry;

•        the ability to protect and enhance EON Reality’s corporate reputation and brand;

•        expectations concerning the relationships and actions of EON Reality and its affiliates with third parties;

•        the impact from future regulatory, judicial, and legislative changes in EON Reality or the Combined Entity’s industry;

•        the ability to locate and acquire complementary products or product candidates and integrate those into EON Reality or the Combined Entity’s business;

•        future arrangements with, or investments in, other entities or associations;

•        intense competition and competitive pressures from other companies in the industries in which the Combined Entity will operate; and

•        other factors detailed under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that Arogo or EON Reality “believes” and similar statements reflect such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either Arogo or EON Reality has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, the actual results or performance of Arogo or EON Reality and/or the Combined Entity may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause Arogo or EON Reality or the Combined Entity’s actual results to differ include:

•        the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any subsequent definitive agreements with respect to the proposed Business Combination;

•        the outcome of any legal proceedings that may be instituted against Arogo, EON Reality, the combined company or other following the announcement of the proposed Business Combination and any definitive agreements with respect thereto;

•        the inability to complete the proposed Business Combination due to the failure to obtain approval of the stockholders of Arogo, to obtain financing to complete the proposed Business Combination or to satisfy other conditions to closing;

•        changes to the proposed structure of the proposed Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the proposed Business Combination;

•        the ability to meet stock exchange listing standards following the consummation of the proposed Business Combination;

•        the risk that the proposed Business Combination disrupts current plans and operations of Arogo or EON Reality as a result of the announcement and consummation of the proposed Business Combination;

•        the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition and the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and retain its management and key employees;

•        costs related to the proposed Business Combination;

•        changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain regulatory approvals required to complete the proposed Business Combination;

•        EON Reality’s estimates of expenses and profitability and underlying assumptions with respect to stockholder redemptions and purchase price and other adjustments;

•        EON Reality’s publicly made statements about future products, services, platforms, uses, contracts, partnerships, discussions within the marketplace, its sector or its industry;

•        the addressable market EON Reality intends to target does not grow as expected;

•        the loss of any key executives;

•        the loss of any relationships with key partners;

•        the loss of any relationships with key clients;

•        the inability to protect EON Reality’s patents and other intellectual property;

•        EON Reality’s ability to execute its business plans and strategy;

•        EON Reality’s industry and market sizes;

•        Future opportunities for EON Reality and Arogo;

•        EON Reality’s estimated future results and the proposed Business Combination between Arogo and EON Reality, including the implied enterprise value, the expected transaction and ownership structure and the likelihood, timing and ability of the parties to successfully consummate the proposed transaction.

•        general economic conditions and geopolitical uncertainty; and

•        other risks and uncertainties indicated from time to time in the final prospectus of Arogo, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by Arogo.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Arogo or EON Reality prior to the Business Combination, and the Combined Entity following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Arogo or EON Reality assess the impact of all such risk factors on the business of Arogo or EON Reality prior to the Business Combination, and the Combined Entity following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. All forward-looking statements attributable to Arogo or EON Reality or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the Special Meeting of Arogo stockholders. The following questions and answers do not include all the information that is important to stockholders of Arogo. We urge the stockholders of Arogo to read carefully this entire proxy statement, including the annexes and other documents referred to herein.

Q.     Why am I receiving this proxy statement/prospectus?

A.     This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible (you do not have to wait for the date of the Special Meeting to submit your proxy) after carefully reviewing this proxy statement/prospectus and its annexes.

Below are proposals on which Arogo stockholders are being asked to vote.

(1)    to adopt and approve the Business Combination Proposal.

(2)    to adopt and approve the Charter Amendment Proposals.

(3)    to consider and vote upon the Director Election Proposal

(4)    to approve and adopt the Incentive Plan Proposal;

(5)    to consider and vote on the Nasdaq Proposal; and

(6)    to adopt and approve the Adjournment Proposal.

Q.     Are the Proposals conditioned on one another?

A.     Unless the Business Combination Proposal is approved, the Charter Amendment Proposals, the Nasdaq Proposal, and the Incentive Plan Proposal will not be presented to the stockholders of Arogo at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If Arogo does not consummate the Business Combination and fails to complete an initial Business Combination by December 29, 2022 (or March 29, 2023 if Arogo has filed a proxy statement, registration statement or similar filing for an initial Business Combination by December 29, 2022 or September 29, 2023, if Arogo exercises its right to seek two extensions for an additional three months each pursuant to the Arogo Charter) Arogo will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its Public Stockholders.

Q.     What will happen in the Business Combination?

A.     At the Closing, Merger Sub will merge with and into EON Reality, as a result of which the separate corporate existence of Merger Sub shall cease and EON Reality shall become a wholly-owned, privately-held subsidiary of Arogo, and Arogo will change its name to EON Reality Holdings, Inc., which shall continue as the surviving public corporation after the Closing. In connection with the Business Combination, the cash held in the Trust Account will be used to fund redemptions by Arogo Stockholders, and for working capital and general corporate purposes. A copy of the Merger Agreement, is attached to this proxy statement/prospectus as Annex A.

Q.     What equity stake will current stockholders of Arogo and EON Reality hold in the combined entity after the Closing?

A.     It is anticipated that, upon the completion of the Business Combination, and prior to the PIPE, Arogo’s public stockholders will retain an ownership interest of approximately 15.0% of the outstanding capital stock of the Combined Entity, the Sponsor will retain an ownership interest of approximately 4.4% of the outstanding capital stock of the Combined Entity and the EON Reality securityholders will own approximately 76.6% of the outstanding capital stock of the Combined Entity. The PIPE Investors will purchase up to an aggregate of 2,500,000 shares of Arogo’s Class A Common Stock (the “common stock”) for a purchase price of $10 per share (the “PIPE”). As a result, and giving effect to the PIPE, Arogo’s public stockholders will retain an ownership interest of approximately 14.4% of the outstanding capital stock of the Combined Entity, the Sponsor will retain an ownership interest of approximately 4.2% of the outstanding capital stock of the Combined Entity and the EON Reality securityholders will own approximately 73.9% of the outstanding capital stock of the Combined Entity. The foregoing ownership percentages with respect to the Combined Entity following the Business Combination exclude any outstanding Warrants and assume that (i) there are no redemptions of any shares by Arogo’s public stockholders in connection with the Business Combination, (ii) no awards are issued under the 2023 Incentive Plan and (iii) no Working Capital Units or Extension Units are issued. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Arogo’s existing stockholders in the Combined Entity will be different.

If any of the Arogo’s public stockholders exercise their redemption rights, the percentage of the Combined Entity’s outstanding common stock held by Arogo’s public stockholders will decrease and the percentages of the Combined Entity’s outstanding common stock held by the Sponsor and by the EON Reality securityholders will increase, in each case relative to the percentage held if none of the Public Shares are redeemed. If any of Arogo’s public stockholders redeem their Public Shares at Closing but continue to hold Public Warrants after the Closing, the aggregate market value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of June 30, 2022, would be $5,692,500 regardless of the amount of redemptions by the public stockholders. Upon the issuance of EON Reality Holdings Common Stock in connection with the Business Combination, the percentage ownership of the Combined Entity by Arogo’s public stockholders who do not redeem their Public Shares will be diluted. Arogo public stockholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming Public Shareholders. The percentage of the total number of outstanding shares of common stock that will be owned by Arogo’s public stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination and the number of shares of Arogo’s Class A Common Stock issued upon any PIPE agreements. The following table illustrates varying beneficial ownership levels in the Combined Entity, as well as possible sources and extents of dilution for non-redeeming public stockholders, excluding the PIPE shares and assuming no redemptions by public stockholders, 33.3% redemption by public stockholders, 50% redemption by public stockholders, 66.7% redemption by public stockholders and the maximum redemptions by public stockholders:

	No Redemption		33.3% Redemption		50% Redemption		66.7% Redemption		Contractual Maximum Redemption
	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage
Arogo public stockholders	10,350,000	15.0%	7,300,465	11.0%	5,775,698	8.9%	4,250,930	6.8%	1,201,395	2.0%
Arogo Sponsor	3,053,650	4.4%	3,053,650	4.6%	3,053,650	4.7%	3,053,650	4.8%	3,053,650	5.2%
Other investors	2,792,837	4.0%	2,678,479	4.1%	2,621,300	4.1%	2,564,121	4.1%	2,449,763	4.0%
EON Reality stockholders	53,062,539	76.6%	53,062,539	80.3%	53,062,539	82.3%	53,062,539	84.3%	53,062,539	88.8%
Total	69,259,026	100%	66,095,133	100%	64,513,187	100%	62,931,240	100%	59,767,347	100%

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

The numbers of shares and percentage interests set forth above reflect different redemption scenarios set forth below.

•        Assuming no redemption scenario:    This presentation assumes that no public stockholders exercise redemption rights with respect to their Public Shares.

•        Assuming 33.3% redemption scenario:    This presentation assumes that the public stockholders holding approximately 29.5% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 33.3% of the Public Shares assumed to be redeemed under the contractual maximum redemption scenario. This scenario assumes that 3,049,535 Public Shares are redeemed for an aggregate redemption payment of approximately $31.0 million plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

•        Assuming 50% redemption scenario:    This presentation assumes that the public stockholders holding approximately 44.2% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 50% of the Public Shares assumed to be redeemed under the contractual maximum redemption scenario. This scenario assumes that 4,574,302 Public Shares are redeemed for an aggregate redemption payment of approximately $46.5 million plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

•        Assuming 66.7% redemption scenario:    This presentation assumes that the public stockholders holding approximately 58.9% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 66.7% of the Public Shares assumed to be redeemed under the contractual maximum redemption scenario. This scenario assumes that 6,099,070 Public Shares are redeemed for an aggregate redemption payment of approximately $61.9 million plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

•        Assuming contractual maximum redemption scenario:    This presentation assumes that the public stockholders holding approximately 88.4% of the Public Shares exercise redemption rights with respect to their Public Shares. This scenario assumes that 9,148,605 Public Shares are redeemed for an aggregate redemption payment of approximately $92.9 million plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable). This contractual maximum redemption scenario is based on the maximum permitted amount of redemptions while still satisfying the requirement to maintain a minimum net tangible asset value of no less than $5,000,001, after giving effect to the payments to redeeming stockholders.

Q.     How much consideration will EON Reality Stockholders receive in connection with the Business Combination?

A.     As consideration for the Merger, the holders of EON Reality securities collectively shall be entitled to receive from Arogo, in the aggregate, a number of Arogo securities, valued at $10.00 per share with an aggregate value equal to (the “Merger Consideration”) (a) Five Hundred and Fifty Million U.S. Dollars ($550,000,000) minus (b) the amount of Closing Net Indebtedness (the total portion of the Merger Consideration amount payable to all EON Reality Stockholders in accordance with the Merger Agreement is also referred to herein as the “Stockholder Merger Consideration”). Additionally, Arogo shall make available to EON Reality Holdings (x) approximately $105,052,500 for working capital use and general corporate purposes, assuming no redemptions and (y) the proceeds from the PIPE Investment (as defined below), any other alternative PIPE Investment and any other Private Placements (as defined below).

Prior to the Closing, Arogo may enter into securities purchase agreements with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase up to 2,500,000 shares of Arogo’s Class A Common Stock at a purchase price of $10.00 per share, for an aggregate purchase price of up to $25,000,000 (the “Private Placement Amount”), in a private placement or placements (the “Private Placements”) to be consummated simultaneously with the consummation of the Business Combination (the “PIPE Investment”).

The estimated Merger Consideration otherwise payable to EON Reality stockholders at the Closing is subject to withholding of a number of shares of Arogo Common Stock equal to three percent (3.0%) of the estimated Merger Consideration to be placed in escrow for post-closing adjustments (if any) to the Merger Consideration.

The estimated Merger Consideration is subject to adjustment after the Closing based on confirmed amounts of the Closing Net Indebtedness of EON Reality as of the Closing Date. If the adjustment is a negative adjustment in favor of Arogo, the escrow agent shall distribute to Arogo a number of shares of Arogo Common

Stock with a value equal to the absolute value of the adjustment amount. If the adjustment is a positive adjustment in favor of EON Reality, Arogo will issue to the EON Reality stockholders an additional number of shares of Arogo Common Stock with a value equal to the adjustment amount divided by $10.00 per share. In no event shall the final Merger Consideration as adjusted exceed an aggregate value of $550,000,000.

Q.     What conditions must be satisfied to complete the Business Combination?

A.      Unless waived by the applicable party or parties to the Merger Agreement, and subject to applicable law, the completion of the Business Combination is subject to a number of conditions set forth in the Merger Agreement, including, among others, with respect to the obligations of all of the parties to the Merger Agreement:

•        the approval by the stockholders of each of EON Reality and Arogo;

•        approvals of any required governmental authorities and the expiration or termination of any anti-trust waiting periods;

•        receipt of specified third-party consents;

•        no law or order preventing the transactions;

•        no material uncured breach by the other party;

•        after giving effect to the redemption, Arogo shall have at least $5,000,001 of net tangible assets as required by its charter;

•        the members of the post-Closing EON Reality Holdings board shall have been elected or appointed as of the Closing;

•        the Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement;

•        the shares of Arogo Common Stock issued as Merger Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance; and

•        None of the Purchaser, the Purchaser Representative, the Merger Sub, the Company, the Surviving Company or the Seller Representative will cause a WARN-type event, in whole or in part, ninety (90) days before the Closing.

In addition, unless waived by EON Reality, the obligations of EON Reality to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (a) the representations and warranties of Arogo being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect); (b) Arogo having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Merger Agreement required to be performed or complied with on or prior the date of the Closing; (c) absence of any Material Adverse Effect with respect to Arogo since the date of the Merger Agreement which is continuing and uncured and (d) the Escrow Agreement, Registration Rights Agreement and the Representation and Warranty Insurance are in full force and effect as of the Closing.

Unless waived by Arogo, the obligations of Arogo and Merger Sub to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (a) the representations and warranties of EON Reality being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect); (b) EON Reality having performed in all material respects the respective obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior the date of the Closing; and (c) absence of any Material Adverse Effect with respect to EON Reality as a whole since the date of the Merger Agreement which is continuing and uncured; and (d) each Lock-Up Agreement and Non-Competition Agreement being in full force and effect as of the Closing.

For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination — The Merger Agreement.”

Q.     Why is Arogo providing stockholders with the opportunity to vote on the Business Combination?

A.     Under its Charter, Arogo must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Arogo’s initial Business Combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, Arogo has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, Arogo is seeking to obtain the approval of its stockholders of the Business Combination in order to allow its Public Stockholders to effectuate redemptions of their Public Shares in connection with the Closing of the Business Combination.

Q.     How many votes do I have at the Special Meeting?

A.     Arogo stockholders are entitled to one vote at the Special Meeting for each share of Arogo Common Stock held of record as of [•], the record date for the Special Meeting (the “Record Date”). As of the close of business on the Record Date, there were [•] outstanding shares of Arogo Common Stock.

Q.     What vote is required to approve the Proposals presented at the Special Meeting?

A.     The approval of the Business Combination and the Charter Amendment Proposals require the affirmative vote of a majority of the issued and outstanding Arogo Common Stock as of the Record Date. Accordingly, a Arogo stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination and the Charter Amendment Proposals.

The approval of the Nasdaq Proposal and the Incentive Plan Proposal each require the affirmative vote of the holders of a majority of the shares of Arogo Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. An Arogo stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will not be counted towards the number of shares of Arogo Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Nasdaq Proposal and the Incentive Plan Proposal.

The approval of the Director Election Proposal requires a plurality vote of the shares of Arogo Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Arogo Special Meeting. A plurality means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. An Arogo stockholder’s failure to vote by proxy or to vote in person at the Arogo Special Meeting will have no effect on the Director Election Proposal. You may vote “FOR” or “WITHHOLD” authority to vote for each of the director nominees with respect to the Director Election Proposal. “WITHHOLD” votes will be counted towards the number of shares of Arogo Common Stock required to validly establish a quorum but will have no effect on the outcome of the vote on the Director Election Proposal.

If the Business Combination is not approved, the Nasdaq Proposal, the Charter Amendment Proposals and the Incentive Plan Proposal will not be presented to Arogo’s stockholders for a vote. The approval of the Nasdaq Proposal, the Charter Amendment Proposals and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal to the consummation of the Business Combination.

The Sponsor, directors, and officers of Arogo have agreed to vote their Founder Shares and Placement Shares, as applicable, in favor of the Business Combination, including the Business Combination Proposal and the other Proposals. As a result, in addition to the Founder Shares and Placement Shares, we would need only 566,420, or approximately 6.29%, of the 10,350,000 Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved, assuming only the minimum number of shares representing a quorum is present at the Arogo Special Meeting held to vote on the Business Combination.

Q.     May Arogo, the Sponsor or Arogo’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A.     In connection with the stockholder vote to approve the Business Combination, the Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of Arogo’s

Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Arogo shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by Arogo. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Q.     What constitutes a quorum at the Special Meeting?

A.     Holders of a majority in voting power of Arogo Common Stock issued and outstanding and entitled to vote at the Special Meeting constitute a quorum. In the absence of a quorum, the chairman of the meeting has power to adjourn the Special Meeting. As of the Record Date, [•] shares of Arogo Common Stock would be required to achieve a quorum.

Q.     How will Arogo’s Sponsor, directors and officers vote?

A.     The Sponsor, as Arogo’s initial stockholder, has agreed to vote its Founders Shares and Placement Shares (as well as any Public Shares purchased during or after the Arogo IPO) in favor of the initial Business Combination, including the Business Combination. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor agreed to vote their Founder Shares in accordance with the majority of the votes cast by Arogo’s Public Stockholders. As a result, in addition to the Founder Shares and Placement Shares, we would need only 566,420, or approximately 6.29%, of the 10,350,000 Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved, assuming only the minimum number of shares representing a quorum is present at the Arogo Special Meeting held to vote on the Business Combination.

Q.     What interests do Arogo’s current officers and directors have in the Business Combination?

A.     The Sponsor (including certain members of the Sponsor), and certain of Arogo’s directors and executive officers may have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include:

•        unless Arogo consummates an initial Business Combination, Arogo’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        as a condition to the Arogo IPO, all of the Founders Shares are subject to a lock-up and would be released only if specified conditions were met. In particular, subject to certain limited exceptions, all Founders Shares would be subject to a lock up until the earlier of (A) one year after the completion of Arogo’s Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the Class A Common Stock equals or exceeds $12.00 per unit (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which Arogo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property;

•        the Placement Units, purchased by the Sponsor will be worthless if a Business Combination is not consummated;

•        the Sponsor has agreed that the Placement Units and the underlying securities, will not be sold or transferred by it until after Arogo has completed a Business Combination, subject to limited exceptions;

•        the fact that Sponsor paid an aggregate of $25,000 for its Founders Shares and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that Sponsor has agreed not to redeem any of the Founders Shares in connection with a stockholder vote to approve a proposed initial Business Combination;

•        the Sponsor may loan to Arogo additional funds for working capital purposes prior to the Business Combination. As of June 30, 2022, there were no working capital loans from the Sponsor outstanding. If the Business Combination is not consummated and Arogo does not otherwise consummate another Business Combination prior to December 29, 2022 (or March 29, 2023 if Arogo has filed a proxy statement, registration statement or similar filing for an initial Business Combination by December 29, 2022 or September 29, 2023, if Arogo exercises its right to seek two extensions for an additional three months each pursuant to the Arogo Charter), then there will likely be insufficient funds to pay the working capital loans.

•        if Arogo does not complete an initial Business Combination by December 29, 2022 (or March 29, 2023 if Arogo has filed a proxy statement, registration statement or similar filing for an initial Business Combination by December 29, 2022 or September 29, 2023, if Arogo exercises its right to seek two extensions for an additional three months each pursuant to the Arogo Charter), the proceeds from the sale of the Placement Units will be included in the liquidating distribution to Arogo’s Public Stockholders and the Placement Units will expire worthless; and

•        if the Trust Account is liquidated, including in the event Arogo is unable to complete an initial Business Combination within the required time period, the Sponsor has agreed to indemnify Arogo to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share by the claims of prospective target businesses with which Arogo has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Arogo, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•        The Sponsor (including its representatives and affiliates) and Arogo’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Arogo. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Arogo’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Arogo, subject to applicable fiduciary duties under DGCL.

•        Mr. Leong Kah Chern, is expected to be appointed as a director of the Combined Entity after the consummation of the Business Combination, Mr. Leong may in the future receive cash fees, stock options or stock awards that the Combined Entity determines to pay to its directors.

•        Mr. Vuthichai Tumasaroj, is expected to be appointed as a director of the Combined Entity after the consummation of the Business Combination, Mr. Tumasaroj may in the future receive cash fees, stock options or stock awards that the Combined Entity determines to pay to its directors.

These interests may influence Arogo’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q.     What interests do EON Reality’s current officers and directors have in the Business Combination?

A.     Members of the EON Reality Board and its executive officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interest. These interests include, without limitation, the following:

•        Dan Lejerskar, Chairman and CEO of EON Reality is expected to serve as Chairman of the Board of the Combined Entity after consummation of the Business Combination;

•        Mats Johansson, as President of EON Reality, who currently serves on the EON Reality Board, is expected to be the Chief Executive Officer and a director of the Combined Entity after consummation of the Business Combination and EON Reality may nominate one or more of its existing directors to serve on the board after consummation of the Business Combination;

•        EON Reality’s executive officers have employment arrangements that increase compensation in connection with the Business Combination;

•        Transaction bonuses earned (but not yet paid) by some EON Reality executive officers become payable shortly following the consummation of the Business Combination; and

•        Upon consummation of the Business Combination, and subject to approval of the Incentive Plan Proposal, EON Reality’s executive officers are expected to receive grants of stock options and restricted stock units under the 2023 Incentive Plan from time to time as determined by the Compensation Committee. In addition, any outstanding EON Reality Options granted to EON Reality’s executive officers and certain members of the EON Reality Board under the EON Reality 2015 Incentive Plan prior to the Closing of the Business Combination will be assumed and converted to options under the 2023 Incentive Plan effective as of the Closing of the Business Combination.

Please see the sections entitled “Risk Factors” and “The Business Combination Proposal — Interests of EON Reality’s Directors and Officers in the Business Combination” and “Executive and Director Compensation of EON Reality” of this proxy statement/prospectus for a further discussion of these and other interests.

Q.     What happens if I sell my shares of Class A Common Stock before the Special Meeting?

A.     The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Class A Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q.     What happens if I vote against the Business Combination Proposal?

A.     Pursuant to Arogo’s Charter, if the Business Combination Proposal is not approved and Arogo does not otherwise consummate an alternative Business Combination by December 29, 2022 (or March 29, 2023 if Arogo has filed a proxy statement, registration statement or similar filing for an initial Business Combination by December 29, 2022 or September 29, 2023, if Arogo exercises its right to seek two extensions for an additional three months each pursuant to the Arogo Charter) Arogo will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Q.     Do I have redemption rights?

A.     Pursuant to Arogo’s Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Arogo’s Charter. As of September 12, 2022, based on funds in the Trust Account of approximately $105,382,377.28, this would have amounted to approximately $10.15 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Arogo Common Stock for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Arogo’s Transfer Agent prior to the Special Meeting. See the section titled “Special Meeting of Arogo Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q.     Will how I vote affect my ability to exercise redemption rights?

A.     No. You may exercise your redemption rights whether you vote your shares of Arogo Common Stock “FOR” or “AGAINST” or abstain from voting on the Business Combination Proposal or any other Proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of the Nasdaq Global Market.

Q.     How do I exercise my redemption rights?

A.     In connection with the Business Combination, holders of Public Shares may seek to redeem their Public Shares regardless of whether such public stockholder votes “FOR” or “AGAINST” or abstains from voting on the Business Combination Proposal.

To exercise your redemption rights, you must demand that the Company redeem your Public Shares.    In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Continental, at Continental Stock Transfer & Trust Company, One State Street Plaza, 30th Floor, New York, New York 10004-1561, Attn: Francis Wolf, at least two (2) business days prior to the Special Meeting or deliver your shares to Continental electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, which election would likely be determined based on the manner in which you hold your shares.

Certificates that have not been tendered in accordance with these procedures at least two (2) business days prior to the Special Meeting will not be redeemed for cash. In the event that a public stockholder tenders its shares and decides that it does not want to redeem its Public Shares, such stockholder may withdraw the tender. If you delivered your Public Shares for redemption to Continental and decide prior to the Special Meeting not to redeem your Public Shares, you may request that Continental return the shares (physically or electronically). You may make such request by contacting Continental at the address listed below:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Francis Wolf

E-mail: fwolf@continentalstock.com

Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 15% or more of the shares of Arogo Common Stock included in the Units sold in the Arogo IPO, which we refer to as the “15% threshold.” Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash.

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Arogo’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Arogo does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Arogo’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Arogo’s Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that Arogo’s Transfer Agent return the shares (physically or electronically). You may make such request by contacting Arogo’s Transfer Agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q.     What are the federal income tax consequences of exercising my redemption rights?

A.     Arogo stockholders who exercise their redemption rights to receive cash in exchange for their shares of Common Stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The redemption, however, may be treated as a distribution to a redeeming stockholder for U.S. federal income tax purposes if the redemption does not effect a sufficient reduction (as determined under applicable federal income tax law) in the redeeming stockholder’s percentage ownership in us (whether such ownership is direct or through the application of certain attribution and constructive ownership rules). Any amounts treated as such a distribution will constitute a dividend to the extent not in excess of our current and accumulated earnings and profits as measured for U.S. federal income tax purposes. Any amounts treated as a distribution and that are in excess of our current and accumulated earnings and profits will reduce the redeeming stockholder’s basis in his or her redeemed shares of our Common Stock, and any remaining amount will be treated as gain realized on the sale or other disposition of our Common Stock. These tax consequences are described in more detail in the section titled “— Certain Material U.S. Federal Income Tax Considerations of the Redemption.” We urge you to consult your tax advisor regarding the tax consequences of exercising your redemption rights.

Q.     If I am a holder of Warrants, can I exercise redemption rights with respect to my Warrants?

A.     No. The holders of Warrants have no redemption rights with respect to such Warrants.

Q.     If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A.     No. Holders of outstanding Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, Arogo’s Transfer Agent, with written instructions to separate such Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, Arogo’s Transfer Agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of Public Shares, and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q.     Do I have appraisal rights if I object to the proposed Business Combination?

A.     No. There are no appraisal rights available to holders of Arogo Common Stock in connection with the Business Combination.

Q.     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•        Arogo stockholders who properly exercise their redemption rights;

•        $3,622,500 payable to EF Hutton for deferred underwriting commissions from the IPO;

•        certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by Arogo and pre-close EON Reality in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement;

•        any loans owed by Arogo to its Sponsor for any Arogo transaction expenses or other administrative expenses incurred by Arogo to the extent such loans are not converted into shares and warrants; and

•        for general corporate purposes including, but not limited to, working capital for operations.

Q.     What happens if the Business Combination is not consummated?

A.     There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Business Combination Proposal — The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, Arogo is unable to complete the Business Combination or another initial Business Combination transaction by December 29, 2022 (or March 29, 2023 if Arogo has filed a proxy statement, registration statement or similar filing for an initial Business Combination by December 29, 2022 or September 29, 2023, if Arogo exercises its right to seek two extensions for an additional three months each pursuant to the Arogo Charter), Arogo’s Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay franchise and income taxes payable, by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of Arogo’s remaining stockholders and Arogo’s Board in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the Delaware General Corporation Law (“DGCL”) to provide for claims of creditors and other requirements of applicable law.

Arogo expects that the amount of any distribution its Public Stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Arogo’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founders Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Arogo’s outstanding Warrants Accordingly, the Warrants will expire worthless.

Q.     When is the Business Combination expected to be completed?

A.     The Closing is expected to take place (a) the second business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal — Structure of the Business Combination — Conditions to Closing of the Business Combination” or (b) such other date as agreed to by the parties to the Merger Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Merger Agreement may be terminated by either Arogo or EON Reality if the Closing has not occurred by March 31, 2023, subject to certain exceptions. For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q.     What do I need to do now?

A.     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.     How do I vote?

A.     If you were a holder of record of Arogo Common Stock on [•], 2022, the Record Date, you may vote with respect to the Proposals virtually at the Special Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the Special Meeting and vote, obtain a proxy from your broker, bank or nominee.

Q.     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A.     At the Special Meeting, Arogo will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendment Proposals. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals. Additionally, if you abstain from voting or fail to vote at the Special Meeting, you will not be able to exercise your redemption rights (as described above).

Q.     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.     Signed and dated proxies received by Arogo without an indication of how the stockholder intends to vote on a Proposal will be voted “FOR” each Proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting. If you fail to indicate how you vote, you will not be able to exercise your redemption rights.

Q.     If I am not going to attend the Special Meeting, should I return my proxy card instead?

A.     Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Arogo believes the Proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. You may change your vote by sending a later-dated, signed proxy card to Arogo’s secretary at the address listed below so that it is received by Arogo’s secretary prior to the Special Meeting or attend the Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Arogo’s secretary, which must be received by Arogo’s secretary prior to the Special Meeting.

Q.     What should I do if I receive more than one set of voting materials?

A.     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.     Who will solicit and pay the cost of soliciting proxies?

A.     Arogo will pay the cost of soliciting proxies for the Special Meeting. Arogo has engaged Laurel Hill Advisory Group, LLC, which we refer to as “Laurel Hill,” to assist in the solicitation of proxies for the Special Meeting. Arogo has agreed to pay Laurel Hill its customary fee, plus disbursements. Arogo will reimburse Laurel Hill for reasonable out-of-pocket expenses and will indemnify Laurel Hill and its affiliates against certain claims, liabilities, losses, damages and expenses. Arogo will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Arogo Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Arogo’s Common Stock and in obtaining voting instructions from those owners. Arogo’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Who can help answer my questions?

A.     If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Arogo Capital Acquisition Corp.
848 Brickell Avenue, Penthouse 5
Miami, FL 33131
Attn: Suradech Taweesaengsakulthai

Telephone No.: (786) 442-1482
E-mail:

You may also contact our proxy solicitor at:

Laurel Hill Advisory Group, LLC

2 Robbins Lane, Suite 201

Jericho, NY 11753

(855)-414-2266

Email: Arogo@laurelhill.com

To obtain timely delivery, Arogo stockholders must request the materials no later than [•] business days prior to the Special Meeting.

You may also obtain additional information about Arogo from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Arogo’s Transfer Agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Francis Wolf

E-mail: fwolf@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This Summary Term Sheet, together with the sections titled “Questions and Answers About the Proposals” and “Summary of the Proxy Statement,” summarize information contained in this proxy statement/prospectus, but do not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached annexes, for a more complete understanding of the matters to be considered at the Special Meeting. In addition, for definitions of terms commonly used throughout this proxy statement/prospectus, including in this Summary Term Sheet, see the section titled “Frequently Used Terms.”

Arogo Capital Acquisition Corp. (“Arogo”)

Arogo is a blank check company incorporated as a Delaware corporation on June 9, 2021, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses or entities. Arogo’s units, common stock and warrants are trading on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “AOGOU”, “AOGO” and “AOGOW” respectively.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Arogo, formed on April 21, 2022 to consummate the Business Combination. Following the Business Combination, EON Reality will merge with and into Merger Sub, with EON Reality surviving the Merger as a wholly-owned, privately-held subsidiary of Arogo.

EON Reality, Inc. (“EON Reality”)

EON Reality is a leading company in Augmented and Virtual Reality-based experience creation for the education industry and Knowledge Metaverse with over 20 years of existence. EON Reality’s believes that knowledge is a human right and should be available, accessible, and affordable for every person on the planet. To carry this out, EON Reality developed and launched EON-XR, a SaaS-based platform dedicated to the democratization of XR content creation that brings code-free XR development and publishing to smartphones, tablets, laptops, and any other XR-focused devices. EON-XR can be used in devices of different sizes: from hand-held mobile devices, to head-mounted displays, to large-scale screens. EON Reality’s global network now comprises more than 1.8 million licensees who are collectively building the Knowledge Metaverse in more than 75 locations. EON Reality has also created an XR library for education and industry with access to at least 4.4 million assets. For more information about EON Reality, see the sections titled “Information About EON Reality” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EON Reality.”

The Business Combination Proposal

On April 25, 2022, Arogo Capital Acquisition Corp., a Delaware corporation (“Arogo”), entered into an Agreement and Plan of Merger (as amended on October 6, 2022, and as it may be further amended or supplemented from time to time, the “Merger Agreement”), by and among Arogo, Arogo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Arogo (“Merger Sub”), EON Reality, Inc., a California corporation (“EON Reality”), Koo Dom Investment, LLC, in its capacity as Purchaser Representative, and EON Reality, Inc., in its capacity as Seller Representative.

Pursuant to the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into EON Reality, with EON Reality becoming a wholly-owned, privately-held subsidiary of Arogo, and Arogo with change its name to EON Reality Holdings, Inc., which will continue as the surviving public corporation after the Closing (“EON Reality Holdings”).

Merger Consideration

As consideration for the Merger, the holders of EON Reality securities collectively shall be entitled to receive from Arogo, in the aggregate, a number of Arogo securities, valued at $10.00 per share with an aggregate value equal to (the “Merger Consideration”) (a) Five Hundred and Fifty Million U.S. Dollars ($550,000,000) minus (b) the amount of Closing Net Indebtedness (the total portion of the Merger Consideration amount payable to all EON Reality Stockholders in accordance with the Merger Agreement is also referred to herein as the “Stockholder

Merger Consideration”). Additionally, Arogo shall make available to EON Reality Holdings (x) approximately $105,052,500 for working capital use and general corporate purposes, assuming no redemptions and (y) the proceeds from the PIPE Investment (as defined below), any other alternative PIPE Investment and any other Private Placements (as defined below).

Prior to the Closing, Arogo may enter into securities purchase agreements with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase up to 2,500,000 shares of Arogo’s Class A Common Stock at a purchase price of $10.00 per share, for an aggregate purchase price of up to $25,000,000 (the “Private Placement Amount”), in a private placement or placements (the “Private Placements”) to be consummated simultaneously with the consummation of the Business Combination (the “PIPE Investment”).

The estimated Merger Consideration otherwise payable to EON Reality stockholders at the Closing is subject to withholding of a number of shares of Arogo Common Stock equal to three percent (3.0%) of the estimated Merger Consideration to be placed in escrow for post-closing adjustments (if any) to the Merger Consideration.

The estimated Merger Consideration is subject to adjustment after the Closing based on confirmed amounts of the Closing Net Indebtedness of EON Reality as of the Closing Date. If the adjustment is a negative adjustment in favor of Arogo, the escrow agent shall distribute to Arogo a number of shares of Arogo Common Stock with a value equal to the absolute value of the adjustment amount. If the adjustment is a positive adjustment in favor of EON Reality, Arogo will issue to the EON Reality stockholders an additional number of shares of Arogo Common Stock with a value equal to the adjustment amount divided by $10.00 per share. In no event shall the final Merger Consideration as adjusted exceed an aggregate value of $550,000,000.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by each of Arogo and EON Reality. Certain of the representations are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement.

Covenants of the Parties

Under the Merger Agreement, each party agrees to use its commercially reasonable efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, including covenants regarding the conduct of their respective businesses, efforts, access, confidentiality and public announcements, the Arogo proxy statement for the transaction (which includes the adoption of a new 2023 Incentive Plan for EON Reality with a number of awards thereunder equal to 10% of the issued and outstanding shares of Arogo immediately after the Closing), notice of breaches, no insider trading, indemnification of directors and officers, and other customary covenants. The parties also have agreed to the following covenants:

•        Each party is subject to a “no-shop” obligation between signing of the Merger Agreement and Closing and will not be allowed to solicit or discuss competing transactions with other potential parties during such time period.

•        The Arogo board of directors after the Closing will consist of at least five (5) directors, including (i) three (3) persons designated prior to the Closing by EON Reality, at least one (1) of whom must qualify as an independent director; (ii) one (1) person designated prior to the Closing by Arogo, who must qualify as an independent director; and (iii) one (1) person designated prior to the Closing by the Purchaser Representative, who must qualify as an independent director.

Indemnification

The representations and warranties of EON Reality and Arogo contained in the Merger Agreement will not survive the Closing, and from and after the Closing, EON Reality and Arogo will not have any further obligations, nor shall any claim be asserted or action be brought against EON Reality and Arogo or their respective representatives with respect thereto. The covenants and agreements made by EON Reality and Arogo in the Merger Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Conditions to Consummation of the Merger

The consummation of the Merger is subject to customary Closing conditions unless waived, including:

•        the approval by the stockholders of each of EON Reality and Arogo;

•        approvals of any required governmental authorities and the expiration or termination of any anti-trust waiting periods;

•        receipt of specified third-party consents;

•        no law or order preventing the transactions;

•        no material uncured breach by the other party;

•        after giving effect to the redemption, Arogo shall have at least $5,000,001 of net tangible assets as required by its charter;

•        the members of the post-Closing Arogo board shall have been elected or appointed as of the Closing;

•        the Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement;

•        the shares of Arogo Common Stock issued as Merger Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance; and

•        None of the Purchaser, the Purchaser Representative, the Merger Sub, the Company, the Surviving Company or the Seller Representative will cause a WARN-type event, in whole or in part, ninety (90) days before the Closing.

In addition, unless waived by EON Reality, the obligations of EON Reality to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (a) the representations and warranties of Arogo being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect); (b) Arogo having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Merger Agreement required to be performed or complied with on or prior the date of the Closing; (c) absence of any Material Adverse Effect with respect to Arogo since the date of the Merger Agreement which is continuing and uncured and (d) the Escrow Agreement, Registration Rights Agreement and the Representation and Warranty Insurance are in full force and effect as of the Closing.

Unless waived by Arogo, the obligations of Arogo and Merger Sub to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (a) the representations and warranties of EON Reality being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect); (b) EON Reality having performed in all material respects the respective obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior the date of the Closing; and (c) absence of any Material Adverse Effect with respect to EON Reality as a whole since the date of the Merger Agreement which is continuing and uncured; and (d) each Lock-Up Agreement and Non-Competition Agreement being in full force and effect as of the Closing.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including:

•        by mutual agreement;

•        for the other party’s uncured breach;

•        if there is a government order preventing the Closing;

•        by either party if the Closing does not occur by March 31, 2023;

•        by Arogo if there has been an event after the signing of the Merger Agreement that has had a Material Adverse Effect on EON Reality that is continuing and uncured;

•        by Arogo or EON Reality if the Arogo stockholders vote and do not approve the transactions contemplated by the Merger Agreement; and

•        by EON Reality if the Arogo board withdraws or changes its approval or recommendation to the Arogo stockholders in any matter that is adverse to EON Reality.

Trust Account Waiver

EON Reality agrees that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in Arogo’s Trust Account held for its public shareholders, and agrees not to, and waives any right to, make any claim against the Trust Account (including any distributions therefrom).

Management

The following persons are expected to serve as executive officers and directors of EON Reality Holdings, Inc following the Business Combination. For biographical information concerning EON Reality Holdings’ executive officers and EON Reality Holdings’ designees to EON Reality’s board of directors, see “Information about EON Reality Holdings — Executive Officers and Directors” and this “Business Combination Proposal (Proposal 1) — Executive Officers.”

Name	Age	Position
Mats Johansson	56	Chief Executive Officer and Director
Mayank Singhvi	48	Chief Financial Officer
Dan Lejerskar	60	Chairman and Director nominee
Renee Lewis(1)(2)(3)	59	Director nominee
Leong Kah Chern(1)(2)(3)	50	Director nominee
Vuthichai Tumasaroj(1)(2)(3)	46	Director nominee

____________

(1)      Member of the audit committee.

(2)      Member of the compensation committee.

(3)      Member of the nominating and corporate governance committee.

Pursuant to Arogo’s Charter, in connection with the Business Combination, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Charter. As of June 30, 2022, the pro rata portion of the funds available in the Trust Account for the Public Shares was approximately $10.15 per share. If a holder of Public Shares exercises his, her or its redemption rights in connection with the Business Combination, such holder will be exchanging his, her or its Public Shares for cash. Such a holder will be entitled to receive cash for its Public Shares only if he, she or it properly demands redemption and delivers its Public Shares (either physically or electronically) to Arogo’s Transfer Agent at least two (2) business days prior to the Special Meeting. Holders of Public Shares may elect to redeem their shares whether or not such shares are voted at the Special Meeting. See the section titled “Special Meeting of Arogo Stockholders — Redemption Rights.”

The Business Combination involves numerous risks. For more information about these risks, see the section titled “Risk Factors.”

The Charter Amendment Proposals

Arogo stockholders will be asked to approve and adopt, subject to and conditional on (but with immediate effect therefrom) approval of the Business Combination Proposal, the Nasdaq Proposal and the Incentive Plan Proposal, an amendment and restatement of Arogo’s Charter, as set out in Annex B hereto (the “Amended Charter”) to:

Charter Amendment Proposals — To approve and adopt an amendment and restatement to the amended and restated certificate of incorporation of Arogo (the “Arogo Charter”), as set out in the draft amended and restated version of Arogo Charter appended to this proxy statement/prospectus as Annex B (the “Amended Charter”), for the following amendments (collectively, the “Charter Amendment Proposals”):

(A) Name Change — To provide that the name of Arogo shall be changed to “EON Reality Holdings, Inc.”;

(B) Board Structure and Composition — To provide for the structure of the board of directors of Arogo (the “Board”) immediately after the consummation of the Business Combination (the “Closing”), will consist of five (5) individuals (the “Post-Closing Purchaser Board”). Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board, one (1) Independent Director that is designated by Arogo prior to the Closing (the “Purchaser Director”), one (1) Independent Director that is designated by the Purchaser Representative (the “Purchaser Representative Director”) and three (3) directors that are designated by EON Reality prior to the Closing (the “Company Directors”), at least one (1) of whom shall be required to qualify as an Independent Director under Nasdaq rules. The size of the Board shall be determined by resolution of the Post-Closing Purchaser Board but will initially be five (5);

(C) Removal of Directors — To provide that directors may only be removed for cause and only by the affirmative vote of the holders of at least 66⅔% of the voting power of all the then outstanding shares of stock of Arogo entitled to vote generally in the election of directors, voting together as a single class;

(D) Special Meetings of Stockholders — To provide that (i) stockholder special meetings may only be called by the Board pursuant to a resolution adopted by a majority of the Board or the Secretary of Arogo, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of Arogo and (ii) stockholders may only act at annual and special meetings and not by written consent;

(E) Future Amendments — To provide that the amendment of certain provisions of the Arogo Charter related to the number of directors and director terms and that any amendment of Arogo’s bylaws requires the affirmative vote of the holders of at least 66⅔% of the voting power of the then outstanding shares of capital stock of Arogo entitled to vote on such amendment;

(F) Amendment of Blank Check Provisions — To remove and change certain provisions in the Arogo Charter related to Arogo’s status as a special purpose acquisition company, including but not limited to the deletion of Article IX of the Arogo Charter in its entirety;

(G) The Authorized Share Charter Amendment — To increase the total number of authorized shares of all classes of stock to 250,000,000 shares, each with a par value of $0.0001 per share, consisting of (i) 200,000,000 shares of Common Stock and (ii) 50,000,000 shares of preferred stock, such increase intended to, among other things, accommodate the shares to be issued in the PIPE Investment and upon conversion of the Arogo’s Class A Common Stock issued in the PIPE Investment; and

(H) Amendment and Restatement of the Arogo Charter — Conditioned upon the approval of Proposals 2 through 8, to approve the proposed Amended Charter in the form attached as Annex B hereto, which includes the approval of all other changes in the proposed Amended Charter in connection with replacing the existing Arogo Charter with the proposed Amended Charter as of the Effective Time.

Please see the section titled “The Charter Amendment Proposals.”

The Nasdaq Proposal

To consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635, (a) the issuance of up to 55,000,000 newly issued shares of common stock in the Business Combination, which amount will be determined as described in more detail in the accompanying proxy statement/prospectus, and (b) the issuance of up to 2,500,000 shares of Arogo’s Class A Common Stock in connection with the PIPE Investment, subject to adjustment as described in more detail in the accompanying proxy statement/prospectus.

The Incentive Plan Proposal

Arogo is proposing that its stockholders approve and adopt the 2023 Incentive Plan (the “2023 Incentive Plan”), which will become effective upon the Closing of the Business Combination and have the following principal features:

The 2023 Incentive Plan will reserve a number of shares of Arogo Common Stock equal to 10% of the fully diluted, and as converted, amount of EON Reality Holdings common stock to be outstanding immediately following consummation of the Business Combination, or approximately 6,925,902 shares if no redemption and approximately 5,976,734 shares if maximum redemption, for issuance for awards in accordance with the terms of the 2023 Incentive Plan. The purpose of the 2023 Incentive Plan is to assist in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of the EON Reality Holdings and its affiliates and promoting the creation of long-term value for stockholders of EON Reality Holdings by closely aligning the interests of such individuals with those of other stockholders. The authorizes the award of share-based incentives to encourage eligible employees, officers, directors, and consultants, as described below, to expend maximum effort in the creation of stockholder value.

The Plan is set forth in the “The Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the 2023 Incentive Plan is attached to this proxy statement/prospectus as Annex C.

The Director Election Proposal

To consider and vote upon a proposal to elect five (5) directors to serve on the board of directors of EON Reality Holdings effective from the consummation of the Business Combination until the 2023 annual meeting of stockholders and until their respective successors are duly elected and qualified. The Arogo board of directors after the Closing will consist of at least five (5) directors, including (i) three (3) persons designated prior to the Closing by EON Reality, at least one (1) of whom must qualify as an independent director; (ii) one (1) person designated prior to the Closing by Arogo, who must qualify as an independent director; and (iii) one (1) person designated prior to the Closing by the Purchaser Representative, who must qualify as an independent director. (the “Director Election Proposal”)

A summary of the Director Election Proposal is set forth in the section entitled “The Director Election Proposal” of this proxy statement/prospectus.

The Adjournment Proposal

Arogo stockholders will be asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, or the Incentive Plan Proposal. Please see the section titled “The Adjournment Proposal.”

Interests of Arogo’s Directors and Officers and Others in the Business Combination.

Arogo’s Board has adopted and approved the Merger Agreement. In arriving at its recommendations, Arogo’s Board carefully considered a number of factors described in this proxy statement/prospectus. Please see section entitled “The Arogo Board’s Reasons for Approval of the Business Combination.”

When you consider the recommendation of Arogo’s Board in favor of approval of the Proposals, you should keep in mind that the Sponsor (including certain members of the Sponsor) and certain of Arogo’s directors and executive officers may have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•        unless Arogo consummates an initial Business Combination, Arogo’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        as a condition to the Arogo IPO, all of the Founders Shares are subject to a lock-up and would be released only if specified conditions were met. In particular, subject to certain limited exceptions, all Founders Shares would be subject to a lock up until the earlier to occur of: (A) six months after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the reported last sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, right issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period following the consummation of our initial Business Combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (ii) in the case of the placement units, including the component securities therein, until 30 days after the completion of our initial Business Combination, except in each case (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our sponsor, or any affiliates of our Sponsor, (b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of any of our officers, our directors, the initial stockholders or members of our Sponsor; (d) in the case of an individual, pursuant to a qualified domestic relations order (e) by private sales or transfers made in connection with the consummation of an initial Business Combination at prices no greater than the price at which the securities were originally purchased; (f) in the event of our liquidation prior to the completion of our initial Business Combination; (g) by virtue of the laws of Delaware or our Sponsor’s limited liability company agreement upon dissolution of our Sponsor; or (h) in the event of our liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial Business Combination; provided, however, that in the case of clauses (a) through (e) or (g) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements and by the same agreements entered into by our Sponsor with respect to such securities;

•        the Placement Units, purchased by the Sponsor will be worthless if a Business Combination is not consummated;

•        the Sponsor has agreed that the Placement Units and the underlying securities, will not be sold or transferred by it until after Arogo has completed a Business Combination, subject to limited exceptions;

•        the fact that our Sponsor paid an aggregate of $25,000 for the founder shares, or approximately $0.009 per founder share. As a result of this low initial price, our Sponsor, its affiliates and our management team stand to make a substantial profit even if an initial Business Combination subsequently declines in value or is unprofitable for our public stockholders;

•        the fact that the value of the founder shares and the private placement shares following completion of our initial Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of our common stock at such time is substantially less than $10.00 per share;

•        the fact that Sponsor has agreed not to redeem any of the Founders Shares in connection with a stockholder vote to approve a proposed initial Business Combination;

•        if Arogo does not complete an initial Business Combination by December 29, 2022 (or March 29, 2023 if Arogo has filed a proxy statement, registration statement or similar filing for an initial Business Combination by December 29, 2022 or September 29, 2023, if Arogo exercises its right to seek two extensions for an additional three months each pursuant to the Arogo Charter by depositing additional funds into its Trust Account), the proceeds from the sale of the Placement Units will be included in the liquidating distribution to Arogo’s Public Stockholders and the Placement Units will be worthless; and

•        if the Trust Account is liquidated, including in the event Arogo is unable to complete an initial Business Combination within the required time period, the Sponsor has agreed to indemnify Arogo to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share by the claims of prospective target businesses with which Arogo has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Arogo, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

SELECTED HISTORICAL FINANCIAL INFORMATION OF AROGO

The summary statement of balance sheet data as of June 30, 2022, and December 31, 2021, and the summary statement of operations data for the six months ended June 30, 2022, the period from June 9, 2021 (inception) through June 30, 2021, and for the period from June 9, 2021 (inception) through December 31, 2021, are derived from Arogo’s unaudited and audited financial statements included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Arogo” and Arogo’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Six Months Ended June 30, 2022	For the Period from June 9, 2021 (inception) Through June 30, 2021	For the Period from June 9, 2021 (inception) Through December 31, 2021
Income Statement Data:
Loss from operations	$(766,723)	$(4,117)	$(147,291)
Net loss	$(678,853)	$(4,117)	$(147,291)
Weighted average shares outstanding, basic and diluted	2,746,051	2,500,000	2,594,563
Basic and diluted net loss per share	$(0.25)	$(0.00)	$(0.06)
	June 30, 2022	December 31, 2021
Balance Sheet Data:
Cash and marketable securities held in Trust Account	$105,140,361	$105,052,500
Total assets	$105,519,549	$106,049,087
Total liabilities	$4,009,982	$3,860,667
Class A common stock subject to possible redemption	$105,052,500	$105,052,500
Total shareholders’ deficit	$(3,542,933)	$(2,864,080)

SELECTED HISTORICAL FINANCIAL INFORMATION OF EON REALITY

The summary statement of balance sheet data as of June 30, 2022 (unaudited), and December 31, 2021 (audited) and December 31, 2020 (audited), and the summary statement of operations data for the six months ended June 30, 2022 (unaudited), and June 30, 2021 (unaudited), and for the years ended December 31, 2021 (audited) and December 31, 2020 (audited) are derived from EON’s unaudited and audited financial statements included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EON” and EON’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021	For the Year ended December 31, 2021	For the Year ended December 31, 2020
Income Statement Data:
Loss from operations	$(3,201,000)	$(1,595,000)	$(4,149,783)	$3,596,448
Net loss	$(2,708,000)	$(1,900,000)	$(4,940,951)	$2,023,089
Weighted average shares outstanding, basic and diluted	47,757,237	47,214,058	47,221,428	46,896,233
Basic and diluted net loss per share	$(0.06)	$(0.04)	$(0.11)	$0.04
	June 30, 2022	December 31, 2021	December 31, 2020
Balance Sheet Data:
Total assets	$11,385,000	$12,789,998	$9,663,622
Total liabilities	$66,969,000	$67,786,311	$62,115,495
Total shareholders’ deficit	$(55,584,000)	$(54,996,313)	$(52,451,873)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this this proxy statement/prospectus.

The following summary unaudited pro forma condensed combined financial data (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination. The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, although Arogo will acquire all of the outstanding equity interests of EON Reality in the Business Combination, Arogo will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of EON Reality issuing shares for the net assets of Arogo, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of EON Reality. The summary unaudited pro forma condensed combined balance sheet as of June 30, 2022, gives effect to the Business Combination as if it had occurred on June 30, 2022. The summary unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022, and for the year ended December 31, 2021, gives effect to the Business Combination as if it had occurred on January 1, 2021.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement /prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Arogo and EON Reality for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the combined company following the reverse recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Common Stock:

•        Assuming No Redemptions:    This presentation assumes that no Public Shareholders of Arogo exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Assuming Maximum Redemptions:    This presentation assumes that 9,148,605 Public Shares are redeemed upon consummation of the Business Combination for aggregate redemption payments of $92.9 million, assuming a $10.15 per share redemption price upon consummation of the Business Combination. The maximum redemption amount reflects the maximum number of the Arogo’s Public Shares that can be redeemed without violating the conditions of the Merger Agreement or the requirement of Arogo’s current Amended and Restated Certificate of Incorporation that Arogo cannot redeem Public Shares if it would result in Arogo having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

	Pro Forma Combined
(in thousands, except share and per share amounts)	Assuming No Redemptions	Assuming Maximum Redemptions
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For the Six Months Ended June 30, 2022
Net loss	$(3,084)	$(3,084)
Net loss per share – basic and diluted	$(0.04)	$(0.05)
Weighted average shares outstanding of common stock – basic and diluted	69,259,026	59,767,347
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For the Year Ended December 31, 2021
Net loss	$(37,619)	$(34,189)
Net loss per share – basic and diluted	$(0.55)	$(0.57)
Weighted average shares outstanding of common stock – basic and diluted	68,995,403	59,503,724
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data As of June 30, 2022
Total assets	$104,354	$11,418
Total liabilities	$53,788	$53,788
Total stockholders’ equity (deficit)	$50,566	$(42,370)

UNAUDITED HISTORICAL COMPARATIVE AND
PRO FORMA COMBINED PER SHARE DATA OF AROGO AND EON REALITY

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this this proxy statement/prospectus.

The following table sets forth summary historical comparative share information for Arogo and EON Reality and unaudited pro forma condensed combined per share information of Arogo after giving effect to the Business Combination, presented under the two assumed redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that no Public Shareholders of Arogo exercise redemption rights with respect to their Public Shares.

•        Assuming Maximum Redemptions:    This presentation assumes that 9,148,605 Public Shares are redeemed upon consummation of the Business Combination for aggregate redemption payments of $92.9 million, assuming a $10.15 per share redemption price upon consummation of the Business Combination. The maximum redemption amount reflects the maximum number of the Arogo’s Public Shares that can be redeemed without violating the conditions of the Merger Agreement or the requirement of Arogo’s current Amended and Restated Certificate of Incorporation that Arogo cannot redeem Public Shares if it would result in Arogo having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The selected unaudited pro forma condensed combined book value information as of June 30, 2022 gives pro forma effect to the Business Combination as if consummated on June 30, 2022. The selected unaudited pro forma condensed combined net loss per share and weighted average shares outstanding information for the six months ended June 30, 2022 and the year ended December 31, 2021 gives pro forma effect to the Business Combination as if consummated on January 1, 2021, the beginning of the earliest period presented.

This information is only a summary and should be read in conjunction with the historical financial statements and accompanying notes of Arogo and EON Reality included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information of Arogo and EON Reality is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and accompanying notes included elsewhere in this proxy statement/statement/prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined loss per share information below does not purport to represent the loss per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of Arogo and EON Reality would have been had the companies been combined during the periods presented.

Arogo is providing the following comparative per share information to assist you in your analysis of the financial aspects of the Business Combination.

(in thousands, except share and per share amounts)

			Pro Forma Combined
	EON Reality (Historical)	Arogo (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
As of and For the Six Months Ended June 30, 2022
Net loss	$(2,708)	$(679)	$(3,086)	$(3,086)
Stockholders’ (deficit) equity	$(55,584)	$(3,543)	$50,567	$(42,369)
Book value per share(1)	—	$(1.29)	$0.73	$(0.71)
Weighted average shares outstanding, basic and diluted	—	2,746,051	69,259,026	59,767,347
Net loss per share, basic and diluted	—	$(0.25)	$(0.04)	$(0.05)
As of and For the Year Ended December 31, 2021
Net loss	$(4,941)	(147)	(37,621)	(34,191)
Weighted average shares outstanding, basic and diluted	—	2,594,563	68,995,403	59,503,724
Net loss per share, basic and diluted	—	$(0.06)	$(0.55)	$(0.57)

____________

(1)      Book value per share means total stockholders’ equity (deficit) divided by common stock outstanding.

MARKET PRICE AND DIVIDEND INFORMATION

Arogo

Holders of Arogo

As of the Record Date, there were ______ holders of record of Arogo Common Stock, and ______ holders of record of Warrants and ______ holders of Units.

Dividend Policy of Arogo

Arogo has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of its initial business combination.

Dividend Policy of EON Reality

EON Reality has not paid any cash dividends on its stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. EON Reality is also party to debt agreements with covenants that limit EON Reality’s ability to pay dividends or make distributions with respect to its common stock. All of such debt agreements will convert to common stock upon completion of the Business Combination and will no longer limit EON Reality’s ability to pay dividends.

Dividend Policy of the Combined Entity Following the Business Combination

The Combined Entity intends to retain future earnings, if any, for future operations and expansion and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any cash dividends in the future will be at the sole discretion of the Combined Entity’s board of directors, and will depend upon the Combined Entity’s revenue earnings, if any, available cash, current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, general financial condition subsequent to completion of the Business Combination and such other factors as the Combined Entity’s board of directors may deem relevant.

EON Reality

There is no public market for any of EON Reality equity securities.

RISK FACTORS

This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Arogo and the Business Combination

•        Arogo’s stockholders can exercise redemption rights with respect to a large number of Arogo’s shares, which may impair Arogo to complete the Business Combination or optimize its capital structure.

•        You may be unable to ascertain the merits or risks of EON Reality’s operations. There is no assurance that Arogo’s diligence will reveal all material risks that may be present with regard to EON.

•        The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” may not be representative of EON Reality Holdings’ financial condition or results of operations if the Business Combination is consummated.

•        The Combined Entity’s ability to be successful following the Business Combination will depend upon the efforts of the Combined Entity’s board of directors and key personnel and the loss of such persons could negatively impact the operations and profitability of EON Reality Holdings’ business.

•        The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of EON Reality Holdings common stock at such time is substantially less than $10.00 per share.

•        Arogo’s and EON Reality’s stockholders may not realize a benefit from the Business Combination commensurate with the dilution they will experience in connection with the Business Combination and the PIPE.

•        During the pendency of the Business Combination, Arogo and EON Reality may not be able to enter into a business combination with another party because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

•        Delaware law and EON Reality Holdings’ Amended Charter and bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

•        The Amended Charter will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all which could limit the ability of EON Reality Holdings stockholders to choose the judicial forum for disputes.

Risks Related to Ownership of EON Reality Holdings Common Stock

•        An active market for EON Reality Holdings’ securities may not develop, which would adversely affect the liquidity and price of EON Reality Holdings’ securities.

•        The market price of EON Reality Holdings’ common stock may decline. You may not receive any return on investment.

•        Nasdaq may delist EON Reality Holdings’ securities from trading on its exchange.

•        There are no current plans to pay cash dividends on the EON Reality Holdings common stock for the foreseeable future.

•        EON Reality Holdings stockholders may experience dilution in the future.

•        Securities or industry analysts may not publish research or reports about EON Reality Holdings’ business.

•        Future sales, or perceived future sales by EON Reality Holdings or its stockholders in the public market could cause the market price for EON Reality Holdings common stock to decline.

•        EON Reality Holdings may redeem unexpired Public Warrants prior to their exercise that is disadvantageous for warrant holders.

Risks Related to Redemption

•        The ability to execute Arogo and EON Reality’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.

•        A stockholder’s decision to redeem its shares may not put such stockholder in a better economic position.

•        Arogo public stockholders may fail to comply with the redemption requirements.

Risks Related to EON Reality Business, Operations, and Industry

•        We have a history of losses and may not achieve or sustain profitability in the future.

•        We have a limited history operating our business at its current scale.

•        Our core value of putting our users first may cause us to forgo short-term gains.

•        We have several key stockholders, which may limit our ability to influence corporate matters.

•        We may be unable to attract new customers. If we are unable to expand into new industries, we may be required to reconsider our growth strategy.

•        Our platform could fail to perform properly due to defects, interruptions, or delays in performance.

•        The markets in which we participate are competitive. We may not be able to successfully manage our growth.

•        Third parties with whom we do business may be unable to honor their obligations to us.

•        Our business is subject to risks generally associated with the higher education industry.

•        We provide service-level agreement commitments related to our platform. If we fail to meet these contractual commitments, we could be obligated to provide refunds of prepaid amounts or other credits, which would lower our revenue and harm our business.

•        If we fail to offer high-quality support, our ability to retain and attract customers could suffer.

•        Acquisitions, strategic investments, partnerships, and alliances could adversely affect our business.

•        Our business could be disrupted by catastrophic events. Health epidemics have had, and could in the future have, an adverse impact on our business.

•        We are exposed to collection and credit risks, which could impact our operating results.

•        Fluctuations in currency exchange rates could harm our operating results and financial condition.

•        Our global operations may subject us to potential adverse tax consequences.

•        Changes in our effective tax rate or tax liability may have an adverse effect on our results of operations.

•        Our estimates or judgments relating to our critical accounting policies could prove to be incorrect.

Risks Related to our Platform and Technology

•        We may fail to make our platform, including new versions or technology advancements, easier to use.

•        Performance problems or defects associated with our platform may adversely affect our business.

•        We or our third-party service providers may experience a security breach. Our business depends on the interoperability of our solutions across third-party platforms.

•        We rely upon third-party providers of cloud-based infrastructure to host our platform.

•        We may fail to obtain, maintain, protect or enforce our intellectual property and proprietary rights. We are and may in the future become subject to intellectual property disputes.

•        We use open source software in our platform, which could negatively affect our ability to sell our services.

Risks Related to our Management, Brand, and Culture

•        The inability to attract and retain executives and employees could harm our business.

•        If we fail to maintain and enhance our brand, our ability to expand our customer base will be impaired.

Risks Related to Laws, Regulations, and the Global Economy

•        We are subject to increasingly stringent laws and industry standards relating to privacy and data security.

•        Adverse changes in the relationship between the United States and China may harm business conditions.

•        Geopolitical conditions resulting from Russia’s invasion of Ukraine may harm business conditions.

•        Changes in laws or regulations may adversely affect our business.

•        Non-compliance with anti-corruption laws can subject us to criminal or civil liability.

•        We are subject to governmental export and import controls and economic sanctions laws.

•        We could be required to collect additional sales, value added or similar taxes.

•        Our ability to use certain tax attributes to offset future taxes may be subject to certain limitations.

•        Any legal proceedings, claims against us, or other disputes could be costly and time-consuming to defend.

Risks Related to Arogo and the Business Combination

The ability of Arogo’s stockholders to exercise redemption rights with respect to a large number of Arogo’s shares may not allow Arogo to complete the Business Combination or optimize its capital structure.

Because the Merger Agreement requires Arogo to have at least $5,000,001 in net tangible assets at Closing (after giving effect to redemptions by Arogo’s public stockholders), Arogo will need to reserve a portion of the cash in the Trust Account to meet such requirements, unless such closing condition is waived by EON Reality. In addition, if a larger number of shares are submitted for redemption than Arogo currently expects, Arogo may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until Arogo liquidates the Trust Account or consummates an alternative initial business combination or upon the occurrence of an Extension or certain other corporation actions as set forth in the Arogo Charter. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time Arogo’s stock may trade at a discount to the pro rata amount per share in the Trust Account or there may be limited market demand at such time. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Arogo’s redemption until Arogo liquidates, consummates an alternative initial business combination, effectuates an Extension or takes certain other actions set forth in the Arogo Charter or you are able to sell your stock in the open market.

You may be unable to ascertain the merits or risks of EON Reality’s operations.

If the Business Combination is consummated, the Combined Entity will be affected by numerous risks inherent in EON Reality’s business operations. See “— Risks Related to EON Reality.” Although Arogo’s management has endeavored to evaluate the risks inherent in the proposed Business Combination with EON Reality, Arogo cannot assure you that it can adequately ascertain or assess all of the significant risk factors. Furthermore, some of these risks may be outside of Arogo’s control. Arogo also cannot assure you that an investment in Arogo’s securities will not ultimately prove to be less favorable to investors in Arogo than a direct investment, if an opportunity were available, in EON Reality. In addition, if Arogo’s stockholders do not believe that the prospects for the Business Combination are promising, a greater number of stockholders may exercise their redemption rights, which may make it difficult for Arogo to consummate the Business Combination.

There is no assurance that Arogo’s diligence will reveal all material risks that may be present with regard to EON Reality. Subsequent to the completion of the Business Combination, the Combined Entity may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

Arogo cannot assure you that the due diligence Arogo has conducted on EON Reality will reveal all material issues that may be present with regard to EON Reality, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of Arogo’s control will not later arise. EON Reality is aware that Arogo must complete an initial business combination by December 29, 2022 (or September 29, 2023 if Arogo extends the period of time to consummate a business combination). Consequently, EON Reality may have obtained leverage over Arogo in negotiating the Merger Agreement, knowing that if Arogo does not complete the Business Combination, Arogo may be unlikely to be able to complete an initial business combination with any other target business prior to such deadline. In addition, Arogo has had limited time to conduct due diligence. EON Reality is a privately held company and Arogo therefore has made its decision to pursue a business combination with EON Reality on the basis of limited information, which may result in a business combination that is not as profitable as expected, if at all. As a result of these factors, the Combined Entity may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if Arogo’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Arogo’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on Arogo’s liquidity, the fact that Arogo reports charges of this nature could contribute to negative market perceptions about Arogo or Arogo’s securities. In addition, charges of this nature may cause Arogo to violate leverage or other covenants to which it may be subject as a result of it obtaining post-combination debt financing. Accordingly, any stockholders of Arogo who choose to remain stockholders of the Combined Entity following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Arogo’s officers or directors of a duty of care or other fiduciary duty owed by them to Arogo, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” may not be representative of EON Reality Holdings’ financial condition or results of operations if the Business Combination is consummated and accordingly, you will have limited financial information on which to evaluate the financial performance of EON Reality Holdings and your investment decision.

Arogo and EON Reality currently operate as separate companies. Arogo and EON Reality have had no prior history as a combined entity and their respective operations have not previously been managed on a combined basis. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of EON Reality Holdings. The pro forma statement of earnings does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of current market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma

Condensed Combined Financial Statements” has been derived from Arogo’s and EON Reality’s historical financial statements and certain adjustments and assumptions have been made regarding the combined entity after giving effect to the Merger. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have an adverse impact on the pro forma financial information and EON Reality Holdings’ financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect EON Reality Holdings’ financial condition or results of operations following the Closing. Any potential decline in EON Reality Holdings’ financial condition or results of operations may cause significant variations in the stock price of EON Reality Holdings.

Arogo may issue additional shares of common or preferred stock to complete the Business Combination, PIPE Investment or under the 2023 Incentive Plan after completion of the Business Combination, any one of which would dilute the interest of Arogo’s stockholders and likely present other risks.

The Arogo Charter authorizes the issuance of up to 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B Common Stock, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of June 30, 2022 there are currently 89,157,975 authorized but unissued shares of Class A common stock available for issuance, which amount does not take into account shares reserved for issuance upon exercise of outstanding warrants. There are currently 7,412,500 authorized but unissued shares of Class B common stock available for issuance. There are currently no shares of preferred stock issued and outstanding. Arogo may issue a substantial number of additional shares of common or preferred stock to complete the Business Combination, any PIPE Investment or under the 2023 Incentive Plan after completion of the Business Combination. However, the Arogo Charter provides, among other things, that prior to Arogo’s initial business combination, Arogo may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination. These provisions of the Arogo Charter, like all other provisions thereof, may be amended with a stockholder vote. Arogo’s executive officers and directors have agreed, pursuant to a written agreement with Arogo, that they will not propose any amendment to the Arogo Charter that would affect the substance or timing of Arogo’s obligation to redeem 100% of its public shares if Arogo does not complete the initial business combination by December 29, 2022 (or September 29, 2023 if Arogo extends the period of time to consummate a business combination), unless Arogo provides its public stockholders with the opportunity to redeem their shares of Class A common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and working capital released to Arogo), divided by the number of then outstanding public shares.

The issuance of additional shares of common or preferred stock:

•        may significantly dilute the equity interest of existing investors;

•        may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded Arogo’s common stock;

•        could cause a change in control if a substantial number of common stock is issued, which may affect, among other things, Arogo’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of Arogo’s present officers and directors; and

•        may adversely affect prevailing market prices for Arogo’s Units, Class A common stock and/or Warrants.

Failure by EON Reality Holdings to timely file and to obtain and maintain effectiveness of any registration statement required to be filed under the Registration Rights Agreement will result in EON Reality Holdings paying to each PIPE Investor an amount in cash, as liquidated damages, which will adversely affect the operation of the EON Reality Holdings.

The PIPE Investors will be given registration rights in a registration rights agreement (the “Registration Rights Agreement”) pursuant to which, subject to certain exceptions, Arogo will be required to file a resale registration statement for all of the shares of common stock issuable upon conversion of the Arogo’s Class A Common Stock held by the PIPE Investors within 10 days following this proxy statement/prospectus to be filed in connection with the Business Combination and shall be declared effective no later than the Closing of the Business

Combination (the “Initial Registration Statement”). Thereafter, EON Reality Holdings will be required to register and to maintain the registration for all shares underlying the Common Stock until the Effective Date. Failure by EON Reality Holdings to timely file and to obtain and maintain effectiveness of any registration statement required to be filed under the Registration Rights Agreement may result in EON Reality Holdings paying to each PIPE Investor an amount in cash, as liquidated damages and not as a penalty, approximating [    ].

Arogo’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

As of June 30, 2022, we had $105,140,361 in cash held in the Trust Account, and $213,493 held outside of the Trust Account established in connection with our initial public offering, and available for working capital purposes. Further, Arogo incurred and expect to continue to incur significant costs in pursuit of its financing and acquisition plans. Management’s plans to address this need for capital discussed in the section of this proxy statement/prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Arogo.” Arogo cannot assure you that its plans to raise capital or to consummate an initial business combination will be successful. These factors, among others, raise substantial doubt about Arogo’s ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to continue as a going concern.

Arogo is dependent upon its executive officers and directors and their departure could adversely affect Arogo’s ability to operate and to consummate the initial business combination; Arogo’s executive officers and directors also allocate their time to other businesses, thereby causing potential conflicts of interest that could have a negative impact on Arogo’s ability to complete the initial business combination.

Arogo’s operations and its ability to consummate the Business Combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. Arogo believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the Business Combination. Arogo does not have an employment agreement with, or key-man insurance on the life of, any of its executive officers or directors. The unexpected loss of the services of one or more of Arogo’s executive officers or directors could have a detrimental effect on Arogo and the ability to consummate the Business Combination. In addition, Arogo’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the Business Combination. Each of Arogo’s executive officers is engaged in several other business endeavors for which they may be entitled to substantial compensation and Arogo’s directors also serve as officers and board members for other entities. If Arogo’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to Arogo’s affairs which may have a negative impact on Arogo’s ability to consummate the Business Combination.

Certain of Arogo’s officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by Arogo and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

Until Arogo consummates its initial business combination, it intends to engage in the business of identifying and combining with one or more businesses. The Sponsor and Arogo’s officers and directors are, and may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act.

Arogo’s officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. Arogo’s amended and restated certificate of incorporation provides that it renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as

Arogo’s director or officer and such opportunity is one Arogo is legally and contractually permitted to undertake and would otherwise be reasonable for Arogo to pursue, and to the extent the director or officer is permitted to refer that opportunity to Arogo without violating any legal obligation.

In the absence of the “corporate opportunity” waiver in Arogo’s charter, certain candidates would not be able to serve as an officer or director. Arogo believes it substantially benefits from having representatives who bring significant, relevant and valuable experience to its management, and, as a result, the inclusion of the “corporate opportunity” waiver in its amended and restated certificate of incorporation provides it with greater flexibility to attract and retain the officers and directors that Arogo’s feels are the best candidates.

However, the personal and financial interests of Arogo’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause Arogo’s directors and officers to prioritize a different business combination over finding a suitable acquisition target for Arogo’s business combination. Consequently, Arogo’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in Arogo’s stockholders’ best interest, which could negatively impact the timing for a business combination. Arogo is not aware of any such conflicts of interest and does not believe that any such conflicts of interest impacted its search for an acquisition target.

Deferred underwriting fees in connection with the IPO and payable at the consummation of an initial business combination will not be adjusted to account for redemptions by Arogo’s public stockholders; if Arogo’s public stockholders exercise their redemption rights, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase.

The underwriters in the IPO are entitled to deferred underwriting commissions totaling $3,622,500 upon the consummation of an initial business combination, such amounts being held in the Trust Account until the consummation of Arogo’s initial business combination. Such amounts will not be adjusted to account for redemptions of public shares by Arogo’s public stockholders. Accordingly, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase as the number of public shares redeemed increases.

The Combined Entity’s ability to be successful following the Business Combination will depend upon the efforts of the Combined Entity’s board of directors and key personnel and the loss of such persons could negatively impact the operations and profitability of EON Reality Holdings’ post-Business Combination business.

The Combined Entity’s ability to be successful following the Business Combination will be dependent upon the efforts of the Combined Entity’s board of directors and key personnel. Arogo cannot assure you that EON Reality Holdings’ board of directors and key personnel will be effective or successful or remain with the Combined Entity. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Combined Entity’s management to have to expend time and resources helping them become familiar with such requirements.

It is estimated that, pursuant to the Merger Agreement, Arogo’s public stockholders will own approximately 14,5% of the equity interests of the Combined Entity (assuming no redemptions and full and immediate conversion of the Preferred Stock) and Arogo’s management will not be engaged in the management of the Combined Entity’s business. Accordingly, the future performance of the Combined Entity will depend upon the quality of the post-Business Combination board of directors, management and key personnel of the Combined Entity.

Arogo’s key personnel may negotiate employment or consulting agreements with the Combined Entity in connection with the Business Combination. These agreements may provide for them to receive compensation following the Business Combination and as a result, may cause them to have conflicts of interest in determining whether the Business Combination is advantageous.

Arogo’s key personnel may be able to remain with the Combined Entity after the completion of the Business Combination only if they are able to negotiate employment or consulting agreements in connection with the Business Combination. Such negotiations may take place prior to the consummation of the Business Combination and could provide for such individuals to receive compensation in the form of cash payments and/or securities of the Combined

Entity for services they would render to the Combined Entity after the completion of the Business Combination. The personal and financial interests of such individuals may influence their motivation in connection with the consummation of the Business Combination. However, Arogo believes the ability of such individuals to remain with the Combined Entity after the completion of the Business Combination will not be the determining factor in Arogo’s decisions regarding the consummation of the Business Combination. There is no certainty, however, that any of Arogo’s key personnel will remain with the Combined Entity after the consummation of the Business Combination. Arogo cannot assure you that any of its key personnel will remain in senior management or advisory positions with the Combined Entity.

Because Arogo’s Sponsor, officers and directors will lose their entire investment in Arogo if the Business Combination or an alternative business combination is not completed, and because Arogo’s Sponsor, officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether EON Reality was appropriate for Arogo’s initial business combination.

Arogo’s Sponsor, officers and directors currently own 2,587,500 Founder Shares. In addition, the Sponsor purchased an aggregate of 466,150 Placement Units, the Placement Warrants underlying which will be worthless if Arogo does not complete a business combination. The Founder Shares are automatically convertible into the shares of Class A common stock at the Closing. However, the holders of Founder Shares and Placement Shares have agreed (A) to vote any shares owned by them in favor of any proposed business combination, (B) not to redeem any shares in connection with a stockholder vote to approve a proposed initial business combination, and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Placement Shares held by them if Arogo fails to complete an initial business combination within the requisite time period.

The personal and financial interests of Arogo’s officers and directors may have influenced their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. At the closing of Arogo’s initial business combination, its Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Arogo’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Arogo’s behalf. However, Arogo’s Sponsor, officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed. Such financial interests of Arogo’s Sponsor, officers and directors may have influenced their motivation in approving the Business Combination and may influence their motivation for completing the Business Combination.

Some of the Arogo and EON Reality officers and directors may be argued to have conflicts of interest that may influence them to support or approve the Business Combination without regard to your interests.

Certain officers and directors of Arogo and EON Reality participate in arrangements that provide them with interests in the Business Combination that may be different from yours, including, among others, the continued service as an officer or director of EON Reality Holdings, severance benefits, equity grants, continued indemnification and the potential ability to sell an increased number of shares of common stock of EON Reality Holdings. If the Business Combination is not consummated and Arogo is forced to wind up, dissolve and liquidate in accordance with the Arogo Charter, the 2,587,500 Founder Shares currently held by the Sponsor and directors and officers of Arogo, which were initially acquired prior to the Arogo IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares). Such Founder Shares, assuming conversion into shares of Class A common stock, had an aggregate market value of approximately $25,745,625 million based upon the closing price of Arogo’s common stock of $9.95 per share on Nasdaq on June 30, 2022. Accordingly, the Sponsor and Arogo’s current officers and directors have interests that may be different from, or in addition to, your interests as a stockholder.

These interests, among others, may influence the officers and directors of Arogo and EON Reality to support or approve the Merger. For more information concerning the interests of Arogo and EON Reality executive officers and directors, see the sections entitled “The Arogo Business Combination Proposal — Interests of Arogo’s Directors and Officers in the Business Combination” and “The EON Reality Business Combination Proposal — Interests of EON Reality Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus.

Arogo’s stockholders and EON Reality’s stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination and the PIPE, if any.

If EON Reality Holdings is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Arogo’s stockholders and EON Reality’s stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent EON Reality Holdings is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination and the PIPE, if any.

During the pendency of the Business Combination, Arogo and EON Reality may not be able to enter into a business combination with another party because of restrictions in the Merger Agreement, which could adversely affect their respective businesses. Furthermore, certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

Covenants in the Merger Agreement impede the ability of Arogo and EON Reality to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, if the Business Combination is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s stockholders.

If the conditions to the Merger are not met, the Business Combination may not occur.

Even if the Business Combination is approved by the stockholders of Arogo (including each of the required approvals) and EON Reality, specified conditions must be satisfied or waived to complete the Business Combination. These conditions are described in detail in the Merger Agreement and in addition to stockholder consent, include among other requirements, (i) receipt of requisite regulatory approvals and no law or order preventing the transactions, (ii) no pending litigation to enjoin or restrict the Closing, (iii) each party’s representations and warranties being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect), (iv) each party complying in all material respects with its covenants and agreements, (v) no Material Adverse Effect with respect to a party since the date of the Merger Agreement which remains continuing and uncured, (vi) Arogo having net tangible assets of Arogo having at least $5,000,001 in net tangible assets, after giving effect to the redemption of Arogo public stockholders, (vii) the members of the post-Closing board being elected or appointed, (viii) an effective registration statement, (ix) the conditional Nasdaq approval, (x) Arogo having no minimum cash requirement. See “The Business Combination Proposal (Proposal 1) — General Description of the Merger Agreement — Conditions to the Closing” below for a more complete summary. Arogo and EON Reality cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed and such delay may cause Arogo and EON Reality to each lose some or all of the intended benefits of the Business Combination. If the Business Combination does not occur, Arogo may not be able to find another potential candidate for its initial business combination prior to Arogo’s deadline (currently December 29, 2022 (or September 29, 2023 if Arogo extends the period of time to consummate a business combination)), and Arogo will be required to liquidate.

The process of taking a company public by means of a business combination with a special purpose acquisition company (a “SPAC”) is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors. You may not have the same benefits as an investor in an underwritten public offering.

Like other business combination transactions and spin-offs, in connection with the Business Combination, you will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer also will deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors in underwritten public offerings have the benefit of such diligence. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering.

In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities.

In contrast, Arogo and EON Reality have engaged a financial advisor (rather than underwriters) in connection with the Business Combination. The role of a financial advisor typically differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the public sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.

In connection with this proxy statement/prospectus, no parties other than Arogo and EON Reality have conducted an investigation of the disclosure contained herein. In addition, as an unaffiliated investor, you will not be afforded the opportunity to perform your own due diligence investigation of, or otherwise obtain information on, Arogo or EON Reality beyond the information that is contained in this proxy statement/prospectus (or is otherwise publicly available). You therefore may not have the benefit of the same level of review as an investor in an underwritten public offering, who has the benefit of the underwriters’ evaluation and due diligence investigation of the issuer.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, other investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

Arogo may engage one or more of the underwriters from its initial public offering or one of their respective affiliates to provide additional services, which may include acting as a financial advisor in connection with an initial business combination or as placement agent in connection with a related financing transaction. These financial incentives may cause them to have potential conflicts of interest in rendering any such additional services to Arogo, including, for example, in connection with the sourcing and consummation of an initial business combination.

Arogo may engage one or more of the underwriters of its initial public offering or one of their respective affiliates to provide additional services, which may include acting as a financial advisor in connection with an initial business combination or as placement agent in connection with a related financing transaction. In connection with any PIPE, at the Closing, EON Reality Holdings will pay EF Hutton, division of Benchmark Investments, LLC and representative to the underwriters in Arogo’s IPO, as Arogo’s placement agent and capital market advisor, a fee equal to [    ]% of the gross proceeds of the PIPE. Such underwriters are also entitled to receive deferred commissions that are conditioned on the completion of an initial business combination. Such underwriters’ or their respective affiliates’ financial interests tied to the consummation of a business combination transaction may give rise to potential conflicts of interest in providing any such additional services to Arogo, including potential conflicts of interest in connection with the sourcing and consummation of an initial business combination.

There are risks to Arogo stockholders who are not affiliates of the Sponsor of becoming stockholders of the Combined Entity through the Business Combination rather than acquiring securities of EON Reality directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of common stock and warrants in connection therewith, investors will not receive the benefit of an outside independent review of Arogo’s and EON Reality’s respective finances and operations performed in an initial public securities offering. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of FINRA and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

In addition, the Sponsor and Arogo’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of Arogo’s stockholders generally. Such interests may have influenced Arogo’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

Changes in laws or regulations or how such laws or regulations are interpreted or applied, or a failure to comply with any laws or regulations, may adversely affect Arogo’s business, including its ability to negotiate and complete its initial business combination, and results of operations.

Arogo is and will be subject to laws and regulations enacted by national, regional and local governments and, potentially, foreign jurisdictions. In particular, Arogo will be required to comply with certain SEC and other legal requirements, its business combination may be contingent on its ability to comply with certain laws and regulations and any post-business combination company may be subject to additional laws and regulations. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time, including as a result of changes in economic, political, social and government policies, and those changes could have a material adverse effect on Arogo’s business, including its ability to negotiate and complete its initial business combination, and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on its business, including its ability to negotiate and complete its initial business combination, and results of operations.

On March 30, 2022, the SEC issued proposed rules relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; effectively limiting the use of projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940. These rules, if adopted, whether in the form proposed or in revised form, may materially adversely affect Arogo’s ability to negotiate and complete its initial business combination and may increase the costs and time related thereto.

Delaware law and EON Reality Holdings’ certificate of incorporation and bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Amended Charter and EON Reality Holdings’ bylaws that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by EON Reality Holdings’ board of directors and therefore depress the trading price of EON Reality Holdings’ common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the EON Reality Board or taking other corporate actions, including effecting changes in the management of the Combined Entity. Among other things, the Amended Charter and EON Reality Holdings’ bylaws include provisions regarding:

•        a five member board of directors with one-year term;

•        the ability of EON Reality Holdings’ board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        the limitation of the liability of, and the indemnification of, EON Reality Holdings’ directors and officers;

•        the exclusive right of EON Reality Holdings’ board of directors to elect a director to fill a vacancy created by the expansion of EON Reality Holdings’ board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on EON Reality Holdings’ board of directors;

•        the requirement that directors may only be removed from EON Reality Holdings’ board of directors for cause;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•        the requirement that a special meeting of stockholders may be called only by EON Reality Holdings’ board of directors, the chairperson of EON Reality Holdings’ board of directors, EON Reality Holdings’ chief executive officer or EON Reality Holdings’ president (in the absence of a chief executive officer), which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•        the requirement for the affirmative vote of holders of at least 2/3 of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal any provision of the Amended Charter or EON Reality Holdings’ bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in EON Reality Holdings’ board of directors and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•        the ability of EON Reality Holdings’ board of directors to amend the bylaws, which may allow EON Reality Holdings’ board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•        advance notice procedures with which stockholders must comply to nominate candidates to EON Reality Holdings’ board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in EON Reality Holdings’ board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Combined Entity.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in EON Reality Holdings’ board of directors or management.

Any provision of the Amended Charter, EON Reality Holdings’ bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of EON Reality Holdings’ capital stock and could also affect the price that some investors are willing to pay for EON Reality Holdings’ common stock.

The Amended Charter will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between EON Reality Holdings’ and its stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit the ability of EON Reality Holdings’ stockholders to choose the judicial forum for disputes with EON Reality Holdings’ or its directors, officers, or employees.

The Amended Charter, which will become effective upon the Closing, will provide that, unless EON Reality Holdings’ consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, or other employees to EON Reality Holdings’ or its stockholders, (iii) any action arising pursuant to any provision of the DGCL, or the certificate of incorporation or the bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. The Amended Charter will also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of EON Reality Holdings’ securities shall be deemed to have notice of and consented to this provision. This exclusive-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with EON Reality Holdings’ or its directors, officers, or other employees, which may discourage lawsuits against EON Reality Holdings’ and its directors, officers, and other employees. If a court were to find the exclusive-forum provision to be inapplicable or unenforceable in an action, EON Reality Holdings’ may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

In making your investment decision, you should not rely on information in public media that is published by third parties. You should rely only on statements made in this proxy statement/prospectus in determining whether to approve the Business Combination and acquire the Combined Entity’s shares of common stock.

You should carefully evaluate all of the information in this proxy statement/prospectus. Each of Arogo and EON Reality has in the past received, and may continue to receive, a high degree of media coverage, including coverage that may not be directly attributable to statements made by Arogo or EON Reality’s officers and employees, that incorrectly reports on statements made by Arogo or EON Reality’s officers or employees, or that is misleading. Much of this media coverage expresses opinion on the viability of EON Reality’s business, the likelihood of the business combination being completed and other matters. You should rely only on the information contained in this proxy statement/prospectus in determining whether to approve the Business Combination and acquire the Combined Entity’s securities.

EON Reality has broad discretion in the use of the net proceeds post-Closing and may not use them effectively.

EON Reality cannot specify with any certainty the particular uses of the net proceeds that EON Reality will receive pursuant to the Business Combination with Arogo. EON Reality’s management will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and EON Reality may spend or invest these proceeds in a way with which the Combined Entity’s stockholders disagree. The failure by EON Reality’s management to apply these funds effectively could harm EON Reality’s business and financial condition. Pending their use, EON Reality may invest the net proceeds from the offering in a manner that does not produce income or that loses value.

The Combined Entity’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

The Combined Entity is subject to certain reporting requirements of the Exchange Act. The Combined Entity’s disclosure controls and procedures will be designed to reasonably assure that information required to be disclosed in reports to file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Combined Entity believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in the control system, misstatements, or insufficient disclosures due to error or fraud may occur and not be detected.

EON Reality’s management team may not successfully or efficiently manage its transition to being a public company.

As a public company, EON Reality will incur new obligations relating to its reporting, procedures, and internal controls. These new obligations and attendant scrutiny will require investments of significant time and energy from EON Reality’s executives and could divert their attention away from the day-to-day management of EON Reality’s business, which in turn could adversely affect EON Reality’s financial condition or operating results.

The members of EON Reality’s management team have extensive experience leading complex organizations. However, they have limited experience managing a publicly-traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that specifically govern public companies.

EON Reality has agreed to indemnify EON Reality’s officers and directors against lawsuits to the fullest extent of the law.

EON Reality is a California corporation. California law permits the indemnification of officers and directors against expenses incurred in successfully defending against a claim. California law also authorizes California corporations to indemnify their officers and directors against expenses and liabilities incurred because of their being or having been an officer or director. EON Reality’s organizational documents provide for this indemnification to the fullest extent permitted by California law. Prior to, and in no event not later than, the closing of the Business Combination, EON Reality will obtain director and officer liability insurance to cover liabilities EON Reality’s directors and key executive officers may incur in connection with their services to EON Reality. There is no guarantee that such insurance coverage will protect EON Reality from any damages or loss claims filed against it, or that such coverage will be available on reasonable economic terms satisfactory and acceptable to EON Reality.

The underwriters of Arogo’s initial public offering may waive or release parties to the lock-up agreements entered into in connection with this Business Combination, which could adversely affect the price of the Combined Entity’s securities, including its common stock.

EON Reality Holdings, all of EON Reality Holdings’ directors and executive officers, and certain of EON Reality Holdings’ other significant stockholders have entered or will enter into lock-up agreements pursuant to which EON Reality Holdings and they will be subject to certain restrictions with respect to the sale or other disposition of the Combined Entity’s common stock for a period begin at Closing and end the earliest of: (i) the six-month anniversary of the Closing, (ii) on the date on which the closing stock price for EON Reality Holdings common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, and (iii) such date on which EON Reality Holdings completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of EON Reality Holdings’ stockholders having the right to exchange their shares of EON Reality Holdings common stock for cash, securities or other property. The underwriters, at any time and without notice, may release all or any portion of the common stock subject to the foregoing lock-up agreements. See “Underwriting” for more information on these agreements. If the restrictions under the lock-up agreements are waived, then the common stock, subject to compliance with the Securities Act or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of the Combined Entity’s common stock to decline and impair the Combined Entity’s ability to raise capital. Sales of a substantial number of shares upon expiration of the lock-up and market stand-off agreements, the perception that such sales may occur, or early release of these agreements, could cause the market price of Combined Entity’s common stock to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

Anti-takeover effects of certain provisions of Delaware state law could hinder a potential takeover of the Combined Entity.

The Combined Entity is subject to statutory “anti-takeover” provisions under Delaware law; the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 of the DGCL which may prohibit certain business combinations with stockholders owning 15% or more of the Combined Entity’s outstanding voting stock. These anti-takeover provisions and other provisions in the Combined Entity’s Amended Charter and amended and restated bylaws could make it more difficult for stockholders or potential acquirers to obtain control of the Combined Entity’s board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving the Combined Entity. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause the Combined Entity to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in the Combined Entity’s board of directors could cause the market price of the Combined Entity’s common stock to decline.

Certain provisions of the Combined Entity’s amended and restated bylaws are intended to strengthen the position of the Combined Entity’s board of directors in the event of a hostile takeover attempt. These provisions have the effect of providing the Combined Entity’s board of directors with the sole power to fill vacancies on the Combined Entity’s board of directors and providing that stockholders may only call a special meeting by the request, in writing, of stockholders owning individually or together ten percent (10%) or more of the entire capital stock of the corporation issued and outstanding and entitled to vote.

Therefore, the provisions of the Control Share Acquisition Act do not apply to acquisitions of the Combined Entity’s shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the Control Share Acquisition Act may discourage companies or persons interested in acquiring a significant interest in or control of the Combined Entity, regardless of whether such acquisition may be in the interest of the Combined Entity’s stockholders.

The Combined Entity may include provisions in its certificate of incorporation that may discourage a third party from making a proposal to acquire us, even if some of its stockholders might consider the proposal to be in their best interests. For example, the Combined Entity may amend its certificate of incorporation to authorize its board of directors to issue one (1) or more classes or series of preferred stock that could discourage or delay a tender offer or change in control. In addition, the Combined Entity may enter into a stockholder rights plan, commonly known as a “poison pill,” that may delay or prevent a change of control.

Provisions in the Amended Charter and Delaware law may have the effect of discouraging lawsuits against the Combined Entity directors and officers.

The Amended Charter requires, unless the Combined Entity consents in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on the Combined Entity’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to the Combined Entity or the Combined Entity’s stockholders, (iii) any action asserting a claim against the Combined Entity, the Combined Entity’s directors, officers or employees arising pursuant to any provision of the DGCL or the Amended Charter or the Combined Entity’s bylaws, or (iv) any action asserting a claim against the Combined Entity, the Combined Entity’s directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a Court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although the Combined Entity believes this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a Court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against the Combined Entity’s directors and officers, although the Combined Entity’s stockholders will not be deemed to have waived the Combined Entity’s compliance with federal securities laws and the rules and regulations thereunder.

The Combined Entity’s bylaws further provide that, unless the Combined Entity consents in writing to an alternative forum, the United States District Court for the Southern District of Florida will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The Combined Entity’s bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of the Combined Entity’s capital stock will be deemed to have notice of and to have consented to this choice of forum provision. The Combined Entity recognizes that the forum selection clause in the Combined Entity’s bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Florida. Additionally, the forum selection clause in the Combined Entity’s bylaws may limit the Combined Entity’s stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or the Combined Entity’s directors, officers or employees, which may discourage such lawsuits against us and the Combined Entity’s directors, officers and employees even though an action, if successful, might benefit the Combined Entity’s stockholders. If a court were to find these exclusive-forum provisions in the Combined Entity’s certificate of incorporation or bylaws to be inapplicable or unenforceable in an action, the Combined Entity may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm the Combined Entity’s business. Nothing in the Combined Entity’s certificate of incorporation or bylaws will preclude stockholders that assert claims under the Securities Act or the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

Following the consummation of the Business Combination, EON Reality Holdings will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, EON Reality Holdings will face increased legal, accounting, administrative and other costs and expenses as a public company that EON REALITY does not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require EON Reality Holdings to carry out activities EON Reality has not done previously. For example, EON Reality Holdings will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified, EON Reality Holdings could incur additional costs rectifying those issues, and the existence of those issues could adversely affect EON Reality Holdings’ reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with EON Reality Holdings’ status as a public company may make it more difficult to attract and retain qualified persons to serve on the EON Reality Holdings Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require EON Reality Holdings to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

If third parties bring claims against Arogo, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.15 per share.

Arogo’s placing of funds in trust may not protect those funds from third party claims against Arogo. Although Arogo has sought to have all vendors and service providers it engages and prospective target businesses it negotiated with execute agreements with Arogo waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Arogo’s public stockholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with Arogo, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of Arogo’s public stockholders. If Arogo is unable to complete a business combination and distribute the proceeds held in trust to Arogo’s public stockholders, the Sponsor has agreed (subject to certain exceptions described elsewhere in this proxy statement/prospectus) that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.15 per share by the claims of target businesses or claims of vendors or other entities that are owed money by Arogo for services rendered or contracted for or products sold to Arogo. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account may be less than $10.15, plus interest, due to such claims.

Additionally, if Arogo is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Arogo’s which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Arogo’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Arogo’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, Arogo may not be able to return to Arogo’s public stockholders at least $10.15. The Sponsor may not have sufficient funds to satisfy its indemnity obligations, as its only assets are securities of Arogo. Arogo has not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Arogo’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.15 per public share.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.15 per public share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.15 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.15 per share.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our Board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If EON Reality Holdings does not file and maintain a current and effective prospectus relating to the common stock issuable upon exercise of the warrants, holders will only be able to exercise such warrants on a “cashless basis.”

If EON Reality Holdings does not file and maintain a current and effective prospectus relating to the common stock issuable upon exercise of the warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of common stock that holders will receive upon exercise of the warrants will be fewer than it would have been had such holder exercised its warrant for cash. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their warrants for cash if a current and effective prospectus relating to the common stock issuable upon exercise of the warrants is available. Under the terms of the warrant agreement, EON Reality Holdings has agreed to use its best efforts to meet these conditions and to file and maintain a current and effective prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, EON Reality Holdings cannot assure you that it will be able to do so. If EON Reality Holdings is unable to do so, the potential “upside” of the holder’s investment in EON Reality Holdings may be reduced or the warrants may expire worthless.

Even if Arogo consummates the Business Combination, there is no guarantee that the warrants will ever be in the money; they may expire worthless or the terms of warrants may be amended.

The exercise price for the warrants is $11.50 per share of common stock. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

In addition, Arogo’s warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Arogo. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any other change. Accordingly, Arogo may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants approve of such amendment. Although Arogo’s ability to amend the terms of the warrants with the consent of at least a majority of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares and their respective affiliates and associates have of common stock purchasable upon exercise of a warrant.

Arogo’s warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Arogo’s warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with Arogo.

Arogo’s warrant agreement will provide that, subject to applicable law, (i) any action, proceeding or claim against Arogo arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that Arogo irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Arogo will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of Arogo’s warrants shall be deemed to have notice of and to have consented to the forum provisions in Arogo’s warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Arogo’s warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Arogo, which may discourage such lawsuits. Alternatively, if a court were to find this provision of Arogo’s warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Arogo’s may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Arogo’s business, financial condition and results of operations and result in a diversion of the time and resources of Arogo’s management and board of directors.

Arogo has no obligation to net cash settle the warrants.

In no event will Arogo have any obligation to net cash settle the warrants. Furthermore, there are no contractual penalties for failure to deliver securities to the holders of warrants upon consummation of an initial business combination, including the Business Combination, or exercise of the warrants. Accordingly, the warrants may expire worthless.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by our current amended and restated certificate of incorporation and bylaws and applicable laws. We may not waive the condition that our stockholders approve the Business Combination. Please see the section entitled “The Business Combination Proposal (Proposal 1) — General Description of the Merger Agreement — Conditions to the Closing” for additional information.

The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Merger Agreement, would require Arogo to agree to amend the Merger Agreement to consent to certain actions or to waive rights that we are entitled to under those agreements. Such events could arise because of changes in the course of EON Reality business, a request by EON Reality to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on EON Reality’s business and would entitle Arogo to terminate the Merger Agreement, as applicable. In any of such circumstances, it would be in the discretion of Arogo, acting through its Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for Arogo and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, we do not believe there will be any changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.

The Combined Entity may redeem the unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

The Combined Entity has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date the Combined Entity sends the notice of redemption to the warrant holders. If and when the warrants become redeemable by the Combined Entity, the Combined Entity may exercise its redemption right even if the Combined Entity is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Additionally, ninety (90) days after the warrants become exercisable, EON Reality Holdings may redeem all (but not less than all) of the outstanding warrants at $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption (during which time the holders may exercise their warrants prior to redemption for the number of shares set forth in the table under the section captioned “Description of Securities — Warrants — Redemption of Warrants — Redemption of Warrants for common stock”) if the following conditions are satisfied: (i) the last reported sale prices of EON Reality Holdings common stock equals or exceeds $18.00 (as may be adjusted for stock splits, stock dividends, reorganizations, recapitalizations or the like) for any 20 trading days within a 30 trading-day period ending on the trading day prior to the date the Combined Entity sends the notice; (ii) the private placement warrants are also concurrently exchanged at the same price as the outstanding Public Warrants; and (iii) there is an effective registration statement covering the issuance of the shares of EON Reality Holdings common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given. In either case, redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

We have not registered the shares of common stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise Public Warrants, thus precluding such investor from being able to exercise its Public Warrants except on a cashless basis and potentially causing such Public Warrants to expire worthless.

We have not registered the shares of common stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of common stock issuable upon exercise of the warrants and thereafter will use our best efforts to cause the same to become effective within 60 business days following our initial business combination and to maintain a current prospectus relating to the common stock issuable upon exercise of the Public Warrants, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the Public Warrants are not registered under the Securities Act, we will be required to permit holders to exercise their Public Warrants on a cashless basis. However, no Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if our common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any Public Warrant, or issue securities or other compensation in exchange for the Public Warrants in the event that we are unable to register or qualify the shares underlying the Public Warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the Public Warrants is not so registered or qualified or exempt from registration or qualification, the holder of such Public Warrant shall not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In such event, holders who acquired their Public Warrants as part of a purchase of public units will have paid the full unit purchase price solely for the shares of common stock included in the public units. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the IPO. However, there may be instances in which holders of our Public Warrants may be unable to exercise such Public Warrants but holders of our private warrants may be able to exercise such private warrants.

The Combined Entity may be a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, may qualify for exemptions from certain corporate governance requirements. If the Combined Entity relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon the Closing, depending on the number of shares of common stock redeemed by the Combined Entity’s public stockholders, the former EON Reality equity holders may control a majority of the voting power of the Combined Entity’s outstanding common stock, and the Company may then be a “controlled company” within the meaning of applicable rules of Nasdaq upon the Closing of the Business Combination. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

•        that a majority of the board consists of independent directors;

•        for an annual performance evaluation of the nominating and corporate governance and compensation committees;

•        that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

While EON Reality does not intend to rely on these exemptions, the Combined Entity may use these exemptions now or in the future. As a result, the Combined Entity’s stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

The future exercise of registration rights may adversely affect the market price of our common stock.

Certain of our stockholders will have registration rights for restricted securities. We are obligated to register certain securities, including all of the shares of common stock held by the Sponsor and shares of common stock received by certain significant EON Reality stockholders as part of the Business Combination. We are obligated to (i) file a resale “shelf” registration statement to register such securities (and any shares of EON Reality common stock into which they may be exercised following the consummation of the Business Combination) within 15 business days after of the Closing and (ii) use reasonable best efforts to cause such registration statement to be declared effective by the SEC as soon as reasonably practicable after the filing. In addition, we are obligated to register all of the shares of Arogo’s Class A Common Stock issued in the PIPE Investment. We will file a registration statement with respect to all of those shares that we have agreed to have declared effective on the closing of the initial business combination. Sales of a substantial number of shares of common stock pursuant to the resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of our stockholders do not agree.

Our current amended and restated certificate of incorporation does not provide a specified maximum redemption threshold, except that we will not redeem our public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 upon consummation of our initial business combination (such that we are not subject to the SEC’s “penny stock” rules). As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by the Combined Entity or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement/prospectus) at the special meeting.

In the event the aggregate cash consideration we would be required to pay for all shares of common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all shares of common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

There may be sales of a substantial amount of the Combined Entity’s common stock after the Business Combination by Arogo’s current stockholders, and these sales could cause the price of the Combined Entity’s common stock to fall.

After the Business Combination, on a pro forma basis, there will be approximately 69,259,026 million shares of common stock outstanding (assuming no redemptions by Arogo stockholders). In addition, we are obligated to have a registration statement declared effective covering all of the shares of Arogo’s Class A Common Stock sold in the PIPE at the time of closing of the Business Combination (the “Initial Registration Statement”). Of Arogo’s issued and outstanding shares that were issued prior to the Business Combination, all will be freely transferable, except for any shares held by Arogo’s “affiliates,” as that term is defined in Rule 144 under the Securities Act. Following completion of the Business Combination, and prior to the PIPE, approximately 4.3% of the Combined Entity’s outstanding common stock will be held by the Sponsor. This percentage does not take into account (i) the issuance of up to 2.5 million shares (or options to acquire shares) to the former EON Reality option holders under the 2023 Incentive Plan, (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 10,816,150 shares of common stock that will remain outstanding following the Business Combination or any additional Placement Warrants that Arogo may issue to the Sponsor to repay working capital loans owed by Arogo to the Sponsor (currently none outstanding), (iii) any shares of common stock surrendered by former EON Reality securityholders after the consummation of the Business Combination as indemnification payments pursuant to the terms of the Merger Agreement, or (iv) and shares issuable upon conversion of the Preferred Stock.

Future sales of the Combined Entity’s common stock may cause the market price of its securities to drop significantly, even if its business is doing well.

Arogo entered into a registration rights agreement with respect to the Founder Shares, shares of Arogo Common Stock underlying the Placement Warrants and all shares issued to a holder with respect to the securities referred above by way of any stock split, stock dividend, recapitalization, combination of shares, acquisition, consolidation, reorganization, share exchange, or similar event, which securities Arogo collectively refer to as “registrable securities.” Under the registration rights agreement, Arogo has agreed to register for resale under a registration statement all of the shares held by holders of Founder Shares and issuable upon conversion of Arogo warrants. The Sponsor is also entitled to a number of demand registration rights. Holders of registrable securities will also have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Business Combination.

Upon effectiveness of the registration statements Arogo files pursuant to the registration rights agreements, these parties may sell large amounts of Arogo Common Stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in Arogo’s stock price or putting significant downward pressure on the price of Arogo Common Stock.

Sales of substantial amounts of Arogo Common Stock in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price of Arogo Common Stock and make it difficult for it to raise funds through securities offerings in the future.

Future resales of EON Reality Holdings’ common stock after the consummation of the Business Combination may cause the market price of EON Reality Holdings’ securities to drop significantly, even if EON Reality Holdings’ business is doing well.

In connection with the Business Combination, certain EON Reality Stockholders and certain of EON Reality’s officers and directors entered into a lock-up agreement pursuant to which they will be contractually restricted from selling or transferring any of (i) their shares of EON Reality Holdings’ common stock held immediately following the Closing and (ii) any of their shares of EON Reality Holdings’ common stock that result from converting securities held immediately following the Closing (the “Lock-up Shares”). Such restrictions begin at Closing and ending on the earlier of (x) 365 days from the Closing and (y) the date EON Reality Holdings completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the EON Reality Holdings stockholders having the right to exchange their shares of EON Reality Holdings common stock for cash, securities or other property.

The Sponsor is subject to a lock-up pursuant to a letter agreement, entered into at the time of the IPO, among Arogo, the Sponsor and the other parties thereto, pursuant to which the Sponsor is subject to a lock-up beginning on the Closing and end the earliest of: (i) the six-month anniversary of the Closing, (ii) on the date on which the closing stock price for EON Reality Holdings common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, and (iii) such date on which Arogo completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Arogo stockholders having the right to exchange their shares of Arogo Common Stock for cash, securities or other property.

However, following the expiration of such lock-ups, the Sponsor and the holders of Lock-Up Shares will not be restricted from selling shares of EON Reality Holdings’ common stock held by them, other than by applicable securities laws. Additionally, any PIPE Investors will not be restricted from selling any of their shares of EON Reality Holdings’ common stock following the closing of the Business Combination, other than by applicable securities laws. As such, sales of a substantial number of shares of EON Reality Holdings common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of EON Reality Holdings common stock. Upon completion of the Business Combination, the Sponsor and the holders of Lock-Up Shares (including the shares of EON Reality Holdings common stock issued as awards as a result of conversion of EON Reality common stock that were reserved for issuance pursuant to EON Reality’s outstanding stock options and unvested restricted stock units outstanding as of immediately prior to the Closing) will collectively beneficially own approximately 8% of the outstanding shares of EON Reality Holdings common stock, assuming that no additional public stockholders redeem their public shares in connection with the Business Combination. Assuming maximum redemption, approximately 9 million public shares are redeemed in connection with the Business Combination, in the aggregate, the ownership of the Sponsor and the EON Reality Stockholders would rise to 12.6% of the outstanding shares of EON Reality Holdings common stock (including the shares of EON Reality common stock reserved in respect of EON Reality’s outstanding stock options and unvested restricted stock units outstanding as of immediately prior to the Closing that will be converted into awards based on EON Reality Holdings common stock).

The shares held by Sponsor and the Lock-Up Stockholders may be sold after the expiration of their applicable lock-up periods. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in EON Reality Holdings share price or the market price of EON Reality Holdings common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Board will not have the ability to adjourn the meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The Board is seeking approval to adjourn the meeting to a later date or dates if, at the meeting, the business combination proposal is not approved. If the adjournment proposal is not approved, the Board will not have the ability to adjourn the meeting to a later date and, therefore, the Business Combination would not be completed.

Arogo and EON Reality have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Arogo if the Business Combination is not completed.

Arogo and EON Reality expect to incur significant transaction and transition costs associated with the Business Combination and operating as a public company following the Closing. Arogo and EON Reality may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by EON Reality Holdings following the Closing. As disclosed in Notes to the Unaudited Pro Forma Condensed Combined Financial Information, expected transaction costs in consummating the Business Combination and related transactions are approximately $12.6 million, approximately $4.7 million of which are attributable to Arogo and approximately $7.9 million of which are attributable to EON Reality. Even if the Business Combination is not completed, Arogo expects to incur approximately $[    ] million in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by Arogo if the Business Combination is not completed.

If the funds held outside of Arogo’s Trust Account are insufficient to allow it to operate until at least December 29, 2022 (or up to September 29, 2023 if Arogo extends the maximum time to complete an initial business combination), Arogo’s ability to complete an initial business combination may be adversely affected.

Arogo believes the funds available to it outside of the Trust Account will be sufficient to allow it to operate until it completes its business combination; however, Arogo cannot assure you that its estimate is accurate. If Arogo is required to seek additional capital, it would need to borrow funds from the Sponsor, management team or other third parties to operate or may be forced to liquidate. Neither the Sponsor, members of Arogo’s management team nor any of their affiliates is under any obligation to advance funds to Arogo in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to Arogo upon completion of Arogo’s initial business combination. Up to $1,500,000 of such loans may be convertible into Working Capital Units at a price of $10.00 per unit at the option of the lender. The additional Working Capital Units beyond the Working Capital Units underlying the initial $1,500,000 in working capital loans as described in the Arogo’s IPO prospectus will only be issuable upon the approval of Arogo’s stockholders. The Working Capital Units would be identical to the Placement Units. As of June 30, 2022, there were no outstanding working capital loans. Prior to the completion of Arogo’s initial business combination, it does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as Arogo does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. If Arogo is unable to complete its initial business combination because it does not have sufficient funds available to it, Arogo will be forced to cease operations and liquidate the Trust Account. Consequently, Arogo’s public stockholders may only receive an estimated $10.15 per share, or possibly less, on its redemption of its public shares, and its warrants will expire worthless.

Arogo’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about Arogo’s ability to continue as a going concern, since Arogo will cease all operations except for the purpose of liquidating if it is unable to complete an initial business combination by December 29, 2022 (or September 29, 2023, if Arogo has extended the maximum time).

As of June 30, 2022, Arogo had $213,493 in cash held outside of the Trust Account for its working capital needs. Arogo has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. Arogo may need to raise additional funds in order to meet the expenditures required for operating its business. Further, if Arogo’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, Arogo may have insufficient funds available to operate its business prior to its initial business combination. Moreover, Arogo may need to obtain additional financing either to complete its initial business combination or because it becomes obligated to redeem a significant number of its public shares upon completion of its initial business combination, in which case it may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, Arogo would only complete such financing simultaneously with the completion of its initial business combination. If Arogo is unable to complete its initial business combination because it does not have sufficient funds available to it, it will be forced to cease operations and liquidate the Trust Account. In addition, following Arogo’s initial business combination, if cash on hand is insufficient, Arogo may need to obtain additional financing in order to meet its obligations. While Arogo intends to complete the Business Combination before December 29, 2022 (or September 29, 2023, if Arogo has extended the time it has to complete a business combination for the maximum time), there are no assurances that this will happen. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about Arogo’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Resources could be wasted in researching acquisitions that are not completed (including the proposed Business Combination), which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If Arogo has not completed its initial business combination within the required time period, its public stockholders may receive only approximately $10.15 per share, or less than such amount in certain circumstances, on the liquidation of its Trust Account and its warrants will expire worthless.

Arogo anticipates that the investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If Arogo decides not to complete a specific initial business combination, such as the proposed Business Combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if we reach an agreement relating to a specific target business, such as EON Reality, Arogo may fail to complete its initial business combination for any number of reasons including those beyond its control. Any such event will result in a loss to Arogo of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If Arogo is unable to complete our initial business combination, its public stockholders may receive only approximately $10.15 per share on the liquidation of its Trust Account and its warrants will expire worthless.

Arogo’s ability to consummate an initial business combination may be adversely affected by economic uncertainty and volatility in the financial markets, including as a result of the military conflict in Ukraine.

In late February 2022, Russian military forces invaded Ukraine. Russia’s invasion, the responses of countries and political bodies to Russia’s actions, and the potential for wider conflict may increase financial market volatility and could have adverse effects on regional and global economic markets, including the markets for certain securities and commodities. Following Russia’s actions, various countries, including the United States, Canada, the United Kingdom, Germany, and France, as well as the European Union, issued broad-ranging economic sanctions against Russia. The sanctions consist of the prohibition of trading in certain Russian securities and engaging in certain private transactions, the prohibition of doing business with certain Russian corporate entities, large financial institutions, officials and persons, and the freezing of Russian assets. The sanctions include a possible commitment by certain countries and the European Union to remove selected Russian banks from the Society for Worldwide Interbank Financial Telecommunications, commonly called “SWIFT”, the electronic network that connects banks globally, and imposed restrictive measures to prevent the Russian Central Bank from undermining the impact of the sanctions. A number of large corporations and U.S. states have also announced plans to curtail business dealings with certain Russian businesses.

The imposition of the current sanctions (and potential imposition of further sanctions in response to continued Russian military activity) and other actions undertaken by countries and businesses may adversely impact various sectors of the Russian economy, and the military action has severe impacts on the Ukrainian economy, including its exports and food production. The duration of ongoing hostilities and corresponding sanctions and related events cannot be predicted and may result in a negative impact on the markets and thereby may negatively impact Arogo’s ability to consummate a business combination.

Risks Related to Ownership of EON Reality Holdings Common Stock

An active market for EON Reality Holdings’ securities may not develop, which would adversely affect the liquidity and price of EON Reality Holdings’ securities.

The price of EON Reality Holdings’ securities may vary significantly due to factors specific to EON Reality Holdings as well as to general market or economic conditions. Furthermore, an active trading market for EON Reality Holdings’ securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

Nasdaq may delist EON Reality Holdings’ securities from trading on its exchange, which could limit investors’ ability to make transactions in EON Reality Holdings’ securities and subject EON Reality Holdings to additional trading restrictions.

Arogo’s securities are currently listed on Nasdaq and it is anticipated that, following the Business Combination, EON Reality Holdings’ securities will be listed on Nasdaq. However, Arogo cannot assure you that EON Reality Holdings’ securities will continue to be listed on Nasdaq in the future. In order to continue listing its securities on Nasdaq, EON Reality Holdings must maintain certain financial, distribution and stock price levels. Generally, EON Reality Holdings must maintain a minimum number of holders of its securities (generally 400 public holders). Additionally, in connection with the Business Combination, EON Reality Holdings will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq. For instance, EON Reality Holdings’ stock price would generally be required to be at least $4.00 per share and EON Reality Holdings will be required to have a minimum of 400 public holders (with at least 50% of such round lot holders holding securities with a market value of at least $2,500) in order to remain listed on the Nasdaq Global Market. Arogo cannot assure you that EON Reality Holdings will be able to meet those initial listing requirements at that time.

If Nasdaq delists EON Reality Holdings’ securities from trading on its exchange and EON Reality Holdings is not able to list its securities on another national securities exchange, Arogo expects EON Reality Holdings’ securities could be quoted on an over-the-counter market. If this were to occur, EON Reality Holdings could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that EON Reality Holdings’ common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for EON Reality Holdings’ securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of EON Reality Holdings’ common stock may decline as a result of the Business Combination.

The market price of EON Reality Holdings’ common stock may decline as a result of the Business Combination for a number of reasons including if:

•        investors react negatively to the prospects of EON Reality Holdings’ business and the prospects of the Business Combination;

•        the effect of the Business Combination on EON Reality Holdings’ business and prospects is not consistent with the expectations of financial or industry analysts; or

•        EON Reality Holdings does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

The EON Reality Holdings common stock price may change significantly following the Merger and you could lose all or part of your investment as a result.

The trading price of EON Reality Holdings common stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of EON Reality Holdings common stock at an attractive price due to a number of factors such as those listed in “— Risks Related to EON Reality” and the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those EON Reality Holdings’ competitors;

•        changes in expectations as to EON Reality Holdings’ future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        declines in the market prices of stocks generally;

•        strategic actions by EON Reality Holdings or its competitors;

•        announcements by EON Reality Holdings or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        announcements of estimates by third parties of actual or anticipated changes in the size of EON Reality Holdings’ user base or the level of user engagement;

•        any significant change in EON Reality Holdings’ management;

•        changes in general economic or market conditions or trends in EON Reality Holdings’ industry or markets;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to EON Reality Holdings’ business;

•        additional shares of EON Reality Holdings securities being sold or issued into the market by EON Reality Holdings or any of the existing stockholders or the anticipation of such sales, including if EON Reality Holdings issues shares to satisfy restricted stock unit related tax obligations or if existing stockholders sell shares into the market when applicable “lock-up” periods end;

•        investor perceptions of the investment opportunity associated with EON Reality Holdings common stock relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by EON Reality Holdings or third parties, including EON Reality Holdings’ filings with the SEC;

•        litigation involving EON Reality Holdings, EON Reality Holdings’ industry, or both, or investigations by regulators into EON Reality Holdings’ operations or those of EON Reality Holdings’ competitors;

•        guidance, if any, that EON Reality Holdings provides to the public, any changes in this guidance or EON Reality Holdings’ failure to meet this guidance;

•        the development and sustainability of an active trading market for EON Reality Holdings common stock;

•        actions by institutional or activist stockholders;

•        developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of EON Reality Holdings common stock, regardless of EON Reality Holdings’ actual operating performance. In addition, price volatility may be greater if the public float and trading volume of EON Reality Holdings common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If EON Reality Holdings was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from EON Reality Holdings’ business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on the EON Reality Holdings common stock for the foreseeable future, you may not receive any return on investment unless you sell your EON Reality Holdings common stock at a price greater than what you paid for it.

EON Reality Holdings intends to retain future earnings, if any, for future operations, expansion and debt repayment, and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of EON Reality Holdings common stock will be at the sole discretion of the EON Reality Holdings board of directors. The EON Reality Holdings board of directors may take into account general and economic conditions, EON Reality Holdings’ financial condition and results of operations, EON Reality Holdings’ available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by EON Reality Holdings to its stockholders or by its subsidiaries to it and such other factors as the EON Reality Holdings board of directors may deem relevant. As a result, you may not receive any return on an investment in EON Reality Holdings common stock unless you sell your EON Reality Holdings common stock for a price greater than that which you paid for it.

EON Reality Holdings stockholders may experience dilution in the future.

The percentage of shares of EON Reality Holdings common stock owned by current stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that EON Reality Holdings may grant to its directors, officers and employees, exercise of the EON Reality Holdings warrants. Such issuances may have a dilutive effect on EON Reality Holdings’ earnings per share, which could adversely affect the market price of EON Reality Holdings common stock.

If securities or industry analysts do not publish research or reports about EON Reality Holdings’ business, if they change their recommendations regarding EON Reality Holdings common stock or if EON Reality Holdings’ operating results do not meet their expectations, the EON Reality Holdings common stock price and trading volume could decline.

The trading market for EON Reality Holdings common stock will depend in part on the research and reports that securities or industry analysts publish about EON Reality Holdings or its businesses. If no securities or industry analysts commence coverage of EON Reality Holdings, the trading price for EON Reality Holdings common stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover EON Reality Holdings downgrade its securities or publish unfavorable research about its businesses, or if EON Reality Holdings’ operating results do not meet analyst expectations, the trading price of EON Reality Holdings common stock would likely decline. If one or more of these analysts cease coverage of EON Reality Holdings or fail to publish reports on EON Reality Holdings regularly, demand for EON Reality Holdings common stock could decrease, which might cause the EON Reality Holdings common stock price and trading volume to decline.

Future sales, or the perception of future sales, by EON Reality Holdings or its stockholders in the public market following the Business Combination could cause the market price for EON Reality Holdings common stock to decline.

The sale of shares of EON Reality Holdings common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of EON Reality Holdings common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for EON Reality Holdings to sell equity securities in the future at a time and at a price that it deems appropriate.

It is anticipated that, upon the Closing, and giving effect to the PIPE, if any, Arogo’s public stockholders will retain an ownership interest of approximately 15.0% of the outstanding capital stock of the Combined Entity, the Sponsor will retain an ownership interest of approximately 4.4% of the outstanding capital stock of the Combined Entity and the EON Reality securityholders will own approximately 76.6% of the outstanding capital stock of the Combined Entity. The foregoing ownership percentages with respect to the Combined Entity following the Business Combination exclude any outstanding Warrants and assume that (i) there are no redemptions of any shares by Arogo’s public stockholders in connection with the Business Combination, (ii) no awards are issued under the 2023 Incentive Plan and (iii) no Working Capital Units or Extension Units are issued. All shares currently held by Arogo public stockholders and all of the shares issued in the Business Combination to existing EON Reality securityholders will be freely tradable without registration under the Securities Act, and without restriction by persons other than EON Reality Holdings’ “affiliates” (as defined under Rule 144 under the Securities Act, (“Rule 144”)), including EON Reality Holdings’ directors, executive officers and other affiliates.

In connection with the Merger, certain existing EON Reality securityholders, who are expected to own 75.48% shares of EON Reality Holdings common stock following the Business Combination (based on the above assumptions and EON Reality’s current stockholdings), have agreed with Arogo, subject to certain exceptions, not to dispose of or hedge any of their shares of EON Reality Holdings common stock or securities convertible into or exchangeable for shares of EON Reality Holdings common stock for a lock-up period commencing on the Closing Date and ending on the earlier of (x) 365 days from the Closing or (y) such date on which EON Reality Holdings completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the EON Reality Holdings stockholders having the right to exchange their shares of EON Reality Holdings common stock for cash, securities or other property. See “The Business Combination Proposal — General Description of the Merger Agreement — Lock-up Agreements”.

In addition, the shares of EON Reality Holdings common stock reserved for future issuance under the 2023 Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares representing approximately 6,925,902 shares if no redemption and approximately 5,976,734 shares if maximum redemption of the fully diluted, and as converted, outstanding shares of EON Reality Holdings common stock immediately following consummation of the Merger are expected to be reserved for future issuance under the 2023 Incentive Plan. EON Reality Holdings is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of EON Reality Holdings common stock or securities convertible into or exchangeable for shares of EON Reality Holdings common stock issued pursuant to the 2023 Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, EON Reality Holdings may also issue its securities in connection with investments or acquisitions. The amount of shares of EON Reality Holdings common stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of EON Reality Holdings common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to EON Reality Holdings stockholders.

Arogo currently is and EON Reality Holdings will be an emerging growth company within the meaning of the Securities Act, and if EON Reality Holdings takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Arogo is currently and, following the consummation of the Merger, EON Reality Holdings will be an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. EON Reality Holdings may continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, EON Reality Holdings stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find securities issued by EON Reality Holdings less attractive because EON Reality Holdings will rely on these exemptions. If some investors find those securities less attractive as a result of its reliance on these exemptions, the trading prices of EON Reality Holdings’ securities may be lower than they otherwise would be, there may be a less active trading market for EON Reality Holdings’ securities and the trading prices of EON Reality Holdings’ securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Arogo has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, EON Reality Holdings, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of EON Reality Holdings’ financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

EON Reality Holdings will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the Arogo IPO, (ii) the last day of the fiscal year in which EON Reality Holdings has total annual gross revenue of at least $1.07 billion; (iii) the last day of the fiscal year in which EON Reality Holdings is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of EON Reality Holdings common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which EON Reality Holdings has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

EON Reality Holdings may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous for Arogo warrantholders.

EON Reality Holdings will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of EON Reality Holdings common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date EON Reality Holdings sends the notice of redemption to the warrant holders. If and when the Public Warrants become redeemable by EON Reality Holdings, EON Reality Holdings may exercise its redemption right if there is a current registration statement in effect with respect to the shares of EON Reality Holdings common stock underlying such warrants. Redemption of the outstanding Public Warrants could force you to: (i) exercise your warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Placement Warrants (or if issued, any warrants underlying the Working Capital Units or Extension Units) will be redeemable by EON Reality Holdings for cash so long as they are held by the Sponsor or its permitted transferees.

Risks Related to Redemption

The ability to execute Arogo and EON Reality’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.

In the event the aggregate cash consideration Arogo would be required to pay for all of its public shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to Arogo, Arogo may be required to increase the financial leverage that Arogo and EON Reality’s business would have to support. This may negatively impact Arogo and EON Reality’s ability to execute on their future strategic plan.

There is no guarantee that an Arogo public stockholder’s decision whether to redeem its shares of Arogo Common Stock for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

We cannot assure you as to the price at which a public stockholder may be able to sell the shares of EON Reality Holdings common stock in the future following the completion of the Merger. Certain events following the consummation of any business combination, including the Merger, may cause an increase in the EON Reality Holdings stock price, and may result in a lower value realized now than an Arogo stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s public shares. Similarly, if an Arogo public stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of EON Reality Holdings common stock after the consummation of the Merger, and there can be no assurance that a stockholder can sell his, her or its shares of EON Reality Holdings common stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. An Arogo public stockholder should consult his, her or its own tax or financial advisor for assistance on how this may affect its individual situation.

If Arogo public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

Arogo intends to comply with the U.S. federal proxy rules in conducting redemptions in connection with the Merger. However, despite Arogo’s compliance with these rules, if an Arogo stockholder fails to receive Arogo’s proxy materials, such stockholder may not become aware of the opportunity to redeem its shares of Arogo Common Stock. In addition, this proxy statement/prospectus provides the various procedures that must be complied with in order to validly tender or redeem public shares. In the event that a public stockholder fails to comply with these or any other procedures, its public shares may not be redeemed.

In order to exercise their redemption rights, public stockholders are required to deliver their public shares, either physically or electronically using the Depository Trust Company’s DWAC System, to Arogo’s transfer agent prior to the vote at the Arogo Special Meeting. If a public stockholder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination is consummated, Arogo will redeem these public shares for a pro rata portion of the funds deposited in the Trust Account and the public stockholder will no longer own such public shares following the Merger. See the section entitled “Arogo Special Meeting of Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of Arogo stockholders of which you are a part is deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such public shares in excess of 15% of the public shares.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its public shares or, if part of such a group, the group’s public shares, in excess of 15% of the public shares, without the prior consent of Arogo. However, Arogo stockholders’ ability to vote all of their public shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemptions. Your inability to redeem any such excess public shares could result in you suffering a material loss on your investment in Arogo if you sell such excess public shares in open market transactions. Arogo cannot assure you that the value of such excess public shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per share redemption price.

The Sponsor, directors or officers or their affiliates may enter into certain non-redemption arrangements with public stockholders, which may influence a vote on a proposed Business Combination and the other proposals described in this proxy statement/prospectus and reduce the public “float” of Arogo Common Stock.

The Sponsor, directors or officers or their affiliates may enter into certain non-redemption arrangements with public stockholders either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such an arrangement may include a contractual acknowledgement that such stockholder, although still the record holder of the shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy closing conditions in the Merger Agreement regarding required amounts of cash or cash equivalents that Arogo has from any source equal or exceeds certain thresholds where it appears that such requirements would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of Arogo Common Stock and the number of beneficial holders of its securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of Arogo securities on the Nasdaq or another national securities exchange or reducing the liquidity of the trading market for its common stock.

Risks Related to EON Reality Business, Operations, and Industry

We have a history of losses and may not achieve or sustain profitability in the future.

We have a history of incurring net losses for most periods since inception. We incurred a net loss of $4.9 million, and net income of $2.0 million for the years ended December 31, 2021, and 2020 respectively, which included $0.09 million, $0.04 million, respectively, of stock-based compensation expense. As of December 31, 2021, we had an accumulated deficit of $74.3 million. The Company’s recurring losses from operations, negative operating cash flows, and working capital deficiency raise substantial doubt about its ability to continue as a going concern. While we have experienced significant revenue growth in recent periods, this growth rate may decline in future periods, and you should not rely on the revenue growth of any given prior period as an indication of our future performance. We are not certain whether we will be able to sustain or increase our revenue or whether or when we will attain sufficient revenue to achieve or maintain profitability in the future. We also expect our costs and expenses to increase in future periods, which could negatively affect our future results of operations if our revenue does not increase by amounts sufficient to offset such costs and expenses. In particular, we intend to continue to make significant investments to grow our business in such areas as:

•        research and development, including investments in our engineering teams and in further differentiating our platform and solutions, as well as the development of new products and features;

•        our sales and marketing organizations, to engage our existing and prospective customers, increase brand awareness and drive adoption and expansion of our platform and solutions;

•        platform and solution development and sales and marketing initiatives to grow our presence in new industries and develop use cases beyond the education industry;

•        our technology infrastructure, including systems architecture, scalability, availability, performance, and security;

•        acquisitions or strategic investments;

•        global expansion; and

•        our general and administrative organization, including increased facilities expense as well as legal, information technology (“IT”), and accounting expenses associated with being a public company.

Our efforts to grow our business may be costlier than we expect and may not result in increased revenue. Even if such investments increase our revenue, any such increase may not be enough to offset our increased operating expenses. We may continue to incur significant losses in the future for a number of reasons, including the other risks described herein. If we are unable to maintain or increase our revenue at a rate sufficient to offset the expected increase in our costs, our business, financial position and results of operations will be harmed, and we may not be able to achieve or maintain profitability, which could cause the value of our business and common stock to significantly decrease. We incurred and expect to continue to incur significant costs in pursuit of our financing and acquisition plans. Management’s plans to address this need for capital discussed in the section of this proxy statement/prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EON Reality.” We cannot assure you that our plans to raise capital or to consummate an initial business combination will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern.

We have a limited history operating our business at its current scale, and as a result, our past results may not be indicative of future operating performance.

In recent years, we have significantly grown the scale of our business. For example, we launched EON-XR (formerly AVR) in 2019, and in 2021 and 2022 we expanded further into augmented and virtual reality platforms with EON Merged XR, Spatial Meeting and Metaverse builder and into industries beyond higher education in 2022. Accordingly, we have a limited history operating our business at its current scale and scope. You should not rely on our past results of operations as indicators of future performance. You should consider and evaluate our prospects in light of the risks and uncertainties frequently encountered by growing companies in rapidly evolving markets. These risks and uncertainties include challenges in accurate financial planning as a result of limited historical data relevant to the current scale and scope of our business and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to companies with longer operating histories.

Our core value of putting our users first may cause us to forgo short-term gains and may not lead to the long-term benefits we expect.

One of our core values is that our users come first in everything we do, which we believe is essential to our success in increasing our growth and engagement, and in serving the best, long-term interests of our company and our stockholders. Therefore, we may forgo certain expansion or short-term revenue or cost-saving opportunities that we do not believe will enhance the experience of our users, even if our decision negatively impacts our operating results. We cannot assure you that our decisions will lead to the long-term benefits that we expect, in which case our business and operating results could be harmed.

We have several key stockholders, which may limit our ability to influence corporate matters and may give rise to conflicts of interest.

Following the consummation of the Business Combination, three of our executives are expected to beneficially own, directly or indirectly, approximately 75.48% of our common stock. Accordingly, these executives exert and will continue to exert significant influence over us and any action requiring the approval of the holders of our common stock, including the election of directors and amendments to our organizational documents, increases in our authorized shares of common stock, and approval of significant corporate transactions. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our common stock. Further, the interests of these executives may not always coincide with our interests or the interests of other stockholders, and these executives may act in a manner that advances their best interests and not necessarily those of other stockholders.

Our business and operations have experienced recent rapid growth, which may not be indicative of our future growth. Our rapid growth also makes it difficult to evaluate our future prospects.

Our revenue was $13.0 million, and $20.5 million for the years ended December 31, 2021, and 2020, respectively. Our revenue in 2020 included $8.2 million relating to settlement agreements. Excluding those items, revenue had increased $0.7 million. You should not rely on our growth in any prior period as an indication of our future performance, as we may not be able to sustain our growth rate in the future. For example, even if our revenue continues to increase, we expect that our revenue growth rate may decline in the future as a result of a variety of factors, including the maturation of our business. Overall growth of our revenue depends on our ability to execute on our growth strategies.

We may not successfully accomplish any of our objectives, and as a result, it is difficult for us to forecast our future results of operations. If the assumptions that we use to plan our business are incorrect or change in reaction to changes in our market, or if we are unable to maintain consistent revenue or revenue growth, our stock price could be volatile, and it may be difficult to achieve and maintain profitability. You should not rely on our results or growth for any prior quarterly or annual periods as any indication of our future results or growth.

In addition, we expect to continue to expend substantial financial and other resources to grow our business, and we may fail to allocate our resources in a manner that results in increased revenue or other growth in our business. If we are unable to maintain or increase our revenue at a rate sufficient to offset the expected increase in our costs, our business, financial position, and results of operations will be harmed, and we may not be able to achieve or maintain profitability over the long term. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays, and other unknown factors that may result in losses in future periods. If our growth does not meet our expectations in future periods, our business, financial position and results of operations may be harmed, and we may not achieve or maintain profitability in the future.

Our business depends on our ability to retain our existing customers and expand their use of our platform, and any loss of customers or decline in their use of our platform could harm our business.

Our ability to grow and generate revenue depends, in part, on our ability to maintain and grow our relationships with existing customers and their continued use of our platform. In order for us to maintain or improve our results of operations, it is important that our customers use our platform. Our ability to retain our customers and expand their usage could be impaired for a variety of reasons. For example, our customers may choose to use other providers.

Our revenue may decline or fluctuate as a result of a number of factors, including customer budget constraints, customer satisfaction, changes in our customers’ underlying businesses, changes in the type and size of our customers, pricing changes, competitive conditions, the acquisition of our customers by other companies, and general economic conditions. The loss of customers of our platform may have a negative impact on our business, results of operations, and financial condition. If our customers reduce or discontinue their usage of our platform, our revenue and other results of operations will decline, and our business will suffer. If our revenue falls significantly below the expectations of the public market, securities analysts, or investors, our business would be harmed.

Our future success also depends in part on our ability to expand our existing customer relationships by selling additional products to our existing customers. The rate at which our customers purchase products from us depends on a number of factors, including general economic conditions and pricing and services offered by our competitors. If our efforts to sell additional products to our customers are not successful, our business may be harmed.

If we are unable to attract new customers, our business, financial condition, and results of operations will be adversely affected.

Our ability to increase our revenue will depend in part on our success in attracting new customers. Our success will depend to a substantial extent on the widespread adoption of our platform as an alternative to existing platforms, including internally developed products developed by large academic institutions. As our market matures, our platform evolves and competitors introduce free, lower cost or differentiated products that compete with our platform, and our ability to market our platform and solutions could be impaired. Similarly, our sales efforts could be adversely impacted if customers and their end users perceive that features incorporated into competitive platforms, or their own technologies, reduce the relevance or attractiveness of our platform. Academic institutions that have invested significant development efforts in their own internally-generated technologies may be reluctant to replace their technologies with our platform unless they perceive our platform as offering significant incremental long-term benefits. Any decrease in user satisfaction with our platform or customer support would also harm our brand and word-of-mouth referrals, which in turn would hamper our ability to attract new customers.

As a result of these and other factors, we may be unable to attract new customers, which may have an adverse effect on our business, financial condition, and results of operations.

We derive a significant portion of our revenue from our higher education customers. If we fail to attract and retain education customers, our business and results of operations would be adversely affected.

We derived over 90% of our revenue in the years ended December 31, 2021, and 2020, respectively, from our education customers. The remainder of our less than 10% revenue is generated primarily from enterprise customers and legacy (non SAAS) products. We must continually add new features and functionality to our EON-XR Platform to remain competitive and respond to our customers’ needs. If we are not successful in retaining and attracting new customers to our EON-XR Platform, our business and results of operations would be adversely affected.

Operating system platform providers or application stores may change terms of service, policies or technical requirements to require us or our customers to change data collection and privacy practices, business models, operations, practices, advertising activities or application content, which could adversely impact our business.

We and our customers are subject to the standard policies and terms of service of the operating system platforms on which we create, run and monetize applications and content, as well as policies and terms of service of the various application stores that make applications and content available to end users. These policies and terms of service govern the promotion, distribution, content, technical requirements, and operation generally of applications and content on such platforms and stores. Each of these platforms and stores has broad discretion to change and interpret its terms of service and policies with respect to us, our customers and other creators, and those changes may be unfavorable to us or our customers’ use of our platform. An operating system platform or application store may also change its fee structure, add fees associated with access to and use of its platform, alter how customers are able to advertise on their platform, change how the personal or other information of its users is made available to application developers on their platform, limit the use of personal information for advertising purposes or restrict how end users can share information on their platform or across other platforms.

In particular, operating system platform providers or application stores such as Apple or Google may change their technical requirements or policies in a manner that adversely impacts the way in which we or our customers offer solutions or collect, use, and share data from end-user devices. Restrictions on our ability to collect and use data as desired could negatively impact our resource planning and feature development planning for our software. Actions by operating system platform providers or application stores such as Apple or Google may affect the manner in which we or our customers offer solutions or collect, use, and share data from end-user devices. For example, Apple has recently implemented a requirement for applications using its mobile operating system, iOS, to affirmatively (on an opt-in basis) obtain an end user’s permission to “track them across apps or websites owned by other companies” or access their device’s advertising identifier for advertising and advertising measurement purposes, as well as other restrictions. The long-term impact of these and other privacy and regulatory changes remains uncertain. In addition, if customers have applications removed from these third-party platforms because of a change in platform guidelines that impact our code or practices, we could be exposed to legal risk and lose customers. In addition, these platforms could change their business models and could, for example, increase application store fees to our customers, which could have an adverse impact on our business.

If we or our customers were to violate, or an operating system platform provider or application store believes that we or our customers have violated, its terms of service or policies, that operating system platform provider or application store could limit or discontinue our or our customers’ access to its platform or store. In some cases, these requirements may not be clear, and our interpretation of the requirements may not align with the interpretation of the operating system platform provider or application store, which could lead to inconsistent enforcement of these terms of service or policies against us or our customers and could also result in the operating system platform provider or application store limiting or discontinuing access to its platform or store. An operating system platform provider or application store could also limit or discontinue our access to its platform or store if it establishes more favorable relationships with one or more of our competitors or it determines that it is in their business interests to do so. Any limitation on or discontinuation of our or our customers’ access to any third-party platform or application store could adversely affect our business, financial condition, or results of operations.

If we are unable to further expand into new industries, or if our solutions for any new industry fail to achieve market acceptance, our growth and operating results could be adversely affected, and we may be required to reconsider our growth strategy.

Our growth strategy is based, in part, on expanding into new industries beyond academic institutions, including automotive, transportation, manufacturing, tourism, defense, aerospace, medical and healthcare, among others. The market for XR in industries beyond higher education is in an early stage of development, and it is uncertain whether this market will develop as we expect, how rapidly it will develop and how much it will grow. In addition, we have limited experience in addressing these markets and the investments that we are continuing to make to expand further into these markets may be ineffective.

Our success in these markets will depend, to a substantial extent, on the widespread adoption of our platform as an alternative to existing solutions, such as traditional 2D and 3D modeling and rendering tools, or adoption by customers that are not currently using any software solutions. Market acceptance of our platform in industries beyond higher education may not grow as we expect as a result of a number of factors, including the cost, performance and perceived value associated with our platform, our ability to adapt to the differing sales and marketing requirements appropriate to most effectively address these markets and our ability to develop or maintain integrations with strategic partners. In addition, our ability to achieve widespread adoption of our platform in these markets may be affected by the entry and success of competitive products, including from larger competitors with greater resources that have historically addressed these markets with legacy products, and accordingly have more brand recognition in these markets. If our platform does not achieve widespread adoption in these other markets, our ability to grow our revenue may suffer.

In addition, the investments we make to grow our business by expanding into new industries will continue to increase our costs and operating expenses on an absolute basis. We expect to invest significant research and development resources to develop and expand the functionality of our platform to meet the needs of customers in these industries, and we will need to increase our sales and marketing, legal and compliance and other efforts as we seek to expand into new industries that require a different go-to-market strategy than the higher education industry. These investments will occur in advance of our realization of significant revenue from such industries, particularly given that customers in these industries are typically enterprise customers with long contracting cycles, which will make it difficult to determine if we are allocating our resources effectively and efficiently. If the revenue we derive from these investments is not sufficient to achieve a return on investment, our business and results of operations would suffer.

If our platform fails to perform properly due to defects, interruptions, delays in performance. or similar problems, and if we fail to develop enhancements to resolve any defect, interruption, delay, or other problems, we could lose customers, become subject to service performance or incur significant costs.

Our operations are dependent upon our ability to prevent system interruption. The applications underlying our edge cloud computing platform are inherently complex and may contain material defects or errors, which may cause disruptions in availability or other performance problems. We have from time to time found defects in our platform and may discover additional defects in the future that could result in data unavailability, unauthorized access to, loss, corruption, or other harm to our customers’ data. These defects or errors could also be found in third-party applications on which we rely. We may not be able to detect and correct defects or errors before implementing our platform. Consequently, we or our customers may discover defects or errors after our platform has been deployed.

We do not design our system infrastructure or procure and own or lease the computer hardware used for our platform. We rely on other companies to design and buy the computers we buy and to service and maintain the server system we use. Design and mechanical errors, and failure to follow system protocols and procedures could cause our systems to fail, resulting in interruptions on our platform. Moreover, we have experienced and may in the future experience system failures or interruptions in our platform as a result of human error. Any interruptions or delays in our platform, whether caused by our platform, third-party error, our own error, natural disasters, or security breaches, or whether accidental or willful, could harm our relationships with customers, reduce customers’ usage of our platform, and cause our revenue to decrease and/or our expenses to increase. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors in turn could further reduce our revenue, subject us to liability and cause us to issue service credits or cause customers to fail to renew their customer contracts, any of which could harm our business.

The occurrence of any defects, errors, disruptions in service, or other performance problems, interruptions, or delays with our platform, whether in connection with the day-to-day operations or otherwise, could result in:

•        loss of customers;

•        reduced customer usage of our platforms;

•        lost or delayed market acceptance and sales of our platform;

•        delays in payment to us by customers;

•        injury to our reputation and brand;

•        legal claims, including service level agreement claims, against us; or

•        diversion of our resources, including through increased service expenses or financial concessions, and increased insurance costs.

The costs incurred in correcting any material defects, errors, or other performance problems in our platform may be substantial and could harm our business.

The markets in which we participate are competitive, and if we do not compete effectively, our business, financial condition, and results of operations could be harmed.

The markets in which we operate are highly competitive. A significant number of companies have developed or are developing solutions that currently, or in the future may, compete with some or all of our offerings. As we look to market and sell our platform to potential customers with existing solutions, we must convince their internal stakeholders that our platform is superior and/or more cost-effective to their current solutions.

With respect to our platform, we primarily compete against video and e-learning products in the higher education industry. Outside of higher education, we also compete with other development platforms that offer 2D and 3D design products.

With respect to our software, we compete in a fragmented ecosystem composed of select divisions of large, well-established companies as well as privately held companies. The large companies in our ecosystem may play multiple roles given the breadth of their business. Examples of these large companies are Facebook, Google, and Microsoft. Most of these companies are or could be seen as our competition.

With the introduction of new technologies and market entrants, we expect that the competitive environment will remain intense or become even more intense in the future. Some of our actual and potential competitors have been acquired by other larger companies and have made or may make acquisitions, or may enter into partnerships or other strategic relationships that may provide more comprehensive offerings than they offered individually or achieve greater economies of scale than us.

Our competitors vary in size and in the breadth and scope of the solutions offered. Some of our competitors and potential competitors have greater name recognition, longer operating histories, more established customer relationships, larger marketing budgets and greater financial and operational resources than we do. Further, other potential competitors not currently offering competing products or services may expand their offerings to compete with our platform or enter the market through acquisitions, partnerships or strategic relationships. In particular, as we seek to invest in the expansion of our platform into new industries outside of higher education, we may encounter competition from large companies that offer 2D and 3D design products in those industries, which may seek to introduce new products or new functionality to their existing products that compete with our solutions. Those competitors have greater brand recognition in those industries where they already have a presence. In addition, our current and potential competitors may have or establish cooperative relationships among themselves or with our customers or other third parties that may further enhance their resources and offerings in our addressable market. Our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, and customer requirements. An existing competitor or new entrant could introduce new technology that is perceived to be easier to use or otherwise favorable to ours, which could reduce demand for our platform.

In addition to platform and technology competition, we face pricing competition. Some of our competitors offer their solutions, at a lower price or for free, which has resulted in, and may continue to result in, pricing pressures. In addition, with respect to our monetization solutions, some of our competitors offer more favorable payment terms to publishers. We cannot assure you that we will not be forced to engage in price-cutting or revenue limiting initiatives, change payment terms or increase our advertising and other expenses to attract and retain customers in response to competitive pressures.

For all of these reasons, we may not be able to compete successfully against our current or future competitors, which could result in the failure of our platform to continue to achieve or maintain market acceptance, which would harm our business, results of operations and financial condition.

We may not be able to successfully manage our growth, and if we are not able to grow efficiently, our business, financial condition, and results of operations could be harmed.

The growth and expansion of our business places a continuous significant strain on our management, operational and financial resources. As usage of our platform grows, we will need to devote additional resources to improving its capabilities, features and functionality. In addition, we will need to appropriately scale our internal business, IT, and financial, operating and administrative systems to serve our growing customer base, and continue to manage headcount, capital and operating and reporting processes in an efficient manner. Any failure of or delay in these efforts could result in impaired performance and reduced customer satisfaction, resulting in decreased sales to new customers or lower dollar-based net expansion rates, which would hurt our revenue growth and our reputation. Further, any failure in optimizing the costs associated with our third-party cloud services as we scale could negatively impact our gross margins. Even if we are successful in our expansion efforts, they will be expensive and complex, and require the dedication of significant management time and attention. We may also suffer inefficiencies or service disruptions as a result of our efforts to scale our internal infrastructure. We cannot be sure that the expansion of and improvements to our internal infrastructure will be effectively implemented on a timely basis, if at all, and such failures could harm our business, financial condition and results of operations.

We are dependent on the success of our customers in the higher education market. Adverse events relating to our customers could have a negative impact on our business.

Our higher education customers and their faculty and students use our platform and solutions to create lessons and experiences, used in their programs and courses to ultimately benefit student learning. As a result, our success depends in part on the ability of our customers to integrate their curriculum with our solutions. If our customers’ marketing efforts are unsuccessful or if our customers experience a decrease in demand for their schools, sales of our platform could be reduced. The higher education market is characterized by intense competition, rapid technological change, increased focus by regulators, and economic uncertainty and, as such, there is no guarantee that any of our customers’ XR learning modules and experiences will gain any meaningful traction with end users which is ultimately required. While our large and geographically diverse customer portfolio has helped to reduce the fluctuations in our revenue resulting from the success of customers, we cannot assure you that the size and diversification of our customer portfolio will sufficiently mitigate this risk. If our customers fail to use our platform in their programs and courses, and we are not able to maintain a diversified portfolio of higher education customers, our results of operations may be adversely affected.

Our results of operations have fluctuated in the past and are expected to fluctuate in the future, making it difficult to project future results, and if we fail to meet the expectations of securities analysts or investors with respect to our results of operations, our stock price, and the value of your investment could decline.

Our results of operations have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, our past results may not be indicative of our future performance. In addition to the other risks described herein, factors that may affect our results of operations include the following:

•        fluctuations in demand for or pricing of our platform;

•        fluctuations in usage of our platform;

•        our ability to retain and expand the use of our platform by existing customers;

•        changes in mix of solutions purchased by our customers;

•        demand for higher education, which in turn can have a significant impact on our revenue-share and consumption-based solutions;

•        timing and amount of our investments to expand the capacity of our third-party cloud hosting providers;

•        investments in new features and functionality of the solutions offered on our platform;

•        timing of customer purchases and usage of our platform;

•        timing of updates and new features on our platform;

•        fluctuations or delays in purchasing decisions in anticipation of new solutions or enhancements by us or our competitors;

•        changes in customers’ budgets and in the timing of their budget cycles and purchasing decisions;

•        our ability to price our offerings effectively;

•        amount and timing of payment for operating expenses, particularly research and development and sales and marketing expenses, including commissions, many of which occur in advance of the anticipated benefits resulting from such expenses;

•        amount and timing of non-cash expenses, including stock-based compensation, amortization of acquired intangibles and acquisition-related expenses;

•        amount and timing of costs associated with recruiting, training and integrating new employees and retaining and motivating existing employees;

•        timing of acquisitions and costs associated with integrating acquired companies;

•        general economic, social and public health conditions, both domestically and globally, as well as conditions specifically affecting industries in which our customers operate;

•        impact of new accounting pronouncements or changes in accounting principles;

•        costs that we incur in order to comply with changing regulatory or legal requirements, especially with respect to privacy and security matters;

•        changes in tax laws or regulations that are adverse to us or our customers;

•        changes in the competitive dynamics of our market, including consolidation among competitors or customers; and

•        significant security breaches of, technical difficulties with or interruptions to the delivery and use of our platform.

Any of these and other factors, or the cumulative effect of some of these factors, may cause our results of operations to vary significantly. If our quarterly results of operations fall below the expectations of investors and securities analysts who follow our stock, the price of our common stock could decline substantially, and we could face costly lawsuits, including securities class action suits.

Downturns or upturns in our sales may not be immediately reflected in our financial position and results of operations.

Our enterprise customers typically purchase one- to five-year subscriptions to our SaaS, subscription, and related support. Because we generally recognize revenue from our recurring revenue customers ratably over the term of the subscription, any decreases in new subscriptions or renewals from these customers in any one period will not be immediately reflected as a decrease in revenue for that period but would negatively affect our revenue in future quarters. This also makes it difficult for us to rapidly increase our revenue in any particular period through the sale of additional subscriptions. If our quarterly results of operations fall below the expectations of investors and securities analysts who follow our stock, the price of our common stock would decline substantially, and we could face costly lawsuits, including securities class actions.

Third parties with whom we do business may be unable to honor their obligations to us or their actions may put us at risk.

We rely on third parties, including our strategic partners, for various aspects of our business, including deep technology collaborations, co-marketing, advertising partners, development services agreements and revenue share arrangements. Their actions may put our business, reputation and brand at risk. In many cases, third parties may be given access to sensitive and proprietary information or personal information in order to provide services and support to our teams or customers, and they may misappropriate and engage in unauthorized use of our information, technology or customers’ data. In addition, the failure of these third parties to provide adequate services and technologies, or the failure of the third parties to adequately maintain or update their services and technologies, could result in a disruption to our business operations. Further, disruptions in the mobile application industry, financial markets, economic downturns, poor business decisions, or reputational harm may adversely affect our partners and may increase their propensity to engage in fraud or otherwise illegal activity which could harm our business reputation, and they may not be able to continue honoring their obligations to us, or we may cease our arrangements with them. Alternative arrangements and services may not be available to us on commercially reasonable terms or at all and we may experience business interruptions upon a transition to an alternative partner or vendor. If we lose one or more business relationships, or experience a degradation of services, our business could be harmed and our financial results could be adversely affected.

We use resellers and other third parties to sell, market, and deploy our solutions to a variety of customers, and our failure to effectively develop, manage, and maintain our indirect sales channels would harm our business.

We use and plan to use resellers and other third parties to sell, market, and deploy our platform to a variety of customers, particularly in industries beyond higher education. Loss of or reduction in sales through these third parties could reduce our revenue. Identifying and retaining resellers and strategic partners, training them in our technology and solution offerings, and negotiating and documenting relationships with them, requires significant time and resources. We cannot assure you that we will be able to maintain our relationships with our resellers or strategic partners on favorable terms or at all.

Our resellers may cease marketing or reselling our platform with limited or no notice and without penalty. Further, a substantial number of our agreements with resellers are non-exclusive such that those resellers may offer customers the products of several different companies, including products that compete with ours. Our resellers may favor our competitors’ products or services over ours, including due to incentives that our competitors provide to resellers. One or more of our resellers could be acquired by one of our competitors, which could adversely affect our ability to sell through that reseller. If our resellers do not effectively sell, market or deploy our platform and solutions, choose to promote our competitors’ products, or otherwise fail to meet the needs of our customers, our ability to sell our platform and solutions could be adversely affected.

Our direct sales force targets larger customers, and sales to these customers involve risks that may not be present or that are present to a lesser extent with respect to sales to smaller customers.

One of the factors affecting our growth and financial performance is the adoption of our platform and solutions by enterprise customers over legacy and proprietary technologies. To increase adoption within larger enterprise customers and to expand into new industries, such as automotive, where potential customers are typically larger organizations, we utilize a direct sales organization. We have relatively limited experience selling our platform and solutions in industries outside of higher education. To increase sales of our platform and solutions to other industries, we are expanding our sales organization with personnel who have experience in enterprise software sales in the specific industries on which we are focusing. If we do not effectively expand our direct sales capabilities to address these industries effectively and develop effective sales and marketing strategies for those industries, or if we focus our efforts on non-higher education industries that end up being slow adopters of our platform and solutions, our ability to increase sales of our platform and solutions to industries and for use cases outside of higher education will be adversely affected.

Sales to larger customers involve risks that may not be present or that are present to a lesser extent than with sales to smaller customers, such as longer sales cycles, more complex customer requirements, substantial upfront sales costs, and less predictability in completing some of our sales. For example, larger customers may require considerable time to evaluate and test our platform and those of our competitors prior to making a purchase decision, or may have specific compliance and product requirements we may not meet. A number of factors influence the length and variability of our sales cycle, including the need to educate potential customers about the uses and benefits of our platform, the discretionary nature of purchasing and budget cycles, and the competitive nature of evaluation and purchasing approval processes. As a result, the length of our sales cycle, from identification of the opportunity to deal closure, may vary significantly from customer to customer, with sales to larger customers typically taking longer to complete. Moreover, larger customers often begin to deploy our platform on a limited basis, but nevertheless demand configuration, integration services and pricing negotiations, which increase our upfront investment in the sales effort with no guarantee that these customers will deploy our platform widely enough across their organization to justify our substantial upfront investment. If we fail to increase adoption of our platform and solutions by larger enterprise customers, our growth could be impaired.

Our business is subject to risks generally associated with the higher education industry.

The substantial majority of our revenue is currently derived from customers in the higher education industry, and we rely significantly on the health of the higher education industry and the success of our customers to maintain and increase our revenue. Accordingly, we are especially susceptible to market conditions and risks associated with the higher education industry, including the popularity, price and timing of release of our platform, , and the increased focus of regulators, all of which are difficult to predict and are beyond our control.

In addition, end users may view our platform as a discretionary purchase. Although in periods of economic downturn time spent on higher education typically increases, if we experience a prolonged downturn as a result of the effects of the COVID-19 pandemic or otherwise, end users may reduce their discretionary spending on products and our customers, in turn, may not renew their subscriptions or may otherwise reduce their usage of our platform, which would adversely impact our revenue and financial condition.

We provide service-level agreement commitments related to our platform. If we fail to meet these contractual commitments, we could be obligated to provide refunds of prepaid amounts or other credits, which would lower our revenue and harm our business, financial condition and results of operations.

Our platform and solutions include service-level agreement commitments. If we are unable to meet the stated service-level commitments, including failure to meet the uptime and response time requirements under our customer agreements, we could face terminations with refunds of prepaid amounts or other credits, which could significantly affect both our current and future revenue. Any service-level failures could also damage our reputation, which could also adversely affect our business, financial condition and results of operations.

Indemnity provisions in various agreements to which we are a party potentially expose us to substantial liability for infringement, misappropriation or other violation of intellectual property rights, data protection and other losses.

Our agreements with our customers and other third parties may include indemnification provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of infringement, misappropriation or other violation of intellectual property rights, data protection or other data rights, damages caused by us to property or persons, or other liabilities relating to or arising from our software, services, platform, our acts or omissions under such agreements or other contractual obligations. Some of our historical indemnity agreements, and renewals of such agreements, provide for uncapped liability and some indemnity provisions survive termination or expiration of the applicable agreement. Large indemnity payments would harm our business, financial condition and results of operations. Although we attempt to contractually limit our liability with respect to such indemnity obligations in our more recent customer agreements, in some cases, the liability is not limited given other strategic facets of the relationship and we may still incur substantial liability related to such agreements, and we may be required to cease providing certain functions or features on our platform as a result of any such claims. Even if we succeed in contractually limiting our liability, such limitations may not always be enforceable. Any dispute with a customer or other third party with respect to such obligations could have adverse effects on our relationship with such customer or other third party and other existing or prospective customers, reduce demand for our platform and adversely affect our business, financial conditions and results of operations. In addition, although we carry general liability insurance, our insurance may not be adequate to indemnify us for all liability that may be imposed on us or otherwise protect us from liabilities or damages with respect to claims, including clams on such matters as alleged compromises of customer data, which may be substantial. Any such coverage may not continue to be available to us on acceptable terms or at all.

If we fail to offer high-quality support, our ability to retain and attract customers could suffer.

Our customers rely on our sales, customer success and customer support personnel and tools to resolve issues and realize the full benefits that our platform provides. High-quality support is important for the retention of our existing customers and expanding their use of our platform. The importance of these functions will increase as we expand our business, pursue new customers and seek to expand the use of our platform and solutions by enterprise customers in new industries outside of higher education. If we do not help our customers quickly resolve issues and provide effective ongoing support, our ability to maintain and expand our solution to existing and new customers could suffer, and our reputation with existing or potential customers could suffer.

Acquisitions, strategic investments, partnerships, and alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt our business, dilute stockholder value, and adversely affect our business, financial condition and results of operations.

We have in the past and may in the future seek to acquire or invest in businesses, joint ventures, platform, or technologies that we believe could complement or expand our platform, enhance our technical capabilities, or otherwise offer growth opportunities. Although the significant majority of our revenue growth has been organic historically, we may enter into acquisitions in the future. Any such acquisition or investment may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable opportunities, whether or not the transactions are completed, and may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, data, platform, personnel or operations of any acquired companies, particularly if the key personnel of an acquired company choose not to work for us or face cultural challenges integrating with our company, or if their software or technology is not easily adapted to work with our platform, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise.

We could also face risks related to liability for activities of the acquired company before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities, and litigation or other claims in connection with the acquired company, including claims from terminated employees, users, former stockholders or other third parties, and our efforts to limit such liabilities could be unsuccessful. These transactions may also disrupt our business, divert our resources, and require significant management attention that would otherwise be available for development of our existing business. Any such transactions that we are able to complete may not result in any synergies or other benefits we had expected to achieve, which could result in impairment charges that could be substantial. In addition, we may not be able to find and identify desirable acquisition targets or business opportunities or be successful in entering into an agreement with any particular strategic partner. These transactions could also result in dilutive issuances of equity securities or the incurrence of debt, contingent liabilities, amortization expenses, incremental operating expenses, or the impairment of goodwill, any of which could adversely affect our results of operations. In addition, if the resulting business from such a transaction fails to meet our expectations, our business, financial condition and results of operations may be adversely affected or we may be exposed to unknown risks or liabilities.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at a similar rate, if at all.

The estimates of market opportunity and forecasts of market growth we have made and may make may prove to be inaccurate. Market opportunity estimates and growth forecasts, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that affect the calculation of our market opportunity are also subject to change over time.

Estimates of market opportunity in industries beyond higher education are particularly uncertain, given the earlier stage of adoption of solutions for XR in those markets. Our estimates of the addressable market opportunities outside of higher education depend on a variety of factors, including the number of software developers, architects and engineers that are potential users of our platform. We cannot be sure that the industries in which these developers, architects or engineers are employed will adopt XR generally, or our solutions specifically, to any particular extent or at any particular rate.

Our expectations regarding potential future market addressable opportunities are subject to even greater uncertainty. For example, our expectations regarding future market opportunities in higher education depend, among other things, on the extent to which we are able to develop new products and features that expand the applicability of our platform. In addition, our expectations regarding future market opportunities represented by augmented reality and virtual reality applications are subject to uncertainties relating from the fact that such applications are at relatively early stages of development and may not grow at the rates we expect. The extent to which engineers, technicians or other potential users of our platform in industries outside higher education are representative of other future market opportunities will depend on those industries having use cases that can be served by XR content. Our ability to address those opportunities will depend on our developing products that are responsive to those use cases.

We cannot assure you that any particular number or percentage of addressable users or companies covered by our market opportunity estimates will purchase our solutions at all or generate any particular level of revenue for us. In addition, any expansion in our market depends on a number of factors, including the cost, performance and perceived value associated with our platform and those of our competitors. Even if the market in which we compete meets the size estimates and growth we forecast, our business could fail to achieve a substantial share of this market or grow at a similar rate, if at all. Our growth is subject to many risks and uncertainties. Accordingly, the estimates of market opportunity or forecasts of market growth we have made and may make should not be taken as indicative of our future growth.

Our business could be disrupted by catastrophic events.

Occurrence of any catastrophic event, including earthquake, fire, flood, tsunami or other weather event, power loss, telecommunications failure, software or hardware malfunction, cyber-attack, war or terrorist attack, explosion, or pandemic could impact our business. In particular, our corporate headquarters are located in the Southern California, a region known for seismic activity, and are thus vulnerable to damage in an earthquake. Our insurance coverage may not compensate us for losses that may occur in the event of an earthquake or other significant natural disaster. If any disaster were to occur, our ability to operate our business at our facilities could be impaired and we could incur significant losses, require substantial recovery time and experience significant expenditures in order to resume operations. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster and to execute successfully on those plans in the event of a disaster or emergency, our business would be harmed.

Health epidemics, including the current COVID-19 pandemic, have had, and could in the future have, an adverse impact on our business, operations, and the markets and communities in which we, our partners and customers operate.

Our business and operations could be adversely affected by health epidemics, including the current COVID-19 pandemic, impacting the markets and communities in which we, our partners and customers operate. The COVID-19 pandemic has caused and continues to cause significant business and financial markets disruption worldwide and there is significant uncertainty around the duration of this disruption on both a nationwide and global level, as well as the ongoing effects on our business.

The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted, and we may be unable to accurately forecast our revenue or financial results. Further, as certain of our customers or partners experience downturns or uncertainty in their own business operations or revenue resulting from the COVID-19 pandemic, they may decrease or delay their spending, request pricing concessions or seek renegotiations of their contracts, and decrease advertising spend, any of which may result in decreased revenue for us. In addition, we may experience customer or strategic partner losses, including due to bankruptcy or our customers or strategic partners ceasing operations, which may result in an inability to collect receivables from these parties. A decline in revenue or the collectability of our receivables could harm our business.

In addition, in response to the COVID-19 pandemic, we are requiring or have required substantially all of our employees to work remotely to minimize the risk of the virus to our employees and the communities in which we operate. We are currently planning for our employees to return to in-person offices later in 2022, however our plans may change if the number of COVID-19 cases rises where our offices are located, and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers and business partners. As our team continues to be dispersed, employees may have less capacity to work due to increased personal obligations (such as childcare, eldercare, or caring for family members who become sick), may become sick themselves and be unable to work, or may be otherwise negatively affected, mentally or physically, by the COVID-19 pandemic and prolonged social distancing. These burdens may lead to employee burn-out and decreased effectiveness which could adversely affect our results due to slow-downs in our sales cycles and recruiting efforts, delays in our entry into customer contracts, delays in addressing performance issues, delays in product development, delays and inefficiencies among various operational aspects of our business, including our financial organization, which could seriously harm our business. More generally, the COVID-19 outbreak has adversely affected economies and financial markets globally, which could decrease technology spending and adversely affect demand for our platform.

The global impact of the COVID-19 pandemic continues to rapidly evolve, and we will continue to monitor the situation and the effects on our business and operations closely. We do not yet know the full extent of potential impacts on our business, operations or the global economy as a whole, particularly if the COVID-19 pandemic and related public health measures continue and persists. The rollout of vaccines and the reduction of COVID-19 cases globally could affect the seasonality of our business or boost global GDP growth, which could positively impact our business. However, the return of more in-person activities will result in an increase in our expenses and could result in a range of impacts to our customers, which could negatively impact our business. Given the uncertainty, we cannot reasonably estimate the impact on our future results of operations, cash flows or financial condition. While the COVID-19 pandemic may eventually be contained or mitigated, there is no guarantee that a future outbreak of this or any other widespread epidemics will not occur, or that the global economy will recover, either of which could harm our business.

Our current operations are and will continue to be global in scope, creating a variety of operational challenges.

We currently have operations and customers across all major global markets. In the years ended December 31, 2021, and 2020, 68.5% and 37.9% of our revenue was generated by customers in United States respectively. For each of the years ended December 31, 2021, and 2020, 27.0% and 42.3% of our revenue was generated by customers in Asia-Pacific, respectively. For each of the years ended December 31, 2021, and 2020, 4.5% and 19.8% of our revenue was generated by customers in EMEA, respectively. We also have a sales presence in multiple countries. We are continuing to adapt to and develop strategies to address global markets, but we cannot assure you that such efforts will be successful. For example, we anticipate that we will need to establish relationships with new partners in order to grow in certain countries, and if we fail to identify, establish and maintain such relationships, we may be unable to execute on our expansion plans. As of December 31, 2021, approximately 32.5% of our full-time employees were located outside of the United States. We expect that our global activities will continue to grow for the foreseeable future as we continue to pursue growth opportunities, which will require significant dedication of management attention and financial resources.

Our current and future global business and operations involve a variety of risks, including:

•        slower than anticipated availability and adoption of our platform and solutions outside the United States;

•        changes or instability in a specific country’s or region’s political, social or economic conditions, including in the United Kingdom (“U.K.”) as a result of its exit from the European Union, and the ongoing Russia and Ukraine military conflict;

•        the need to adapt and localize our platform for specific countries;

•        maintaining our company culture across all of our offices globally;

•        greater difficulty collecting accounts receivable and potential for longer payment cycles;

•        increased reliance on resellers and other third parties for our global expansion;

•        burdens of complying with a variety of foreign laws, including costs associated with legal structures, accounting, statutory filings and tax liabilities;

•        more stringent regulations relating to privacy and data security and the unauthorized use of, or access to, commercial and personal information, particularly in Europe;

•        differing and potentially more onerous labor regulations and practices, especially in Europe, where labor laws are generally more advantageous to employees as compared to the United States, including deemed hourly wage and overtime regulations in these locations, or the existence of workers’ councils and labor unions;

•        challenges inherent in efficiently managing, and the increased costs associated with, an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits, statutory equity requirements and compliance programs that are specific to each jurisdiction;

•        potential changes in laws, regulations and costs affecting our U.K. operations and local employees due to Brexit;

•        unexpected changes in trade relations, regulations, laws or enforcement;

•        difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems, and regulatory systems;

•        increased travel, real estate, infrastructure and legal compliance costs associated with multiple global locations and subsidiaries;

•        currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions if we chose to do so in the future;

•        higher levels of credit risk and payment fraud;

•        restrictions on the transfer of funds, such as limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;

•        enhanced difficulties of integrating any foreign acquisitions;

•        laws and business practices favoring local competitors or general market preferences for local vendors;

•        reduced or uncertain intellectual property protection or difficulties obtaining, maintaining, protecting or enforcing our intellectual property rights, including our trademarks and patents;

•        foreign government interference with our intellectual property that resides outside of the United States, such as the risk of changes in foreign laws that could restrict our ability to use our intellectual property outside of the foreign jurisdiction in which we developed it;

•        political instability, hostilities, war, or terrorist activities;

•        exposure to liabilities under anti-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”), U.S. bribery laws, the UK Bribery Act, and similar laws and regulations in other jurisdictions; and

•        adverse tax burdens and foreign exchange controls that could make it difficult to repatriate earnings and cash.

If we invest substantial time and resources to grow our business in markets outside the U.S. and are unable to do so successfully and in a timely manner, our business and results of operations will suffer.

We are exposed to collection and credit risks, which could impact our operating results.

Our accounts receivable are subject to collection and credit risks, which could impact our operating results. Our contracts typically include upfront purchase commitments for a one- to five-year subscription, which may be invoiced over multiple reporting periods, increasing these risks.. As a result, we can face a timing issue with our accounts payable on shorter cycles than our accounts receivable, requiring us to remit payments from our own funds, and accept the risk of bad debt. Businesses that are good credit risks at the time of sale may become bad credit risks over time. In times of economic recession, the number of our customers who default on payments owed to us tends to increase. Our operating results may be impacted by significant bankruptcies among customers, which could negatively impact our revenue and cash flows. We cannot assure you that our processes to monitor and mitigate these risks will be effective. If we fail to adequately assess and monitor our credit risks, we could experience longer payment cycles, increased collection costs and higher bad debt expense, and our business, operating results and financial condition could be harmed.

Fluctuations in currency exchange rates could harm our operating results and financial condition.

We offer our solutions to customers globally and have operations in over 15 locations worldwide. Although the majority of our cash generated from revenue is denominated in U.S. dollars, revenue generated, and expenses incurred by our subsidiaries outside of the United States are often denominated in the currencies of the local countries. As a result, our consolidated U.S. dollar financial statements are subject to fluctuations due to changes in exchange rates as the financial results of our non-U.S. subsidiaries are translated from local currencies into U.S. dollars. Our financial results are also subject to changes in exchange rates that impact the settlement of transactions in non-local currencies. Because we conduct business in currencies other than U.S. dollars but report our results of operations in U.S. dollars, we also face remeasurement exposure to fluctuations in currency exchange rates, which could hinder our ability to predict our future results and earnings and could materially impact our results of operations. To date, we have not engaged in currency hedging activities to limit the risk of exchange fluctuations and, as a result, our financial condition and operating results could be adversely affected by such fluctuations.

Our global operations may subject us to potential adverse tax consequences.

We are expanding our global operations to better support our growth in global markets. Our corporate structure and associated transfer pricing policies contemplate future growth in global markets, and consider the functions, risks and assets of the various entities involved in intercompany transactions. The amount of taxes we pay in different jurisdictions depends on, among other factors, the application of the tax laws of the various jurisdictions, including the United States, to our global business activities, changes in tax rates, new or revised interpretations of existing tax laws and policies and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. New or revised tax laws may also impact the amount of taxes we pay in different jurisdictions, such as Pillar One and Pillar Two being considered by the Organization of Economic Co-Operation and Development, which would fundamentally change long-standing transfer pricing principles of taxation. The United States is also actively considering tax reform measures that could negatively impact the amount of taxes that we pay. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions pursuant to our intercompany arrangements or disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations. Our financial statements could fail to reflect adequate reserves to cover such a contingency.

Changes in our effective tax rate or tax liability may have an adverse effect on our results of operations.

Our effective tax rate could increase due to several factors, including:

•        changes in the relative amounts of income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;

•        changes in tax laws, tax treaties, and regulations or the interpretation of them;

•        changes to our assessment of our ability to realize our deferred tax assets that are based on estimates of our future results, the feasibility of possible tax planning strategies, and the economic and political environments in which we do business;

•        the outcome of current and future tax audits, examinations or administrative appeals; and

•        limitations or adverse findings regarding our ability to do business in some jurisdictions.

Any of these developments could adversely affect our results of operations.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes appearing elsewhere in this proxy statement and registration statement on Form S-4. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EON Reality — Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve revenue recognition, the valuation of our stock-based compensation awards, including the determination of fair value of our common stock, accounting for business combinations and income taxes, among others. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our common stock.

We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

We have funded our operations since inception primarily with the issuance of equity securities, debt and cash generated from sales of our platform. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business and may require additional funds to respond to business challenges, including the need to develop new solutions, products, services or enhance our existing solutions, products or services, enhance our operating infrastructure, expand globally and acquire complementary businesses and technologies. Additional financing may not be available on terms favorable to us, if at all. In particular, the current COVID-19 pandemic has caused disruption in the global financial markets, which may reduce our ability to access capital and negatively affect our liquidity in the future. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results, and financial condition. If we incur additional debt, the debt holders would have rights senior to holders of common stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. Furthermore, if we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of debt, equity, or other securities. As a result, our stockholders bear the risk of future issuances of debt, equity, or other securities reducing the value of our common stock and diluting their interests. Our inability to obtain adequate financing on terms satisfactory to us, when we require it, could significantly limit our ability to continue to support our business growth, respond to business challenges, expand our operations or otherwise capitalize on our business opportunities due to lack of sufficient capital. Even if we are able to raise such capital, we cannot assure you that it will enable us to achieve better operating results or grow our business.

Risks Related to our Platform and Technology

If we do not make our platform, including new versions or technology advancements, easier to use or properly train customers on how to use our platform, our ability to broaden the appeal of our platform and solutions and to increase our revenue could suffer.

Our platform can be complex to use, and our ability to expand the appeal of our platform depends in part on ensuring that it can be used by a variety of customers. While certain features of our solutions are designed to address the needs of professional developers, we believe that our ability to expand adoption of our platform will depend in part on our ability to address the needs of customers with varied needs and levels of expertise, including artists, animators and sound technicians, as well as new categories of customers and end users, such as architects, civil and mechanical engineers, and designers, in industries beyond higher education. Accordingly, it will be important to our future success that we continue to increase the accessibility of our platform. If we do not succeed in maintaining and broadening the accessibility of our platform, or if competitors develop and introduce products that are easier to use than ours, our ability to increase adoption of our platform will suffer.

In order to get full use of our platform, users generally need training. We provide a variety of training resources to our customers, and we believe we will need to continue to maintain and enhance the breadth and effectiveness of our training resources as the scope and complexity of our platform increase. If we do not provide effective training resources for our customers on how to efficiently and effectively use our platform, our ability to grow our business will suffer, and our business and results of operations may be adversely affected. Additionally, when we announce or release new versions of our platform or advancements in our technology, we could fail to sufficiently explain or train our customers on how to use such new versions or advancements or we may announce or release such versions prematurely. These failures on our part may lead to our customers being confused about use of our platform or expected technology releases, and our ability to grow our business, results of operations, brand and reputation may be adversely affected. For example, such failures have in the past led to customers expressing frustration with our platform on social media and other internet sites.

Interruptions, performance problems, or defects associated with our platform may adversely affect our business, financial condition, and results of operations.

Our reputation and ability to attract and retain customers and grow our business depends in part on our ability to operate our platform at high levels of reliability, scalability and performance, including the ability of our existing and potential customers to access our platform at any time and within an acceptable amount of time. Interruptions in the performance of our platform and solutions, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the availability of our platform. We have experienced, and may in the future experience, disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, capacity constraints due to an overwhelming number of customers accessing our platform simultaneously, denial of service attacks or other security-related incidents.

It may become increasingly difficult to maintain and improve our performance, especially during peak usage times and as our customer base grows and our platform becomes more complex. If our platform is unavailable or if our customers are unable to access our platform within a reasonable amount of time or at all, we may experience a loss of customers, lost or delayed market acceptance of our platform, delays in payment to us by customers, injury to our reputation and brand, legal claims against us, significant cost of remedying these problems and the diversion of our resources. In addition, to the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, financial condition and results of operations, as well as our reputation, may be adversely affected. For example, due to heightened concerns about the regulatory environment with respect to privacy and security matters, our customers are increasingly requesting audit certifications, such as SOC 2, Type II, that we have not yet achieved. Failure to achieve these certifications may adversely impact our ability to grow our business at the pace that may be expected by our investors. Additionally, material interruptions to our service due to security-related incidents may expose us to regulatory fines in certain jurisdictions where we operate even in the absence of data loss.

Further, the software technology underlying our platform is inherently complex and may contain material defects or errors, particularly when new products are first introduced or when new features or capabilities are released. We have from time to time found defects or errors in our platform, and new defects or errors in our existing platform or new products may be detected in the future by us or our users. We cannot assure you that our existing platform and new products will not contain defects. Any real or perceived errors, failures, vulnerabilities, or bugs in our platform could result in negative publicity or lead to data security, access, retention or other performance issues, all of which could harm our business. The costs incurred in correcting such defects or errors may be substantial and could harm our business. Moreover, the harm to our reputation and legal liability related to such defects or errors may be substantial and could similarly harm our business.

If we or our third-party service providers experience a security breach or unauthorized parties otherwise obtain access to our customers’ data, our data, or our platform, our platform may be perceived as not secure, our reputation may be harmed, our business operations may be disrupted, demand for our platform may be reduced, and we may incur significant liabilities.

Operating our business and platform involves the collection, storage and transmission of sensitive, proprietary and confidential information, including personal information of our personnel, customers and their end users, our proprietary and confidential information and the confidential information we collect from our partners, customers and creators.

The security measures we take to protect this information may be breached as a result of cyber-attacks, computer malware, software bugs and vulnerabilities, malicious code, viruses, social engineering (including spear phishing and ransomware attacks), denial-of-service attacks (such as credential stuffing attacks), supply chain attacks and vulnerabilities through our third party vendors, hacking, and other efforts by individuals or groups of hackers and sophisticated organizations, including state-sponsored organizations or nation-states. Such incidents have become more prevalent in our industry in recent years. For example, attempts by malicious actors to fraudulently induce our personnel into disclosing usernames, passwords or other information that can be used to access our systems have increased and could be successful. Ransomware attacks are becoming increasingly prevalent and severe and can lead to significant interruptions, delays, or outages in our operations, loss of data, loss of income, significant extra expenses to restore data or systems, reputational harm, and the diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting payments. Our security measures could also be compromised by personnel, theft or errors, or be insufficient to prevent harm resulting from security vulnerabilities in software or systems on which we rely. Additionally, the COVID-19 pandemic and our remote workforce pose increased risks to our information technology assets and data. Future acquisitions could also expose us to additional cybersecurity risks and vulnerabilities from any newly acquired information technology infrastructure.

Such incidents have occurred in the past, and may occur in the future, resulting in unauthorized, unlawful or inappropriate access to, inability to access, disclosure of or loss of the sensitive, proprietary and confidential information that we handle. Investigations into potential incidents occur on a regular basis as part of our Security program. Security incidents could also damage our IT systems, our ability to provide our platform and solutions, and our ability to make the financial reports and other public disclosures required of public companies.

We rely on third parties to provide critical services that help us deliver our solutions and operate our business. In the course of providing their services, these third parties may support or operate critical business systems for us or store or process personal information and any of the same sensitive, proprietary and confidential information that we handle. These third-party providers may not have adequate security measures and have experienced and could experience in the future security incidents that compromise the confidentiality, integrity or availability of the systems they operate for us or the information they process on our behalf. Such occurrences could adversely affect our business to the same degree as if we had experienced these occurrences directly and we may not have recourse to the responsible third parties for the resulting liability we incur.

Because there are many different cybercrime and hacking techniques and such techniques continue to evolve, we may be unable to anticipate attempted security breaches, react in a timely manner or implement adequate preventative measures. While we have developed systems and processes designed to protect the integrity, confidentiality and security of our and our customers’ confidential and personal information under our control, we cannot assure you that any security measures that we or our third-party service providers have implemented will be effective against current or future security threats. A security breach or other security incident, or the perception that one has occurred, could result in a loss of customer confidence in the security of our platform and damage to our reputation and brand, reduce demand for our solutions, disrupt normal business operations, require us to incur material costs to investigate and remedy the incident and prevent recurrence, expose us to litigation, regulatory enforcement action, fines, penalties and damages and adversely affect our business, financial condition and results of operations. These risks are likely to increase as we continue to grow and process, store and transmit an increasingly large volume of data.

We have contractual and legal obligations to notify relevant stakeholders of security breaches. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. In addition, our agreements with certain customers and partners may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity and may cause our customers to lose confidence in the effectiveness of our security measures.

A security breach could lead to claims by our customers, their end users or other relevant parties that we have failed to comply with contractual obligations to implement specified security measures. As a result, we could be subject to legal action or our customers could end their relationships with us. We cannot assure you that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages. Security breaches could similarly result in enforcement actions by government authorities alleging that we have violated laws requiring us to maintain reasonable security measures.

Additionally, we cannot be certain that our insurance coverage will be adequate for data security liabilities actually incurred, will cover any indemnification claims against us relating to any incident, will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation, business, financial condition, and results of operations.

In addition, we continue to expend significant costs to seek to protect our platform and solutions and to introduce additional security features for our customers, and we expect to continue to have to expend significant costs in the future. Any increase in these costs will adversely affect our business, financial condition, and results of operations.

If we fail to timely release updates and new features to our platform and adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, or changing customer needs, requirements, or preferences, our platform may become less competitive.

The market in which we compete is subject to rapid technological change, evolving industry standards, and changing regulations, as well as changing customer needs, requirements and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. Accordingly, our ability to increase our revenue depends in large part on our ability to maintain, improve and differentiate our existing platform and introduce new functionality.

We must continue to improve existing features and add new features and functionality to our platform in order to retain our existing customers and attract new ones. For example, if the technology underlying our high-definition rendering pipeline or our graphics, animation and audio tools become obsolete or do not address the needs of our customers, our business would suffer.

Revenue growth from our platform depends on our ability to continue to develop and offer effective features and functionality for our customers and to respond to frequently changing data protection regulations, policies, and end-user demands and expectations, which will require us to incur additional costs to implement. If we do not continue to improve our platform with additional features and functionality in a timely fashion, or if improvements to our platform are not well received by customers, our revenue could be adversely affected.

If we fail to deliver timely releases of our platform and solutions that are ready for commercial use, release a new version, service, tool or update with material errors, or are unable to enhance our platform to keep pace with rapid technological and regulatory changes or respond to new offerings by our competitors, or if new technologies emerge that are able to deliver competitive solutions at lower prices, more efficiently, more conveniently or more securely than our solutions, or if new operating systems, higher education platforms or devices are developed and we are unable to support our customers’ use of our products and solutions on those systems, platforms or devices, then our business, financial condition, and results of operations could be adversely affected.

Our business depends on the interoperability of our solutions across third-party platforms, operating systems, and applications, and on our ability to ensure our platform and solutions operate effectively on those platforms. If we are not able to integrate our solutions with third-party platforms in a timely manner, our business may be harmed.

One of the most important features of our platform and solutions is broad interoperability with a range of diverse devices, operating systems, and third-party applications. Our customers rely on our solutions to create and simultaneously deploy content to a variety of third-party platforms. Similarly, we and our customers also rely on our solutions’ interoperability with third-party platforms in order to deliver services. Third-party platforms are constantly evolving, and we may not be able to modify our solutions to assure compatibility with that of other third parties following development changes within a timely manner. For example, third-party platforms frequently deploy updates to their hardware or software and modify their system requirements. The success of our business depends on our ability to incorporate these updates to third-party licensed software into our technology, effectively respond to changes to device and operating system platform requirements and maintain our relationships with third-party platforms. Our success also depends on our ability to simultaneously manage solutions on multiple platforms and our ability to effectively deploy our solutions to an increasing number of new platforms. Given the number of platforms we support, it can be difficult to keep pace with the number of third-party updates that are required in order to provide the interoperability our customers demand. If we fail to effectively respond to changes or updates to third-party platforms that we support, our business, financial condition, and results of operations could be harmed.

We rely upon third-party providers of cloud-based infrastructure to host our platform. Any disruption in the operations of these third-party providers, limitations on capacity or interference with our use could adversely affect our business, financial condition, and results of operations.

We currently serve our users the EON-XR Platform is a cloud-based Software as a Service (SaaS) designed and built on Amazon Web Services (AWS). The EON-XR Platform is currently hosted on AWS in California, USA. Any limitation on the capacity of ourcloud infrastructure could impede our ability to onboard new customers or expand the usage of our existing customers, host our platform or serve our customers, which could adversely affect our business, financial condition and results of operations. In addition, any incident affecting our or cloud infrastructure that may be caused by cyber-attacks, natural disasters, fire, flood, severe storm, earthquake, power loss, outbreaks of contagious diseases, telecommunications failures, terrorist or other attacks and other similar events beyond our control could negatively affect the cloud-based portion of our platform. A prolonged service disruption affecting ourcloud-based services for any of the foregoing reasons would negatively impact our ability to serve our customers and could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers or otherwise harm our business. We may also incur significant costs for using alternative providers or taking other actions in preparation for, or in response to, events that damage the third-party hosting services we use.

In the event that our service agreements relating to our cloud infrastructure are terminated, or there is a lapse of service, elimination of services or features that we utilize, interruption of internet service provider connectivity or damage to such facilities, we could experience interruptions in access to our platform, loss of revenue from revenue-share and consumption-based solutions, as well as significant delays and additional expense in arranging or creating new facilities and services or re-architecting our platform for deployment on a different or cloud infrastructure service provider, which could adversely affect our business, financial condition and results of operations.

Any failure to obtain, maintain, protect or enforce our intellectual property and proprietary rights could impair our ability to protect our proprietary technology and our brand.

Our success depends to a significant degree on our ability to obtain, maintain, protect and enforce our intellectual property rights, including our proprietary technology, know-how and our brand. We rely on a combination of trademarks, trade secret laws, patents, copyrights, service marks, contractual restrictions and other intellectual property laws and confidentiality procedures to establish and protect our proprietary rights. However, the steps we take to obtain, maintain, protect and enforce our intellectual property rights may be inadequate. We will not be able to protect our intellectual property rights if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property rights. If we fail to protect our intellectual property rights adequately, or fail to continuously innovate and advance our technology, our competitors could gain access to our proprietary technology and develop and commercialize substantially identical products, services or technologies. In addition, defending our intellectual property rights might entail significant expense. Any patents, trademarks or other intellectual property rights that we have or may obtain may be challenged or circumvented by others or invalidated or held unenforceable through administrative processes, including re-examination, inter partes review, interference and derivation proceedings and equivalent proceedings in foreign jurisdictions, such as opposition proceedings, or litigation. In addition, despite our pending patent applications, we cannot assure you that our patent applications will result in issued patents. Even if we continue to seek patent protection in the future, we may be unable to obtain or maintain patent protection for our technology. In addition, any patents issued from pending or future patent applications or licensed to us in the future may not provide us with competitive advantages, or may be successfully challenged by third parties. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our solutions and use information that we regard as proprietary to create products that compete with ours. Patent, trademark, copyright and trade secret protection may not be available to us in every country in which our platform and solutions are available. The value of our intellectual property could diminish if others assert rights in or ownership of our trademarks and other intellectual property rights, or trademarks that are similar to our trademarks. We may be unable to successfully resolve these types of conflicts to our satisfaction. In some cases, litigation or other actions may be necessary to protect or enforce our trademarks and other intellectual property rights. Furthermore, third parties may assert intellectual property claims against us, and we may be subject to liability, required to enter into costly license agreements, required to rebrand our platform or prevented from selling our platform and solutions if third parties successfully oppose or challenge our trademarks or successfully claim that we infringe, misappropriate or otherwise violate their trademarks or other intellectual property rights. In addition, the laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. As we expand our global activities, our exposure to unauthorized copying and use of our platform and proprietary information will likely increase. Moreover, policing unauthorized use of our technologies, trade secrets and intellectual property may be difficult, expensive and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our intellectual property rights.

We enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with other third parties, including suppliers and other partners. However, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our proprietary information, know-how and trade secrets or that has or may have developed intellectual property in connection with their engagement with us. Moreover, we cannot assure you that these agreements will be effective in controlling access to, distribution, use, misuse, misappropriation, reverse engineering or disclosure of our proprietary information, know-how and trade secrets. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our platform. These agreements may be breached, and we may not have adequate remedies for any such breach.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights, such as rights under our software licenses, and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management, and could result in the impairment or loss of portions of our intellectual property. Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights, and if such defenses, counterclaims or countersuits are successful, we could lose valuable intellectual property rights. Our inability to enforce our unique licensing structure, including financial eligibility tiers, and our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our solutions, impair the functionality of our platform, delay introductions of new solutions, result in our substituting inferior or more costly technologies into our platform, or injure our reputation.

We license and make available source code to customers. Although those customers are restricted in the manner in which they can use and share our source code, we cannot assure you that unauthorized use or copying of our source code will not occur. We rely on periodic significant updates to our source code to encourage our customers to access our source code through us on a paying or, for qualified users, non-paying, basis. However, we cannot assure you that this strategy will be effective in ensuring that users are not misusing or accessing our source code on an authorized basis.

Our ability to acquire and maintain licenses to intellectual property may affect our revenue and profitability. These licenses may become more expensive and increase our costs.

While most of the intellectual property we use is created by us, we have also acquired rights to proprietary intellectual property that provide key features and functionality in our solutions. We have also obtained rights to use intellectual property through licenses and service agreements with third parties.

Proprietary licenses typically limit our use of intellectual property to specific uses and for specific time periods. If we are unable to maintain these licenses or obtain additional licenses on reasonable economic terms or with significant commercial value, our revenue and profitability may be adversely impacted. These licenses may become more expensive and increase the advances, guarantees and royalties that we may pay to the licensor, which could significantly increase our costs and adversely affect our profitability.

We are and may in the future become subject to intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business.

Defending any future claims can be expensive and impose a significant burden on management and employees, and we may receive unfavorable preliminary, interim, or final rulings in the course of litigation, which could seriously harm our business.

We may in the future become subject to additional intellectual property disputes, and may become subject to liability as a result of these disputes. Our success depends, in part, on our ability to develop and commercialize our solutions without infringing, misappropriating, or otherwise violating the intellectual property rights of third parties. However, there is no assurance that our technologies, products, services, or platform will not be found to infringe, misappropriate or otherwise violate the intellectual property rights of third parties. Lawsuits are time-consuming and expensive to resolve and they divert management’s time and attention. Companies in the internet, technology, and higher education industries own large numbers of patents, copyrights, trademarks, domain names and trade secrets and frequently enter into litigation based on allegations of infringement, misappropriation or other violations of intellectual property or other rights. As we face increasing competition and gain a higher profile, the possibility of intellectual property rights and other claims against us grows. Our technologies may not be able to withstand any third-party claims against their use. In addition, many companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. We have a number of issued patents. We have filed a number of additional U.S. and foreign patent applications but they may not issue. Any litigation may also involve patent holding companies or other adverse patent owners that have no relevant product revenue, and therefore, our patents and patent applications may provide little or no deterrence as we would not be able to assert them against such entities or individuals. If a third party is able to obtain an injunction preventing us from accessing such third-party intellectual property rights, or if we cannot license or develop alternative technology for any infringing aspect of our business, we would be forced to limit or stop sales of our solutions or cease business activities related to such intellectual property. In addition, we may need to settle litigation and disputes on terms that are unfavorable to us. Although we carry general liability insurance and patent infringement insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition or results of operations. Any intellectual property claim asserted against us, or for which we are required to provide indemnification, may require us to do one or more of the following:

•        cease selling or using products that incorporate the intellectual property rights that we allegedly infringe, misappropriate or violate;

•        make substantial payments for legal fees, settlement payments, or other costs or damages;

•        obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology; or

•        redesign or rebrand the allegedly infringing products to avoid infringement, misappropriation, or violation, which could be costly, time-consuming or impossible.

Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. We expect that the occurrence of infringement claims is likely to grow as the market for our solutions grow. Accordingly, our exposure to damages resulting from infringement claims could increase, and this could further exhaust our financial and management resources.

We use open source software in our platform, which could negatively affect our ability to sell our services or subject us to litigation or other actions.

We use open source software in our platform, and we expect to continue to incorporate open source software in our services in the future. Few of the licenses applicable to open source software have been interpreted by courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our platform. Moreover, we cannot ensure that we have not incorporated additional open source software in our software in a manner that is inconsistent with the terms of the applicable license or our current policies and procedures. Depending on the terms of certain of these licenses, we may be subject to certain requirements, including that we make source code available for modifications or derivative works we create based upon, incorporating or using the open source software and that we license such modifications or derivative works under the terms of applicable open source licenses. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of our platform that contained the open source software and required to comply with onerous conditions or restrictions on these products, which could disrupt the distribution and sale of these products. From time to time, there have been claims challenging the ownership rights in open source software against companies that incorporate it into their products, and the licensors of such open source software provide no warranties or indemnities with respect to such claims. As a result, we and our customers could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Litigation could be costly for us to defend, have a negative effect on our business, financial condition and results of operations, or require us to devote additional research and development resources to change our platform. In addition, although we employ open source software license screening measures, if we were to combine our proprietary software products with certain open source software in a particular manner we could, under certain open source licenses, be required to release the source code of our proprietary software products. Some open source projects have known vulnerabilities and architectural instabilities and are provided on an “as-is” basis which, if not properly addressed, could negatively affect the performance of our product. If we inappropriately use or incorporate open source software subject to certain types of open source licenses that challenge the proprietary nature of our platform, we may be required to re-engineer such products, discontinue the sale of such products or take other remedial actions.

Risks Related to our Management, Brand, and Culture

We rely on the performance of highly skilled personnel, including our management and other key employees, and the loss of one or more of such personnel, or of a significant number of our employees, or the inability to attract and retain executives and employees we need to support our operations and growth, could harm our business.

Our success and future growth depend upon the continued services of our management team and other key employees. In particular, our Chairman and Chief Executive Officer, is critical to our overall management, as well as the continued development of our platform, our culture and our strategic direction. From time to time, there may be changes in our management team resulting from the hiring or departure of executives and key employees, which could disrupt our business. We also are dependent on the continued service of our existing software engineers because of the complexity of our solutions. Our senior management and key employees are employed on an at-will basis. We may terminate any employee’s employment at any time, with or without cause, and any employee may resign at any time, with or without cause. The loss of one or more members of our senior management, especially Chief Financial Officer and President or other key employees could harm our business, and we may not be able to find adequate replacements. We cannot ensure that we will be able to retain the services of any members of our senior management or key employees.

In addition, to execute our growth plan, we must attract and retain highly qualified personnel. We have had difficulty quickly filling certain open positions in the past, and we expect to have significant future hiring needs. Competition is intense, particularly in Southern California and other areas in which we have offices, for engineers experienced in designing and developing cloud-based platform products, data scientists with experience in machine learning and artificial intelligence and experienced sales professionals. In order to continue to access top talent, we will likely continue to grow our footprint of office locations, which may add to the complexity and costs of our business operations. From time to time, we have experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached their legal obligations, resulting in a diversion of our time and resources. In addition, prospective and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, experiences significant volatility or increases such that prospective employees believe there is limited upside to the value of our equity awards, it may adversely affect our ability to recruit and retain key employees. In addition, we may experience employee turnover as a result of the ongoing “great resignation” occurring throughout the U.S. economy. New hires require training and take time before they achieve full productivity. New employees may not become as productive as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects would be harmed.

Our culture emphasizes innovation, and if we cannot maintain this culture as we grow, our business could be harmed.

We have a culture that encourages employees to develop and launch new and innovative solutions, which we believe is essential to attracting customers and partners and serving the best, long-term interests of our company. As our business grows and becomes more complex, it may become more difficult to maintain this cultural emphasis. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel, which is critical to our growth, and to effectively focus on and pursue our strategies. If we fail to maintain our company culture, our business and competitive position may be harmed.

Risks Related to Laws, Regulations, and the Global Economy

We are subject to rapidly changing and increasingly stringent laws, contractual obligations, and industry standards relating to privacy, data security, and the protection of children. The restrictions and costs imposed by these requirements, or our actual or perceived failure to comply with them, could harm our business.

Our platform and solutions, rely on our ability to process sensitive, proprietary, confidential, and regulated information, including personal information, trade secrets, intellectual property, and business information, that belongs to us or that we handle on behalf of others such as our customers. These activities are regulated by a variety of federal, state, local, and foreign privacy and data security laws and regulations, which have become increasingly stringent in recent years and continue to evolve. Any actual or perceived non-compliance could result in litigation and proceedings against us by governmental entities, customers, individuals or others; fines and civil or criminal penalties for us or company officials; obligations to cease offerings or to substantially modify our ways that make them less effective in certain jurisdictions; negative publicity and harm to our brand and reputation; and reduced overall demand for our platform or reduced returns on our Operate Solutions.

Internationally, most jurisdictions in which we or our customers operate have adopted privacy and data security laws. For example, the European Union’s (“EU”) General Data Protection Regulation (EU) 2016/679 (“GDPR”) applies to the European Economic Area (“EEA”) and, in substantially equivalent form, to UK establishments and UK-focused processing operations (“UK GDPR”). European data protection laws, including EU GDPR, UK GDPR, and others, impose significant and complex burdens on processing personal information and provide for robust regulatory enforcement and significant penalties for noncompliance. For example, companies that violate the GDPR can face private litigation, bans on data processing and fines of up to the greater of 20 million Euros or 4% of their worldwide annual revenue.

Regulators, courts, and platforms have increasingly interpreted the GDPR and other data protection laws as requiring affirmative opt-in consent to use cookies and similar technologies for personalization, advertising, or analytics. A new regulation that has been proposed in the European Union, known as the ePrivacy Regulation, may further restrict the use of cookies and other online tracking technologies on which our platform relies, as well as increase restrictions on online direct marketing. Such restrictions could increase our exposure to regulatory enforcement action, increase our compliance costs, and adversely affect our business.

Globally, certain jurisdictions have enacted data localization laws and have imposed requirements for cross-border transfers of personal information. For example, the cross-border transfer landscape in Europe is currently unstable and other countries outside of Europe have enacted or are considering enacting cross-border data transfer restrictions and laws requiring data residency. For example, the GDPR and other European data protection laws also generally prohibit the transfer of personal information to countries outside the EEA, such as the United States, which are not considered by the European Commission to provide an adequate level of data protection. In addition, Swiss and UK law contain similar data transfer restrictions as the GDPR. The European Commission recently released guidance on Standard Contractual Clauses, a mechanism to transfer data outside of the EEA, which imposes additional obligations to carry out cross-border data transfers. Although there are currently valid mechanisms available to transfer data from these jurisdictions, there remains some uncertainty regarding the future of these cross-border data transfers. Countries outside of Europe have enacted or are considering similar cross-border data transfer restrictions and laws requiring local data residency and restricting cross-border data transfer, which could increase the cost and complexity of doing business. If we cannot implement a valid mechanism for cross-border personal information transfers, we may face increased exposure to regulatory actions, penalties, and data processing restrictions or bans, and reduce demand for our services. Loss of our ability to import personal information from Europe and elsewhere may also require us to increase our data processing capabilities outside the U.S. at significant expense.

Additionally, in August 2021, China adopted the Personal Information Protection Law (“PIPL”), which takes effect on November 1, 2021. The PIPL introduces a legal framework similar to the GDPR and is viewed as the beginning of a comprehensive system for the protection of personal information in China, although numerous aspects of the law remain uncertain and developing and the impact that PIPL will have on businesses remains uncertain.

In the United States, federal, state, and local governments have enacted numerous privacy and data security laws, including data breach notification laws, personal information privacy laws, health information privacy laws, and consumer protection laws.

States have begun to introduce more comprehensive privacy legislation. For example, California enacted the California Consumer Privacy Act (“CCPA”), which took effect on January 1, 2020 and imposes several obligations on covered businesses, including requiring specific disclosures related to a business’s collection, use, and sharing of personal information, new operational practices, and requirements to respond to requests from California residents related to their personal information. The CCPA contains significant potential penalties for noncompliance (up to $7,500 per violation). Additionally, it is anticipated that privacy requirements under California law will become more restrictive under the newly adopted California Privacy Rights Act (“CPRA”), which is set to become effective in January 2023 and which is expected to increase the risk of enforcement actions. Other states are considering or have also enacted privacy and data security laws. For example, Virginia and Colorado have similarly enacted such comprehensive laws, the Consumer Data Protection Act and Colorado Privacy Act, respectively, both of which differ from the CCPA and become effective in 2023.

There is also increasing focus at the state and federal level on use of sensitive categories of data that we may be deemed to collect from time to time. For example, several states and localities have enacted statutes banning or restricting the collection of biometric information. Our platform and solutions employ technology to help creators build augmented and virtual reality applications, and their use to recognize and collect information about individuals could be perceived as subject to these biometric privacy laws. Although we have endeavored to comply with these laws, the collection of biometric information has increasingly been subject to litigation.

There are emerging cases applying existing privacy and data security laws in the U.S., such as the federal and state wiretapping laws in novel and potentially impactful ways, which may affect our ability to offer certain products. The outcome of these cases could cause us to make changes to our platform to avoid costly litigation, government enforcement actions, damages, and penalties under these laws, which could adversely affect our business, results of operations, and our financial condition.

Another area of increasing focus by regulators is children’s privacy. Enforcement of longstanding privacy laws, such as the Children’s Online Privacy Protection Act (“COPPA”), has increased and that trend is expected to continue under the new generation of privacy and data security laws, such as the GDPR, CCPA, and CPRA. For example, the U.K.’s Information Commissioner’s Office recently enacted the Age-Appropriate Design Code (“Children’s Code”), which imposes various obligations relating to the processing of children’s data. We have previously been subject to claims related to the privacy of minors predicated on COPPA and other privacy and data security laws, and we may in the future face claims under COPPA, the GDPR, the Children’s Code, the CCPA, the CPRA, or other laws relating to children’s privacy.

In response to the increasing restrictions of global privacy and data security laws, our customers have sought and may continue to seek increasingly stringent contractual assurances regarding our handling of personal information and may adopt internal policies that limit their use of our Operate Solutions. In addition, privacy advocates and industry groups have regularly proposed, and may propose in the future, self-regulatory standards by which we are legally or contractually bound. If we fail to comply with these contractual obligations or standards, we may face substantial contractual liability or fines.

As also described in “Risk Factors-Operating system platform providers or application stores may change terms of service, policies or technical requirements to require us or our customers to change data collection and privacy and data security practices, business models, operations, practices, advertising activities or application content, which could adversely impact our business,” the requirements imposed by rapidly changing privacy and data security laws, platform providers, and application stores requires us to dedicate significant resources to compliance, and could also limit our ability to operate, harm our reputation, reduce demand for our platform, and subject us to regulatory enforcement action (including fines, investigations, audits, or bans on processing personal information), private litigation, and other liability. Such occurrences could adversely affect our business, financial condition, and results of operations.

Adverse changes in the geopolitical relationship between the United States and China or changes in China’s economic and regulatory landscape could have an adverse effect on business conditions.

Because our continued business operations in China constitute a significant part of our current and future revenue growth plans, adverse changes in economic and political policies relating to China could have an adverse effect on our business. An escalation of recent trade tensions between the U.S. and China has resulted in trade restrictions that harm our ability to participate in Chinese markets. For example, U.S. export control regulations relating to China have created restrictions with respect to the sale of our platform to various Chinese customers and further changes to regulations could result in additional restrictions. Sustained uncertainty about, or worsening of, current global economic conditions and further escalation of trade tensions between the U.S. and its trading partners, especially China, could result in a global economic slowdown and long-term changes to global trade, including retaliatory trade restrictions that further restrict our ability to operate in China.

The Chinese economic, legal and political landscape also differs from many developed countries in many respects, including the level of government involvement and regulation, control of foreign exchange and allocation of resources, uncertainty regarding the enforceability and scope of protection for intellectual property rights, a relatively uncertain legal system, and instability related to economic, political and social reform. The laws, regulations and legal requirements in China are also subject to frequent changes. Any actions and policies adopted by the government of the People’s Republic of China (“PRC”), particularly with regard to intellectual property rights and existing cloud-based and Internet restrictions for non-Chinese businesses, or any prolonged slowdown in China’s economy, due to the COVID-19 pandemic, could have an adverse effect on our business, results of operations and financial condition.

In particular, PRC laws and regulations impose restrictions on foreign ownership of companies that engage in internet, market survey, cloud-based services and other related businesses from time to time. Specifically, foreign ownership of an internet content provider may not exceed 50% and the primary foreign investor of such provider must have a record of good performance and operating experience in managing internet content service. Accordingly, our ability to offer cloud-based services in China depends on our ability to implement and maintain structures that are acceptable under PRC laws. If any structure that we have implemented or may in the future implement is determined to be illegal or invalid, the relevant governmental authorities would have broad discretion in dealing with such violation, including revoking our business and operating licenses, requiring us to discontinue or restrict operations, restricting our rights to collect revenue, confiscating our income, requiring us to restructure our ownership structure or operations, imposing additional conditions or requirements with which we may not be able to comply or levying fines. Additionally, the structure that we have implemented or may in the future implement may not be as effective as direct ownership, and we may not be able to enforce our rights to exercise control over our business operation in China. Any of the foregoing could cause significant disruption to our business operations and may materially and adversely affect our business, financial condition, and operating results.

We may be materially adversely affected by the geopolitical conditions resulting from the recent invasion of Ukraine by Russia and subsequent sanctions against Russia, Belarus and related individuals and entities and the status of debt and equity markets, as well as protectionist legislation in our target markets.

United States and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the recent invasion of Ukraine by Russia in February 2022. In response to such invasion, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine during the ongoing military conflict, increasing geopolitical tensions with Russia. The invasion of Ukraine by Russia and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing military conflict in Ukraine is highly unpredictable, the conflict could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. Additionally, Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets. In addition, the recent invasion of Ukraine by Russia, and the impact of sanctions against Russia and the potential for retaliatory acts from Russia, could result in increased cyber-attacks against U.S. companies.

Any of the abovementioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine and subsequent sanctions, could adversely affect our target business as well as consummation of Business Combination. The extent and duration of the Russian invasion of Ukraine, resulting sanctions and any related market disruptions are impossible to predict, but could be substantial, particularly if current or new sanctions continue for an extended period of time or if geopolitical tensions result in expanded military operations on a global scale. If these disruptions or other matters of global concern continue for an extensive period of time, the operations of our target business with which we entered into a Merger Agreement as described above, and the consummation of the Business Combination, may be materially adversely affected.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete our initial business combination and results of operations.

We are subject to laws and regulations enacted by national, regional, and local governments. We will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments, and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to complete our initial business combination and results of operations.

On March 30, 2022, the SEC issued proposed rules relating to, among other items, disclosures in business combination transactions involving SPACs and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which special purpose acquisition companies (“SPACs”) could become subject to regulation under the Investment Company Act of 1940, as amended, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. These rules, if adopted, whether in the form proposed or in a revised form, may increase the costs of and the time needed to complete our Business Combination, and may constrain the circumstances under which we could close on our business combination.

We are subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business, financial condition and results of operations.

We are subject to the FCPA, U.S. domestic bribery laws, the UK Bribery Act and other anti-corruption and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees and their third-party intermediaries from authorizing, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. As we increase our global sales and business to the public sector and further develop our reseller channel, we may engage with business partners and third-party intermediaries to market our solutions and obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not authorize such activities.

While we have policies and procedures to address compliance with such laws, we cannot assure you that none of our employees and agents will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our global sales and business, our risks under these laws may increase.

Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties or injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, financial condition and results of operations could be harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

We are subject to governmental export and import controls and economic sanctions laws that could impair our ability to compete in global markets or subject us to liability if we violate the controls.

Our platform is subject to U.S. export controls. Our platform and the underlying technology may be exported outside of the United States only with the required export authorizations, including by license, a license exception, or other appropriate government authorizations, including the filing of an encryption classification request or self-classification report, as applicable.

Furthermore, our activities are subject to U.S. economic sanctions laws and regulations administered by the Office of Foreign Assets Control (“OFAC”), that prohibit the shipment of most solutions to embargoed jurisdictions or sanctioned parties without the required export authorizations. Obtaining the necessary export license or other authorization for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities.

Although we have taken precautions to prevent our platform from being provided, deployed or used in violation of export control and sanctions laws, and have enhanced our policies and procedures relating to export control and sanctions compliance, we have inadvertently provided products and services in the past to some customers in apparent violation of U.S. export control and economic sanctions laws. In August 2020, we submitted to OFAC and to the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”) initial notifications of voluntary self-disclosure concerning these apparent violations. In February 2021, we submitted to OFAC and BIS final notifications of voluntary self-disclosure concerning the same. In April 2021, OFAC closed out the voluntary self-disclosure and issued a cautionary letter, with no imposition of monetary fines or penalties. In June 2021, after submission of a supplemental disclosure to BIS regarding additional apparent export control violations that were uncovered, BIS also closed out the voluntary self-disclosure and issued a warning letter, with no imposition of monetary fines or penalties. We cannot assure you that our policies and procedures relating to export control and sanctions compliance will prevent violations in the future. If we are found to be in violation of U.S. sanctions or export control regulations, it can result in significant fines or penalties and possible incarceration for responsible employees and managers, as well as reputational harm and loss of business.

If we or our resellers fail to obtain appropriate import, export, or re-export licenses or permits, we may also be adversely affected through reputational harm, as well as other negative consequences, including government investigations and penalties.

Also, various countries, in addition to the United States, regulate the import and export of certain encryption and other technology, including import and export licensing requirements, and have enacted laws that could limit our ability to distribute our platform or could limit our customers’ ability to implement our platform in those countries. Changes in our platform or future changes in export and import regulations may create delays in the introduction of our platform in global markets, prevent our customers with global operations from deploying our platform globally or, in some cases, prevent the export or import of our platform to certain countries, governments or persons altogether. From time to time, various governmental agencies have proposed additional regulation of encryption technology.

Our customers outside of the United States generated approximately 29%, and 34% of our revenue for the years ended December 31, 2021, and 2020, respectively, and our growth strategy includes further expanding our operations and customer base across all major global markets. However, any change in export or import regulations, economic sanctions or related legislation, increased export and import controls, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our platform by, or in our decreased ability to export or sell our platform to, existing or potential customers with global operations. Any decreased use of our platform or limitation on our ability to export or sell our platform in major global markets would adversely affect our business, results of operations, and growth prospects.

Sales to government entities and highly regulated organizations are subject to a number of challenges and risks.

We sell our software to U.S. federal, state, and local, as well as foreign, governmental agency customers, as well as to customers in highly regulated industries. Sales to such entities are subject to a number of challenges and risks. Selling to such entities can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Government contracting requirements may change and in doing so restrict our ability to sell into the government sector until we have attained the revised certification. Government demand and payment for solutions are affected by public sector budgetary cycles and funding authorizations and funding reductions or delays may adversely affect public sector demand that could develop for our solutions.

Further, governmental, and highly regulated entities may demand or require contract terms and product and solution features or certifications that differ from our standard arrangements and are less favorable or more difficult to maintain than terms that we negotiate with private sector customers or otherwise make available. Such entities may have statutory, contractual or other legal rights to terminate contracts with us or our partners for convenience or for other reasons. Any such termination may adversely affect our ability to provide our platform to other government customers and could adversely impact our reputation, business, financial condition and results of operations.

We could be required to collect additional sales, value added or similar taxes or be subject to other tax liabilities that may increase the costs our customers would have to pay for our solutions and adversely affect our results of operations.

We collect sales, value added or similar indirect taxes in a number of jurisdictions. An increasing number of states have considered or adopted laws that attempt to impose sales tax collection obligations on out-of-state companies. Additionally, the Supreme Court of the United States ruled in South Dakota v. Wayfair, Inc. et al (“Wayfair”) that online sellers can be required to collect sales and use tax despite not having a physical presence in the buyer’s state. In response to Wayfair, or otherwise, states or local governments may adopt, or begin to enforce, laws requiring us to calculate, collect, and remit taxes on sales in their jurisdictions. Similarly, many foreign jurisdictions have considered or adopted laws that impose value added, digital service, or similar taxes, on companies despite not having a physical presence in the foreign jurisdiction. A successful assertion by one or more states, or foreign jurisdictions, requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently do collect some taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest. The requirement to collect sales, value added or similar indirect taxes by foreign, state or local governments for sellers that do not have a physical presence in the jurisdiction could also create additional administrative burdens for us, put us at a competitive disadvantage if they do not impose similar obligations on our competitors, and decrease our future sales, which could have a material adverse effect on our business and results of operations. We continually monitor the evolving tax requirements in the jurisdictions in which we operate and those jurisdictions where our customers reside.

Any legal proceedings, claims against us, or other disputes could be costly and time-consuming to defend and could harm our reputation regardless of the outcome.

We are and may in the future become subject to legal proceedings and claims that arise from time to time, such as claims brought by our customers in connection with commercial disputes or employment claims made by our current or former employees.

Any litigation or dispute, whether meritorious or not, could harm our reputation, will increase our costs and may divert management’s attention, time and resources, which may in turn harm our business, financial condition and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial position and results of operations.

We are subject to laws and regulations worldwide, many of which are unsettled and still developing, and which could increase our costs or adversely affect our business.

We are subject to a variety of laws in the United States and abroad that affect our business, including state and federal laws regarding consumer protection, advertising, electronic marketing, protection of minors, data protection and privacy, data localization requirements, online services, anti-competition, labor, real estate, taxation, intellectual property ownership and infringement, export and national security, tariffs, anti-corruption and telecommunications, all of which are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the United States, and compliance with laws, regulations and similar requirements may be burdensome and expensive. Laws and regulations may be inconsistent from jurisdiction to jurisdiction, which may increase the cost of compliance and doing business. Any such costs, which may rise in the future as a result of changes in these laws and regulations or in their interpretation, could make our platform less attractive to our customers or cause us to change or limit our ability to sell our platform. We have policies and procedures designed to ensure compliance with applicable laws and regulations, but we cannot assure you that our employees, contractors or agents will not violate such laws and regulations or our policies and procedures. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere regarding our platform may lessen the growth of mobile academic institutions and impair our business, financial condition or results of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Arogo and EON Reality adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The historical financial information of Arogo was derived from the unaudited financial statements of Arogo as of and for the six months ended June 30, 2022 and the audited financial statements for the period from June 9, 2021 (inception) through December 31, 2021, included elsewhere in this proxy statement/prospectus. The historical financial information of EON Reality was derived from the unaudited financial statements of EON Reality as of and for the six months ended June 30, 2022 and the audited financial statements for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus. This information should be read together with Arogo’s and EON Reality’s financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Arogo,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EON Reality” and other financial information included elsewhere in this proxy statement/prospectus.

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Under this method of accounting, Arogo will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of EON Reality issuing stock for the net assets of Arogo, accompanied by a recapitalization. The net assets of Arogo will be stated at historical cost, with no goodwill or other intangible assets recorded.

EON Reality has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances, applicable to both the minimum and maximum redemption scenarios:

•        EON Reality’s stockholders will have the largest voting interest in the post-combination company under both the no redemption and maximum redemption scenarios;

•        Effective upon the Business Combination, the post-combination Board will consist of five (5) directors, a majority of which will be independent under Nasdaq requirements, including three (3) directors designated by EON Reality, prior to the Closing, at least one of whom will qualify as independent under Nasdaq requirements, one (1) director designated by Arogo prior to the Closing, who will qualify as independent under Nasdaq requirements, and one (1) director designated by Arogo’s Representative, who qualify as independent under Nasdaq requirements;

•        The executive officers of EON Reality will become the initial executive officers of EON Reality Holdings;

•        The business of EON Reality will comprise the ongoing operations of EON Reality Holdings; and

•        EON Reality is the larger entity, in terms of substantive operations and employee base.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 assumes that the Business Combination occurred on June 30, 2022. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2021. Arogo and EON Reality have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination actually been completed on the assumed dates or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

I.       The Business Combination

On April 25, 2022, Arogo, entered into the Merger Agreement, by and among Arogo, Merger Sub, EON Reality, Koo Dom Investment, LLC, in its capacity as Purchaser Representative, and EON Reality, Inc., in its capacity as Seller Representative.

Pursuant to the Merger Agreement, at the Closing, Merger Sub will merge with and into EON Reality, with EON Reality becoming the wholly-owned, privately-held subsidiary of Arogo, and Arogo changing its name to EON Reality Holdings, Inc., which will continue as the surviving public corporation after the Closing (“EON Reality Holdings”).

As consideration for the Merger, the holders of EON Reality securities collectively shall be entitled to receive from Arogo, in the aggregate, a number of Arogo securities, valued at $10.00 per share with an aggregate value equal to (the “Merger Consideration”) (a) Five Hundred and Fifty Million U.S. Dollars ($550,000,000) minus (b) the amount of Closing Net Indebtedness (the total portion of the Merger Consideration amount payable to all EON Reality Stockholders in accordance with the Merger Agreement is also referred to herein as the “Stockholder Merger Consideration”). Additionally, Arogo shall make available to EON Reality Holdings (x) up to $105,052,500 for working capital use and general corporate purposes and (y) the proceeds from the PIPE Investment (as defined below), any other alternative PIPE Investment and any other Private Placements (as defined below).

Prior to the Closing, Arogo may enter into subscription agreements with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase up to 2,500,000 shares of Arogo’s Class A Common Stock at a purchase price of $10.00 per share, for an aggregate purchase price of up to $25,000,000 (the “Private Placement Amount”), in a private placement or placements (the “Private Placements”) to be consummated simultaneously with the consummation of the Business Combination (the “PIPE Investment”).

The estimated Merger Consideration otherwise payable to EON Reality stockholders at the Closing is subject to withholding of a number of shares of Arogo Common Stock equal to three percent (3.0%) of the estimated Merger Consideration to be placed in escrow for post-closing adjustments (if any) to the Merger Consideration.

The estimated Merger Consideration is subject to adjustment after the Closing based on confirmed amounts of the Closing Net Indebtedness of EON Reality as of the Closing Date. If the adjustment is a negative adjustment in favor of Arogo, the escrow agent shall distribute to Arogo a number of shares of Arogo Common Stock with a value equal to the absolute value of the adjustment amount. If the adjustment is a positive adjustment in favor of EON Reality, Arogo will issue to the EON Reality stockholders an additional number of shares of Arogo Common Stock with a value equal to the adjustment amount divided by $10.00 per share. In no event shall the final Merger Consideration as adjusted exceed an aggregate value of $550,000,000.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Common Stock:

•        Assuming No Redemptions:    This presentation assumes that no Public Shareholders of Arogo exercise redemption rights with respect to their Public Shares.

•        Assuming Maximum Redemptions:    This presentation assumes that 9,148,605 Public Shares are redeemed upon consummation of the Business Combination for aggregate redemption payments of $92.9 million, assuming a $10.15 per share redemption price upon consummation of the Business Combination. The maximum redemption amount reflects the maximum number of the Arogo’s Public Shares that can be redeemed without violating the conditions of the Merger Agreement or the requirement of Arogo’s current Amended and Restated Certificate of Incorporation that Arogo cannot redeem Public Shares if it would result in Arogo having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following summarizes the pro forma Common Shares outstanding under the two scenarios:

	No Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Arogo Public Shares	10,350,000	15.0%	1,201,395	2.0%
Arogo Sponsor and director shares	3,053,650	4.4%	3,053,650	5.2%
Underwriter shares	25,875	0.0%	25,875	0.0%
Convertible Note holders	263,623	0.4%	263,623	0.4%
Third-party advisors	2,503,339	3.6%	2,160,265	3.6%
Combined company shares issued in Business Combination	53,062,539	76.6%	53,062,539	88.8%
Total shares outstanding	69,259,026		59,767,347

The following unaudited pro forma condensed combined balance sheet as of June 30, 2022, and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022, and for the year ended December 31, 2021, are based on the historical financial statements of Arogo and EON Reality. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2022
(in thousands)

	EON (Historical)	AROGO (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Assets
Current assets:
Cash and cash equivalents	$133	$213	$105,140	(1)	$92,936	$(92,936)	(2)	$—
			(12,550)	(3)
Accounts receivable, net	771	—	—		771	—		771
Contract assets	2,019	—	—		2,019	—		2,019
Prepayments to vendors	452	—	—		452	—		452
Receivable from Government Authorities	766	—	—		766	—		766
Prepaid expenses	465	166	—		631	—		631
Deferred commission	1,195	—	—		1,195	—		1,195
Total Current Assets	5,801	379	92,590		98,770	(92,936)		5,834

Property and equipment, net	2,928	—	—		2,928	—		2,928
Operating lease right-of-use assets	175	—	—		175	—		175
Deferred commission	2,192	—	—		2,192	—		2,192
Other non current assets	289	—	—		289	—		289
Cash and marketable securities held in Trust Account	—	105,140	(105,140)	(1)	—	—		—
Total Assets	$11,385	$105,519	$(12,550)		$104,354	$(92,936)		$11,418

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$5,135	$162	$(922)	(3)	$4,375	$—		$4,375
Commission payable	5,469	—	—		5,469	—		5,469
Accrued interest	2,506	—	(45)	(5)	890	—		890
			(1,571)	(6)
Other accrued expenses	7,761	—	—		7,761	—		7,761
Other current liabilities	770	—	—		770	—		770
Income taxes payable	—	158	—		158	—		158
Notes payable, current portion	9,307	—	(7,971)	(6)	1,336	—		1,336
Contract liability, current portion	7,389	—	—		7,389	—		7,389
Borrowings, current portion	3,403	—	—		3,403	—		3,403
Lease liabilities operating, current	535	—	—		535	—		535
Payable to related parties – current	4,323	67	(1,210)	(6)	3,180	—		3,180
Total current liabilities	46,598	387	(11,719)		35,266	—		35,266

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2022 — (Continued)
(in thousands)

	EON (Historical)	AROGO (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Long-term liabilities
Lease liability operating, non current	420	—	—		420	—		420
Derivative liability	771	—	(771)	(5)	—	—		—
Convertible notes payable	1,029	—	(1,029)	(5)	—	—		—
Contract liability, non current	11,824	—	—		11,824	—		11,824
Payable to related parties – non current	50	—	(50)	(6)	—	—		—
Other liabilities	6,277	3,622	(3,622)	(3)	6,277	—		6,277
	66,969	4,009	(17,191)		53,787	—		53,787

Common stock subject to possible redemption	—	105,053	(105,053)	(2)	—	—		—
	—	105,053	(105,053)		—	—		—

Stockholders’ Equity
Series A convertible preferred stock	—	—	—		—	—		—
Series B convertible preferred stock	2	—	(2)	(6)	—	—		—
Series C convertible preferred stock	1	—	(1)	(6)	—	—		—
Common stock	48	—	(48)	(6)	—	—		—
Class A common stock	—	—	1	(2)	6	(1)	(2)	5
			5	(6)
Class B common stock	—	—	—		—	—		—
Additional paid-in capital	11,425	—	105,052	(2)	150,660	(92,935)	(2)	54,295
			25,033	(4)		(3,430)	(4)
			1,845	(5)
			7,305	(6)				—
Accumulated deficit	(76,933)	(3,543)	(8,006)	(3)	(109,972)	3,430	(4)	(106,542)
			(25,033)	(4)
			3,543	(6)
NCI in subsidiaries	7,014	—	—		7,014			7,014
Accumulated other comprehensive loss	2,859	—	—		2,859	—		2,859
Total Stockholders’ Equity	(55,584)	(3,543)	109,694		50,567	(92,936)		(42,369)
Total Liabilities and Stockholders’ Equity	$11,385	$105,519	$(12,550)		$104,354	$(92,936)		$11,418

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(in thousands, except share and per share amounts)

	EON (Historical)	AROGO (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$5,643	$—	$—		$5,643	$—	$5,643
Cost of goods sold	1,175	—	—		1,175	—	1,175
Gross profit	4,468	—	—		4,468	—	4,468

Selling, general and administrative expenses:
Sales and marketing	3,266	—	—		3,266	—	3,266
General and administrative	2,217	—	—		2,217	—	2,217
Research and development	1,251	—	—		1,251	—	1,251
Depreciation and amortization	96	—	—		96	—	96
Foreign currency transaction loss	80	—	—		80	—	80
Impairment of asset	759	—	—		759	—	759
Operating expenses	—	767	—		767	—	767
Total costs and expenses	7,669	767	—		8,436	—	8,436
Operating loss	(3,201)	(767)	—		(3,968)	—	(3,968)

Interest expense, net	(398)	—	45	(3)	(146)	—	(146)
			207	(4)
Interest expense related party, net	(201)	—	137	(5)	(64)	—	(64)
Other income, net	1,215	—	—		1,215	—	1,215
Unrealized gain on marketable securities in Trust Account	—	88	(88)	(2)	—	—	—
Loss before taxes	(2,585)	(679)	301		(2,963)	—	(2,963)
Provision for taxes	123	—	—		123	—	123
Net loss	(2,708)	(679)	301		(3,086)	—	(3,086)
Net loss attributable to noncontrolling interest in subsidiaries	93	—	—		93	—	93
Loss attributable to shareholders of EON Reality	$(2,615)	$(679)	$301		$(2,993)	$—	$(2,993)

Weighted average shares outstanding, basic and diluted	—	2,746,051	66,512,975		69,259,026	(9,491,679)	59,767,347
Basic and diluted net loss per share	$—	$(0.25)			$(0.04)		$(0.05)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share data)

	EON (Historical)	AROGO (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$13,024	$—	$—		$13,024	$—		$13,024
Cost of goods sold	3,852	—	—		3,852	—		3,852
Gross profit	9,172	—	—		9,172	—		9,172

Selling, general and administrative expenses:
Sales and marketing	4,620	—	—		4,620	—		4,620
Research and development	2,951	—	—		2,951	—		2,951
General and administrative	4,450	—	—		4,450	—		4,450
Depreciation and amortization	362	—	—		362	—		362
Foreign currency transaction loss	134	—	—		134	—		134
Impairment of asset	805	—	—		805	—		805
Operating expenses	—	147	33,039	(1)	33,186	(3,430)	(1)	29,756
Total costs and expenses	13,322	147	33,039		46,508	(3,430)		43,078
Operating loss	(4,150)	(147)	(33,039)		(37,336)	3,430		(33,906)

Interest expense, net	(786)	—	454	(4)	(332)	—		(332)
Interest expense related party, net	(187)	—	52	(5)	(135)	—		(135)
Other income, net	200	—	—		200	—		200
Loss before taxes	(4,923)	(147)	(32,533)		(37,603)	3,430		(34,173)
Provision for taxes	18	—	—		18	—		18
Net loss	(4,941)	(147)	(32,533)		(37,621)	3,430		(34,191)
Net loss attributable to noncontrolling interest in subsidiaries	287	—	—		287	—		287
Loss attributable to shareholders of EON Reality	$(4,654)	$(147)	$(32,533)		$(37,334)	$3,430		$(33,904)

Weighted average shares outstanding, basic and diluted	—	2,594,563	66,664,463		68,995,403	(9,491,679)		59,503,724
Basic and diluted net loss per share	$—	$(0.06)			$(0.55)			$(0.57)

Section 1.01 Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Arogo will be treated as the “accounting acquiree” and EON Reality as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of EON Reality issuing shares for the net assets of Arogo, followed by a recapitalization. The net assets of EON Reality will be stated at historical cost. Operations prior to the Business Combination will be those of EON Reality.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 assumes that the Business Combination occurred on June 30, 2022. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 give pro forma effect to the Business Combination as if it had been completed on January 1, 2021. These periods are presented on the basis of EON Reality as the accounting acquirer.

The pro forma adjustments reflecting the consummation of the Business Combination is based on certain currently available information and certain assumptions and methodologies that EON Reality believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. EON Reality believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Arogo and EON Reality.

Article II. Note 2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Article III. Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma condensed combined financial information does not include an income tax adjustment. Upon closing of the Business Combination, it is likely that the Company will record a valuation allowance against the total U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2021.

1)      Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2022 are as follows:

(1)    Reflects the reclassification of marketable securities held in the Trust Account to cash and cash equivalents.

(2)    Represents in Scenario 1, which assumes no Arogo shareholders exercise their redemption rights, the common stock subject to redemption for cash amounting to $105.1 million would be transferred to permanent equity. In Scenario 2, which assumes the same facts as described in Item 1 above, but also assumes the maximum number of shares are redeemed for cash by the Arogo shareholders, $92.9 million would be paid out in cash. The $92.9 million, or 9,148,605 shares, represents the permitted amount of redemptions while still satisfying the minimum net tangible asset requirement.

(3)    To record an aggregate of $12.6 million of estimated legal, financial advisory and other professional fees related to the Business Combination, of which $8.0 represents the payment of estimated legal, financial advisory and other professional fees related to the Business Combination, $1.0 million represents the payment of accounts payable and accrued expenses and $3.6 million represents the payment of deferred underwriting fees. The direct, incremental costs of the Business Combination related to the legal, financial advisory, accounting and other professional fees of approximately $8.0 million is reflected as an adjustment to accumulated deficit.

(4)    Reflects the issuance of 2,503,339 shares of common stock, for an aggregate amount of $25.0 million in Scenario 1, or 2,160,265 shares of common stock, for an aggregate amount of $21.6 million in Scenario 2, to certain advisors at $10.00 per share in exchange for professional services provided in connection with the Business Combination.

(5)    Reflects the issuance of 263,623 shares of common stock at $7.00 per share in connection with the conversion of $1.8 million of Convertible Notes payable and the related derivative liability, as well as accrued interest in the aggregate amount of $45 thousand.

(6)    Reflects the recapitalization of EON Reality through (a) the contribution of all the EON Reality Stock (consisting of preferred stock and common stock) to EON Reality Holdings, Inc common stock (b) the issuance of 53,062,539 common stock, (c) the settlement of certain of EON Reality’s notes payable, related party debt and accrued interest thereon in the aggregate amount of $10.8 million and (d) the elimination of the historical accumulated deficit of Arogo of $3.5 million, the legal acquiree.

(7)    Reflects the conversion of 2,587,500 shares Class B common stock into 2,587,500 shares Class A common stock, on a one-for-one basis, at the consummation of the Business Combination.

2)      Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 are as follows:

(1)    Represents an adjustment to eliminate the effect of the pro forma balance sheet adjustment presented in Entry #1(3) and #1(4) above in the aggregate amount of $33.0 million in Scenario 1 or $29.6 million in Scenario 2 for the direct, incremental costs of the Business Combination, assuming those adjustments were made as of the beginning of the fiscal year presented. As these costs are directly related to the Business Combination, they are not expected to recur in the income of the combined company beyond 12 months after the Business Combination.

(2)    Reflects elimination of investment income and unrealized gain on marketable securities held in the Trust Account.

(3)    Reflects the elimination of interest expense on convertible notes as they are presumed to be converted into shares of common stock as of the date of issuance.

(4)    Reflects the elimination of interest expense on certain of EON Reality’s notes payable as they are presumed to be settled as of the beginning of the earliest period presented.

(5)    Reflects the elimination of interest expense on certain of EON Reality’s related party debt as they are presumed to be settled as of the beginning of the earliest period presented.

Article IV. Note 4. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in the Business Combination have been outstanding for the entirety of all periods presented. If the number of shares of Public Shares described under the “Assuming Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared to present two alternative scenarios with respect to redemption of common stock by Public Stockholders at the time of the Business Combination for the six months ended June 30, 2022 and for the year ended December 31, 2021:

(in thousands, except share and per share amounts)

	For the Six Months Ended June 30, 2022		For the Year Ended December 31, 2021
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(3,086)	$(3,086)	$(37,621)	$(34,191)
Weighted average shares outstanding of common stock – basic and diluted	69,259,026	59,767,347	68,995,403	59,503,724
Net loss per share – basic and diluted	$(0.04)	$(0.05)	$(0.55)	$(0.57)
Excluded securities:(4)
Public Warrants	10,350,000	10,350,000	10,350,000	10,350,000
Placement Warrants	466,150	466,150	466,150	466,150

____________

(4)      The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION

Arogo Capital Corp

Arogo is a blank check company incorporated as a Delaware corporation on June 9, 2021, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses or entities. Arogo’s units, common stock and warrants are trading on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “AOGOU”, “AOGO” and “AOGOW” respectively.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Arogo, formed on April 21, 2022 to consummate the Business Combination. Following the Business Combination, EON Reality will merge with and into Merger Sub, with EON Reality surviving the Merger as a wholly-owned, privately-held subsidiary of Arogo.

EON Reality, Inc.

EON Reality, Inc. is a leading company in Augmented and Virtual Reality-based experience creation for the education industry and Knowledge Metaverse with over 20 years of existence. EON Reality’s believes that knowledge is a human right and should be available, accessible, and affordable for every person on the planet. To carry this out, EON Reality developed and launched EON-XR, a SaaS-based platform dedicated to the democratization of XR content creation that brings code-free XR development and publishing to smartphones, tablets, laptops, and any other XR-focused devices. EON-XR can be used in devices of different sizes: from hand-held mobile devices, to head-mounted displays, to large-scale screens. EON Reality’s global network now comprises more than 1.8 million licensees who are collectively building the Knowledge Metaverse in more than 75 locations. EON Reality has also created an XR library for education and industry with access to at least 4.4 million assets. For more information about EON Reality, see the sections titled “Information About EON Reality” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EON Reality.”

SPECIAL MEETING OF AROGO STOCKHOLDERS

General

Arogo is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by Arogo’s Board for use at the Special Meeting to be held on [•], 2022 and at any adjournment or postponement thereof. This proxy statement/prospectus provides Arogo’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on [•], 2022, at [•], as a virtual meeting. You will be able to attend the Special Meeting online, vote and submit your questions during the Special Meeting via a live webcast available at [•].

Purpose of the Special Meeting

At the Stockholders Meeting, Arogo is asking holders of its Class A common stock:

•        To consider and vote upon a proposal to adopt and approve the Merger and Merger Agreement, which is attached to this proxy statement/prospectus as Annex A;

•        To consider and vote upon the Charter Amendment Proposals;

•        To consider and vote upon the Nasdaq Proposal;

•        To consider and vote to elect one (1) director to Arogo’s board of directors until the 2023 annual meeting of stockholders of Arogo, and until his or her respective successor is duly elected and qualified; and

•        To consider and vote upon the Adjournment Proposal, if presented at the Stockholders Meeting.

Recommendation of Arogo’s Board

Arogo’s Board has unanimously determined that each of the Proposals is fair to and in the best interests of Arogo and its stockholders, and has unanimously approved such Proposals. The Board unanimously recommends that stockholders:

•        vote “FOR” the Business Combination;

•        vote “FOR” the Charter Amendment Proposals;

•        vote “FOR” the Nasdaq Proposal

•        vote “FOR” the Incentive Plan Proposal; and

•        vote “FOR” the Adjournment Proposal, if presented at the Stockholders Meeting.

When you consider the recommendation of Arogo’s Board in favor of approval of the Proposals, you should keep in mind that the Sponsor (including certain members of the Sponsor), and certain of Arogo’s directors and executive officers may have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•        unless Arogo consummates an initial Business Combination, Arogo’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        as a condition to the Arogo IPO, all of the Founders Shares are subject to a lock-up and would be released only if specified conditions were met. In particular, subject to certain limited exceptions, all Founders Shares would be subject to a lock up until the earlier of (A) six months after the completion of Arogo’s Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the Class A Common Stock equals or exceeds $12.00 per unit (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which Arogo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property;

•        the Placement Units, purchased by the Sponsor will be worthless if a Business Combination is not consummated;

•        the Sponsor has agreed that the Placement Units and the underlying securities, will not be sold or transferred by it until after Arogo has completed a Business Combination, subject to limited exceptions;

•        the fact that Sponsor paid an aggregate of $25,000 for its Founders Shares and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that Sponsor has agreed not to redeem any of the Founders Shares in connection with a stockholder vote to approve a proposed initial Business Combination;

•        if Arogo does not complete an initial Business Combination December 29, 2022 (or March 29, 2023 if Arogo has filed a proxy statement, registration statement or similar filing for an initial Business Combination by December 29, 2022 or September 29, 2023, if Arogo exercises its right to seek two extensions for an additional three months each pursuant to the Arogo Charter by depositing additional funds into its Trust Account), the proceeds from the sale of the Placement Units will be included in the liquidating distribution to Arogo’s Public Stockholders and the Placement Units will expire worthless; and

•        if the Trust Account is liquidated, including in the event Arogo is unable to complete an initial Business Combination within the required time period, the Sponsor has agreed to indemnify Arogo to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share by the claims of prospective target businesses with which Arogo has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Arogo, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Arogo Common Stock at the close of business on [•], 2022 which is the Record Date. You are entitled to one vote for each share of Arogo Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were [•] shares of Arogo Common Stock outstanding, of which [•] are Public Shares and 2,587,500 are Founder Shares held by the Sponsor.

Vote of the Sponsor, Directors and Officers

In connection with the Arogo IPO, Arogo entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of Common Stock owned by it in favor of the Business Combination and for all other Proposals presented at the Special Meeting. These agreements apply to the Sponsor as it relates to the Founders Shares and any Placement Shares and the requirement to vote such shares in favor of the Business Combination and for all other Proposals presented to Arogo stockholders in this proxy statement/prospectus.

Arogo’s Sponsor, directors and officers and Sponsor have waived any redemption rights, including with respect to shares of Class A Common Stock issued or purchased in the Arogo IPO or in the aftermarket, in connection with Business Combination. The Founder Shares have no redemption rights upon Arogo’s liquidation and will be worthless if no Business Combination is effected by Arogo by December 29, 2022 (or March 29, 2023 if Arogo has

filed a proxy statement, registration statement or similar filing for an initial Business Combination by December 29, 2022 or September 29, 2023, if Arogo exercises its right to seek two extensions for an additional three months each pursuant to the Arogo Charter by depositing additional funds into its Trust Account).

Quorum and Required Vote for Proposals

A quorum of Arogo stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Common Stock outstanding and entitled to vote at the Special Meeting is represented in person or by proxy at the Special Meeting.

The approval of the Business Combination and the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding Arogo Common Stock as of the Record Date for the Special Meeting. The approval of the Nasdaq Proposal and the Incentive Plan Proposal each require the affirmative vote of the holders of a majority of the shares of Arogo Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting.

If the Business Combination is not approved, the Nasdaq Proposal, the Charter Amendment Proposals and the Incentive Plan Proposal will not be presented to the Arogo stockholders for a vote. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposals and the Incentive Plan Proposal are preconditions to the consummation of the Business Combination. The Nasdaq Proposal, the Charter Amendment Proposals and the Incentive Plan Proposal are conditioned on the approval of the Business Combination (and the Business Combination is conditioned on the approval of the Charter Amendment Proposals, the Nasdaq Proposal, and the Incentive Plan Proposal.

It is important for you to note that in the event the Business Combination does not receive the requisite vote for approval, then Arogo will not consummate the Business Combination. If Arogo does not consummate the Business Combination and fails to complete an initial Business Combination by December 29, 2022 (or March 29, 2023 if Arogo has filed a proxy statement, registration statement or similar filing for an initial Business Combination by December 29, 2022 or September 29, 2023, if Arogo exercises its right to seek two extensions for an additional three months each pursuant to the Arogo Charter by depositing additional funds into its Trust Account). Arogo will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Abstentions and Broker Non-Votes

Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Proposals. Accordingly, a failure to vote by proxy or to vote in person or an abstention from voting with regard to the Proposals will have the same effect as a vote “AGAINST” the Business Combination and the Charter Amendment Proposals and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Nasdaq Proposal and the Incentive Plan Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Voting Your Shares

Each Arogo Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of Arogo Common Stock at the Special Meeting:

•        You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Arogo’s Board “FOR” the Business Combination Proposal, the Charter Amendment Proposals, the Nasdaq Proposal and the Incentive Plan. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Arogo can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date; or

•        you may notify Arogo’s secretary in writing before the Special Meeting that you have revoked your proxy.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Arogo Common Stock, you may call Laurel Hill Advisory Group LLC, Arogo’s proxy solicitor, at 855-414-2266or email Arogo@laurelhill.com.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Charter Amendment Proposals, the Business Combination Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal. Under Arogo’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to Arogo’s Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Arogo IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s franchise and income taxes). For illustrative purposes, based on funds in the Trust Account of approximately $105,140,361 on June 30, 2022, the estimated per share redemption price would have been approximately $10.15.

In order to exercise your redemption rights, you must:

•        affirmatively vote either for or against the Business Combination Proposal;

•        check the box on the enclosed proxy card to elect redemption;

•        check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock;

•        prior to 5:00 PM Eastern time on [•], 2022 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Arogo’s Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Francis Wolf
E-mail: fwolf@continentalstock.com

and

•        deliver your Public Shares either physically or electronically through DTC to Arogo’s Transfer Agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Arogo’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Arogo does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the Transfer Agent) and thereafter, with Arogo’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Arogo’s Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that Arogo’s Transfer Agent return the shares (physically or electronically). You may make such request by contacting Arogo’s Transfer Agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Arogo Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Arogo Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Arogo Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Arogo Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of EON Reality, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Arogo does not consummate an initial Business Combination by December 29, 2022 (or March 29, 2023 if Arogo has filed a proxy statement, registration statement or similar filing for an initial Business Combination by December 29, 2022 or September 29, 2023, if Arogo exercises its right to seek two extensions for an additional three months each pursuant to the Arogo Charter by depositing additional funds into its Trust Account), Arogo will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Stockholders and Warrants will expire worthless.

Appraisal Rights

Arogo stockholders do not have appraisal rights in connection with the Business Combination or the other Proposals.

Proxy Solicitation

Arogo is soliciting proxies on behalf of its Board. This solicitation is being made by mail but also may be made by telephone or in person. Arogo and its directors, officers and employees may also solicit proxies in person.

Arogo has hired Laurel Hill Advisory Group, LLC to assist in the proxy solicitation process. Arogo will pay Laurel Hill its customary fee plus disbursements.

Arogo will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Arogo will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION PROPOSAL (PROPOSAL 1)

General

Holders of Arogo Common Stock are being asked to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Arogo stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. The Merger Agreement is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “— The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety, as amended, before voting on this proposal.

Because Arogo is holding a stockholder vote on the Business Combination, Arogo may consummate the Business Combination only if it is approved by a majority of the shares present or represented by proxy and entitled to vote at a meeting as of the Record Date for the Special Meeting.

The Merger Agreement

The subsections that follow this subsection describe the material provisions of the Merger Agreement, but do not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto, respectively, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Merger Agreement carefully and in its entirety, as amended (and, if appropriate, with the advice of financial and legal counsel), because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, which may be updated prior to the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Merger Agreement

On April 25, 2022, Arogo Capital Acquisition Corp., a Delaware corporation (“Arogo”), entered into an Agreement and Plan of Merger (as amended on October 6, 2022, and as it may be further amended or supplemented from time to time, the “Merger Agreement”), by and among Arogo, Arogo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Arogo (“Merger Sub”), EON Reality, Inc., a California corporation (“EON Reality”), Koo Dom Investment, LLC, in its capacity as Purchaser Representative, and EON Reality, Inc., in its capacity as Seller Representative.

Pursuant to the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into EON Reality which will becoming a wholly-owned, privately-held subsidiary of Arogo and Arogo will change its name to EON Reality Holdings Inc., which will continue as the surviving public corporation after the Closing (“EON Reality Holdings”).

Merger Consideration

As consideration for the Merger, the holders of EON Reality securities collectively shall be entitled to receive from Arogo, in the aggregate, a number of Arogo securities, valued at $10.00 per share with an aggregate value equal to (the “Merger Consideration”) (a) Five Hundred and Fifty Million U.S. Dollars ($550,000,000) minus (b) the amount of Closing Net Indebtedness (the total portion of the Merger Consideration amount payable to all EON Reality Stockholders in accordance with the Merger Agreement is also referred to herein as the “Stockholder

Merger Consideration”). Additionally, Arogo shall make available to EON Reality Holdings (x) up to $105,052,500 for working capital use and general corporate purposes and (y) the proceeds from the PIPE Investment (as defined below), any other alternative PIPE Investment and any other Private Placements (as defined below).

Prior to the Closing, Arogo may enter into securities purchase agreements with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase up to 2,500,000 shares of Arogo’s Class A Stock at a purchase price of $10.00 per share, for an aggregate purchase price of up to $25,000,000 (the “Private Placement Amount”), in a private placement or placements (the “Private Placements”) to be consummated simultaneously with the consummation of the Business Combination (the “PIPE Investment”).

The estimated Merger Consideration otherwise payable to EON Reality stockholders at the Closing is subject to withholding of a number of shares of Arogo Common Stock equal to three percent (3.0%) of the estimated Merger Consideration to be placed in escrow for post-Closing adjustments (if any) to the Merger Consideration.

The estimated Merger Consideration is subject to adjustment after the Closing based on confirmed amounts of the Closing Net Indebtedness of EON Reality as of the Closing Date. If the adjustment is a negative adjustment in favor of Arogo, the escrow agent shall distribute to Arogo a number of shares of Arogo Common Stock with a value equal to the absolute value of the adjustment amount. If the adjustment is a positive adjustment in favor of EON Reality, Arogo will issue to the EON Reality stockholders the shares in the escrow account plus an additional number of shares of Arogo Common Stock with a value equal to the adjustment amount divided by $10.00 per share. In no event shall the final Merger Consideration as adjusted exceed an aggregate value of $550,000,000.

Post-Business Combination Ownership of EON Reality Holdings

It is anticipated that, upon the completion of the Business Combination, and prior to the PIPE, Arogo’s public stockholders will retain an ownership interest of approximately 15.0% of the outstanding capital stock of the Combined Entity, the Sponsor will retain an ownership interest of approximately 4.4% of the outstanding capital stock of the Combined Entity and the EON Reality securityholders will own approximately 76.6% of the outstanding capital stock of the Combined Entity. The PIPE Investors will purchase up to an aggregate of 2,500,000 shares of Arogo’s Class A Common Stock (the “common stock”) for a purchase price of $10 per share (the “PIPE”). As a result, and giving effect to the PIPE and assuming immediate and full conversion of the common stock, Arogo’s public stockholders will retain an ownership interest of approximately 14.4% of the outstanding capital stock of the Combined Entity, the Sponsor will retain an ownership interest of approximately 4.2% of the outstanding capital stock of the Combined Entity and the EON Reality securityholders will own approximately 73.9% of the outstanding capital stock of the Combined Entity. The foregoing ownership percentages with respect to the Combined Entity following the Business Combination exclude any outstanding Warrants and assume that (i) there are no redemptions of any shares by Arogo’s public stockholders in connection with the Business Combination, (ii) no awards are issued under the 2023 Incentive Plan and (iii) no Working Capital Units or Extension Units are issued. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Arogo’s existing stockholders in the Combined Entity will be different.

If any of the Arogo’s public stockholders exercise their redemption rights, the percentage of the Combined Entity’s outstanding common stock held by Arogo’s public stockholders will decrease and the percentages of the Combined Entity’s outstanding common stock held by the Sponsor and by the EON Reality securityholders will increase, in each case relative to the percentage held if none of the Public Shares are redeemed. If any of Arogo’s public stockholders redeem their Public Shares at Closing but continue to hold Public Warrants after the Closing, the aggregate market value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of June 30, 2022, would be $5,692,500 regardless of the amount of redemptions by the public stockholders. Upon the issuance of EON Reality Holdings Common Stock in connection with the Business Combination, the percentage ownership of the Combined Entity by Arogo’s public stockholders who do not redeem their Public Shares will be diluted. Arogo public stockholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming Public Shareholders. The percentage of the total number of outstanding shares of common stock that will be owned by Arogo’s public stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination and the number of shares of common stock issued upon any PIPE agreements. The following table illustrates varying beneficial ownership levels in the Combined Entity, as well as possible sources and extents of dilution for non-redeeming public stockholders, excluding the PIPE shares and assuming no redemptions by public stockholders, 33.3% redemption by public stockholders, 50% redemption by public stockholders, 66.7% redemption by public stockholders and the maximum redemptions by public stockholders:

	No Redemption		33.3% Redemption		50% Redemption		66.7% Redemption		Contractual Maximum Redemption
	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage
Arogo public stockholders	10,350,000	15.0%	7,300,465	11.0%	5,775,698	8.9%	4,250,930	6.8%	1,201,395	2.0%
Arogo Sponsor	3,053,650	4.4%	3,053,650	4.6%	3,053,650	4.7%	3,053,650	4.8%	3,053,650	5.2%
Other investors	2,792,837	4.0%	2,678,479	4.1%	2,621,300	4.1%	2,564,121	4.1%	2,449,763	4.0%
EON Reality stockholders	53,062,539	76.6%	53,062,539	80.3%	53,062,539	82.3%	53,062,539	84.3%	53,062,539	88.8%
Total	69,259,026	100%	66,095,133	100%	64,513,187	100%	62,931,240	100%	59,767,347	100%

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

The numbers of shares and percentage interests set forth above reflect different redemption scenarios set forth below.

•        Assuming no redemption scenario:    This presentation assumes that no public stockholders exercise redemption rights with respect to their Public Shares.

•        Assuming 33.3% redemption scenario:    This presentation assumes that the public stockholders holding approximately 29.5% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 33.3% of the Public Shares assumed to be redeemed under the contractual maximum redemption scenario. This scenario assumes that 3,049,535 Public Shares are redeemed for an aggregate redemption payment of approximately $31.0 million plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

•        Assuming 50% redemption scenario:    This presentation assumes that the public stockholders holding approximately 44.2% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 50% of the Public Shares assumed to be redeemed under the contractual maximum redemption scenario. This scenario assumes that 4,574,302 Public Shares are redeemed for an aggregate redemption payment of approximately $46.5 million plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

•        Assuming 66.7% redemption scenario:    This presentation assumes that the public stockholders holding approximately 58.9% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 66.7% of the Public Shares assumed to be redeemed under the contractual maximum redemption scenario. This scenario assumes that 6,099,070 Public Shares are redeemed for an aggregate redemption payment of approximately $61.9 million plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

•        Assuming contractual maximum redemption scenario:    This presentation assumes that the public stockholders holding approximately 88.4% of the Public Shares exercise redemption rights with respect to their Public Shares. This scenario assumes that 9,148,605 Public Shares are redeemed for an aggregate redemption payment of approximately $92.9 million plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable). This contractual maximum redemption scenario is based on the maximum permitted amount of redemptions while still satisfying the requirement to maintain a minimum net tangible asset value of no less than $5,000,001, after giving effect to the payments to redeeming stockholders.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

Representations and Warranties

The Merger Agreement contains representations and warranties by each of Arogo and EON Reality that are customary for transactions similar to the Business Combination.

EON Reality made representations and warranties relating to, among other matters, (1) corporate existence and power, (2) corporate authorization, binding agreement (3) governmental authorization, (4) non-contravention, (5) capitalization, (6) corporate records, (7) subsidiaries, (8) consents, (9) financial statements, (10) books and records, (11) internal accounting controls, (12) absence of certain changes, (13) properties and title to its assets, (14) litigation, (15) material contracts, (16) licenses and permits, (17) compliance with laws, (18) intellectual property, (19) healthcare matters, (20) accounts receivable, accounts payable, and affiliate loans, (21) employees and employment matters, (22) withholding, (23) employee benefits, (24) real property, (25) tax matters, (26) environmental laws, (27) affiliate transactions, (28) certain business practices, (29) compliance with privacy laws and policies, (30) finders and brokers, (31) the Investment Company Act of 1940, (32) independent investigation (33) information supplied and (34) disclosure.

Arogo made representations and warranties relating to, among other matters, (1) corporate existence and power, (2) corporate authorization, binding agreement (3) governmental authorization, (4) non-contravention, (5) capitalization (6) SEC filings and financial statements, (7) absence of certain changes, (8) compliance with laws, (9) actions, orders, permits, (10) taxes and returns, (11) employee benefits, (12) properties, (13) material contracts, (14) affiliate transactions, (15) merger sub activities, (16) the Investment Company Act of 1940, (17) finders’ and brokers’ fees, (18) ownership of the Merger Consideration, (19) certain business practices, (20) Trust Account, (21) Insurance, (22) independent investigation, (23) litigation, (24) lock-up agreements, and (25) no undisclosed liabilities.

Many of the representations and warranties are qualified by materiality or Material Adverse Effect and/or the representing party’s knowledge. “Material Adverse Effect” as used in the Merger Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, financial condition, net worth, management, earnings, cash flows, business, operations or properties of such person or entity and its subsidiaries, taken as a whole, or the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Merger Agreement or the ancillary documents to which it is a party or bound or to perform its obligations thereunder, in each case subject to certain customary exceptions. Certain of the representations are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement.

Survival and Indemnification

Representations and warranties of EON Reality and Arogo contained in the Merger Agreement or in any certificate or instrument delivered by or on behalf of EON Reality or Arogo pursuant to the Merger Agreement shall not survive the Closing, and from and after the Closing, EON Reality and Arogo and their respective representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against EON Reality or Arogo or their respective representatives with respect thereto. The covenants and agreements made by EON Reality and Arogo in the Merger Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained in the Merger Agreement which by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Covenants of the Parties

Under the Merger Agreement, each party agrees to use its commercially reasonable efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, including covenants regarding the conduct of their respective businesses, efforts, access, confidentiality and public announcements, the Arogo proxy statement for the transaction (which includes the adoption of 2023 Incentive Plan for Arogo with a number of awards thereunder equal to 10% of the issued and outstanding shares of Arogo immediately after the Closing), notice of breaches, no insider trading, indemnification of directors and officers, and other customary covenants. The parties also have agreed to the following covenants:

•        Each party is subject to a “no-shop” obligation between signing of the Merger Agreement and Closing and will not be allowed to solicit or discuss competing transactions with other potential parties during such time period.

•        The EON Reality Holdings board of directors after the Closing will consist of at least five (5) directors, including (i) three (3) persons designated prior to the Closing by EON Reality, at least one (1) of whom must qualify as an independent director; (ii) one (1) person designated prior to the Closing by Arogo, who must qualify as an independent director; and (iii) one (1) person designated prior to the Closing by the Purchaser Representative, who must qualify as an independent director.

•        EON Reality shall use its commercially reasonable efforts to deliver audited financial statements prepared in accordance with GAAP and audited in accordance with PCAOB auditing standards for the fiscal years ended December 31, 2021 and December 31, 2020 to Arogo by September 16, 2022.

Conditions to the Closing

The consummation of the Merger is subject to customary closing conditions unless waived, including:

•        the approval by the stockholders of each of EON Reality and Arogo;

•        approvals of any required governmental authorities and the expiration or termination of any anti-trust waiting periods;

•        receipt of specified third-party consents;

•        no law or order preventing the transactions;

•        no material uncured breach by the other party;

•        after giving effect to the redemption, Arogo shall have at least $5,000,001 of net tangible assets as required by its charter;

•        the members of the post-Closing Arogo board shall have been elected or appointed as of the Closing;

•        the Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement;

•        the shares of Arogo Common Stock issued as Merger Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance; and

•        escrow agreement shall be in full force and effect as of the Closing.

In addition, unless waived by EON Reality, the obligations of EON Reality to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (a) the representations and warranties of Arogo being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect); (b) Arogo having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Merger Agreement required to be performed or complied with on or prior the date of the

Closing; (c) absence of any Material Adverse Effect with respect to Arogo since the date of the Merger Agreement which is continuing and uncured and (d) Escrow Agreement, Registration Rights Agreement are in full force and effect as of the Closing.

Unless waived by Arogo, the obligations of Arogo and Merger Sub to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (a) the representations and warranties of EON Reality being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect); (b) EON Reality having performed in all material respects the respective obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior the date of the Closing; (c) absence of any Material Adverse Effect with respect to EON Reality as a whole since the date of the Merger Agreement which is continuing and uncured; and (d) each Lock-Up Agreement and Non-Competition Agreement being in full force and effect as of the Closing.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including:

•        by mutual agreement;

•        for the other party’s uncured breach;

•        if there is a government order preventing the Closing;

•        by either party if the Closing does not occur by March 31, 2023;

•        by Arogo if there has been an event after the signing of the Merger Agreement that has had a Material Adverse Effect on EON Reality that is continuing and uncured;

•        by Arogo or EON Reality if the Arogo stockholders vote and do not approve the transactions contemplated by the Merger Agreement; and

•        by EON Reality if the Arogo board withdraws or changes its approval or recommendation to the Arogo stockholders in any matter that is adverse to EON Reality.

Governing Law and Dispute Resolution

The Merger Agreement is governed in accordance with the laws of the State of Delaware and, subject to certain exceptions, all actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware (or in any appellate court thereof).

Related Agreements

Lock-Up Agreement

Simultaneously with the Closing, certain significant stockholders of EON Reality entered into lock-up agreements (the “Lock-up Agreements”) providing for a lock-up period commencing as of the date of the Effective Time (as defined in the Merger Agreement) or when such Restricted Securities are otherwise issued or issuable to the Company Securities Holders in connection with the Business Combination Transaction (as defined in the Merger Agreement) and ending 365 days after such date the Restricted Shares were held by the Company Securities Holders.

Non-Competition and Non-Solicitation Agreement

Simultaneously with the Closing, certain significant stockholders of EON Reality entered into non-competition and non-solicitation agreements (the “Non-Competition Agreements”), pursuant to which they agreed not to compete with Arogo, EON Reality and their respective subsidiaries during the two-year period following the Closing and, during such two-year restricted period, not to solicit employees or customers or clients of such entities. The agreements also contains customary non-disparagement and confidentiality provisions.

Registration Rights Agreement

At the Closing, certain significant stockholders of EON Reality will enter into a registration rights agreement with Arogo providing for the right to three demand registrations, piggy-back registrations and shelf registrations with respect to the Merger Consideration shares.

Support Agreements

Simultaneously with the execution of the Merger Agreement, each of (i) the stockholders of Arogo and (ii) certain officers and directors of EON Reality and certain EON Reality Stockholders entered into support agreements (collectively, the “Support Agreements”) in favor of Arogo and EON Reality and their present and future successors and subsidiaries.

In the Support Agreements for the officers and directors of EON Reality and certain EON Reality Stockholders, they each agreed to vote all of their EON Reality stock interests in favor of the Merger Agreement and related transactions and to take certain other actions in support of the Merger Agreement and related transactions. The Support Agreements also prevent them from transferring their voting rights with respect to their EON Reality stock or otherwise transferring their EON Reality stock prior to the EON Reality approval of the Merger Agreement and related transactions, except for certain permitted transfers.

In its Support Agreement, the Sponsor and certain Arogo stockholders agreed with EON Reality to vote all equity interests in Arogo in favor of the Merger Agreement and related transactions and to take certain other actions in support of the Merger Agreement and related transactions. The Support Agreement also prevents such Arogo stockholders from transferring their respective voting rights with respect to equity interests in Arogo or otherwise transferring equity interests in Arogo prior to the meeting of Arogo’s stockholders to approve the Merger Agreement and related transactions, except for certain permitted transfers.

Board of Directors and Management Following the Business Combination

The following persons are expected to serve as executive officers and directors of EON Reality Holdings following the Business Combination. For biographical information concerning the EON Reality executive officers and EON Reality designees to EON Reality’s board of directors, see “Information about EON Reality — Executive Officers and Directors. For biographical information concerning the Arogo designees to EON Reality’s board of directors see “Information About Arogo — Management — Directors and Executive Officers.”

Name	Age	Position
Dan Lejerskar	60	Chairman, and Board of Director
Mats Johansson	56	Chief Executive Officer and Board of Director
Mayank Singhvi	48	Chief Financial Officer
Sridhar Sunkad	51	Regional Director – Singapore
Jan Kjallstrom	58	Chief Research, Development & Innovation Officer
Anna Lejerskar	35	Executive Vice President
Leong Kah Chern(1)(2)(3)	50	Independent Director
Vuthichai Tumsaroj(1)(2)(3)	46	Independent Director

____________

(1)      Member of the audit committee.

(2)      Member of the compensation committee.

(3)      Member of the nominating and corporate governance committee.

Board of Directors

EON Reality Holdings board of directors will consist of five directors upon the Closing of the Business Combination. In accordance with the Amended Charter to be filed immediately following consummation of the Business Combination, EON Reality Holdings’ board of directors will include Dan Lejerskar, Mats Johansson, Leong Kah Chern, Vuthichai Tumasaroj and Renee Lewis.

Executive Officers

EON Reality Holdings will have seven executive officers upon the Closing of the Business Combination. The following are the biographical information of the Executive Officers of EON Reality Holdings:

Dan Lejerskar — Chairman and Director

Since 1999, under Dan’s leadership and guidance as Chairman and Co-Founder of EON Reality has helped it develop a standard for Augmented Reality and Virtual Reality based knowledge transfer software that supports devices from small mobile phones to large immersive domes. EON Reality’s global app development network, with twenty-two locations worldwide, has created the world’s leading AR/VR library for knowledge transfer with over 7,000 applications. Over 40 million people worldwide have downloaded these applications. Over the past two years, EON Reality has seen over 75 different institutions and companies around the globe, become committed creators and curators for this growing Knowledge Metaverse, each creating and sharing experiences based on their own areas of expertise. Dan holds dual Master of Science in Mechanical Engineering and Computer Science at Chalmers University of Technology, Gothenburg, Sweden.

Mats Johansson, Chief Executive Officer and Director

As Co-Founder and President of EON Reality, Mats has developed partnerships and business relationships with many leading companies worldwide such as Microsoft, HP, Nvidia, Atlas-Copco, Suzuki, Boeing, Exxon-Mobil, Cornell University and Imperial College. He also played a key role in EON Reality’s rapid growth and is widely recognized as a leading innovator in 3D interactive simulation technologies after spending over 20 years in the field. Mats has specialized in strategic issues surrounding the development and transition of EON’s applications, particularly in the aerospace/defense, Education, Energy and Manufacturing sector. He also manages EON Reality’s global customer success team as well as the Americas sales team. He has been regarded as a subject matter expert and has been the program manager/consultant for many different projects, such as Volvo Car engineering analysis, as well as Oil and Gas simulation projects for infrastructure in the North Sea. Mats holds a Master of Science and Master of Business Administration at Chalmers University of Technology, Gothenburg, Sweden.

Mayank Singhvi, CFO

Mayank will transition as the CFO of EON Reality Holdings where he will bring with him the same strategic business partnership and deep knowledge of finance, strategy and operational management experience he displayed at EON Reality. Currently overseeing EON Reality’s finances, legal and compliance divisions, Mayank is a performance-driven financial executive with extensive global experience in PE/VC funding, acquisitions, investor relations, IPO readiness, business advisory, leading finance, IT, legal and compliance initiatives. Mayank was most recently Vice President of Finance at Securonix (2016 – 2020) (a leading cybersecurity company) where he worked on expanding and growing the company by raising capital, re-organizing, and moving to a SaaS platform with expansion in the US, LATAM, EMEA and APJ regions. Mayank has also served at various KPMG locations worldwide and as Senior Director and Corporate Controller (2007 to 2016) of fiber-optic component company Source Photonics, where he was instrumental in scaling the company through M&A and restructuring global entities leading to exponential growth. Mayank studied at Sydenham College of Commerce and Economics at the undergraduate level and completed his Master of Business Administration at University of Bridgeport.

Renee Lewis — Lead Independent Director Nominee

Renee Lewis, a serial entrepreneur focused on innovative methodologies to accelerate change. Ms. Lewis began her career as a software engineer. She has served in many C-level roles in multi-million dollar companies and early-stage startups, and has held senior corporate positions in large entities like Booz, Allen and Verizon. She runs her own consulting firm where she focuses on customer experience and employee engagement strategies that drive growth, though applied technologies.

Ms. Lewis has been a recipient of numerous awards, including the 2019 Enterprising Women of the Year (Enterprising Women Magazine), 2018 George Washington Alumni Outstanding Service Award, 2014 Woman of Distinction Award (National Association of Women Business Owners, Greater DC) and 2011 Women Impacting Public Policy Innovator of the Year. In addition, she has served on boards or for-profit and not-for-profit organizations such as a $200 million ESOP company out of Baltimore, the Women President’s Organization where she is in her 10th year serving as chapter chair, George Washington University, National Association of Women Business Owners, Path Forward Center for Innovation and Entrepreneurship, Women in Technology, Project Management Institute and more.

Her service and investing activities include co-founding the Path Forward Center to help female entrepreneurs succeed with technology-based businesses. Ms. Lewis serves as the US delegate to South Africa to help women advance their community growth through entrepreneurship, working with Vital Voices to support women leaders in the MENA region establish the Businesswomen’s Network, being a private investor in several advanced technologies and participating with the Mountain Maryland Angel Investment Group. We believe Ms. Lewis is well-qualified to serve as a member of our board of directors due to her extensive experience as an executive officer at multiple companies.

Leong Kah Chern — Independent Director Nominee

Our independent director nominee, brings over 28 year of leadership experience in various industries including FinTech, payments, telecommunications, Automotive and F&B Retail POS. Since 2021, Mr. Leong serves as an Independent Non-Executive Director of Privasia Technology, Berhard, a telecommunications company which provides outsourcing solutions. From 2021 to present, Mr. Leong also serves as the designated CEO for Sarawak State, Kenanga Investment Berhad and Revenue Group Berhad Consortium, a digital bank which helps provide individuals and small businesses, transparent and affordable digital banking solutions. Prior to that, from 2016 to 2020, Mr. Leong served as the Group CEO at GHL Systems Berhad, an online payment gateway services company. In this role, Mr. Leong oversaw the merger of operations of GHL Systems Berhad with e-pay (M) Sdn Bhd, (the largest mobile prepaid reload and bill payment network provider in Malaysia) and helped increase GHL’s presence in Malaysia. Prior to that from 2006 to 2010, Mr. Leong served as the Group CEO at Cuscapi Berhad, an information technology company. In these roles, Mr. Leong provided strong leadership and direction to his management team to build strategic partnerships, develop brand presence, and enhance sustainable operational capabilities whilst ensuring corporate governance compliance standards. Further, Mr. Leong facilitated timely updates to regulators and shareholders of the companies. In 1994, Mr. Leong graduated with honors with a Bachelor of Arts degree in Accounting and Financial Management from the University of Essex. In 2017, he completed the Competing on Business Analytics and Big Data course at Harvard University Business School Executive Education. Further, Mr. Leong has been awarded the Emerging Entrepreneurs Award for Outstanding & Exemplary Achievements in Entrepreneurship in 2007 and The BrandLeadership Award by The BrandLaureate in 2020. We believe Mr. Leong is well-qualified to serve as a member of our board of directors due to his extensive experiences as an executive officer and board member at multiple companies, including publicly listed companies.

Vuthichai Tumasaroj — Independent Director Nominee

Our independent director nominee is an investment banker with over 20 years of business strategy and development experience. From 2014 until present, Mr. Tumasaroj has served as a Director of IM — Discover Management Company Limited, an investment banking firm focused on closely held emerging companies. In this role, Mr. Tumasaroj advises publicly listed companies on corporate strategy, restructuring, Merger & Acquisition, IPOs, and financial planning. He currently also serves on the board of directors of the Investment Banking Club (Thailand) and Ekachai Hospital Plc. Ltd. Prior to that, from 2010 to 2013, Mr. Tumasaroj served as the Vice-President at Silom Advisory Company Limited, an investment banking firm. In this role, he oversaw five M&A projects, advised on three IPOs and re-listings, and guided 4 listed companies on corporate strategy and restructuring. Prior to that, from 2007 to 2010, Mr. Tumasaroj served as a Senior Manager at Capital Advantage Company Limited, an investment banking firm. In this role, he ensured the company’s compliance with standards imposed by the Thailand Securities and Exchange Commission and the Ministry of Finance. In 1997, Mr. Tumasaroj graduated with a Bachelor of Science degree in Electronics Engineering from King Mongkut’s Institute of Technology in Thailand. In 2000, he graduated with a Master of Science degree in Digital Signal Processing from Rochester Institute of Technology. Finally, Mr. Tumasaroj graduated with an M.B.A. in Finance and Strategic Management from Sasin Graduate Institute of Business Administration in Thailand in 2005. We believe Mr. Tumasaroj is well-qualified to serve as a member of our board of directors due to his extensive experience advising publicly listed companies in various industries and overcoming formidable challenges to ensure compliance with rigorous Thailand SEC standards.

Sridhar Sunkad — Regional Director — Singapore

Mr. Sunkad, in 1999, he joined EON Reality as a founding team member in Irvine, California. From 2003 till 2007, he was based in Chicago, driving the Midwest accounts along with managing the channels growth for Asian markets. Since 2008, Sridhar has been based in Singapore managing the subsidiary operations. Into 2020, Mr. Sunkad led the EON Singapore operations. In this role, Mr. Sunkad oversees EON’s APAC markets along with R & D charter. Sridhar studied a Bachelor in Mechanical Engineering at the B.M.S. College of Engineering and a Management of Production at the Chalmers University of Technology, Gothenburg, Sweden.

Anna Lejerskar — Executive Vice President

Anna Lejerskar is EON Reality’s Executive Vice President. Mrs. Lejerskar has been the driving force behind EON Reality’s outreach to Africa, Latin America, Asia, and the Middle East through the establishment of the EON Learn for Life Program, EON World Heritage Initiative, and the KnowledgeBit Initiative. These programs, along with her work in CIS countries, have helped grow EON Reality’s presence globally. Mrs. Lejerskar has a decade of international business experience and is currently engaging with various international partners to provide better access to Augmented and Virtual Reality technology and help make education available, affordable, and accessible. Anna studied a Master of Business Administration at the Russian University of People’s Friendship.

Jan Kjallstrom — Chief Research, Development & Innovation Officer

Jan began his career 1997 by heading the VR content development at Yokohama VR Center in Japan and developed one of the world’s first 6-degree of freedom (6DOF) Virtual Reality Excavator Training Simulator for Komatsu, Japan. Since then he’s been responsible of all global software and hardware systems development including Virtual Reality Icube, Interactive multi-user Dome system, mobile VR and AR applications and EON Reality’s own software platform, EON Professional. Jan is currently leading the global Product Development that is spread around the globe at offices in Sweden, UK, France, Singapore, Australia and US. The latest development under Jan’s leadership is EON-XR. It’s a scalable, cloud based, Software as a Service AR and VR Platform that provides the core features needed for educational institutions and enterprises to build, deploy, and scale knowledge transfer applications. Jan specializes in VR and AR innovation and currently holds 5 approved patents and many more pending. Jan studied a Master in Mechanical Engineering at the Chalmers University of Technology.

Interests of Arogo’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of Arogo’s Board in favor of approval of the Business Combination and the other Proposals, you should keep in mind that the Sponsor (including certain members of the Sponsor), and Arogo’s directors and executive officers, may have interests in the Proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        unless Arogo consummates an initial Business Combination, Arogo’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        as a condition to the Arogo IPO, all of the Founders Shares are subject to a lock-up and would be released only if specified conditions were met. In particular, subject to certain limited exceptions, all Founders Shares would be subject to a lock up until the earlier of (A) six months after the completion of Arogo’s Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the Class A Common Stock equals or exceeds $12.00 per unit (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which Arogo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property;

•        the Placement Units, purchased by the Sponsor will be worthless if a Business Combination is not consummated;

•        the Sponsor has agreed that the Placement Units and the underlying securities, will not be sold or transferred by it until after Arogo has completed a Business Combination, subject to limited exceptions;

•        the fact that Sponsor paid an aggregate of $25,000 for its Founders Shares and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that Sponsor has agreed not to redeem any of the Founders Shares in connection with a stockholder vote to approve a proposed initial Business Combination;

•        if Arogo does not complete an initial Business Combination by December 29, 2022 (or March 29, 2023 if Arogo has filed a proxy statement, registration statement or similar filing for an initial Business Combination by December 29, 2022 or September 29, 2023, if Arogo exercises its right to seek two extensions for an additional three months each pursuant to the Arogo Charter by depositing additional funds into its Trust Account), the proceeds from the sale of the Placement Units will be included in the liquidating distribution to Arogo’s Public Stockholders and the Placement Units will expire worthless; and

•        if the Trust Account is liquidated, including in the event Arogo is unable to complete an initial Business Combination within the required time period, the Sponsor has agreed to indemnify Arogo to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share by the claims of prospective target businesses with which Arogo has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Arogo, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Interests of EON Reality’s Directors and Officers in the Business Combination

When EON Reality securityholders and other interested persons consider the recommendation of its board of directors in favor of approval of the Business Combination, such persons should keep in mind that the directors and executive officers of EON Reality may have interests in the Business Combination and other proposals that may be different from, or in addition to, those of EON Reality securityholders generally. These interests include, among other things:

•        Dan Lejerskar of EON Reality is expected to serve as Chairman of the Board of the Combined Entity after consummation of the Business Combination;

•        Mats Johansson, as President of EON Reality, who currently serves on the EON Reality Board, will serve as the Chief Executive Officer and a director of the Combined Entity after consummation of the Business Combination and EON Reality may nominate one or more of its existing directors to serve on the board after consummation of the Business Combination;

•        EON Reality’s executive officers have employment arrangements that increase compensation in connection with the Business Combination;

•        Transaction bonuses earned (but not yet paid) by some EON Reality executive officers become payable shortly following the consummation of the Business Combination; and

•        Upon consummation of the Business Combination, and subject to approval of the Incentive Plan Proposal, EON Reality’s executive officers are expected to receive grants of stock options and restricted stock units under the 2023 Incentive Plan from time to time as determined by the Compensation Committee. Please see section entitled “Executive and Director Compensation of EON Reality” of this proxy statement/prospectus for further discussion.

Members of the Arogo Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and the Merger Agreement.

Ownership of EON Reality Holdings after the Business Combination

It is anticipated that, upon the completion of the Business Combination, and prior to the PIPE, Arogo’s public stockholders will retain an ownership interest of approximately 15.0% of the outstanding capital stock of the Combined Entity, the Sponsor will retain an ownership interest of approximately 4.4% of the outstanding capital stock of the Combined Entity and the EON Reality securityholders will own approximately 76.6% of the outstanding capital stock of the Combined Entity. The PIPE Investors will purchase up to an aggregate of 2,500,000 shares of Arogo’s Class A Common Stock (the “common stock”) for a purchase price of $10 per share (the “PIPE”). As a result, and giving effect to the PIPE and assuming immediate and full conversion of the common stock, Arogo’s public stockholders will retain an ownership interest of approximately 14.4% of the outstanding capital stock of the Combined Entity, the Sponsor will retain an ownership interest of approximately 4.2% of the outstanding capital stock of the Combined Entity and the EON Reality securityholders will own approximately 73.9% of the outstanding capital stock of the Combined Entity. The foregoing ownership percentages with respect to the Combined Entity following the Business Combination exclude any outstanding Warrants and assume that (i) there are no redemptions of any shares by Arogo’s public stockholders in connection with the Business Combination, (ii) no awards are issued under the 2023 Incentive Plan and (iii) no Working Capital Units or Extension Units are issued. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Arogo’s existing stockholders in the Combined Entity will be different. Upon consummation of the Business Combination, and subject to approval of the Incentive Plan Proposal, EON Reality’s executive officers are expected to receive grants of stock options and restricted stock units under the 2023 Incentive Plan from time to time as determined by the Compensation Committee. In addition, the outstanding EON Reality Options granted to EON Reality’s executive officers and certain members of the EON Reality Board under the EON Reality 2022 Plan prior to the Closing of the Business Combination will be assumed and converted to options under the 2023 Incentive Plan effective as of the Closing of the Business Combination.

Certificate of Incorporation; Bylaws

Pursuant to the Agreement and Plan of Merger, upon the Closing of the Business Combination, Arogo’s Bylaws will be amended and restated promptly to:

•        reflect necessary changes and to be consistent with the proposed Amended Charter (for a full description of the proposed amendments to the Charter see “The Charter Amendment Proposals”); and

•        make certain other changes that Arogo’s Board deems appropriate for a public operating company.

Name; Headquarters

The name of Arogo will be EON Reality Holdings, Inc. and its headquarters will be located at 18 Technology Dr., Suite 110, Irvine, CA 92618.

Background of the Business Combination

Arogo is a blank check company incorporated on June 9, 2021, as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses.

Prior to the consummation of the IPO on December 29, 2021, neither Arogo, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a transaction with EON Reality. The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among representatives of Arogo or other parties.

After the IPO, Arogo’s officers and directors commenced an active search for prospective businesses and assets to acquire. In connection with evaluating potential Business Combinations, members of Arogo’s management contacted and were contacted by, a number of individuals, entities, and financial advisors with respect to potential Business Combination opportunities.

Between December 29, 2021, and March 3, 2022 (the date on which Arogo entered into an LOI with EON Reality), representatives of Arogo considered, evaluated, reviewed, and/or had discussions with approximately 19 potential acquisition targets (including EON Reality). Arogo had initial management meetings with approximately 11 potential acquisition targets (including EON Reality), and non-disclosure agreements (“NDAs”) were executed with approximately 5 companies (including EON Reality). Arogo conducted additional due diligence on and/or held more detailed follow-up discussions with the management teams of approximately 3 potential acquisition targets other than EON Reality. Arogo entered into 2 non-binding letters of intent or indications of interest with 2 potential acquisition targets. Compared to EON Reality, alternative acquisition targets evaluated by Arogo were not considered to be as compelling when taking into consideration their respective business prospects, strategy, management teams, structure, growth potential, likelihood of execution, financing risk, and valuation considerations.

On January 3, 2022, Arogo had its first introductory call with EON Reality as a possible acquisition target. Over this introductory video call, EON Reality shared an overview of the company and their business and Arogo gave an overview of the SPAC. Since that introductory call, both parties decided to pursue the opportunity further.

On February 5, 2022, EON Reality provided Arogo and its representatives access to EON Reality’s virtual data room. EON Reality and its representatives proceeded to upload documents and materials to the data room and respond to diligence requests submitted by Arogo and its representatives. From February 5, 2022, through the date of this proxy statement/prospectus, Arogo and its representatives conducted due diligence with respect to EON Reality, including holding weekly conference calls, performing video interviews with EON Reality’s executive management team and reviewing regulatory materials and contracts.

On February 25, 2022, the Arogo Board held a call to discuss the merits of a possible merger with EON Reality as a possible acquisition target. Mr. Chee Han Wen shared with the Arogo Board introductory information about EON Reality. The Arogo Board agreed that there is interest in pursuing a possible merger with EON Reality and advised Arogo’s management to structure a non-binding letter of intent (“LOI”) based upon this interest.

Between January 3, 2022, and March 3, 2022, Mr. Chee Han Wen, Mr. Suradech Taweesaengsakulthai, and Mr. Suthee Chivaphongse had a series of telephonic meetings with EON Reality’s management team, in which they negotiated the potential financial and other transaction terms of the LOI and reached an agreement on such terms of the business combination. These transaction terms included various provisions relating to the merger consideration to be delivered to the EON Reality equity holders, and an agreement to a $550 million enterprise value of EON Reality subject to further review by a third-party consultant. The transaction was contemplated to provide no minimum cash requirement as a closing condition.

On March 3, 2022, Mr. Chee Han Wen provided the proposed LOI to EON Reality’s management and its representatives. The initial LOI provided by Arogo proposed a $550 million enterprise value for EON Reality. Arogo determined this enterprise value based on the totality of its preliminary due diligence, discussions with its advisors, a review of the comparative valuations of public industry comparable companies, among other considerations. Arogo also considered the competitive nature of the process, however, insofar as Arogo’s management is aware, there are no other interested acquirors of EON Reality at this time.

On March 3, 2022, Arogo and EON Reality executed the LOI for a proposed business combination between the parties.

Following execution of the LOI, Arogo and its counsel, Nelson Mullins, conducted additional due diligence on EON Reality. As part of this additional due diligence process, documentation provided by EON Reality and other publicly available materials were reviewed and questions were asked to, and answered by, the EON Reality management team.

Between March 3, 2022 and April 25, 2022, representatives of Arogo reviewed the materials provided by EON Reality and had several discussions with EON Reality regarding the merits of a potential business combination and possible terms.

Also, as part of the continuing negotiations between Arogo and EON Reality, beginning on March 17, 2022, Nelson Mullins sent drafts of the Merger Agreement, sponsor support agreement and other draft ancillary documents to Seyfarth. Between March 17, 2022, and April 24, 2022, the parties, Nelson Mullins and Seyfarth conducted diligence calls and exchanged correspondence relating to the negotiation of the Merger Agreement and ancillary documents.

On March 17, 2022, Nelson Mullins, delivered substantive drafts of the Merger Agreement, ancillary agreements, and related board materials to the Arogo Board for its review.

On March 28, 2022, EON Reality retained the services of Seyfarth as its new counsel on the Business Combination.

On April 14, 2022, a valuation analysis was performed by Marshall & Stevens Transaction Advisory Services LLC (“Marshall & Stevens”) in connection with the Business Combination for the benefit of the Arogo Board. Marshall & Stevens reviewed the transaction terms and the enterprise value of EON Reality as a going concern and concluded that the shares being issued by Arogo to the equity holders of EON Realty, valued at the $10.00 per share, for the EON Reality business was fair to Arogo from a financial point of view. Based on the analyses provided in the Marshall & Stevens Opinion dated April 19, 2021, the Arogo Board determined that the previously determined enterprise value of $550 million for EON Reality was fair to Arogo from a financial perspective.

On April 21, 2022, Nelson Mullins delivered resolutions to approve the Business Combination to the Arogo Board, subject to completion of definitive documents. On April 21, 2022, the Arogo Board met telephonically to review the materials provided by Nelson Mullins, discuss the merits and risks of the proposed transaction, evaluate the findings from the various third-party advisors and discuss key provisions of the Merger Agreement and other ancillary agreements. Arogo’s management discussed the valuation of EON Reality and the potential valuation of the combined companies, and trends in the equity market and merger market. After considering the proposed terms of the Merger Agreement and ancillary documents and asking questions to Arogo’s management, and taking into account the other factors described below under the caption “— The Arogo Board’s Reasons for the Approval of the Business Combination,” the Arogo Board unanimously approved the Merger Agreement and ancillary documents and determined that each of the Merger Agreement and the ancillary documents (and the transactions contemplated by such agreements) was advisable and in the best interests of Arogo and its stockholders. The Arogo Board further determined that it was advisable and in the best interests of Arogo and its stockholders to consummate the Business Combination and other transactions contemplated by the Merger Agreement and related agreements, and the Arogo Board directed that the Merger Agreement and the other Stockholder Proposals described in this proxy statement/prospectus be submitted to Arogo’s stockholders for approval and adoption, and recommended that Arogo’s stockholders approve and adopt the Merger Agreement and such other Stockholder Proposals.

On April 25, 2022, the Merger Agreement, the sponsor support agreement and EON Reality support agreement were executed by the Parties.

On April 26, 2022 Arogo issued a press release and filed a Current Report on Form 8-K with the SEC announcing the execution of the Merger Agreement.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination and to take actions and exercise and enforce their respective rights under the Merger Agreement to facilitate the completion of the Business Combination.

Anticipated Accounting Treatment

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Arogo will be treated as the acquired company and EON Reality will be treated as the acquirer for financial statement reporting purposes. EON Reality has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        EON Reality’s existing securityholders will have the greatest voting interest in the Combined Entity under the no redemptions and maximum redemptions scenarios with over 75% and 85% voting interest, respectively (excluding any outstanding Warrants and assuming that (i) there are no redemptions of any shares by Arogo’s public stockholders in connection with the Business Combination, (ii) no awards are issued under the 2023 Incentive Plan and (iii) no Working Capital Units or Extension Units are issued, and (iv) no shares of common stock are issued upon conversion of the PIPE, if any;

•        the largest individual minority stockholder of the Combined Entity is an existing stockholder of EON Reality;

•        EON Reality’s directors will represent three out of five board seats for the Combined Entity’s board of directors;

•        EON Reality’s existing stockholders will have the ability to control decisions regarding election and removal of directors and officers of the Combined Entity’s executive board of directors;

•        EON Reality’s senior management will be the senior management of the Combined Entity; and

•        EON Reality’s operations will be the only continuing operations of the Combined Entity.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of Arogo’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Arogo’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or, where the purchases are made by the Sponsor, directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the Business Combination.

Arogo Board of Directors’ Reasons for Approval of the Transactions

Arogo was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Arogo sought to do this by utilizing the networks and industry experience of both its management team and the Board to identify, acquire and operate one or more businesses within or outside of the United States.

This explanation of the Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

As described in greater detail under the section titled “The Business Combination Proposal — Background of the Business Combination,” the Board, in evaluating the Business Combination, consulted with its management and legal and financial advisors, and, in reaching its decision to recommend approval of the Business Combination, considered a variety of factors. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including the following material factors (which are not weighted or in any order of significance):

Financial Terms

•        Arogo stockholder’s ownership.    Holders of outstanding Arogo common stock immediately prior to completion of the business combination are expected to hold approximately [    ]% of the outstanding Arogo common stock immediately after completion of the business combination (assuming no redemption of Arogo common stock by Arogo stockholders and assuming no EON Newly Issued

Convertible Notes are issued and converted into shares of Arogo common stock), and Arogo stockholders will have the opportunity to participate in any growth and the future performance of the combined company.

•        Fixed Consideration.    The number of shares of Arogo common stock to be issued by Arogo in the business combination to existing EON stockholders is fixed and will not be increased if the share price of Arogo common stock declines prior to the effective time or by any other change.

•        Financial analysis conducted by Arogo.    The financial analysis conducted by Arogo’s management team and reviewed by the Board supported the valuation of EON.

•        Fairness Opinion.    Marshall & Stevens provided its Fairness Opinion to the Arogo Board that, subject to the assumptions, qualifications, limitations and other matters set forth in the Fairness Opinion, the Merger Consideration to be issued by Arogo to the EON Securityholders in the Business Combination was fair, from a financial point of view, to Arogo.

Strategic Terms

•        Growth Prospects.    The Arogo Board believes that the demand for XR is growing, not just in education, and entertainment landscape but also in the enterprise space and the EON SaaS platform, EON-XR™ is well-suited to meet this increasing demand. The Board considered that EON-XR™ has a global customer base present in more than 75 locations and has helped create an expansive XR library for the education industry with access to an estimated over 4.4 million assets spread across all educational disciplines for K-12, TVET/CTE and higher education. EON-XR™ has significant growth potential as it provides code-free creation capabilities and a cross-device experience. Moreover, its infrastructure provides agnostic support of 30+ devices, including the mobile devices that 5.3 billion people may use. Such belief is furthered by EON’s existing strategies and growth plans, and market trends. Based on EON Software as a Service (“SaaS”) subscription-based business model, EON has sold over 1.8 million licenses. EON-XR™ technology and its Knowledge Metaverse capability to expand on the XR offerings to faculty, students, trainers, and trainees in educational institutions and companies globally to create immersive and interactive experiences using lifelike 3D models, EON helps provide unique and memorable learning content in ways that would not be possible otherwise.

•        Market Opportunity.    The Board considered EON’s business and growth potential in light of a perceived vast growth in the XR market. On June 6, 2021, Market Watch published a press release titled, Extended Reality (XR) Market Size with Growth Opportunities, Top countries Data, Future trends and Share with Revenue Forecast 2022 to 2031 available on marketwatch.com, which revealed that usage of XR has reached over 76% in gaming, 60% in movies and entertainment, 34% in retail, and 30% in tourism. The board considered that the availability of more affordable VR and AR solutions is making it easier for businesses of all sizes to experiment with extended reality. The Board considered the potential for increased global use of the EON products and services, namely EON-XR™, Merged XR, Spatial Meeting and its most recent product release, the Metaverse Builder. The Board considered that the EON industry market approach is addressing the multiple challenges faced by the industry such as (i) difficulties in creating and using XR, (ii) lack of XR education content, and (iii) the pandemic effect, which created a lag in the student learning. Accordingly, if EON is successful in providing a code-free XR and AI solutions, platforms, products, and services, it will benefit users to learn, train, perform, certify, and collaborate worldwide. Arogo’s Board concluded that the potential upside from EON’s existing and new products and services outweighed the risk that EON might not be successful in developing a global market and generating the revenue streams.

•        Launch of New Products:    The Board considered that EON was creating a new product which finally launched in July 2022, the Metaverse Builder. It allows users to build entire knowledge worlds not just objects. Students and workers use AI to speed up the creation process (knowledge portal, simulation-based 3D assessment, multi-language) and to access EON’s “Learn and Earn” marketplace with engagement tools. The Board believes that Metaverse Builder will expand EON business and improve its revenue streams.

•        EON Seeks Additional Subscription and in-App Purchase Revenue Streams:    The Board considered that EON intends to opportunistically evaluate and maximize the value of its strategic collaboration with partners worldwide by expanding upon its B2B SaaS subscription revenue streams and in-app purchase streams in the education industry and similarly in the enterprise space.

•        Other Partnerships with Established Players in Adjacent Markets.    The Board considered that EON in parallel with its software licensing strategy, intends to expand its pipeline through the established partnerships in adjacent markets to XR EdTech. These include utilities like Unity with regards to their game engine, as well as Autodesk, Dassault Systems in the CAD market and Sketchfab and CG Trader for additional 3D assets.

•        EON’s International Collaboration and Expansion Approach.    The Board believes that EON intends to target 50,000 students and 7,500 interns per location, increasing its revenue potential per rollout to $3 million - $7.5 million in regional rollouts. Such belief is furthered by EON’s recent international agreements. As of May 2022, EON entered into a partnership agreement valued at $4.5 million with Cho Thavee Public Company Limited, an affiliate of Arogo and the Sponsor, to expand the Knowledge Metaverse starting with 57,500 users in Thailand. In June 2022, EON secured a contract for a $7.1 million regional rollout with 57,000 users in South Africa with the Manufacturing, Engineering and Related Services Sector Education and Training Authority (merSETA). In August 2022, EON entered into an initial one-year partnership for $6 million with Axelrod Holdings Limited in UAE for a regional rollout to 50,000 students and 7,500 interns.

•        Experienced management team.    The Board believes that EON has a management team comprised of proven and experienced members that can effectively build a publicly-traded technology company and lead the combined company after the business combination. EON’s chief executive officer, Mats Johansson, is widely recognized as a leading innovator in 3D interactive simulation technologies and has over 20 years of experience within this industry. Moreover, EON’s management team has broad experience in taking XR and VR products and services through development, licensing, commercial launch, and marketing globally.

•        Benefits of EON operating as a publicly-traded company.    As a publicly-traded company, the Board believes that EON would be in a better position than it currently is as a private company to raise capital to fund the product and services development of its technology and the subsequent marketing to generate various revenue streams globally.

Transaction Terms

•        Terms of the Merger Agreement and the Related Agreements.    The Board considered the terms and conditions of the Merger Agreement and the related agreements and the Transactions, including the Merger, including each party’s representations, warranties and covenants, the conditions to each party’s obligations and the termination provisions as well as the strong commitment by each of EON and Arogo to complete the Transactions.

•        Likelihood of Closing.    The financial and other terms and conditions of the Merger Agreement were reviewed by the Board, and the Board believed that such terms and conditions are reasonable and were the product of arm’s-length negotiations among the parties. Further, the Merger Agreement contains limited conditions to closing and the Board believes that the Transactions are able to be completed in a timely manner.

•        Post-Combination Board of Directors.    The Board considered the fact that the board of directors of the post-combination company would be a balanced and independent board of directors, which would include three directors selected by EON and two directors selected by Arogo and Koo Dom, described in detail under “Management of the Company Following the Business Combination” section of this prospectus.

•        Lock up Agreements.    EON’s directors and officers have executed lock-up agreements, agreeing not to sell their Arogo common stock for one year after the closing, subject to early release under certain circumstances.

•        Other Alternatives.    The Board believes, after a thorough review of other business combination opportunities reasonably available to Arogo, that the proposed business combination represents the best potential business combination for Arogo and its stockholders and Arogo’s Board’s and management’s respective belief that such processes had not presented a better alternative. Arogo’s Board also considered the fact that, while EON’s business is outside of the maritime sector which had been Arogo’s primary focus, Arogo’s completion window would have been likely to expire if this business combination were not completed and, in such a case, Arogo would be liquidated. The Board considered that, under the terms of the business combination transaction, public stockholder may elect to have their Arogo common stock redeemed if they did not want to participate in the business combination. Public stockholders that chose to redeem their Common Stock would receive approximately the same amount as they would have received if the business combination were not completed and Arogo were liquidated.

The Arogo Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Transactions, including, but not limited to, the following:

•        Product and Services Development Efforts May Not Be Successful.    The risk that EON’s product and services development and marketing efforts may not prove to be successful or may not be achieved within the expected timeframe, including the risks inherent in competition, such as potential for new entrants and innovation, the risk that certain key employees of EON Reality might leave the Company post-Closing, the risk that EON Reality may lose one or more significant customers, impacting EON Reality’s ability to growth and/or profitability.

•        Macroeconomic Risks.    Macroeconomic uncertainty, including the ongoing and potential impact of the COVID-19 pandemic, and the effects they could have on the combined company’s business and revenues, including the potential that prospective government resources may be redirected away from EON’s area of focus.

•        Closing Conditions.    The fact that completion of the Transactions is conditioned on the satisfaction of certain closing conditions that are not within Arogo’s control.

•        Arogo Stockholders Holding a Minority Position in the Post-Combination Company.    The risk that Arogo stockholders’ minority position in the post-combination company, combined with the agreement that EON will appoint three out of the five directors on the post-combination Board of Directors, will reduce the influence that Arogo’s current stockholders have on the management of the post-combination company.

•        Litigation.    The possibility of litigation challenging the Transactions or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Transactions.

•        Fees and Expenses.    The fees and expenses associated with completing the Transactions.

•        Other Risks.    Various other risks associated with the business of EON, as described in the section entitled “Risk Factors,” appearing elsewhere in this proxy statement/prospectus/consent solicitation statement.

•        Interests of Certain Persons.    Some officers and directors of Arogo as well as the Sponsors and their affiliates have interests in the Transactions as individuals that are in addition to, and that may be different from, the interests of Arogo’s stockholders (see section entitled “Interests of Certain Persons in the Business Combination”). Arogo’s independent directors reviewed and considered these interests during the negotiation of the Transactions and in evaluating and unanimously approving, as members of the Arogo Board, the Merger Agreement and the Transactions.

The Arogo Board concluded that the potential benefits that it expected Arogo and its stockholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. The Arogo Board also noted that Arogo stockholders would have a substantial economic interest in the combined company. Accordingly, the Arogo Board unanimously determined that the Merger Agreement and the Transactions, were advisable, fair to, and in the best interests of Arogo and its stockholders.

Certain Forecasted Financial Information for EON

Prior to approval by the Board of the Transactions and the execution of the Merger Agreement and related agreements, EON provided Arogo with internally prepared forecasts, including for calendar years 2022, 2023, and 2024. Thereafter, EON provided Arogo with an update on the internal forecasts, including for calendar years 2022, 2023, and 2024 as described in more detail in the tables below.

This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information with respect to forward looking financial information. The forecasts include Adjusted EBITDA which is a non-GAAP financial measure. Due to the forward-looking nature of these projections, specific quantifications of the amounts that would be required to reconcile these projections to GAAP measures are not available and Arogo’s management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Arogo’s management may not be comparable to similarly titled amounts used by other companies.

As a private company, EON does not, as a matter of course, make public projections as to future performance, revenues, earnings or other results of operations. The forecasts were prepared solely for internal use, capital budgeting and other management purposes and assumed the addition of growth capital for EON’s growth and strategic plans. The forecasts are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or equity or debt holders.

EON believes that the assumptions used to derive its forecasts are both reasonable and supportable but subject to significant uncertainties described below and elsewhere in this document. In preparing the forecasts, EON management relied on a number of factors, including the executive team’s significant experience in development of XR Technology products and services, and the sales and marketing process. The forecasts, while presented with numerical specificity, reflect numerous assumptions with respect to EON’s performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond EON’s control. Multiple factors, including those described could cause the forecasts or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the forecasts will be realized or that actual results will not be significantly higher or lower than projected.

The selected forecasted financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, EON’s management. Its provision in this document does not constitute an admission or representation by Arogo, EON or any other person that this information is material. This forecasted information is not provided to influence decisions regarding whether to vote for the Merger or any other proposal.

The accompanying selected forecasted financial information has not been audited, reviewed, examined, compiled or been the subject of agreed-upon procedures by an independent auditor and therefore, we have no opinion or any other form of assurance with respect to the forecasted financial information. The reports of independent auditors included in this proxy statement/prospectus relate to Arogo’s and EON’s previously issued financial statements, respectively. They do not extend to the selected forecasted financial information and should not be read to do so.

The following table presents the selected forecasted financial information that Arogo management reviewed with the Board:

Description (in millions)	2022 (P)	2023 (P)	2024 (P)
Annual Bookings	37.3	44.8	57.3
Revenue	19.8	57.1	96.0
Gross Margin	79%	81%	82%
Net Income/(Loss)	(0.9)	18.6	23.3
EBITDA	0.5	19.9	34.2

The Board reviewed and analyzed the updated projections provided by EON and compared them to the financial valuation information of six publicly traded companies in the virtual and augmented reality sector. The Board believes that their review and analysis support EON’s transaction enterprise value of $550 million. The Board’s analysis represents a multiple of 9.6x of 2023 revenue compared to the comparable companies reflecting valuation multiples ranging from 3.66x to 18.79x (with a mean of 8.85x). It also represents a multiple of 5.7x of 2024 revenue compared to the comparable companies reflecting valuation multiples ranging from 2.75x to 7.28x (with a mean of 6.00x). Analysis on an EBITDA basis of the same comparable companies shows a discount to the market at the $550 million valuation with an average EBITDA multiple of 27.3x and 24.6x for 2023 and 2024 respectively compared to EON’s multiples of 27.6x and 16.1x for 2023 and 2024 respectively. Thus, the Board concluded that the enterprise value of EON was within the valuation range that was considered initially by the board and management team for the approval of the transaction.

This summary of forecasted information is not being included in this proxy statement/prospectus to influence your decision whether to vote in favor of any proposal. None of EON, Arogo, or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from the forecasts, and none of them undertake any obligation to update or otherwise revise or to reflect circumstances existing after the date the forecasts were generated, including in respect of the potential impact of the COVID-19 pandemic (or any escalation thereof), or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error, in each case, except as may be required under applicable law. While presented with numerical specificity, these forecasts were based on numerous variables and assumptions known to EON or Arogo at the time of preparation. These variables and assumptions are inherently uncertain and many are beyond the control of EON or Arogo. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the business of EON (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions and other factors described or referenced under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts. For all of these reasons, the forward-looking financial information described above and the assumptions upon which they are based (i) are not guarantees of future results, (ii) are inherently speculative and (iii) are subject to a number of risks and uncertainties, and readers of this proxy statement/prospectus are cautioned not to rely on them.

Satisfaction of the 80% Test

It is a requirement under Nasdaq listing rules that any business acquired by Arogo have a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions, and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial business combination. As of June 30, 2022, the balance of the funds in the Trust Account was approximately $105,140,361 (excluding $3,622,500 of the cash portion of the deferred underwriting commissions) and 80% thereof represents approximately $84,112,288. In reaching its conclusion on the 80% asset test, the Board used as a fair market value of approximately $550,000,000 of enterprise value for EON, which was implied based on the value of the consideration to be issued in the Merger to EON equityholders, thus satisfying the 80% test.

The Board considered factors such as EON’s historical financial results, the future growth outlook and financial plan, as well as valuation ratios and trading multiples of publicly traded companies in similar and adjacent sectors, and recent technology products and services SPAC transactions. The Board determined that the consideration being paid in the Merger, which amount was negotiated at arm’s-length, was fair to, and in the best interests of, Arogo and its stockholders and appropriately reflected EON’s value. The Board has not obtained an opinion of an outside fairness or valuation advisor as to whether the 80% asset test has been satisfied.

The Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of EON met the 80% requirement. Based on the fact that the $550,000,000 fair market value of EON as described above is in excess of the threshold of approximately $84,112,288, representing 80%

of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions), the Board determined that the fair market value of EON was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was met.

Opinion of Marshall & Stevens

As discussed herein, the Arogo Board engaged Marshall & Stevens Transaction Advisory Services LLC (“Marshall & Stevens”) in connection with its consideration of the Merger Agreement to provide to the Arogo Board a fairness opinion related thereto as hereinbelow described. Such engagement was entered into pursuant to the terms of an engagement letter dated as of April 6, 2022.

Marshall & Stevens is the sister company of Marshall & Stevens Incorporated, an internationally recognized independent valuation consulting firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and valuations for corporate and other purposes. Arogo selected Marshall & Stevens to provide a fairness opinion on the basis of Marshall & Stevens’ reputation, its independence (neither Marshall & Stevens nor any of its affiliates provided any services or advice with respect to the funding or management of Arogo or the negotiation, structuring or funding of the Business Combination), its experience in the preparation of delivery of fairness opinions in connection with merger and acquisition transactions of other companies in the investment management industry and a non-contingent fee structure that was appropriate for a company of Arogo’s size and for the size of the Business Combination. Neither Arogo, EON Reality, nor any of their respective affiliates have or have had during the past two years any material relationship with Marshall & Stevens, or its affiliates, and no relationship with Marshall & Stevens, or its affiliates, not related to the Business Combination is currently contemplated between Arogo, EON Reality, EON Reality Holdings, or any of their respective affiliates.

On April 19, 2022, the Arogo Board held a video meeting with several representatives from Nelson Mullins Riley & Scarborough, Arogo’s counsel, and several representatives from Marshall & Stevens in which Marshall & Stevens provided a final presentation regarding the value of EON Reality and delivered its opinion letter dated as of the same date (the “Opinion”) to the Arogo Board stating that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the purchase price to be paid by Arogo to the equity holders of EON Reality in the Business Combination for the Acquired Business as provided in the Merger Agreement is fair to Arogo from a financial point of view. The summary of the Opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Opinion, which is attached to this proxy statement/prospectus as Annex E, and sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by Marshall & Stevens in connection with arriving at and delivering the Opinion. The Opinion has not been updated and speaks only as of the date it was issued — April 19, 2022.

The Opinion was furnished solely to be utilized by the Arogo Board as only one input to consider in its process of analyzing the Merger Agreement and it did not constitute a recommendation to the Arogo Board (or any member thereof), any shareholder of Arogo or any other person as to how such person should vote or invest in Arogo or otherwise act with respect to the Business Combination or in any other manner.

In arriving at its Opinion, Marshall & Stevens looked solely at the enterprise value of the Acquired Business as a going concern and on a standalone basis immediately prior to the consummation of the Business Combination and have not considered any impact on value (positive or negative) of the consummation of the Business Combination (as defined in the Opinion) on the value of the Acquired Business. Marshall & Stevens performed the reviews, analyses and inquiries as it, in its professional judgment and experience, deemed necessary and appropriate under the circumstances and based on the nature of the Merger Agreement. Marshall & Stevens’s activities, included, without limitation:

1)      The review of documents and sources of information as deemed appropriate, including the draft Merger Agreement and EON Reality’s financial statements;

2)      The review of certain operating and financial information, including projections, provided to Marshall & Stevens by management of EON Reality and Arogo relating to EON Reality’s business prospects;

3)      Meetings or correspondence with certain members of Arogo and EON Reality’s senior and operating management and other advisors to discuss EON Reality’s operations, historical financial results, future prospects and projected operations and performance;

4)      The evaluation of the economic conditions, market, stock price history and reported events of Arogo and EON Reality;

5)      The analysis of publicly available data and stock market performance data of public companies, that were deemed comparable to EON Reality by Marshall & Stevens; and

6)      The performance of such other studies, analyses, inquiries and investigations as Marshall & Stevens deemed appropriate.

In rendering its Opinion, Marshall & Stevens assumed and relied upon the accuracy and completeness of the audited and unaudited financial statements, financial projections and other information provided to it by Arogo and EON Reality, and Marshall & Stevens has further relied upon the assurances of such companies’ management that they were, in each case, unaware of any facts or circumstances that would make the information provided to Marshall & Stevens incomplete or misleading. Marshall & Stevens did not assume any responsibility for independent verification of such information or assurances.

In arriving at its Opinion, Marshall & Stevens did not perform any independent appraisal or physical inspection of the assets of EON Reality. Marshall & Stevens’s analysis does not constitute an examination, review or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). Marshall & Stevens did not and does not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Furthermore, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material.

The Opinion was predicated on the assumption that the final executed form of the Merger Agreement would not differ in any material respect from the draft of the Merger Agreement they examined, that the conditions to the Business Combination as set forth in the Merger Agreement would be satisfied, and that the Business Combination would be consummated on a timely basis in the manner contemplated by the Merger Agreement. Marshall & Stevens further assumed that all other Business Combination agreements listed in the Opinion would be executed with no material changes from the most recent drafts supplied to and reviewed by Marshall & Stevens.

In performing its analyses, Marshall & Stevens considered business, economic, market and other conditions as they existed on, and could be evaluated as of, the date of its Opinion. No company or business used in Marshall & Stevens’s analyses for comparative purposes is identical to EON Reality, and an evaluation of the results of those analyses is not entirely mathematical and is subject to assumptions and estimates. The estimates contained in the financial projections and the implied reference range values indicated by Marshall & Stevens’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Arogo or EON Reality. Much of the information used in, and accordingly the results of, Marshall & Stevens’s analyses are inherently subject to substantial uncertainty. As a result, Marshall & Stevens did not and does not assume any responsibility if the future results are materially different from the financial projections.

Marshall & Stevens’s Opinion was only one of many factors considered by the Arogo Board in evaluating the proposed Mergers. Neither Marshall & Stevens’s Opinion nor its analyses were determinative of the transaction consideration or of the views of the Arogo Board, or Arogo’s management with respect to any determinations made regarding the Business Combination or the Merger Consideration. The type and amount of consideration payable as the transaction consideration were determined through negotiation between Arogo and EON Reality, and the decision to enter into the Merger Agreement was solely that of the Arogo Board.

Financial Analyses

In preparing its Opinion, Marshall & Stevens performed a variety of analyses, including those described herein. The summary of Marshall & Stevens’s analyses is not a complete description of the analyses underlying Marshall & Stevens’s Opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Marshall & Stevens’s Opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. Marshall & Stevens arrived at its Opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Marshall & Stevens made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all its analyses, and Marshall & Stevens believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Marshall & Stevens’s analyses and Opinion.

For purposes of its analyses, Marshall & Stevens reviewed a number of financial metrics, including enterprise value, which generally is the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the applicable acquisition target) plus the amount of its net debt (i.e., the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

Unless the context indicates otherwise, Marshall & Stevens based the enterprise values used in the selected companies’ analysis described below using the economic data as of April 14, 2022. Marshall & Stevens based the estimates of the future financial performance of EON Reality placing 50.0% weight on Discounted Cash Flow method (“DCF”) given the detailed financial projections provided by EON Reality for the DCF, 25.0% weight was placed on the Guideline Public Company Method due to discrepancies in financial size, growth potential, service offerings between the guideline companies and EON Reality, and 25.0% weight was placed on the Guideline Transaction Method.

For purposes of its financial analyses, with Arogo’s consent, Marshall & Stevens assumed that the transaction consideration had a value equal to $550,000,000, adjusted for (i) net debt and (ii) certain transaction expenses.

(in $ Thousands) Valuation Method	Value Indication Range	Low	High
Income Approach
Discounted Cash Flow Method	50.0%	$463,000	$566,000
Market Approach
Guideline Transaction Method	25.0%	$516,000	$608,000
Guideline Public Company Method	25.0%	$499,000	$654,000
Indicated Enterprise Value (Control)		$485,000	$599,000
“Transaction Consideration” – Total Enterprise Value			$550,000

Discounted Cash Flows Method

Using financial projections provided by EON Reality’s management, Marshall & Stevens calculated the net present value of the unlevered, after-tax free cash flows that EON Reality’s business is projected to generate for the financial years 2022 through 2031, plus the present value of the terminal value of EON Reality’s business in year 2031.

The major inputs and assumptions used in Marshall & Stevens’s discounted cash flow method were as follows:

•        A weighted average cost of capital (WACC) of 22.5% was determined based upon a cost of equity of approximately 23.7% and an after tax cost of debt of 3.3%

•        A cost of equity was determined using a 20-year U.S. Treasury Rate (3.09%), Equity Risk Premium of 6.0% (Kroll Cost of Capital Navigator 2021 (“KCOC”)), Re-levered Equity beta of 1.52 based upon the Guideline Companies discussed below, a size premium of 1.46% based upon KCOC data for the 9th decile, and a company specific risk premium of 10.0% based upon anticipated financial projections risk.

•        After-tax cost of debt was determined using BBB rated bond yields and a tax rate of 28%.

•        The debt-to-capital ratio was estimated at 5% and the equity-to-capital ratio was estimated at 95% using input from the Guideline Companies discussed below.

•        Estimated income tax expense of 28% of pre-tax income;

•        Capital expenditures range from approximately 2.3% to 0.8% of revenue per year based upon management’s estimates;

•        Working capital requirements were estimated to be de minimis as the company has historically operated at negative debt-free, cash free working capital levels and was expected to continue doing so going forward;

•        A terminal year multiple of 5.4x was calculated using the Gordon Growth Model and based upon a WACC of 22.5% and terminal growth rate of 4%.

Marshall & Stevens performed sensitivity analyses, including varying the terminal growth rate, the WACC rate, and the revenue growth rate. The enterprise value for EON Reality was estimated to be between $463,000,000 and $566,000,000 using a discounted cash flow analysis.

Guideline Public Company Method

Marshall & Stevens reviewed certain financial data for guideline public companies (GPCs) with publicly traded equity securities that Marshall & Stevens deemed relevant based on their operations that may in certain respects and based on Marshall & Stevens’s professional judgment and experience, be considered similar to those of EON Reality, including government defense companies, industrial contractors/providers and environmentally-focused companies. No company used in the analyses as a comparison is directly comparable to EON Reality. The GPCs included:

1.      Unity Software Inc,

2.      Dassault Systems SE

3.      Duolingo, Inc.

4.      Chegg, Inc.

5.      Bright Horizons Family Solutions Inc.

6.      Autodesk, Inc.

7.      Freshworks Inc.

8.      E2open Parent Holdings, Inc.

9.      Tyler Technologies, Inc.

10.    Gitlab Inc.

11.    Hubspot, Inc.

12.    Clearwater Analytics Holdings, Inc.

13.    Paycor HCM, Inc.

14.    Paycom Software, Inc.

15.    KowBe4, Inc.

16.    EngageSmart, Inc.

17.    Zendesk, Inc,

18.    Fastly, Inc.

19.    Matterport, Inc.

20.    Roblox Corporation

The criteria for selecting the Guideline Companies were mainly industry, size, and profitability.

Marshall & Stevens reviewed, among other things, the Guideline Companies’ enterprise value as a multiple of revenue for the first and second year financial projections for each Guideline Company. The non- size adjusted multiples of enterprise value to revenue for the Guideline Companies ranged from 9.0x to 13.5x. The multiples were size adjusted based on a comparison to the respective deciles, and the respective equity risk premium, to which each Guideline Company was classified compared to the 10th decile utilized for EON Reality. The base value multiples selected were based upon the median multiple, the low value was based on the 25th percentile multiple and the high value was based on the 75th percentile multiple. Given the expected growth profile of EON Reality, the first and second year projected value indications were weighted equally 1/2 each to arrive at the final range of value. The selected multiples were as follows:

•        First Year:  9.0x to 13.5x

•        Second Year:  9.0x to 11.0x

The overall range of enterprise value for EON Reality was estimated to be between $499,000,000 to $654,000,000 using a guideline public company method.

Guideline Transaction Method

Marshall & Stevens valued EON Reality based on pricing multiples derived from the sale of companies that are similar to the Business Combination. Marshall & Stevens compared the following transactions involving the purchase of comparable companies, selecting the transactions that closely mirror EON Reality’s operations and which occurred in similar industry and economic conditions, and finally, applied the indicated pricing multiples from the representative transactions.

1.      Microsoft Corporation and Nuance Communications, Inc.,

2.      Stryker Corporation and Vocera Communications, Inc.,

3.      Lightspeed POS Inc. (n/k/a: Lightspeed Commerce Inc.) and Ecwind Inc.,

4.      EQS Group AG and Business Keeper GmbH,

5.      Mercell Holding ASA and Cloudia OY, and

6.      Chegg, Inc. and Mathway, LLC.

The overall range of enterprise value for EON Reality was estimated to be $516,000,000 to $608,000,000 using the guideline transaction method.

Reconciled Conclusion of Value

Marshall & Stevens considered the discounted cash flow method, the guideline public company method and the guideline transaction method. The guideline public company method and the guideline transaction method were given 25% weight each. Given the anticipated growth of EON Reality and the detailed financial projections provided by Eon Reality management for the discounted cash flow method, more weight was placed on the discounted cash flow method than the guideline public company and transaction method for their final reconciliation of value. Marshall & Stevens concluded to a final enterprise value range of $485,000,000 to $599,000,000.

Fees and Scope of Engagement

Arogo has paid Marshall & Stevens a fixed fee in connection with the delivery of its Opinion without any contingencies. Arogo has reimbursed Marshall & Stevens for its reasonable expenses incurred in connection with the Arogo engagement and has agreed to indemnify Marshall & Stevens, any controlling person of Marshall & Stevens and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

The Opinion was delivered to the Arogo Board subject to the conditions, scope of engagement, limitations and understanding set forth in the Opinion and subject to the understanding that the obligations of Marshall & Stevens in connection with the Merger Agreement are solely corporate obligations. Marshall & Stevens was not asked to opine on, and the Opinion did not express any views with respect to, (i) any other terms of the Merger Agreement, (ii) Arogo’s underlying business decision to effect the Merger Agreement, (iii) the basic business decision to proceed with or effect the Merger Agreement, (iv) the merits of the Merger Agreement relative to any alternative transaction or business strategy that may be available to Arogo, (v) the amount or nature of the compensation to any officer, director or employee or any class of such persons relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of Arogo or EON Reality in the Merger Agreement, or relative to or in comparison with the consideration payable in connection with the Business Combination, (vi) the fairness of the Business Combination to any particular group or class of securities (other than the equity securities of Arogo which were acquired upon the consummation of the Business Combination), creditors, or other constituencies of Arogo, (vii) the solvency, creditworthiness or fair value of EON Reality or any other participant in the Business Combination under any applicable laws relating to bankruptcy, insolvency or similar matters, (viii) the procedural fairness of the Business Combination or other possible measures of fairness, (ix) the independent fair value of EON Reality (except as expressly set forth in the Opinion), (x) the fairness of any PIPE placement agreements, or (xi) the fairness of such valuation to Arogo or Arogo’s shareholders (independent from the Business Combination), taken as a whole.

Certain Material U.S. Federal Income Tax Considerations of the Redemption

The following is a discussion of certain material U.S. federal income tax considerations for holders of our shares of Class A Common Stock that elect to have their Class A Common Stock redeemed for cash if the Business Combination is completed. This discussion applies only to Class A Common Stock that is held as a capital asset for U.S. federal income tax purposes. This discussion is limited to U.S. federal income tax considerations, and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•        financial institutions or financial services entities;

•        broker dealers;

•        insurance companies;

•        dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Class A Common Stock;

•        persons holding Class A Common Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        U.S. expatriates or former long-term residents of the U.S.;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies (RICs) or real estate investment trusts (REITs);

•        persons subject to the alternative minimum tax provisions of the Code;

•        persons who received their shares of Class A Common Stock as compensation;

•        partnerships or other pass-through entities for U.S. federal income tax purposes; and

•        tax-exempt entities.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners (or other owners) will generally depend on the status of the partners and your activities. Partnerships and their partners (or other owners) should consult their tax advisors with respect to the consequences to them of electing to have their Class A Common Stock redeemed for cash if the Business Combination is completed.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes). You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Redemption of Class A Common Stock

In the event that a holder’s shares of Class A Common Stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “Special Meeting of Arogo Stockholders — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Class A Common Stock, a U.S. holder will be treated as described below under the section entitled “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock,” and a Non-U.S. holder will be treated as described under the section entitled “— Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” If the redemption does not qualify as a sale of shares of Class A Common Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “— U.S. Holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section entitled “— Non-U.S. Holder — Taxation of Distributions.”

Whether a redemption of shares of Class A Common Stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning private placement warrants or public warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A Common Stock generally will be treated as a sale of Class A Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A Common Stock which could be acquired pursuant to the exercise of the private placement warrants or the public warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Class A Common Stock and the Class A Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock.

The redemption of Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Class A Common Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax effects to such a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A Common Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it. A holder should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Class A Common Stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

•        an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Taxation of Distributions.    If our redemption of a U.S. holder’s shares of Class A Common Stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of Class A Common Stock,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described below under the section entitled “— Redemption of Class A Common Stock — U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock. If our redemption of a U.S. holder’s shares of Class A Common Stock is treated as a sale, taxable exchange or other taxable disposition, as discussed above under the section entitled “— Redemption of Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash and the U.S. holder’s adjusted tax basis in the shares of Class A Common Stock redeemed. A U.S. holder’s adjusted tax basis in its Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Class A Common Stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A Common Stock so disposed of exceeds one year. Long-term capital gains recognized by noncorporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Class A Common Stock (shares of Class A Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our Class A Common Stock who, or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder.

Taxation of Distributions.    If our redemption of a Non-U.S. holder’s shares of Class A Common Stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of Class A Common Stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described below under the section entitled “— Redemption of Class A Common Stock — Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”

The withholding tax described in the preceding paragraph does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30 percent (30%) (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.    If our redemption of a U.S. holder’s shares of Class A Common Stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “— Redemption of Class A Common Stock,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of the redemption, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•        such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A common stock and, in the circumstance in which shares of our Class A Common Stock are regularly traded on an established securities market, the Non- U.S. holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of our Class A Common Stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30 percent (30%) rate (or lower income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30 percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. We believe that we are not and have not been at any time since its formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Common Stock and proceeds from the sale, taxable exchange or taxable redemption of our Class A Common Stock may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Amounts treated as dividends that are paid to a Non-U.S. holder are generally subject to reporting on IRS Form 1042-S even if the payments are exempt from withholding. A Non-U.S. holder generally will eliminate any other requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30 percent (30%) on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on our Class A Common Stock. Previously, withholding with respect to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest was scheduled to begin on January 1, 2019; however, such withholding has been eliminated under proposed U.S. Treasury regulations, which can be relied on until final regulations become effective. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Class A Common Stock.

Material Differences in Stockholder Rights

A summary of the material differences between the current rights of EON Reality securityholders under EON Reality’s certificate of incorporation and bylaws, each as amended to the date of this proxy statement/prospectus, and the rights of Arogo stockholders, post-Closing, under the Amended Charter and the anticipated bylaws of the Combined Entity, is set forth under the section titled “Comparison of Stockholder Rights.”

Vote Required for Approval

The Business Combination (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of Arogo’s Common Stock vote “FOR” the Charter Amendment Proposals, the Nasdaq Proposal and the Incentive Plan Proposal. Failure to vote by proxy or to vote in person at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The Charter Amendment Proposals, the Nasdaq Proposal and the Incentive Plan Proposal are conditioned on the approval of the Business Combination at the Special Meeting.

As of the Record Date, Arogo’s Sponsor, directors and officers have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As of the date hereof, the Sponsor, directors and officers have not purchased any Public Shares.

Recommendation of Arogo’s Board

AROGO’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

The Charter Amendment Proposals (PROPOSALS 2 – 6)

AROGO’s stockholders are being asked to approve and adopt, assuming the other condition precedent proposals are approved and adopted, the proposed Amended Charter, which, if approved, would take effect upon the closing, which is attached to this proxy statement/prospectus as Annex __.

If the Business Combination Proposal is approved and the Business Combination is to be consummated, Arogo will adopt the proposed Amended Charter, which will:

•        upon completion of the Business Combination, increase the authorized capital stock of EON Reality Holdings from 111,000,000 shares, consisting of 110,000,000 shares of common stock and 1,000,000 shares of preferred stock, to 250,000,000 shares, consisting of 200,000,000 shares of common stock and 50,000,000 shares of preferred stock;

•        provide that the board of directors of EON Reality Holdings consist of a minimum of 5 members with each director serving a 1-year term until the election of directors at the next annual meeting of the stockholders: one independent director designated by Arogo and approved by EON Reality, one independent director designated by Sponsor and three directors designated by EON Reality prior to the Business Combination, one of which shall be an independent director pursuant to Nasdaq rules;

•        provide that directors may be removed only for cause by the affirmative vote of the holders of at least 662/3% of the outstanding common stock entitled to vote thereon;

•        provide that any action required or permitted to be taken by the stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing and that stockholders may not call a special meeting;

•        change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 662/3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, to amend such sections and Articles of the current charter to that effect; and

•        provide for certain additional changes, including, among other things, (a) changing the post-merger company’s corporate name from “Arogo Capital Acquisition Corp.” to “EON Reality Holdings, Inc.” and (b) removing certain provisions related to Arogo’s status as a blank check company that will no longer apply upon consummation of the merger, all of which Arogo’s board of directors believes are necessary to adequately address the needs of the post-merger company.

The following table sets forth a summary of the principal changes proposed to be made between the Charter and the proposed Amended Charter. This summary is qualified by reference to the complete text of the proposed Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the proposed Amended Charter in its entirety for a more complete description of its terms.

	Charter	Proposed Amended Charter
Name Change	Arogo Capital Acquisition Corp. See Article I of the current Charter.	EON Reality Holdings, Inc. See Article I of the proposed Amended Charter.
Capitalization: Changes in Share Capital	The current Charter authorizes 111,000,000 shares, consisting of 110,000,000 shares of common stock and 1,000,000 shares of preferred stock. See Article IV of the current Charter.	The Amended Charter would authorize 250,000,000 shares, consisting of 200,000,000 shares of common stock and 50,000,000 shares of preferred stock. See Article IV of the proposed Amended Charter.

	Charter	Proposed Amended Charter
Reclassification of Class A and Class B Common Stock

The current Charter designates 100,000,000 shares of the total authorized common stock as Class A common stock and 10,000,000 shares of the total authorized common stock as Class B common stock.

See Article IV of the current Charter.

The Amended Charter will not have any class designations of the total authorized shares of common stock. See Article IV of the proposed Amended Charter.
Amendment of Bylaws

The current Charter provides that the bylaws may be adopted, amended or repealed by the majority vote of the board of directors or by the affirmative vote of the holders of at least a majority of the stockholders entitled to vote generally in the election of directors, voting together as a single class.

See Article VI of the current Charter.

The Amended Charter will provide that the bylaws may be adopted, amended or repealed by the majority vote of the board of directors or the affirmative vote of holders of at least 66⅔% of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

See Article VIII of the proposed Amended Charter.

Charter Amendment:
Classification of the Board of Directors

The current Charter provides that the board of directors is divided into 3 classes with only one class of directors being elected each year and each class serving 1-year terms.

See Article V of the current Charter.

The Amended Charter will provide that the board of directors shall have no classes with each director serving a 1-year term until the election of directors at the next annual meeting of the stockholders.

See Article V of the proposed Amended Charter.

Required Vote for the Removal of Directors

The current Charter provides, with limited exceptions, that directors may only be removed for cause and with the affirmative vote of the holders of a majority of the stockholders entitled to vote generally in the election of directors, voting as together as a single class.

See Article V of the current Charter.

The Amended Charter will provide that directors may be removed only for cause by the affirmative vote of the holders of at least 66⅔% of the outstanding common stock entitled to vote thereon.

See Article V of the proposed Amended Charter.

	Charter	Proposed Amended Charter
Stockholder Actions

The current Charter provides that special meetings of the stockholders can only be called by the chairman of the board, the chief executive officer or by resolution adopted by a majority of the board. The current Charter expressly denies the stockholders with the ability or right to call a special meeting.

See Article VII of the current Charter.

The Amended Charter will provide that any action required or permitted to be taken by the stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. Special meetings of the stockholders may be called by the Board acting pursuant to a resolution adopted by a majority of the Board, or by the Secretary of EON Reality Holdings following receipt of one or more written demands to call such special meeting from stockholders holdings, in the aggregate, 25% or more of the voting power of the outstanding shares of EON Reality Holdings entitled to vote on matters brought before the proposed special meeting.

See Article VII of the proposed Amended Charter.

Required Vote to Amend Certain Provisions of the proposed Amended Charter

The current Charter provides that, with limited exceptions, the current Charter may be amended upon receipt of the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon.

See Article XII of the current Charter.

The Amended Charter will provide that, with limited exceptions, the proposed Amended Charter may be amended upon receipt of the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon.

See Article IX of the proposed Amended Charter.

Interested Party Transactions

The current Charter provides that the doctrine of corporate opportunity shall not apply to any of its officers or directors, or any of their respective affiliates, except in the case where any such corporate opportunity was offered to any such officer or director solely in his or her capacity as an officer or director of the Company.

See Article XI of the current Charter.

The Amended Charter will contain no waiver of or modification to the corporate opportunity doctrine or other interested party doctrines or principles.
Provisions Specific to a Blank Check Company	The current Charter contains various provisions applicable only to blank check companies. See Article IX of the current Charter.

The Amended Charter will change the post-merger company’s corporate name from “Arogo Capital Acquisition Corp.” to “EON Reality Holdings, Inc.” and remove certain provisions related to its status as a blank check company that will no longer apply upon consummation of the Business Combination.

Reasons for the Proposed Amended Charter Amendments

In the judgment of Arogo’s board of directors, the proposed Amended Charter is necessary to address the needs of EON Reality Holdings following the Business Combination. In particular:

•        The proposed Amended Charter is intended to provide adequate authorized share capital to (a) accommodate the issuance of common stock in connection with the Business Combination and pursuant to the 2023 Incentive Plan and the future conversion of outstanding warrants and (b) provide flexibility for future issuances of common stock and preferred stock if determined by EON Reality Holdings’ board of directors to be in the best interests of EON Reality Holdings without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular future issuance.

•        Arogo’s board of directors believes that the proposed composition of the board of directors, and limiting the ability of stockholders to remove directors other than for cause are in the best interest of the post-merger company because they are designed to assure the continuity and stability of EON Reality Holdings’ board of directors’ leadership and policies.

•        Arogo’s board of directors believes that limiting the ability of stockholders to act by written consent or to call a special meeting is appropriate to protect EON Reality Holdings from unwarranted attempts to gain corporate control. Prohibiting stockholders from taking action by written consent and calling a special meeting can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a Special Meeting called and held in accordance with the proposed Amended Charter and EON Reality Holdings Bylaws. Arogo’s board of directors also believes that prohibiting stockholder action by written consent and stockholder-called special meetings are prudent corporate governance measures to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a Special Meeting called in accordance with the proposed Amended Charter and EON Reality Holdings Bylaws to consider important corporate issues.

•        Arogo’s board of directors believes that a supermajority voting requirement to amend the proposed Amended Charter in the future is appropriate to protect all stockholders of EON Reality Holdings against the potential self-interested actions by one or a few large stockholders after the Business Combination. In reaching this conclusion, Arogo’s board of directors is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of shares of common stock following the Business Combination. Arogo’s board of directors further believes that a supermajority voting requirement to amend the proposed Amended Charter in the future encourages a person seeking control of EON Reality Holdings to negotiate with EON Reality Holdings’ board of directors to reach terms that are appropriate for all stockholders.

•        Arogo’s board of directors believes the proposed Amended Charter is appropriate to adequately update the current charter for the post-merger company, because it will eliminate obsolete language that will no longer be applicable following the consummation of the merger and make such other changes that are more appropriate for a public operating company.

Vote Required for Approval

The Charter Amendment Proposals will be approved and adopted in their entirety only if the holders of at least a majority of the outstanding shares of Arogo Common Stock vote “FOR” each of the Charter Amendment Proposals and each of the Business Combination Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal is approved at the Special Meeting. Failure to vote by proxy or to vote virtually at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Charter Amendment Proposals.

The approval and adoption of the Charter Amendment Proposals is conditioned on the approval of the Business Combination and each of the other Proposals at the Special Meeting.

Recommendation of the Board

AROGO’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF EACH OF THE CHARTER AMENDMENT PROPOSALS AND THE AMENDED CHARTER.

THE DIRECTOR ELECTION PROPOSAL (PROPOSAL 7)

Overview

Pursuant to the Merger Agreement, Arogo has agreed to take all necessary action, including causing the directors of Arogo to resign, so that effective at the Closing, the entire board of directors of the Combined Entity will consist of five (5) individuals with each director serving a 1-year term until the election of directors at the next annual meeting of the stockholders, a majority of whom will be independent directors in accordance with the requirements of Nasdaq.

Arogo is proposing the election by stockholders of the following five (5) individuals, who will take office immediately following the Closing and who will constitute all the members of the board of directors of the Combined Entity: (i) Dan Lejerskar, Mats Johansson, Leong Kah Chern, Vuthichai Tumasaroj, and Renee Lewis.

There are family relationships among EON Reality and EON Reality Holdings’ directors and executive officers: Dan Lejerskar, EON Reality and EON Reality Holdings’ Chair is married to Anna Lejerskar, EON Reality and EON Reality Holding’ Executive Vice President. Subject to other provisions in the Amended Charter, the number of directors that constitutes the entire board of directors of the Combined Entity will be fixed solely by resolution of its board of directors. Each director of the Combined Entity will hold office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier resignation, death, disqualification or removal.

Subject to the rights of holders of any series of preferred stock with respect to the election of directors, a director may be removed from office by 662/3 of the stockholders of the Combined Entity only for cause. Vacancies occurring on the board of directors of the Combined Entity for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the board of directors of the Combined Entity, although less than a quorum, or by a sole remaining director, and not by stockholders of the Combined Entity. A person so elected by the board of directors of the Combined Entity to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director will have been chosen and until his or her successor will be duly elected and qualified.

If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the Arogo Special Meeting. The appointments of directors resulting from the election will only become effective if the Business Combination is completed.

The Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the Record Date and is based in part on information furnished by the nominees and in part from Arogo’s and EON Reality’s records.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that Dan Lejerskar, Mats Johansson, Leong Kah Chern, Vuthichai Tumasaroj, and Renee Lewis be appointed as directors of the Company to serve until the 2023 annual meeting of stockholders.”

Vote Required for Approval

The approval of the Director Election Proposal requires a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. This means that the five director nominees who receive the highest number of shares voted “FOR” their election are elected.

Failure to vote by proxy or to vote in person at the Arogo Special Meeting, “WITHHOLD” votes and broker non-votes will have no effect on the Director Election Proposal.

Recommendation of the Arogo Board

AROGO BOARD UNANIMOUSLY RECOMMENDS THAT AROGO STOCKHOLDERS VOTE ‘‘FOR’’ THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of Arogo’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Arogo and its stockholders and what he or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Arogo’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal — Interests of Arogo’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

The Incentive Plan Proposal (PROPOSAL 8)

Overview

The holders of Arogo’s Public Shares are being asked to approve and adopt the EON Reality Holdings 2023 Incentive Plan (“2023 Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex C (such proposal, the “Incentive Plan Proposal”).

Pursuant to the Merger Agreement, Merger Sub will merge with and into EON Reality (the “Merger”), with EON Reality becoming a wholly-owned, privately-held subsidiary of Arogo, and Arogo will change its name to EON Reality Holdings, Inc. which will continue as the surviving public corporation after the Closing (“EON Reality Holdings”) (collectively, the “Business Combination”).

Arogo’s Board believes that Eon Reality Holdings must offer a competitive equity incentive program if it is to successfully attract and retain the best possible candidates for positions of substantial responsibility within EON Reality Holdings. Arogo’s Board expects that the 2023 Incentive Plan will be an important factor in attracting, retaining and rewarding high caliber employees who are essential to EON Reality Holdings’ success and in providing incentive to these individuals to promote the success of EON Reality Holdings.

If the 2023 Incentive Plan is approved by the holders of Arogo’s Public Shares, then the 2023 Incentive Plan will be effective upon the consummation of the Business Combination and no additional stock awards will be granted under EON Reality’s 2015 Incentive Plan as in effect immediately prior to the consummation of the Business Combination. All outstanding unvested options of EON Reality granted under EON Reality’s 2015 Incentive Plan as in effect immediately prior to the consummation of the Business Combination shall rollover into the 2023 Incentive Plan. Such unvested options will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2023 Incentive Plan.

In this section, all references to Arogo Common Stock before the Business Combination shall mean the common stock of Arogo before it changed its name to EON Reality Holdings after the Business Combination.

Summary of the 2023 Incentive Plan

The following summary is not a complete statement of the 2023 Incentive Plan and is qualified in its entirety by reference to the complete text of the 2023 Incentive Plan, a copy of which is attached hereto as Annex C.

Eligibility

Awards may be granted to employees, directors, consultants, partners, independent contractors and advisors of EON Reality Holdings and any parent, holding company, or subsidiary corporation of EON Reality Holdings. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of EON Reality Holdings or any parent, holding company, or subsidiary of EON Reality Holdings. Nonqualified options may be granted to any persons eligible to receive awards under the 2023 Incentive Plan.

Administration

The 2023 Incentive Plan will be administered by the compensation committee of the Board, the Board or such other similar committee pursuant to the terms of the 2023 Incentive Plan. The plan administrator, which initially will be the compensation committee of the Board, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2023 Incentive Plan. The plan administrator may delegate to one or more officers of EON Reality Holdings, the authority to grant awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.

Types of Awards

The 2023 Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance compensation awards, or collectively, awards.

Share Reserve

The number of Arogo Common Stock that may be issued under the 2023 Incentive Plan is equal to 10% of the aggregate number of Arogo Common Stock issued and outstanding immediately after the Business Combination (after giving effect to the Redemption). All of the shares available under the 2023 Incentive Plan may be issued upon the exercise of incentive stock options.

Shares underlying any awards under the 2023 Incentive Plan that are forfeited, cancelled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the 2023 Incentive Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options.

Annual Limitation on Awards to Non-Employee Directors

The 2023 Incentive Plan contains a limitation whereby the value of all awards under the 2023 Incentive Plan and all other cash compensation paid by EON Reality Holdings to any non-employee director may not exceed $1,000,000 for the first calendar year a non-employee director is initially appointed to the Board, and $750,000 in any other calendar year.

Stock Options

The 2023 Incentive Plan permits the granting of both options to purchase Arogo Common Stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2023 Incentive Plan will be nonqualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of EON Reality Holdings and its subsidiaries. Nonqualified options may be granted to any persons eligible to receive awards under the 2023 Incentive Plan.

The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of the common stock of EON Reality Holdings on the date of grant or, in the case of an incentive stock option granted to a 10% stockholder, 110% of such share’s fair market value. The term of each option will be fixed by the plan administrator and may not exceed 10 years from the date of grant (or 5 years for an incentive stock option granted to a 10% stockholder). The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of options, the option exercise price must be paid in full either in cash, check, cash equivalent, or by delivery (or attestation to the ownership) of Arogo Common Stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be made by means of a broker-assisted cashless exercise. In addition, the plan administrator may permit nonqualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

Stock Appreciation Rights

The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to Arogo Common Stock, or cash, equal to the value of the appreciation in Arogo’s stock price over the strike price. The price generally may not be less than 100% of the fair market value of common stock of Arogo on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised, including the ability to accelerate the vesting of such stock appreciation rights.

Restricted Stock and Restricted Stock Units

The plan administrator may award restricted shares of common stock of EON Reality Holdings and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with

EON Reality Holdings through a specified vesting period. Unless otherwise provided in the applicable award agreement, the participant generally shall have the rights and privileges of a shareholder as to such restricted shares, including without limitation the right to vote such restricted shares and the right to receive dividends, if applicable. A participant holding restricted stock units will have no voting rights as the Company’s shareholders. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of Arogo Common Stock. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions as the restricted stock units to which they attach.

Stock Bonus Awards

The plan administrator may also grant stock bonus awards that are free from any restrictions under the 2023 Incentive Plan or other awards denominated in Common Stock. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.

Performance Compensation Awards

The plan administrator may designate any award under the 2023 Incentive Plan as a performance compensation award and may grant cash-based awards under the 2023 Incentive Plan to participants, subject to the achievement of certain performance goals, including continued employment with Arogo.

Changes in Capital Structure

The 2023 Incentive Plan requires the plan administrator to make appropriate adjustments to the number of shares of common stock that are subject to the 2023 Incentive Plan, to certain limits in the 2023 Incentive Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Change in Control

Except as set forth in an award agreement issued under the 2023 Incentive Plan, in the event of a change in control (as defined in the 2023 Incentive Plan) each outstanding stock award (vested or unvested) will be treated as the plan administrator determines, which may include (a) Arogo’s continuation of such outstanding stock awards (if Arogo is the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (d) the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); or I the opportunity for participants to exercise the stock options prior to the occurrence of the corporate transaction and the termination (for no consideration) upon the consummation of such corporate transaction of any stock options not exercised prior thereto.

The 2023 Incentive Plan provides that a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in the award agreement for such stock award or as may be provided in any other written agreement between Arogo or any affiliate and the participant, but in the absence of such provision, no such acceleration will occur.

Tax Withholding

Participants in the 2023 Incentive Plan are responsible for the payment of any federal, state or local taxes that Arogo or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of Arogo or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from Arogo Common Stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of Arogo or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to Arogo or its subsidiaries in an amount that would satisfy the withholding amount due.

Transferability of Awards

The 2023 Incentive Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution; however, the plan administrator has the discretion to permit awards (other than incentive stock options) to be transferred by a participant, without consideration, to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.

Amendment and Termination

The plan administrator may amend or discontinue the 2023 Incentive Plan and the plan administrator may amend or cancel outstanding awards, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the 2023 Incentive Plan will require the approval of Arogo’s stockholders. Generally, without shareholder approval, (i) no amendment or modification of the 2023 Incentive Plan may reduce the exercise price of any stock option or the strike price of any stock appreciation right, (ii) the plan administrator may not cancel any outstanding stock option or stock appreciation right where the fair market value of the common stock underlying such stock option or stock appreciation right is less than its exercise price and replace it with a new option or stock appreciation right, another award or cash and (iii) the plan administrator may not take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange.

All stock awards granted under the 2023 Incentive Plan will be subject to recoupment in accordance with any clawback policy that Arogo is required to adopt pursuant to the listing standards of any national securities exchange or association on which Arogo securities are listed or as is otherwise required by the U.S. Dodd- Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, Arogo board may impose such other clawback, recovery or recoupment provisions in a stock award agreement as the Board determines necessary or appropriate.

No awards may be granted under the 2023 Incentive Plan after the date that is ten years from the 2023 Incentive Plan Effective Date. No awards under the 2023 Incentive Plan have been made prior to the date of this proxy statement/prospectus.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, Arogo intends to file with the SEC a registration statement on Form S-8 covering the Arogo Common Stock issuable under the 2023 Incentive Plan.

Certain United States Federal Income Tax Aspects

The following is a summary of the principal U.S. federal income tax consequences of certain awards under the 2023 Incentive Plan, based upon the current provisions of the Code and regulations promulgated thereunder. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not describe all federal tax consequences under the 2023 Incentive Plan, nor does it describe state or local tax consequences.

The 2023 Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. Arogo’s ability to realize the benefit of any tax deductions described below depends on Arogo’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of Arogo’s tax reporting obligations.

Incentive Stock Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If Arogo Common Stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither Arogo nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If Arogo Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the Arogo Common Stock at exercise (or, if less, the amount realized on a sale of such Arogo Common Stock) over the option exercise price thereof, and (ii) Arogo or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering Arogo Common Stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonqualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Nonqualified Options.    No income is generally realized by the optionee at the time a nonqualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the Arogo Common Stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the Arogo Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the nonqualified option is paid by tendering Arogo Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards, and Performance Compensation Awards.    For all other awards under the 2023 Incentive Plan, either Arogo or its subsidiaries generally will be entitled to a tax deduction in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement.

The participant’s basis for the determination of gain or loss upon the subsequent disposition of Common Stock acquired from a stock appreciation right, restricted stock, restricted stock unit, stock bonus, or performance compensation award will be the amount paid for such shares plus any ordinary income recognized when the Common Stock were originally delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Parachute Payments.    The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either Arogo or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Section 409A.    The foregoing description assumes that Section 409A of the Code does not apply to an award under the 2023 Incentive Plan. In general, stock options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or stock appreciation right was granted. Restricted stock awards are not generally subject to Section 409A. Restricted stock units are subject to Section 409A unless they are settled within two and one half months after the end of the later of (1) the end of the Company’s fiscal year in which vesting occurs or (2) the end of the calendar year in which vesting occurs. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% U.S. federal tax and premium interest in addition to the U.S. federal income tax at the participant’s usual marginal rate for ordinary income.

New Plan Benefits

No awards have been previously granted under the 2023 Incentive Plan and no awards have been granted that are contingent on stockholder approval of the 2023 Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the 2023 Incentive Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this proxy statement/ prospectus.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND EON REALITY HOLDINGS UNDER THE 2022 INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants, and Directors

As of the date hereof, no awards have been granted under the 2023 Incentive Plan. It is currently expected that no awards will be granted under the 2023 Incentive Plan prior to Closing of the Business Combination.

Vote Required

The approval of this proposal to adopt the 2023 Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Arogo’s Common Stock cast by the stockholders represented “in person” or by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on the Incentive Plan Proposal. Broker non-votes will have no effect with respect to the approval of Incentive Plan Proposal.

The Incentive Plan Proposal is conditioned on the approval of the Business Combination, the Charter Amendment Proposals and the Nasdaq Proposal.

Recommendation of the Board

AROGO’S BOARD UNANIMOUSLY RECOMMENDS THAT AROGO’S PUBLIC STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

THE NASDAQ PROPOSAL (PROPOSAL 9)

Overview

Arogo is proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635 (b) and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Pursuant to the Merger Agreement, it is anticipated that Arogo will issue to the EON Reality securities holders as consideration in the Business Combination 55,000,000 shares of Arogo Common Stock, based on EON Reality’s audited consolidated financial statements as of December 31, 2021.

Upon the consummation of the Business Combination, in addition to the 55,000,000 shares of Arogo Common Stock to be issued as consideration to the EON Reality equity holders in the Business Combination, (i) up to 53,062,539 shares of EON Reality Holdings common stock are expected to be issued upon conversion of EON Reality convertible promissory notes outstanding as of June 30, 2022.

If the Nasdaq Proposal is adopted, based on EON Reality’s audited consolidated financial statements as of December 31, 2021, and, accordingly, 55,000,000 shares of Arogo Common Stock are issued to the EON Reality securities holders as consideration in the Business Combination, it is anticipated that the EON Reality securities holders will hold [ ]%, respectively, of the outstanding shares of EON Reality Holdings common stock immediately following Closing. These percentages exclude outstanding Warrants and assumes that (i) no shares of Arogo Common Stock are redeemed in connection with the Business Combination or an Extension redemption, (ii) no awards are issued under the 2023 Incentive Plan, (iii) no Working Capital Units or Extension Units are issued, and (iv) Arogo does not engage in any other kind of equity financing prior to the Closing.

Vote Required for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Arogo Special Meeting, assuming that a quorum is present. Failure to vote by proxy or to vote online at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Proposal.

This proposal is conditioned on the approval of the Business Combination Proposal and each other Required Proposal at the Arogo Special Meeting.

Recommendation of the Arogo Board

AROGO BOARD UNANIMOUSLY RECOMMENDS THAT AROGO STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of Arogo’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Arogo and its stockholders and what he or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Arogo’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal — Interests of Arogo’s Directors and Officers in the Business Combination” for a further discussion of these considerations” for a further discussion of these considerations.

The Adjournment Proposal (PROPOSAL 10)

Overview

The Adjournment Proposal, if adopted, will allow Arogo’s Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Arogo’s stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposals or the Incentive Plan Proposal. In no event will Arogo’s Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Arogo’s stockholders, Arogo’s Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by Arogo’s Public Stockholders represented “in person” or by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on the Adjournment Proposal. Broker non-votes will have no effect with respect to the approval of the Adjournment Proposal.

Recommendation of the Board

AROGO’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT AROGO

Overview

Arogo is a blank check company incorporated as a Delaware corporation on June 9, 2021 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business transaction with one or more operating businesses or assets.

Significant Activities Since Inception

The registration statement for Arogo’s Initial Public Offering was declared effective on December 29, 2021. On December 29, 2021, Arogo consummated its Initial Public Offering of 9,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $90,000,000 (see Note 6) (the “Initial Public Offering”). Arogo granted the underwriter a 45-day option to purchase up to an additional 1,350,000 Units at the Initial Public Offering price to cover over-allotments. On December 29, 2021, the underwriters exercised the over-allotment option in full, and the closing of the issuance and sale of the additional Units occurred (the “Over-allotment Option Units”). The total aggregate issuance by Arogo of 1,350,000 units at a price of $10.00 per unit resulted in total gross proceeds of $101,350,000.

Simultaneously with the consummation of the closing of the Offering, Arogo consummated the private placement of an aggregate of 466,150 units (the “Placement Units”) to the Sponsor at a price of $10.00 per Placement Unit, generating total gross proceeds of $4,661,500 (the “Private Placement”).

A total of $105,052,500, comprised of the proceeds from the Offering and the proceeds of private placements that closed on December 29, 2021, net of the underwriting commissions, discounts, and offering expenses, was deposited in a Trust Account established for the benefit of Arogo’s public stockholders.

On February 11, 2022, the Class A common stock and Public Warrant included in the Units began separate trading.

Effecting a Business Combination

Arogo is not presently engaged in, and will not engage in, any operations until after the Business Combination. Arogo intends to effect the Business Combination using cash held in the Trust Account and, if needed, funds from any additional private equity financings.

Selection of a Target Business and Structuring of the Initial Business Combination

Under the Nasdaq rules, an initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of Arogo’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The fair market value of EON Reality was determined by Arogo’s Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow method, Guideline Transaction method, and Guideline Public Company method . Subject to this requirement, Arogo’s management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although Arogo was not permitted to effectuate an initial Business Combination with another blank check company or a similar company with nominal operations. In any case, Arogo determined that it would only complete an initial Business Combination in which it acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act.

Redemption Rights for Holders of Public Shares

Arogo will provide public stockholders with the opportunity to redeem all or a portion of their Class A common stock upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the completion of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay Arogo’s taxes, if any, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially $10.15 per public share. The per-share amount Arogo will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions Arogo will pay to the underwriters.

The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. Arogo’s Sponsor, directors and each member of Arogo’s management have entered into a letter agreement with Arogo, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with (i) the completion of Arogo’s initial Business Combination and (ii) a stockholder vote to approve an amendment to Arogo’s amended and restated certificate of incorporation that would affect the substance or timing of Arogo’s obligation to allow redemption in connection with Arogo’s initial Business Combination or to redeem 100% of Arogo’s Public Shares if Arogo has not completed an initial Business Combination within the period to consummate the initial Business Combination. However, Arogo will only complete the Business Combination if Arogo’s net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial Business Combination and after payment of deferred underwriters’ fees and commissions (so that Arogo is not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that Arogo cannot satisfy the net tangible asset requirement (described above), Arogo would not proceed with the amendment or the related redemption of Arogo’s Public Shares at such time. There will be no redemption rights or liquidating distributions with respect to Arogo’s warrants, which will expire worthless if Arogo fail to complete Arogo’s initial Business Combination within the 18-month time period.

All costs and expenses associated with implementing Arogo’s plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $870,000 of proceeds held outside the Trust Account, although Arogo cannot assure that there will be sufficient funds for such purpose. Arogo will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations Arogo may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Arogo’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, Arogo may request the trustee to release to Arogo an additional amount of up to $100,000 of such accrued interest to pay taxes, and these costs and expenses.

Submission of Arogo’s Initial Business Combination to a Stockholder Vote

Arogo is providing its public stockholders with redemption rights upon consummation of the Business Combination. Public stockholders electing to exercise their redemption rights will be entitled to receive the cash amount specified above, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on a Business Combination. Unlike many other blank check companies, Arogo’s public stockholders may abstain from voting or may vote for, or against the Business Combination and it will not affect the exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

The holders of the Founders Shares and shares of Class A Common Stock underlying the Placement Units have agreed to vote such Common Stock owned by them in favor of the Business Combination. In addition, the Sponsor and Arogo’s officers and directors have agreed to waive their redemption rights with respect to any capital stock they may hold in connection with the consummation of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, Arogo’s Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than 15% of the shares sold in the Arogo IPO.

Employees

Arogo currently has three executive officers. These individuals are not obligated to devote any specific number of hours to Arogo’s matters, but they intend to devote as much of their time as they deem necessary to Arogo’s affairs until Arogo has completed the initial Business Combination.

Facilities

Arogo maintains its principal executive offices at 848 Brickell Avenue, Penthouse 5, Miami, FL 33131. The cost for this space is included in the $10,000 monthly charge to the Sponsor, which includes certain administrative and support services, which commenced on December 29, 2021 pursuant to a letter agreement between Arogo and the Sponsor.

Legal Proceedings

To the knowledge of Arogo’s management, there are no legal proceedings pending against Arogo.

AROGO’S MANAGEMENT

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Arogo and its subsidiaries before the Business Combination.

Directors and Executive Officers

The directors and executive officers of Arogo are as follows as of the date of this proxy statement/prospectus:

Name	Age	Position
Suradech Taweesaengsakulthai	55	Chief Executive Officer and Director
Chee Han Wen	45	Chief Strategy Officer
Suthee Chivaphongse	55	Chief Financial Officer
H.R.H. Tunku Naquiyuddin ibni Tuanku Ja’afar	74	Chairman and Director
Somnuek Anakwat	63	Director
J. Gerald Combs	72	Director

Suradech Taweesaengsakulthai, Chief Executive Officer and Director

Suradech Taweesaengsakulthai, our Chief Executive Officer and Director, has over 25 years of experience in the logistics and transportation industries in Southeast Asia. Since 1993, he has served as the President and CEO of Cho Thavee Public Company Limited, which manufactures, sells, and services commercial vehicles with a focus on system integration for logistics systems. It is listed on the Stock Exchange of Thailand (“SET”) as CHO.BK. Under Mr. Taweesaengsakulthai leadership, the company has received the Thailand Sustainability Investment 2019 award by SET. The award is representative of the company’s commitment and excellence in Environmental, Social, & Corporate Governance (ESG) and sustainable development. Since 1993, he has also served as Managing Director of Khonkaen Cho Thavee Co., Ltd, an engineering project management service company. Since 2005, he has also served as the President and CEO of Cho Thavee Thermo-Tech Co., Ltd., which designs, manufactures, assembles, and installs light-weight fiberglass fresh box for trucks. Since January 2015, he has served as the Co-Founder and Chairman of Khon Kaen City Development (KKTT) Co., Ltd., which is focused on smart city development. Mr. Taweesaengsakulthai plays a vital role in the Electric Automotive Industry Promotion Committee of Khon Kaen Province. Mr. Taweesaengsakulthai received a Diploma in Automotive Engineering from Yomiuri Rikosem College in Japan in March, 1990. He also holds an Associate Degree in Business Administration from Sanno University in Japan in March, 1992. He has also received an Honorary Doctorate Degree of Engineering in Mechanical Engineering from the Rajamangala University of Technology Isan (RMUTI) in Thailand in August, 2018. Mr. Taweesaengsakulthai’s extensive experience and knowledge in logistics and sustainable development makes him a valuable addition to our management team and board of directors.

Chee Han Wen, Chief Strategy Officer

Chee Han Wen, our Chief Strategy Officer, is a technology entrepreneur and pioneer in enterprise cloud computing technology in Southeast Asia. He possesses an in-depth knowledge in digital transformation. His current area of focus includes smart city business ecosystems, and sustainable development in Thailand in accordance with the United Nations Sustainable Development Goals (SDG) initiative. Since August, 2019, he has served as the Executive Vice President & Chief Business Development Officer of Cho Thavee PCL, a public company listed in Thailand’s Stock Exchange as CHO.BK. He plays a key role in international business development by establishing new business opportunities and partnerships in the area of transportation technology. Prior to that, from September, 1999 to March, 2017 he served as the Managing Director of RapidCloud International PLC, a regional enterprise cloud computing company, where he serviced customers ranging from small to medium enterprises to multi-national corporations as well as government agencies. Mr. Chee currently serves on the board of directors of the Malaysian-Thai Chamber of Commerce (MTCC) for the term 2020 to 2022. MTCC’s main objective is to promote and develop economic relations and cooperation between Malaysia and Thailand. Mr. Chee heads MTCC’s Digital and Innovation Committee to support their international technology initiative. Mr. Chee graduated with a Bachelor of Science degree in Physics with honors from the National University of Malaysia in 1998. He has also received a Certificate in Digital Transformation: Platform Strategies for Success from MIT Sloan School of Management in 2019. As a result of his professional and academic experiences, Mr. Chee brings extensive breadth, depth and expertise in the digital transformation services combined with sustainable development goals to our management team.

Suthee Chivaphongse, Chief Financial Officer

Suthee Chivaphongse, FCCA, AMA our Chief Financial Officer, has over 30 years of experience in international finance and business operations in diverse organizations and industries including conducting audits and managing budgets in the oil and gas, manufacturing, and property development sectors. Since January 2021, Mr. Chivaphongse has served as the Finance Director of EDS Global Group Co., Ltd., a professional disinfection and decontamination services company. Prior to that, from February 2019 through December 2020, Mr. Chivaphongse served as the Chief Operating Officer of Life and Living Co Ltd., a real estate development company. Before joining the property development industry, Mr. Chivaphongse worked in various roles for Halliburton Energy Services, Inc., one of the largest oil & gas services company in the world. He served as their Global Account Manager from September 2017 to February 2019 and their real estate manager, wherein he managed their Real Estate Department covering Southeast Asia, Japan, South Korea, and Bangladesh from July 2014 through August 2017. Mr. Chivaphongse also has experience in the manufacturing sector. Prior to that, from April 2009 through June 2013, he served as an Administration and Finance Director for Pandora Production Co., Ltd., one of the largest jewelry manufacturing enterprises in Thailand. He played a major part in the successful IPO of the Pandora Group Co. in the US Stock Exchange. Mr. Chivaphongse worked in Sylvester Groves & Co, a UK accounting firm for more than eight years and in 2001 he was awarded Fellowship by the UK Association of Chartered Certified Accountants. In July 2021, he became an honorable member of the Australian Institute of Certified Management Accountants. In 1984, he received his Diploma in Business Studies from Saint John’s Trinity College, Bangkok.

H.R.H. Tunku Naquiyuddin ibni Tuanku Ja’afar, Chairman and Director

H.R.H. Tunku Naquiyuddin ibni Tuanku Ja’afar, our Chairman, is a keen environmentalist and a conscientious businessman, who has contributed to the business fraternity through his appointment as founding Chairman of the Federation of Public Listed Companies Berhad. In this position, he has led several initiatives to bridge bilateral business boundaries through the Malaysia-France Economic and Trade Association for eight (8) years and facilitated Asia-Pacific co-operation through the Canada-ASEAN Centre. The Minister of Finance nominated him to serve on the Committee of the Kuala Lumpur Stock Exchange from 1989 to 1994. Since 2007, he has served as the Chairman of Techna-X Berhad, which provides intelligent digital ecosystem and energy storage solutions. Since 2008, H.R.H. Tunku Naquiyuddin has played a key role on the boards of Ann Joo Resources Berhad and Olympia Industries Berhad, and held directorships in non-listed public companies, namely ORIX Leasing Malaysia Berhad, Syarikat Pendidikan Staffield Berhad, and Asia Plantation Capital Berhad. Prior to that, he served as a Diplomat for five years and served as a Second Secretary in Paris, France from 1972 to 1975. He has served as a Committee Member of the World Wide Fund for Nature (Malaysia) and held the position of a Council Member of the Business Council for Sustainable Development in Geneva. H.R.H. Tunku Naquiyuddin holds a Bachelor of Science in Economics degree with honors from the University of Wales, Aberystwyth, United Kingdom. We intend to draw upon H.R.H. Tunku Naquiyuddin’s comprehensive experience on multiple boards, his network of contacts, and his deep understanding of intelligent digital ecosystem and sustainable development business initiatives.

Mr. J. Gerald Combs, Ph.D., Director

J. Gerald Combs brings over 30 years of investment management, manufacturing, and real estate experience in various roles, including his current role as CEO of CASH International Asset Management Ltd. Prior to that Mr. Combs served as the Chairman and CEO of both publicly traded and privately held companies, ranging from start-ups to established enterprises, most recently focused on quantitative asset management and incubation. He has overseen corporate relationships with the SEC as well as the exchanges (including Nasdaq and NYSE) upon which the public shares were traded. In addition, Mr. Combs facilitated the corporate interaction with the analyst community and individual market makers, and has deep experience negotiating with investment and commercial banks for both equity and debt financing. In October 1975, he began his business career at the investment banking firm of Salomon Brothers, where his responsibilities included mergers and acquisitions, initial public offerings, secondary offerings, and private placements. Since February 2010, Mr. Combs has also served as the CEO of Jerald Capital Corp., an investment banking firm. Mr. Combs received his Bachelor of Arts degree from Northwestern University in June 1972. He received his Juris Doctorate with honors degree from St. Louis University in June 1975. Mr. Combs background in private placements, and mergers and acquisitions provides us with a strong transactional network.

Mr. Somnuek Anakwat, Director

Somnuek Anakwat has served as an advisor to the Bangkok Expressway Public Company Limited (BECL) ever since 1995. He has played an integral role in the construction of Udon Ratthaya Expressway. He was instrumental in the installation of Easy Pass on the 2nd Stage Expressway, which helped alleviate the traffic congestion in Bangkok and its vicinity. Since 2015, Mr. Anakwat has advised the Project Division of Bangkok Expressway and Metro Public Company Limited (BEM) — a public transportation company formed by the merger of Bangkok Expressway Public Company Limited (“BECL”) and Bangkok Metro Public Company Limited (“BMCL”) in December 2015. Additionally, from 2018 to 2019, he served as a senior advisor for the Office of Permanent Secretary for Defense. Mr. Anakwat received his Bachelor of Electrical Engineering degree from The Citadel, the Military College of South Carolina in 1982. He also received a Master in Electrical Engineering degree from the University of South Carolina in 1984. We believe Mr. Anakwat is well-qualified to serve as a member of our board of directors due to his extensive experience advising construction and transportation industries and overcoming formidable challenges to provide sustainable results.

Number and Terms of Office of Officers and Directors

Arogo had four directors. Arogo’s board of directors is divided into three classes, with only one class of directors being elected in each year and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, Arogo is not required to hold an annual meeting until one year after our first fiscal year end following Arogo’s listing on Nasdaq.

The term of office of the first class of directors, consisting of J. Gerald Combs will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Somnuek Anakwat will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Suradech Taweesaengsakulthai and H.R.H. Tunku Naquiyuddin ibni Tuanku Ja’afar, will expire at the third annual meeting of stockholders. Arogo may not hold an annual meeting of stockholders until after Arogo completes the initial Business Combination.

Arogo’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Arogo’s board of directors is authorized to nominate persons to the offices set forth in Arogo’s amended and restated certificate of incorporation as it deems appropriate. Arogo’s amended and restated certificate of incorporation provides that Arogo’s officers may consist of one or more chairman of the board of directors, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Stockholder Communications

Stockholders and interested parties may communicate with Arogo’s Board, any committee chairperson or the non-management directors as a group by writing to Arogo’s Board or committee chairperson at Arogo Capital Acquisition Corp., 848 Brickell Avenue, Penthouse 5 Miami, FL 33131 (if sent before the Business Combination) or with the EON Reality’s board of directors or any committee chairperson or the non-management directors as a group, 18 Technology Drive, Suite 110, Irvine, CA 92618 (if sent after the Business Combination). Each communication will be forwarded, depending on the subject matter, to the applicable board, the appropriate committee chairperson or all non-management directors.

Director Independence

Nasdaq listing standards require that a majority of Arogo’s Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Arogo has three “independent directors”, as defined in the Nasdaq listing standards and applicable SEC rules to serve on Arogo’s Board, namely, J. Gerald Combs, Somnuek Anakwat, and H.R.H. Tunku Naquiyuddin ibni Tuanku Ja’afar. Arogo’s independent directors have regularly scheduled meetings at which only independent directors are present.

Compensation Committee Interlocks and Insider Participation

H.R.H. Tunku Naquiyuddin ibni Tuanku Ja’afar and Mr. Somnuek Anakwat serve as members of Arogo’s compensation committee. Under the Nasdaq listing standards and applicable SEC rules, Arogo is required to have at least two members of the compensation committee, all of whom must be independent. Each of H.R.H. Tunku Naquiyuddin ibni Tuanku Ja’afar, and Mr. Somnuek Anakwat are independent, and Mr. Anakwat is the chair of the compensation committee.

Executive Compensation

None of Arogo’s executive officers or directors have received any cash compensation for services rendered to Arogo. Arogo may pay consulting, finder or success fees to Arogo’s initial stockholders, officers, directors or their affiliates for assisting Arogo in consummating our initial Business Combination. In addition, Arogo’s initial stockholders, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Arogo’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by Arogo.

After Arogo’s initial Business Combination, members of Arogo’s management team who remain with EON Reality may be paid consulting, management, or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials furnished to Arogo’s shareholders. The amount of such compensation may not be known at the time of the shareholder meeting held to consider the Merger Agreement, as it will be up to the directors of EON Reality to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

Since Arogo’s formation, Arogo has not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of Arogo’s executive officers or directors.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Mr. Somnuek Anakwat, Mr. J. Gerald Combs, and H.R.H. Tunku Naquiyuddin ibni Tuanku Ja’afar serve as members of our audit committee, and Mr. J. Gerald Combs chairs the audit committee.. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Mr. Somnuek Anakwat, Mr. J. Gerald Combs, and H.R.H. Tunku Naquiyuddin ibni Tuanku Ja’afar meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) under the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Eric Swider qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of H.R.H. Tunku Naquiyuddin ibni Tuanku Ja’afar and Mr. Somnuek Anakwat who serve as members of our compensation committee and Mr. Somnuek Anakwat chairs the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. H.R.H. Tunku Naquiyuddin ibni Tuanku Ja’afar and Mr. Somnuek Anakwat are independent.

We have adopted a compensation committee charter, which details the principal functions of the compensation

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to Koo Dom Investment LLC, our Sponsor, of $10,000 per month, for up to 21 months, for the office space, utilities, and secretarial and administrative support, no compensation of any kind, including finders, consulting or other similar fees, has been paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, the compensation committee has only been responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Justin Shaner, Eric Swider and Lee Jacobson. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement of which the Digital World IPO Prospectus is a part. You are able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. See the section of this proxy statement/prospectus entitled “Where You Can Find Additional Information.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION OF AROGO

The following discussion and analysis of Arogo’s financial condition and results of operations should be read in conjunction with Arogo’s audited financial statements and the notes related thereto included elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company incorporated in June 2021 as a Delaware corporation whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination.

Our Sponsor is Koo Dom Investment LLC, a Delaware limited liability company. The registration statement for our initial public offering was declared effective on December 23, 2021. On December 29, 2021, we consummated our initial public offering of 10,350,000 units at $10.00 per unit, with each unit consisting of one Class A ordinary share and one redeemable warrant, with each warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share.

On December 29, 2021, simultaneously with the consummation of the Offering, the Company consummated the private placement of an aggregate of 466,150 Units (the “Private Placement Units”) to Koo Dom Investment LLC, our Sponsor, at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $4,661,500 (the “Private Placement”).

Following the closing of the initial public offering on December 29, 2021, $105,052,500 ($10.15 per unit) from the net proceeds of the sale of the units in the initial public offering and the private placement was deposited into a Trust Account, invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to us to pay our income or other tax obligations as described in the initial public offering, the proceeds will not be released from the Trust Account until the earlier of the completion of a business combination or the redemption of 100% of the outstanding public shares if we have not completed a business combination within the time required time period.

We have until December 29, 2022 (or until September 29, 2023 if we extend the period of time to consummate a business combination) to complete the initial business combination. If we are unable to complete our initial business combination within such 12-month period (or up to 21-month period), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within the 12-month period (or up to 21-month time period).

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

Results of Operations

As of June 30, 2022, we have neither engaged in any operations nor generated any revenues. All activity for the period from June 9, 2021 (inception) through June 30, 2022, relates to our formation and the initial public offering. We will not generate any operating revenues until after the completion of our initial business combination, at the earliest. We will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the initial public offering.

For the period from June 9, 2021 (inception) through June 30, 2022, we had a net loss of $826,144, which was resulted entirely from formation and operating costs.

Liquidity and Capital Resources

On December 29, 2021, we consummated our initial public offering of 10,350,000 units at a price of $10.00 per unit, at $10.00 per unit, generating gross proceeds of $103.5 million. Simultaneously with the closing of our initial public offering, we consummated the private placement of an aggregate of 466,150 Units to Koo Dom Investment LLC, at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $4,661,500.

The net cash used in operating activities for the six-month period ended June 30, 2022, was $756,294.

As of June 30, 2022, we had investments of $105,140,361 held in the Trust Account. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes paid and deferred underwriting commissions) to complete our initial business combination. We may withdraw interest to pay taxes. During the period ended June 30, 2022, we did not withdraw any interest earned on the Trust Account. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2022, we had cash of $213,493 outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete our initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with our initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial business combination. The units would be identical to the placement units.

We do not believe we will need to raise additional funds following the IPO in order to meet the expenditures required for operating our business. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our public shares upon completion of our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination. In addition, we intend to target businesses larger than we could acquire with the net proceeds of the IPO and the sale of the placement units and may as a result be required to seek additional financing to complete such proposed initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of our Sponsor a monthly fee of $10,000 for office space, utilities, out of pocket expenses, and secretarial and administrative support. We began incurring these fees on December 29, 2021 and will continue to incur these fees monthly until the earlier of the completion of the business combination or our liquidation.

The underwriters are entitled to a deferred fee of $3,622,500. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liabilities

We account for the Warrants in accordance with the guidance contained in Accounting Standards Codification (“ASC”) 815-40 — Derivatives and Hedging — Contracts in Entity’s Own Equity under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our condensed consolidated statements of operations. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Class A Common Stock Subject to Possible Redemption

We account for our common stock subject to possible conversion in accordance with the guidance in ASC Topic 480 — Distinguishing Liabilities from Equity. Shares of Class A Common Stock subject to mandatory redemption are classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, shares of Class A Common Stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed consolidated balance sheets.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. The Company applies the two-class method in calculating earnings per share. Remeasurement associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted for fiscal years beginning after December 15, 2020. We adopted ASU 2020-06 effective January 1, 2022, using the modified retrospective method of transition. The adoption of ASU 2020-06 did not have a material impact on the financial statements for the six months ended June 30, 2022 and for the period from June 9, 2021 (inception) through June 30, 2021.

Our management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying condensed consolidated financial statements.

Factors That May Adversely Affect Our Results of Operations

Our results of operations and our ability to complete an initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in the Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial Business Combination.

Certain Relationships and Related Transactions, and Director Independence.

On June 30, 2021, Arogo issued an aggregate of 2,875,000 shares of Class B common stock to the Sponsor (the “Initial Stockholder”) for an aggregate purchase price of $25,000 in cash. On October 11, 2021, the Sponsor surrendered and forfeited 287,500 Founder Shares for no consideration, and as a result of which the Sponsor currently holds 2,587,500 Founder Shares. The number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) six months after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for not less than 20 individual trading days within any 30-trading day period following the consummation of the Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Founder Shares Lock-up Period”)

On October 26, 2021, the Sponsor committed to loan Arogo an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was payable on the earlier of February 28, 2022, or the completion of the Initial Public Offering. As of March 31, 2021, there was nothing outstanding under the Note.

In order to finance transaction costs in connection with a Business Combination, the Sponsor may provide Arogo with a loan to the Company up to $1,500,000 as may be required (“Working Capital Loans”). Such Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such loans may be converted upon consummation of a Business Combination into additional Placement Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of March 31, 2022, there were no amounts outstanding under any Working Capital Loans.

If Arogo anticipates that it may not be able to consummate the initial Business Combination within 12 months from December 29, 2021 (or by March 29, 2023 if Arogo has filed a proxy statement, registration statement or similar filing for an initial Business Combination by December 29, 2022), Arogo may, by resolution of the board if requested by the Sponsor, extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of up to 21 months to complete a Business Combination), subject to the Sponsor depositing additional funds into the Trust Account as set out below. Pursuant to the terms of the third Amended and Restated Certificate of Incorporation and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company, in order for the time available for the Company to consummate the initial Business Combination to be extended, the Sponsor or its affiliates or designees, must deposit into the Trust Account $1,035,000 with the underwriters’ over-allotment option exercised in full ($0.10 per unit in either case), on or prior to the date of the applicable deadline, for each of the available three month extensions, providing a total possible Business Combination period of 18 months at a total payment value of $2,070,000 with the underwriters’ over-allotment option exercised in full ($0.10 per unit). Any such payments would be made in the form of a loan. Any such loans will be non-interest bearing and payable upon the consummation of a Business Combination out of the proceeds of the Trust Account released to it.

INFORMATION ABOUT EON REALITY

Overview:

EON Reality (“we” or the “Company”) is the leading Augmented and Virtual Reality-based solutions platform, empowering and interconnecting students and teachers worldwide in the education, enterprise, and government sectors. We are the creators of the Knowledge Metaverse, which democratizes educational learning by allowing users to create content and easily share such content to learn, train, perform, and collaborate expeditiously and creatively with code-free Augmented Reality (“AR”), Virtual Reality (“VR”), and Artificial Intelligence (“AI”).

Over the past 23 years, we have successfully created XR solutions and currently offer four products and services, EON-XR™, EON Merged XR, EON Spatial Meeting, and the EON Metaverse Builder. We are driven by our belief that knowledge is a human right and our vision to make it available, accessible, and affordable for every human on the planet. To realize this vision, in 2019 we launched our SaaS platform, EON-XR™, an XR-based knowledge and skills transfer platform which enables educators, trainers, employers, and other users to create interactive and immersive AR and VR lessons without any coding or advanced technological knowledge. Further, the knowledge is easily accessible as it is supported by user friendly devices ranging from smartphones, tablets and laptop computers to VR headsets, AR glasses and immersive displays. As of June 30, 2022, we have sold approximately 1.8 million licenses, with each license providing access to multiple users. EON-XR™ has a global customer base present in more than 75 locations. We have also created an XR library for the education industry which provides users with access to over 4.4 million assets and interactive and immersive AR and VR lessons. These lessons are considered EON Reality’s virtual assets which users can access without any coding or advanced technological knowledge, and which can be distributed to global audiences of students, trainees, employees, or the general public for consumption on devices commonly used all over the world.

We are focused on building regional capability in AR and VR for knowledge transfer applications by using a self-directed learning method and a 9-step implementation plan. Our self-directed learning initiative is geared towards driving engagement in online education. With self-directed learning, students can be given a set of subjects and the parameters necessary to create their own lessons and to become topical experts in various subject matter. Using the multi-user features of EON-XR students are able to share their lessons and engage in peer learning, peer review and peer assessment. Our 9-step implementation plan identifies lecturers in a particular institution, identify the students, facilitate the hosting of a series of workshops, outline the learning outcomes, set criteria for self-directed learning task, enable publishing and sharing of completed lessons, followed by teacher evaluation and peer evaluation and the promotion of top quality lessons as part of the future curriculum. By bringing the Knowledge Metaverse to life, we help merge the physical, virtual, and augmented reality worlds to reshape the way people everywhere experience their realities. Physical objects and spaces will be complete with informational annotations, activities, and other enhanced knowledge points, while users in virtual reality are able to digitally teleport themselves into real-life settings around the world.

Our Mission

Our overarching mission is guided by the following principles:

•        Purpose:    Help democratize the Knowledge Metaverse by making content creation and sharing easy for purposes of learning, training, performing, and collaborating with code-free XR and AI.

•        Mission:    Help build the Knowledge Metaverse into an open tool that expands our reality and connects people regardless of logistical boundaries.

•        Philosophy:    Knowledge is a human right, and XR solutions should be available, accessible, and affordable for all.

•        Value:    Help students and workers to learn faster, retain knowledge longer, and gain clarity to make better decisions.

•        Focus:    Deliver the best XR platform for knowledge transfer to K-12 and Universities in the education sector, and TVET/CTE (Technical, Vocational, Educational, & Training) in carrier and technical workforce industry, for colleges and enterprises.

Industry Overview

There global market size of AR, VR and XR is expected to expand, and significant growth is forecasted for the XR market in the coming year:

A. Global Market Size Expansion:

• In accordance with a July 2022 report by Statisa authored by Thomas Alsop available on Statista.com, the XR market is forecast to reach over $250 billion by 2028.

350
300
250
200
150
100
50
0
Market size in billion U.S. dollars
30.7
58.7
124.4
296.9
2021
2022
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2024
© Statista 2021
Additional Information
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AR & VR market size worldwide from 2021 to 2024 ***(in billion U.S. dollars)***

Metaverse market size
Unit: $ billion (estimated)
1,500
1,000
500
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148.5
476.4
1,542.9
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2030
Source: PwC

• Pursuant to an August 2021 article by CNN Business available on cnn.com, Clare Duffy implied that Silicon Valley powerhouses are investing heavily in XR and the metaverse.

•   Casey Newton, in a July 2021 podcast for The Verge, titled, Mark in the Metaverse stated that Mark Zuckerberg, is betting Facebook/Meta’s future on the metaverse. MacRumors reported on July 14, 2022 on www.macrumors.com, that Apple, the software manufacturing company, is expected to release their own AR glasses soon. In a November 2021 MarketWatch Opinion available on marketwatch.com, Mike Feibus opined that Nvidia got a jumpstart on the metaverse with Omniverse. Ananya Bhattacharya published in Quartz on November 2021, available on qz.com, that Microsoft is rolling out its own metaverse.

•   The Covid-19 pandemic fast tracked XR adoption according to Victoria Petrock’s April 2021, article on insiderintelligence.com for Inside Intelligence titled. It also accelerated the path to the metaverse, which according to Deepak Padgaonkar is enabling the transition to post-pandemic education and remote work, as stated in a December 2021, article on Forbes article available on forbes.com.

B. Significant XR Market Growth In The Coming Years:

Within the XR Market, there is expected to be great expansion in the education and enterprise sub-markets:

(i) XR Market in Education

The XR Market in education is forecasted to reach $22 billion by 2025 with a compounded annual growth rate (“CAGR”) of over 50% as depicted in the diagrams below and as reported by ReportLinker in its June 2022, report entitled Extended Reality (“XR”) Market — Growth, Trends, Covid-19 Impact, and Forecasts (2021 – 2025). A June 2022 ReportLinker article on finance@yahoo.com also states that the XR market is expected to reach $397.81 billion by 2026, with a CAGR of 57.91%.

According to an August 2020 report by Research and Markets titled, available on researcandmarkets.com, the global AR market in education will reach $41.8 billion by 2027.

(ii) XR Market in Enterprise:

The demand for XR is growing, not just in the entertainment landscape but in the enterprise space as well. By 2026 or 2027, experts at Mordor Intelligence in their 2022 study available on mordorintelligence.com predict that the XR market is growing at a breakneck speed, with a healthy CAGR of 57.91%.

The study suggests that a significant portion of the XR market growth comes from the enterprise space, where businesses are now moving more rapidly into the age of digital transformation. Although there has long been potential for XR in the enterprise environment, most organizations have only begun to see the technology’s true value during 2020, as a result of the Covid-19 pandemic.

Covid-19 pushed companies outside of their traditional environments, shutting down physical locations, and reducing the ways that companies could interact, both internally and externally. In this new landscape, XR emerged as a solution to help bridge the gap between employees, educators, and students, as well as sales teams and their clients.

Market Opportunity:

On June 6, 2021, Market Watch published a press release available on marketwatch.com, which revealed that usage of XR has reached over 76% in gaming, 60% in movies and entertainment, 34% in retail, and 30% in tourism.

Research and Markets, in its 2020 report available on researchandmarkets.com, found that in Europe, XR production is expected to grow by around 47% annually up to the year 2026 and that spending will reach a value of around $104.3 billion by the same year. This suggests to EON management that Europe will be a key player in the future of XR innovation.

(i) Covid-19:    Perhaps the biggest factor increasing enterprise spending in XR is the Covid-19 pandemic as the Mordor Intelligence report provided above attested to.

However, the increase could also stem from other factors, including:

(ii) Access:    The availability of more affordable VR and AR solutions is making it easier for businesses of all sizes to experiment with extended reality and as software becomes increasingly accessible and adaptable, with various open platforms available to build on, customers are overwhelmed by all the choices. Id.

(iii) Adoption:    Companies of all sizes are widely becoming more accepting of disruptive technology. But the sudden digital transformation that occurred in 2020 pushed us forward on our innovation roadmaps, removing a lot of the uncertainty around pioneering products without clear guidance on how to put the pieces together effectively. Id.

(iv) The Workforce:    The new workforce, defined by hybrid employment and new generations, demand a greater selection of technology and tools to maintain productivity. Though video conferencing tools and team collaboration services are helpful, they may not be enough on their own. Id.

(v) XR Education & Edtech Are Facing Other Multiple Challenges:    Even though we believe that today’s technology and the scalability it enables create an unprecedented opportunity to improve AR, VR, and AI content, availability, personalization, interconnectedness and ease of sharing content with students, teachers, and other users in varied industries, we believe that XR education and Edtech sectors are facing multiple challenges such as (i) difficulties in creating and using, (ii) lack of XR education content, and (iii) the pandemic effect, which created a lag in the student learning. We believe users are eager to drive disruption within the education ecosystem by using our technology. This dynamic presents a substantial opportunity for a user-focused connected learning platform that leverages technology and information to serve globally and fundamentally help all receive the desired learning experience and skillset expeditiously.

•        Difficult to Create and Use XR.    Users need to learn the code required by game engines to create in XR, and most teachers and students cannot code. Another challenge highlighted by Victoria Petrock in her April 2021 article for Insider Intelligence, available on insiderintelligence.com suggests that there are only 30 million VR headsets users estimated in 2022, whereas according to a July 2022 Datareportal’s article available on datareportal.com there are 5.3 billion mobile users today.

•        Lack of XR Education Content.    In a July 14, 2021 article by Scott Hayden, available on Marketwatch.com, it was stated that most of the XR content today is focused on gaming and entertainment with little to no access to multi-disciplinary XR education content — which is one of the fundamentals required to reach campus-wide deployments.

•        The Pandemic Effect.    Students testing in 2021 were about 10 points behind in math according to McKinsey & Company’s July 2021, article available on McKinsey.com. At the College level, Jessica Dickler published in an October 2021, article in CNBC headlining that College enrollment notched the largest 2-year decline in 50 years due to Covid. We are also facing an emerging youth mental health crisis as found by Children’s Health Council’s 2021 study entitled Youth Depression and Anxiety Doubling During the Pandemic, New Analysis Finds. The virtual classroom primarily features screen sharing applications and video chats such as Zoom, but it is important to note that it does not provide the experiential interactivity offered by our platform or the emotional connection required to address these problems.

Our Solution — Effective Products and Services:

We created products and services which we believe are targeted solutions to the problems users are facing in AR, VR and XR in the education and enterprise spaces. We currently offer four products and services, EON-XR™, Merged XR, Spatial Meeting and our most recent product release, the Metaverse Builder. Our products and services allow for code-free creation, digital twin creation, real-time teleportation, and simulation-based 3-D models.

We believe that the global solution is for users to learn, train, perform, certify, and collaborate using our code-free XR and AI solutions, platforms, products and services. The following diagram illustrates the components of our solution.

•        Learn, Train, Perform, Certify And Collaborate With Code-Free XR And AI

•        Code-Free Agnostic Creation Platform.    We offer an easy code-free creation platform that provides agnostic support for more than 30 devices, including the 5.3 billion people as identified above that have mobile devices. We believe that its immersive educational content platform is easy to use making content easy to create and share.

•        Largest XR Education Library.    As a part of EON-XR™, we provide one of the largest XR education library, with access to an estimated over 4.4 million assets spread across all educational disciplines for K-12, TVET/CTE and higher education. This also includes industrial sectors such as energy, health and medical, manufacturing, aerospace, transportation and security and defense.

•        Experiential Remote Connection.    We also enable an experiential connection through Spatial Meetings, which connects people remotely by enabling teleportation to a real place in real time. This allows exploring, discovering, conversing, walking around and interacting.

1.      EON-XR™ is our XR content platform that provides code-free creation capabilities and a cross-device experience. Its infrastructure provides agnostic support of 30+ devices, including mobile devices used by approximately 5.3 billion people.

2.      EON Merged XR enables digital twin creation and AI-based knowledge insertion of objects that illuminate your physical world. Through this illumination, users can add data, experiences, and assessment to physical environments.

3.      EON Spatial Meetings teleports users to a real place in real time and allows them to conduct a multi-user remote meeting while enabling users to explore, discover, converse, walk around and interact with the host’s surroundings.

4.      EON Metaverse Builder is a new product launched in July 2022 which allows users to build entire knowledge worlds not just objects. Students and workers use AI to speed up the creation process (knowledge portal, simulation-based 3D assessment, multi-language) and to access EON’s “Learn and Earn” marketplace with engagement tools.

Our EON-XR Hardware Platform Support offers a Cross-Platform Experience on Oculus, Magic Leap, Mac, Pc, and Mobile. We believe we are a global leader in AR- and VR-based experience creation, knowledge and skills transfer for industry and education developing, launching, and publishing to varied platforms and devices of different sizes, shapes and locations.

Our Growth Strategy

Our growth strategy includes launching new products, relationships with key strategic partners all over the world where we are able to offer XR technology (such as the Knowledge Metaverse) to students and working professionals, land grabbing sales strategy, and regional rollout.

1. Launch of New Products: Metaverse Builder

In July 2022 we launched a new product: Metaverse Builder. With Metaverse Builder users can create and add learning content by walking and talking, use multiple objects or environments and performing 3D assessment with an Avatar guidance to mention a few features. For more details see below.

•        Natural World-building: able to create entire metaverse worlds consisting of multiple objects and environments by simply “walking and talking.”

•        Easy, Fast and Smart, AI Everywhere: Image recognition identifies the parts in a scene; uses AI to automatically create Knowledge Portals with images, videos, PDF and Text-to-Speech; provides AI Assessment Portals containing quizzes, locate and multi-language support; ensures AI will assess students’ performance automatically.

•        Personalized and Expressive Avatars: create one’s own avatars with full facial expressions configured to the user’s voice.

•        Global Knowledge Metaverse Community: access communities such as “Learn & Earn” through our marketplace or through the first pioneer InfinitLand, a decentralized community platform where creative minds can gather, express and exchange innovative XR experiences.

We believe that our new products like Metaverse Builder will expand our business and improve our revenue streams. In our education division we are exploring B2B SaaS subscription revenue streams and in-app purchase streams. In our enterprise division, by 2023, we hope to also begin exploring those same revenue streams. If all goes as planned, we intend to further develop our consumer division by 2024 with B2C site license and in-app purchase revenue streams. There is no guarantee our growth strategy would develop as planned or forecasted.

At the moment, our growth strategy is primarily centered on higher education for the next 2 years but that is subject to change.

2. Partnerships:

Together with our partners we are able to use our EON-XR™ technology and our Knowledge Metaverse capability to expand on our XR offerings to faculty, students, trainers, and trainees in educational institutions and companies, respective, anywhere in the world. By utilizing our technology to share and create immersive and interactive experiences using lifelike 3D models, we help provide truly unique and memorable learning content in ways that would not be possible otherwise.

We have also established partnerships in adjacent markets to XR EdTech. These include utilities like Unity with regards to their game engine, as well as Autodesk, Dassault Systems in the CAD market and Sketchfab and CG Trader for additional 3D assets.

3. Land Grabbing

Sales Strategy:

Over 1.8 Million Licenses Sold and 476 Saas-Based Customer Accounts

Based on our Software as a Service (“SaaS”) subscription-based business model, we have sold over 1.8 million licenses using a global “land-grabbing” approach.

eon XR
EON-XR PLATFORM PRICING
ENTERPRISE PRICING
Trainees $124
Trainers & Admins $190
Price is per user, per month, billed annually, minimum 30 users
EDUCATION PRICING
Students $36
Teachers & Admins $55
Price is per user, per month, billed annually, minimum 30 users

We have since 2021 changed our strategy from offering initial discounts to new users in 5-year contracts to offering full price in 1-year contracts as outlined below:
Before: Initial Discounts to New Users
• The strategy was to provide significant initial discounts to rapidly expand the user base.

•   We initially provided long-term 5-year contracts to fast-track early adopters’ commitment.

•   The average booking per contract was initially >$30,000 for department level (>300 users) or >$250,000 for campus-wide (6000 users).

Now: Single-Year Initial Contracts

•        In 2021, the average contract length shortened from 5-year contracts to 1-year contracts.

•        We required a larger upfront payment which provides a higher Annual Recurring Revenue (“ARR”), instead of the lower ARR of the 5-year contracts.

•        The average booking per contract is now 50,000 students and 7,500 interns instead of the initially 300 – 6000 users.

We believe that our sales approach based on targeting four key customer types is proven and successful. Our sales approach targets the following four key customer types:

1.      Academic institutions from the bottom up,

2.      Academic institutions from the top down,

3.      Government entities from the top down, and

4.      Enterprise.

Our sales strategy has helped us achieve strong platform and content growth during 2021 with regards to sold licenses, customer accounts and XR experiences, as outlined on its website https://eonreality.com/metaverse:

4. Global Reach and National Rollouts:

We refer to introducing our XR solutions and strategies to our customers as roll-outs. Our primary growth vehicles for higher education are campus roll outs as well as regional/country wide rollouts. We are currently in the pilot phase of testing our K-12 and enterprise rollout strategy and are unable to guarantee any success. In the next 3-5 years, we may also look to identify growth opportunities in K-12 education and enterprise training functions by targeting certain school districts in a particular country to test our rollouts as well as to test company-wide rollouts in certain countries in the coming 3 – 5 years. Over the past 2 years, we have seen over 75 different institutions and companies around the globe become committed creators and curators for the growing Knowledge Metaverse, each creating and sharing experiences based on their own areas of expertise.

•        We have executed regional rollouts at several locations, initially starting with 300 – 6,000 users, but now starting with 50,000 students and 7,500 interns.

•        Before 2021, our strategy was to target a rollout for 300 – 6000 users raising revenue of approximately $30,000 per location. That rollout would be followed by a larger rollout for 40,000 – 60,000 users per location, thereby potentially increasing our revenue growth from organization-specific sales from $30,000 to $250,000 per account. This strategy was changed in 2021 whereby we now target 50,000 students and 7,500 interns per location, increasing our revenue potential per rollout to $3 million – $7.5 million in regional rollouts as we have done in 2022.

•        Of these 75 locations, we have visited 45 within a 6-month period and were able to begin negotiations with 8 potential customers in 2022 to expand the use of our solutions, platforms, products and services to between 40,000 – 60,000 users.

•        As of May 2022, we signed a partnership agreement valued up to $4.5 million with Cho Thavee Public Company Limited, an affiliate of Arogo and the Sponsor, to expand the Knowledge Metaverse starting with 57,500 users in Thailand.

•        In June 2022, we secured a contract for a $7.1 million regional rollout with 57,000 users in South Africa with the Manufacturing, Engineering and Related Services Sector Education and Training Authority (merSETA).

•        In August 2022, we entered into an initial one-year partnership for $6 million with Axelrod Holdings Limited in UAE for a regional rollout to 50,000 students and 7,500 interns.

Our Strengths

1. We believe that our products, services and platforms help students to learn faster, retain knowledge longer and make better decisions.

2. Our EON-XR™ platform has the ability to transforms the education process by enabling students to learn faster, retain knowledge longer and make better decisions.

3. Our EON-XR™ platform enhances education quality which provides a return on investment from increased student enrollment, retention, satisfaction, and engagement.

4. We have one of the leading Knowledge Metaverse network with customers and partners in more than 75 locations in multiple countries.

5. The student exchange opportunities we provide through the Metaverse Academy, our easy-to-follow, online, self-directed learning method accessible through our website at https://eonreality/metaverse-academy-program/offers:

•        demonstrations of the latest solutions in knowledge and skills transfer both for education and enterprise.

•        presentations of the company’s practices in engaging, supporting, and leading partner organizations in the implementation of XR solutions.

•        fundamental knowledge about the process of XR platform development, content development, and problem-solving with the use of XR.

•        the opportunity to discover experiences and take innovation to the next level within organizations.

Pictures Source: PWC The VR Advantage: How VR is defining training

6. We put students, teachers, and our users first as we realize our vision to help students, teachers, and workers to learn, train, perform, certify and collaborate by taking AI Pictures, using our “Walking and Talking” feature, using 3D Assessments and exploring Teamwork Teleportation:

•        AI Pictures:    Users can take AI-enhanced photos that automatically generate knowledge portals featuring text, voice, image, PDF, video, browser, and 3D assets.

•        Walking and Talking:    By simply walking and talking, users can generate avatar instructions that can demonstrate, guide, explain and interact to create standard operating procedure animations.

•        3D Assessment:    EON-XR™ also provides 3D assessments and simulators that include score (1-100), completion rate (%), number of incorrect steps, missed steps, sequence corrections, and time to completion.

•        Teamwork Teleportation:    Finally, EON Reality’s solutions provide teamwork teleportation capabilities, which allow users to collaborate remotely, explore, discover, converse, walk around and interact within a host’s surroundings.

7. We strive to deliver I best XR platform or knowledge and skill transfer globally in education and enterprise in the following ways:

(a) Education

In education, our solutions focus on the markets of K-12 schools, TVET/CTE institutions and higher education. We believe that the largest adoption will be in higher education and TVET/CTE, while we believe that the K-12 market is still emerging.

(b) Enterprise

In the enterprise market, we are targeting the following main verticals:

•        Energy

•        Aerospace

•        Medical Device

•        Pharmaceuticals

•        Manufacturing

•        Defense

•        Automotive

•        Construction

•        Tourism

•        Healthcare

We believe that we are one of the world’s leading provider of XR for the enterprise and education markets within the knowledge transfer sector. The company was founded in 1999 in Irvine, California and has historically implemented and continues to provide many applications and platforms for enterprise in various verticals and regional markets.

8. Several elements to our solutions and our XR-related platforms make us believe that we successful at what we do, sustainable, unique and difficult to replicate, such as:

•        Global Market Acceptance — We have developed a market-leading position based on our in-depth understanding of customer needs through engagements with Fortune 500 companies and leading universities as well as with multiple local, regional, and national governments worldwide.

•        Complete Solution — Based on our more than 20 years of R&D, we believe that we offer a complete solution that includes:

•        easy-to-use XR platform tools for non-technical users (EON-XR™, Virtual Trainer™, and AR Assist™).

•        an extensive XR content and application library that offers proven knowledge transfer value.

•        Off-the-Shelf XR platform which may securely create, store, analyze, distribute and publish XR applications with a hardware-neutral approach.

•        Industry Support for handling complex legacy datasets used in industry.

•        Hardware-neutral and scalable platform which may offer a significant advantage over isolated on-off solutions; We believe that our XR platform is:

•   Neutral:    support for Windows, iOS and Android — and all major brands such as Apple, Facebook (Oculus), Google, HTC (Vive), Microsoft (Hololens), Magic Leap, Vuzix and many more.

•   Scalable:    support for over 30 different publishing formats from “phone-to-dome”, ranging from phones, wearable, desktop, holographic displays, immersive rooms and more.

Our Forecasted Roadmap 2022-2023

Our forecasted roadmap for 2022 and 2023 is not guaranteed and we are not sure to achieve it but it is focused on 3 key areas:

EON Merged EON XR, Spatial Meetings and Metaverse Builders (released in 2022)

•        Scan, upload and create multiple 3D assets in a scene

•        Support for all XR hardware

•        Video, text-to-speech, PDF, image, web and 3D markups in knowledge portals

•        Multiple dynamic objects loading at once

•        Personalized adaptive learning and training with configurable avatars

•        XR Creation via walk and talk

•        Enhanced AI supported creation and assessment

•        3D Avatar based Assessment

Marketplace and 3D Editing

•        Spatial 3D assessment

•        3 million assets and experiences available through a single-button purchase

•        Automatic language translation (text-to-speech memos, voice input, annotations)

•        Web 3D editing of assets (light, hierarchy, naming, etc.)

•        Non-Fungible Tokens (NFTs)

IllumXR and Knowledge Metaverse

•        Spatial (persistent) anchoring without needing a scan

•        Widespread adoption of a global anchoring system

•        Teamwork in building of the Knowledge Metaverse

•        Virtual guided tours

Our Competition

Few Competitors With Scale In Xr Edtech/Knowledge Metaverse

We believe that there are only a few competitors of ours in both XR EdTech and knowledge metaverse, and we believe that most of them have either limited content creation capability or a limited feature set. The below diagram depicts our opinion of how we are positioned against other companies who we believe are our main competitors.

We do not believe we have true competitors with full content creation capabilities and rich XR features matching our own. Engage, Metavrse, ClassVR and CoSpacesEdu have similar rich XR features but a smaller full content creation capability. Other competitors such as 3D Bear and enduvo also have full content creation capability but we believe they offer limited features. Likewise, 3spin offers rich XR features but we believe its content creation capabilities are limited to none. The majority of our potential competitors such as seriouslabs, Discovr Labs, gig XR, immerse, uptale, Mozaik education, Labster, Gamooz, Curiscope, Google Expeditions, Mel Science and Virti offer in our opinion, limited features and limited to no content creation capability.

Privacy and Government Regulation

We are subject to a number of laws and regulations that affect companies conducting business on the Internet and in the education industry, many of which are still evolving and could be interpreted in ways that could harm our business. The manner in which existing laws and regulations will be applied to the Internet and students in general and how they will relate to our business in particular, are often unclear. For example, we often cannot be certain how existing laws will apply in the e-commerce and online context, including with respect to such topics as privacy, defamation, pricing, credit card fraud, advertising, taxation, sweepstakes, promotions, content regulation, financial aid, scholarships, student matriculation and recruitment, quality of products and services and intellectual property ownership and infringement.

The following list of laws and regulations is indicative of those which may apply to our business though the list is not exhaustive.1

1. E-commerce Businesses:

•        Business operation license or registration with governmental authorities

•        State laws governing sales taxes may be applicable

____________

1        Digital Business Laws and Regulations USA 2022 by Cozen O’Connor as published on 6/6/2022 on ICLG.com, https://iclg.com/practice-areas/digital-business-laws-and-regulations/usa

2. Data Privacy:

•        State and federal laws governing data privacy and security laws applicable to e-commerce business to post clear and conspicuous privacy policies prior to collecting any personal information of consumers, to implement appropriate safeguards to protect such information, and take steps to dispose of data securely (notice, consent, access and deletion).

•        CCPA, California’s consumer privacy protection law, effective as of January 1, 2020. The CCPA was amended on March 27, 2020 to address compliance.

•        Colorado, Connecticut, Illinois, New York, Pennsylvania, Texas have proposed or passed laws similar to California’s CCPA.

•        Federal Trade Commission (FTC) brings enforcement action at the federal level on data breach.

•        The Children’s Online Privacy Protection Act requires businesses that collect personal information from or related to children to have security measures that protect such data.

•        The Sarbanes-Oxley Act applies to public companies and contains provisions related to data security, integrity, and oversight.

3. Cybersecurity:

•        FTCA prohibits businesses from implementing insufficient cybersecurity measures that unfairly harm customers.

•        Almost all American jurisdictions ascribe to a “reasonable security” standard for cybersecurity

•        The National Institute of Standards and Technology (NIST) published in April 2018 a Framework for Improving Critical Infrastructure Cybersecurity meets the “reasonable security” standard.

4. Other Laws and Regulations which may be applicable to our business:

•        Export control law:

•        Consumer protection laws applicable to e-commerce transactions

•        Magnusson-Moss Warranty Act (MMWA) provide a written or implied warranty concerning a consumer product.

•        CAN-SPAM Act requires that certain information be included in all unsolicited commercial email, including a clear and conspicuous opt-out mechanism.

•        FTCA prohibits certain unfair or deceptive acts or practices in or affecting commerce and prohibits businesses from implementing insufficient cybersecurity measures that unfairly harm customers.

•        State and federal regulations govern the shipment of goods and the issuance of or notices concerning refunds.

•        User-generated content, use of third-party trademarks, and use or reproduction of advertising materials frequently arise in the e-commerce context

•        Issues regarding intellectual property laws.

•        Americans with Disabilities Act (ADA) apply to websites to be ADA-compliant

Our License Agreement

We offer software license agreement for all our software operating systems, applications, experience, EON-XR, desktop, mobile, tablet, and other developed platforms and/or their derivatives.

As of June 30, 2022, we have sold 1.8 million licenses using a global “land-grabbing” approach.

Our Intellectual Property

EON Secured Important Patents And International Recognition

Our intellectual property is an integral part of our business strategy and practice. In accordance with industry practice, we protect our proprietary products, technology and competitive advantage through a combination of contractual provisions and trade secrets, copyright and trademark laws in the United States and other jurisdictions where business is conducted.

United States Patent
kjallstrom et al.
(10) Patent No.: US 9,600,938 BI
(45) Date of Patent: Mar. 21, 2017

Virtual Object
32
Real Object Image
24
Virtual
Pointer
30
40
23
Real Object
Image
Virtual Object
34
100
Mobile
Device
12
User
20
Surface
Image
22
Marker Image
22
Marker
Image
22
Marker
Images
10
Augmented Reality Environment

EduTECH
AWARDS
Best AR /

As of September 30, 2022, our intellectual property portfolio comprises of 7 U.S. patents and 1 U.S. trademark.
Litigation

We are currently involved in, and may in the future be involved in, legal proceedings, claims, and government investigations in the ordinary course of business. These include proceedings, claims, and investigations relating to, among other things, regulatory matters, commercial matters, intellectual property, competition, tax, employment, pricing, discrimination, consumer rights, personal injury, and property rights.

Depending on the nature of the proceeding, claim, or investigation, we may be subject to settlement awards, monetary damage awards, fines, penalties, or injunctive orders. Furthermore, the outcome of these matters could materially adversely affect our business, results of operations, and financial condition. The outcomes of legal proceedings, claims, and government investigations are inherently unpredictable and subject to significant judgment to determine the likelihood and amount of loss related to such matters. See the sections titled “Risk Factors,” including the subsections titled, “Risks Related to Operational Factors Affecting EON Reality”

Facilities

Our corporate headquarters are located in Irvine, California and consist of approximately 5,038 square feet of space under a lease that expires in November 2022. We have additional offices in internationally in Singapore and Sweden, under leases that expire at varying times between October 2023 (Sweden) and June 2024 (Singapore). In February 2022, EON Reality Pte Ltd., abandoned its lease of an office space in Singapore. We believe our facilities are adequate for our current needs and for the foreseeable future; however, we will continue to seek additional space as needed to accommodate our growth.

Employees

As of September 22, 2022, we have 75 full time employees, 1 part time employee and 22 consultants, primarily product development, customer success, sales, marketing, finance, human resources and operations and administration. Our employees are based in the US, Singapore, India, Sweden, China, and Italy with independent contractors based in Sweden and Portugal.

Corporate Information

We were originally incorporated in the state of California as EON Software, Inc. in 2002. The name was changed to EON Reality, Inc., in 2006. Our principal business address and headquarter is located in Irvine, California and we employ staff across several offices.

Information contained on our websites, www.eonreality.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by prospective investors for the purposes of determining whether to purchase the units offered hereunder.

Management of EON Reality

The following table sets forth certain information regarding EON Reality’s executive officers and directors as of the filing of this proxy statement/prospectus.

Name	Age	Position
Dan Lejerskar	60	Chairman, Chief Executive Officer and Board of Director
Mats Johansson	56	President and Board of Director
Mayank Singhvi	48	Chief Financial Officer
Sridhar Sunkad	51	Regional Director — Singapore and Board of Director
Jan Kjallstrom	58	Chief Research, Development & Innovation Officer
Anna Lejerskar	35	Executive Vice President and Board of Director

For further details on the management of EON Reality see “Business Combination Proposal (Proposal 1) — Executive Officers.”

Related-Party and Family Relationships

Dan Lejerskar, our Chairman is married to Anna Lejerskar, our Executive Vice President.

Mats Johansson, our President is married to Nancy Johansson our Global Purchasing Director.

Jan Kjallstrom, Chief Research, Development & Innovation Officer is married to Brita Kjallstrom our Global Network Director.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION OF EON REALITY

The following discussion and analysis of EON Reality’s financial condition and results of operations should be read in conjunction with EON Reality’s audited financial statements, unaudited financial information, and the notes related thereto included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, for the purposes of this section, “EON”, “we”, “us”, “our”, or the “Company” refer to EON Reality, Inc.

Overview of Eon Reality, Inc.

EON Reality was incorporated in 2002, originally under the name of EON Software, Inc. and changed its name to EON Reality, Inc. in 2006. EON Reality, together with its subsidiaries and variable interest entities (“VIEs”) is engaged in the business of designing, developing, and marketing personal computer based interactive simulation software products and integrated systems related to virtual and augmented reality to fulfill the expanding needs of corporations, educational institutions, and government entities. The Company distributes these products through direct sales to end users throughout the United States of America (“U.S.”) and internationally from its headquarters in Irvine, California. EON operates certain foreign subsidiaries through which it sells products and services to customers in those countries. In addition, EON helps create a global presence of Interactive Digital Centers (“IDCs”) for the purpose of promoting the use and education of virtual and augmented reality.

Global Trends:

•        The XR market is forecasted to reach over $250 billion by 2028 according to Thomas Alsop.

•        Silicon Valley powerhouses are investing heavily in XR and the metaverse as stated by Clare Duffy in an August 2021 article for CNN Business entitled Why Silicon Valley is betting on making this dystopian sci-fi idea a reality.

•        Major technology companies are moving into the metaverse:

•        Mark Zuckerberg, the CEO of Facebook is betting Facebook/Meta’s future on the metaverse according to Casey Newton, in a July 2021 podcast for The Verge, entitled Mark in the Metaverse.

•        Apple, the software manufacturing company, is expected to release their own AR glasses soon as reported by MacRumors on July 14, 2022.

•        Nvidia, the chip manufacturer, announced its metaverse strategy in November 2021 which was opined on by Mike Feibus in a MarketWatch Opinion piece entitled Nvidia gets a jump on its rivals in the metaverse with the most focused and fleshed-out strategy published on November 10, 2021, updated on November 17, 2021.

•        Microsoft is creating its own metaverse as Ananya Bhattacharya published on November 13, 2021 for Quartz in Microsoft is rolling out its own metaverse.

•        The transition to post-pandemic education and remote work, the fast-tracked XR adoption, and the path to the metaverse was accelerated by the Covid-19 pandemic according to Victoria Petrock’s April 21, 2021 article for Inside Intelligence entitled The pandemic pushed XR use beyond fun and games and Deepak Padgaonkar’s article for Forbes on December 3, 2021.

Please refer to the section titled, “Business Section” included elsewhere in this proxy statement/prospectus for more information on trends.

Covid-19 Impact

In March 2020, the World Health Organization declared the global outbreak of Covid-19 to be a pandemic. We continue to closely monitor the recent developments surrounding the continued spread and potential resurgence of Covid-19. The Covid-19 pandemic has had, and is expected to continue to have, an adverse impact on our operations, particularly as a result of preventive and precautionary measures that we, other businesses, and governments are taking. During 2020 and 2021, our revenue was $20.5 million and $13.0 million for each respective year although we anticipate that demand for our business may shift over time, as the impacts of the Covid-19 pandemic may go through several phases of varying severity and duration in the coming years.

Please refer to the section titled, “Risk Factors” included elsewhere in this proxy statement/prospectus for more information. We are unable to predict the full impact that the Covid-19 pandemic will have on our future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic and actions that may be taken by government authorities across the world. We will continue to monitor the performance of our business and reassess the impacts of Covid-19.

Continuing Innovation Through Technology

EON uses its 20+ year history and knowledge of the XR market to rapidly incorporate various technologies as they reach maturity. One recent example is using Lidar technology found on recent Apple devices to launch a new product for Digital Twin creation. Another planned approach is to use persistent tracking technology in upcoming products/releases.

Our customers use our code-free Agnostic Creation Platform and our XR content library to create innovative and engaging XR experiences that can be used by students or workers either individually, or remotely and collaboratively.

According to a recent PWC study, this allows students and workers to learn faster, retain knowledge and make better decisions.

XR will help transform education as well as enhance education quality. Our education clients can also innovate and build intellectual property in the form of, for example, assets, lessons or experiences on the platform which they may be able in time to monetize.

Geographic Expansion:

EON has recently signed several large contracts, three of which include, EON Knowledge Metaverse Regional roll-outs for 50,000 students plus 7,500 interns/workers in higher education: Merseta in South Africa, Choo-Thavee in Thailand and Axelrod Holdings in U.A.E. The Thailand project also includes the regional Metaverse application called Infinitland mentioned above.

In addition, the Assam project in India is a legacy IDC project which was launched after the Covid-19 pandemic. It includes a platform roll out on a smaller scale, some physical infrastructure and equipment, and an advanced training program under our Metaverse Academy umbrella.

Increasing Market Share:

EON uses its legacy IDC model to increase platform usage regionally and internationally via varies activities and by exposing students and workers in a region to the technology. For example, the IDC in Morocco has exposed thousands of students and workers to EON-XR™ via advanced training programs as well as workshops. More recently, EON used its grant programs to seed the market and make the platform available to 5,000 students and 750 interns/workers for the Research Grant Program and for the Future Skills Grant program for individual schools worldwide. As well as the larger Knowledge Metaverse Grant regional program for 50,000 students and 7,500 interns/workers worldwide Via these grants EON is able to reach larger bodies of users and grow the market.

For additional details on our specific grant programs, please refer to the following diagram:

Components of Operating Results

Revenue

We generate revenue principally from sales of software licenses, integrated software and hardware systems, and support and maintenance services.

Software licenses

The Company sells software as a service (SaaS) software licenses for off-premise access that provides the customer with a right to use the software when made available to the customer. When software is provided on a SaaS basis off-premise, then it is a series of distinct goods giving the customer a right to access over a specified period of time or on a subscription basis. Revenue on such licenses is recognized over a period of time ratably over the period of the license or subscription. Delivery of the software licenses occurs by sending customers copies of the software with instructions for accessing the licenses, or in some cases, by installing the software directly onto the hardware systems purchased from the Company. The Company also sells software upgrades related to these licenses which is separately priced and present a separate performance obligation in the customer contracts. Revenue for software upgrades is amortized ratably over the specified period of time provided in the customer contracts.

Integrated software and hardware systems

The Company provides equipment which consists of hardware and access to software. In such cases, the hardware, software licenses, and installation are accounted for as separate performance obligations since each obligation, as and when fulfilled by the Company, gives the customer the right to use. The revenue is recognized as and when each performance obligation is completed. Revenues from hardware and installation are recognized at a point-in-time, whereas revenues from software licenses are recognized based on the SaaS license as discussed under ‘Software licenses’.

Support and maintenance services

The Company provides services that are separately priced in the customer contracts. These services do not significantly modify or enhance the software or hardware. The services represent a separate performance obligation. Revenue related to these services is recognized either at a point-in-time or amortized ratably over the specified period provided in the customer contracts, depending upon the nature of the service.

Cost of Revenue

Cost of revenues primarily consist of cost of hardware equipment and software applications purchased from third-party suppliers. When applicable, such costs include shipping and handling as fulfillment costs that the Company has determined are not a promised service related to its revenue recognition. Costs of revenues are recognized in the period in which the control of the equipment passes to the customer and the corresponding revenue is recognized. Cost of revenues also include the cost of the Company’s personnel or third parties directly providing services to customers including installation, other professional services and include their travel and expenses related to fulfilment of obligations under customer contracts.

Gross Profit and Gross Margin

Gross profit represents revenues less cost of revenue. Gross margin is gross profit expressed as a percentage of revenues. Our gross margin may in the future fluctuate from period to period based on a number of factors, including amount of hardware included in the contract and our compensation costs.

Operating Expenses

Our operating expenses consist of sales and marketing, general and administrative, research and development, depreciation and amortization, foreign currency transaction gains and losses, and impairment expenses. Included in operating expenses are compensation costs, which consist of salaries, payroll taxes, benefits, bonuses and stock-based compensation expense, as well as the related overhead costs to support our staff.

As our total revenue increases or decreases and to the extent our operating expenses are not equally affected, our operating expenses as a percentage of revenue will similarly fluctuate.

Sales and marketing

Sales and marketing costs are expensed as incurred and primarily consists of salaries, stock-based compensation, benefits, and commissions paid to our sales and marketing staff, as well as certain travel and consulting expenses incurred related to attracting and maintaining relationships with new and existing customers.

We plan to continue to invest in sales and marketing to attract and increase the engagement of constituents on the platform and increase our brand awareness. We expect that sales and marketing expense will increase on an absolute dollar basis and vary from period to period as a percentage of revenue for the foreseeable future. The trend and timing of our brand marketing expenses will depend on the timing and magnitude of our marketing campaigns.

General and administrative

General and administrative expense primarily consists of salaries and benefits paid to our officers, travel costs, stock-based compensation expenses, operating lease expenses, insurance on our facilities and leased assets, and professional service fees.

Following the completion of this transaction, we expect to incur additional general and administrative expenses as a result of operating as a public company, including increased expenses for insurance, costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, investor relations and professional services expenses and increased stock-based compensation expense.

Research and development

Research and development expense primarily consists of compensation costs for engineering and product management personnel, third-party contractor expenses, software development tools, and other expenses related to researching and developing new solutions and upgrading and enhancing existing solutions. We plan to continue to invest in building employee and system infrastructure to enhance and support development of new technologies. We expect that research and development technology expenses will increase as a percentage of our revenue over the long term, though the expense may fluctuate as a percentage of our revenue from period to period because of the timing and extent of these expenses.

Depreciation and amortization

Depreciation and amortization expense consists of depreciation expenses recorded against the Company’s property and equipment, which is primarily relating to a building, furniture and fixtures, computers, and purchased software, and equipment. The Company does not capitalize software development costs. The Company’s software is available for general release concurrent with the establishment of technological feasibility and, accordingly, the Company has not capitalized any development costs since inception. Costs incurred to enhance existing products or after the general release of the software are expensed in the year they are incurred and included in research and development expense in the consolidated statements of operations and comprehensive (loss) income.

We plan to continue to invest in our property and equipment, through completing on-going projects currently classified as construction in process, and through further capital expenditures. We expect that depreciation and amortization expenses will increase as a percentage of our revenue over the long term.

Foreign currency transaction gains and losses

Foreign currency transaction gains and losses primarily consists of the net exchange gains or losses as a result of foreign currency transactions.

Impairment of assets

Impairment expenses consist primarily of long-lived and leased assets held by subsidiaries, which have entered voluntary liquidation, and in other cases assets which have been abandoned and for which no further benefit is expected to be derived. We will continue to assess potential impairment of our long-lived assets, including leased assets, when there is evidence that events or changes in circumstances indicate that the carrying value of an asset may not be recovered.

Other (Expense) Income

Interest expense, net and interest expense related party

Interest expense consists primarily of interest on outstanding third party and related party notes and borrowings.

Other income, net

Other income primarily consists of transactions that are not representative of normal operations and include forgiveness of PPP loans related to Covid-19 government programs and forgiveness of related party debt.

Provision for Income Tax

Provision for income tax consists primarily of income taxes related to U.S. federal and state income taxes and income taxes in foreign jurisdictions in which we conduct business.

Results of Operation

The following is a discussion of our results of operations for the periods shown below, and our accounting policies are described in Note 1 in our consolidated financial statements for the years ended December 31, 2021 and 2020 included elsewhere in this proxy statement/prospectus.

Comparison of the Years Ended December 2021 and 2020

	Year Ended December 31,
	2021	2020	Inc/(Dec)%
REVENUES	$13,024,000	$20,454,000	$(7,430,000)	-36%

COST OF REVENUES	3,852,000	4,008,000	(156,000)	-4%

GROSS PROFIT	9,172,000	16,446,000	(7,274,000)	-44%

OPERATING EXPENSES
Sales and marketing	4,620,000	4,788,000	(169,000)	-4%
General and administrative	4,450,000	3,076,000	1,374,000	45%
Research and development	2,951,000	3,595,000	(644,000)	-18%
Depreciation and amortization	362,000	512,000	(150,000)	-29%
Foreign currency transaction loss	134,000	645,000	(511,000)	-79%
Impairment of assets	805,000	233,000	572,000	245%

Total operating expenses	13,322,000	12,849,000

LOSS FROM OPERATIONS	(4,150,000)	3,597,000

OTHER (EXPENSE) INCOME:
Interest expense, net	(786,000)	(1,363,000)	577,000	-42%
Interest expense related party	(187,000)	(137,000)	(50,000)	36%
Other income	200,000	—	200,000	100%

Total other (expense)	(773,000)	(1,500,000)	727,000	-48%

(LOSS) INCOME BEFORE TAXES	(4,923,000)	2,097,000

PROVISION FOR INCOME TAXES	18,000	74,000	(56,000)	-76%

NET (LOSS) INCOME	$(4,941,000)	$2,023,000

Revenue

Revenue decreased by $7,430,000, or 36%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease is driven primarily by to two large transactions of approximately $3,104,000 and $5,081,000 recognized in 2020. In October 2020, a settlement agreement was executed between EON USA and AVR, a customer, relieving EON USA and EON Norway of the contractual obligations of EON USA in the form of guaranteed project costs and rent for space which allowed the Company to recognize revenue of approximately $3,104,000. In addition, in August 2020, EON USA and TXI Partners Ltd, another customer, entered into an agreement to close EON Reality Inc. (Taiwan) and terminate all related agreements with no further obligations to either partner. The contractual liabilities of EON USA were written off and resulted in revenue recognized of approximately $5,081,000. As the Company guaranteed making payments to customers on these two transactions, they had initially resulted in recognition of liabilities, which deferred revenue recognition for performance obligations. Outside of these two transactions the decrease is offset by an increase in revenue year-over-year due to the addition of new customers within 2021. The additional contracts are primarily comprised of multi-year, SaaS based performance obligations, which will generate revenue over a number of years. The Company has strategically shifted to focusing on SaaS based contracts that have a higher gross margin. Excluding the transactions discussed above, the amount of integrated software and hardware systems was $1,571,000 and $2,256,000, for years ended December 31, 2021 and 2020, respectively. The integrated software and hardware systems are not anticipated in representing more than 10% of revenue in the future.

Cost of Revenue

Cost of revenue decreased by $156,000, or 4%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease is primarily the result of approximately $114,000 and $100,000 of cost associated with the contract modifications on two separate contracts, respectively. The decrease was further related to the increase in the relative share of total revenue generated from SaaS based contracts which represents a significantly higher margin than hardware-based contracts, which were more common during 2020.

Gross Profit and Gross Margin

Gross profit decreased by $7,274,000, or 44%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease within gross margin is attributed to two transactions of approximately $3,104,000 and $5,081,000 pertaining to the EON Norway and EON Reality Inc. (Taiwan) transactions, respectively. The gross profit percentage decreased from 80% in fiscal year ended December 31, 2020 to 70% in fiscal year ended December 31, 2021. Given the nature of the revenue being recognized via relief from contractual obligations, these amounts significantly increased margins during 2020. Excluding these transactions, gross margin improved by 1% in fiscal year ended December 31, 2021 as the Company began moving towards a greater percentage of contracts which are SaaS based and incorporate fewer hardware components. These SaaS based contracts generate higher margins than hardware-based contracts.

Operating Expenses (for further details on the Operating Expenses of EON Reality see “Management’s Discussion and Analysis of Financial Condition and Results of Operation of EON Reality — Components of Operating Results — Operating Expenses.”)

Sales & Marketing

Sales and marketing expenses decreased by $168,000, or 4%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease is driven by $219,000 incurred during 2020 as a result of the write-off of contractual assets, namely certain accounts receivable and contract acquisition costs in Norway, Taiwan, and Denmark as well as an overall decrease in headcount in this department from 2020 to 2021.

General and Administrative

General and administrative expenses increased by $1,374,000 or 45%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was primarily due to the elimination of expenses, non-cash reversal of approximately $1,201,000 of expenses recorded on the extinguishment of accounts payable and other liabilities, which reduced the total amount of general and administrative expenses for 2020. This change was partially offset by a decrease in employee expenses as a result of headcount reductions during 2021.

Research and Development

Research and development expenses decreased by $644,000, or 18%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease was mainly attributable to a decrease in headcount in this department from 2020 to 2021.

Depreciation and Amortization

Depreciation and amortization expenses decreased by $150,000, or 29%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease was mainly attributable to the retirement of certain long-lived assets late in 2020 and early in 2021.

Foreign currency transaction loss

Foreign currency transaction loss decreased by $511,000 or 79%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease was primarily attributable to changes in foreign currency rates for loans held by our Mauritius entity, amounting to approximately $315,000 of transaction loss. The remaining change relates to loans held by our US and Singapore entities, which are designated in foreign currencies.

Impairment of assets

Impairment of assets increased by $572,000, or 245%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase is attributed to impairments in 2021 of property and equipment and right of use leased assets. For the year ended December 31, 2021 and 2020, impairments of property and equipment were $264,000 and $0, respectively and primarily related to the impairment of Italy property and equipment. The Company recorded impairment of right of use assets in Italy of approximately $541,000 in 2021 and in UK of approximately $233,000 in 2020.

Other Expenses

Interest expense, net

Interest expense, net decreased by $577,000, or 42%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease primarily relates to a significant portion of interest accrued during 2020 related to the grant recalled by the Italian government during 2020 and then converted into a note by the terms of the grant. The Company accrued interest of approximately $868,000 in 2020 as defined in the grant recall request from the Italian government. During 2021, the Company accrued interest at the daily rate requested in the grant recall letter, which amounted to approximately $369,000 for the year ending December 31, 2021.

Interest expense related party

Interest expense related party increased by $50,000, or 36%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was mainly attributable to an increase of approximately $41,000 in interest incurred on principal borrowings on in 2021 of $365,000. Further, the Company has accrued compounded interest on remaining open balances due to the related parties in our Singapore entity.

Other income

Other income, net increased by $200,000, or 100%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was attributable to the forgiveness of a related party loan for $200,000 during 2021.

Provision for income taxes

Provision for income taxes decreased by $56,000, or 76%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease was mainly attributable to an approximate $66,000 of additional valuation allowance recorded in 2020 to offset the remaining deferred tax assets. In addition, the decrease of the provision is attributable to the overall net loss position in 2021 compared to a net income position in 2020.

Comparison of the Six-Months Ended June 30, 2022 and 2021:

	Six Months Ended June 30,
	2022	2021	Inc/(Dec)%
REVENUES	$5,643,000	$6,092,000	$(449,000)	-7%

COST OF REVENUES	1,175,000	1,757,000	(582,000)	-33%

GROSS PROFIT	4,468,000	4,335,000	133,000	3%

OPERATING EXPENSES
Sales and marketing	3,266,000	2,259,000	1,007,000	45%
General and administrative	2,217,000	1,768,000	449,000	25%
Research and development	1,251,000	1,555,000	(304,000)	-20%
Depreciation and amortization	96,000	228,000	(132,000)	-58%
Foreign currency transaction loss	80,000	120,000	(40,000)	-33%
Impairment of assets	759,000	—	759,000	100%

Total operating expenses	7,669,000	5,930,000

LOSS FROM OPERATIONS	(3,201,000)	(1,595,000)

OTHER (EXPENSE) INCOME:
Interest expense	(398,000)	(398,000)	—	0%
Interest expense related party	(201,000)	(90,000)	(111,000)	123%
Other income, net	1,215,000	200,000	1,015,000	508%

Total other income (expense)	616,000	(288,000)	904,000	-314%

LOSS BEFORE TAXES	(2,585,000)	(1,883,000)

PROVISION FOR INCOME TAXES	123,000	17,000	106,000	624%

NET LOSS	$(2,708,000)	$(1,900,000)

Revenue

Revenue decreased by $449,000, or 7%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. The decrease was primarily due to a prevalence of contracts entered into during the six months ended June 30, 2021 having significant hardware-based point in time revenue components, whereas for the six months ended June 30, 2022, the Company negotiated more SaaS-based contracts which recognize revenue over a period of time. Specifically, integrated software and hardware systems revenues as a percent of total revenues decreased from approximately 15% for the six months ended June 30, 2021, to approximately 0% for the six months ended June 30, 2022.

Cost of Revenue

Cost of revenue decreased by $582,000, or 33%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. The decrease was primarily due to the movement towards higher margin contracts which are primarily SaaS focused, and away from lower margin hardware components.

Gross Profit and Gross Margin

Gross profit increased by $133,000, or 3%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. The increase in margin was primarily due to the decline in cost of revenue through the movement away from hardware focused contracts. This decline resulted improvement in gross profit as a percent of revenue, which improved from 71% to 79%, as a result of fewer contracts with low margin integrated software and hardware systems components.

Operating Expenses (for further details on the Operating Expenses of EON Reality see “Management’s Discussion and Analysis of Financial Condition and Results of Operation of EON Reality — Components of Operating Results — Operating Expenses.”)

Sales & Marketing

Sales and marketing expenses increased by $1,007,000, or 45%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. The increase was primarily due to an increase in stock-based compensation of approximately $340,000, travel costs of approximately $180,000, an increase in insurance and subscription expenses of approximately $58,000, an increase of $200,000 relating to services, and an increase in subcontractor expenses of approximately $124,000 associated with consultants engaged in bringing in new customers.

General and Administrative

General and administrative expenses increased by $449,000 or 25%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. An increase of approximately $1,100,000 was attributed to increased legal and professional fees associated with our audit, quarterly reviews and preparing for SEC filings. These increases are offset by a reduction of approximately $688,000 in general and administrative expenses for a reversal of a lease liability related to a terminated lease in Italy.

Research and Development

Research and development expenses decreased by $304,000, or 20%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. The decrease was mainly attributable to a reduction in headcount in the department.

Depreciation and Amortization

Depreciation and Amortization expenses decreased by $132,000, or 58%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. The decrease was mainly attributable to the retirement of assets and impairment of assets during 2021 and the impairment of the Singapore right of use asset in the three months ended March 31, 2022.

Foreign currency transaction loss

Foreign currency transaction loss decreased by $40,000, or 33%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. The decrease was mainly attributable to changes in foreign currency rates for loans held by our US, Singapore, Mauritius entities, which are designated in foreign currencies.

Impairment of assets

Impairment of assets increased by $759,000, or 100%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. There were no impairments during the six months ending June 30, 2021. In the six months ended June 30, 2022, there was an impairment of the Singapore right of use asset that was abandoned in February 2022. We vacated our office lease space in an effort to consolidate operations.

Other Expenses

Interest expense

Interest expense did not fluctuate for the six months ended June 30, 2022 compared to the six months ended June 30, 2021.

Interest expense related party

Interest expense related party increased by $111,000, or 123%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. The increase was mainly attributable to interest incurred on additional principal borrowings on totaling $365,000. Certain agreements include additional default and penalty interest that have been incurred.

Other income, net

Other income, net increased by $1,015,000, or 508%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. In 2022, the increase is driven by the forgiveness of 2020 and 2021 PPP loans of $614,000 and $521,000 and their related interest of $12,000 and $10,000, respectively. In 2021, other income pertained to a non-recurring debt settlement.

Provision for income taxes

Provision for income taxes increased by $106,000, or 624%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. The increase was mainly attributable to taxable income generated at the Zhangzhou Eon Reality Information & Technology Limited This entity began making deliveries related to an IDC construction project which generates operating profit for the subsidiary.

Comparison of the Three-Months Ended June 30, 2022 and 2021:

	Three Months Ended June 30,
	2022	2021	Inc/(Dec)%
REVENUES	$3,030,000	$3,370,000	$(340,000)	-10%

COST OF REVENUES	537,000	1,089,000	(552,000)	-51%

GROSS PROFIT	2,493,000	2,281,000	212,000	9%

OPERATING EXPENSES
Sales and marketing	1,583,000	1,159,000	424,000	37%
General and administrative	911,000	1,001,000	(90,000)	-9%
Research and development	614,000	805,000	(191,000)	-24%
Depreciation and amortization	46,000	112,000	(66,000)	-59%
Foreign currency transaction loss	(187,000)	237,000	(424,000)	-179%

Total operating expenses	2,967,000	3,314,000

LOSS FROM OPERATIONS	(474,000)	(1,033,000)

OTHER (EXPENSE) INCOME:
Interest expense	(201,000)	(195,000)	(6,000)	3%
Interest expense related party	(111,000)	(46,000)	(65,000)	141%
Other income, net	588,000	—	588,000	100%

Total other income (expense)	276,000	(241,000)

LOSS BEFORE TAXES	(198,000)	(1,274,000)

PROVISION FOR INCOME TAXES	9,000	—	9,000	100%

NET LOSS	$(207,000)	$(1,274,000)

Revenue

Revenue decreased by $340,000, or 10%, for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. The decrease was primarily due to prevalence of contracts entered into during the three months ended June 30, 2021 which included point in time revenue components, most commonly related to hardware. For the three months ended June 30, 2022, the Company is focused on SaaS based contracts which include recurring revenue, generated over a period of time. Integrated software and hardware systems revenues as a percent of total revenues decreased from approximately 19% for the three months ended June 30, 2021, to approximately 0% for the three months ended June 30, 2022.

Cost of Revenue

Cost of revenue decreased by $552,000, or 51%, for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. The decrease was, in part, due to a decrease in revenue, as well as the movement towards contracts which are primarily SaaS focused, and away from lower margin hardware components.

Gross Profit and Gross Margin

Gross profit increased by $212,000, or 9%, for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. The increase was primarily due to the decline in cost of revenue due to the Company’s movement towards contracts which are primarily SaaS focused, which drove an improvement in gross profit as a percent of revenue. Gross profit percentage improved from 68% to 82%. The higher margin was attributed to fewer contracts with low margin integrated software and hardware systems components.

Operating Expenses (for further details on the Operating Expenses of EON Reality see “Management’s Discussion and Analysis of Financial Condition and Results of Operation of EON Reality — Components of Operating Results — Operating Expenses.”)

Sales & Marketing

Sales and marketing expenses increased by $426,000, or 37%, for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. The increase was due to an increase in travel costs of approximately $137,000, increased insurance and subscription expenses of approximately $33,000, and increase of approximately $178,000 in salaries associated with employees and consultants engaged in bringing in new customers.

General and Administrative

General and administrative expenses decreased by $90,000 or 9%, for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. An increase of $791,000 was attributed increased legal and professional fees associated with our audit, quarterly reviews and preparing for SEC filings, offset by a gain of $688,000 relating to the termination of the Italy office lease which released the Company of further payments. Further increases relate to additional salaries expense within the department of $118,000.

Research and Development

Research and development expenses decreased by $191,000, or 24%, for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. The decrease was mainly attributable to a reduction in headcount in the department.

Depreciation and Amortization

Depreciation and Amortization expenses decreased by $66,000, or 59%, for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. The decrease was mainly attributable to the retirement of assets during 2021 and in during the three months ended June 30, 2022, and partially the result of the impairment of property and equipment and right of use assets during 2021 as well as the impairment of the Singapore office right of use assets in the quarter ended March 31, 2022.

Foreign currency transaction loss

Foreign currency transaction loss decreased by $424,000, or 179%, for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. The increase was mainly attributable to changes in foreign currency rates for loans held by our US and Singapore entities, which are designated in foreign currencies.

Other Expenses

Interest expense

Interest expense increased by $6,000, or 3%, for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. The Company’s debt has a fixed interest rate. The Company issued convertible promissory notes of $1,800,000 in the quarter ended March 31, 2022 which resulted in an increase of interest expense of $18,000 during the three months ended June 30, 2022. The increase was offset by favorable foreign currency and decrease in short-term borrowing balances outstanding during the period ending June 30, 2022.

Interest expense related party

Interest expense related party increased by $65,000, or 141%, for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. An increase of $67,000 of interest expense is attributable to interest incurred on additional principal borrowings taken mid-way through and following the three months ended June 30, 2021. These borrowings include balances drawn on February 24, 2021 of $170,000 and October 29, 2021 of $195,000. The increase is further driven by the non-payment of existing amounts due to related parties for principal, interest, default interest and penalty interest incurred.

Other income, net

Other income, net increased by $588,000, or 100%, for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. In 2022, the increase is driven by the forgiveness of 2021 PPP loan of $522,000 and its related interest of $10,000.

Provision for income taxes

Provision for income taxes increased by $9,000, or 100%, for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. The increase was mainly attributable to taxable income generated at the Zhangzhou Eon Reality Information & Technology Limited This entity began making deliveries related to an IDC construction project which generates operating profit for the subsidiary.

Recently Adopted Accounting Pronouncements

A description of recently adopted accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our consolidated financial statements and notes thereto for the years ended December 31, 2021 and 2020 included elsewhere in this proxy statement/prospectus.

Liquidity and Capital Resources

As of June 30, 2022, our principal sources of liquidity is cash of approximately $133,000. We have generated negative cash flows from operations, and we have financed our operations primarily through promissory notes, borrowings, and contributions from non-controlling parties. As of June 30, 2022, the Company has negative working capital of $40,797,000. As we continue to invest in development of new products and sales and marketing, we expect to continue to incur cash burn and recurring net losses for the foreseeable future until such time that our product and services sales generate enough gross profit to cover our operating expenses. Our spending forecasts may require additional financing or financial support to fund our future planned operations, and we may raise additional capital through the issuance of equity or borrowings. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations could be adversely affected.

The following table summarizes our cash flows for the periods indicated:

	Years Ended December 31,		Six Months Ended June 30,
	2021	2020	2022	2021
Cash (used in) provided by operating activities	$(1,314,000)	$(4,234,000)	$(2,290,000)	$211,000
Cash used in investing activities	(61,000)	(417,000)	(378,000)	(31,000)
Cash provided by financing activities	1,503,000	1,940,000	2,185,000	1,198,000

Comparison of the Six months ended June 30, 2022 and 2021 and years ended December 31, 2021 and 2020.

Cash Flows Used in Operating Activities

For the six months ended June 30, 2022, cash used in operating activities was $2,290,000, which primarily consisted of a net loss of approximately $2,708,000, and note forgiveness and other non-cash matters totaling approximately $1,418,000, and an increase in contract assets of approximately $1,090,000. These items were offset by asset impairments of approximately $759,000, stock-based compensation of approximately $365,000, the increase in accounts payable of approximately $1,489,000, and the increase in commissions payable, accrued interest, and other accrued expenses totaling approximately $1,233,000.

For the six months ended June 30, 2021, net cash provided in operating activities was $211,000, which primarily consisted of a net loss of $1,900,000, in-kind loan settlement of $591,000, other non-cash income generating transactions totaling $444,000, a decrease in accounts receivable of $957,000, and cash paid on operating leases of $319,000. These items were offset by non-cash lease expense of $439,000, depreciation and amortization of $228,000, and increases in contract liabilities of $2,752,000 and commissions payable, accrued interest, and other accrued expenses totaling $994,000.

For year ended December 31, 2021, net cash used in operating activities was $1,314,000, which primarily consisted of a net loss of $4,941,000, in-kind settlement of loan of $972,000, other non-cash income generating transactions totaling $444,000, increases in accounts receivable and contract assets of $547,000 and $597,000 respectively, cash payments on operating leases of $579,000, and an increase in deferred costs, commissions and other assets totaling $2,384,000. These items were offset by depreciation and amortization of $362,000, the impairment of assets totaling $805,000, non-cash lease expenses of $885,000, the increase in contract liabilities of $1,912,000, and the increase in accounts payable of $335,000.

For the year ended December 31, 2020, net cash used in operating activities was $4,234,000, which primarily consisted of net income of $2,023,000, depreciation and amortization of $512,000, impairment of assets totaling $233,000, foreign currency transaction losses of $505,000, non-cash lease expenses of $753,000, a decrease in accounts receivable of $2,101,000 and an increase in commissions payable, accrued interest, and other accruals totaling $3,725,000. These items were offset by in-kind loan settlement of $211,000, other non-cash income generating transactions totaling $868,000, increases in prepayments to vendors, receivables from government authorities, and other current receivables totaling $1,052,000, cash payments on operating leases of $582,000 and decreases in contract liabilities and other non-current liabilities of $3,281,000 and $8,068,000, respectively, as a result of revenue recognized.

Cash Flows Used in Investing Activities

For the six months ended June 30, 2022, net cash used in investing activities of $378,000 was primarily due to the purchase of property and equipment.

For the six months ended June 30, 2021, net cash used in investing activities of $31,000 was primarily due to purchases of property and equipment.

For the year ended December 31, 2021, net cash used in investing activities of $61,000 was primarily due to purchases of property and equipment.

For the year ended December 31, 2020, net cash used in investing activities of $417,000 was primarily due to purchases of property and equipment.

Cash Flows Provided By Financing Activities

EON experienced positive cash flows from financing activities for the six-months ended June 30, 2022 of $2,185,000 due to net proceeds from borrowings and related parties of approximately $585,000 and proceeds from issuance of convertible notes payable of approximately $1,600,000.

EON experienced positive cash flows from financing activities for the six-months ended June 30, 2021 of $1,198,000 was mostly due to approximately $726,000 of capital contributions from non-controlling interest and net proceeds from notes payable and related parties of approximately $503,000.

EON experienced positive cash flows from financing activities for the year ended December 31, 2021 of $1,503,000 primarily attributable capital contributions from non-controlling interest of $726,000, net proceeds of $520,000 from the Paycheck Protection Program loan and related parties and borrowings of $500,000.

EON experienced positive cash flows from financing activities for the year ended December 31, 2020 of $1,940,000 primarily due to capital contributions from non-controlling interest of $1,015,000, proceeds of $614,700 from the Paycheck Protection Program loan and related parties and borrowings of $428,000, offset by repayments of related parties and borrowings of $149,000.

Going Concern

The Company’s consolidated financial statements were prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

The Company has experienced recurring losses from operations and negative operating cash flows since inception. It has financed its operations primarily through the issuance of equity securities and debt, of which certain outstanding debt is in default as of December 31, 2021 and June 30, 2022. As of June 30, 2022 and December 31, 2021, the Company has negative working capital of $40,797,000 and $39,970,000, respectively. The Company expects to finance operations from raising additional cash through issuance of equity securities, debt and by reducing certain discretionary expenses. This raises substantial doubt about the Company’s ability to continue as a going concern. The Company has also entered into the Merger Agreement with Arogo. Under the terms of the Merger Agreement, EON Reality will combine with a subsidiary of Arogo. and will become a publicly traded entity under the name “EON Reality Holdings, Inc.” EON Reality will apply to list its common stock under the symbol EOXR and its warrants, if any, under the symbol EOXRW. Management believes that actions presently being taken to secure the Merger Agreement with Arogo, if and when completed, will provide the opportunity for the Company to continue as a going concern. The accompanying financial statements have been prepared assuming the Company will continue as a going concern; no adjustments to the financial statements have been made to account for this uncertainty.

Contractual Obligations and Other Commitments

Debt Obligations

Our principal commitments consist of obligations of borrowings and notes payable. See the Notes to our unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Leases

The Company leases certain assets under lease agreements. See the Notes to our unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Contract Liabilities

Contract liability represents amounts received from customers for which the Company is yet to perform or deliver obligations. See the Notes to our unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Contingencies

The Company has accrued liabilities for certain pending matters which are included in accrued expenses. Amounts accrued are based on judgment and currently available information and involve a variety of factors, including, but not limited to, the type and nature of the litigation, claim or proceeding, the progress of the matter, advice of counsel as well as assessment of the matters. See the Notes to our unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Critical Accounting Policies and Significant Accounting Estimates

Use Of Estimates.    The preparation of financial statements in accordance with GAAP requires EON to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates impacting the consolidated financial statements are those related to consolidation, revenue recognition, valuation of stock options, the collectability of accounts receivable including expected credit losses, valuation reserves for deferred tax assets, valuation of common stock, and incremental borrowing rate used for the right-of-use assets and lease liabilities on operating and finance leases. EON’s management’s discussion and analysis of its financial condition and results of operations is based on its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires EON to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements as well as the reported expenses during the reporting periods. The estimates and judgments are evaluated on an ongoing basis. Actual results may differ materially from these estimates under different assumptions or conditions.

Income Taxes.    EON accounts for income taxes under Accounting Standard Codification (“ASC”) ASC 740 “Income Taxes”. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the company will not realize tax assets through future operations.

Share-Based Compensation.    The fair value of share-based compensation expenses are estimated using the Black-Scholes-Merton option-pricing-model and rely on a number of estimates, such as the value of the Company’s common stock, the expected life of the option, the volatility of the underlying share price, and the risk free rate of return. The Company recognizes stock-based award forfeitures as they occur. See the Notes to our consolidated financial statements included elsewhere in this proxy statement/prospectus.

Revenue.    The Company records revenue in accordance with ASC 606. The Company determines the amount of revenue to be recognized through application of the following steps — Identification of the contract, or contracts with a customer; — Identification of the performance obligations in the contract; — Determination of the transaction price; — Allocation of the transaction price to the performance obligations in the contract; and — Recognition of revenue when or as the Company satisfies the performance obligations.

Consolidation:    Historically, in the normal course of business, EON entered into various types of arrangements to establish Interactive Digital Centers (“IDCs”). In some cases, EON holds a sole interest in common stock of the entity, in which case the subsidiary is consolidated. Further, some of these arrangements included equity interests held by EON in business entities or other forms of equity participation in exchange for in-kind contributions of equipment and software, technical support, and services by EON. The management of EON determines whether such arrangements involve a voting interest entity or a VIE. A VIE is deemed to exist if it has any of the following characteristics:

1.      The entity does not have enough equity at risk to finance its activities without additional subordinated financial support;

2.      The at-risk equity holders, as a group, lack the characteristics of a controlling financial interest; or

3.      The entity is structured with non-substantive voting rights.

For the purpose of consolidation, once an entity is determined to be a VIE, management determines if EON is the primary beneficiary. The primary beneficiary of the VIE must normally have both (i) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance (i.e., the power) and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE, in either case that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE in its financial statements. When EON is deemed to be the primary beneficiary, the VIE is consolidated and the other party’s equity interest in the VIE is accounted for as a non-controlling interest.

If the management determines that EON is not the primary beneficiary of the VIE, the investment is accounted for either under the equity method and adjusted each reporting period, as required for the Company’s proportionate share of income or loss of the legal entity or other changes to the ownership investment.

The consolidated financial statements include the accounts of EON and its subsidiaries where EON eliminates inter-company investments, transactions and balances and accounts for foreign currency translation differences as per its accounting policy on foreign currency translation.

Off-balance Sheet Arrangements.    EON has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

General Economic Trends, Quarterly Results of Operations and Seasonality

EON anticipates that its business will be affected by general economic and other consumer trends. The business may be subject to fluctuations in future operating periods due to a variety of factors, many of which may be outside of EON ’s control.

Qualitative and Quantitative Disclosures about Market Risk

EON has operations both within the United States and internationally and will be exposed to market risks in the ordinary course of our business. These risks include primarily interest rate and foreign currency exchange risks amongst other risks. Refer also to our Summary of Risk Factors, for discussion of Ukraine and COVID related risks.

Interest rate risk

Our cash as of June 30, 2022 consisted of $133,437 in bank accounts. We believe that we do not have any material exposure to changes in the fair value of these assets. We do not believe that a hypothetical 10% change in interest rates would have a material effect on our consolidated cash flows, outstanding debt, or operating results.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations, other than its impact on the general economy. Nonetheless, if our costs were to become subject to inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Foreign Currency Risk

Transaction Exposure

EON may transact business in various foreign currencies and have international revenue, as well as costs denominated in foreign currencies, primarily the Euro, Singapore Dollar, Chinese Renminbi, and the Mauritian Rupee. This exposes us to the risk of fluctuations in foreign currency exchange rates. Accordingly, changes in exchange rates, and in particular a strengthening of the U.S. dollar, would negatively affect our revenue and other operating results as expressed in U.S. dollars.

Translation Exposure

We are also exposed to foreign exchange rate fluctuations as we translate the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the translation adjustments resulting from the conversion of the financial statements of our foreign subsidiaries into U.S. dollars would result in a gain or loss recorded as a component of accumulated other comprehensive income which is part of stockholders’ deficit.

EXECUTIVE COMPENSATION OF EON REALITY

The following sets forth information about the compensation paid to or accrued by EON Reality’s principal executive officer and its two other most highly compensated persons serving as executive officers as of the periods indicated for services rendered for such periods. These executives are referred to as EON Reality’s “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Options ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Dan Lejerskar	2022	730,000	—	—	71,535	801,535
	2021	715,200	—	—	12,269	727,469
	2020	715,200	—	—	12,269	727,469

Mats Johansson	2022	375,000	—	—	5,598	380,598
	2021	375,000	—	—	7,463	382,463
	2020	375,000	—	—	10,497	385,497

Mayank Singhvi	2022	325,000	—	—		325,000
	2021	174,578	309,688	—		484,266[2]
	2020	—	—	—		—

Employment Agreements

EON Reality currently has employment agreements in place with the following executive officers:

Dan Lejerskar
Mats Johansson
Mayank Singhvi
Sridhar Sunkad
Jan Kjallstrom
Anna Lejerskar

In connection with the Merger Agreement and effective upon the Closing, EON Reality Holdings will enter into employment agreements with the following executive officers:

Dan Lejerskar
Mats Johansson
Mayank Singhvi
Sridhar Sunkad
Jan Kjallstrom
Anna Lejerskar

____________

2        Hired 4/13/2021

Non-Competition Agreements

EON Reality currently has non-competition agreements in place with the following executive officers:

Dan Lejerskar
Mats Johansson
Mayank Singhvi
Sridhar Sunkad
Jan Kjallstrom
Anna Lejerskar

Equity Grants at Closing

No grants are expected to be made at Closing under the 2023 Incentive Plan. Upon consummation of the Business Combination, and subject to approval of the Incentive Plan Proposal, EON Reality’s executive officers who will become EON Reality Holdings’ executive officers are expected to receive grants of stock options and restricted stock units under the 2023 Incentive Plan from time to time as determined by the Compensation Committee. In addition, any outstanding EON Reality Options granted to EON Reality’s executive officers and certain members of the EON Reality Board under the EON Reality 2015 Incentive Plan prior to the Closing of the Business Combination will be assumed and converted to options under the 2023 Incentive Plan effective as of the Closing of the Business Combination.

Outstanding Equity Awards

For details on Incentive Stock Options and Non-Qualified Stock Options as of June 30, 2022, See EON Reality, Inc. and Subsidiaries — Condensed Consolidated Notes to Financial Statements June 30, 2022.

Director Compensation

For fiscal year 2021, EON Reality did not provide director compensation to its directors. However, all of the directors are reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the EON Reality board of directors. In connection with the Business Combination, EON Reality Holdings intends to approve and implement a non-employee director compensation policy.

MANAGEMENT OF THE COMPANY FOLLOWING THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of EON Reality Holdings will be managed by or under the direction of the EON Reality Holdings Board. EON Reality Holdings’ Amended Charter provides for a 5-member Board. Each director’s term is subject to the election and qualification of his or her successor, or his or her earlier death, disqualification, resignation or removal. Subject to any rights applicable to any then outstanding preferred stock, any vacancies on the EON Reality Holdings Board may be filled only by the affirmative vote of a majority of the directors then in office. Any increase or decrease in the number of directors will be done only by the affirmative vote of a majority of the directors then in office. EON Reality Holdings’ directors may be removed for cause by the affirmative vote of the holders of at least two-thirds of EON Reality Holdings’ voting securities.

The following table sets forth the name, age and position of each of the expected directors and executive officers of EON Reality Holdings upon consummation of the Business Combination:

Board of Directors and Management Following the Business Combination

The following persons are expected to serve as executive officers and directors of EON Reality Holdings following the Business Combination. For biographical information concerning the EON Reality executive officers and EON Reality designees to EON Reality’s board of directors, see “Information about EON Reality — Executive Officers and Directors” and “Business Combination Proposal (Proposal 1) — Executive Officers.” For biographical information concerning the Arogo designees to EON Reality’s board of directors see “Information About Arogo — Management — Directors and Executive Officers.”

Name	Age	Position
Dan Lejerskar	60	Chairman, and Board of Director
Mats Johansson	56	Chief Executive Officer and Board of Director
Mayank Singhvi	48	Chief Financial Officer
Sridhar Sunkad	51	Regional Director – Singapore
Jan Kjallstrom	58	Chief Research, Development & Innovation Officer
Anna Lejerskar	35	Executive Vice President
Leong Kah Chern(1)(2)(3)	50	Independent Director
Vuthichai Tumasaroj(1)(2)(3)	46	Independent Director
Renee Lewis(1)(2)(3)	59	Lead Independent Director

____________

(1)      Member of the audit committee.

(2)      Member of the compensation committee.

(3)      Member of the nominating and corporate governance committee.

Each director will hold office until his or her term expires at the next annual meeting of stockholders for such director’s class or until his or her death, resignation, removal or the earlier termination of his or her term of office.

Currently, EON Reality’s management team is comprised of the following individuals holding the following titles. These individuals will remain unchanged following the Business Combination but there will be a change in titles as described below:

Name	Age	Position
Dan Lejerskar	60	Chairperson, Chief Executive Officer and Board of Director
Mats Johansson	56	President and Board of Director
Mayank Singhvi	48	Chief Financial Officer
Sridhar Sunkad	51	Regional Director – Singapore
Jan Kjallstrom	58	Chief Research, Development & Innovation Officer
Anna Lejerskar	35	Executive Vice President

The officers of the EON Reality Holdings and the EON Reality Holdings Board following the Business Combination are well qualified as leaders. In their prior positions they have gained experience in core management skills, such as strategic and financial planning, financial reporting, compliance, risk management, and leadership development. EON Reality Holdings’ officers and directors following the Business Combination also have experience serving on boards of directors and board committees of other companies and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, certain officers and directors have other experience that makes them valuable, such as prior experience in mergers and acquisitions, in financial services, managing and investing in assets.

Arogo believes that the above-mentioned attributes, along with the leadership skills and other experiences of the officers and board members described below, will provide EON Reality Holdings with a diverse range of perspectives and judgment necessary to facilitate the goals of EON Reality Holdings after the Business Combination, and be good stewards of capital.

Corporate Governance Guidelines and Code of Business Conduct

The EON Reality Holdings Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the EON Reality Holdings Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of EON Reality Holdings’ Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of the EON Reality Holdings’ website after the Business Combination. EON Reality Holdings will post amendments to its Code of Business Conduct and Ethics or waivers of its Code of Business Conduct and Ethics for directors and officers on the same website.

Board of Directors Leadership Structure

Upon the consummation of the Business Combination, the EON Reality Holdings Bylaws will separate the roles of Chair of the Board and Chief Executive Officer. EON Reality Holdings expects to appoint Dan Lejerskar as Chair of the EON Reality Holdings Board upon consummation of the Business Combination, and Mats Johansson as the Chief Executive Officer.

In connection with the expected appointment of Dan Lejerskar as Chair of the EON Reality Holdings Board and Mats Johansson as Chief Executive Officer, the Board is also expected to create the position of Lead Independent Director upon the consummation of the Business Combination and appoint Renee Lewis to serve in that role.

Board Composition

Upon the consummation of the Business Combination, the EON Reality Holdings Board will be comprised of five directors, of which three directors will be nominated by EON Reality.

Director Independence

Upon the consummation of the Business Combination, the EON Reality Holdings Board is expected to determine that Renee Lewis, Leong Kah Chern, and Vuthichai Tumasaroj will qualify as independent directors, as defined under the listing rules of Nasdaq, and the EON Reality Holdings Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, EON Reality Holdings will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below. Renee Lewis will be the EON Reality Holdings lead independent director under the Nasdaq rules.

Role of the EON Reality Holdings Board in Risk Oversight/Risk Committee

Upon the consummation of the Business Combination, one of the key functions of the EON Reality Holdings Board will be informed oversight of EON Reality Holdings risk management process. The EON Reality Holdings Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the EON Reality Holdings Board as a whole, as well as through various standing committees of the EON Reality Holdings Board that address risks inherent in their respective areas of oversight. In particular, the EON Reality Holdings Board will be responsible for monitoring and assessing strategic risk exposure and EON Reality Holdings audit committee will have the responsibility of considering and discussing EON Reality Holdings major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.

The audit committee will also monitor compliance with legal and regulatory requirements. EON Reality Holdings compensation committee will also assess and monitor whether EON Reality Holdings compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Effective upon the consummation of the Business Combination, the EON Reality Holdings Board will have three standing committees — an audit committee, a compensation committee, and a nominating and corporate governance committee. The EON Reality Holdings Board will adopt a charter for each of these committees, which will comply with the applicable requirements of current Nasdaq rules. EON Reality Holdings intends to comply with future requirements to the extent they will be applicable to EON Reality Holdings Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of EON Reality Holdings’ website.

Audit Committee

EON Reality Holdings audit committee will consist of Leong Kah Chern, Renee Lewis and Vuthichai Tumasaroj. The EON Reality Holdings Board will determine that each of the members of the audit committee will satisfy the independence requirements of the Nasdaq and Rule 10A-3 under the Exchange Act and be able to read and understand fundamental financial statements in accordance with the Nasdaq audit committee requirements. In arriving at this determination, the EON Reality Holdings Board will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Leong Kah Chern will serve as the chair of the audit committee. The EON Reality Holdings Board determined that Leong Kah Chern qualifies as an audit committee financial expert within the meaning of SEC regulations and meet the financial sophistication requirements of the Nasdaq rules. In making this determination, the EON Reality Holdings Board considered Leong Kah Chern’s formal education and previous experience in financial roles. Both EON Reality Holdings independent registered public accounting firm and management will periodically meet privately with EON Reality Holdings’ audit committee.

The functions of this committee are expected to include, among other things:

•        evaluating the performance, independence and qualifications of EON Reality Holdings’ independent auditors and determining whether to retain EON Reality’s existing independent auditors or engage new independent auditors;

•        monitoring the integrity of EON Reality Holdings’ financial statements and EON Reality Holdings’ compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•        reviewing the integrity, adequacy and effectiveness of EON Reality Holdings’ internal control policies and procedures;

•        preparing the audit committee report required by the SEC to be included in EON Reality Holdings’ annual proxy statement;

•        discussing the scope and results of the audit with EON Reality Holdings’ independent auditors, and reviewing with management and EON Reality Holdings’ independent auditors EON Reality Holdings’ interim and year-end operating results;

•        establishing and overseeing procedures for employees to submit concerns anonymously about questionable accounting or auditing matters;

•        reviewing EON Reality Holdings’ guidelines and policies on risk assessment and risk management;

•        reviewing and approving related-party transactions;

•        obtaining and reviewing a report by EON Reality Holdings’ independent auditors at least annually that describes EON Reality Holdings’ independent auditors internal quality control procedures, any material issues raised by review under such procedures, and any steps taken to deal with such issues when required by applicable law; and

•        approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by EON Reality Holdings’ independent auditors.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. EON Reality Holdings will comply with future requirements to the extent they become applicable to EON Reality Holdings.

Compensation Committee

EON Reality Holdings’ compensation committee will consist of Renee Lewis, Leong Kah Chern, and Vuthichai Tumasaroj. Renee Lewis will serve as the chair of the compensation committee. The EON Reality Holdings Board will determine that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of Nasdaq. The functions of the committee are expected to include, among other things:

•        approving the retention of compensation consultants and outside service providers and advisors;

•        reviewing and approving, or recommending that the EON Reality Holdings Board approve the compensation of EON Reality’s executive officers, including annual base salary, annual incentive bonuses, specific performance goals relevant to their compensation, equity compensation, and employment;

•        reviewing and recommending to the EON Reality Holdings Board the compensation of EON Reality Holdings’ directors;

•        administering and determining any award grants under EON Reality Holdings’ 2023 Incentive Plan;

•        reviewing and evaluating succession plans for the executive officers;

•        preparing the compensation committee report required by the SEC to be included in EON Reality Holdings’ annual proxy statement; and

•        periodically reviewing EON Reality Holdings’ practices and policies of employee compensation as they relate to risk management and risk-taking incentives.

The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations and Nasdaq listing rules. EON Reality Holdings will comply with future requirements to the extent they become applicable to EON Reality Holdings.

Nominating and Corporate Governance Committee

EON Reality Holdings’ nominating and corporate governance committee will consist of Vuthichai Tumasaroj, Renee Lewis and Leong Kah Chern. The EON Reality Board will determine that each of the members of EON Reality Holdings’ nominating and corporate governance committee will satisfy the independence requirements of the Nasdaq.

Vuthichai Tumasaroj will serve as the chair of EON Reality Holdings’ nominating and corporate governance committee. The functions of this committee are expected to include, among other things:

•        identifying, evaluating, and recommending individuals qualified to become members of the EON Reality Holdings Board and its committees;

•        evaluating the performance of the EON Reality Holdings Board and of individual directors;

•        reviewing the Company’s environmental and social responsibility policies and practices;

•        developing and recommending corporate governance guidelines to the EON Reality Holdings Board; and

•        overseeing an annual evaluation of the EON Reality Holdings Board and management.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations and Nasdaq listing rules. EON Reality Holdings will comply with future requirements to the extent they become applicable.

Compensation Committee Interlocks and Insider Participation

None of the intended members of EON Reality Holdings’ compensation committee has ever been an executive officer or employee of EON Reality Holdings. None of EON Reality Holdings’ intended executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the EON Reality Holdings Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Amended Charter which will be effective upon Closing limits EON Reality Holdings’ directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

The DGCL and the EON Reality Holdings Bylaws provide that EON Reality Holdings will, in certain situations, indemnify EON Reality Holdings’ directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, EON Reality Holdings will enter into separate indemnification agreements with EON Reality Holdings’ directors and officers. These agreements, among other things, require EON Reality Holdings to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of EON Reality Holdings’ directors or officers or any other company or enterprise to which the person provides services at EON Reality Holdings’ request.

EON Reality Holdings plans to maintain a directors’ and officers’ insurance policy including a tail insurance component pursuant to which EON Reality Holdings’ directors and officers and Arogo and EON Reality’s former directors and officers are insured against liability for past and current actions taken in their capacities as directors and officers of these companies. EON Reality Holdings believes these provisions in the Amended Charter and the EON Reality Holdings Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Conduct and Ethics for Employees, Executive Officers and Directors

The EON Reality Holdings Board will adopt a code of business conduct and ethics, or the Code of Conduct, applicable to all of EON Reality Holdings’ employees, executive officers and directors. The Code of Conduct will be available on EON Reality Holdings’ website. Information contained on or accessible through EON Reality’s website is not a part of this proxy statement/prospectus/information statement, and the inclusion of EON Reality’s website address in this proxy statement/prospectus/information statement is an inactive textual reference only. The nominating and corporate governance committee of the EON Reality Holdings Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. EON Reality Holdings expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

Non-Employee Director Compensation

In connection with the consummation of the Business Combination, EON Reality Holdings intends to propose for adoption by our Board a compensation program for our non-employee directors.

DESCRIPTION OF SECURITIES OF AROGO

The following summary of the material terms of Arogo’s securities prior to the Business Combination is not intended to be a complete summary of the rights and preferences of such securities.

Arogo is a Delaware corporation, and Arogo’s affairs are governed by Arogo’s amended and restated certificate of incorporation and the DGCL. Pursuant to Arogo’s amended and restated certificate of incorporation, Arogo is authorized to issue 100,000,000 shares of Class A common stock, $0.0001 par value, 10,000,000 shares of Class B common stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes certain terms of Arogo’s capital stock as set out more particularly in Arogo’s amended and restated certificate of incorporation. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each unit has an offering price of $10.00 and consists of one share of Class A common stock and one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as described in this prospectus. Only whole warrants are exercisable. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

On February 11, 2022, the Class A ordinary shares and Public Warrant included in the Units began separate trading.

Placement Units

The placement units are identical to the units sold in the offering except that (a) the placement units and their component securities will not be transferable, assignable or salable until 30 days after the consummation of Arogo’s initial Business Combination except to permitted transferees, (b) the placement shares and placement warrants, so long as they are held by Arogo’s Sponsor or its permitted transferees, (i) will not be redeemable by Arogo, (ii) may be exercised by the holders on a cashless basis, and (iii) will be entitled to registration rights.

Common Stock

On June 30, 2021, our Sponsor purchased 2,875,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.009 per share. On July 1, 2021, our Sponsor transferred 30,000 shares to Suradech Taweesaengsakulthai, 30,000 shares to Chee Han Wen, 25,000 shares to H.R.H. Tunku Naquiyuddin ibni Tuanku Ja’afar, 8,000 shares to J. Gerald Combs, 6,000 shares to Suthee Chivaphongse, and 6,000 shares to Somnuek Anakwat. On October 11, 2021, our Sponsor surrendered 287,500 founder shares to the Company for cancellation. The shares held by Arogo’s Initial Stockholders represent 21.85% of Arogo’s outstanding shares of common stock.

As of March 31, 2022, 10,350,000 shares of Class A Common Stock outstanding are subject to possible redemption.

Stockholders of record are entitled to one vote for each share held (on an as-converted to Class A common stock basis) on all matters to be voted on by stockholders. Prior to Arogo’s initial Business Combination, only holders of Arogo’s founder shares will have the right to vote on the appointment of directors. In addition, prior to the completion of an initial Business Combination, holders of a majority of Arogo’s founder shares may remove a member of the board of directors for any reason. These provisions of Arogo’s amended and restated certificate of incorporation may be amended only by approval of 90% of the shares of common stock voting in an annual meeting. With respect to any other matter submitted to a vote of Arogo Stockholders, including any vote in connection with Arogo’s initial Business Combination, except as required by law, holders of Arogo’s founder shares and holders of Arogo’s Public Shares will vote together as a single class, with each share entitling the holder to one vote for each share held (on an as-converted to Class A common stock basis).

The holders of Class B Common Stock shall have the exclusive right to elect and remove, with or without cause, any director, and the holders of Class A Common Stock shall have no right to vote on the election or removal of any director. This provision of the Arogo Charter may be amended only by a resolution passed by holders of at least 90% of the outstanding Common Stock voting thereon.

Arogo’s board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to Arogo’s first annual meeting of stockholders) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, Arogo is not required to hold an annual meeting until one year after Arogo’s first fiscal year end following Arogo’s listing on Nasdaq. Under Section 211(b) of the DGCL, Arogo is, however, required to hold annual meetings of stockholders for the purpose of electing directors in accordance with Arogo’s bylaws, unless such election is made by written consent in lieu of such a meeting. Arogo may not hold an annual meeting of stockholders to elect new directors prior to the completion of Arogo’s initial Business Combination, and thus Arogo may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if Arogo stockholders would like to hold an annual meeting prior to the completion of an initial Business Combination, they may attempt to force Arogo to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL. Prior to the completion of an initial Business Combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of Arogo’s founder shares. In addition, prior to the completion of an initial Business Combination, holders of a majority of Arogo’s founder shares may remove a member of the board of directors for any reason.

Arogo will provide their public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of Arogo’s initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the completion of Arogo’s initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay Arogo’s taxes, if any (less up to $100,000 of interest to pay taxes and if needed dissolution expenses) divided by the number of the then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be $10.15 per public share. The per-share amount Arogo will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions Arogo will pay to the underwriters.

The redemption rights will include the requirement that a beneficial owner must identify itself in order to validly redeem its shares. Arogo’s Sponsor, directors and each member of Arogo’s management team have entered into a letter agreement with Arogo, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares held by them in connection with (i) the completion of Arogo’s initial Business Combination and (ii) a stockholder vote to approve an amendment to Arogo’s amended and restated certificate of incorporation that would affect the substance or timing of Arogo’s obligation to allow redemption in connection with Arogo’s initial Business Combination or to redeem 100% of Arogo’s Public Shares if Arogo has not completed an initial Business Combination within the period to consummate the initial Business Combination. Unlike many blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial Business Combinations and provide for related redemptions of public shares for cash upon completion of such initial Business Combinations even when a vote is not required by law, if a stockholder vote is not required by applicable law or stock exchange rule and Arogo does not decide to hold a stockholder vote for business or other reasons, Arogo will, pursuant to Arogo’s amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing the initial Business Combination.

Arogo’s amended and restated certificate of incorporation require these tender offer documents to contain substantially the same financial and other information about the initial Business Combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by applicable law or stock exchange rule, or Arogo decides to obtain stockholder approval for business or other reasons, Arogo will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If Arogo seeks stockholder approval, Arogo will complete its initial Business Combination only if a majority of the shares of common stock voted are voted in favor of its initial Business Combination. However, the participation of Arogo’s Sponsor, officers, directors, advisors or their respective affiliates in privately-negotiated transactions, if any, could result in the approval of Arogo’s initial Business Combination even if a majority of Arogo public stockholders’ vote, or indicate their intention to vote, against such initial Business Combination. For purposes of seeking approval of the majority of Arogo outstanding common stock, non-votes will have no effect on the approval of its initial Business Combination once a quorum is obtained.

If Arogo seeks stockholder approval of its initial Business Combination and Arogo does not conduct redemptions in connection with its initial Business Combination pursuant to the tender offer rules, Arogo’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to Excess Shares. However, Arogo would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against its initial Business Combination. Arogo stockholders’ inability to redeem the Excess Shares will reduce their influence over its ability to complete our initial Business Combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if Arogo completes its initial Business Combination. And, as a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares would be required to sell their shares in open market transactions, potentially at a loss.

If Arogo seeks stockholder approval in connection with its initial Business Combination, pursuant to the terms of a letter agreement entered into with Arogo, Arogo’s Sponsor, directors and each member of Arogo’s management team have agreed to vote their founder shares and any public shares purchased during or after this offering, in favor of its initial Business Combination. As a result, in addition to the Founder Shares and Placement Shares, we would need only 566,420, or approximately 6.29%, of the 10,350,000 Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved, assuming only the minimum number of shares representing a quorum is present at the Arogo Special Meeting held to vote on the Business Combination.

Additionally, each public stockholder may elect to redeem its public shares irrespective of whether they vote for or against the proposed transaction.

Pursuant to Arogo’s amended and restated certificate of incorporation, if Arogo has not completed an initial Business Combination within the period to consummate the initial Business Combination, Arogo will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Arogo to pay taxes, if any (less up to $100,000 of interest to pay taxes and if needed dissolution expenses) divided by the number of the then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Arogo’s remaining stockholders and Arogo’s board of directors, liquidate and dissolve, subject in each case to Arogo’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Arogo’s Sponsor and members of Arogo’s management team have entered into letter agreements with Arogo, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if Arogo does not complete an initial Business Combination within the period to consummate the initial Business Combination. However, if Arogo’s Sponsor or members of Arogo’s management team acquire public shares in or after this offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if Arogo does not complete our initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the company after a Business Combination, Arogo stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the common stock. Arogo stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our public stockholders with the opportunity to redeem their public shares for cash at a per unit price equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Arogo to pay taxes, if any (less up to $100,000 of interest to pay taxes and if needed dissolution expenses) divided by the number of the then outstanding public shares, upon the completion of Arogo’s initial Business Combination, subject to the limitations described herein.

Founder Shares and Placement Shares

The founder shares and placement shares are identical to the shares of Class A common stock included in the units sold in the offering, and holders of founder shares and placement shares have the same stockholder rights as public stockholders, except that (i) the founder shares and placement shares are subject to certain transfer restrictions, as described in more detail below, (ii) Arogo’s Sponsor, officers and directors have entered into a letter agreement with Arogo, pursuant to which they have agreed (A) to waive their redemption rights with respect to any founder shares, placement shares and any public shares held by them in connection with the completion of Arogo’s initial Business Combination, (B) to waive their redemption rights with respect to their founder shares, placement shares, and public shares in connection with a stockholder vote to approve an amendment to Arogo’s amended and restated certificate of incorporation to (i) modify the substance or timing of Arogo’s obligation to provide for the redemption of Arogo’s Public Shares in connection with an initial Business Combination or to redeem 100% of Arogo’s Public Shares if Arogo does not complete its initial Business Combination within 21 months from the closing of its initial public offering or (ii) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares or placement shares held by them if Arogo fails to complete its initial Business Combination within 21 months from the closing of the initial public offering, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if Arogo fails to complete its initial Business Combination within such time period, (iii) the founder shares are shares of Arogo’s founder shares that will automatically convert into shares of Class A common stock at the time of Arogo’s initial Business Combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights as described herein and (iv) are entitled to registration rights. If Arogo submits its initial Business Combination to Arogo public stockholders for a vote, Arogo’s Sponsor, officers and directors have agreed (and its permitted transferees will agree) pursuant to the letter agreement to vote any founder shares held by them and any public shares purchased during or after this offering (including in open market and privately-negotiated transactions) in favor of its initial Business Combination.

In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with Arogo’s initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, approximately 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the initial public offering plus the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent units issued to Arogo’s Sponsor, officers or directors upon conversion of working capital loans; provided that such conversion of founder shares will never occur on a less than one for one basis. Arogo cannot determine at this time whether a majority of the holders of our founder shares at the time of any future issuance would agree to waive such adjustment to the conversion ratio.

Prior to its initial Business Combination, only holders of Arogo’s founder shares will have the right to vote on the appointment of directors. Holders of Public Shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of an initial Business Combination, holders of a majority of Arogo’s founder shares may remove a member of the board of directors for any reason. These provisions of Arogo’s amended and restated certificate of incorporation may only be amended by approval of a majority of at least 90% of Arogo’s founder shares voting in an annual meeting. With respect to any other matter submitted to a vote of Arogo stockholders, including any vote in connection with our initial Business Combination, except as required by law, holders of Arogo’s founder shares and holders of Public Shares will vote together as a single class, with each share entitling the holder to one vote.

Preferred Stock

Arogo’s amended and restated certificate of incorporation authorizes 1,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Arogo’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Arogo’s board of directors will be able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of Arogo’s board of directors to issue shares of preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Arogo or the removal of existing management. Arogo has no shares of preferred stock issued and outstanding at the date hereof. Although Arogo does not currently intend to issue any shares of preferred stock, Arogo cannot assure you that we will not do so in the future.

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of Arogo Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the initial public offering and 30 days after the completion of Arogo’s initial Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants were issued upon separation of the units and only whole warrants will trade.

The warrants will expire five years after the completion of Arogo’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Arogo will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock and warrants underlying the warrants is then effective and a current prospectus relating thereto is current, subject to Arogo satisfying its obligations described below with respect to registration. No warrant will be exercisable, and Arogo will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will Arogo be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant, if not cash settled, will have paid the full purchase price for the unit solely for the share of Class A common stock and warrants underlying such unit.

Arogo did not register the shares of Class A common stock issuable upon exercise of the warrants at the time of the offering. However, Arogo has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial Business Combination, Arogo will use its best efforts to file with the SEC a registration statement registering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of Arogo’s initial Business Combination or within a specified period following the consummation of Arogo’s initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when Arogo has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. Once the warrants become exercisable, Arogo may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by Arogo, Arogo may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or Arogo is unable to effect such registration or qualification. Arogo will use its best efforts to register or qualify such shares of common stock under the blue-sky laws of the state of residence in those states in which the warrants were offered by Arogo in its offering. Arogo has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Arogo issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If Arogo calls the warrants for redemption as described above, Arogo’s management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Arogo’s management will consider, among other factors, Arogo’s cash position, the number of warrants that are outstanding and the dilutive effect on Arogo stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If Arogo’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value.

The “fair market value” for this purpose shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If Arogo’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Arogo believes this feature is an attractive option to Arogo if it does not need the cash from the exercise of the warrants after its initial Business Combination. If Arogo calls its warrants for redemption and Arogo’s management does not take advantage of this option, Arogo’s Sponsor and its permitted transferees would still be entitled to exercise their placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify Arogo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each whole warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Arogo, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend Arogo’s amended and restated certificate of incorporation (i) to modify the substance or timing of Arogo’s obligation to allow redemption in connection with its initial Business Combination or certain amendments to our charter prior thereto or to redeem 100% of Arogo’s Class A common stock if Arogo does not complete its initial Business Combination within 18 months from the closing of the offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, or (e) in connection with the redemption of our public shares upon Arogo’s failure to complete its initial Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of Arogo with or into another corporation (other than a consolidation or merger in which Arogo is the continuing corporation and that does not result in any reclassification or reorganization of Arogo’s outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Arogo as an entirety or substantially as an entirety in connection with which Arogo is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Arogo Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event.

However, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Arogo. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

In addition, if (x) Arogo issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at a Newly Issued Price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by Arogo’s board of directors and, in the case of any such issuance to Arogo’s Sponsor or its affiliates, without taking into account any founder shares held by Arogo’s Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of Arogo’s initial Business Combination on the date of the consummation of its initial Business Combination (net of redemptions), and (z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Arogo will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the warrant holder.

Arogo has agreed that, subject to applicable law, any action, proceeding or claim against Arogo arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Arogo irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Placement Warrants

Except as described below, the placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the offering, including as to exercise price, exercisability and exercise period. The placement warrants (including the Class A common stock issuable upon exercise of the placement warrants) will not be transferable, assignable or salable until 30 days after the completion of Arogo’s initial Business Combination.

In order to finance transaction costs in connection with an intended initial Business Combination, Arogo’s Sponsor or an affiliate of Arogo’s Sponsor or certain of Arogo’s officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial Business Combination. The units would be identical to the placement units. However, as the units would not be issued until consummation of Arogo’s initial Business Combination, any warrants underlying such units would not be able to be voted on an amendment to the warrant agreement in connection with such Business Combination.

Dividends

Arogo has not paid any cash dividends on Arogo Common Stock to date and does not intend to pay cash dividends prior to the completion of a Business Combination. The payment of cash dividends in the future will be dependent upon Arogo’s revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of a Business Combination. The payment of any cash dividends subsequent to a Business Combination will be within the discretion of Arogo’s board of directors at such time.

Our Transfer Agent

The transfer agent for Arogo’s common stock is Continental Stock Transfer & Trust Company. Arogo has agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and Arogo’s Amended and Restated Certificate of Incorporation and Bylaws

Arogo is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “Business Combination” with:

•        a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•        an affiliate of an interested stockholder; or

•        an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “Business Combination” includes a merger or sale of more than 10% of Arogo’s assets. However, the above provisions of Section 203 do not apply if:

•        Arogo’s board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of Arogo’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•        on or subsequent to the date of the transaction, the initial Business Combination is approved by Arogo’s board of directors and authorized at a meeting of Arogo stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Arogo’s amended and restated certificate of incorporation provides that Arogo’s board of directors will not be classified and will consist of 5 initial directors. As a result, in most circumstances, a person can gain control of Arogo’s board of directors by successfully engaging in a proxy contest at one annual meeting.

Arogo’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Arogo by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Arogo’s amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that derivative actions brought in Arogo’s name, actions against directors, officers and employees for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although Arogo believes this provision benefits it by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against Arogo’s directors and officers.

Arogo’s amended and restated certificate of incorporation will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the exclusive forum provision will not apply to actions brought under the Securities Act, or the rules and regulations thereunder.

Special meeting of stockholders

Arogo’s bylaws provide that special meetings of Arogo stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer.

Advance notice requirements for stockholder proposals and director nominations

Arogo’s bylaws provide that stockholders seeking to bring business before Arogo’s annual meeting of stockholders, or to nominate candidates for election as directors at Arogo’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at Arogo’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in Arogo’s annual proxy statement must comply with the notice periods contained therein. Arogo’s bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude Arogo stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at Arogo’s annual meeting of stockholders.

Action by written consent

Subsequent to the consummation of the offering, any action required or permitted to be taken by Arogo Common Stockholders must be effected by a duly called annual or special meetings of such stockholders and may not be effected by written consent of the stockholders other than with respect to Arogo’s founder shares.

Board of directors

Arogo’s amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of Arogo capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of Arogo’s directors then in office.

Class B Common Stock Consent Right

For so long as any shares of Arogo’s founder shares remain outstanding, Arogo may not, without the prior vote or voting separately as a single class, amend, alter or repeal any provision of Arogo’s amended and restated certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the founder shares. Any action required or permitted to be taken at any meeting of the holders of Arogo’s founder shares may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding founder shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Arogo’s founder shares were present and voted.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of Arogo’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Arogo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares for at least six months but who are Arogo affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of common stock then outstanding, which will equal 100,000 shares immediately after this offering (or 115,000 if the underwriters exercise their over-allotment option in full); or

•        the average weekly reported trading volume of shares of Arogo Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than Business Combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, Arogo’s initial stockholders will be able to sell their founder shares and placement units (including component securities contained therein), as applicable, pursuant to Rule 144 without registration one year after Arogo has completed its initial Business Combination.

Registration Rights

The holders of the founder shares and placement units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of working capital loans, and any shares of Class A common stock issuable upon the exercise of the placement warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be issued upon conversion of the units issued as part of the working capital loans and Class A common stock issuable upon conversion of the founder shares, will be entitled to registration rights pursuant to a registration rights agreement which was signed prior to the effective date of this offering, requiring Arogo to register such securities for resale (in the case of the founder shares, only after conversion to Arogo Class A common stock). The holders of these securities are entitled to make up to two demands, excluding short form demands, that Arogo register such securities. In addition, the holders have certain

“piggy-back” registration rights with respect to registration statements filed subsequent to Arogo’s completion of its initial Business Combination and rights to require Arogo to register for resale such securities pursuant to Rule 415 under the Securities Act.

However, the registration rights agreement provides that Arogo will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the founder shares, as described in the following paragraph, and (ii) in the case of the placement warrants, on the later of 6 months from the closing of Arogo’s initial public offering and 30 days after the completion of Arogo’s initial Business Combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. Arogo will bear the expenses incurred in connection with the filing of any such registration statements.

Except as described herein, Arogo’s Sponsor, officers and directors have agreed not to transfer, assign or sell any of their founder shares and placement units until the earlier to occur of: (A) six months after the completion of Arogo’s initial Business Combination or (B) subsequent to Arogo’s initial Business Combination, (x) if the last sale price of Arogo’s Class A common stock equals or exceeds $12.00 per unit (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Arogo’s initial Business Combination, or (y) the date on which Arogo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Arogo’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Lock-Up

Simultaneously with the Closing, certain significant stockholders of EON Reality entered into lock-up agreements providing for a lock-up period commencing on the Closing Date and ending on the earlier of (x) 365 days from the Closing and (y) the date EON Reality Holdings consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of EON Reality Holdings’ stockholders having the right to exchange their shares of EON Reality Holdings common stock for cash, securities or other property.

DESCRIPTION OF SECURITIES AFTER THE BUSINESS COMBINATION

Pre-Business Combination, pursuant to the certificate of incorporation of EON Reality, EON Reality’s authorized capital stock consists of 75,000,000 shares of common stock, $0.0001 par value and 10,000,000 shares of preferred stock. The preferred stock is divided into three series: (i) 260,000 share of preferred stock are designated as Series A Convertible Preferred Stock; (ii) 1,700,000 shares of preferred stock are designated as Series B Convertible Preferred Stock; and (iii) 1,450,000 shares of preferred stock are designated as Series C Convertible Preferred Stock. Following the Business Combination, pursuant to the Amended Charter, the authorized capital stock of EON Reality Holdings will consist of 250,000,000 shares of undesignated common stock, $0.0001 par value, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of the capital stock of EON Reality Holdings after the Business Combination. Because it is only a summary, it may not contain all the information that is important to you.

It is anticipated that, immediately after the Closing of the Business Combination, EON Reality Holdings will have a total of 69,259,026 shares of EON Reality Holdings common stock issued and outstanding. The foregoing excludes any outstanding warrants, and assumes that (i) there are no redemptions of any shares by Arogo’s public stockholders in connection with the Business Combination; (ii) no awards are issued under the 2023 Incentive Plan; and (iii) other than the PIPE transaction, Arogo does not engage in any kind of additional equity financing prior to the Closing. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Arogo’s existing stockholders and the other parties described above in EON Reality Holdings will be different.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the Amended Charter or EON Reality Holdings Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of EON Reality Holdings common stock that are voted is required to approve any such matter voted on by our stockholders.

The EON Reality Holdings Board will consist of five members upon the closing of the Business Combination. In accordance with the Amended Charter to be filed immediately prior to the Closing of the Business Combination, directors will not be able to be removed during their term except for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (662/3%) of the total voting power of the outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor, but we do not intend to pay dividends. See the section entitled “Dividends” below.

All of the outstanding shares of Arogo Common Stock will convert into shares of EON Reality Holdings common stock at the Closing of the Business Combination. With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our initial stockholders, each of whom will be subject to the same transfer restrictions) until the earlier of (A) the six-month anniversary of the Closing or (B) subsequent to our initial Business Combination, (x) if the last reported sale price of EON Reality Holdings common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period following our initial Business Combination, or (y) the date on which we complete a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

The Amended Charter provides that shares of preferred stock may be issued from time to time in one or more series. The EON Reality Holdings Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The EON Reality Holdings Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the EON Reality Holdings Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of EON Reality Holdings or the removal of existing management.

Although EON Reality Holdings will not have any preferred stock outstanding at or prior to the date of the Closing of the Business Combination and does not currently intend to issue any shares of preferred stock in connection with the Business Combination, EON Reality Holdings cannot assure you that it will not do so in the future. No shares of preferred stock are being issued or registered in the Business Combination.

Warrants

Each EON Reality Holdings (formerly Arogo) warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. However, no warrants will be exercisable for cash unless EON Reality Holdings has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of our initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when EON Reality Holdings shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the five trading days ending on the trading day prior to the date of exercise. The warrants will expire on the fifth anniversary of the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

EON Reality Holdings may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

•        at any time after the warrants become exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-trading-day period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, EON Reality Holdings management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of common stock for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and EON Reality Holdings. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval, by written consent or vote, of the holders of at least 50% of the then-outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of common stock outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, EON Reality Holdings will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

The warrant agreement provides that, subject to applicable law, any action, proceeding or claim against EON Reality Holdings, as the successor or assignor of Arogo, arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding, or claim. See the section entitled “Risk Factors — Risks Related to EON Reality and EON Reality Holdings Common Stock Following the Business Combination — The Arogo Charter amended as the Amended Charter and the EON Reality A/R Charter require, to the fullest extent permitted by law, that derivative actions brought in Arogo’s, EON Reality Holdings’ or EON Reality’s name, as applicable, against their respective directors, officers, other employees, or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, which may have the effect of discouraging lawsuits against Arogo’s, EON Reality Holdings’ or EON Reality’s directors, officers, other employees, or stockholders, as applicable.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Dividends

EON Reality Holdings does not intend to pay cash dividends on its common stock. The payment of cash dividends will be dependent upon EON Reality Holdings’ revenues and earnings, if any, capital requirements and general financial conditions. The payment of any cash dividends will be within the discretion of the EON Reality Holdings Board at such time. Further, EON Reality Holdings’ ability to declare dividends may be limited by restrictive covenants contained in the agreements governing EON Reality Holdings’ indebtedness.

Our Transfer Agent and Warrant Agent

The transfer agent for EON Reality Holdings common stock and warrant agent for EON Reality Holdings warrants will be Continental Stock Transfer & Trust Company. EON Reality has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and the Amended Charter and the EON Reality Holdings Bylaws

EON Reality Holdings will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “Business Combination” with:

•        a stockholder who owns 15% or more of EON Reality Holdings’ outstanding voting stock (otherwise known as an “interested stockholder”);

•        an affiliate of an interested stockholder; or

•        an associate of an interested stockholder for three years following the date that the stockholder became an interested stockholder.

A “Business Combination” includes a merger or sale of EON Reality Holdings’ assets with a market value of 10% or more of its aggregate market value of all of its assets or of all of its outstanding stock. However, the above provisions of Section 203 do not apply if:

•        the EON Reality Holdings Board approves the transaction that made the stockholder an “interested stockholder” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of EON Reality Holdings’ voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•        on or subsequent to the date of the transaction, the Business Combination is approved by the EON Reality Holdings Board and authorized at a meeting of EON Reality Holdings’ stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various Business Combinations with EON Reality Holdings for a three-year period. This provision may encourage companies interested in acquiring EON Reality Holdings to negotiate in advance with the EON Reality Holdings Board because the stockholder approval requirement would be avoided if the EON Reality Holdings Board approves either the Business Combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the EON Reality Holdings Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Amended Charter provides that the EON Reality Holdings Board would initially be 5 members.

Authorized But Unissued Shares

EON Reality Holdings’ authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of EON Reality Holdings by means of a proxy contest, tender offer, merger, or otherwise.

Exclusive Forum for Certain Lawsuits

The Amended Charter requires, to the fullest extent permitted by law, that derivative actions brought in EON Reality Holdings’ name, actions against any current directors, officers, employees, or stockholders of EON Reality Holdings or former directors, officers, employees, or stockholders of EON Reality or Arogo for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, or if such court does not have subject matter jurisdiction, the federal district court of the State of Delaware. The Amended Charter also requires, to the fullest extent permitted by applicable law, the federal district courts of the United States to be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against EON Reality Holdings, EON Reality or Arogo’s current or former directors, officers, employees, or stockholders, although the EON Reality Holdings stockholders will not be deemed to have waived EON Reality Holdings’ compliance with federal securities laws and the rules and regulations thereunder.

Special Meeting of Stockholders

The EON Reality Holdings Bylaws provide that special meetings of our stockholders may be called only by a resolution adopted by the EON Reality Holdings Board.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The EON Reality Holdings Bylaws provide that stockholders seeking to bring business before EON Reality Holdings’ annual meeting of stockholders, or to nominate candidates for election as directors at EON Reality Holdings’ annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at EON Reality Holdings’ principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14A-8 of the Exchange Act, proposals seeking inclusion in EON Reality Holdings’ annual proxy statement must comply with the notice periods contained therein. The EON Reality Holdings Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude EON Reality Holdings’ stockholders from bringing matters before EON Reality Holdings’ annual meeting of stockholders or from making nominations for directors at EON Reality Holdings’ annual meeting of stockholders.

Action by Written Consent

Any action required or permitted to be taken at any annual and special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance of the DGCL and may not be taken by written consent of the stockholders without a meeting.

Board of Directors

The EON Reality Holdings Board will be a five member board serving a one-year term. The Amended Charter and the EON Reality Holdings Bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least 662/3% of the voting power of all then outstanding shares of EON Reality Holdings capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on the EON Reality Holdings Board, including a vacancy resulting from an enlargement of the EON Reality Holding Board, may be filled only by vote of a majority of EON Reality Holdings’ directors then in office.

Listing of EON Reality Holdings Securities

It is anticipated that EON Reality Holdings’ common stock and warrants will be traded on the Nasdaq Stock Market under the symbols “EOXR” and “EOXRW,” respectively, following the closing of the Business Combination.

COMPARISON OF STOCKHOLDER RIGHTS

Following the consummation of the Business Combination, stockholders of EON Reality will become stockholders of Arogo (as EON Reality Holdings). EON Reality is incorporated under the laws of the State of California and the rights of EON Reality stockholders are governed by the CGCL as well as EON Reality’s articles of incorporation and EON Reality’s bylaws. Arogo is a Delaware corporation and the rights of Arogo stockholders are governed by the DGCL, as well as Arogo’s certificate of incorporation and Arogo’s Bylaws.

After the consummation of the Business Combination, as EON Reality Holdings stockholders, the rights of former EON Reality stockholders will be governed by the Amended Charter, EON Reality Holdings’ Bylaws and the DGCL. The following discussion summarizes the material differences between the rights of the current EON Reality stockholders and the rights of EON Reality’s stockholders as they become Arogo (EON Reality Holdings) stockholders following the consummation of the Business Combination. The summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of Arogo stockholders and of EON Reality stockholders. Rather, the summary is intended to provide a general overview of the differences in stockholders’ rights under the governing corporate instruments of Arogo and EON Reality, and other known material differences. We urge you to read EON Reality’s articles of incorporation, EON Reality’s bylaws, the Amended Charter, Arogo’s Bylaws, the CGCL and the DGCL carefully and in their entirety.

Authorized Capital Stock

EON Reality

The current charter authorizes 85,000,000 shares, consisting of 75,000,000 shares of common stock and 10,000,000 shares of preferred stock. The preferred stock is divided into three series: (i) 260,000 share of preferred stock are designated as Series A Convertible Preferred Stock; (ii) 1,700,000 shares of preferred stock are designated as Series B Convertible Preferred Stock; and (iii) 1,450,000 shares of preferred stock are designated as Series C Convertible Preferred Stock.

Arogo

The Amended Charter will authorize 250,000,000 shares, consisting of 200,000,000 shares of common stock and 50,000,000 shares of preferred stock. No separate classes of common stock or preferred stock will be designated as of the Closing.

Size of the Board of Directors

EON Reality

The bylaws of EON Reality provide that the number of directors be not less than 3 nor more than 5 with the exact number to be set by the board of directors until changed by amendment of the charter or by a bylaw amendment adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided that a reduction of the number of directors below 5 cannot be adopted if more than 16 2/[3] percent of the outstanding shares entitled to vote cast votes against its adoption.

Arogo

EON Reality Holdings’ Bylaws will provide that the authorized number of directors shall be not less than 5 and not more than 15. The initial size of EON Reality Holdings’ board of directors will be 5 and may be fixed from time to time within such range by Arogo’s board of directors or stockholders.

Class and Election of Directors

EON Reality

The EON Reality Bylaws provide that directors shall be elected at each annual stockholders meeting and every stockholder entitled to vote at any election of directors may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are normally entitled, or distribute such votes on the same principle among as many candidates in such stockholder’s discretion; provided that no stockholder shall be entitled to cumulate his or her votes unless the candidate’s or candidates’ names for which such stockholder desires to cumulate such votes have been placed in nomination prior to the voting and such stockholder has given notice at the meeting prior to the voting of the intention to cumulate such votes. If any stockholder has given such notice, all stockholders shall be entitled to cumulate their votes.

In addition, the holders of Series B Stock shall be entitled to elect 1 member of the board of directors, but shall not be entitled to vote with respect to the election of any other member of the board of directors.

Arogo

The Amended Charter will provide that the board of directors consist of a single class of directors. Directors are elected by the Arogo stockholders each year at the annual meeting of stockholders and hold office until each director’s successor has been duly elected and qualified or until a director’s earlier death, resignation or removal.

Removal of Directors

EON Reality

The EON Reality bylaws provide that any or all of the directors may be removed without cause if such removal is approved by a majority of the outstanding shares entitled to vote; provided, however, that no director may be removed (unless the entire board of directors is removed) if whenever the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

Arogo

Under Arogo’s Bylaws, except as prohibited by applicable law or the Amended Charter, any or all directors may be removed from office at any time, but only for cause and only by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock of Arogo entitled to vote generally in the election of directors, voting together as a single class.

Filling Vacancies on the Board of Directors

EON Reality

The EON Reality bylaws provide that a vacancy exists whenever any authorized position of director is not then filled by a duly elected director, whether caused by death, resignation, removal, change in the authorized number of directors or otherwise. Vacancies created by the removal of a director shall be filled only by stockholders. Vacancies resulting from an increase in the number of directors may be filled by the current board of directors. The stockholders may elect a director at any time to fill any vacancy not filled by the directors. Any such election by written consent other than to fill a vacancy created by removal requires the consent of a majority of the outstanding shares entitled to vote.

Arogo

Under Arogo’s Bylaws, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, may be filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Stockholder Nominations and Proposals

EON Reality

The EON Reality bylaws provide that no stockholder shall be entitled to cumulate such stockholder’s votes unless the candidate’s or candidates’ names for which such stockholder desires to cumulate votes have been placed in nomination prior to the voting and such stockholder has given notice at the meeting prior to the voting of such stockholder’s intention to cumulate votes. If any stockholder has given such notice, all other stockholders may cumulate their votes for candidates in nomination.

Arogo

Arogo’s Bylaws provide that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such stockholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the close of business on the 10th day following the first date of Public Disclosure of the date of such meeting; and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (x) the 90th day prior to such special meeting; or (y) the 10th day following the date of the first Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

Calling Special Meetings of Stockholders

EON Reality

EON Reality’s bylaws provide that special meetings of stockholders, for any purpose or purposes, may be called only by the chairman of the EON Reality board of directors, president or the holders of shares entitled to cast not less than 10% of the votes at such meeting.

Requests for a special meeting of the stockholders shall (a) be in writing, (b) specify the date and time thereof which date, except in the case of a request by the board of directors, shall be not less than 35 or more than 60 days after receipt of the request, (c) specify the general nature of the business to be transacted thereat and (d) be given either personally or by first-class mail, postage prepaid, or other means of written communication to the chairman of the board, president, any vice president or secretary. Notice of a special meeting shall be given within 20 days after receipt of a request to the stockholders entitled to vote at such meeting.

Arogo

Special meetings of the stockholders of Arogo may be called by (a) the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, or (b) by the secretary following receipt of one or more written demands to call a special meeting from the stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting.

Voting Rights

EON Reality

EON Reality’s charter states that each series of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of such series could be converted. Each series of preferred stock has the voting rights and powers equal to the voting rights and powers of the common stock. Each holder of common stock has the voting rights as provided under the CGCL. The CGCL provides that unless otherwise provided in the articles of incorporation, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote of stockholders.

Arogo

Each holder of Arogo Common Stock is entitled to one vote for each share held by him, her or it. Unless otherwise required by law, the Amended Charter, or Arogo’s Bylaws, the election of directors shall be decided by a majority of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election; provided, that if the secretary determines that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders held to elect directors and entitled to vote on such election of directors. The Amended Charter will provide that holders of Arogo’s common stock will have the exclusive right to vote for the election of directors and for all other purposes. Holders of Arogo Common Stock will not have the right to cumulate votes in the election of directors.

Notice of Stockholder Meetings

EON Reality

EON Reality’s bylaws provide that notice of any meeting of the stockholders shall be given not less than 10 days (or, if sent by third-class mail, 30 days) nor more than 60 days before the date thereof to each stockholder entitled to vote

Notice need not be given of an adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, except that if the adjournment is for more than 45 days or if after the adjournment a new record date is provided for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting.

Arogo

Arogo’s Bylaws will provide that notice of the place (if any), date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and means of remote communication, if any, of every meeting of stockholders shall be given by the corporation not less than 10 days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting.

The notice shall also state (a) in the case of a special meeting, the general nature of the business to be transacted, and no other business may be transacted, or (b) in the case of the annual meeting, those matters which the board of directors, at the time of the mailing of the notice, intends to present for action of the stockholders, but, subject to the provisions of applicable law, any proper matter may be presented at the meeting for action.

Quorum for Meetings of Stockholders

EON Reality

EON Reality’s bylaws provide that a majority of the shares entitled to vote at a meeting of the stockholders, represented in person or by proxy, shall constitute a quorum for the transaction of business thereat.

Arogo

Arogo’s Bylaws will provide that, except as otherwise provided by law or the Amended Charter, the holders of a majority of the outstanding shares of stock entitled to vote at any meeting of stockholders, present in person or by proxy, shall constitute a quorum.

Stockholder Actions by Written Consent

EON Reality

The CGCL provides that unless otherwise provided in the articles of incorporation, any action that may be taken at an annual or special meeting may be taken by written consent by the holders of the minimum number of votes that would be needed to approve such action at a meeting at which all shares entitled to vote thereon were present and voted. EON Reality’s articles do no limit the ability of EON Reality stockholder to act by written consent. EON Reality’s bylaws confirm this right.

Arogo

The Arogo Bylaws will provide that any action required or permitted to be taken by the stockholders of Arogo must be effected at a duly called annual or special meeting of the stockholders of Corporation and may not be effected by any consent by such stockholders.

Votes on Mergers, Consolidations, Sales or Leases of Assets and Certain Other Transactions

EON Reality

The CGCL provides that a merger must be approved by a vote of a majority of the outstanding shares entitled to vote. In the case of a California target in a merger transaction, the CGCL requires this vote for each class of stock, whether or not that class otherwise has voting rights.

Arogo

The DGCL provides that a merger or sale of all or substantially all of the assets of a Delaware corporation shall be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the merger or sale. Neither the Amended Charter nor Arogo’s Bylaws will provide a different standard regarding the vote required to approve a merger or sale of all or substantially all of the assets of Arogo.

Stockholders’ Rights of Dissent and Appraisal

EON Reality

Under the CGCL, stockholders are generally entitled to dissent from a business combination or other reorganization and can require the corporation to purchase their shares at fair market value. However, the CGCL provides that such rights are not available with respect to any shares that are listed on a national securities exchange and are not subject to restrictions on transfer by the corporation or by any law or regulation, unless, under the terms of the transaction, holders are required to accept anything other than shares listed on a national securities exchange and/or cash in lieu of fractional shares.

Arogo Under the DGCL, stockholders are generally entitled to dissent from a merger or consolidation and obtain payment of the fair value of their shares.

Transactions with Interested Persons

EON Reality

Under the CGCL, a contract or other transaction between a corporation and one or more of its directors, or between a corporation and any corporation, firm or association in which one or more of its directors has a material financial interest, is not void or voidable because such director or directors or such other corporation, firm or association are parties or because such director or directors are present at the meeting of the board or a committee thereof which authorizes, approves or ratifies the contract or transaction, if (i) the material facts as to the transaction and as to such director’s interest are fully disclosed or known to the stockholders and such contract or transaction is approved in good faith by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, with the shares owned by the interested director or directors not being entitled to vote thereon, (ii) the material facts as to the transaction and as to such director’s interest are fully disclosed or known to the board or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient without counting the vote of the interested director or directors and the contract or transaction is just and reasonable as to the corporation at the time it is authorized, approved or ratified, or (iii) as to contracts or transactions not approved as provided in clause (i) or (ii), the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

The EON Reality bylaws provide that notice of any meeting of the stockholders shall specify the general nature of business to be transacted at the meeting if such business relates to any proposal to take action with respect to the approval of a contract or other transaction with an interested director as governed by the CGCL.

The CGCL further provides that if a written proposal for approval of a reorganization is made to some or all of a corporation’s stockholders by an interested party, an affirmative opinion in writing as to the fairness of the consideration to the stockholders of that corporation shall be delivered. If a stockholders’ meeting is to be held to vote on approval of the transaction, the opinion shall be delivered to the stockholders with the notice of the meeting.

Arogo

The DGCL prohibits a corporation from engaging in any business combination with an interested stockholder (defined as a 15% stockholder) for a period of three years after the date that stockholder became an interested stockholder, unless (i) before that date, the board of directors of the corporation approved the business combination or the transaction in which the stockholder became an interested stockholder, (ii) upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock (excluding shares owned by directors, officers and certain employee stock ownership plans) or (iii) on or after the date the stockholder became an interested stockholder, the business combination received the approval of both the corporation’s directors and holders of two-thirds of the outstanding voting shares not owned by the interested stockholder voted at a meeting and not by written consent. A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares. Arogo has not opted out of this provision.

Stockholders Rights Plans
EON Reality EON Reality does not have a stockholder rights plan.	Arogo Arogo will not have a stockholder rights plan.

Dividends

EON Reality

Under the CGCL, a corporation cannot make any distribution to its stockholders unless its board of directors has determined in good faith either (i) the amount of retained earnings of the corporation immediately prior to the distribution equals or exceeds the sum of (a) the amount of the proposed distribution plus (b) the preferential dividends arrears amount; or (ii) immediately after the distribution, the value of the corporation’s assets would equal or exceed the sum of its total liabilities, plus any preferential rights amount.

Arogo

Under the DGCL, a corporation may pay dividends to the extent of its surplus, and, if no surplus is available, dividends may be paid to the extent of its net profits for the current and/or preceding fiscal year. Dividends may not be declared, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Arogo’s Bylaws will provide that dividends, if any, may be declared by its board of directors.

Indemnification of Directors and Officers

EON Reality

The CGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (“agents”), against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A similar standard is applicable in the case of actions by or in the right of the corporation, except that indemnification extends only to expenses actually and reasonably incurred in connection with the defense or settlement of such action.

Arogo

The DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The CGCL provides that any indemnification must be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made (i) by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (ii) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (iii) by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, with the shares owned by the person to be indemnified not being entitled to vote thereon, or (iv) by the court in which the proceeding is or was pending upon application made by the corporation or the person to be indemnified or the attorney or other person rendering services in connection with the defense, whether or not the application by the person to be indemnified, attorney or other person is opposed by the corporation.

The CGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The CGCL permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of directors to the corporation and the corporation’s stockholders for money damages, except for liability resulting from: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director; (iii) any transaction from which a director derived an improper personal benefit; (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its stockholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its stockholders; (vi) acts arising from an interested director transaction listed under Section 310 of the CGCL; or (vii) acts arising from the approval of specific corporate action listed under Section 316 of the CGCL.

The DGCL provides that any indemnification must be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Arogo’s certificate of incorporation provides that Arogo shall indemnity all of its directors and officers to the fullest extent permitted by the DGCL and as set forth in the bylaws.

Arogo’s Bylaws will provide that to the fullest extent permitted by law, Arogo shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of Arogo, or while a director or officer of Arogo, is or was serving at the request of Arogo as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, liabilities, losses, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Arogo shall advance expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification.

The rights of indemnification and to the advancement of expenses provided under Arogo’s Bylaws are neither exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, the certificate of incorporation, a vote of stockholders or directors or otherwise.

The CGCL does not allow a corporation to indemnify its agents for: (i) any claim, issue or matter as to which the person has been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its stockholders, unless and only to the extent that the court in which the proceeding is or was pending will determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court determines; (ii) any amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) any expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. The CGCL provides that to the extent that an agent of a corporation has been successful on the merits in defense of any related proceeding or in defense of any claim, issue, or matter therein, the agent will be indemnified against expenses actually and reasonably incurred by the agent.

EON Reality’s articles of incorporation provide that the liability of a director for monetary damages will be eliminated to the fullest extent permissible under California law. EON Reality’s articles of incorporation provide for the indemnification of its agents to the full extent permitted by California law. EON Reality’s bylaws provide that EON Reality shall indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding to which such person was or is a party or is threatened to be made a party arising by reason of the fact that such person is or was an agent of EON Reality.

The indemnification and advancement of expenses provided for by EON Reality’s bylaws is not exclusive of any other rights which those seeking indemnification may have including, but not limited to, any rights granted under any statute, EON Reality’s articles of incorporation, EON Reality’s bylaws, any agreement, the vote of stockholders or disinterested directors or otherwise.

Arogo’s Bylaws will provide that Arogo may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Arogo, or any employee or agent serving at the request of Arogo as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Arogo would have the power to indemnify him or her against such liability in the manner and to the extent that it shall indemnify any director or officer.

In addition, as permitted by the DGCL, Arogo’s certificate of incorporation provides that directors will have no personal liability to Arogo or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption is not permitted by the DGCL.

Amendments to Articles of Incorporation or Certificate of Incorporation and Bylaws

EON Reality

Under the CGCL, amendments to a corporation’s articles of incorporation may be adopted if approved by the board of directors and the outstanding shares.

EON Reality’s bylaws provide that the bylaws may be amended or restated by the affirmative vote of a majority of the outstanding shares entitled to vote. Bylaws (other than a bylaw or amendment thereof specifying or changing a fixed number of directors or the maximum or minimum number, or changing from a fixed to a variable board or vice versa) may be adopted, amended or repealed by the board of directors.

Arogo

Under the DGCL, an amendment to the Amended Charter requires (i) the approval of its board of directors, (ii) the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

Arogo’s Bylaws may be altered, amended or repealed or new bylaws may be adopted after approval of the amendment by either: (i) the affirmative vote of a majority of the entire board of directors, at any meeting of the board of directors, or (ii) the affirmative vote of the holders of at least two thirds (2/3) of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of Arogo Common Stock as of [•], 2022, the record date, and (ii) expected beneficial ownership of EON Reality Holdings common stock immediately following the Closing, assuming that no Public Shares are redeemed, and alternatively that 9,148,605 Public Shares are redeemed, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of Arogo Common Stock or of EON Reality Holdings common stock;

•        each of our current executive officers and directors;

•        each person who will become an executive officer or director of EON Reality Holdings post-Business Combination; and

•        all executive officers and directors of Arogo as a group pre-Business Combination and all executive officers and directors of EON Reality Holdings post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, Arogo believes that all persons named in the table have sole voting and investment power with respect to all shares of Arogo Common Stock beneficially owned by them.

The beneficial ownership of shares of Arogo Common Stock pre-Business Combination is based on 13,403,650 shares of Arogo Common Stock (including 10,350,000 Public Shares, 466,150 Placement Shares, and 2,587,500 Founder Shares) issued and outstanding as of December 31, 2021.

The beneficial ownership information below excludes the shares underlying the Public Warrants and the Private Placement Warrants because those securities are not exercisable within 30 days of this proxy statement/prospectus and are contingent upon the consummation of the Business Combination. The beneficial ownership information below includes the shares of Arogo Common Stock held in escrow with respect to the Adjustment Escrow Amount, and also excludes the shares expected to be issued or reserved under the 2023 Incentive Plan, as well as shares underlying unvested stock options.

The expected beneficial ownership of shares of EON Reality Holdings common stock post-Business Combination assuming none of the Public Shares are redeemed has been determined based upon the following: (i) that no Public Stockholders exercise their redemption rights (no redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of Arogo Common Stock (pre-Business Combination) or EON Reality Holdings common stock (post-Business Combination), (iii) that 53,062,539 shares of Arogo common stock are issued in the Business Combination, and (iv) there will be an aggregate of 69,259,026 shares of the Arogo common stock issued and outstanding at Closing.

The expected beneficial ownership of shares of EON Reality Holdings common stock post-Business Combination assuming the maximum number of Public Shares have been redeemed has been determined based on the following: (i) that holders of 9,148,605 Public Shares exercise their redemption rights (maximum redemption scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of Arogo Class A Common Stock (pre-Business Combination) or EON Reality Holdings common stock (post-Business Combination), (iii) that 53,062,539 shares of Arogo common stock are issued in the Business Combination, and (iv) there will be an aggregate of 59,767,347 shares of Arogo common stock issued and outstanding at Closing.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

	Before the Business Combination		After the Business Combination
			Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of shares of Arogo Common Stock	%	Number of shares of EON Reality Holdings Common Stock	%	Number of shares of EON Reality Holdings Common Stock	%
Directors and Executive Officers Pre-Business Combination
Suradech Taweesaengsakulthai	30,000	*	30,000	*	30,000	*
Chee Han Wen	30,000	*	30,000	*	30,000	*
Suthee Chivaphongse	6,000	*	6,000	*	6,000	*
H.R.H. Tunku Naquiyuddin ibni Tuanku Ja’afar	25,000	*	25,000	*	25,000	*
Somnuek Anakwat	6,000	*	6,000	*	6,000	*
J. Gerald Combs	8,000	*	8,000	*	8,000	*
All pre-Business Combination directors and executive officers as a group (6 individuals)	105,000	*	105,000	*	105,000	*

Directors and Executive Officers Post-Business Combination
Dan Lejerskar(3)			33,876,497	47.47%	33,876,497	55.01%
Mats Johansson			4,611,165	6.66%	4,611,165	7.72%
Mayank Singhvi(5)
Jan Kjallstrom			919,462	1.33%	919,462	1.54%
Leong Kah Chern(5)
Vuthichai Tumasaroj(5)
Renee Lewis(5)
All post-Business Combination directors and executive officers as a group (7 individuals)			39,407,124	56.89%	39,407,124	65.93%

Less than 5% but greater than 1% Holders
Koo Dom Investment, LLC(1)(2)	2,948,650	21.95%	2,948,650	4.26%	2,948,650	4.93%
Rift Valley Ltd.(4)			2,923,665	4.2213%	2,923,665	4.89%

Five Percent Holders:
Lisboa Capital Investments Ltd.(3)			32,294,023	46.63%	32,294,023	54.03%
Dan Lejerskar(3)			33,876,497	47.47%	33,876,497	55.01%
Mats Johansson			4,611,165	6.66%	4,611,165	7.72%

____________

(1)      Koo Dom Investment, LLC, Arogo’s Sponsor, is the record holder of 466,150 shares of Class A Common Stock and 2,482,500 shares of Class B Common Stock reported herein. Cho Thavee PCL is the sole member of the Sponsor. Suradech Taweesaengsakulthai, Arogo’s Chairman and Chief Executive Officer, is the President and CEO of Cho Thavee PCL. By virtue of this relationship, Mr. Taweesaengsakulthai may be deemed to share beneficial ownership of the securities held of record by the Sponsor. Mr. Taweesaengsakulthai disclaims any such beneficial ownership except to the extent of his pecuniary interest. The business address of each of these entities and individuals is 848 Brickell Avenue, Penthouse 5, Miami, FL 33131.

(2)      Interests shown consist of founder shares, classified as shares of Class B common stock and Class A Placement Shares. Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis, subject to adjustment.

(3)      Lisboa Capital Investments Ltd. is the family trust of Dan Lejerskar, Chairman and Board of Director. Dan Lejerskar owns 1,582,474 shares of EON in his individual capacity and a total of 33,876,467 including the Lisboa Capital Investments Ltd. shares as reported herein.

(4)     Rift Valley Ltd. is a trust owned by the estate of Mikael Jacobsson.

(5)     Leong Kah Chern, Vuthichai Tumasaroj, Renee Lewis, and Mayank Singhvi do not presently own any shares individually or as a group. The only shares they may be expected to own at Closing would be any EON options which may vest upon closing, or any shares granted by EON as director and or officer compensation, which has not yet been determined.

____________

1        Mr. Jacobsson is no longer with EON Reality.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

EON has engaged, during the ordinary course of business, in a number of transactions with foreign subsidiaries, key managerial personnel and other related parties. All inter-company balances with consolidated foreign subsidiaries have been eliminated in the consolidated financial statements. Below is a summary of transactions, other than compensation and expense allowances with the above-mentioned related parties, as of December 31, 2021, and December 31, 2020:

	December 31, 2021			December 31, 2020
Payable to related parties	Loan Principal	Accrued Interest	Total	Loan Principal	Accrued Interest	Total
Loans payable to 3DADDA Ltd.	$3,019,437	$679,838	$3,699,275	3,047,639	$549,251	3,596,890
Loans payable to directors and family members of directors	71,011	2,642	73,653	5,370		5,370
Total Payable to related parties	3,090,448	682,480	3,772,928	3,053,009	562,906	3,615,915
Less: Payable to related parties, current	(3,040,448)	(682,480)	(3,722,928)	(1,483,451)	(562,906)	(2,046,357)
Payable to related parties, non-current	$50,000	$—	$50,000	1,569,558	—	1,569,558

Loans payable to 3D ADDA Ltd.

Eon Reality Pte and 3D ADDA Ltd. (“3D ADDA”), a company with common directorship, entered into multiple agreements. An agreement ($95,000) was entered on December 21, 2020 for the interest at the rate of 5% per annum. This amount was to be paid within 30 days, i.e. January 20, 2021. Another agreement ($170,000) was entered on February 24, 2021 for the interest at the rate of 2% per month. This was to be paid within 30 days .i.e. March 25, 2021. An additional agreement ($195,000) was entered on October 29, 2021 for the interest at the rate of 2% per month, which was to be paid within 30 days, i.e. November 28, 2021. During 2020, Eon Reality Pte repaid $45,000 worth of principal balances. In February 2021, the Company entered into a debt settlement agreement with 3D ADDA to terminate their 2019 loan ($200,000 principal plus 5% interest) and a balance owed on expense reimbursements ($234,440 plus 5% interest) in exchange for gain contingency rights which EON USA held on a property which they had previously transferred to 3D ADDA. The total amount of principal and interest settled was $456,341. Principal and interest outstanding amount to $415,000 and $40,323, and $255,270 and $13,221 at December 31, 2021 and 2020, respectively. Interest expense charged to operations amounted to $48,525 and $7,579 in 2021 and 2020, respectively.

EON Invest France entered into a loan agreement with 3D ADDA Ltd on July 27, 2016 with interest accrued at 5% per annum and payable monthly. The principal loan amount is repayable in a single maturity after 90 months (December 31, 2023) from the date of issuance and is collateralized by real property. Principal and interest outstanding amount to $1,134,309 and $308,128, and $1,222,811 and $271,028 at December 31, 2021 and 2020, respectively. Interest expense charged to operations amounted to $58,426 and $57,068 in 2021 and 2020, respectively.

EON Invest France entered into a loan agreement with 3D ADDA ltd on December 2, 2016 with interest accrued at 5% per annum and payable monthly. The loan was repayable in a single maturity after 90 months (December 2, 2021) from the date of issuance and collateralized by real property. The loan is in default as of December 31, 2021 and 2020. Principal and interest outstanding amount to $1,134,309 and $286,063, and $1,222,811 and $247,242 at December 31, 2021 and 2020, respectively. Interest expense charged to operations amounted to $58,426 and $57,068 in 2021 and 2020, respectively.

EON Invest France entered into an agreement with 3D ADDA ltd on September 15, 2018 to borrow up to $500,000 with interest accrued at 5% per annum and payable monthly. The loan is repayable in a single maturity after 60 months (September 30, 2023) following the date of issuance and collateralized by real property. Principal and interest outstanding amount to $335,819 and $45,324, and $346,747 and $30,980 at December 31, 2021 and 2020, respectively. Interest expense charged to operations amounted to $17,312 and $15,704 in 2021 and 2020, respectively.

Loans payable to directors, family members of directors and due from director

Augver Digital Solutions Pvt ltd entered into an agreement to borrow $16,136 with HS Sudha, a family member of a Director, on January 27, 2021, with interest at the rate of 1% per annum and payable monthly. The loan is to be repaid by the end of 2022. Principal and interest outstanding amount to $16,136 and $1,017, at December 31, 2021. Interest expense charged to operations amounted to $1,784 in 2021.

In March 2021, EON USA borrowed $50,000 from a family member of one of the Company’s directors, which was repaid in April 2021 without interest.

In September 2021, EON USA entered into an agreement with the President of the Company, to borrow $50,000 with interest at the rate of 5% per annum, payable at maturity. The loan is repayable in a single maturity on December 31, 2023. Principal and interest outstanding amount to $50,000 and $0, at December 31, 2021. Interest expense charged to operations amounted to $875 in 2021.

During 2021 and 2020, the Company borrowed an aggregate of $12,601 and $34,047, respectively from other directors of the Company without interest, which are due on demand. During 2021 and 2020, $7,726 and $34,047 was repaid leaving aggregate outstanding principal and interest balance of $4,875 and $1,625 and $5,370 and $0 at December 31, 2021 and 2020, respectively.

The Company has $367,739 due from a director, and commissions payable to the same director. As of December 31, 2021 and 2020, these amounts are presented within prepaid expenses and other current assets, and accrued expenses on the consolidated balance sheets.

The Company has deferred salaries to company directors that have not been paid due to the Company’s negative operating cash flows. As of the year ended December 31, 2021 and 2020, compensation of $662,925 and $424,040, respectively, are within other accrued expenses on the consolidated balance sheets

APPRAISAL RIGHTS

Arogo’s stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

LEGAL MATTERS

Certain legal matters relating to the validity of the Class A Common Stock to be issued hereunder will be passed upon for Arogo by Nelson Mullins Riley & Scarborough LLP.

EXPERTS

The balance sheets of Arogo Capital Acquisition Corp. as of December 31, 2021, and the related statements of operations, changes in stockholders’ equity and cash flows for each in the period ended December 31, 2021, have been audited by Adeptus Partners, LLC, independent registered public accounting firm, as stated in their report which is incorporated herein. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheets of EON Reality, Inc. and Subsidiaries as of December 31, 2021, and 2020, and the related statements of operations, comprehensive (loss) income, changes in stockholders’ deficit and cash flows for each of the years then ended have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein, which report contains a paragraph describing conditions which raise substantial doubt about the Company’s ability to continue as a going concern and a paragraph describing the adoption of new accounting pronouncements. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent for Arogo’s securities is Continental Stock Transfer & Trust Company.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Arogo and servicers that it employs to deliver communications to Arogo’s stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Arogo will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request that Arogo deliver single copies of Arogo’s proxy statement in the future. Stockholders may notify Arogo of their requests by calling (786) 442-1482 or writing Arogo at its principal executive offices at 848 Brickell Avenue, Penthouse 5, Miami, FL 33131.

SUBMISSION OF STOCKHOLDER PROPOSALS

Arogo’s board of directors is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is completed, you will be entitled to attend and participate in EON Reality Holding’s annual meetings of stockholders. If we hold a 2023 annual meeting of stockholders, we will provide notice of or otherwise publicly disclose the date on which the 2023 annual meeting will be held. If the 2023 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the Company’s 2023 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Arogo’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document Arogo files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact Arogo by telephone or in writing:

Arogo Capital Acquisition Corp.
848 Brickell Avenue, Penthouse 5
Miami, FL 33131
Attn: Suradech Taweesaengsakulthai
Telephone No.: (786) 442-1482

You may also obtain these documents by requesting them in writing or by telephone from Arogo’s proxy solicitation agent at the following address and telephone number:

Laurel Hill Advisory Group, LLC
2 Robbins Lane, Suite 201
Jericho, NY 11753
Telephone No.: (855)-414-2266
Email: Arogo@laurelhill.com

If you are a stockholder of Arogo and would like to request documents, please do so by [    ], 2022, in order to receive them before the Special Meeting. If you request any documents from Arogo, Arogo will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Arogo has been supplied by Arogo, and all such information relating to EON Reality has been supplied by EON Reality. Information provided by either Arogo or EON Reality does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Arogo for the Special Meeting. Neither Arogo nor EON Reality has authorized anyone to give any information or make any representation about the Business Combination, Arogo or EON Reality that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited Condensed Financial Statements of Arogo Capital Acquisition Corp.
Condensed Balance Sheets as of June 30, 2022 (unaudited) and December 31, 2021 (Audited)	F-2
Condensed Statements of Operations for the three and six months ended June 30, 2022, and for the period ended from June 9, 2021 (inception) through June 30, 2021	F-3
Condensed Statements of Changes in Shareholders’ Deficit for the three and six months ended June 30, 2022, and for the period ended from June 9, 2021(inception) through June 30, 2021	F-4
Condensed Statements of Cash Flows for the six months ended June 30, 2022 , and for the period ended from June 9, 2021 (inception) through June 30, 2021	F-5
Notes to Unaudited Condensed Financial Statements	F-6

Audited Condensed Financial Statements of Arogo Capital Acquisition Corp.
Report of Independent Registered Public Accounting Firm (PCAOB ID: 3686)	F-17
Balance Sheet as of December 31, 2021	F-18
Statements of Operations for the period from June 9, 2021 (inception) through December 31, 2021	F-19
Statements of Changes in Shareholders’ Deficit for the period from June 9, 2021 (inception) through December 31, 2021	F-20
Statements of Cash Flows for the period from June 9, 2021 (inception) through December 31, 2021	F-21
Notes to Financial Statements	F-22

Unaudited Condensed Consolidated Financial Statements of EON Reality, Inc.
Condensed Consolidated Balance Sheets as of June 30, 2022 and December 31, 2021	F-33
Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2022 and 2021	F-35
Condensed Consolidated Statements of Comprehensive (Loss) Income for the three and six months ended June 30, 2022 and 2021	F-36
Condensed Consolidated Statements of Changes in Stockholders’ Deficit for the three and six months ended June 30, 2022 and 2021	F-37
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2022 and 2021	F-38
Notes to the Unaudited Condensed Consolidated Financial Statements	F-39

Audited Consolidated Financial Statements of EON Reality, Inc.
Report of Independent Registered Accounting Firm (PCAOB ID 274)	F-56
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-57
Consolidated Statements of Operations for the Years Ended December 31, 2021 and 2020	F-59
Consolidated Statements of Comprehensive (Loss) Income for the Years Ended December 31, 2021, and 2020	F-60
Consolidated Statements of Changes in Stockholders’ Deficit for the Years Ended December 31, 2021, and 2020	F-61
Consolidated Statements of Cash Flows for the Years Ended December 31, 2021 and 2020	F-62
Notes to Consolidated Financial Statements	F-64

Unaudited Condensed Financial Statements

AROGO CAPITAL ACQUISITION CORP.
CONDENSED BALANCE SHEET

	June 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
ASSETS
Current Assets-Cash	$213,493	$969,787
Prepaid expenses	165,695	26,800
Total Current Asset	379,188	996,587
Cash and marketable securities held in the trust	105,140,361	105,052,500
Total assets	$105,519,549	$106,049,087

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$142,257	$23,982
Accrued offering costs	—	45,000
Other Payables	20,000	9,111
Tax Payable	158,027	112,876
Due to related parties	67,198	47,198
Total Current liabilities	387,482	238,167
Deferred Underwriting Commission	3,622,500	3,622,500
Total liabilities	4,009,982	3,860,667

Commitments and Contingencies (Note 6)
Class A common stock subject to possible redemption; 10,350,000 shares (at $10.15 per share)	105,052,500	105,052,500
Shareholders’ Deficit
Preferred share, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 492,025 shares issued and outstanding (excluding 10,350,000 shares subject to possible redemption)	49	49
Class B common stock, par value $0.0001; 10,000,000 shares authorized; 2,587,500 issued and outstanding(1)	259	259
Additional paid in capital	—	—
Accumulated deficit	(3,543,241)	(2,864,388)
Total shareholders’ deficit	(3,542,933)	(2,864,080)
Total liabilities and shareholders’ deficit	$105,519,549	$106,049,087

____________

(1)      On October 11, 2021, the Sponsor surrendered and forfeited 287,500 founder shares for no consideration following which the Sponsor holds 2,587,500 founder shares. All share amounts have been retroactively restated to reflect this surrender.

The accompanying notes are an integral part of these unaudited financial statements.

AROGO CAPITAL ACQUISITION CORP.
STATEMENT OF OPERATIONS

	For the Period Three Month Ended June 30, 2022	For the Period Six Month Ended June 30, 2022	For the Period From June 9, 2021 (Inception) Through June 30, 2021
	(Unaudited)	(Unaudited)	(Audited)
Formation and Operating costs	$644,202	$766,723	$4,117
Loss from operation	(644,202)	(766,723)	(4,117)
Interest earned	9	9	—
Unrealised Loss on marketable securities hold in the Trust Account	149,784	87,861	—
Net loss	$(494,409)	$(678,853)	$(4,117)

Weighted average shares outstanding, basic and diluted(1)	2,746,051	2,746,051	2,500,000
Basic and diluted net loss per common share	$(0.18)	$(0.25)	$(0.00)

The accompanying notes are an integral part of these unaudited financial statements.

AROGO CAPITAL ACQUISITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – June 9, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)		—	2,587,500	259	24,741	—	25,000
Net loss	—	—	—	—	—	(4,117)	(4,117)
Balance – June 30, 2021 (Audited)	—	$—	2,587,500	$259	$—	$(4,117)	$(20,883)
	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2022 (Audited)	492,025	$49	2,587,500	$259	$—	$(2,864,388)	$(2,864,080)
Net loss	—	—	—	—	—	(184,444)	(184,444)
Balance – March 31, 2022 (Unaudited)	492,025	$49	2,587,500	$259	$—	$(3,048,832)	$(3,048,524)
Net loss	—	—	—	—	—	(494,409)	(494,409)
Balance – June 30, 2022 (Unaudited)	492,025	$49	2,587,500	259	—	$(3,543,241)	(3,542,933)

____________

(1)      On October 11, 2021, the Sponsor surrendered and forfeited 287,500 founder shares for no consideration following which the Sponsor holds 2,587,500 founder shares. All share amounts have been retroactively restated to reflect this surrender.

The accompanying notes are an integral part of these unaudited financial statements

AROGO CAPITAL ACQUISITION CORP.
STATEMENT OF CASH FLOWS

	For the Period Six Month Ended June 30, 2022	For the Period From June 9, 2021 (Inception) Through June 30, 2021
	(Unaudited)	(Audited)
Cash flows from operating activities:
Net loss	$(678,853)	$(4,117)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned	(9)	—
Unrealised Loss from marketable securities hold in the Trust Account	(87,861)	—
Changes in operating assets and liabilities:
Prepaid expenses	(138,895)	—
Accrued expenses	118,275	4,117
Accrued Offering Cost	(45,000)	—
Other payables	10,889	—
Franchise tax payable	45,451
Advanced from related parties	20,000	—
Net cash used in operating activities	(756,303)	—

Cash flows from investing activities:
	—	—
Net cash used in investing activities	—	—

Cash flows from financing activities:
Interest earned on Cash account	9	—
Advanced from related parties		1,000
Net cash provided by financing activities	9	1,000

Net change in cash	(756,294)	1,000
Cash at the beginning of the period	969,787	—
Cash at the end of the period	$213,493	$1,000

Supplemental disclosure of non-cash financing activities:
Class B shares due from Sponsor	$—	$25,000
Deferred offering costs include in accrued offering costs	$—	$55,314
Deferred underwriting fee payable	$3,622,500	$—
Value of Class A common stock subject to redemption	$105,052,500	$—

The accompanying notes are an integral part of these unaudited financial statements

AROGO CAPITAL ACQUISITION CORP.
Notes to the UNAUDITED financial statement

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Arogo Capital Acquisition Corp. (the “Company”) was incorporated in Delaware on June 9, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2022, the Company had not commenced any operations. All activity for the period from June 9, 2021 (inception) through June 30, 2022 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Arogo Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on December 23, 2021. On December 29, 2021, the Company consummated the Initial Public Offering of 9,000,000 units (“Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), generating gross proceeds of $90,000,000, which is described in Note 3. The Company granted the underwriter a 45-day option from the date of Initial Public Offering to purchase up to 1,350,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On December 29, 2021, the underwriters exercised this option and purchased 1,350,000 additional Units generating gross proceeds of $13,500,000.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) of an aggregate of 422,275 Units (the “Private Placement Units”) to Koo Dom Investment LLC (the “Sponsor”) at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds to the Company in the amount of $4,222,750. Upon exercise of the underwriter over-allotment option, the Sponsor purchased an additional 43,875 Private Placement Units at a purchase price of $10.00 per unit generating additional gross proceeds of $438,750.

As of December 29, 2021, transaction costs amounted to $6,524,539 consisting of $1,811,250 of underwriting fees (gross of a discount of $400,000), $3,622,500 of deferred underwriting fees payable (which are held in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”), the fair value of the 25,875 shares of Class A common stock issued to the underwriter of $258,750 and $832,039 of other offering costs related to the Initial Public Offering. Cash of $1,007,897 was held outside of the Trust Account on December 29, 2021 and was available for working capital purposes. As described in Note 6, the $3,622,500 deferred underwriting fees are contingent upon the consummation of the Business Combination within 12 months (or up to 21 months if extended) from the closing of the Initial Public Offering.

Following the closing of the Initial Public Offering on December 29, 2021, an amount of $105,052,500 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in the Trust Account which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal

AROGO CAPITAL ACQUISITION CORP.
Notes to the UNAUDITED financial statement

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.15 per Unit sold in the Initial Public Offering, including proceeds of the Private Placement Units, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.15 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (ASC 480).

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with our liquidation, if there is a stockholder vote or tender offer in connection with our initial business combination and in connection with certain amendments to our amended and restated certificate of incorporation. In accordance with SEC and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants). the initial value of Class A common stock classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable. we have the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. We have elected to recognize the changes immediately. The accretion or remeasurement will be treated as a deemed dividend (i.e., a reduction to retained earnings. or in absence of retained earnings. additional paid-in capital). While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.

If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing

AROGO CAPITAL ACQUISITION CORP.
Notes to the UNAUDITED financial statement

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company has not completed a Business Combination within 12 months (or 15 months if the Company has filed a proxy statement, registration statement or similar filing for an initial business combination within 12 months from the consummation of the offering but has not completed the initial business combination within such 12-month period, or up to 21 months if the Company extends the period of time from the closing of the Proposed Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founders Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Founder Shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

AROGO CAPITAL ACQUISITION CORP.
Notes to the UNAUDITED financial statement

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Management’s Plan

As of June 30, 2022, the Company had cash of $213,493 and working capital deficit of $8,295. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management believes that the funds which the Company has available outside of the Trust Account following the completion of the Initial Public Offering will enable it to sustain operations for a period of at least one-year from the issuance date of this financial statement. Accordingly, substantial doubt about the Company’s ability to continue as a going concern as disclosed in previously issued financial statements has been alleviated.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited balance sheet is presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

AROGO CAPITAL ACQUISITION CORP.
Notes to the UNAUDITED financial statement

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the balance sheet in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $213,493 and no cash equivalents as of June 30, 2022.

Cash held in Trust Account

At June 30, 2022, the Company had $105,140,361 in cash held in the Trust Account.

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the Financial Accounting Standards Board (“FASB”) ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs of $832,039 consisted principally of costs incurred in connection with preparation for the Initial Public Offering. These offering costs, together with the underwriter fees of $5,433,750 (or $1,811,250 (gross of a discount of $400,000) paid in cash upon the closing of the Initial Public Offering and a deferred fee of $3,622,500) and the fair value of the 25,875 shares of Class A common stock issued to the underwriter of $258,750, were charged to stockholders’ equity upon completion of the Initial Public Offering.

Class A common stock subject to possible redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered by the Company to be outside of

AROGO CAPITAL ACQUISITION CORP.
Notes to the UNAUDITED financial statement

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2022, the 10,350,000 shares of Class A common stock subject to possible redemption in the amount of $105,052,500 is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be de minimis for the period from January 1, 2022, through June 30, 2022. The Company’s deferred tax assets were deemed to be de minimis as of June 30, 2022.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and the management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

AROGO CAPITAL ACQUISITION CORP.
Notes to the UNAUDITED financial statement

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s balance sheet.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 9,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). On December 29, 2021, the underwriters exercised the over-allotment option by purchasing 1,350,000 additional units, generating $13,500,000.

NOTE 4 — PRIVATE PLACEMENTS

The Sponsor purchased an aggregate of 466,150 Private Placement Units at a price of $10.00 per Private Placement Unit generating an aggregate of $4,661,500 from the Company in private placements that occurred simultaneously with the closing of the Initial Public Offering. Each Private Placement Unit is comprised of one Class A share and one warrant. Each Private Placement Warrant is exercisable to purchase one share of Common stock at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Units (including Class A Common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.

NOTE 5 — RELATED PARTIES

Founder Shares

On June 30, 2021, the Sponsor received 2,875,000 of the Company’s Class B common stock (the “Founder Shares”) for $25,000 to be paid at a later date. On October 11, 2021, the Sponsor surrendered and forfeited 287,500 Founder Shares for no consideration, following which the Sponsor holds 2,587,500 Founder Shares. All share amounts have been retroactively restated to reflect this surrender. So that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals

AROGO CAPITAL ACQUISITION CORP.
Notes to the UNAUDITED financial statement

NOTE 5 — RELATED PARTIES (cont.)

or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period following the consummation of a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On October 26, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) February 28, 2022 or (ii) the consummation of the Proposed Public Offering. As of June 30, 2022, there was no amount outstanding under the Promissory Note.

Advances from Related Parties

Affiliates of the Sponsor advanced $1,000 to the Company for working capital. These advances are due on demand and are non-interest bearing. For the period from June 9, 2021 (inception) through June 30, 2022, the related parties paid $67,198 on behalf of the Company. As of June 30, 2022, there was $67,198 due to the related parties.

General and Administrative Services

Commencing on the date the Units are first listed on the Nasdaq, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support for up to 21 months. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Private Placement Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2022, there were no amounts outstanding under the Working Capital Loans.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Units and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement

AROGO CAPITAL ACQUISITION CORP.
Notes to the UNAUDITED financial statement

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Proposed Public Offering to purchase up to 1,350,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price less the underwriting discounts and commissions. The underwriters exercised this option simultaneously with close of the Initial Public Offering.

The underwriters were paid a cash underwriting discount of $0.175 per Unit, or $1,811,250 (gross of a discount of $400,000), upon the closing of the Proposed Public Offering. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $3,622,500. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

The underwriters also received to 25,875 shares of Class A common stock upon the consummation of the IPO. The fair value of the shares issued to the underwriter was $258,750.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7 — STOCKHOLDER’S EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of June 30, 2022, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of June 30, 2022, there were 492,025 shares of Class A common stock issued or outstanding. As of June 30, 2022, there were 10,350,000 shares of Class A common stock that were classified as temporary equity in the accompanying balance sheet.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of June 30, 2022, there were 2,587,500 shares of Class B common stock issued and outstanding.

Only holders of the Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law. In connection with our initial business combination, we may enter into a stockholders agreement or other arrangements with the stockholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of the IPO.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Public Offering and related to the closing of a Business Combination,

AROGO CAPITAL ACQUISITION CORP.
Notes to the UNAUDITED financial statement

NOTE 7 — STOCKHOLDER’S EQUITY (cont.)

the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of Proposed Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller of an interest in the target to us in a Business Combination.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Proposed Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

•        if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

AROGO CAPITAL ACQUISITION CORP.
Notes to the UNAUDITED financial statement

NOTE 7 — STOCKHOLDER’S EQUITY (cont.)

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering.

NOTE 8 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statement was available to be issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment to or disclosure in the financial statement.

Audited Condensed Financial Statements of Arogo Capital Acquisition Corp.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Arogo Capital Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Arogo Capital Acquisition Corp. (the Company) as of December 31, 2021, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the period from June 09, 2021 (inception) through December 31, 2021, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

Adeptus Partners, LLC

PCAOB ID: 3686.

We have served as the Company’s auditor since 2021.

Ocean, New Jersey March 30, 2022

AROGO CAPITAL ACQUISITION CORP.

BALANCE SHEET

December 31, 2021
ASSETS
Current Assets-Cash	$969,787
Prepaid expenses	26,800
Total Current Asset	996,587
Cash and marketable securities held in the trust	105,052,500
Total assets	$106,049,087

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$23,982
Accrued offering costs	45,000
Other Payables	9,111
Tax Payable	112,876
Promissory Note – related party	47,198
Total Current liabilities	238,167
Deferred Underwriting Commission	3,622,500
Total liabilities	3,860,667

Commitments and Contingencies (Note 6)
Class A common stock subject to possible redemption; 10,350,000 shares (at $10.15 per share)	105,052,500
Shareholders’ Deficit
Preferred share, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 492,025 shares issued and outstanding (excluding 10,350,000 shares subject to possible redemption)	49
Class B common stock, par value $0.0001; 10,000,000 shares authorized; 2,587,500 issued and outstanding(1)	259
Additional paid in capital	—
Accumulated deficit	(2,864,388)
Total shareholders’ deficit	(2,864,080)
Total liabilities and shareholders’ deficit	$106,049,087

____________

(1)      On October 11, the Sponsor surrendered and forfeited 287,500 founder shares for no consideration following which the Sponsor holds 2,587,500 founder shares. All share amounts have been retroactively restated to reflect this surrender.

The accompanying notes are an integral part of these unaudited financial statements.

AROGO CAPITAL ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JUNE 9, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Formation and Operating costs	$34,415
Franchise Tax	112,877
Loss from operation	(147,291)
Net loss	$(147,291)

Weighted average shares outstanding, basic and diluted(1)	2,594,563
Basic and diluted net loss per common share	$(0.06)

____________

(1)      On October 11, the Sponsor surrendered and forfeited 287,500 founder shares for no consideration following which the Sponsor holds 2,587,500 founder shares. All share amounts have been retroactively restated to reflect this surrender.

The accompanying notes are an integral part of these unaudited financial statements.

AROGO CAPITAL ACQUISITION CORP.

STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE PERIOD FROM JUNE 9, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – August 6, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)		—	2,587,500	259	24,741	—	25,000
Sale of IPO Units	10,350,000	1,035			103,498,965		103,500,000
Sale of Private Placement Units	466,150	46			4,661,453		4,661,500
Issuance of representative shares	25,875	3			258,747		258,750
Transaction and Underwriting cost					(6,109,539)		(6,109,539)
Class A common stock subject to redemption	(10,350,000)	(1,035)			(105,051,465)		(105,052,500)
Accretion APIC deficit					2,717,097	(2,717,097)	—
Net loss	—	—	—	—	—	(147,291)	(147,291)
Balance – December 31, 2021	492,025	$49	2,587,500	$259	$—	$(2,864,388)	$(2,864,080)

____________

(1)      On October 11, the Sponsor surrendered and forfeited 287,500 founder shares for no consideration following which the Sponsor holds 2,587,500 founder shares. All share amounts have been retroactively restated to reflect this surrender.

The accompanying notes are an integral part of these unaudited financial statements

AROGO CAPITAL ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JUNE 9, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Cash flows from operating activities:
Net loss	$(147,291)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Prepaid expenses	(26,800)
Accrued expenses	23,982
Franchise tax payable	112,877
Other payable	9,111
Notes payable	1,198
Net cash used in operating activities	(26,923)

Cash flows from investing activities:
Investment of cash in Trust Account	(105,052,500)
Net cash used in investing activities	(105,052,500)

Cash flows from financing activities:
Proceeds from issuance of Class B ordinary shares to Sponsor	25,000
Proceeds from Sponsor	1,000
Proceeds from sale of Units, net of underwriting discount paid	102,103,750
Proceeds from sale of Private Placement units	4,661,500
Payment of Offering Costs	(730,739)
Payment of Accrued Offering Costs	(11,300)
Net cash provided by financing activities	106,049,211

Net change in cash	969,787
Cash at the beginning of the period	—
Cash at the end of the period	$969,787

Supplemental disclosure of non-cash financing activities:
Deferred underwriting fee payable	$3,622,500
Value of Class A ordinary shares subject to redemption	$105,052,500

The accompanying notes are an integral part of these unaudited financial statements

AROGO CAPITAL ACQUISITION CORP.

Notes to the financial statement

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Arogo Capital Acquisition Corp. (the “Company”) was incorporated in Delaware on June 9, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from June 9, 2021 (inception) through December 31, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on December 23, 2021. On December 29, 2021, the Company consummated the Initial Public Offering of 9,000,000 units (“Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), generating gross proceeds of $90,000,000, which is described in Note 3. The Company granted the underwriter a 45-day option from the date of Initial Public Offering to purchase up to 1,350,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On December 29, 2021, the underwriters exercised this option and purchased 1,350,000 additional Units generating gross proceeds of $13,500,000.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) of an aggregate of 422,275 Units (the “Private Placement Units”) to Koo Dom Investment LLC (the “Sponsor”) at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds to the Company in the amount of $4,222,750. Upon exercise of the underwriter over-allotment option, the Sponsor purchased an additional 43,875 Private Placement Units at a purchase price of $10.00 per unit generating additional gross proceeds of $438,750.

As of December 29, 2021, transaction costs amounted to $6,524,539 consisting of $1,811,250 of underwriting fees (gross of a discount of $400,000), $3,622,500 of deferred underwriting fees payable (which are held in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”), the fair value of the 25,875 shares of Class A common stock issued to the underwriter of $258,750 and $832,039 of other offering costs related to the Initial Public Offering. Cash of $1,007,897 was held outside of the Trust Account on December 29, 2021 and was available for working capital purposes. As described in Note 6, the $3,622,500 deferred underwriting fees are contingent upon the consummation of the Business Combination within 12 months (or up to 21 months if extended) from the closing of the Initial Public Offering.

Following the closing of the Initial Public Offering on December 29, 2021, an amount of $105,052,500 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in the Trust Account which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal

AROGO CAPITAL ACQUISITION CORP.

Notes to the financial statement

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.15 per Unit sold in the Initial Public Offering, including proceeds of the Private Placement Units, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.15 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (ASC 480).

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s initial business combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with SEC and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants). the initial value of Class A common stock classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable. we have the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. We have elected to recognize the changes immediately. The accretion or remeasurement will be treated as a deemed dividend (i.e., a reduction to retained earnings. or in absence of retained earnings. additional paid-in capital). While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.

If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination.

AROGO CAPITAL ACQUISITION CORP.

Notes to the financial statement

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company has not completed a Business Combination within 12 months (or 15 months if the Company has filed a proxy statement, registration statement or similar filing for an initial business combination within 12 months from the consummation of the offering but has not completed the initial business combination within such 12-month period, or up to 21 months if the Company extends the period of time from the closing of the Proposed Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founders Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Founder Shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

AROGO CAPITAL ACQUISITION CORP.

Notes to the financial statement

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Management’s Plan

As of December 31, 2021, the Company had cash of $969,787 and working capital of $758,420. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management believes that the funds which the Company has available outside of the Trust Account following the completion of the Initial Public Offering will enable it to sustain operations for a period of at least one-year from the issuance date of this financial statement. Accordingly, substantial doubt about the Company’s ability to continue as a going concern as disclosed in previously issued financial statements has been alleviated.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited balance sheet is presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

AROGO CAPITAL ACQUISITION CORP.

Notes to the financial statement

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the balance sheet in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $969,787 and no cash equivalents as of December 31, 2021.

Cash held in Trust Account

At December 31, 2021, the Company had $105,052,500 in cash held in the Trust Account.

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the Financial Accounting Standards Board (“FASB”) ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs of $832,039 consisted principally of costs incurred in connection with preparation for the Initial Public Offering. These offering costs, together with the underwriter fees of $5,433,750 (or $1,811,250 (gross of a discount of $400,000) paid in cash upon the closing of the Initial Public Offering and a deferred fee of $3,622,500) and the fair value of the 25,875 shares of Class A common stock issued to the underwriter of $258,750, were charged to stockholders’ equity upon completion of the Initial Public Offering.

Class A common stock subject to possible redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered by the Company to be outside of the

AROGO CAPITAL ACQUISITION CORP.

Notes to the financial statement

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2021, the 10,350,000 shares of Class A common stock subject to possible redemption in the amount of $105,052,500 is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be de minimis for the period from June 9, 2021 (inception) through December 31, 2021. The Company’s deferred tax assets were deemed to be de minimis as of December 31, 2021.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account. The total amount subject to risk on December 31, 2021 is $719,787.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

AROGO CAPITAL ACQUISITION CORP.

Notes to the financial statement

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s balance sheet.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 9,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). On December 29, 2021, the underwriters exercised the over-allotment option by purchasing 1,350,000 additional units, generating $13,500,000.

NOTE 4 — PRIVATE PLACEMENTS

The Sponsor purchased an aggregate of 466,150 Private Placement Units at a price of $10.00 per Private Placement Unit generating an aggregate of $4,661,500 from the Company in private placements that occurred simultaneously with the closing of the Initial Public Offering. Each Private Placement Unit is comprised of one Class A share and one warrant. Each Private Placement Warrant is exercisable to purchase one share of Common stock at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Units (including Class A Common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.

NOTE 5 — RELATED PARTIES

Founder Shares

On June 30, 2021, the Sponsor received 2,875,000 of the Company’s Class B common stock (the “Founder Shares”) for $25,000 to be paid at a later date. On October 11, 2021, the Sponsor surrendered and forfeited 287,500 Founder Shares for no consideration, following which the Sponsor holds 2,587,500 Founder Shares. All share amounts have been retroactively restated to reflect this surrender. So that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals

AROGO CAPITAL ACQUISITION CORP.

Notes to the financial statement

NOTE 5 — RELATED PARTIES (cont.)

or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period following the consummation of a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On October 26, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) February 28, 2022 or (ii) the consummation of the Proposed Public Offering. As of December 31, 2021, there was no amount outstanding under the Promissory Note.

Advances from Related Parties

Affiliates of the Sponsor advanced $1,000 to the Company for working capital. These advances are due on demand and are non-interest bearing. For the period from June 9, 2021 (inception) through December 31, 2021, the related parties paid $47,198 on behalf of the Company. As of December 31, 2021, there was $47,198 due to the related parties.

General and Administrative Services

Commencing on the date the Units are first listed on the Nasdaq, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support for up to 21 months. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Private Placement Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2021, there were no amounts outstanding under the Working Capital Loans.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Units and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register

AROGO CAPITAL ACQUISITION CORP.

Notes to the financial statement

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Proposed Public Offering to purchase up to 1,350,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price less the underwriting discounts and commissions. The underwriters exercised this option simultaneously with close of the Initial Public Offering.

The underwriters were paid a cash underwriting discount of $0.175 per Unit, or $1,811,250 (gross of a discount of $400,000), upon the closing of the Proposed Public Offering. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $3,622,500. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

The underwriters also received to 25,875 shares of Class A common stock upon the consummation of the IPO. The fair value of the shares issued to the underwriter was $258,750.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7 — STOCKHOLDER’S EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of December 31, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of December 31, 2021, there were 492,025 shares of Class A common stock issued or outstanding. As of December 31, 2021, there were 10,350,000 shares of Class A common stock that were classified as temporary equity in the accompanying balance sheet.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of December 31, 2021, there were 2,587,500 shares of Class B common stock issued and outstanding.

Only holders of the Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law. In connection with the Company’s initial business combination, the Company may enter into a stockholders agreement or other arrangements with the stockholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of the IPO.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in

AROGO CAPITAL ACQUISITION CORP.

Notes to the financial statement

NOTE 7 — STOCKHOLDER’S EQUITY (cont.)

excess of the amounts issued in the Proposed Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of Proposed Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller of an interest in the target to us in a Business Combination.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Proposed Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

•        if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

AROGO CAPITAL ACQUISITION CORP.

Notes to the financial statement

NOTE 7 — STOCKHOLDER’S EQUITY (cont.)

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering.

NOTE 8 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statement was available to be issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment to or disclosure in the financial statement.

Unaudited Condensed Consolidated Financial Statements of EON Reality, Inc.

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash	$133	$552
Accounts receivable, net	771	900
Contract assets	2,019	978
Pre-payments to vendors	452	795
Receivable from government authorities	766	816
Prepaid expenses and other current assets	465	596
Deferred commissions	1,195	1,237
Total current assets	5,801	5,874

NON-CURRENT ASSETS:
Property and equipment, net	2,928	2,841
Right-of-use asset, operating	175	1,054
Deferred commissions – non-current	2,192	2,702
Other non current assets	289	319
Total non-current assets	5,584	6,916

TOTAL ASSETS	$11,385	$12,790

The accompanying notes are an integral part of the condensed consolidated financial statements.

EON REALITY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS — (Continued)

In thousands, except share and per share information

	June 30, 2022	December 31, 2021
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$5,135	$3,787
Other accrued expenses	7,761	7,413
Commissions payable	5,469	5,601
Accrued Interest	2,506	2,279
Notes payable, current portion	9,307	10,941
Contract liability, current portion	7,389	6,904
Borrowings, current portion	3,403	3,514
Lease liabilities operating, current	535	886
Payable to related parties	4,323	3,723
Other current liabilities	770	796
Total current liabilities	46,598	45,844

LONG-TERM LIABILITIES:
Lease liabilities operating, non-current	420	1,090
Notes payable, non-current portion	—	334
Derivative liability	771	—
Convertible notes payable	1,029	—
Contract liability, non-current portion	11,824	13,994
Payable to related parties, non-current	50	50
Other non-current liabilities	6,277	6,475
Total long-term liabilities	20,371	21,943

Total liabilities	66,969	67,787

CONTINGENCIES (Note 15)

STOCKHOLDERS’ DEFICIT:
Convertible preferred stock, 10,000,000 shares authorized:
Series A convertible preferred stock, $0.001 par value, 260,000 shares designated, 223,900 shares issued and outstanding, as of June 30, 2022 and December 31, 2021, respectively, $2.67 per share liquidation preference	—	—
Series B convertible preferred stock, $0.001 par value, 1,700,000 shares designated, 1,630,149 shares issued and outstanding, as of June 30, 2022 and December 31, 2021, respectively, $1.70 per share liquidation preference, plus cumulative dividends	2	2
Series C convertible preferred stock, $0.001 par value, 1,450,000 shares designated, 1,345,279 shares issued and outstanding, as of June 30, 2022 and December 31, 2021, respectively, $1.90 per share liquidation preference, plus cumulative dividends	1	1
Common stock, $0.001 par value, 75,000,000 shares authorized, 47,820,667 and 47,374,058 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	48	47
Additional paid-in capital	11,425	10,971
Accumulated deficit	(76,933)	(74,319)
Accumulated other comprehensive income (loss)	2,859	1,102
Non-controlling interest in subsidiaries	7,014	7,199
Total stockholders’ deficit	(55,584)	(54,997)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$11,385	$12,790

The accompanying notes are an integral part of the condensed consolidated financial statements.

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED StatementS of operations (UNAUDITED)

In thousands

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

REVENUES	$3,030	$3,370	$5,643	$6,092
COST OF REVENUES	537	1,089	1,175	1,757
GROSS PROFIT	2,493	2,281	4,468	4,335

OPERATING EXPENSES
Sales and marketing	1,583	1,159	3,266	2,259
General and administrative	911	1,001	2,217	1,768
Research and development	614	805	1,251	1,555
Depreciation and amortization	46	112	96	228
Foreign currency transaction loss	(187)	237	80	120
Impairment of assets	—	—	759	—
Total operating expenses	2,967	3,314	7,669	5,930

LOSS FROM OPERATIONS	(474)	(1,033)	(3,201)	(1,595)

OTHER (EXPENSE) INCOME:
Interest expense, net	(201)	(195)	(398)	(398)
Interest expense related party	(111)	(46)	(201)	(90)
Other income, net	588	—	1,215	200
Total other (expense) income	276	(241)	616	(288)

LOSS BEFORE TAXES	(198)	(1,274)	(2,585)	(1,883)
PROVISION FOR INCOME TAXES	9	—	123	17
NET LOSS	(207)	(1,274)	(2,708)	(1,900)

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST
IN SUBSIDIARIES	26	125	93	107
LOSS ATTRIBUTABLE TO SHAREHOLDERS OF EON REALITY, INC.	$(181)	$(1,149)	$(2,615)	$(1,793)

(Loss) Earnings per share – basic and diluted:
(Loss) per share	$(0.01)	$(0.03)	$(0.06)	$(0.04)
Weighted average shares	47,757,237	47,214,058	47,757,237	47,214,058

The accompanying notes are an integral part of the condensed consolidated financial statements.

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED StatementS of COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

In thousands

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
NET LOSS	$(207)	$(1,274)	$(2,708)	$(1,900)

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	987	104	1,665	855
COMPREHENSIVE INCOME (LOSS)	780	(1,170)	(1,043)	(1,045)
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST IN SUBSIDIARIES	26	125	93	107
FOREIGN CURRENCY TRANSLATION ADJUSTMENT ATTRIBUTABLE TO NONCONTROLLING INTEREST IN SUBSIDIARIES	119	(93)	92	(72)
COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO SHAREHOLDERS OF EON REALITY, INC.	$925	$(1,138)	$(858)	$(1,010)

The accompanying notes are an integral part of the condensed consolidated financial statements.

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED StatementS of changes in stockholders’ deficit (UNAUDITED)

Amounts in thousands except for share

	Convertible Preferred Stock								Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest in Subsidiaries	Total Stockholders’ Deficit
	Series A		Series B		Series C		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCES, December 31, 2021	223,900	$—	1,630,149	$2	1,345,279	$1	47,374,058	$47	$10,971	$(74,318)	$1,102	$7,199	$(54,996)
Issuance of common stock upon exercise of options (In Kind)							110,805	—	22				22
Stock-based compensation expense									123				123
Net loss										(2,434)		(67)	(2,501)
Foreign currency translation adjustment											651	27	678
BALANCES, March 31, 2022	223,900	—	1,630,149	2	1,345,279	1	47,484,863	47	11,116	(76,752)	1,753	7,159	(56,674)
Issuance of common stock upon exercise of options (In Kind)							335,804	1	67				68
Stock-based compensation expense									242				242
Net loss										(181)		(26)	(207)
Foreign currency translation adjustment											1,106	(119)	987
BALANCES, June 30, 2022	223,900	$—	1,630,149	$2	1,345,279	$1	47,820,667	$48	$11,425	$(76,933)	$2,859	$7,014	$(55,584)
	Convertible Preferred Stock								Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest in Subsidiaries	Total Stockholders’ Deficit
	Series A		Series B		Series C		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCES, December 31, 2020	223,900	$0	1,630,149	$2	1,345,279	$1	47,214,058	$47	$10,892	$(69,665)	$(387)	$6,658	$(52,452)
Issuance of common stock upon exercise of options (In Cash)
Issuance of common stock upon exercise of options (In Kind)													—
Stock-based compensation expense									16				16
Net (loss) income										(644)		18	(626)
Investment by noncontrolling interest												726	726
Foreign currency translation adjustment											772	(21)	751
BALANCES, March 31, 2021	223,900	—	1,630,149	2	1,345,279	1	47,214,058	47	10,908	(70,309)	385	7,381	(51,585)
Issuance of common stock upon exercise of options (In Cash)													—
Issuance of common stock upon exercise of options (In Kind)													—
Stock-based compensation expense									9				9
Net (loss) income										(1,149)		(125)	(1,274)
Investment by noncontrolling interest												—	—
Foreign currency translation adjustment											11	93	104
BALANCES, June 30, 2021	223,900	$—	1,630,149	$2	1,345,279	$1	47,214,058	$47	$10,917	$(71,458)	$396	$7,349	$(52,746)

The accompanying notes are an integral part of the condensed consolidated financial statements.

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED StatementS of CASH FLOWS (UNAUDITED)

In thousands

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net (loss) income	$(2,708)	$(1,900)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	96	228
Impairment of ROU assets	759	—
In-kind settlement of loan	—	(591)
Forgiveness of notes and other non-cash matters	(1,622)	(444)
Foreign currency transaction gains and losses	3	166
Allowance for doubtful accounts	—	5
Stock-based compensation	365	25
Non cash lease expense (right-of-use asset amortization)	237	439

Changes in operating assets and liabilities:
Accounts receivable	120	(957)
Contract assets	(1,090)	180
Prepayments to vendors, receivables from government authorities, and other current receivables	326	(175)
Deferred costs, commissions, and other non-current assets	478	35
Prepaid expenses and other current assets	(227)	(133)
Cash paid on operating lease liabilities	(183)	(319)
Accounts payable	1,489	(58)
Commissions payable, accrued interest, and other accrued expenses	1,233	994
Customer deposits	(3)	(36)
Contract liability	(1,563)	2,752
Net cash provided by (used in) operating activities	(2,290)	211

Cash flows from investing activities:
Purchases of property and equipment	(376)	(29)
Other investing activities	(2)	(2)
Net cash used in investing activities	(378)	(31)

Cash flows from financing activities:
Capital contributions from non-controlling interest	—	726
Repayment of borrowings	(103)	(216)
Proceeds from related parties	688	199
Lease liability (financing)	—	(31)
Proceeds from notes payable	—	520
Proceeds from convertible notes payable	1,600	—
Net cash provided by financing activities	2,185	1,198

Net effect of exchange rate changes on cash	64	(415)

Increase (decrease) in cash	(419)	963
Cash at beginning of period	552	862
Cash at end of year	$133	$1,825

Supplemental Cash Flow Information
Income Taxes Paid	$—	$—
Interest Paid	$7	$16

Supplemental disclosure of non-cash investing and financing activities
Exercise of stock options in exchange for payable	$89	$—

The accompanying notes are an integral part of the condensed consolidated financial statements.

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

Note 1 — Accounting Policies

[A]    Basis of Presentation and Consolidation

Eon Reality, Inc. (“EON USA”), together with its subsidiaries and variable interest entities (“VIEs”) (collectively, the “Company”) prepared the accompanying unaudited condensed consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial reporting. The condensed consolidated financial statements include the accounts of Eon Reality, Inc. and subsidiaries. The Company has eliminated all intercompany balances and transactions. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In our opinion, all adjustments, which include normal recurring adjustments necessary for a fair presentation, have been included. The results of operations for the three and six months ended June 30, 2022 and 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2022 or any other period. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes included in our audited financial statements for the year ended December 31, 2021

Except for the early adoption of ASU 2020-06, Accounting for Convertible Instruments and Contract on an Entity’s Own Equity (Subtopic 815-40), there have been no significant changes in our critical accounting policies and estimates during the six months ended June 30, 2022 as compared to the critical accounting policies and estimates described in our consolidated financial statements for the year ended December 31, 2021. The Company adopted ASU 2020-06 effective January 1, 2022. At the time of adoption, ASU 2020-06 did not have a material impact on the Company’s consolidated financial statements.

[B]    Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates, and such differences could be material to our financial position and results of operations.

[C]    Fair Value Measurement

The Company follows a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to settle a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-tier fair value hierarchy has been established, which prioritizes the inputs used in measuring fair value as follows:

•        Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

•        Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

•        Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

Note 1 — Accounting Policies (cont.)

[D]    Pending Merger

On April 26, 2022, EON USA entered into a business combination agreement with Arogo Capital Acquisition Corporation, a special purpose acquisition corporation. Under the terms of the business combination agreement, the Company will combine with a subsidiary of Arogo and will become a publicly traded entity under the name “Eon Reality Holdings Inc.” The transaction is anticipated to close by the first half of 2023, subject to among other things, the approval by Arogo stockholders, satisfaction or waiver of the conditions stated in the business combination agreement, and other customary closing conditions, including a registration statement being declared effective by the SEC and approval by Nasdaq to list the securities of the emerged company.

[E]    Liquidity and Going Concern:

The Company has experienced recurring losses from operations and negative operating cash flows since inception, with an accumulated deficit as of June 30, 2022 of $77,281. It has financed its operations through the issuance of equity securities and debt, in the form of borrowings and notes payable, of which certain outstanding balances are in default as of June 30, 2022 and December 31, 2021. As of June 30, 2022 and December 31, 2021, the Company has negative working capital of $40,964 and $39,970, respectively. The Company expects to finance its operations by raising additional cash through issuance of equity securities, debt and by reducing certain discretionary expenses. The Company has also entered into a business combination agreement with Arogo Capital Acquisition Corporation; Refer to Note 1[C] — Pending Merger for additional information.

The condensed consolidated financial statements have been prepared on a going concern basis, which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for one year from the date of issuance of these condensed consolidated financial statements. However, the Company’s recurring losses from operations, negative operating cash flows and working capital deficiency raise substantial doubt about its ability to continue as a going concern. The company may never become profitable, or if it does, it may not be able to sustain profitability on a recurring basis which could have a material adverse effect on the Company. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations as and when they become due. As a result of the preceding uncertainties, management has determined there is substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Note 2 — Variable Interest Entities and Investments

At each reporting date, the Company performs an analysis to determine whether certain legal entities related to its IDC customer contracts, should be accounted for as a Variable Interest Entity (“VIE”) or as a Voting Interest Entity (“VOE”). Typically, the legal entities involved in the analysis are privately held limited liability companies created to facilitate relations with third party investors related to the establishment of an IDC in various regions of the world. The annual analysis considers key business factors including: i) the legal entity formation and ownership percentages; ii) the construct of the board of directors for power to control activities; iii) voting control of the board of directors; and iv) financial investments by the owners to assess which investor(s) represent the primary financial beneficiary.

Based on this analysis, if it is determined that the entity is a VIE and the Company is the primary beneficiary and has the power to direct the substantive activities of the legal entity, then the Company will consolidate the entity in the consolidated financial statements. In cases whereby the Company has made a financial investment in the

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

Note 2 — Variable Interest Entities and Investments (cont.)

legal entity but the analysis determines the entity is a VOE, then the investment is recorded under the equity method of accounting in the consolidated financial statements and adjusted each reporting period, as required, for the Company’s proportionate share of income or loss of the legal entity or other changes to the ownership investment.

The Company periodically reassesses whether the entities in which it invests are VIE’s or VOE’s, and if a VIE, whether it is the primary beneficiary of a VIE. The reassessment process considers whether the Company has acquired the power to direct the most significant activities of the VIE through changes in governing documents or other circumstances. The Company also reconsiders whether entities previously determined not to be VIEs have become VIEs, based on changes in facts and circumstances including changes in contractual arrangements and capital structure. For the period ended June 30, 2022, there were no changes in the determination of VIE status for any entities or the Company’s assessment of the primary beneficiaries. For a list of the VIEs included in the consolidated financial statements refer to the consolidated financial statements for the year ended December 31, 2021 and 2020.

The following table represents the carrying amounts of the assets and liabilities as of June 30, 2022 and December 31, 2021 for the individual VIEs that were consolidated (in thousands).

Consolidated VIEs	June 30, 2022		December 31, 2021
	Assets	Liabilities	Assets	Liabilities
EON Reality (Mauritius) Ltd	$23	$4,979	$24	$4,875
Tshwane Interactive Digital Centre (Pty) Ltd	—	—	—	—
EON Reality Italia S.R.L.	260	8,769	256	9,974
Henan Jinda EON Reality Science & Technology Ltd	999	9	106,	7
Total	$1,282	$13,757	$386	$14,856

Non-Consolidated VIEs and Investments

Eon Mexico LP (“EON Mexico”) and EON Reality UAE L.L.C. (“EON UAE”)

EON USA executed IDC customer contracts with EON Mexico and EON UAE for the purpose of establishing IDCs in the geographical locations of Mexico and United Arab Emirates. EON USA has 49% equity interests each in EON Mexico and EON UAE related to the IDCs in these locations and has determined that these investments are VIEs. However, EON USA did not consolidate these entities in its consolidated financial statements because it does not have the power to direct the activities of the VIEs that most significantly impact the VIEs’ economic performance and, therefore, is not the primary beneficiary. As such, these investments are accounted for under the equity method. Investments accounted for under the equity method had a carrying value of $0 as of June 30, 2022 and December 31, 2021. There is no carrying value for these investments since EON USA is yet to invest any amount in both EON Mexico and EON UAE. As a result, there is no gain or loss recorded pursuant to applying equity method of accounting to these entities for the three and six months ended June 30, 2022 and 2021.

As of June 30, 2022 and December 31, 2021, EON had contract liability balances of $0 which related to the customer, EON Virtual Mexico Energia Del Valle de Mexico, a subsidiary of EON Mexico. These respective balances represent the maximum exposure to loss for EON USA related to EON Mexico, as of June 30, 2022 and December 31, 2021. There are no obligations for funding losses or other commitments related to these entities.

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

Note 3 — Revenue from Contracts with Customers

Disaggregation of Revenue

The following table disaggregates the Company’s revenue based on the pattern of revenue recognition. Revenue satisfied over time consist of SaaS, subscription and related support, while revenue satisfied at a point in time consist of perpetual licenses, training, and hardware sales (in thousands).

	Three months ended		Six months ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Performance obligations satisfied over time	$3,018	$2,703	$5,470	$5,120
Performance obligations satisfied at a point in time	12	666	173	972
Total revenues	$3,030	$3,369	$5,643	$6,092

Revenue to external customers is attributed to individual countries based upon the location of the customer. Revenue by geographic area was as follows (in thousands):

	Three months ended		Six months ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
United States	$1,982	$2,529	$3,434	$4,556
Singapore	961	706	1,996	1,182
Other	87	135	213	354
Total revenues	$3,030	$3,370	$5,643	$6,092

Accounts Receivable, Net and allowance for credit losses (in thousands)

Accounts receivable are recorded at the original invoiced amount, net of allowances for credit losses. We estimate credit losses based on expected losses, The collectability of the Company’s accounts receivable is evaluated through review of outstanding invoices, its aging and ongoing communications with customers about their financial condition. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations subsequent to the original sale, the Company will record an expected credit loss against the amounts due, and thereby reduce the net recognized accounts receivable to an amount the Company reasonably believes will be collected. The credit losses are recorded as a selling and marketing expense on our condensed consolidated statement of operations. As of June 30, 2022 and December 31, 2021, the allowance for credit losses was $345 and $185 respectively.

Commissions and contract costs (in thousands)

The Company evaluates whether or not it should capitalize the costs of obtaining and fulfilling a contract. Such costs would be capitalized when they: (1) are directly related to a contract; and (2) are expected to be recovered. As of June 30, 2022 and December 31, 2021, respectively, the Company capitalized approximately $3,387 and $3,939, of contract obtainment costs, which are presented in the condensed consolidated balance sheet as deferred commissions. Other costs to fulfill contracts were $294 and $238 as of June 30, 2022 and December 31, 2021, which are included in the condensed consolidated balance sheet under pre-payments to vendors. These costs are amortized over the period which the goods or services the asset relates will be transferred to the customer. The balance which remains as of June 30, 2022 and December 31, 2021 relates to long-term contracts as of the respective dates.

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

Note 3 — Revenue from Contracts with Customers (cont.)

Concentration of Risk

As of and for the six months ended June 30, 2022, and 2021, two customers represented 45% and 27% of net accounts receivable. For the six months ended June 30, 2022, one customer individually comprised approximately 20% of total revenue. Separately, one different customer individually comprised 10% of total revenues for the six months ended June 30, 2021.

Contract Balances (in thousands)

Contract assets consist of revenues earned but not yet billed. Contract assets were $2,019, and $978 as of June 30, 2022 and December 31, 2021, respectively, and $378 as of January 1, 2021. Contract liabilities consists of billings made or payments received in advance of revenue recognition from customer agreements. The timing of revenue recognition may differ from the timing of billings to customers. If the Company’s right to consideration for such performance is contingent upon a future event or satisfaction of additional performance obligations, the amount of revenues the Company has recognized in excess of the amount it has billed to the customer is considered to be a contract asset. Payment terms vary by the type and location of customer and the products or services offered. The time between invoicing and when payment is due is not significant.

The following table presents the changes to the Company’s contract liabilities (in thousands):

June 30, 2022
Contract liabilities, beginning of period, January 1	$20,898
Contributions from contract asset	628
Billings	1,245
Revenue recognized	(2,611)
Contract liabilities, end of period, March 31	20,160
Contributions from contract asset	675
Billings	1,408
Revenue recognized	(3,030)
Contract liabilities, end of period, June 30	$19,213

Note 4 — Loss per Share

The Company follows the two-class method when computing earnings per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines earnings per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common shareholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. Basic earnings per common share is calculated by dividing net income (loss) attributable to Eon Reality Inc. shareholders, adjusted for earnings allocated to participating securities, by the weighted average number of common stock outstanding. Diluted earnings (loss) per common share is calculated by dividing net (loss) income attributable to Eon Reality Inc. shareholders, adjusted for earnings allocated to participating securities, by the weighted average number of common shares outstanding after giving effect to all potentially dilutive common stock outstanding during the period.

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

Note 4 — Loss per Share (cont.)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Numerator:
Net loss	$(207)	$(1,274)	$(2,708)	$(1,900)
Net loss attributable to noncontrolling interest in subsidiaries	26	125	93	107
Loss attributable to shareholders of Eon Reality, Inc.	(181)	(1,149)	(2,615)	(1,793)
Less: Preference dividend	(107)	(107)	(214)	(214)
Net loss attributable to shareholders of Eon Reality, Inc.	$(288)	$(1,256)	$(2,829)	$(2,007)

Denominator:
Weighted average common shares outstanding – basic and diluted	47,757,237	47,214,058	47,757,237	47,214,058

(Net loss per share) Earnings per share:
Earnings loss per share – basic and diluted	$(0.01)	$(0.03)	$(0.06)	$(0.04)

The table below presents common shares underlying stock options and convertible shares that are excluded from the calculation of the weighted average number of common shares outstanding used for the calculation of diluted net loss per common share due to their anti-dilutive effect.

	Six and three months ended June 30,
	June 30, 2022	June 30, 2021
Convertible preferred stock	3,199,328	3,199,328
Stock plans	1,619,628	1,619,628

Note 5 — Property and Equipment

Property and equipment consist of the following as of June 30, 2022 and December 31, 2021 (in thousands):

	June 30, 2022	December 31, 2021
Computers, software, and equipment	$2,936	$3,326
Furniture and fixtures	1,271	1,338
Leasehold improvements	402	420
Buildings	984	1,068
Land	246	267
Construction-in-progress	1,361	1,066
Total property and equipment	7,200	7,485
Less – accumulated depreciation and amortization	(4,272)	(4,644)
Property and equipment, net	$2,928	$2,841

Construction-in-progress relate to on-going projects to restore building structures within EON Invest France and further relates to various components to be utilized in the IDC center under construction at the Henan Jinda EON Reality Science and Technology, Ltd.

Depreciation and amortization expense is $96 and $228 for the six months ended June 30, 2022 and 2021 and $46 and $112 for the three months ended June 30, 2022 and 2021, respectively.

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

Note 6 — Other Accrued Expenses

Other accrued expenses consisted of the following as of June 30, 2022 and December 31, 2021 (in thousands):

	June 30, 2022	December 31, 2021
Accrued rent payments	$1,160	$1,137
Employees compensation	2,052	1,398
Legal and professional fees	3,786	4,143
Payable to government authorities	465	483
Other expenses	298	252
Total other accrued expenses	$7,761	$7,413

Note 7 — Borrowings

Borrowings consist of the following as of June 30, 2022 and December 31, 2021 (in thousands):

Particulars	June 30, 2022	December 31, 2021
Eon Reality (Mauritius), Ltd has borrowed the principal amount of $3,500 which commenced in 2014 with moratorium period up to June 30, 2018. The interest is payable at 5.335% per annum in 18 equal, consecutive quarterly installments ending December 31, 2022. The loan is secured by the assets of Eon Reality (Mauritius), Ltd which is under liquidation and is in default resulting in the balance being classified as current.	$3,207	$3,207
Eon Reality (Mauritius), Ltd-Bank unsecured overdraft facility initiated in 2015 with interest payable at 6.5% per annum.	196	204
Eon Reality, Pte Ltd has secured short-term account receivable invoice financing/Short-term loan with vendor Validus Capital Pte Ltd. The principal amount of SGD 35,000 has a maturity of 12 months due September 2, 2022 and accrues interest at 1.75% per month. Interest is accrued on a daily basis for the invoice financing agreement. Late payment fees are 1% of the outstanding principal balance. The short-term invoice financing is jointly and severally guaranteed by directors, is in default, and the Company accounts for interest and late fees as invoiced by Validus Capital Pte. Ltd, monthly.	—	26
Eon Reality (Singapore) Pte Ltd has entered into factoring agreements with Unocle Pte Ltd in principal amounts of $48,000 and $55,000 on December 7, 2021 and December 20, 2021 due January 10, 2022 and March 10, 2022, respectively with interest of 1.75% per month.	—	76
Total	3,403	3,513
Less – Borrowings, current portion	(3,403)	(3,513)
Non-current portion	$—	$—

Interest expense recorded for borrowings for the three and six months ended June 30, 2022 and 2021 was $76 and $152, and $69 and $139, respectively.

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

Note 8 — Notes Payable

Notes Payable consist of the following as on June 30, 2022, and December 31, 2021 (in thousands):

Particulars	June 30, 2022	December 31, 2021

Unsecured note due to The Council of the City of Manchester (England) by Eon Reality Ltd. (England) that commenced in 2012 with original borrowings of $3,556. The note is issued in Great Britain Pound Sterling and was repayable in two equal instalments on August 31, 2017 and August 31, 2021. The note requires interest payable monthly at a rate of 7.00% per annum. If Eon Reality Ltd. (England) fails to pay any amount payable on the due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment at a rate of 9% per annum (‘default interest’). The default interest shall be payable by Eon Reality Ltd. (England) on demand by the lender. This note is in default.

	$1,336	$1,486

Unsecured note agreement entered into with Region Wallonne in 2019 of Euro 2,432. The loan was assumed by EON USA upon liquidation of the EON Belgium entity in May 2019. The principal balance is repayable in equal quarterly instalments through September 30, 2025. The note requires interest payable quarterly at a rate of 5% per annum. During October 2020, the Company partially settled the balance of the note, through an in-kind settlement in the form of a 1-year software license, for $1,182. The Company reduced the balance of the note payable and recorded a current contract liability balance, to be amortized over the 1-year license period. The Company recognized non-cash income of $0 and $0 for the three and six months ended June 30, 2022, and $295 and $591 for the three and six months ended June 30, 2021 respectively. As of June 30, 2022 and December 31, 2021, the loan was in default, resulting in the total remaining balance being classified as current.

	1,497	1,625

Eon Reality Italia S.R.L. entered into a Grant agreement with a foreign municipality in 2018 for an amount of Euro 6,195. The grant was issued to Eon Reality Italia S.R.L., Italy, in Euros and requires EON USA to satisfy several conditions. The agreement provides that in the event of non-compliance with these grant conditions total or partial amount of the grant may be repayable, with interest, at the legal specified rate at the repayment date. The Company determined as of December 31, 2020 that it was probable that they would trigger an event of non-compliance, and thus is treating the grant as an on-demand note and recorded an interest accrual for the year ended December 31, 2020. In April 2021, the foreign municipality revoked the grant and demanded that Eon Reality Italia S.R.L. return an amount of Euro 7,051 (USD 8,612), which is inclusive of principal and interest, accruing daily at a rate of roughly 1%, or Euro 849 from June 1, 2021. No payments were made against the amount due for the period ending June 30, 2022 or December 31, 2021. The change in principal balance represents changes in the FX rates for the six months ended June 30, 2022.

	6,474	7,027
On April 23, 2020, EON USA obtained an unsecured PPP loan from Citi National Bank of $615. The loan, which was in the form of a Note dated April 21, 2020, matures on April 21, 2022, and bears interest at a rate of 1% per annum. Repayment of the loan was scheduled to begin after 6 months from the date of note (‘deferral period’). In March 2022, the Company received forgiveness on the PPP loan in the amount of $615 plus interest.	—	615
On March 13, 2021, EON USA obtained an unsecured PPP loan from Citi National Bank of $522. The loan, which was in the form of a Note dated March 13, 2021, matures on April 13, 2026, and bears interest at a rate of 1% per annum. Repayment of the loan shall be monthly payments of principal in equal installments in an amount that would fully amortize the Loan by the Maturity Date, plus interest, in arrears, calculated based upon the original principal amount. In June 2022, the Company received forgiveness on the PPP loan in the amount of $522 plus accrued interest.	—	522
Total	9,307	11,275
Less – Notes payable, current portion	(9,307)	(10,941)
Non-current portion	$—	$334

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

Note 8 — Notes Payable (cont.)

Interest expense recorded for notes payable for the three and six months ended June 30, 2022 and 2021 was $121 and $237, and $119 and $243, respectively.

Note 9 — Convertible Notes Payable (in thousands)

The Company issued unsecured convertible promissory notes of $1,800, across multiple dates ranging from January 21, 2022 through March 6, 2022. $200 of the promissory notes were in exchange for selling services. The maturity dates are three years from the date of the notes and bear interest until paid in full at a rate equal to 4% per annum. The Company has the right to pay off the notes early. The notes are convertible at the option of the noteholder, in its sole discretion, into shares of common stock of the Company (the “Common Shares”) at a conversion price equal to 70% of the price per share paid by other purchasers of equity securities in a Qualified Financing or Change of Control, as defined. The Company recorded interest expense on these notes of $18 and $26 for the three and six months ended June 30, 2022.

The contingent redemption feature at a discount to the price paid in a Qualified Financing, has been bifurcated as a derivative liability at an estimated fair value utilizing level 3 inputs of $771 with the remaining proceeds allocated to the notes. The difference between the allocated proceeds and the face value of the debt is accounted for as a debt discount which is being accreted through the maturity date using the effective interest method. Such interest for the three and six months ended June 30, 2022 is considered immaterial.

Note 10 — Leases (in thousands)

The Company utilizes operating leases primarily for administrative offices and vehicles and had a finance lease for equipment in its U.S. office.

Lease expense for operating leases is recognized on a straight-line basis over the lease term and included in general and administrative expenses in the consolidated statement of operations while the expense for finance lease is recognized as depreciation and amortization (for the portion related to depreciation and amortization expense) and interest expense in the consolidated statement of operations.

For the three and six months ended June 30, 2022 and 2021, operating lease expense were $152 and $237 respectively, and $217 and $439, respectively. Operating lease expense are included in general and administrative expenses on the consolidated statements of operations.

In February 2022, Eon Reality Pte Ltd. abandoned their operating lease of an office space in Singapore. The Company continues to have a lease obligation until the contract expires as no formal termination has been agreed upon. As of February 2022, the Company recorded an impairment of the right-of-use (“ROU”) asset of $759.

As of December 31, 2021, Eon Reality Italia S.R.L (Italy) abandoned its ROU assets. In June 2022, the Company received communication that the lease was legally terminated. The Company extinguished the lease liability of $688 with a corresponding reduction to general and administrative expenses.

During the six months ended June 30, 2022 and 2021, ROU impairments were $759 and $0, respectively, recorded in the statement of operations. There were no impairments for the three months ended June 30, 2022 and 2021.

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

Note 10 — Leases (cont.)

The following table summarizes supplemental cash flow information for the six months ended June 30, 2022 and 2021 (in thousands):

	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$183	$319
Financing cash flows for finance leases	—	31
ROU assets obtained in exchange for lease obligations:
Operating leases	126	1,175

The following table summarizes supplemental cash balance sheet information as of June 30, 2022 and December 31, 2022:

	June 30, 2022	December 31, 2021
Weighted average remaining lease terms:
Operating leases	1.24 yrs.	2.12 yrs.
Weighted average discount rates:
Operating leases	4.41%	5.18%

The following table summarize maturities of lease liabilities as of June 30, 2022 and further reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) to the total lease liabilities recognized on the consolidated balance sheet as of June 30, 2022 (in thousands):

Operating leases
Six months ended December 31, 2022,	$414
Year ended December 31,
2023	437
2024	222
Total undiscounted future minimum lease payments	1,073
Less: Imputed Interest	118
Total lease liabilities	$955

Note 11 — Stockholders’ Deficit

Convertible preferred stock

EON USA also has authorized issuance of 10,000,000 shares of convertible preferred stock at a par value of $0.001 per share. The number of shares designated is 260,000 shares of Series A convertible preferred stock (“Series A”), 1,700,000 Series B convertible preferred stock (“Series B”) and 1,450,000 Series C convertible preferred stock (“Series C”). The Series A, Series B, and Series C maintain the following characteristics:

Dividends — Holders of Series B stock shall be entitled to receive cumulative dividends at the rate of $0.136 per share per annum payable in preference and priority to any payment of any dividend on the common stock or Series A stock. Holders of Series C stock shall be entitled to receive cumulative dividends at the rate of $0.153 per share per annum payable in preference and priority to any payment of any dividend on the common stock and Series A stock and pari passu with the payment of a corresponding dividend on the Series B stock.

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

Note 11 — Stockholders’ Deficit (cont.)

In the absence of profits, dividends on each series of preferred stock required to be accrued under the terms of issue of the stock have not been accrued since issuance of the respective stock. The cumulative dividends are as follows (in thousands):

	June 30, 2022	December 31, 2021
Series B	$3,589	$3,478
Series C	3,633	3,531

Liquidation preference — In the event of any liquidation, dissolution, or winding-up of EON USA, either voluntarily or involuntarily, the holders of Series A, Series B, and Series C are entitled to receive, prior and in preference to any holders of common stock and pari passu with the holders of the preferred stock, an amount equal to their original issuance price, plus any accrued and unpaid dividends

The liquidation preferences are pari passu and amount to the following (in thousands):

	June 30, 2022	December 31, 2021
Series A	$598	$598
Series B	6,361	6,250
Series C	6,203	6,100

Note 12 — Stock Option Plan

In September 2015, EON USA established the 2015 Equity Incentive Plan (the “2015 Plan”), which covers employees, directors, officers, and consultants. Under the 2015 Plan, EON USA may grant incentive stock options or non-qualified stock options. At inception, there were 1,500,000 shares of common stock reserved under the 2015 Plan. During 2017, the number of common stock shares reserved under the 2015 Plan increased to 4,500,000 shares. Options granted under the 2015 Plan have a maximum term of 10 years from the grant date and vest over various periods as determined by the board of directors.

During the six months ended June 30, 2022, the Company granted 185,000 service-based options and 90,000 performance-based options pursuant to the 2015 Plan to an employee and external consultants subject to their successful assistance signing new EON Knowledge Metaverse Program or other contracts worth $7.5 million.

The Company recognized stock-based compensation during the three and six months ended June 30, 2022 and 2021 as follows (in thousands):

	Three months ended		Six months ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Service-based	$215	$9	$338	$25
Performance-based	27	—	27	—
Total stock-based compensation	$242	$9	$365	$25

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

Note 12 — Stock Option Plan (cont.)

The Company estimates the fair value service-based stock options on the date of grant using the Black-Scholes-Merton option-pricing-model. The Black-Scholes-Merton option-pricing--model requires estimates of highly subjective assumptions, which greatly affect the fair value of each stock option. The assumptions used to estimate the fair value of stock options of service-based awards granted was as follows:

	Six months ended June 30, 2022	Year Ended December 31, 2021
Fair value of common stock	$2.28 – 3.81	$0.33 – 2.28
Exercise price	$0.33 – 2.28	$0.20 – 0.33
Expected term (years)	1.15 – 3.03	2.00 – 3.59
Risk free interest rate	1.28 – 2.55%	0.11 – 0.92%
Expected volatility	60 – 64%	56 – 60%
Expected dividend yield	0%	0%

The value of performance-based option grants is measured based on their fair market value using the Black-Scholes pricing model on the date of grant, are recognized when it is probable they will be earned and amortized over their respective estimated implicit service periods. As of June 30, 2022, there was approximately $162 of total unrecognized compensation cost related to performance-based options which is expected to be recognized over a remaining weighted-average vesting period of approximately three years. The assumptions used to estimate the fair value of stock options of performance-based awards granted was as follows:

Six months ended June 30, 2022

Fair value of common stock	$3.81
Exercise price	$0.33
Expected term (years)	1.96 – 4
Risk free interest rate	2.30 – 2.75%
Expected volatility	64%
Expected dividend yield	0%

The risk-free interest rate is an estimated average interest rate based on U.S. Treasury zero-coupon notes with terms consistent with the expected term of the awards. EON USA estimates the expected volatility of the common stock underlying its stock options at the grant date by taking the average historical volatility of the common stock of a group of comparable publicly traded companies over a period equal to the expected life of the stock options. EON USA has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. Consequently, it used an expected dividend yield of zero. The expected term of service-based options granted was calculated using the simplified method, which represents the average of the contractual term of the option and the weighted average vesting period of the option. The Company uses the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term. The expected term of performance-based terms is the contractual term. The probability of attaining the performance criteria is based on management’s assessment and the particular terms of the performance-based option. EON USA calculated the fair value of its common stock based on an enterprise value using the income and market approaches and allocated the equity value to the common stock and other securities using the option-pricing method.

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

Note 12 — Stock Option Plan (cont.)

Stock option activity under the 2015 Plan is as follows:

	2022		2021
	Number of shares subject to Stock Options	Weighted-Average Exercise Price per share	Number of shares subject to Stock Options	Weighted- Average Exercise Price per share
Outstanding, January 1,	2,552,621	$0.28	1,356,609	$0.20
Granted	275,000	0.45	731,012	0.32
Exercised	(446,609)	0.20	—	—
Forfeited or expired	—	—	(355,000)	0.20

Outstanding, June 30	2,381,012	$0.32	1,732,621	$0.28

Exercisable and vested, June 30	448,825	$0.26	720,746	$0.20

Options exercised during the six months ended June 30, 2022 were in exchange for outstanding payables to the holders.

The intrinsic value of options exercised during the six months ended June 30, 2022 and 2021 was $1,612 and $0, respectively.

As of June 30, 2022, approximately $2,013 in stock-based compensation costs related to stock options outstanding are expected to be recognized over a weighted-average period of 2.1 years and will be adjusted for subsequent changes in actual forfeitures and/or attainment of performance targets.

Note 13 — Income Taxes (in thousands)

Our tax provision for interim periods is determined using an estimated annual effective tax rate, adjusted for discrete items arising in that quarter. In each quarter, we update the estimated annual effective tax rate and make a year-to-date adjustment to the provision. The estimated annual effective tax rate is subject to volatility due to several factors, including variability in accurately predicting our pre-tax income or loss and the mix of jurisdictions to which they relate, intercompany transactions, changes in how we do business, and tax law developments.

The Company is subject to income tax in the United States as well as other tax jurisdictions in which it conducts business. Earnings from non-U.S. activities are subject to local country income tax. The Company does not provide for federal income taxes on the undistributed earnings of its foreign subsidiaries as such earnings are to be reinvested indefinitely.

The Company recorded an income tax provision of $9 and $123 for the three and six months ended June 30, 2022 related to certain foreign and U.S. taxes and $0 and $17 for the three and six months ended June 30, 2021.

Based on the available objective evidence during the three and six months ended June 30, 2022, the Company believes it is not more likely than not to realize tax benefits of U.S. and other tax jurisdiction losses incurred during the three and six months ended June 30, 2022. The primary difference between the effective tax rate and the statutory tax rate relates to the valuation allowance on the U.S. and other tax jurisdiction losses.

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

Note 14 — Entities Under Voluntary Liquidation

The operations of the below entity entered liquidation during 2021:

Eon Reality S.L. (Spain): EON USA’s subsidiary, EON Reality S.L. initiated the voluntary liquidation proceeding by appointing a liquidator in July, 2021. The liquidation is expected to be completed during 2022. The Company continues to control and consolidate the entity until such time as the liquidation is complete.

The operations of the below entities entered liquidation during 2020:

Eon Reality, Ltd (England):    In May 2020, EON USA’s subsidiary, EON Reality, Ltd ceased operations and filed for voluntary liquidation. EON USA also appointed liquidators in August, 2020. EON USA expects the liquidation to be completed during 2022. The Company continues to control and consolidate the entity until such time the liquidation is complete.

Eon Reality ApS (Denmark):    EON USA’s subsidiary, EON Reality ApS, initiated the voluntary liquidation proceeding by appointing a liquidator on May 29, 2020. EON USA expects the liquidation to be completed during 2022. The entity was inactive for the six months ended June 30, 2022 and year ended December 31, 2021 and has not been consolidated in either year as the entity was under the control of the liquidator.

Eon Reality (Australia) Pty Ltd:    EON Reality (Australia) Pty Ltd filed for voluntary liquidation in November 2020. Liquidation was completed in 2021. The Company controlled and consolidated the entity until the liquidation was complete.

Tshwane Interactive Digital Centre (Pty) Ltd (South Africa):    EON USA’s South African subsidiary ceased operations in June 2021 and entered voluntary liquidation. EON USA expects liquidation to be completed during 2022. The Company continues to control and consolidate the entity until such time as the liquidation is complete.

Eon Reality (Mauritius), Ltd:    EON USA’s Mauritian subsidiary ceased its operations and in October 2019 entered into voluntary administration. EON USA expects liquidation to be completed during 2022. The Company continues to control and consolidate the entity until such time as the liquidation is complete.

As of December 31, 2021, none of these entities were for sale or were considered held for sale. The entities are in the process of voluntary liquidation. Accordingly, none of the assets or liabilities of the entities have been segregated as of June 30, 2022 or December 31, 2021, as none of the entities meet the criteria to be considered and held for sale and presented as discontinued operations.

Note 15 — Contingencies (in thousands)

The Company is periodically involved in legal actions and claims that arise as a result of events that occur in the normal course of business as described below:

In October 2021, the landlord of the premises occupied by the Company’s Italian subsidiary obtained a judgment against the subsidiary from the Court of Bologna in the amount of approximately $550 plus interest and accrued rent costs for the payment of a lease from December 2019 through July 2021. These costs have been accrued as accrued rent payments, within accrued expenses as of June 30, 2022 and December 31, 2021. The term to file an opposition before the Court of Bologna against this judgment is 40 days from the notification of the judgment, failing which, the judgment will become final and enforceable. As at the date of issuance of these consolidated financial statements, EON Italia S.R.L. has not filed an opposition to this judgment with the Court of Bologna, however, EON Italia S.R.L. is in the process of responding to the landlord’s claim.

In January 2021, The City of Duncanville, Texas, at the direction of the City Council, filed suit against EON USA in Dallas County District Court. The City of Duncanville’s complaint asserts that EON USA defaulted on an agreement that included an incentive grant and a ten-year lease for the property at 103 E. Wheatland Road,

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

Note 15 — Contingencies (cont.)

Duncanville, Texas to be used as a virtual and augmented reality school. EON USA’s contention is that it has performed its obligations for many years while The City of Duncanville failed to provide its contracted support and despite EON USA’s efforts over many years, the school had to close. EON USA has found the suit filed by The City of Duncanville for claims of approximately $2,400 as meritless and filed a counter suit. The City of Duncanville has since proposed a settlement and EON USA has submitted a counteroffer that was accrued and included in other accrued expenses as of June 30, 2022 and December 31, 2021.

EON USA established an IDC in Viborg, Denmark in December 2017. In March 2020 and August of 2021, EON USA received demand letters from the Danish counsel for the counterparty, Made in Viborg Invest A/S, EON USA’s counsel responded by refuting the demand letters for payment, citing Made in Viborg Invest A/S’s breach of contract, and served the Danish entity a demand letter exceeding the claims made against EON USA. The latest communication with the Danish entity occurred in August 2021.

In February 2020, a customer of the Company’s Indian subsidiary, Augver Digital Solutions Ltd. (“Augver”), a subsidiary of the Company’s Singapore subsidiary, initiated a suit for approximately $377 for recovery of the amounts paid to Augver alleging that no deliveries were made by Augver against these payments. Augver is of the view that the deliveries have duly been made and is contesting the claim.

A former employee of the Company’s Singapore subsidiary filed a lawsuit in March 2021 claiming an amount of $1.4 million of outstanding commissions payable to him. The Company has filed a counter claim defending itself in a Singapore court.

In September 2018, the former Chief Financial Officer of EON USA filed a suit against the Company and one of the founders pursuing various causes of action. The Company and the founder have denied the allegations and filed a cross complaint against the former CFO in October 2018 which were denied by him. The matter is to be scheduled for a jury trial and is ongoing.

The Company had accrued liabilities in the amount of approximately $2,450 at June 30, 2022 and $2,450 at December 31, 2021 for certain pending matters which are included in accrued expenses. As noted within Note 8 — Notes Payable the Company has accrued $7,027 as of December 31, 2021 and 2020, pertaining to the principal portion of the recalled grant the Company is currently contesting. Amounts accrued are based on judgment and currently available information and involve a variety of factors, including, but not limited to, the type and nature of the litigation, claim or proceeding, the progress of the matter, advice of counsel as well as assessment of the matters. For other pending matters, the Company was unable to estimate a range of possible loss; however, in the opinion of management, after consultation with counsel, the ultimate resolution of these matters is not expected to have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

Note 16 — Other Non-Current Liabilities (in thousands)

EON USA, entered into an IDC agreement with AVR Japan, Inc. in September 2017. EON USA notified AVR Japan in February 2019 that EON USA was terminating AVR Japan’s exclusivity for the Japanese market and is engaged in a dispute against AVR Japan for multiple breaches of contract and other claims in regard to the IDC Agreement. .EON USA notified AVR Japan in January 2020 of EON USA’s claims against AVR Japan for delays in payment, failure to sell EON USA’s products, a refusal to resolve its compliance issue, the illegal use of EON USA’s name, unauthorized infiltration of EON USA’s global network, defamation, and breach of confidentiality agreement. EON USA received approximately $6,400 to date from AVR Japan but due to these breaches and claims, is unable to complete its performance obligations under the IDC agreement and therefore, this amount remains an obligation and is included in other non-current liabilities in the consolidated balance sheet as of June 30, 2022 and December 31, 2021.

The latest communication with AVR Japan occurred in March 2020. As of June 30, 2022 and December 31, 2021, no formal legal action has been filed by either entity.

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

Note 17 — Related Party Transactions (in thousands)

EON USA has engaged, during the ordinary course of business, in a number of customary transactions with foreign subsidiaries, key managerial personnel and other related parties. All inter-company balances with consolidated foreign subsidiaries have been eliminated in the consolidated financial statements. Below is a summary of transactions, other than compensation and expense allowances with the above-mentioned related parties, as of June 30, 2022 and December 31, 2021:

Payable to related parties	June 30, 2022			December 31, 2021
	Loan Principal	Accrued Interest	Total	Loan Principal	Accrued Interest	Total
Loans payable to 3DADDA Ltd.	$3,473	$825	$4,298	$3,019	$680	$3,699
Loans payable to directors and family members of directors	70	5	75	71	3	74
Total Payable to related parties	3,543	830	4,373	3,090	683	3,773
Less: Payable to related parties, current	(3,493)	(830)	(4,323)	(3,040)	(683)	(3,723)
Payable to related parties, non-current	$50	$—	$50	$50	$—	$50

Loans payable to 3D Adda Ltd.

Eon Reality Pte and 3D ADDA Ltd. (“3D ADDA”), a company with common directorship, entered into multiple agreements. An agreement ($95) was entered on December 21, 2020 for the interest at the rate of 5% per annum. This amount was to be paid within 30 days, .i.e. January 20, 2021. Another agreement ($170) was entered on February 24, 2021 for the interest at the rate of 2% per month. This was to be paid within 30 days .i.e. March 25, 2021. An additional agreement ($195) was entered on October 29, 2021 for the interest at the rate of 2% per month, which was to be paid within 30 days, i.e. November 28, 2021. During 2020, Eon Reality Pte repaid $45 worth of principal balances. In February 2021, the Company entered into a debt settlement agreement with 3D ADDA to terminate their 2019 loan ($200 principal plus 5% interest) and a balance owed on expense reimbursements ($234 plus 5% interest) in exchange for gain contingency rights which EON USA held on a property which they had previously transferred to 3D ADDA. On January 19, 2022, another agreement of $300 was entered into with an interest at a rate of 3.86% per month. On May 23, 2022 and June 2022, two additional agreements were entered into for $200 and $100, both with interest rates at 3.95% per month, respectively. The total amount of principal and interest settled was $488 for the six months ended June 30, 2021 and $0 for the three months ended June 30, 2021. Principal and interest outstanding amount to $1,015 and $175, and $415 and $40 at June 30, 2022 and December 31, 2021, respectively. Interest expense charged to operations amounted to $79 and $135 and, $11 and $20 for the three and six months ended June 30, 2022 and 2021, respectively.

EON Invest France entered into a loan agreement with 3D ADDA Ltd on July 27, 2016 with interest accrued at 5% per annum and payable monthly. The principal loan amount is repayable in a single maturity after 90 months (December 31, 2023) from the date of issuance and is collateralized by real property. Principal and interest outstanding amount to $1,045 and $309, and $1,134 and $308 at June 30, 2022 and December 31, 2021. Interest expense charged to operations amounted to $13 and $27, and $15 and $30 for the three and six months ended June 30, 2022 and 2021, respectively.

EON REALITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)

Note 17 — Related Party Transactions (cont.)

EON Invest France entered into a loan agreement with 3D ADDA ltd on December 2, 2016 with interest accrued at 5% per annum and payable monthly. The loan was repayable in a single maturity after 90 months (December 2, 2021) from the date of issuance and collateralized by real property. The loan is in default as of June 30, 2022 and December 31, 2021. Principal and interest outstanding amount to $1,045 and $290, and $1,134 and $286 at June 30, 2022 and December 31, 2021, respectively. Interest expense charged to operations amounted to $13 and $27, and $15 and $30 for the three and six months ended June 30, 2022 and 2021, respectively.

EON Invest France entered into an agreement with 3D ADDA ltd on September 15, 2018 to borrow up to $500 with interest accrued at 5% per annum and payable monthly. The loan is repayable in a single maturity after 60 months (September 30, 2023) following the date of issuance and collateralized by real property. Principal and interest outstanding amount to $368 and $51, and $336 and $45 at June 30, 2022 and December 31, 2021, respectively. Interest expense charged to operations amounted to $5 and $9, and $4 and $9, for the three and six months ended June 30, 2022 and 2021, respectively.

Loans payable to directors, family members of directors, and balances due from directors

Augver Digital Solutions Pvt ltd entered into an agreement to borrow $16 with HS Sudha, a family member of a Director, on January 27, 2021, with interest at the rate of 1% per month and payable monthly. The loan is to be repaid by the end of 2022. Principal and interest outstanding amount to $15 and $2 as of June 30, 2022 and $16 and $1, at December 31, 2021. Interest expense charged to operations amounted to $0 and $1, and $0 and $1 for the three and six months ended June 30, 2022 and 2021, respectively.

In March 2021, EON USA borrowed $50 from a family member of one of the Company’s directors, which was repaid in April 2021 without interest.

In September 2021, EON USA entered into an agreement with the President of the Company, to borrow $50 with interest at the rate of 5% per annum, payable at maturity. The loan is repayable in a single maturity on December 31, 2023. Principal at both June 30, 2022 and December 31, 2021 was $50. Interest outstanding amount to $4 and $0 at June 30, 2022 and December 31, 2021 respectively, interest expense charged to operations amounted to $1 and $1, and $0 and $0 for the three and six months ended June 30, 2022 and 2021, respectively.

During 2021, the Company borrowed an aggregate of $12 from other directors of the Company without interest, which is due on demand. During 2021, $8 was repaid leaving aggregate outstanding principal and interest balance of $4 and $0, $5 and $2 at June 30, 2022 and December 31, 2021, respectively.

The Company has $367 due from a director and commissions payable to the same director. As of December June 30, 2022 and December 31, 2021, these amounts are presented within prepaid expenses and other current assets, and accrued expenses on the consolidated balance sheets.

The Company has deferred payment of salaries to certain of its directors due to the Company’s negative operating cash flows. As of the June 30, 2022 and December 31, 2021, compensation of $865 and $663, respectively, are within other accrued expenses on the consolidated balance sheets.

Beginning in 2022, the Company engaged with Lisboa Ltd., a Chinese company with common directorship, for sales and marketing activities. As of June 30, 2022, the Company had accrued balances of $409. For the three and six months ended June 30, 2022, the Company incurred sales and marketing expenses of $265 and $480.

Beginning in 2022, the Company engaged with Contenture AB, a company with common directorship, for consultancy fees. As of June 30, 2022, the Company had accrued balances of $10. For the three and six months ended June 30, 2022, the Company incurred sales and marketing expenses of $10 and $28.

Audited Consolidated Financial Statements of EON Reality, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Eon Reality, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Eon Reality, Inc. and Subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ deficit, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021 and 2020, and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1[B] to the financial statements, the Company has had losses from operations, negative operating cash flows , negative working capital and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1[B]. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 2[L] to the financial statements, effective January 1, 2020, the Company changed its method of accounting for leases due to the adoption of ASC 842, Leases, as amended.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ EisnerAmper LLP

We have served as the Company’s auditor since 2021

EISNERAMPER LLP

New York, New York

October 6, 2022

EON REALITY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETs

	December 31,
	2021	2020
ASSETS

CURRENT ASSETS:
Cash	$551,993	$862,243
Accounts receivable, net	900,249	387,143
Contract assets	977,624	378,053
Pre-payments to vendors	794,656	463,201
Receivable from government authorities	815,871	639,782
Prepaid expenses and other current assets	596,032	575,946
Deferred commissions	1,236,976	302,733
Total current assets	5,873,401	3,609,101

NON-CURRENT ASSETS:
Property and equipment, net	2,841,369	3,597,072
Right-of-use asset, operating	1,054,255	1,372,292
Right-of-use asset, financing	—	30,131
Deferred commissions – non-current	2,702,110	796,415
Other non current assets	318,863	258,611
Total non-current assets	6,916,597	6,054,521
TOTAL ASSETS	$12,789,998	$9,663,622

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$3,787,472	$3,541,177
Other accrued expenses	7,413,070	5,946,260
Commissions payable	5,600,923	1,958,210
Accrued Interest	2,279,190	1,773,683
Notes payable, current portion	10,940,625	2,557,133
Contract liability, current portion	6,903,524	8,461,464
Borrowings, current portion	3,513,582	438,663
Lease liabilities operating, current	885,851	773,421
Lease liabilities financing, current	—	31,131
Payable to related parties	3,722,928	2,046,357
Other current liabilities	795,553	785,004
Total current liabilities	45,842,718	28,312,503

LONG-TERM LIABILITIES:
Lease liabilities operating, non-current	1,090,173	1,125,297
Notes payable, non-current portion	333,690	8,888,966
Borrowings, non-current portion	—	3,240,890
Contract liability, non-current portion	13,994,507	12,337,846
Payable to related parties, non-current	50,000	1,569,558
Other non-current liabilities	6,475,223	6,640,435

Total long-term liabilities	21,943,593	33,802,992

Total liabilities	67,786,311	62,115,495

The accompanying notes are an integral part of the consolidated financial statements.

EON REALITY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETs — (Continued)

	December 31,
	2021	2020
CONTINGENCIES (Note 15)

STOCKHOLDERS’ DEFICIT:
Convertible preferred stock, 10,000,000 shares authorized:
Series A convertible preferred stock, $0.001 par value, 260,000 shares designated, 223,900 shares issued and outstanding, as of December 31, 2021 and 2020, respectively,	224	224
$2.67 per share liquidation preference Series B convertible preferred stock, $0.001 par value, 1,700,000 shares designated, 1,630,149 shares issued and outstanding, as of December 31, 2021 and 2020, respectively, $1.70 per share liquidation preference, plus cumulative dividends	1,630	1,630
Series C convertible preferred stock, $0.001 par value, 1,450,000 shares designated, 1,345,279 shares issued and outstanding, as of December 31, 2021 and 2020, respectively, $1.91 per share liquidation preference, plus cumulative dividends	1,345	1,345
Common stock, $0.001 par value, 75,000,000 shares authorized, 47,374,058 and 47,214,058 shares issued and outstanding at December 31, 2021 and 2020, respectively	47,374	47,214
Additional paid-in capital	10,971,272	10,891,381
Accumulated deficit	(74,318,681)	(69,664,551)
Accumulated other comprehensive income (loss)	1,101,813	(387,515)
Non-controlling interest in subsidiaries	7,198,710	6,658,399

Total stockholders’ deficit	(54,996,313)	(52,451,873)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$12,789,998	$9,663,622

The accompanying notes are an integral part of the consolidated financial statements.

EON REALITY, INC. AND SUBSIDIARIES
CONSOLIDATED Statements of operations

	Year Ended December 31,
	2021	2020
REVENUES	$13,023,926	$20,453,708

COST OF REVENUES	3,852,414	4,007,820

GROSS PROFIT	9,171,512	16,445,888

OPERATING EXPENSES
Sales and marketing	4,619,239	4,787,776
General and administrative	4,449,441	3,076,231
Research and development	2,951,200	3,594,555
Depreciation and amortization	362,053	512,012
Foreign currency transaction loss	134,134	645,423
Impairment of assets	805,228	233,443

Total operating expenses	13,321,295	12,849,440

LOSS FROM OPERATIONS	(4,149,783)	3,596,448

OTHER (EXPENSE) INCOME:
Interest expense, net	(786,289)	(1,362,556)
Interest expense related party, net	(186,973)	(137,369)
Other income, net	200,000	—

Total other (expense) income	(773,262)	(1,499,925)

(LOSS) INCOME BEFORE TAXES	(4,923,045)	2,096,523

PROVISION FOR INCOME TAXES	17,906	73,434

NET (LOSS) INCOME	(4,940,951)	2,023,089

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST IN SUBSIDIARIES	286,821	387,614

(LOSS) INCOME ATTRIBUTABLE TO SHAREHOLDERS OF EON REALITY, INC.	$(4,654,130)	$2,410,703

(Loss) Earnings per share – basic:
(Loss) per share	$(0.11)	$0.04
Weighted average shares	47,221,428	46,896,233
(Loss) Earnings per share – diluted:
(Loss) per share	$(0.11)	$0.04
Weighted average shares	47,221,428	47,470,388

The accompanying notes are an integral part of the consolidated financial statements.

EON REALITY, INC. AND SUBSIDIARIES
CONSOLIDATED Statements of COMPREHENSIVE (LOSS) INCOME

	Year Ended December 31,
	2021	2020
NET (LOSS) INCOME	$(4,940,951)	$2,023,089

OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustment	1,590,503	(1,028,614)

COMPREHENSIVE (LOSS) INCOME	(3,350,448)	994,475

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST IN SUBSIDIARIES	286,821	387,614

FOREIGN CURRENCY TRANSLATION ADJUSTMENT ATTRIBUTABLE TO NONCONTROLLING INTEREST IN SUBSIDIARIES	(101,175)	(228,145)

COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO SHAREHOLDERS OF EON REALITY, INC.	$(3,164,802)	$1,153,944

The accompanying notes are an integral part of the consolidated financial statements.

EON REALITY, INC. AND SUBSIDIARIES
CONSOLIDATED Statements of changes in stockholders’ deficit

	Convertible Preferred Stock						Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest in Subsidiaries	Total Stockholders’ Deficit
	Series A		Series B		Series C
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCES, January 1, 2020	223,900	$224	1,630,149	$1,630	1,345,279	$1,345	46,759,058	$46,759	$10,771,388	$(72,075,254)	$869,244	$5,803,257	$(54,581,407)

Issuance of common stock upon exercise of options							455,000	455	90,545				91,000
Stock-based compensation expense									29,448				29,448
Net (loss) income from operations										2,410,703		(387,614)	2,023,089
Investment by noncontrolling interest												1,014,611	1,014,611
Foreign currency translation adjustment											(1,256,759)	228,145	(1,028,614)
BALANCES, December 31, 2020	223,900	224	1,630,149	1,630	1,345,279	1,345	47,214,058	47,214	10,891,381	(69,664,551)	(387,515)	6,658,399	(52,451,873)

Issuance of common stock upon exercise of options (In Cash)							60,000	60	11,940				12,000
Issuance of common stock upon exercise of options (In Kind)							100,000	100	19,900				20,000
Stock-based compensation expense									48,051				48,051
Net (loss) income from operations										(4,654,130)		(286,821)	(4,940,951)
Investment by noncontrolling interest												725,957	725,957
Foreign currency translation adjustment											1,489,328	101,175	1,590,503
BALANCES, December 31, 2021	223,900	$224	1,630,149	$1,630	1,345,279	$1,345	47,374,058	$47,374	$10,971,272	$(74,318,681)	$1,101,813	$7,198,710	$(54,996,313)

The accompanying notes are an integral part of the consolidated financial statements.

EON REALITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTs OF CASH FLOWS

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net (loss) income	$(4,940,951)	$2,023,089
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	362,053	512,012
Impairment of assets	805,228	233,443
In-kind settlement of loan	(971,699)	(210,097)
Other income, net	(444,414)	(868,490)
Foreign currency transaction gains and losses	164,866	505,435
Allowance for doubtful accounts	28,560	258,246
Change in deferred taxes	—	66,490
Stock-based compensation	48,051	29,448
Non cash lease expense (right-of-use asset amortization)	885,464	753,032

Changes in operating assets and liabilities:
Accounts receivable	(547,472)	2,101,117
Contract assets	(597,013)	45,727
Prepayments to vendors, receivables from government authorities, and other current receivables	(248,951)	(1,052,328)
Deferred costs, commissions, and other non-current assets	(2,383,865)	(584,378)
Prepaid expenses and other current assets	(185,718)	43,481
Cash paid on operating lease liabilities	(579,255)	(581,834)
Accounts payable	334,573	104,065
Commissions payable, accrued interest, and other accrued expenses	5,799,659	3,724,623
Customer deposits	(35,275)	11,525
Contract liability	1,191,858	(3,280,900)
Other non-current liabilities	—	(8,068,157)

Net cash used in operating activities	(1,314,301)	(4,234,451)

Cash flows from investing activities:
Purchases of property and equipment	(58,943)	(428,651)
Other investing activities	(2,000)	11,782

Net cash used in investing activities	(60,943)	(416,869)

Cash flows from financing activities:
Capital contributions from non-controlling interest	725,957	1,014,612
Proceeds from borrowings	101,818	280,482
Repayment of borrowings	(215,857)	(72,151)
Proceeds from related parties	398,219	147,731
Repayment to related parties	(7,378)	(76,944)
Lease liability (financing)	(31,131)	(59,262)
Proceeds from notes payable	519,870	614,700
Proceeds from exercise of stock options	12,000	91,000

Net cash provided by financing activities	1,503,498	1,940,168

Net effect of exchange rate changes on cash	(438,504)	652,447

The accompanying notes are an integral part of the consolidated financial statements.

EON REALITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTs OF CASH FLOWS — (Continued)

	Year Ended December 31,
	2021	2020
Decrease in cash	(310,250)	(2,058,705)

Cash at beginning of year	862,243	2,920,948

Cash at end of year	$551,993	$862,243

Supplemental Cash Flow Information
Income Taxes Paid	$—	$—
Interest Paid	$17,762	$21,013

Supplemental disclosure of non-cash investing and financing activities
Issuance of common stock upon in exchange for outstanding payables	$20,000	$—

The accompanying notes are an integral part of the consolidated financial statements.

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 1 — Description of The Business

[A]    Nature of operations:

Eon Reality, Inc., a California corporation (“EON USA”), was incorporated in 2002, originally under the name of EON Software, Inc. and changed its name to Eon Reality, Inc. in 2006. EON USA, together with its subsidiaries and variable interest entities (“VIEs”) (collectively, the “Company”) is engaged in the business of designing, developing, and marketing personal computer based interactive simulation software products and integrated systems related to virtual and augmented reality to fulfill the expanding needs of corporations, educational institutions, and government entities. The Company distributes these products through direct sales to end users throughout the United States of America (“U.S.”) and internationally from its headquarters in Irvine, California. EON USA operates certain foreign subsidiaries through which it sells products and services to customers in those countries. EON USA has historically created a global presence of Interactive Digital Centers (“IDCs”) for the purpose of promoting the use and education of virtual and augmented reality.

[B]    Liquidity and going concern:

The Company has experienced recurring losses from operations and negative operating cash flows since inception, with an accumulated deficit as of December 31, 2021 of $71,136,006. It has financed its operations through the issuance of equity securities and debt, in the form of borrowings and notes payable, of which certain outstanding balances are in default as of December 31, 2021 and 2020. As of December 31, 2021 and 2020, the Company has negative working capital of $36,860,225 and $21,593,815, respectively. The Company expects to finance its operations by raising additional cash through issuance of equity securities, debt and by reducing certain discretionary expenses. The Company has also entered into a business combination agreement with Arogo Capital Acquisition Corporation; Refer to Note 19 — Subsequent Events for additional information.

The consolidated financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for one year from the date of issuance of these consolidated financial statements. The Company’s recurring losses from operations, negative operating cash flows, and working capital deficiency raise substantial doubt about its ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations as and when they become due. As a result of the preceding uncertainties, management has determined there is substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies

[A]    Basis of accounting:

The Company prepares its consolidated financial statements on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 2 — Summary of Significant Accounting Policies (cont.)

[B]    Investment in subsidiaries and entities:

EON USA has made investments in various entities globally. Below is a summary of all investments as of December 31, 2021 and 2020:

Entity	Year incorporated	Ownership (%)	Geography
Eon Development AB	2002	100%	Sweden
Eon Reality Pte Ltd.	2007	100%	Singapore
Eon Reality Ltd.*	2012	100%	England
Eon Invest France	2016	100%	France
Eon Reality (Mauritius) Ltd*	2014	70.1%	Mauritius
Eon Reality (Australia) Pty Ltd*	2015	100%	Australia
Zhangzhou Eon Reality Information & Technology Limited	2016	100%	China
Tshwane Interactive Digital Centre (Pty) Ltd*	2017	70%	South Africa
Eon Reality ApS*	2017	100%	Denmark
Eon Reality Italia S.R.L.	2017	94%	Italy
Eon Reality S.L.*	2018	100%	Spain
Henan Jinda Eon Reality Science & Technology Ltd	2019	70%	China
Eon Mexico LP	2015	49%	Mexico
Eon Reality UAE L.L.C.	2015	49%	UAE

____________

*        Refer to Note 14 Entities Under Voluntary Liquidation, for further detail on these entities.

[C]    Principles of consolidation for wholly-owned subsidiaries:

The consolidated financial statements include the accounts of EON USA and its subsidiaries in which EON USA holds controlling financial interest. EON USA eliminates inter-company investments, transactions and balances and accounts for foreign currency translation differences as per its accounting policy on foreign currency translation.

Below is the list of wholly-owned subsidiaries whose financial statements as of and for the years ended December 31, 2021 and 2020 have been consolidated with the financial statements of EON USA:

Entity	Year incorporated	Ownership (%)	Geography
Eon Development AB	2002	100%	Sweden
Eon Reality Pte Ltd.	2007	100%	Singapore
Eon Reality Ltd.	2012	100%	England
Eon Invest France	2016	100%	France
Zhangzhou Eon Reality Information & Technology Limited	2016	100%	China
Eon Reality S.L.	2018	100%	Spain
Eon Reality ApS.	2017	100%	Denmark

EON USA held 100% in Eon Reality (Australia) Pty Ltd, an entity that was liquidated in 2021.

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 2 — Summary of Significant Accounting Policies (cont.)

[D]    Principles of consolidation for VIEs:

In the normal course of business, EON USA enters into various types of arrangements to establish IDCs. These arrangements may include equity interests held by EON USA in business entities or other forms of equity participation in exchange for in-kind contributions of equipment and software, technical support, and services by EON USA. The management of EON USA determines whether such arrangements involve a voting interest entity or a VIE. A VIE is deemed to exist if it has any of the following characteristics:

a)      The entity does not have enough equity at risk to finance its activities without additional subordinated financial support;

b)      The at-risk equity holders, as a group, lack the characteristics of a controlling financial interest; or

c)      The entity is structured with non-substantive voting rights.

For the purpose of consolidation, once an entity is determined to be a VIE, management determines if EON USA is the primary beneficiary. The primary beneficiary of the VIE must normally have both (i) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance (i.e., the power) and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE, in either case that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE in its financial statements. When EON USA is deemed to be the primary beneficiary, the VIE is consolidated and the other party’s equity interest in the VIE is accounted for as a non-controlling interest.

If management determines that EON USA is not the primary beneficiary of the VIE, the investment is accounted for under the equity method. Investments in less than majority-owned companies, but more than 20% of the common stock of the investee company, in which EON USA has a significant influence are accounted for under the equity method.

Below is the list of entities in which EON USA held a majority ownership interest but were determined to be VIEs whose financial statements are included in the consolidated financial statements since the management determined that EON USA was the primary beneficiary as of December 31, 2021 and 2020:

Entity	Year incorporated	Ownership (%)	Geography
Eon Reality (Mauritius) Ltd	2014	70.1%	Mauritius
Tshwane Interactive Digital Centre (Pty) Ltd	2017	70%	South Africa
Eon Reality Italia S.R.L.	2017	94%	Italy
Henan Jinda Eon Reality Science & Technology Ltd	2019	70%	China

Below is a list of VIEs whose financial statements have not been included in the consolidated financial statements since management determined that EON USA was not the primary beneficiary as of December 31, 2021 or 2020. The value of EON USA’s investment in these entities as of both December 31, 2021 and 2020 and January 1, 2020, was $0.

Entity	Year incorporated	Ownership (%)	Geography
Eon Mexico LP	2015	49%	Mexico
Eon Reality UAE L.L.C.	2015	49%	UAE

[E]    Use of estimates:

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 2 — Summary of Significant Accounting Policies (cont.)

of revenues and expenses during the reporting period. Management must apply significant judgment in this process. In addition, other factors may affect estimates, including expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing the estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes and the Company must select an amount that falls within that range of reasonable estimates. The significant estimates impacting the consolidated financial statements are those related to revenue recognition, valuation of stock options, the collectability of accounts receivable and expected credit losses, valuation reserves for deferred tax assets, valuation of common stock, and incremental borrowing rate used for the right-of-use assets and lease liabilities on operating and finance leases. Actual results may differ from those estimates, which may be material to the consolidated financial statements.

[F]    Segment:

The Company’s chief operating decision maker reviews the financial information presented on a consolidated basis, accompanied by information about revenue by subsidiaries. Accordingly, the Company has determined that it has a single operating and reportable segment. See Note 18 — Geographic Information for additional information.

[G]   Foreign currency transactions and translation:

Foreign currency transactions denominated in currencies other than the functional currency of the entity are converted, using the exchange rates prevailing on the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the statement of operations. Net foreign currency transaction loss recorded for the years ended December 31, 2021 and 2020 amounted to $134,134 and $645,423 respectively.

EON USA uses the U.S. dollar (“USD”) as its functional currency. All other foreign subsidiaries of EON USA use the currency of the primary economic environment in which the entity operates. The consolidated financial statements are presented in USD (the “reporting currency”). Assets and liabilities recorded in functional currencies different from the reporting currency are translated at the exchange rate on the balance sheet date. Revenue and expenses are translated using the monthly average rates during the fiscal year. Differences arising from such translations are recognized as a foreign currency translation adjustment and included in accumulated other comprehensive income on the consolidated balance sheets and other comprehensive (loss) income in the consolidated statements of operations.

[H]   Concentration of credit risks:

The Company periodically maintains cash balances in excess of the federally insured limit. Management believes that the financial institutions that hold the Company’s deposits are financially credit worthy and, accordingly, minimal credit risk exists with respect to those balances. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses on customers’ accounts when deemed necessary. The Company continuously monitors customer payments and maintains an allowance for doubtful accounts based on its assessment of various factors including historical experience, age of the receivables, current economic conditions and other factors that may affect the expected credit losses. Cash held in the U.S. and foreign locations amounted to $22,860 and $529,133, respectively, at December 31, 2021 and $364,139 and $498,104, respectively, at December 31, 2020.

At December 31, 2021, two customers represented 39% of net accounts receivable. There was no such concentration of net accounts receivable related to 2020. There were no customers that individually exceeded 10% of the Company’s revenue during the year ended December 31, 2021. For the year ended December 31, 2020, two customers represented approximately 40% of total revenue, with individual customer amounts of approximately 25% and 15%.

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 2 — Summary of Significant Accounting Policies (cont.)

[I]     Accounts receivable and allowance for credit losses:

The allowance for credit losses is calculated in accordance with ASC 326 “Credit Losses”. Accounts receivable balances from customers, unbilled revenue (included within contract assets), and balance owed by director (shown on a net basis against commissions owed to the same individual) are all stated at an amount that the management expects to collect. The Company generally does not demand a collateral or other security from its customers. The collectability of the Company’s accounts receivable is evaluated through review of outstanding invoices, its aging and ongoing communications with customers about their financial condition and prior collection history. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations subsequent to the original sale, the Company will record an expected credit loss against the amounts due, and thereby reduce the net recognized accounts receivable to an amount the Company reasonably believes will be collected. When the Company determines that collection is not likely, it will write off accounts receivable against the allowance for credit losses. Amounts recorded as a provision for credit losses are included in sales and marketing expenses in the consolidated statements of operations.

The gross balance of accounts receivable was $1,237,934 and $3,819,909 of January 1, 2021 and 2020 respectively. The gross balance of accounts receivable was $1,085,017 and $1,237,934 as of December 31, 2021 and 2020 respectively.

No amounts were subsequently recovered relating to allowances recorded as of December 31, 2021 and 2020 respectively.

The changes in the allowance for credit losses during the years ended December 31, 2021 and 2020 were as follows:

	2021	2020
Beginning balance – January 1	$850,791	$1,123,552
Provision for bad debt	28,560	258,246
Deductions: Write-offs	(694,583)	(531,007)
Ending balance – December 31	$184,768	$850,791

In the ordinary course of business, the Singapore entity, Eon Reality Pte Ltd, “Singapore”, may take on short-term borrowings, generally between 3 and 5 months, which is collateralized by certain receivable balances from customers, in order to meet cash requirements. Singapore does not transfer ownership of the receivables, but rather retains the rights to the receivable balances, and records a payable balance against the amount of cash received for the short-term borrowing.

Refer to Note 7, Borrowings for additional detail on these short-term borrowings.

[J]    Prepayments to vendors:

For certain vendors, the Company makes prepayments related to the purchase of hardware and other contract costs, to be used in the fulfillment of future performance obligations. The associated costs remain classified as prepayments until receipt of goods.

[K]   Receivable from Government authorities:

Receivable balances from government authorities are comprised of value-added tax and sales tax receivables, established as a result of purchases made by our foreign subsidiaries, specifically in the following geographic foreign locations: India, Sweden, Italy, France, and Zhangzhou China. Balances are expected to be collected within 12 months and are classified as current assets.

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 2 — Summary of Significant Accounting Policies (cont.)

[L]    Leases:

The Company accounts for leases in accordance with accounting standards codification (ASC) topic 842 “Leases”. The Company determines if an arrangement is or contains a lease at inception. Operating leases are presented as Right-of-use (“ROU”) assets — Operating and the corresponding lease liabilities are included in operating lease liabilities on the consolidated balance sheet. Finance leases are included in ROU Assets — Financing and corresponding lease liabilities are included in finance lease obligations in the consolidated balance sheet. ROU assets represent the Company’s right to use the underlying asset, and lease liabilities represent the discounted obligation for lease payments in exchange for the ability to use the asset for the duration of the lease term.

ROU assets and lease liabilities are recognized at the lease commencement date and determined using the present value of the remaining lease payments over the lease term. The Company uses an incremental borrowing rate based on estimated rate of interest for collateralized borrowing since the leases do not include an implicit interest rate. The estimated incremental borrowing rate considers market data, actual lease economic environment, and actual lease term at commencement date. The lease term may include options to extend when it is reasonably certain that the Company will exercise that option. ROU assets include lease payments made in advance, and are net of any incentives received or initial direct costs incurred. Lease expense is recognized on a straight-line basis over the lease term.

The Company has lease agreements with lease and non-lease components which it accounts for as a single lease component. The Company also has leases which include variable lease payments, which are expensed as incurred. The variable lease payments are not based on an index or rate and therefore are excluded from the calculation of lease liabilities. Upon adoption of this guidance, the Company elected to not recognize short-term leases that have a term of twelve months or less as ROU assets or lease liabilities. Additionally, the Company does not have any covenants, residual value guarantees, or related party transactions associated with its lease agreements.

[M]   Property and equipment:

Property and equipment are carried at cost less accumulated depreciation and amortization. Cost includes purchase price, taxes and duties, and expenditures on major additions and improvements. Minor replacements, maintenance, and repairs that do not prolong the estimated life of the asset are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the books and any resulting gain or loss is included in the results of operations for the respective period. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the estimated useful life of the assets or the remaining lease term. Purchases of property and equipment under $1,000 are expensed.

Construction-in-progress relates to assets which had not been placed in service at the respective balance sheet dates. See Note 5 — Property and Equipment for additional information. The Company transfers these assets to the applicable property and equipment category on the date they are placed in service.

The estimated useful lives of property and equipment are as follows:

Useful life
Computers, software and equipment	3 – 5 years
Furniture and fixtures	3 – 10 years
Real property	40 years

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 2 — Summary of Significant Accounting Policies (cont.)

[N]    Capitalized software costs:

The Company expenses software development costs as it incurs them until technological feasibility has been established, at which time those costs are capitalized until the product is available for general release to customers. To date, the Company’s software has been available for general release concurrent with the establishment of technological feasibility and, accordingly, the Company has not capitalized any development costs. Costs incurred to enhance existing products or after the general release of the software are expensed when incurred and included in research and development expense in the consolidated statements of operations.

[O]   Impairment of long-lived assets:

The Company assesses impairment to its long-lived assets, including ROU assets, when there is evidence that events or changes in circumstances indicate that the carrying value of an asset may not be recovered. An impairment loss is recognized when the undiscounted cash flows expected to be generated by an asset is less than its carrying value. Any required impairment loss is measured as the amount by which the asset’s carrying value exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to (loss) income from operations. During the years ended December 31, 2021 and 2020, property and equipment impairments were $264,034 and $0, respectively, and ROU impairments were $541,194 and $233,443, respectively, recorded in the statement of operations.

[P]    Commissions and contract costs:

The Company evaluates whether or not it should capitalize the costs of obtaining and fulfilling a contract. Such costs would be capitalized when they: (1) are directly related to a contract; and (2) are expected to be recovered. As of December 31, 2021 and 2020, the Company capitalized approximately $3,939,086 and $1,099,148 of contract costs to obtain contracts, which are presented in the consolidated balance sheet as deferred commissions. Other costs to fulfill contracts were $237,956 and $196,684 as of December 31, 2021 and 2020, which are which are included in the consolidated balance sheet under pre-payments to vendors. These costs are amortized over the period which the goods or services the asset relates will be transferred to the customer. The balance which remains as of December 31, 2021 and 2020 relates to unamortized contract liability balances as of the respective dates.

[Q]   Contract balances:

Contract assets consist of revenues earned, but not yet billed. Contract liability represents amounts received from customers for which the Company has yet to perform obligations. As and when the performance obligations are fulfilled in subsequent periods, the Company recognizes the appropriate amount to revenue. Contract liability includes amounts received on account for use of software licenses, support and maintenance services.

The following table disaggregates the contract liability as on December 31, 2021 and 2020 based on the pattern of revenue recognition:

	Year Ended December 31
	2021	2020
Performance obligations satisfied over-time	$12,032,455	$19,769,112
Performance obligations satisfied at a point in time	8,865,576	1,030,198
Contract liability	$20,898,031	$20,799,310

As of December 31, 2021 and 2020, contract liability balances are comprised of current and non-current portions of $6,903,524 and $13,994,507, and $8,461,464 and $12,337,846, respectively.

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 2 — Summary of Significant Accounting Policies (cont.)

[R]    Revenue recognition:

The Company recognizes revenue when performance obligations identified under the terms of contracts with its customers are satisfied in accordance with ASC topic 606 “Revenue from Contracts with Customers” as explained below:

Software licenses — The Company sells perpetual software licenses for on-premises use and software as a service (SaaS) software licenses for on- or off-premise access that provides the customer with a right to use the software when made available to the customer. If the software is provided on perpetual basis on-premise, it is a one-time distinct good giving the customer a right to use. Revenue on such licenses is recognized at a point-in-time at the time of issuance of license. If the software is provided on a SaaS basis for on- or off-premise access, then it is a series of distinct goods giving the customer a right to access over a specified period of time or on subscription basis. Revenue on such licenses is recognized over a period of time ratably over the period of the license or period of subscription. Delivery of the software licenses occurs by sending customers copies of the software with instructions for accessing the licenses, or in some cases, by installing the software directly onto the hardware systems purchased from the Company. The Company also sells software upgrades related to these licenses which is separately priced and present a separate performance obligation in the customer contracts. Revenue for software upgrades is amortized ratably over the specified period of time provided in the customer contracts.

Integrated software and hardware systems — The Company provides equipment which consists of hardware and interrelated software that cannot fully function until installation and configuration are complete. In such cases, the hardware, software licenses, and installation are accounted for as a single performance obligations since the customer cannot exercise the right to use until the installation is complete. Revenues from integrated hardware, software and installation are recognized at a point-in-time.

Support and maintenance services — The Company provides services that are separately priced in the customer contracts. These services do not significantly modify or enhance the software or hardware. The services represent a separate performance obligation. Revenue related to these services is recognized either at a point-in-time or amortized ratably over the specified period provided in the customer contracts, depending upon the nature of the service.

The Company is required to adjust for the effects of the time value of money if the timing of the payments provides a significant financing benefit. The Company considers various factors in assessing whether a financing component exists, including the duration of the contract, market interest rates and the timing of payments. The Company has elected the practical expedient for significant financing components as the date between the delivery of goods and services and the payment does not exceed one year at contract inception. Our contracts do not include a significant financing component requiring adjustment to the transaction price, as pricing remains the same whether such amounts are paid upfront or over a period of time for each service or product. Certain customers, particularly universities and municipalities, may make larger upfront payments than other customers. These upfront payments do not result in the customers being offered any discounts nor is any consideration given to market rates when negotiating these contracts.

The Company generates all of its revenues from contracts with customers which are established based on written evidence of customers’ acceptance to the Company’s promise to perform stated obligations and the price. The IDC customer agreements are long-term in nature.

When entering into contracts, the Company may agree to make payments to customers for product development, lease of space, or similar related services. These payments reduce the revenue recognized when paid. For selected contracts, these amounts may be guaranteed, in which case the guaranteed amount represents a liability which may exceed the total amount due under the contract. In these cases, revenue is not recognized for amounts received as the payments are made. If the Company is subsequently released from the guarantee, revenue not previously recognized, to the extent earned and not reduced by these payments, is then recognized.

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 2 — Summary of Significant Accounting Policies (cont.)

The following table disaggregates the Company’s revenue based on the pattern of revenue recognition. Revenue satisfied over time consists principally of service revenue (SaaS, subscription and related support), while revenue satisfied at a point in time consist principally of product (hardware, including integrated hardware, software and installation) sales.

	Year Ended December 31
	2021	2020
Performance obligations satisfied over time	$10,776,970	$7,978,179
Performance obligations satisfied at a point in time	2,246,956	12,475,529
Total revenues	$13,023,926	$20,453,708

[S]    Cost of revenues:

Cost of revenues primarily consist of cost of hardware equipment and software applications purchased from third-party suppliers. When applicable, such costs include shipping and handling as fulfillment costs that the Company has determined are not a promised service related to its revenue recognition. Costs of revenues are recognized in the period in which the control of the equipment passes to the customer and the corresponding revenue is recognized. Cost of revenues also include the cost of the Company’s personnel or third parties directly providing services to customers including installation, other professional services and include their travel and expenses related to fulfilment of obligations under customer contracts.

[T]    Stock-based compensation:

The Company accounts for employee and non-employee stock-based compensation as an expense in the consolidated financial statements and such cost is measured at the estimated grant date fair value of the award. The Company recognizes compensation expense over the requisite service period of the awards on a straight-line basis. The fair value of stock options is estimated on the date of grant using the Black-Scholes-Merton option-pricing model, while restricted stock awards are measured at the fair value of the common stock on the date of grant. The Company recognizes stock-based award forfeitures as they occur.

[U]    Earnings (loss) per share:

The Company follows the two-class method when computing earnings per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines earnings per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common shareholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic earnings (loss) per common share is calculated by dividing net income (loss) attributable to Eon Reality Inc. shareholders, adjusted for earnings allocated to participating securities, by the weighted average number of common stock outstanding. Diluted earnings (loss) per common share is calculated by dividing net (loss) income attributable to Eon Reality Inc. shareholders, adjusted for earnings allocated to participating securities, by the weighted average number of common shares outstanding after giving effect to all potentially dilutive common stock outstanding during the period.

The Company’s basic net (loss) earnings per share is calculated by dividing the net (loss) income for each class of common and participating securities by the weighted-average number of shares of common stock outstanding for the period. The diluted net (loss) earnings per share is computed by giving effect to all potential dilutive common stock equivalents outstanding for the period. For purposes of this calculation, convertible preferred stock, are considered common stock equivalents but have been excluded from the calculation of diluted net loss per share for 2021 as their effect is antidilutive.

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 2 — Summary of Significant Accounting Policies (cont.)

	Year Ended December 31
	2021	2020
Numerator:
Net (loss) income	$(4,940,951)	$2,023,089
Net loss attributable to noncontrolling interest in subsidiaries	286,821	387,614
(Loss) income attributable to shareholders of Eon Reality, Inc.	(4,654,130)	2,410,703
Less: Preference dividend	(427,528)	(427,528)
Net (loss) income attributable to shareholders of Eon Reality, Inc.	$(5,081,658)	$1,983,175

Denominator:
Weighted average common shares outstanding – basic	47,221,428	46,896,233
Dilutive effect of convertible preferred stock	—	223,900
Dilutive effect of stock plans	—	350,255
Weighted average common shares outstanding – diluted	47,221,428	47,470,388

(Net loss per share) Earnings per share:
Earnings (loss) per share – basic and diluted	$(0.11)	$0.04

The table below presents common shares underlying stock options and convertible shares that are excluded from the calculation of the weighted average number of common shares outstanding used for the calculation of diluted net loss per common share due to their anti-dilutive effect.

	2021	2020
Convertible preferred stock	3,199,328	2,975,428
Stock plans	1,619,628	—

[V]    Research and developments costs:

Research and development costs are expensed as incurred. These costs include compensation costs for engineering and product management personnel, third-party contractor expenses, software development tools, and other expenses related to researching and developing new solutions and upgrading and enhancing existing solutions.

[W]  Sales and Marketing Costs:

Sales and marketing costs are expensed as incurred and primarily consists of salaries, benefits, and commissions paid to our sales and marketing staff, as well as certain travel and consulting expenses incurred related to attracting and maintaining relationships with new and existing customers.

[X]    Income taxes:

The Company accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax basis of the Company’s assets and liabilities and their financial statement reported amounts. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and tax credit carryforwards. A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized. The Company accounts for interest related to income taxes as interest expense and any penalties as general and administrative expense.

The Company follows the authoritative guidance regarding uncertain tax positions. This guidance requires that realization of an uncertain income tax position must be more likely than not (i.e., greater than 50% likelihood of receiving a benefit), assuming a review by taxing authorities having all relevant information and applying current conventions, before it can be recognized in the financial statements. To date, the Company has not identified any uncertain tax positions. Such interest and penalties, if any, would be recorded as part of the tax provision.

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 2 — Summary of Significant Accounting Policies (cont.)

[Y]    Paycheck protection program loan:

On March 27, 2020, Congress enacted the Coronavirus Aid Relief, and Economic Security Act (“CARES Act”). The Paycheck Protection Program (“PPP”) established by the CARES Act, implemented by the U.S. Small Business Administration (“SBA”), provided businesses with funds to pay payroll and other costs during the Coronavirus (“COVID-19”) outbreak. During the fiscal year 2021 and 2020, EON USA applied for and received PPP funds (See Note 8 — Notes Payable) EON USA had elected to record the PPP funds as a loan under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 470, Debt. EON USA applied for forgiveness of the loans in 2021 and in 2022, both the loans were forgiven. See Note 19 Subsequent Events for details.

[Z]    Fair Value Measurement:

The Company follows a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to settle a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-tier fair value hierarchy has been established, which prioritizes the inputs used in measuring fair value as follows:

•        Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

•        Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

•        Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

[AA] Accounting pronouncements not yet adopted:

The Company considers the applicability and impact of all Accounting Standards Updates (“ASUs”). ASUs not discussed below were assessed and determined to be either not applicable, or are expected to have minimal impact on the consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU simplifies the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. This will result in more convertible debt instruments being accounted for as a single liability instrument and more convertible preferred stock being accounted for as a single equity instrument with no separate accounting for embedded conversion features. The ASU also simplifies the diluted earnings per share calculation in certain areas. The Company elected to early adopt ASU 2020-06 on January 1, 2022, and such adoption had no impact on balances at December 31, 2021.

[BB] Recently Adopted Accounting Pronouncements:

In June 2016, FASB issued Accounting Standards Update (“ASU”), No. 2016-13, Topic 326, Financial Instruments — Credit Losses (“ASC 326”) which revises the accounting for credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The main objective of ASU 326 is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 2 — Summary of Significant Accounting Policies (cont.)

at each reporting date. To achieve this objective, the amendments in this ASU replaced the incurred loss impairment methodology in current GAAP with a methodology that reflects the expected credit losses over the life of the asset and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company adopted ASU 2016-13 on January 1, 2020, utilizing the modified retrospective approach and applied to balances subject to the standard including accounts receivable with customers, unbilled receivables and contract assets as presented on the consolidated balance sheets. Additional amounts subject to the standard include amounts due from director; refer to Note 17 Related Party Transactions for additional information on amounts due from director. The adoption and application of ASU 2016-13 did not have a material impact on the Company’s consolidated balance sheet due to the size and nature of its transactions with customers and directors subject to the standard. The Company is closely monitoring its processes to identify if and when it’s assumptions may require adjustment and related disclosure.

In February 2016, the FASB issued ASU 2016-02, Topic 842 Leases (ASC 842), as amended, which requires the rights and obligations arising from lease contracts, including existing and new arrangements, to be recognized as assets and liabilities on the consolidated balance sheet, including both finance and operating leases. ASU 2016-02 requires disclosures to help the financial statement user better understand the amount, timing and uncertainty of cash flows arising from leases. The recognition, measurement and presentation of expenses and cash flows arising from a lease primarily depend on its classification as a finance or operating lease.

The Company adopted ASU 2016-02 on January 1, 2020, utilizing the modified retrospective approach. Under the modified retrospective approach, management has adjusted prior period amounts. The Company applied the transitional package of practical expedients allowed by ASU 2016-02 relating to the identification, classification and initial direct costs of leases commencing before the effective date of ASU 2016-02; the Company also elected the hindsight transitional practical expedient. The Company has also elected the accounting policy to forgo applying the guidance of ASC 842 to short term leases (defined as a term of 12 months or less, without a purchase option which we are reasonably certain to exercise). The Company has utilized the rate implicit in the lease where applicable and for all other leases, has elected an incremental borrowing rate for leases in transition and prospectively.

As of adoption date, the Company recognized operating lease right-of-use assets, current operating lease liabilities and operating lease liabilities, net of current portion of $2,210,848, $760,425, and $1,668,792, respectively. The Company recognized finance lease right-of-use assets, current finance lease liabilities and finance lease liabilities, net of current portion of $90,393, $59,262 and $31,131, respectively. There was no net effect on opening accumulated deficit upon the adoption of ASU 2016-02.

Note 3 — Variable Interest Entities and Investments

At each reporting date, the Company performs an analysis to determine whether certain legal entities related to its IDC customer contracts, should be accounted for as a VIE . Typically, the legal entities involved in the analysis are privately held limited liability companies created to facilitate relations with third party investors related to the establishment of an IDC in various regions of the world. The annual analysis considers key business factors including: i) the legal entity formation and ownership percentages; ii) the construct of the board of directors for power to control activities; iii) voting control of the board of directors; and iv) financial investments by the owners to assess which investor(s) represent the primary financial beneficiary.

Based on this analysis, if it is determined that the entity is a VIE and the Company is the primary beneficiary and has the power to direct the substantive activities of the legal entity, then the Company will consolidate the entity in the consolidated financial statements. In cases whereby the Company has made a financial investment in the legal entity and the entity is a VIE, however the Company is not the primary beneficiary of the VIE, then the investment is recorded under the equity method of accounting in the consolidated financial statements and adjusted each reporting period, as required, for the Company’s proportionate share of income or loss of the legal entity or other changes to the ownership investment.

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 3 — Variable Interest Entities and Investments (cont.)

The Company periodically reassesses whether the entities in which it invests are VIE’s , and if a VIE, whether it is the primary beneficiary of a VIE. The reassessment process considers whether the Company has acquired the power to direct the most significant activities of the VIE through changes in governing documents or other circumstances. The Company also reconsiders whether entities previously determined not to be VIEs have become VIEs, based on changes in facts and circumstances including changes in contractual arrangements and capital structure. For the year ended December 31, 2021 and 2020, there were no changes in the determination of VIE status for any entities or the Company’s assessment of the primary beneficiaries. For a list of the VIEs included in the consolidated financial statements refer to Note 2 [C], Principles of consolidation for VIEs.

The following table represents the carrying amounts of the assets and liabilities as of December 31, 2021 and 2020 for the individual VIEs that were consolidated.

Consolidated VIEs	December 31, 2021		December 31, 2020
	Assets	Liabilities	Assets	Liabilities
Eon Reality (Mauritius) Ltd	$23,576	$4,874,511	$111,552	$4,781,385
Tshwane Interactive Digital Centre (Pty) Ltd	—	—	2,208	—
Eon Reality Italia S.R.L.	256,158	9,973,809	1,146,110	10,443,990
Henan Jinda Eon Reality Science & Technology Ltd	105,750	7,324	280,711	26,248
Total	$385,484	$14,855,644	$1,540,581	$15,251,623

Non-Consolidated VIEs and Investments

EON Norway AS (“EON Norway”) and AVR Institute Norway AS (“AVR”)

EON Norway was established for the purpose of servicing an IDC customer contract dated September 2016 between AVR and EON USA. EON USA is the single largest shareholder of EON Norway with a 33% equity interest, but it does not have the power to direct the activities and economic performance of EON Norway, primarily due to the composition of the board of directors. In 2017, EON USA invested in EON Norway an amount totaling $218,521.

EON USA executed an IDC customer contract with AVR to establish an IDC to be owned by AVR and operated by EON Norway. Given the terms of this arrangement and the contract commitments made by EON USA, it was determined that AVR is a VIE. However, EON USA did not have any equity ownership in AVR nor does it have the power to direct the activities of AVR that most significantly impact the VIE’s economic performance. As such, EON USA did not consolidate AVR in its consolidated financial statements.

In October 2020, a settlement agreement was executed between EON USA and AVR, setting out the terms to transfer EON USA’s share in EON Norway to AVR and extinguishment of all loans and claims between EON USA and EON Norway. Consequent to the settlement agreement, the contractual obligations of EON USA in the form of guaranteed project costs and rent for space have been written off at a gain of $165,125 and revenue previously not able to be recognized was recognized as earned totaling $3,103,539 on the statement of operations which together with write-off of the inter-company balances in EON Norway, amounted to $3,268,664 for the year ended December 31, 2020.

Eon Reality Inc. (Taiwan)

In August 2020, EON USA and TXI Partners Ltd, an unrelated Taiwan entity. entered into an agreement to close Eon Reality Inc. (Taiwan), the local company in Taiwan, and terminate all related agreements with no further obligations to either party. Further, the balances related to Eon Reality Inc. (Taiwan) appearing in the books of accounts of EON USA were written off, at a loss of $417,123, revenue previously not able to be recognized was recognized as earned totaling $5,497,762 on the statement of operations for the year ended December 31, 2020.

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 3 — Variable Interest Entities and Investments (cont.)

Eon Mexico LP (“EON Mexico”) and Eon Reality UAE L.L.C. (“EON UAE”)

EON USA executed IDC customer contracts with EON Mexico and EON UAE for the purpose of establishing IDCs in the geographical locations of Mexico and United Arab Emirates. EON USA has 49% equity interests each in EON Mexico and EON UAE related to the IDCs in these locations and has determined that these investments are VIEs. However, EON USA did not consolidate these entities in its consolidated financial statements because it does not have the power to direct the activities of the VIEs that most significantly impact the VIEs’ economic performance and, therefore, is not the primary beneficiary. As such, these investments are accounted for under the equity method. Investments accounted for under the equity method had a carrying value of $0 as of December 31, 2021, January 1, 2020, and December, 31 2020. There is no carrying value for these investments since EON USA is yet to invest any amount in both EON Mexico and EON UAE. As a result, there is no gain or loss recorded pursuant to applying equity method of accounting to these entities for the years ended December 31, 2021 or 2020.

As of December 31, 2021 and 2020, EON had contract liability balances of $0 and $232,743 respectively which related to the customer, EON Virtual Mexico Energia Del Valle de Mexico, a subsidiary of EON Mexico. The balance as of January 1, 2020 was $791,330. These respective balances represent the maximum exposure to loss for EON USA related to EON Mexico, as of December 31, 2021 and 2020. There are no obligations for funding losses or other commitments related to these entities.

Note 4 — Revenue from Contracts with Customers

Contract Balances

Contract assets consist of revenues earned, but not yet billed. Contract assets were $977,624, and $378,053 as of December 31, 2021 and 2020, respectively, and $414,651 as of January 1, 2020. Contract liabilities consists of billings made or payments received in advance of revenue recognition from customer agreements. The timing of revenue recognition may differ from the timing of billings to customers. If the Company’s right to consideration for such performance is contingent upon a future event or satisfaction of additional performance obligations, the amount of revenues the Company has recognized in excess of the amount it has billed to the customer is considered to be a contract asset. Payment terms vary by the type and location of customer and the products or services offered. The time between invoicing and when payment is due is not significant.

The following table presents the changes to the Company’s contract liabilities:

	2021	2020
Contract liabilities, beginning of year	$20,799,310	$21,245,285
Contributions from contract asset	1,189,584	42,573
Billings	11,933,063	11,363,853
Revenue recognized	(13,023,926)	(11,852,401)
Contract liabilities, end of year	$20,898,031	$20,799,310

Total revenue allocated to remaining performance obligations as of December 31, 2021 will be recognized as revenue as follows:

Next 12 months	$6,903,524
Months 13 – 24	5,648,587
Months 25 – 36	3,193,294
Thereafter	5,152,626
Total revenue allocated to remaining performance obligations	$20,898,031

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 4 — Revenue from Contracts with Customers (cont.)

During the years ended December 31, 2021 and 2020, approximately 64.7% and 61.0% of total revenue recognized, respectively, was from the contract liabilities’ balances at the beginning of each year. During the year ended December 31, 2020, certain revenue not included in contract liabilities’ balances as a result of guarantees of payments to customers was able to be recognized when the Company was released from those guarantees.

Note 5 — Property and Equipment

Property and equipment consist of the following as of December 31, 2021, and 2020:

	2021	2020
Computers, software, and equipment	$3,326,322	$3,630,570
Furniture and fixtures	1,337,959	1,953,221
Leasehold improvements	420,078	424,354
Buildings	1,067,706	1,149,718
Land	266,627	287,430
Construction-in-progress	1,065,931	1,026,052
Total property and equipment	7,484,623	8,471,345
Less – accumulated depreciation and amortization	(4,643,254)	(4,874,273)
Property and equipment, net	$2,841,369	$3,597,072

Construction-in-progress relate to on-going projects to restore building structures within EON Invest France and further relates to various components to be utilized in the IDC center under construction at the Henan Jinda Eon Reality Science and Technology, Ltd.

Depreciation and amortization expense is $362,053 and $512,012 for the years ended December 31, 2021 and 2020, respectively.

Note 6 — Other Accrued Expenses

Other accrued expenses consisted of the following as of December 31, 2021 and 2020:

	2021	2020
Accrued rent payments	$1,136,572	$437,449
Employee compensation	1,397,831	1,178,450
Legal and professional fees	4,143,831	3,625,060
Payable to government authorities	482,756	460,277
Other expenses	252,080	245,024
Total Other accrued expenses	$7,413,070	$5,946,260

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 7 — Borrowings

Borrowings consist of the following as of December 31, 2021 and 2020:

	2021	2020
Eon Reality (Mauritius), Ltd has borrowed the principal amount of $3,500,000 which commenced in 2014 with moratorium period up to June 30, 2018. The interest is payable at 5.335% per annum in 18 equal, consecutive quarterly installments ending December 31, 2022. The loan is secured by the assets of Eon Reality (Mauritius), Ltd, which is under liquidation, and is in default resulting in the balance being classified as current.	$3,207,497	$3,240,890

Eon Reality (Mauritius), Ltd-Bank unsecured overdraft facility initiated in 2015 with interest payable at 6.5% per annum.	203,936	221,289

Eon Reality, Pte entered into an unsecured short-term working capital loan of $151,322 with Govin Holdings Pte Ltd on September 23, 2020 payable December 23, 2020 with interest payable at 2% monthly.	—	75,664

Eon Reality, Pte Ltd has secured short-term account receivable invoice financing/Short-term loan with vendor Validus Capital Pte Ltd. The principal amount of SGD 35,000 has a maturity of 12 months due September 2, 2022 and accrues interest at 1.75% per month. Interest is accrued on a daily basis for the invoice financing agreement. Late payment fees are 1% of the outstanding principal balance. The short-term invoice financing is jointly and severally guaranteed by directors, is in default, and the Company accounts for interest and late fees as invoiced by Validus Capital Pte. Ltd, monthly.	25,825	141,710

Eon Reality (Singapore) Pte Ltd has entered into factoring agreements with Unocle Pte Ltd in principal amounts of $48,000 and $55,000 on December 7, 2021 and December 20, 2021 due January 10, 2022 and March 10, 2022, respectively with interest of 1.75% per month.	76,324	—
Total	3,513,582	3,679,553
Less – Borrowings, current portion	(3,513,582)	(438,663)
Non-current portion	$—	$3,240,890

Interest expense recorded for borrowings the years ended December 31, 2021 and 2020 was $284,622 and $236,516 respectively.

As of December 31, 2021 and 2020, the fair value of our borrowings was estimated at approximately $3,645,987 and $3,755,297, respectively, principally using quoted yields for the same or similar types of borrowings, taking into account the underlying terms of the debt instruments. As of December 31, 2021 and 2020, the estimated fair value exceeded the carrying value of the debt by $132,405 and by $75,741, respectively.

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 8 — Notes Payable

Notes Payable consist of the following as on December 31, 2021 and 2020:

2021	2020

Unsecured note due to The Council of the City of Manchester (England) by Eon Reality Ltd. (England) that commenced in 2012 with original borrowings of $3,555,764. The note is issued in Great Britain Pound Sterling and was repayable in two equal instalments on August 31, 2017 and August 31, 2021. The note requires interest payable monthly at a rate of 7.00% per annum. If Eon Reality Ltd. (England) fails to pay any amount payable on the due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment at a rate of 9% per annum (‘default interest’). The default interest shall be payable by Eon Reality Ltd. (England) on demand by the lender. This note is in default.

$1,486,320	$1,502,943

Unsecured note agreement entered into with Region Wallonne in 2019 of Euro 2,432,092. The loan was assumed by EON USA upon liquidation of the EON Belgium entity in May 2019. The principal balance is repayable in equal quarterly instalments through September 30, 2025. The note requires interest payable quarterly at a rate of 5% per annum. During October 2020, the Company partially settled the balance of the note, through an in-kind settlement in the form of a 1-year software license, for $1,181,796. The Company reduced the balance of the note payable and recorded a current contract liability balance, to be amortized over the 1-year license period. The Company recognized income of $971,699 and $210,097 in 2021 and 2020 respectively. As of December 31, 2021 and 2020 the loan was in default, resulting in the total remaining balance being classified as current.

1,624,435	1,752,873

Eon Reality Italia S.R.L. entered into a Grant agreement with a foreign municipality in 2018 for an amount of Euro 6,195,220. The grant was issued to Eon Reality Italia S.R.L., Italy, in Euros and requires EON USA to satisfy the following conditions: - Build and complete an IDC facility in Bologna, Italy within 36 months of the date of issuance of grant; - Contribute software technology with a fair value of approximately 18 million Euros; - Hire 160 employees of which 128 employees are required to hold university degrees or higher education credentials within 48 months of the date of issuance of the grant; Maintain the employment requirement for three years following the last grant funding with a deviation not exceeding 20% for a period of six continuous months; - Comply with annual reporting requirements. The agreement provides that in the event of non-compliance with these grant conditions total or partial amount of the grant may be repayable, with interest, at the legal specified rate at the repayment date. The Company determined as of December 31, 2020 that it was probable that they would trigger an event of non-compliance, and thus is treating the grant as an on-demand note and recorded an interest accrual for the year ended December 31, 2020. In April 2021, the foreign municipality revoked the grant and demanded that Eon Reality Italia S.R.L. return an amount of Euro 7,051,403 (USD 8,611,878), which is inclusive of principal and interest, accruing daily at a rate of roughly 1%, or Euro 849 from June 1, 2021. No payments were made against the amount due in either 2021 or 2020. The change in principal balance represents changes in the FX rates.

7,027,293	7,575,583

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 8 — Notes Payable (cont.)

	2021	2020

On April 23, 2020, EON USA obtained an unsecured PPP loan from Citi National Bank of $614,700. The loan, which was in the form of a Note dated April 21, 2020, matures on April 21, 2022, and bears interest at a rate of 1% per annum. Repayment of the loan was scheduled to begin after 6 months from the date of note (‘deferral period’). The Flexibility Act extended the deferral period for borrower repayments of principal, interest, and fees on all PPP loans to the date that the Small Business Administration remits the borrower’s loan forgiveness amount to the lender (or, if the borrower does not apply for loan forgiveness, 10 months after the end of the borrower’s loan forgiveness covered period). . Funds from the loan may only be used for payroll costs and payments on mortgage interest, rent, utilities and interest on other debt obligations. Refer to Note 19 Subsequent Events, for additional discussion

	614,700	614,700

On March 13, 2021, EON USA obtained an unsecured PPP loan from Citi National Bank of $521,567. The loan, which was in the form of a Note dated March 13, 2021, matures on April 13, 2026, and bears interest at a rate of 1% per annum. Repayment of the loan shall be monthly payments of principal in equal installments in an amount that would fully amortize the Loan by the Maturity Date, plus interest, in arrears, calculated based upon the original principal amount. Repayments shall continue to be paid until the date of any forgiveness and on the remaining outstanding principal balance thereafter beginning on the date the amount of forgiveness determined under section 1106 of the CARES Act is remitted to Lender, but in no event later than 10 months after the last day of the covered period. Funds from the loan may only be used for payroll costs and payments on mortgage interest, rent, utilities and interest on other debt obligations. Refer to Note 19 Subsequent Events, for additional discussion.

	521,567	—
Total	11,274,315	11,446,100

Less – Notes payable, current portion	(10,940,625)	(2,557,133)

Non-current portion	$333,690	$8,888,966

There are no financial or operational covenant requirements for the notes payable as of December 31, 2021 and 2020. Future principal payments on the notes payable as of December 31, 2021, are as follows:

Year ended December 31, 2022	$10,940,625
2023	104,313
2024	104,313
2025	104,313
2026	20,751
Total	$11,274,315

Interest expense recorded for notes payable for the years ended December 31, 2021 and 2020 was $472,552 and $1,121,680 respectively.

As of December 31, 2021 and 2020, the fair value of our notes payable was estimated at approximately $11,296,018 and $12,382,183, respectively, principally using quoted yields for the same or similar types of borrowings, taking into account the underlying terms of the debt instruments. As of December 31, 2021 and 2020, the estimated fair value exceeded the carrying value of the debt by $21,703 and $936,084, respectively.

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 9 — Leases

The Company utilizes operating leases primarily for administrative offices and vehicles, and had a finance lease for equipment in its U.S. office.

Lease expense for operating leases is recognized on a straight-line basis over the lease term and included in general and administrative expenses in the consolidated statements of operations while the expense for finance lease is recognized as depreciation and amortization (for the portion related to depreciation and amortization expense) and interest expense in the consolidated statements of operations.

The Company has additionally assessed ROU assets for indicators of impairment, as of the date of ASC 842 adoption, December 31, 2021, and 2020.

Eon Reality, Mauritius Ltd (“Mauritius”), ceased its operations and entered into voluntary administration effective October 24, 2019. As of January 1, 2020, the date of ASC 842 adoption, the Company had recorded an abandonment accrual in accordance with ASC 420, based on the remaining lease rentals, adjusted for the effects of any prepaid or deferred items recognized under the lease, and reduced by estimated sublease rentals that could be reasonably obtained for the property. The balance of the abandonment accrual as of January 1, 2020 was equal to $150,498. As the abandonment of leased facilities, and the voluntary liquidation occurred prior to the Company’s adoption of ASC 842, an ROU asset is not recorded related to the Mauritius lease, at ASC 842 adoption date, and thus there is no impact from ASC 842 adoption related to the Mauritius lease liability.

In May 2020, Eon Reality Ltd (England) ceased operations and filed for voluntary liquidation. As of the balance sheet date ending December 31, 2020, the leased asset is not utilized for any business purposes. As such, for the year ended December 31, 2020, the Company fully impaired the right-of-use assets consistent with the guidance of ASC 842 and ASC 360-10 for long-lived assets to be abandoned. As a result of this impairment, the Company recorded a loss on the impairment of ROU assets of $233,443 for the year ended December 31, 2020.

After revocation of the grant in April 2021, as discussed in Note 8 — Notes Payable, Eon Reality Italia S.R.L (Italy) has abandoned its leased assets (comprised of vehicle leases and a leased office space), most of the entity’s employees had been terminated, and facilities had been abandoned. As such, for the year ending December 31, 2021, the Company fully impaired the right-of-use assets consistent with the guidance of ASC 842 and ASC 360-10 for long-lived assets to be abandoned. As a result of this impairment, the Company recorded a loss on the impairment of ROU assets of $541,193 for the year ended December 31, 2021.

	Balance Sheet Location	2021	2020
Right-of-use asset
	ROU Asset, operating	$1,054,255	$1,372,292
	ROU Asset, Financing	—	30,131
Lease liabilities (current)
	Lease Liabilities Operating, current	(885,851)	(773,421)
	Lease Liabilities Financing, current	—	(31,131)
Lease liabilities (noncurrent)
	Lease Liabilities Operating, Non current	(1,090,173)	(1,125,297)
	Lease Liabilities Financing, Non current	—	—

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 9 — Leases (cont.)

The following table summarizes lease related costs for the years ended December 31, 2021 and 2020:

	2021	2020
Operating lease expense
General and administrative	$872,690	$857,689
Research and development	44,789	41,817
Total operating expense	917,479	899,506
Finance lease expense:
General and administrative	30,131	60,262
Interest Expense	1,917	6,626
Total finance lease expense	32,024	67,048

Total lease expense	$949,503	$966,554

The following table summarizes supplemental cash flow and other information for the years ended December 31, 2021 and 2020:

	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$579,255	$581,834
Financing cash flows for finance leases	31,131	59,262
ROU assets obtained in exchange for lease obligations:
Operating leases	1,175,027	158,162
Finance leases	—	—
Weighted average remaining lease terms:
Operating leases	1.74 yrs.	1.99 yrs.
Finance leases	— yrs.	0.53 yrs.
Weighted average discount rates:
Operating leases	4.57%	5.24%
Finance leases	—	10.64%

The following table summarize maturities of lease liabilities as of December 31, 2021, and further reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) to the total lease liabilities recognized on the consolidated balance sheet as of December 31, 2021:

Operating leases
Fiscal year ending December 31,
2022	$910,300
2023	792,124
2024	311,662
Total undiscounted future minimum lease payments	2,014,086
Less: difference between undiscounted lease payments and discounted lease liabilities	38,062
Total lease liabilities	$1,976,024

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 10 — Stockholders’ Deficit

Common stock

Noncontrolling Interest Transaction

In July 2020 and March 2021, the (30%) non-controlling shareholder of Henan Jinda Eon Reality Science & Technology Ltd, ”Henan”, made capital contributions in the amounts of $1,014,611 and $725,957, respectively. The contributions represents the third, and fourth, of four tranches of a total of $6,700,000 in capital contributions to be made by the noncontrolling interest, as defined by the IDC Cooperation Agreement, executed between the noncontrolling interest and the Company in 2019.

Convertible preferred stock

EON USA also has authorized issuance of 10,000,000 shares of convertible preferred stock at a par value of $0.001 per share. The number of shares designated is 260,000 shares of Series A convertible preferred stock (“Series A”), 1,700,000 Series B convertible preferred stock (“Series B”) and 1,450,000 Series C convertible preferred stock (“Series C”). The Series A, Series B, and Series C maintain the following characteristics:

Voting Rights — Series A, Series B, and Series C have voting rights equal to an equivalent number of shares of common stock into which shares can be converted and vote together as a single class of stock with common stockholders. Fractional shares are rounded to the nearest whole number (with one-half being rounded upward).

Dividends — Any dividend declared by EON USA will be distributed among the holders of common stock, based on the number of shares of common stock then held by each holder. Holders of Series A stock shall not be entitled to receive preferential dividends but shall be paid dividends at the times and in the amount per share, that dividends are paid to the holders of common stock. Holders of Series B stock shall be entitled to receive cumulative dividends at the rate of $0.136 per share per annum payable in preference and priority to any payment of any dividend on the common stock or Series A stock. Holders of Series C stock shall be entitled to receive cumulative dividends at the rate of $0.153 per share per annum payable in preference and priority to any payment of any dividend on the common stock and Series A stock and pari passu with the payment of a corresponding dividend on the Series B stock.

In the absence of profits, dividends on each series of preferred stock required to be accrued under the terms of issue of the stock have not been declared or accrued since issuance of the respective stock. The cumulative dividends are as follows:

	December 31, 2021	December 31, 2020
Series B	$3,478,454	$3,256,754
Series C	3,530,562	3,324,735

Conversion — Each share of Series A, Series B, and Series C are convertible at the option of the holder at any time into shares of common stock on a one-for-one basis. Each share of preferred stock will automatically convert to one share of common stock immediately prior to the closing of an initial public offering of common stock at a price not less than $3.40 per share and with gross proceeds to EON USA of at least $20,000,000.

Liquidation preference — In the event of any liquidation, dissolution, or winding-up of EON USA, either voluntarily or involuntarily, the holders of Series A, Series B, and Series C are entitled to receive, prior and in preference to any holders of common stock and pari passu with the holders of the preferred stock, an amount equal to their original issuance price, plus any accrued and unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A, Series B, and Series C is insufficient to permit the payment to such holders of the preferential amounts, then the entire assets and funds of EON USA legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, and Series C in proportion to their ownership interest on an as-converted basis to common stock.

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 10 — Stockholders’ Deficit (cont.)

The liquidation preferences are pari passu and amount to the following:

	December 31, 2021	December 31, 2020
Series A	$597,813	$597,813
Series B	6,249,707	6,028,007
Series C	6,100,045	5,894,218

Redemption — The Series A is not redeemable. Series B and Series C have optional redemption provisions. EON USA shall be entitled to redeem out of funds available, all or any portion of the outstanding shares of Series B and Series C held by each holder provided that EON USA shall not redeem less than 50,000 shares of Series B and not less than 5,000 shares of Series C on any date of redemption. Series B and Series C are not mandatorily redeemable. On the date of redemption, the redemption shall be made in cash of a sum equal to the Series B liquidation price of $1.70 per share, plus any accrued and unpaid dividends, and the Series C liquidation price of $1.91 per share, plus any accrued and unpaid dividends.

Note 11 — Stock Option Plan

In 2002, EON USA established the EON Software, Inc. Stock Option Plan. This plan had a term of 10 years and it was terminated on its 10-year anniversary. As of December 31, 2021, there are no outstanding options under this plan.

In September 2015, EON USA established the 2015 Equity Incentive Plan (the “2015 Plan”), which covers employees, directors, officers, and consultants. Under the 2015 Plan, EON USA may grant incentive stock options or non-qualified stock options. At inception, there were 1,500,000 shares of common stock reserved under the 2015 Plan. During 2017, the number of common stock shares reserved under the 2015 Plan increased to 4,500,000 shares. Options granted under the 2015 Plan have a term of 10 years from the grant date and vest over various periods as determined by the Board of Directors. Stock-based compensation expense for the years ended December 31, 2021 and 2020 amounted to $48,051 and $29,448, respectively.

The Company estimates the fair value of stock options on the date of grant using the Black-Scholes-Merton option-pricing-model. The Black-Scholes-Merton option-pricing--model requires estimates of highly subjective assumptions, which greatly affect the fair value of each stock option. The assumptions used to estimate the fair value of stock options granted were as follows:

	2021	2020
Fair value of common stock	$0.33 – 2.28	$0.33
Exercise price	$0.20 – 0.33	$0.20
Expected term (years)	2.00 – 3.59	2.85 – 3.70
Risk free interest rate	0.11 – 0.92%	0.23 – 0.30%
Expected volatility	56 – 60%	56%
Expected dividend yield	0%	0%

The risk-free interest rate is an estimated average interest rate based on U.S. Treasury zero-coupon notes with terms consistent with the expected term of the awards. EON USA estimates the expected volatility of the common stock underlying its stock options at the grant date by taking the average historical volatility of the common stock of a group of comparable publicly traded companies over a period equal to the expected life of the stock options. EON USA has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. Consequently, it used an expected dividend yield of zero. The expected term of options granted was calculated using the simplified method, which represents the average of the contractual term of the option and the weighted average vesting period of the option. The Company uses the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term. EON USA calculated the fair value of its common stock based on an enterprise value using the income and market approaches and allocated the equity value to the common stock and other securities using the option-pricing method.

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 11 — Stock Option Plan (cont.)

Stock option activity under the 2015 Plan is as follows:

	2021		2020
	Number of shares subject to Stock Options	Weighted- Average Exercise Price per share	Number of shares subject to Stock Options	Weighted- Average Exercise Price per share
Outstanding, January 1,	1,356,609	$0.20	1,393,354	$0.20
Granted	1,711,012	0.32	480,805	0.20
Exercised	(160,000)	0.20	(455,000)	0.20
Forfeited or expired	(355,000)	0.20	(62,550)	0.20
Outstanding, December 31,	2,552,621	$0.28	1,356,609	$0.20
Exercisable and vested, December 31	671,996	0.20	889,109	0.20

The intrinsic value of options exercised during 2021 and 2020 was $332,800 and $0, respectively.

As of December 31, 2021, approximately $1,788,126 in stock-based compensation costs related to stock options outstanding are expected to be recognized over a weighted-average period of 2.5 years and will be adjusted for subsequent forfeitures.

Note 12 — Income Taxes

The (loss) income before income taxes by jurisdiction is as follows:

	2021	2020
U.S.	$513,395	$4,085,226
Foreign	(5,436,440)	(1,988,703)
(Loss) income before taxes	$(4,923,045)	$2,096,523

The provision for income taxes for the years ended December 31, 2021 and 2020 consists of the following components:

	2021	2020
Current:
Federal	$—	$20,518
State taxes	800	(18,831)
Foreign	17,106	5,257
Total current provision	17,906	6,944

Deferred:
Federal	—	29,219
State taxes	—	—
Foreign	—	37,271
Total deferred provision	—	66,490
Total provision	$17,906	$73,434

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 12 — Income Taxes (cont.)

The reconciliation of the U.S. federal statutory tax rate to the consolidated effective tax rate was as follows:

	2021	2020
Federal statutory tax rate	21.0%	21.0%
Permanent differences	15.1	(38.8)
State income taxes, net of federal benefit	(0.1)	0.9
Stock based compensation	(0.3)	0.3
Change in tax rate and other adjustments	—	(12.0)
Change in valuation allowance	(40.1)	42.3
Foreign operations	4.0	(10.2)
	(0.4)%	3.5%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are as follows:

	2021	2020
Deferred tax assets:
Accrued expenses	$756,363	$829,517
State taxes	210	210
Contract liability	2,338,195	2,194,365
Depreciation and amortization	205,358	182,725
Allowance for bad debts	19,131	210,744
Net operating losses	9,414,778	8,260,499
Tax credits	23,694	4,797

Total deferred tax assets	12,757,729	11,682,857
Valuation allowance	(12,590,002)	(11,547,146)

Net deferred tax assets	167,727	135,711

Deferred tax liabilities:
Deferred commissions	(206,996)	(116,136)
Others	39,269	(19,575)

Total deferred tax liabilities	(167,727)	(135,711)

Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2021, the Company has federal net operating loss carryforward available of $22,395,850, of which $12,542,787 will expire in the 2030 — 2037, state net operating loss carryforward available of $22,084,057 which begin to expire in 2030, and foreign net operating loss carryforward available of $18,489,832 which begin to expire in 2022. In addition, as of December 31, 2017, the Company has state alternative minimum tax credits of $29,962. Federal net operating loss carryovers from 2017 and prior, totaling approximately $12,542,787 expire from 2030 to 2037. Under the Tax Cuts and Jobs Act, net operating losses generated in tax years beginning after December 31, 2017 have an unlimited carryforward period, and the amount of net operating loss allowed to be utilized each year is limited to 80% of taxable income.

The Company accounts for deferred taxes by weighing positive and negative evidence concerning the realizability of the Company’s deferred tax assets in each jurisdiction. The Company evaluated its ability to realize the benefit of its net deferred tax assets and weighed all available positive and negative evidence both objective and subjective in nature. In determining the need for a valuation allowance, the weight given to positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. Consideration was given to negative evidence which was primarily related to the duration and severity of losses

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 12 — Income Taxes (cont.)

in prior years. Realization of the Company’s net deferred tax assets is dependent upon its generation of sufficient taxable income in future years in appropriate tax jurisdictions to obtain benefit from the reversal of temporary differences, net operating loss carryforwards and tax credit carryforwards. The amount of net deferred tax assets considered realizable is subject to adjustment in future periods if estimates of future taxable income change.

As of December 31, 2021 and 2020, a valuation allowance of $12,590,002 and $11,547,146 has been established against the net deferred tax assets as realization is uncertain. The valuation allowance increased by $1,042,856, for year ended December 31, 2021 and decreased by $3,757,006 for the year ended December 31, 2020.

Utilization of net operating loss carryforwards, credit carryforwards, and certain deductions may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The tax benefits related to future utilization of federal and state net operating loss carryforwards, credit carryforwards, and other deferred tax assets may be limited or lost if cumulative changes in ownership exceeds 50% within any three-year period. Additional limitations on the use of these tax attributes could occur in the event of possible disputes arising in examinations from various taxing authorities. Any net operating loss or credit carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction in the valuation allowance.

The Company is subject to income taxes in the United States, the state of California, and various foreign jurisdictions.

Note 13 — Employee Benefit Plan

EON USA sponsors a 401(k) profit-sharing plan for qualified employees. Contributions made by EON USA to the profit-sharing plan are at the sole discretion of management. For the years ended December 31, 2021 and December 31, 2020, EON USA did not contribute to the plan.

Note 14 — Entities Under Voluntary Liquidation

The operations of the below entity entered liquidation during 2021:

Eon Reality S.L. (Spain):    EON USA’s subsidiary, Eon Reality S.L. initiated the voluntary liquidation proceeding by appointing a liquidator in July, 2021. The liquidation is expected to be completed during fiscal year 2022. The Company continues to control and consolidate the entity until such time as the liquidation is complete

The operations of the below entities entered liquidation during 2020:

Eon Reality, Ltd (England):    In May 2020, EON USA’s subsidiary, Eon Reality, Ltd ceased operations and filed for voluntary liquidation. EON USA also appointed liquidators in August, 2020. EON USA expects the liquidation to be completed during fiscal year 2022. The Company continues to control and consolidate the entity until such time as the liquidation is complete.

Eon Reality ApS (Denmark):    EON USA’s subsidiary, Eon Reality ApS, initiated the voluntary liquidation proceeding by appointing a liquidator on May 29, 2020. EON USA expects the liquidation to be completed during fiscal year 2022. The entity was inactive for the years ended December 31, 2021 and December 31, 2020, and was not consolidated in either year as the Company does not control the entity.

Eon Reality (Australia) Pty Ltd:    Eon Reality (Australia) Pty Ltd filed for voluntary liquidation in November 2020. Liquidation was completed in 2021. The Company controlled and consolidated the entity until the liquidation was complete.

Tshwane Interactive Digital Centre (Pty) Ltd (South Africa):    EON USA’s South African subsidiary ceased operations in June 2021, and entered voluntary liquidation. EON USA expects liquidation to be completed during fiscal year 2022. The Company continues to control and consolidate the entity until such time as the liquidation is complete.

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 14 — Entities Under Voluntary Liquidation (cont.)

Eon Reality (Mauritius), Ltd:    EON USA’s Mauritian subsidiary ceased its operations and in October 2019 entered into voluntary administration. EON USA expects liquidation to be completed during fiscal year 2022. The Company continues to control and consolidate the entity until such time as the liquidation is complete.

As of December 31, 2021, none of these entities were for sale or were considered held for sale. The entities are in the process of voluntary liquidation. Accordingly, none of the assets or liabilities of the entities have been segregated as of December 31, 2021 or December 31, 2020, as none of the entities meet the criteria to be considered and presented as held for sale or discontinued operations.

Note 15 — Contingencies

The Company is periodically involved in legal actions and claims that arise as a result of events that occur in the normal course of business as described below:

In October 2021, the landlord of the premises occupied by the Company’s Italian subsidiary obtained a judgment against the subsidiary from the Court of Bologna in the amount of approximately $550,000 plus interest and accrued rent costs for the payment of a lease from December 2019 through July 2021. These costs have been accrued as accrued rent payments, within accrued expenses as of December 31, 2021. The term to file an opposition before the Court of Bologna against this judgment was 40 days from the notification of the judgment, failing which, the judgment will become final and enforceable. As at the date of issuance of these consolidated financial statements, EON Italia S.R.L. has not filed an opposition to this judgment with the Court of Bologna, however, EON Italia S.R.L. is in the process of responding to the landlord’s claim.

In January 2021, The City of Duncanville, Texas, at the direction of the City Council, filed suit against EON USA in Dallas County District Court. The City of Duncanville’s complaint asserts that EON USA defaulted on an agreement that included an incentive grant and a ten-year lease for the property at 103 E. Wheatland Road, Duncanville, Texas to be used as a virtual and augmented reality school. EON USA’s contention is that it has performed its obligations for many years while The City of Duncanville failed to provide its contracted support and despite EON USA’s efforts over many years, the school had to close. EON USA has found the suit filed by The City of Duncanville for claims of approximately $2.4 million as meritless and filed a counter suit. The City of Duncanville has since proposed a settlement and EON USA has submitted a counteroffer that was accrued and included in other accrued expenses as of December 31, 2021.

EON USA established an IDC in Viborg, Denmark in December 2017. In March 2020 and August 2021, EON USA received demand letters from the Danish counsel for the counterparty, Made in Viborg Invest A/S, Eon USA’s counsel responded by refuting the demand letters for payment, citing Made in Viborg Invest A/S’s breach of contract, and served the Danish entity a demand letter exceeding the claims made against EON USA. The latest communication with the Danish entity occurred in August 2021.

In February 2020, a customer of the Company’s Indian subsidiary, Augver Digital Solutions Ltd. (“Augver”), a subsidiary of the Company’s Singapore subsidiary, initiated a suit for approximately $377,000 for recovery of the amounts paid to Augver alleging that no deliveries were made by Augver against these payments. Augver is of the view that the deliveries have duly been made and is contesting the claim.

A former employee of the Company’s Singapore subsidiary filed a lawsuit in March 2021 claiming an amount of $1.4 million of outstanding commissions payable to him. The Company has filed a counter claim defending itself in a Singapore court.

In September 2018, the former Chief Financial Officer of EON USA filed a suit against the Company and one of the founders pursuing various causes of action. The Company and the founder have denied the allegations and filed a cross complaint against the former CFO in October 2018 which were denied by him. The matter is to be scheduled for a jury trial and is ongoing.

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 15 — Contingencies (cont.)

The Company had accrued liabilities in the amount of approximately $2,450,011 at December 31, 2021 and $822,510 at December 31, 2020 for certain pending matters which are included in accrued expenses. Also as noted within Note 8 — Notes Payable the Company has accrued $7,027,293 and $7,575,583 as of December 31, 2021 and 2020, pertaining to the principal portion of the recalled grant the Company is currently contesting. Amounts accrued are based on judgment and currently available information and involve a variety of factors, including, but not limited to, the type and nature of the litigation, claim or proceeding, the progress of the matter, advice of counsel as well as assessment of the matters. For other pending matters, the Company was unable to estimate a range of possible loss; however, in the opinion of management, after consultation with counsel, the ultimate resolution of these matters is not expected to have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

Note 16 — Other non-current liabilities

EON USA, entered into an IDC agreement with AVR Japan, Inc. in September 2017. EON USA notified AVR Japan in February 2019 that EON USA was terminating AVR Japan’s exclusivity for the Japanese market and is engaged in a dispute against AVR Japan for multiple breaches of contract and other claims in regard to the IDC Agreement. EON USA notified AVR Japan in January 2020 of EON USA’s claims against AVR Japan for delays in payment, failure to sell EON USA’s products, a refusal to resolve its compliance issue, the illegal use of EON USA’s name, unauthorized infiltration of EON USA’s global network, defamation, and breach of confidentiality agreement. EON USA received approximately $6,400,000 to date from AVR Japan but due to these breaches and claims, is unable to complete its performance obligations under the IDC agreement and therefore, this amount remains an obligation and is included in other non-current liabilities in the consolidated balance sheet as of December 31, 2021 and 2020.

The latest communication with AVR Japan occurred in March 2020. At December 31, 2021 and 2020, no formal legal action has been filed by either entity.

Note 17 — Related Party Transactions

EON USA has engaged, during the ordinary course of business, in a number of customary transactions with foreign subsidiaries, key managerial personnel and other related parties. All inter-company balances with consolidated foreign subsidiaries have been eliminated in the consolidated financial statements. Below is a summary of transactions, other than compensation and expense allowances with the above-mentioned related parties, as of December 31, 2021 and 2020:

Payable to related parties	December 31, 2021			December 31, 2020
	Loan Principal	Accrued Interest	Total	Loan Principal	Accrued Interest	Total
Loans payable to 3DADDA Ltd.	$3,019,437	$679,838	$3,699,275	$3,047,639	$562,906	$3,610,545

Loans payable to directors and family members of directors	71,011	2,642	73,653	5,370	—	5,370

Total Payable to related parties	3,090,448	682,480	3,772,928	3,053,009	562,906	3,615,915
Less: Payable to related parties, current	(3,040,448)	(682,480)	(3,722,928)	(1,483,451)	(562,906)	(2,046,357)
Payable to related parties, non-current	$50,000	$—	$50,000	$1,569,558	$—	$1,569,558

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 17 — Related Party Transactions (cont.)

Loans payable to 3D ADDA Ltd.

Eon Reality Pte and 3D ADDA Ltd. (“3D ADDA”), a company with common directorship, entered into multiple agreements. An agreement ($95,000) was entered on December 21, 2020 for the interest at the rate of 5% per annum. This amount was to be paid within 30 days, i.e. January 20, 2021. Another agreement ($170,000) was entered on February 24, 2021 for the interest at the rate of 2% per month. This was to be paid within 30 days .i.e. March 25, 2021. An additional agreement ($195,000) was entered on October 29, 2021 for the interest at the rate of 2% per month, which was to be paid within 30 days, i.e. November 28, 2021. During 2020, Eon Reality Pte repaid $45,000 worth of principal balances. In February 2021, the Company entered into a debt settlement agreement with 3D ADDA to terminate their 2019 loan ($200,000 principal plus 5% interest) and a balance owed on expense reimbursements ($234,440 plus 5% interest) in exchange for gain contingency rights which EON USA held on a property which they had previously transferred to 3D ADDA. The total amount of principal and interest settled was $456,341. Principal and interest outstanding amount to $415,000 and $40,323, and $255,270 and $13,221 at December 31, 2021 and 2020, respectively. Interest expense charged to operations amounted to $48,525 and $7,579 in 2021 and 2020, respectively.

EON Invest France entered into a loan agreement with 3D ADDA Ltd on July 27, 2016 with interest accrued at 5% per annum and payable monthly. The principal loan amount is repayable in a single maturity after 90 months (December 31, 2023) from the date of issuance and is collateralized by real property. Principal and interest outstanding amount to $1,134,309 and $308,128, and $1,222,811 and $271,028 at December 31, 2021 and 2020, respectively. Interest expense charged to operations amounted to $58,426 and $57,068 in 2021 and 2020, respectively.

EON Invest France entered into a loan agreement with 3D ADDA ltd on December 2, 2016 with interest accrued at 5% per annum and payable monthly. The loan was repayable in a single maturity after 90 months (December 2, 2021) from the date of issuance and collateralized by real property. The loan is in default as of December 31, 2021 and 2020. Principal and interest outstanding amount to $1,134,309 and $286,063, and $1,222,811 and $247,242 at December 31, 2021 and 2020, respectively. Interest expense charged to operations amounted to $58,426 and $57,068 in 2021 and 2020, respectively.

EON Invest France entered into an agreement with 3D ADDA ltd on September 15, 2018 to borrow up to $500,000 with interest accrued at 5% per annum and payable monthly. The loan is repayable in a single maturity after 60 months (September 30, 2023) following the date of issuance and collateralized by real property. Principal and interest outstanding amount to $335,819 and $45,324, and $346,747 and $30,980 at December 31, 2021 and 2020, respectively. Interest expense charged to operations amounted to $17,312 and $15,704 in 2021 and 2020, respectively.

Loans payable to directors, family members of directors and due from director

Augver Digital Solutions Pvt ltd entered into an agreement to borrow $16,136 with HS Sudha, a family member of a Director, on January 27, 2021, with interest at the rate of 1% per month and payable monthly. The loan is to be repaid by the end of 2022. Principal and interest outstanding amount to $16,136 and $1,017, at December 31, 2021. Interest expense charged to operations amounted to $1,784 in 2021.

In March 2021, EON USA borrowed $50,000 from a family member of one of the Company’s directors, which was repaid in April 2021 without interest.

In September 2021, EON USA entered into an agreement with the President of the Company, to borrow $50,000 with interest at the rate of 5% per annum, payable at maturity. The loan is repayable in a single maturity on December 31, 2023. Principal and interest outstanding amount to $50,000 and $0, at December 31, 2021. Interest expense charged to operations amounted to $875 in 2021.

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 17 — Related Party Transactions (cont.)

During 2021 and 2020, the Company borrowed an aggregate of $12,601 and $34,047, respectively from other directors of the Company without interest, which are due on demand. During 2021 and 2020, $7,726 and $34,047 was repaid leaving aggregate outstanding principal and interest balance of $4,875 and $1,625 and $5,370 and $0 at December 31, 2021 and 2020, respectively.

The Company has $367,739 due from a director, and commissions payable to the same director. As of December 31, 2021 and 2020, these amounts are presented within prepaid expenses and other current assets, and accrued expenses on the consolidated balance sheets.

The Company has deferred salaries to company directors that have not been paid due to the Company’s negative operating cash flows. As of the year ended December 31, 2021 and 2020, compensation of $662,925 and $424,040, respectively, are within other accrued expenses on the consolidated balance sheets.

Note 18 — Geographic information

Revenue to external customers is attributed to individual countries based upon the location of the customer. Revenue by geographic area was as follows:

	2021	2020
United States	$8,924,262	$7,742,351
Taiwan	—	5,497,762
Singapore	3,521,804	3,163,666
Norway	—	3,103,539
Italy	134,814	391,474
Spain	228,499	300,343
United Kingdom	200,381	201,094
Other international	14,166	53,479
Total revenue	$13,023,926	$20,453,708

Property and equipment by geographic area was as follows:

	2021	2020
United States	$41,443	$156,124
Singapore	33,701	94,198
Italy	—	246,098
United Kingdom	20,360	38,032
France	2,107,652	2,375,876
China	638,213	599,273
Other international	—	87,471
Total property and equipment, net	$2,841,369	$3,597,072

Note 19 — Subsequent Events

The Company evaluated all subsequent events that occurred after December 31, 2021 through September 23, 2022, which is the date the consolidated financial statements were available to be issued.

The Company has issued unsecured convertible promissory notes of $1,800,000, across multiple dates ranging from January 21, 2022 through March 6, 2022. The maturity dates are three years from the date of the notes and bear interest per annum until paid in full at a rate equal to 4% per annum. The Company has the right to pay off the notes early. The notes are convertible at the option of the noteholder, in its sole discretion, into shares of common stock of the Company (the “Common Shares”) at a conversion price equal to 70% of the price per share paid by other purchasers of equity securities in a Qualified Financing or Change of Control, as defined.

EON REALITY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020

Note 19 — Subsequent Events (cont.)

In March 2022, the Company received forgiveness on the PPP loan dated April 23, 2020 in the amount of $614,700. In June 2022, the Company received forgiveness on the PPP loan dated March 13, 2021 in the amount of $521,567. The aggregate amount of $1,136,267 will be recognized as a gain on debt extinguishment and included within other (expense) income in the consolidated statements of operations and comprehensive (loss) income in 2022.

On April 26, 2022, EON USA entered into a business combination agreement with Arogo Capital Acquisition Corporation, (“Arogo”) a special purpose acquisition corporation. Under the terms of the business combination agreement, the Company will combine with a subsidiary of Arogo and will become a publicly traded entity under the name “Eon Reality Holdings Inc.” the Company will apply to list its common stock under the symbol EOXR and its warrants, if any, under the symbol EOXRW. The transaction is anticipated to close by the first half of 2023, subject to among other things, the approval by Arogo stockholders, satisfaction or waiver of the conditions stated in the business combination agreement, and other customary closing conditions, including a registration statement being declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and approval by Nasdaq to list the securities of the emerged company.

In January 2022, the Company decide to abandon its office lease at Eon Reality Pte Ltd., in Singapore. The lease was signed, in June 2021, and the Company had not made any formal plans to vacate during fiscal year 2021. However, in analyzing the cost of rent and the actual use of the office space during Q1 FY2022, management had determined it advantageous to leave the lease and negotiate a termination with the landlord. The Company vacated the lease in February 2022 and negotiated a termination agreement. The landlord is acting as a broker and the Company may be released from a portion or all the remaining payments if a new tenant is identified. The Company recorded an impairment of the ROU asset of approximately $758,000 in 2022.

As discussed in Note 9 — Leases, Eon Reality Italia S.R.L (Italy) has abandoned its leased assets as of December 31, 2021. In June 2022, the Company received communication that the lease was officially terminated. The Company extinguished the lease liability of approximately $688,000 and recognize a gain in 2022, as of the date of termination.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

Arogo Capital Acquisition Corp.,

as the Purchaser,

Arogo Merger Sub, Inc.,
as Merger Sub,

Koo Dom Investment, LLC,
in the capacity as the Purchaser Representative,

and

EON Reality, Inc.,
as the Company and in the capacity as the Seller Representative,

Dated as of April 25, 2022

Annex A-i

Annex A-ii

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Voting Agreement
Exhibit B	Form of Purchaser Support Agreement
Exhibit C	Restrictive Covenant Agreements
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Non-Competition and Non-Solicitation Agreement
Exhibit F	Restated Company Articles
Exhibit G	Form of Letter of Transmittal
Exhibit H	Form of Equity Incentive Plan
Exhibit I	Form of Registration Rights Agreement

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (as may be amended from time to time, this “Agreement”) is made and entered into as of April 25, 2022 by and among (i) Arogo Capital Acquisition Corp., a company incorporated in Delaware (together with its successors, the “Purchaser” or “Arogo ”), (ii) Arogo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) Koo Dom Investment, LLC, a Delaware limited liability company in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of the Purchaser (other than the Company Security Holders (as defined below) as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iv) EON Reality, Inc., a California corporation, in the capacity as the representative from and after the Effective Time for the Company Stockholders (as defined below) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”), and (v) EON Reality, Inc., a California corporation (the “Company”). The Purchaser, Merger Sub, the Purchaser Representative, the Seller Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A. The Company, directly and indirectly through its Subsidiaries, is engaged in the business of designing, developing, and marketing Virtual and Augmented Reality software as service (SaaS) products;

B. The Purchaser is a blank check company incorporated as a Delaware company and incorporated for the purpose of pursuing an initial business combination target in any business or industry;

C. The Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

D. The Parties intend to effect the merger of Merger Sub with and into the Company, whereby the separate corporate existence of Merger Sub will cease, and the Company continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive its Pro Rata Share (as defined herein) of the Stockholder Merger Consideration (as defined herein), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL and the California Corporations Code, all in accordance with the terms of this Agreement;

E. Prior to the execution of this Agreement, the boards of directors of the Company, the Purchaser and Merger Sub have, on the terms and subject to the conditions set forth in this Agreement, each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders, (ii) authorized and approved this Agreement, all the other agreements, documents, instruments and certificates, and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement, all the other agreements, documents, instruments and certificates, and the transactions contemplated hereby, including the Merger;

F. The Purchaser has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company, its executive officers and directors, and the Significant Company Holders (as defined herein) sufficient to approve the Merger and the other transactions contemplated by this Agreement;

G. Contemporaneously with the execution and delivery of this Agreement, and as a condition and an inducement to the Parties entering into this Agreement, specified stockholders of Purchaser are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit B (each, a “Purchaser Support Agreement”), pursuant to which each such Purchaser stockholder has agreed (w) not to transfer or redeem any shares of Purchaser Common Stock held by such Purchaser stockholder in accordance with the Insider Letter, (x) to vote in favor of this Agreement and the Merger at the Purchaser Special Meeting in accordance with the Insider Letter, (y) waive any adjustment to the conversion ratio set forth in the Purchaser Certificate of Incorporation or any other anti-dilution or similar protection with respect to the Purchaser Class B Common Stock (whether resulting from the transactions contemplated hereby, by the Ancillary Documents or by any other transaction consummated

Annex A-1

in connection with the transactions contemplated hereby), and (z) certain stockholders of the Purchaser receiving material consideration in connection with the Merger and the other transactions contemplated by this Agreement have entered into restrictive covenant agreements benefiting the Parties, substantially in the form attached hereto as Exhibit C (collectively, the “Restrictive Covenant Agreements”);

H. Simultaneously with the execution and delivery of this Agreement, the Significant Company Holders have each entered into (a) a Lock-Up Agreement with the Company, the Purchaser and the Purchaser Representative, the form of which is attached as Exhibit D hereto (each, a “Lock-Up Agreement”) and (b) a Non-Competition and Non-Solicitation Agreement in favor of Purchaser and the Company, the form of which is attached as Exhibit E hereto (each, a “Non-Competition Agreement”), each of which agreements described in clauses (a) and (b) above will become effective as of the Closing;

I. During the Interim Period, the Company may require the Company Stockholders, including its Significant Company Holders, as part of the Company’s rights to give Purchaser Securities in exchange for such stockholders’ pro rata share of the Stock Merger Consideration to contractually enter into lock-up agreements, the terms of which shall be decided by the Company’s board of directors, and which may result in such stockholders holding “Restricted Securities” (as defined in such lock-up agreements) for a period longer than restrictions arising from applicable securities Laws and such lock-up period shall be deemed to be in full force and effect;

J. During the Interim Period, Purchaser may enter into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase up to 2,500,000 shares of Purchaser Common Stock at a purchase price of ten dollars ($10.00) per share, for an aggregate purchase price of up to $25,000,000 (the “Private Placement Amount”), in a private placement or placements (the “Private Placements”) to be consummated simultaneously with the consummation of the Merger, in each case on terms and subject to the conditions set forth therein as mutually agreed among the Parties and the PIPE Investor;

J. The Parties intend that, for U.S. federal income Tax purposes, the Merger will qualify as a Tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein);

K. The Purchaser, Merger Sub and the Company desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated by this Agreement; and

L. Certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL and the California Corporations Code, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned Subsidiary of Purchaser. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include the Surviving Corporation).

1.2 Effective Time. The Parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger for the merger of Merger Sub with and into the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and with the Secretary of State of the State of California in accordance with the relevant provisions of the California Corporations Code (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and California Corporations Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges,

Annex A-2

agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

1.4 Tax Treatment. For U.S. federal income Tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code, to which each of Purchaser and the Company are to be parties under Section 368(b) of the Code and the United States Treasury Regulations. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5 Certificate of Incorporation and Bylaws. At the Effective Time, the Company Charter and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall automatically be amended and restated in their entirety to read identically to the Certificate of Incorporation and Bylaws of Merger Sub, in the form and substance as provided in Exhibit F (the “Restated Company Articles”), as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation and Bylaws shall become the respective Certificate of Incorporation and Bylaws of the Surviving Corporation, except that the name of the Surviving Corporation in such Certificate of Incorporation and Bylaws shall be amended to be “EON Reality, Inc.”.

1.6 Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Purchaser, after giving effect to Section 5.17, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7 Merger Consideration. As consideration for the Merger, the existing Company Security Holders as of the Effective Time collectively shall be entitled to receive from the Purchaser, in the aggregate, 55,000,000 shares of Purchaser Securities with an aggregate value equal to (the “Merger Consideration”) (a) Five Hundred and Fifty Million U.S. Dollars ($550,000,000) minus (b) the amount of Closing Net Indebtedness (the total portion of the Merger Consideration amount payable to all Company Stockholders in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”), and after the Closing is subject to adjustment in accordance with Section 1.15. Additionally, Purchaser shall make available to the Surviving Corporation (x) up to $105,052,500 Million U.S. Dollars for working capital use and general corporate purposes (the “Primary Capital”) and (y) the proceeds from the PIPE Investment, any other alternative PIPE Investment and any other Private Placements, subject to the Closing conditions.

1.8 Conversion of Company Stock. At the Effective Time, without any action on the part of Purchaser, Merger Sub, the Purchaser Representative, the Seller Representative, the Company or the Company Stockholders, each issued share of Company Stock as defined herein, outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.12 or Dissenting Shares) shall, subject to the terms and conditions of this Agreement, be automatically converted (the “Conversion”) into the right to receive a number of shares of Purchaser Common Stock equal to: (i) for the Company Common Stock and the Series A Convertible Preferred Stock, (A) the Per Share Consideration divided by (B) the Redemption Price, and (ii) for the Series B/C Preferred Stock, (A) the product of the Per Share Consideration and the number of shares of Company Common Stock issuable upon conversion of such Series B/C Preferred Stock immediately prior to the Effective Time divided by (B) the Redemption Price, on the Closing Date.

1.9 Treasury Stock. At the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

1.10 Rights Cease to Exist. As of the Effective Time, all shares of Company Stock shall no longer be outstanding, shall automatically be canceled and shall cease to exist and each holder shares of Company Stock shall cease to have any rights with respect thereto, except the rights set forth in this Agreement.

Annex A-3

1.11 Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.17 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.17.

1.12 Surrender of Company Securities and Disbursement of Merger Consideration.

(a) Prior to the Effective Time, the Purchaser shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of disbursing the Stockholder Merger Consideration. At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Stockholder Merger Consideration. At or prior to the Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange, in the form attached hereto as Exhibit G (a “Letter of Transmittal”) (which shall specify that the delivery of Company Stock in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal and Company Certificates, if any (or a Lost Certificate Affidavit)), to the Exchange Agent for use in such exchange.

(b) Except as set forth in Schedule 1.12(b), each Company Stockholder shall be entitled to receive its Pro Rata Share of the Stockholder Merger Consideration with respect to the Company Stock tendered for exchange (excluding any Dissenting Shares), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s), if any, for its Company Stock (or a Lost Certificate Affidavit), and/or a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Purchaser. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Stockholder Merger Consideration attributable to such Company Certificate. The Merger Consideration payable to each holder of the Company’s Series B Convertible Preferred Stock in respect of the number of shares set forth in the right-hand column of the chart set forth in Schedule 1.12(b) of the Disclosure Schedule (i.e., 50% of the additional shares of Company Common Stock issuable to such holder for such series upon conversion as a result of the amendment to the Articles described in Section 5.22), and the Merger Consideration payable to each holder of the Company’s Series C Convertible Preferred Stock in respect of the number of shares set forth in the right-hand column of the chart set forth in Schedule 1.12(b) of the Disclosure Schedule (i.e., 50% of the additional shares of Company Common Stock issuable to such holder for such series upon conversion as a result of the amendment to the Articles described in Section 5.22) (the “Reserved Shares”), shall be reserved and withheld by the Exchange Agent from the Merger Consideration payable to such stockholder on or about the Closing Date and shall be unconditionally paid to such stockholder on the two (2)-year anniversary of the Closing Date without deduction or offset of any type. All options of the Company shall vest or rollover in accordance with and pursuant to the terms and conditions of the Company Equity Plan, option agreements, grant awards, employment agreement, consultancy agreements, independent contractor agreements of the option holder on the Closing Date. For the avoidance of doubt, the option holders of those options, vested or unvested, which accelerate immediately upon the Closing Date, shall immediately receive the equivalent number of shares of the Purchaser Common Stock. For those options, without an immediate vesting clause, the vested portion shall entitle the holder to receive the equivalent number of shares of the Purchaser Common Stock on the Closing Date, and the unvested portion shall rollover into the Incentive Plan on the Closing Date.

(c) If any portion of the Stockholder Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the recipient of such portion of the Stockholder Merger Consideration, or the Person in whose name such portion of the Stockholder Merger Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, counterparts to a Lock-Up Agreement and Non-Competition Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

Annex A-4

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Purchaser (a “Lost Certificate Affidavit”), which at the reasonable discretion of the Purchaser may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser or the Surviving Corporation with respect to the shares of Company Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.12(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, the Transmittal Documents are presented to the Surviving Corporation, the Purchaser or the Exchange Agent, the Company Stock and any Company Certificates representing such Company Stock shall be canceled and exchanged for the applicable portion of the Stockholder Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.12. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holders of any Company Stock that has not yet been surrendered with respect to the Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such Company Stock shall surrender the Company Certificates, if any (or provide a Lost Certificate Affidavit), and/or provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates, if any (or delivery of a Lost Certificate Affidavit), and/or delivery of the other Transmittal Documents, Purchaser shall promptly deliver to the record holders thereof, without interest, the certificates representing the Purchaser Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Purchaser Common Stock.

(f) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Common Stock.

1.13 Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.14 Closing Calculations. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement certified by the Company’s chief executive officer (the “Estimated Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Closing Net Indebtedness, and Net Working Capital, in each case, as of the Reference Time, and the resulting Merger Consideration based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of the Target Companies, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly upon delivering the Estimated Closing Statement to the Purchaser, if requested by the Purchaser, the Company will meet with the Purchaser to review and discuss the Estimated Closing Statement and the Company will consider in good faith the Purchaser’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, which adjusted Estimated Closing Statement, as mutually approved by the Company and the Purchaser both acting reasonably and in good faith, shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

Annex A-5

1.15 Merger Consideration Adjustment.

(a) Within ninety (90) days after the Closing Date, Purchaser’s Chief Financial Officer (the “CFO”) shall deliver to the Purchaser Representative and the Seller Representative a statement (the “Closing Statement”) setting forth (i) a consolidated balance sheet of the Target Companies as of the Reference Time and (ii) a good faith calculation of the Closing Net Indebtedness and Net Working Capital, in each case, as of the Reference Time, and the resulting Merger Consideration using the formula in Section 1.7 and in reasonable detail including for each component thereof, along with the amount owed to each creditor of the Surviving Company, and bank statements and other evidence reasonably necessary to confirm such calculations. The Closing Statement shall be prepared, and the Closing Net Indebtedness and Net Working Capital and the resulting Merger Consideration and shares shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

(b) After delivery of the Closing Statement, each of the Seller Representative and the Purchaser Representative, and their respective Representatives on their behalf, shall be permitted reasonable access (with the right to make copies and including by electronic delivery of documents) to the books, records, working papers, files, facilities and personnel of the Target Companies relating to the preparation of the Closing Statement. The Seller Representative and the Purchaser Representative, and their respective Representatives on their behalf, may make inquiries of the CFO and related Purchaser and Target Company personnel and advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Purchaser and the Company shall provide reasonable cooperation in connection therewith. If either the Seller Representative or the Purchaser Representative (each, a “Representative Party”) has any objections to the Closing Statement, such Representative Party shall deliver to the CFO and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Closing Statement, then such Representative Party will have waived its right to contest the Closing Statement, all determinations and calculations set forth therein, and the resulting Merger Consideration set forth therein. If an Objection Statement is delivered within such thirty (30) day period, then the Seller Representative and the Purchaser Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Seller Representative and the Purchaser Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.15(c). For purposes hereof, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) accounting firm appointed by the Purchaser Representative and the Seller Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the Purchaser Representative and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the Washington, D.C. Regional Office of the AAA in accordance with the AAA’s procedures. The Parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 1.15. The Parties acknowledge that any information provided pursuant to this Section 1.15 will be subject to the confidentiality obligations of Section 5.15.

(c) If a dispute with respect to the Closing Statement is submitted in accordance with this Section 1.15 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.15(c). Each of the Seller Representative and the Purchaser Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by the Seller Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Company Stockholders, and all other costs and expenses incurred by the Purchaser Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items

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by the Purchaser Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and the Purchaser Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.15. It is the intent of the Parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and the Purchaser Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Purchaser Representative and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d) For purposes hereof, the term “Adjustment Amount” shall mean (x) the Merger Consideration as finally determined in accordance with this Section 1.15, less (y) the Merger Consideration that was issued at the Closing (including to the Escrow Account), pursuant to the Estimated Closing Statement.

(i) If the Adjustment Amount is a positive number, then Purchaser shall, within ten (10) Business Days after such final determination of the Merger Consideration, issue to the Company Stockholders an additional number of shares of Purchaser Common Stock equal to (x) the Adjustment Amount, divided by (y) the Redemption Price, with each Company Stockholder receiving its Pro Rata Share of such additional shares of Purchaser Common Stock, up to a maximum number of shares of Purchaser Common Stock equal to the value of the Escrow Property in the Escrow Account at such time (with each share of Purchaser Common Stock and Escrow Share valued at the Redemption Price for such purposes). Such additional shares of Purchaser Common Stock shall be considered additional Merger Consideration under this Agreement and, with respect to Significant Company Holders, “Restricted Securities” under the Lock-Up Agreements.

(ii) If the Adjustment Amount is a negative number, then the Seller Representative and the Purchaser Representative shall, within ten (10) Business Days after such final determination, provide joint written instructions to the Escrow Agent to distribute to Purchaser a number of Escrow Shares (and, after distribution of all Escrow Shares, other Escrow Property) with a value equal to the absolute value of the Adjustment Amount (with each Escrow Share valued at the Redemption Price). Purchaser will promptly cancel any Escrow Shares distributed to it by the Escrow Agent promptly after its receipt thereof. The Escrow Account shall be the sole source of recovery for any payments by the Company Stockholders under this Section 1.15(d), and the Company Stockholders shall not be required under this Section 1.15(d) to pay any amounts in excess of the Escrow Property in the Escrow Account at such time.

(iii) With respect to any Escrow Property remaining in the Escrow Account that is not addressed by a joint written instruction pursuant to Section 1.15(d)(i) or Section 1.15(d)(ii) within ten (10) Business Days after such final determination (such Escrow Property, the “Undistributed Escrow Property”), Purchaser Representative and the Seller Representative shall provide a joint written instruction to the Escrow Agent to issue to Company Stockholders the number of Escrow Shares equal to the value of the Escrow Property in the Escrow Account, with each Company Stockholder receiving its Pro Rata Share of such additional shares of Purchaser Common Stock, up to a maximum number of shares of Purchaser Common Stock equal to the value of the Escrow Property in the Escrow Account at such time (with each share of Purchaser Common Stock and Escrow Share valued at the Redemption Price for such purposes).

(iv) This Section 1.15(d) and the final determination of the Merger Consideration shall be the sole and exclusive remedies of the parties hereto with respect to the matters addressed in this Section 1.15.

(v) To the maximum extent permitted by applicable Law, any payment made under this Section 1.15 shall be treated for all Tax purposes as an adjustment to the Merger Consideration.

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1.16 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.17 Appraisal and Dissenter’s Rights.

(a) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into or represent a right to receive the applicable consideration for Company Stock set forth in Section 1.7, but instead the holder thereof shall only be entitled to such rights as are provided by the California Corporations Code. In the event that a holder properly perfects such holder’s appraisal, dissenters’ or similar rights by demanding and not effectively withdrawing or losing such holder’s appraisal, dissenters’ or similar rights for any shares of Company Stock, the Exchange Agent shall deliver to Purchaser such holder’s portion of the Stockholder Merger Consideration that is attributable to such shares at the time such portion of such Stockholder Merger Consideration is determined and such rights are perfected.

(b) Withdrawal or Loss of Rights. Notwithstanding the provisions of Section 1.17(a), if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights with respect to such shares under the California Corporations Code, then, as of the later of the Effective Time and the occurrence of such event, (i) such holder’s shares shall automatically convert into and represent only the right to receive the consideration for Company Stock, as applicable, set forth in and subject to the provisions of this Agreement, upon surrender of the certificate(s) formerly representing such shares (if any), and (ii) Purchaser (to the extent the following amounts have been previously delivered by the Exchange Agent to Purchaser pursuant to Section 1.17(a) and not returned to the Exchange Agent) or the Exchange Agent shall deliver to such holder such holder’s portion of the Stockholder Merger Consideration that is attributable to such shares at the time such rights are withdrawn or lost.

(c) Demands for Appraisal. The Company shall give Purchaser (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the California Corporations Code, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any such demands or offer to settle or settle any such demands.

1.18 Escrow. At or prior to the Closing, the Purchaser Representative, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to the Purchaser and the Company), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the Purchaser and the Company (the “Escrow Agreement”), pursuant to which the Purchaser shall issue to the Escrow Agent a number of shares of Purchaser Common Stock (with each share valued at the Redemption Price) equal to three percent (3%) of the Merger Consideration (the “Escrow Amount”) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of Section 1.15 and the Escrow Agreement. The Escrow Property shall be allocated among and transferred to the Company Stockholders pro rata based on their respective Pro Rata Share. The Escrow Property shall serve as the sole source of payment for the obligations of the Company Stockholders under Section 1.15. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the number of shares of Stockholder Merger Consideration received by the Company Stockholders pursuant to Article I hereof.

1.19 Amended Purchaser Certificate of Incorporation. Upon the Effective Time, the Purchaser shall amend and restate Purchaser Certificate of Incorporation in a form to be mutually agreed between the Purchaser and the Company (the “Amended Purchaser Certificate of Incorporation”) which shall, among other matters, amend the Purchaser Certificate of Incorporation to (a) provide that the name of the Purchaser shall be changed to “EON Reality Holdings, Inc.” or such other name as mutually agreed to by the Parties, (b) provide for size and structure of the Post-Closing Purchaser Board in accordance with Section 5.17, and (c) remove and change certain provisions in the Certificate of Incorporation related to the Purchaser’s status as a blank check company.

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ARTICLE II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place either remotely or at the offices of Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), counsel to the Purchaser, 101 Constitution Avenue, NW, Suite 900, Washington, DC 20001, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, or time or both as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, the Purchaser and Merger Sub, jointly and severally, hereby represent and warrant to the Company as of the date of this Agreement and as of the Closing Date, as follows:

3.1 Organization and Standing. Each of the Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Each of the Purchaser and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. Each of the Purchaser and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Each of the Purchaser and Merger Sub has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. Neither the Purchaser nor the Merger Sub is in violation of any provision of their respective Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. Each of the Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform each of the Purchaser’s and Merger Sub’s respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser and the board of directors of the Merger Sub, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by the Purchaser or Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Purchaser and its stockholders, (ii) authorized and approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Purchaser’s stockholders for adoption and (iv) resolved to recommend that the Purchaser’s stockholders adopt this Agreement.

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3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser or Merger Sub of this Agreement and each Ancillary Document to which the Purchaser or Merger Sub is a party or the consummation by the Purchaser or Merger Sub of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser or Merger Sub.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by each of the Purchaser and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby and thereby, and compliance by each of the Purchaser and Merger Sub with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of the Purchaser’s and Merger Sub’s respective Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to either of the Purchaser and Merger Sub, (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser, Merger Sub, or any of their properties or assets, or (d) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on either of the Purchaser or the Merger Sub.

3.5 Capitalization.

(a) Purchaser is authorized to issue 111,000,000 shares of common stock, including 100,000,000 shares of Purchaser Class A Common Stock and 10,000,000 shares of Purchaser Class B Common Stock, par value $0.0001 per share; and is authorized to issue 1,000,000 shares of Purchaser Preferred Stock. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). There are no issued or outstanding shares of Purchaser Preferred Shares. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law (as amended, the “DGCL”) Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Subject to the terms of conditions of the Warrant Agreement, dated December 23, 2021, by and between the Purchaser and Continental Stock Transfer & Trust Company as the warrant agent, the Purchaser Warrants will be exercisable after giving effect to the Merger for one share of Purchaser Common Stock at an exercise price of $11.50 per share. The Purchaser Warrants are not exercisable until the later of (i) thirty (30) days after the Closing or (ii) December 29, 2022. All outstanding Purchaser Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to applicable Enforceability Exceptions; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Purchaser Certificate of Incorporation and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any

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provision of any applicable Law, Purchaser’s Certificate of Incorporation or any Contract to which Purchaser is a party or otherwise bound. Except for the Purchaser Certificate of Incorporation and this Agreement, there are no outstanding Contracts of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Securities.

(b) Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Purchaser. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(c) Except as set forth in Schedule 3.5(a) or Schedule 3.5(c), or as contemplated by this Agreement or the other Ancillary Documents contemplated hereby, and other than in connection with the PIPE Investment (or any alternative PIPE Investment), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no stockholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(d) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(d). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(e) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

(f) The Merger Consideration when issued in accordance with the terms of this Agreement hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Purchaser’s Certificate of Incorporation, or any Contract to which Purchaser is a party or otherwise bound.

(g) Purchaser has no Subsidiaries apart from Merger Sub prior to the Closing and the Surviving Company on and after the Closing, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Purchaser is not party to any Contract that obligates Purchaser to invest money in, loan money to or make any capital contribution to any other Person.

3.6 SEC Filings, Purchaser Financials, and Listing.

(a) The Purchaser, including each of its directors and executive officers, since the IPO, has timely filed on a timely basis all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement, and the Purchaser has not taken any action prohibited by Section 402 of SOX regarding this Section 3.6(a). Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each

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fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Common Stock and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) The Purchaser maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Purchaser and other material information required to be disclosed by the Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Purchaser’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting the Purchaser’s principal executive officer and principal financial officer to material information required to be included in the Purchaser’s periodic reports required under the Exchange Act.

(c) The Purchaser maintains a standard system of accounting established and administered in accordance with GAAP. The Purchaser has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). The books and records of Purchaser have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

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(e) Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in all material respects in the Purchaser Financials as of the date of such Purchaser Financial. The Purchaser has no off-balance sheet arrangements.

(f) There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser. Purchaser has not taken any action prohibited by Section 402 of the SOX.

(g) Purchaser has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq and the Exchange Act and are currently listed for trading on Nasdaq. There is no Proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser by Nasdaq or the SEC with respect to any intention by such entity to deregister the Purchaser’s Common Stock or prohibit or terminate the listing of Purchaser Common Stock on Nasdaq.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 29, 2021, not been subject to a Material Adverse Effect on the Purchaser.

3.8 Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser. Purchaser is not under investigation with respect to any violation or alleged violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and the Purchaser has not previously received any subpoenas from any Governmental Authority.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser. Neither the Purchaser nor the Merger Sub, their directors or officers, nor, any of their employees, agents, or any other Persons acting for or on behalf of any of the Purchaser or Merger Sub has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law. Neither the Purchaser nor the Merger Sub, their directors or officers, nor, any of their employees, agents, or any other Persons acting for or on behalf of any of the Purchaser and Merger Sub is or has been a Person named on any economic sanctions administered, enacted or enforced by any Governmental Authority.

3.10 Taxes and Returns.

(a) The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance

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with GAAP. The Purchaser has complied with all applicable Laws relating to Taxes. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(c) To the Knowledge of Purchaser, there are no facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) There is no Action currently pending or, to the Knowledge of the Purchaser, threatened against Purchaser or the Merger Sub by a Governmental Authority in a jurisdiction where the Purchaser or Merger Sub does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e) No Purchaser or Merger Sub is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Purchaser or Merger Sub, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Purchaser or Merger Sub in respect of any Tax, and neither the Purchaser nor Merger Sub has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(f) Purchaser and Merger Sub have collected or withheld all Taxes currently required to be collected or withheld by them, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(g) Neither Purchaser nor Merger Sub has any Liability for the Taxes of another Person that is not adequately reflected in their Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). Neither Purchaser nor Merger Sub is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including an advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on Purchaser or Merger Sub with respect to any period following the Closing Date.

3.11 Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $1,000,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the

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Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15 Business Activities. Since its formation, the Purchaser has not conducted any business activities other than activities directed toward completing a Business Combination. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Merger, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.16 Investment Company Act; JOBS Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

3.17 Finders and Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.18 Ownership of Stockholder Merger Consideration. All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholders as Stockholder Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19 Certain Business Practices.

(a) Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

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(b) The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Sudan, Syria, or the Crimean Region of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.20 Insurance. Schedule 3.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.21 Purchaser Trust Account. As of the date of this Agreement, the Trust Account has a balance of no less than $105,052,500. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. The Purchaser has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Purchaser or, to the Knowledge of the Purchaser, by the Trustee. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Stockholders who shall have elected to redeem their Purchaser Common Stock pursuant to the Purchaser Certificate of Incorporation (or in connection with an extension of Purchaser’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement. There are no Proceedings pending or, to the knowledge of Purchaser, threatened with respect to the Trust Account.

3.22 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any

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certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.23 Litigation. There is no Proceeding pending, or to the Knowledge of the Purchaser, threatened against the Purchaser or Merger Sub of any of their respective properties or rights. There are no Proceedings (at Law or in equity) or investigations pending or, to the Knowledge of the Purchaser, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

3.24 Lock-Up Agreements. All existing lock-up agreements between the Purchaser and any of its stockholders or holders of any Purchaser Securities entered into in connection with the initial public offering of the Purchaser provide for a lock-up period that is in full force and effect.

3.25 No Undisclosed Liabilities. Except for any fees and expenses payable by the Purchaser as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against the Purchaser (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Purchaser SEC Reports, (ii) that have arisen since the date of the most recent balance sheet included in the Purchaser SEC Reports in the ordinary course of business of the Purchaser, or (iii) which would not be, or would not reasonably be expected to be, material to Purchaser.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under California Corporations Code and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the California Corporations Code, any other applicable Law or any Contract to which the Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties

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hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the California Corporations Code, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company stockholders adopt this Agreement. The Voting Agreements delivered by the Company include holders of Company Stock representing at least the Required Company Stockholder Approval, and such Voting Agreements are in full force and effect.

4.3 Capitalization.

(a) The Company is authorized to issue (i) 75,000,000 shares of Company Common Stock, of which 47,820,667 shares are issued and outstanding, and (ii) 10,000,000 shares of Company Preferred Stock, of which 3,199,328 shares are issued and outstanding. With respect to the Company Preferred Stock, the Company has designated: (i) 260,000 shares of the Company Preferred Stock as Series A Convertible Preferred Stock, par value $0.001, of which 223,900 are issued and outstanding; (ii) 1,700,000 shares of Company Preferred Stock as Series B Convertible Preferred Stock, par value $0.001 of which 1,630,149 are issued and outstanding; and (iii) 1,450,000 shares of Company Preferred Stock as Class C Convertible Preferred Stock of which 1,345,279 are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the California Corporations Code, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company Charter and as provided by the California Corporations Code.

(b) The Company has reserved 4,500,000 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors and approved by the Company’s stockholders in 2015 and again subsequently in 2017. Of such shares of Company Common Stock reserved for issuance under the Company Equity Plan, 3,651,878 of such shares are currently issued and outstanding, and 848,122 shares remain available for future awards permitted under the Company Equity Plan. The Company has furnished to the Purchaser complete and accurate copies of the Company Equity Plan and forms of agreements used thereunder. Other than as set forth on Schedule 4.3(b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Charter, or Schedule 4.3(b), there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 4.3(b), as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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(c) Except as disclosed in the Company Financials, since January 1, 2020, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4 Subsidiaries. Schedule 4.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) pursuant to Antitrust Laws.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in the cases of clauses (b) and (c), as has not been and would not reasonably be expected to be material to any Target Company or its ability to consummate the transactions contemplated by this Agreement or the Ancillary Documents or to perform such Target Company’s obligations hereunder or thereunder.

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4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2021 and December 31, 2020, and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Audited Company Financials”), and (ii) the Company prepared and auditor reviewed financial statements, consisting of the consolidated balance sheet of the Target Companies as of March 31, 2022 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in stockholder equity and statement of cash flows for the nine months then ended. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past five (5) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets other than Permitted Liens.

(d) Except as set forth on Schedule 4.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

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(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8, since December 31, 2020, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9 Compliance with Laws. Since January 1, 2018, no Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2018, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected. For purposes of this Section 4.9, “material” shall mean material to the Company and its Subsidiaries taken as a whole.

4.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted; to own, lease and operate its assets and properties; and to develop, design, test, study, process, manufacture, label, store, handle, package, import, export, and distribute its pipeline products (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to such Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. Except as described on Schedule 4.11, in the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), other than a Company Benefit Plan, a “Company Material Contract”) that:

(i) contains covenants that materially limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

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(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures Contract, forward Contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $100,000 in the aggregate;

(viii) is with any Top Customer or Top Supplier;

(ix) obligates any Target Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $0;

(x) is between any Target Company and any directors, officers or employees of a Target Company (including, for the avoidance of doubt, the Key Management) (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, non-solicitation, severance and indemnification agreements, or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within two (2) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than (A) Eon Reality, Inc., (B) employee or consultant invention assignment agreements entered into on a Target Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to any Target Company entered into in the ordinary course of business or (E) feedback and ordinary course trade name or logo rights that are not material to any Target Company;

(xv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvi) is otherwise material to the Company and its Subsidiaries taken as a whole and not described in clauses (i) through (xv) above.

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(b) Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the relevant Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Company’s Knowledge, notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes the applicable Intellectual Property licensed, sublicensed or used. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. For each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

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(c) Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Target Companies, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e) All officers, directors, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of the contributed Intellectual Property of a Target Company (and each of their respective Affiliates) have assigned to the Target Companies all Intellectual Property arising from the services performed for the relevant Target Company by such Persons that such Target Company does not already own by operation of law. All written assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in this subsection under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information or information that can be used to identify a natural person (“personal information”)) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, if any, each with respect to the Target Companies’ collection, processing and use of personal information.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any

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payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.14 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves in the Company Financials have been established. Each Target Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where such Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(i) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) that is not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including an advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

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(k) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) To the Knowledge of the Company, no Target Company is aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Target Companies as of the Interim Balance Sheet Date and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted

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or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims other than any workers’ compensation or unemployment claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 4.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.18(b), there are no Actions pending or threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary or hourly rate; and (ii) wages, bonus, commission or other compensation paid during the fiscal year ending December 31, 2021. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with a Target Company that is not terminable “at will,” and (B) except with respect to the transaction bonuses and retention bonuses incurred and due to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing, the Target Companies intends to pay in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company. The transactions contemplated by this Agreement will not cause any employee of the Company to be terminated. Immediately following the Merger, all of the Company’s employees will administratively transition to the Surviving Company. Under California WARN Act, there will be no separation from a position due to lack of funds or lack of work and each employee shall perform duties for the Surviving Company which are same or substantially similar in terms and conditions as their prior duties for the Company.

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(d) Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each Benefit Plan of a Target Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b) Each Company Benefit Plan is and has been operated, administered, and funded at all times in compliance with all applicable Laws in all material respects, including, but not limited to, ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and summary of material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority within the last three (3) years.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e) No Company Benefit Plan is currently, or is reasonably expected to become, a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains

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or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f) No arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise Tax on a payment to such person.

(g) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h) Except as set forth on Schedule 4.19(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation (except as set forth on Schedule 4.19(a)); (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i) All Company Benefit Plans can be terminated at any time prior to the Closing Date without resulting in any Liability to the Surviving Corporation or Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise Taxes or any other charges or liabilities.

(j) Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 4.19(j). No options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. No Target Company has any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty Taxes paid pursuant to Section 409A of the Code.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

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(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.1

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the relevant Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services, expenses or bonuses as directors, officers or employees of the relevant Target Company in the ordinary course of business consistent with past practice or related to the transactions contemplated by this Agreement and/or retention) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any material receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other obligation or commitment to any Related Person.

4.22 Insurance.

(a) Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past five (5) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

____________

1        Note to draft: Subject to diligence and specialist review.

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(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company in the past five (5) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the three (3) years preceding the date hereof, no Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.23 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

4.24 Top Customers and Suppliers. Schedule 4.24 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2021 and (b) the period from January 1, 2022 through the Interim Balance Sheet Date, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, and (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer.

4.25 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, Sudan, the Crimean region of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

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4.26 Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(a) Except as set forth on Schedule 4.26(a):

(b) Neither the Company, nor, to the Knowledge of the Company, any officer, director, manager, employee, agent, subcontractor or vendor to whom Company has given access to Personal Data or Protected Health Information, is now or has in the past acted or been in material violation of any applicable Privacy Laws;

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company has not experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data or Protected Health Information maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company);

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company (ii) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company); and

(e) Neither the Company nor, to the Knowledge of the Company, any subcontractor agent or vendor of the Company, has incurred any breach of “unsecured protected health information” (as defined in 45 C.F.R. Part 164, Subpart D) requiring reporting to any Governmental Authority.

(f) To the Knowledge of the Company, all activities conducted by the Company with respect to any Protected Health Information or Personal Data are permitted under the Contracts relating to Personal Data or Protected Health Information.

(g) To the Knowledge of the Company, each Contract between the Company and a customer of the Company contains all the terms and conditions that the Company is required to include therein under the Company’s Contracts with its vendors and suppliers.

4.27 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

4.28 Finders and Brokers. Except as set forth in Schedule 4.28, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.29 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.30 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to

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the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

4.31 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, no Target Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Target Companies, the Company Security Holders, the Company Stock, the business of the Target Companies, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by any Target Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser, the Purchaser Representative or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser, the Purchaser Representative or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

ARTICLE V
COVENANTS

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b) During the Interim Period, subject to Section 5.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data

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and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

5.2 Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, other than the issuance of Company Stock upon the exercise of company warrants outstanding as of the date hereof in accordance with their existing terms, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Common Stock from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of service);

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,200,000 individually or $20,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $1,000,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than fifteen percent (15%), or make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, transaction bonus or retention bonus, to any employee, or materially increase other benefits of employees generally other than in the ordinary course of business consistent

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with past practice, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company IP Licenses or other Company IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $500,000 (individually or $2,000,000 in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $50,000 (individually for any project (or set of related projects) or $1,000,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $1,000,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

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(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

(xxiv) authorize or agree to do any of the foregoing actions; or

(xxv) cause a WARN-type event, in whole or in part, ninety (90) days before, on, or ninety (90) days following, the Closing.

provided, that any actions reasonably taken in good faith by the Company or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 5.2. The Company shall notify the Purchaser in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the business of the Target Companies, in consultation with the Purchaser whenever practicable.

5.3 Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith, provided that (a) if such Extension falls beyond the Outside Date, the consent of the Company shall be required, (b) no Extension shall cause the PIPE investors to terminate, materially reduce or demand additional material compensation or rights in the PIPE Investment, and (c) the Extension Expenses shall be borne solely by the Purchaser unless agreed to in writing by the Company.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any PIPE Investment consented to by the Company in accordance with Section 5.20) or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-

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based awards, other than the issuance of Purchaser securities issuable upon conversion or exchange of outstanding Purchaser securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,000,000 individually or $20,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including any PIPE Investment and the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”)), up to aggregate additional Indebtedness during the Interim Period of $3,000,000), provided that all Extension Expenses shall be borne solely by the Purchaser unless agreed to in writing by the Company;

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $500,000 (individually or $2,000,000 in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $50,000 individually for any project (or set of related projects) or $1,000,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

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(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx) authorize or agree to do any of the foregoing actions; or

(xxi) cause a WARN-type event, in whole or in part, ninety (90) days before, on, or ninety (90) days following, the Closing.

provided, that any actions reasonably taken in good faith by the Purchaser or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 5.3. The Purchaser shall notify the Company in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the Purchaser and its Subsidiaries.

5.4 Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue. The Company shall use commercially reasonable efforts to deliver the Audited Company Financials for the year ended December 31, 2021 to the Purchaser by June 30, 2022.

5.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable commercial efforts prior to the Closing to maintain the listing of the Purchaser Public Units, the Purchaser Common Stock and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Purchaser Common Stock and the Purchaser Public Warrants.

5.6 Restrictive Covenants.

(a) No Solicitation.

(i) For purposes of this Agreement, (A) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (B) an “Alternative Transaction” means (1) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (2) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

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(ii) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (A) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (B) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (C) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (D) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (E) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (F) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(iii) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (A) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (B) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(b) Non-Disparagement. Each Party covenants and agrees that, following the date hereof or until such time as the other Party or any of its agents, Subsidiaries, Affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 5.6(b), it shall not, and shall exercise reasonable best efforts to cause each of its respective agents, Subsidiaries, Affiliates, successors, assigns, officers, key employees or directors not to, in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s Subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s Subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current officer or director of a Party or a Party’s Subsidiaries who no longer serves in such capacity in connection with the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their Subsidiaries, Affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives.

5.7 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Merger in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or

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(ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether

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prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.10 Tax Matters. Each of the Parties shall use its reasonable commercial efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income Tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

5.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12 The Registration Statement.

(a) As promptly as practicable after the delivery of the Audited Company Financials, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at a special meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger (and the issuance of any shares in connection with any PIPE Investment), by the holders of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents and IPO Prospectus, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption and approval of the Amended Purchaser Certificate of Incorporation, including the change of name of the Purchaser, (iii) adoption and approval of a new equity incentive plan in substantially the form attached as Exhibit H hereto (the “Incentive Plan”), and which will provide for awards for a number of shares of Purchaser Common Stock equal to ten percent (10%) of

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the aggregate number of shares of Purchaser Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), (iv) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 5.17 hereof, (v) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Stockholder Approval Matters”), and (vi) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall consider any such comments timely made in good faith. The Company shall provide Purchaser with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Purchaser, Merger Sub or Sponsor for inclusion or incorporation by reference in the Registration Statement of any Purchaser SEC Filings or the Proxy Statement provided to the Purchaser’s Stockholders; or (b) any projections or forecasts included in the Registration Statement or the Proxy Statement provided to the Purchaser’s Stockholders.

(b) Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and, after the Closing, the Purchaser Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents; provided, however, that the Purchaser shall not amend or supplement the Registration Statement without prior written consent of the Company, not to be unreasonably withheld, conditioned, or delayed.

(c) Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser shall consider any such comments timely made in good faith under the circumstances.

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(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to Purchaser’s stockholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the Securities Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e) Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption. Purchaser shall apply for, and shall take commercially reasonable actions to cause, the Purchaser Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq as of the Closing.

5.13 Company Stockholder Meeting. As promptly as practicable after the Registration Statement has become effective, the Company will call a meeting of its stockholders or otherwise solicit written consents in order to obtain the Required Company Stockholder Approval (the “Company Special Meeting”), and the Company shall use its commercially reasonable efforts to solicit from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to such Company Special Meeting, and to take all other actions necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Voting Agreements.

5.14 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement); provided that the Purchaser provides the Company with a reasonable amount of time to complete such review, comment and approval prior to the third (3rd) Business Day after the date thereof. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative and the Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.15 Confidential Information.

(a) The Company and the Seller Representative hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any

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Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.16 Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make the same available for inspection and copying by the Purchaser Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including any Target Company) without first advising the Purchaser Representative in writing and giving the Purchaser Representative a reasonable opportunity to obtain possession thereof.

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5.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of five (5) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board, one (1) Independent Director that is designated by the Purchaser prior to the Closing (the “Purchaser Director”), one (1) Independent Director that is designated by the Purchaser Representative (the “Purchaser Representative Director”) and three (3) directors that are designated by the Company prior to the Closing (the “Company Directors”), at least one (1) of whom shall be required to qualify as an Independent Director under Nasdaq rules. At or prior to the Closing, the Purchaser will provide each director of Purchaser with a customary director indemnification agreement, in form and substance reasonably acceptable to such director of Purchaser. On and after the Closing, the Surviving Company will provide each director and officer of the Surviving Company with a customary director indemnification agreement, in form and substance reasonably acceptable to such director and officer of the Surviving Company, and with a D&O insurance policy covering the Surviving Company’s directors and officers. The Surviving Company shall obtain and fully pay the premium for this new D&O insurance policy effective from the Closing with a D&O “tail” insurance option that provides coverage for up to a six (6)-year period from and after the D&O insurance policy expires or the director or officer is no longer with the Surviving Company for events occurring prior to the expiration or the director or officer leaving. The Surviving Company shall maintain the D&O insurance with the D&O tail insurance option in full force and effect, and continue to honor the obligations thereunder, and the Surviving Company shall timely pay or caused to be paid all premiums with respect to the D&O insurance policy and the D&O tail insurance when necessary.

(b) The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

5.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser, Merger Sub or the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser, Merger Sub or Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser, Merger Sub or the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser, Merger Sub and the Company to the extent permitted by applicable Law. The provisions of this Section 5.18 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the Purchaser’s, Merger Sub’s and the Company’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent tail insurance coverage is unavailable, the best available tail coverage. If obtained, the Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

5.19 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and including any proceeds received by Purchaser from any PIPE Investment shall first be used to pay (i) the Purchaser’s accrued Expenses, (ii) the Purchaser’s deferred Expenses

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(including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO, (iii) any loans owed by the Purchaser to Purchaser Representative for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the Purchaser or Extension Expenses unless agreed to in writing by the Company, (iv) any other Liabilities of the Purchaser as of the Closing, and (v) the Transaction Expenses of the Company as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Purchaser and the Surviving Corporation.

5.20 PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may use reasonable commercial efforts to enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser to purchase shares of Purchaser in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to the Company and Purchaser, acting reasonably (a “PIPE Investment”), and Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective reasonable commercial efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). If the Purchaser elects to seek such additional Subscription Agreements, the Purchaser shall use its reasonable commercial efforts to satisfy the conditions of the PIPE Investors’ closing obligations contained in the Subscription Agreements and consummate the transactions contemplated thereby. The Purchaser shall not terminate, or amend or waive in any manner materially adverse to the Purchaser, any Subscription Agreement without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned), other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements. Each of the Purchaser and, as applicable, the Company, shall, and shall cause its Affiliates to, use reasonable commercial efforts to avoid being in breach or default under the Subscription Agreements. Additionally, during the Interim Period, the Purchaser may, but shall not be required to, enter into and consummate additional Subscription Agreements with additional PIPE Investors, including in the event that there is an actual or threatened material breach or default by a PIPE Investor under a Subscription Agreement, or the Purchaser reasonably believes in good faith that such PIPE Investor otherwise is not willing or able to consummate the transactions contemplated thereby upon the satisfaction of the conditions of such PIPE Investor’s closing obligations thereunder, which additional Subscription Agreements shall become part of the PIPE Investment hereunder; provided, that the terms of such additional Subscription Agreements shall not, without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned), be materially worse to the Purchaser or the Company than those set forth in existing Subscription Agreements. If the Purchaser elects to seek such additional Subscription Agreements (with, solely with respect to any additional Subscription Agreements containing terms that are substantially different from the terms of Subscription Agreements then in effect, the Company’s prior written consent, not to be unreasonably withheld, delayed or conditioned), the Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such additional Subscription Agreements and use their respective reasonable commercial efforts to cause such additional Subscription Agreements to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Purchaser). The Purchaser will deliver to the Company true, correct and complete copies of each executed Subscription Agreement entered into by the Purchaser and any other Contracts between the Purchaser and PIPE Investors that could affect the obligation of such PIPE Investors to contribute to the Purchaser their applicable portion of the aggregate gross proceeds of the PIPE Investment as set forth in the Subscription Agreement of such PIPE Investor. As of the date hereof and on the Closing Date, each such executed Subscription Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to applicable Enforceability Exceptions. The Purchaser Securities to be issued in connection with the PIPE Investment will be, when issued, duly authorized and, when issued and delivered to the PIPE Investors against full payment therefor in accordance with the terms of each Subscription Agreement, such shares will be validly issued, fully paid and non-assessable. There are no other Contracts between Purchaser and any PIPE Investor relating to any such Subscription Agreement and, as of the date hereof and on the Closing Date, Purchaser does not have actual knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any such Subscription Agreement not being satisfied on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser under any material term or condition of any such Subscription Agreement and, as

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of the date hereof and on the Closing Date, Purchaser does not have reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any such Subscription Agreement on the Closing Date. No fees, cash consideration or other discounts are payable or have been agreed to be paid by Purchaser (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements. The Company shall not enter into any Contract with a PIPE Investor during the Interim Period without the prior written consent of the Purchaser, not to be unreasonably withheld, delayed or conditioned.

5.21 Company Articles. The Company shall, as promptly as practicable after the date hereof, cause the articles of incorporation of the Company (the “Articles”) to be amended in form acceptable to the holders of Series B Convertible Preferred Stock and Series C Convertible Preferred Stock to decrease the “Conversion Price” (as defined in the Articles) of the Series B Convertible Preferred Stock to $1.26 and of the Series C Preferred Stock to $1.37 (the “Series B/C Preferred Stock”) in satisfaction of the accumulated dividends on each such series of preferred stock, immediately prior to, the Effective Time but contingent upon and effective as of the Closing Date.

ARTICLE VI
NO SURVIVAL

6.1 No Survival. Representations and warranties of the Company and the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Purchaser pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the Purchaser and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the Purchaser or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE VII
CLOSING CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters that are submitted to the vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).

(b) Required Company Stockholder Approval. Written consents representing the requisite vote of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise) shall have been obtained, as necessary, to authorize, approve and consent to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Required Company Stockholder Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

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(e) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(e) shall have each been obtained or made.

(f) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g) Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and any PIPE Investment, the Purchaser shall have net tangible assets of at least $5,000,001.

(h) No Minimum Cash Condition. The Parties agree to waive any minimum cash requirement as a Closing condition.

(i) Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.17.

(j) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(k) Nasdaq Listing. The shares of Purchaser Common Stock issued as Merger Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(l) WARN Event. None of the Purchaser, the Purchaser Representative, the Merger Sub, the Company, the Surviving Company or the Seller Representative will cause a WARN-type event, in whole or in part, ninety (90) days before, on, or ninety (90) days following, the Closing.

7.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Conversion), (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the

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consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Stockholder Approval has been obtained, (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound, and (E) the composition of Post-Closing Purchaser Board being in compliance with Section 5.17(a).

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Escrow Agreement. The Company shall have received a copy of the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent.

(v) Registration Rights Agreement. The Company shall have received a copy of the Registration Rights Agreement, duly executed by the Purchaser and the Sponsor.

(vi) Representation and Warranty Insurance. The Purchaser shall have received representation and warranty insurance in an amount customary of a transaction of this size.

(vii) Closing Financing Certificate. Not more than two (2) Business Days prior to the Closing, Purchaser shall deliver to the Company a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Purchaser Financing Certificate”) setting forth (A) the number of Purchaser Securities outstanding as of the Closing after giving effect to the Redemption, (B) the amount to be paid out by the Purchaser after giving effect to the Redemption, (C) the unpaid Purchaser’s Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, (D) the PIPE Investment Amount to be received by Purchaser at the closing of the PIPE Investment or any alternative PIPE Investment or Private Placement and wire transfer instructions for the payment thereof, and (E) the amount of cash available in the Trust Account as of the Closing Date prior to any distributions or payments pursuant to the Trust Account.

7.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 7.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. Each Lock-Up Agreement and Non-Competition Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c)

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(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders at a duly called meeting of stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of such Target Company’s jurisdiction of organization and from each other jurisdiction in which such Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Certified Charter. The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of immediately prior to the Effective Time, certified by the Secretary of State of the State of California as of a date no more than ten (10) Business Days prior to the Closing Date.

(v) Employment Agreements. The Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and the Purchaser, between each of the persons set forth Schedule 7.3(e)(v) hereto and the applicable Target Company or the Purchaser, as noted in Schedule 7.3(e)(v), each such employment agreement duly executed by the parties thereto.

(vi) Lock-Up Agreement. The Company shall have delivered to the Purchaser copies of the Lock-up Agreement duly executed by the Significant Company Holders.

(vii) Non-Competition Agreements. The Company shall have delivered to the Purchaser copies of the Non-Competition Agreements duly executed by each of the Key Management members.

(viii) Transmittal Documents. The Exchange Agent shall have received from each Company Stockholder the Transmittal Documents, each in form reasonably acceptable for transfer on the books of the Company.

(ix) Company Convertible Securities. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Company shall have terminated, extinguished and cancelled in full any other outstanding Company Convertible Securities or commitments therefor.

(x) Resignations. Subject to the requirements of Section 5.18, the Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing.

(xi) Termination of Certain Contracts. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Contracts involving the Target Companies and/or Company Security Holders or other Related Persons set forth on Schedule 7.3(e)(xi) shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

(xii) PCAOB Audited Financials. The Company shall have delivered true and complete copies of the Audited Company Financials not later than June 30, 2022.

(xiii) Escrow Agreement. The Purchaser shall have received a copy of the Escrow Agreement, duly executed by the Company and the Escrow Agent.

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(xiv) Intellectual Property Assignment Agreements. The Company shall have delivered to Purchaser intellectual property and invention assignment agreements, in form and substance reasonably acceptable to Purchaser, duly executed by Lloyd Churches, Max Bell and Palmer Williams.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII
TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by the Outside Date (provided, that if Purchaser seeks and obtains an Extension from the Company, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for an additional period equal to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension if granted and (iii) such period as determined by Purchaser and the Company); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, the IPO Prospectus or any filings with the SEC, Nasdaq or the Financial Authority, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by the Purchaser to the Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f) by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured for at least ten (10) business days after written notice of such Material Adverse Effect is provided by the Purchaser to the Company;

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(g) by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained;

(h) by written notice by either the Purchaser or the Company to the other, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Stockholders have duly voted, and the Required Company Stockholder Approval was not obtained within fifteen (15) days after the date of this Agreement; or

(i) by written notice by the Purchaser to the Company, if the Company shall fail to deliver the Audited Company Financials for the year ended December 31, 2021 to the Purchaser by June 30, 2022.

8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 8.3, 8.4, 8.5, 9.1, Article XI and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3 Fees and Expenses. Subject to Sections 5.3, 5.19, 8.4, 8.5, 9.1, and Article XI all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses, if agreed to in writing by the Company.

8.4 Purchaser Termination Fee. Notwithstanding Section 8.3 above, in the event that there is a valid and effective termination of this Agreement by Purchaser pursuant to Section 8.1(e) then the Company shall pay to Purchaser a termination fee equal to One Million One Hundred Fifty Thousand U.S. Dollars ($1,150,000) plus the Expenses actually incurred by or on behalf of Purchaser or any of its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the Ancillary Documents or the Merger or the other transactions contemplated hereby or thereby, including any related SEC filings, the Registration Statement, the Redemption and any PIPE Investment, but excluding any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses (such aggregate amount, the “Purchaser Termination Fee”). The Purchaser Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Purchaser within five (5) Business Days after Purchaser delivers to the Company the amount of such Expenses, along with reasonable documentation in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Purchaser Termination Fee is payable, the payment of the Purchaser Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which Purchaser would otherwise be entitled to assert against the Company or any of its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or stockholders with respect to this Agreement and the transactions contemplated

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hereby and shall constitute the sole and exclusive remedy available to Purchaser, provided, that the foregoing shall not limit (x) the Company from Liability for any Fraud Claim relating to events occurring prior to termination of this Agreement or (y) the rights of Purchaser to seek specific performance or other injunctive relief in lieu of terminating this Agreement. For the avoidance of doubt, Fraud Claim shall not include decisions and conduct protected under the business judgment rule.

8.5 Company Termination Fee. Notwithstanding Section 8.3 above, in the event that there is a valid and effective termination of this Agreement by Company pursuant to Section 8.1(d) then the Purchaser shall pay to Company a termination fee equal to One Million One Hundred Fifty Thousand U.S. Dollars ($1,150,000) plus any Transaction Expenses actually incurred by or on behalf of Company or any of its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the Ancillary Documents or the Merger or the other transactions contemplated hereby or thereby not paid for from the Trust Account, (such aggregate amount, the “Company Termination Fee”). The Company Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Company within five (5) Business Days after Company delivers to the Purchaser the amount of such Transaction Expenses, along with reasonable documentation in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Company Termination Fee is payable, the payment of the Company Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which Company would otherwise be entitled to assert against the Purchaser or any of its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or stockholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Company, provided, that the foregoing shall not limit (x) the Purchaser from Liability for any Fraud Claim relating to events occurring prior to termination of this Agreement or (y) the rights of Company to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

ARTICLE IX
WAIVERS AND RELEASES

9.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company and the Seller Representative each hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account prior to the Closing only: (a) to the Public Stockholders in the event they elect to redeem their Purchaser Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within twelve (12) months after the closing of the IPO, subject to extension, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on Contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations or Contracts with Purchaser or its Representatives and will not seek recourse against the Trust Account

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(including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company and the Seller Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Seller Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, the Seller Representative (on behalf of the Company Stockholders) and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

ARTICLE X
MISCELLANEOUS

10.1 Notices.2 All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including e-mail), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, to:

Arogo Capital Acquisition Corp.
848 Brickell Avenue, Penthouse 5,

Miami, FL 33131
Attn: Suradech Taweesaengsakulthai
Facsimile No.: _________________
Telephone No.: (786) 442-1482
E-mail: Suradech@cho.co.th

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

If to the Purchaser Representative, to:

Purchaser Representative
Koo Dom Investment, LLC

7201 Wellesley Avenue,

Westminster, CA 92683.
Attn: Cho Thavee, LLC
Facsimile No.: _________________
Telephone No.: _________________
E-mail: ________________

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

____________

2       Note to Draft: Missing contact information to be obtained and all contact information to be confirmed.

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If to the Company or the Surviving Corporation, to:

EON Reality, Inc.
18 Technology Dr Ste. 110,

Irvine, CA 92618
Attn: Dan Lejerskar, Chairman and Founder
Telephone No.: 949.460.2000
E-mail: dan@eonreality.com

with a copy (which will not constitute notice) to:

Seyfarth Shaw LP
975 F Street NW

Washington, DC 20004
Attn: Andrew J. Sherman
Facsimile No.: 202 828-5393
Telephone No.: 202 828 5381
E-mail: asherman@seyfarth.com

If to the Seller Representative to: EON Reality, Inc. 18 Technology Dr Ste. 110, Irvine, CA 92618 Attn: Dan Lejerskar, Chairman and Founder Telephone No.: 949.460.2000 E-mail: dan@eonreality.com with a copy (which will not constitute notice) to:

Seyfarth Shaw LP
975 F Street NW

Washington, DC 20004
Attn: Andrew J. Sherman
Facsimile No.: 202 828-5393
Telephone No.: 202 828 5381
E-mail: asherman@seyfarth.com

If to the Purchaser after the Closing, to:

EON Reality, Inc.
18 Technology Dr Ste. 110,

Irvine, CA 92618
Attn: Dan Lejerskar, Chairman and Founder
Telephone No.: 949.460.2000
E-mail: dan@eonreality.com

and

the Purchaser Representative

with a copy (which will not constitute notice) to:

Seyfarth Shaw LP
975 F Street NW

Washington, DC 20004
Attn: Andrew J. Sherman
Facsimile No.: 202 828-5393
Telephone No.: 202 828 5381
E-mail: asherman@seyfarth.com

and

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

10.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Purchaser Representative and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.4 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.4, and any dispute to be determined by the Independent Expert in accordance with Section 1.15) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably

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detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in Washington, D.C. The language of the arbitration shall be English.

10.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Sections 1.15 and 10.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware (or in any appellate court thereof) (the “Specified Courts”). Subject to Sections 1.15 and 10.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached.

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Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, the Purchaser Representative and the Seller Representative.

10.10 Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Stockholders, may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.

10.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by

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succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

10.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.14 Purchaser Representative.

(a) The Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Koo Dom Investment LLC, in the capacity as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to the post-Closing Merger Consideration adjustments under Section 1.15; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (v) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Company Security Holders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the Purchaser Representative shall be binding upon the holders of Purchaser Securities and its Subsidiaries, successors and assigns (other than the Company Security Holders immediately prior to the Effective Time and their respective successors and assigns who have become holders of Purchaser Securities after the Effective Time), and neither such holders of Purchaser Securities and its Subsidiaries, successors and assigns (other than the Company Security Holders immediately prior to the Effective Time and their respective successors and assigns who have become holders of Purchaser Securities after the Effective Time) nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.14 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement. For the avoidance of doubt, notwithstanding the powers granted to the Purchaser Representative in

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this Section 10.14 by the Purchaser and its Representatives prior to the Closing and the creation of the Post-Closing Purchaser Board, nothing in this Section 10.14 gives the Purchaser Representative power to control the Post-Closing Purchaser Board after the Closing.

(b) The Purchaser Representative shall not be liable for any act done or omitted under any Purchaser Representative Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under any Purchaser Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 10.14 shall survive the Closing and continue indefinitely.

(c) The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to the Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

10.15 Seller Representative.

(a) Each Company Stockholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints EON Reality, Inc., in its capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) controlling and making any determinations with respect to the post-Closing Merger Consideration adjustments under Section 1.15; (ii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed by each Company Stockholder who is subject to any disparate treatment of a potentially material and adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (v) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vi) receiving all or any portion of the consideration provided to the Company Stockholders under this Agreement and to distribute the same to the Company Stockholders in accordance with their Pro Rata Share; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all

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notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative shall be binding upon each Company Stockholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.15 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b) Any other Person, including the Purchaser Representative, the Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders under any Seller Representative Documents. The Purchaser Representative, the Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (ii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company Stockholder shall have any cause of action against the Purchaser Representative, the Purchaser or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser Representative, the Purchaser and the Company shall not have any Liability to any Company Stockholder for any allocation or distribution among the Company Stockholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Stockholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by a Company Stockholder shall be made by the Seller Representative (except for a notice under Section 10.15(d) of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible to the Company Stockholders for any losses that any Company Stockholder may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Stockholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 10.15 shall survive the Closing and continue indefinitely.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Stockholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

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10.16 Legal Representation. The Parties agree that, notwithstanding the fact that Nelson Mullins may have, prior to Closing, jointly represented the Purchaser, Merger Sub, and/or Purchaser Representative in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Nelson Mullins will be permitted in the future, after Closing, to represent Purchaser, the Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Nelson Mullins’s future representation of one or more of Purchaser, the Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Nelson Mullins of the Purchaser, Merger Sub, Purchaser Representative, or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Purchaser and the Purchaser Representative shall be deemed the clients of Nelson Mullins with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Purchaser and the Purchaser Representative, shall be controlled by Purchaser and the Purchaser Representative and shall not pass to or be claimed by Purchaser or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XI
DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Purchaser Representative shall be deemed to be an Affiliate or the Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or

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required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, Delaware, and California are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York, Delaware and California are generally open for use by customers on such day.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time.

“Closing Net Indebtedness” means, as of the Reference Time, (i) the aggregate amount of all Indebtedness of the Target Companies, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Common Consideration” means the aggregate amount that would be paid in respect of the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.12).

“Company Charter” means the Certificate of Incorporation of the Company, as amended and effective under the California Corporations Code, prior to the Effective Time.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Equity Plan” means the EON Reality, Inc. 2015 Equity Incentive Plan as adopted by the Board of Directors of the Company on September 23, 2015 and approved by the Shareholders on October 28, 2015.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Company Securities” means, collectively, the Company Stock and any other Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Stock” means shares of the Company Common Stock and the Company Preferred Stock. As of the date hereof, the Company’s initial Articles of Incorporation authorizes a total of 85,000,000 shares

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of capital stock, divided into 75,000,000 shares of common stock, at par value $0.001 (the “Common Stock”) and 10,000,000 shares of preferred stock, at par value $0.001 (the “Preferred Stock”). The Preferred Stock is further divided into series. The first series consists of 260,000 shares and is referred to as “Series A Convertible Preferred Stock.” The second series consists of 1,700,000 shares and is referred to as “Series B Convertible Preferred Stock.” The third series consists of 1,450,000 shares and is referred to as “Series C Convertible Preferred Stock.” As of the date hereof, 47,820,667 shares of Common Stock, 223,900 shares of Series A Convertible Preferred Stock, 1,630,149 shares of Series B Preferred Stock, and 1,345,279 shares of Series C Preferred Stock are issued and outstanding. In accordance with the Company Equity Plan, 3,651,878 Incentive Stock Options and Nonqualified Stock Options are issued and outstanding.

“Company Stockholders” means, collectively, the holders of Company Stock.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Dissenting Shares” means any shares of Company Stock for which a Company Stockholder has exercised appraisal rights pursuant to Chapter 13 of California Corporations Code.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based

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in Contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means the letter dated December 23, 2021 to the Purchaser from the Purchaser Representative and other parties, as filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Purchaser with the SEC on December 29, 2021.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of November 22, 2021, and filed with the SEC on November 23, 2021 (File No. 333-259338).

“IPO Underwriter” means EF Hutton, a division of Benchmark Investments, LLC.

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“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Key Management” means Dan Lejerskar, Mats Johansson, Mayank Singhvi, Sridhar Sunkad and Anna Lejerskar.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of Dan Lejerskar, Mats Johansson, Mayank Singhvi, Sridhar Sunkad and Anna Lejerskar, after reasonable inquiry consistent with their respective job duties and functions or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry consistent with their respective job duties and functions, or (B) if a natural person, the actual knowledge of such natural person after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business (including with respect to or as a result of any material worsening of the ongoing COVID-19 pandemic); (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate (including with respect to or as a result of any material worsening of the ongoing COVID-19 pandemic); (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority; and (vii) with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

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“Merger Sub Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Global Market.

“Net Working Capital” means, as of the Reference Time, (i) all current assets of the Target Companies (excluding, without duplication, Closing Company Cash), on a consolidated basis, minus (ii) all current liabilities of the Target Companies (excluding, without duplication, Indebtedness), on a consolidated basis and as determined in accordance with the Accounting Principles; provided, that, for purposes of this definition, whether or not the following is consistent with the Accounting Principles, “current assets” will exclude any receivable from a Company Stockholder unless it is a receivable for a sale of goods or services.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outside Date” means November 15, 2022.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Consideration” means the quotient of (i) the Merger Consideration divided by (ii) the sum, without duplication, (a) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (including with respect to shares of Company Common Stock issued pursuant to vested or accelerated options under the Company Equity Plan) and (b) the aggregate number of shares of Company Common Stock that are issuable upon conversion of the shares of Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit or operational expenses, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such

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Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investor” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements and shall be deemed to include any Person that is subscribing for shares of the Purchaser Common Stock under any alternative subscription agreement.

“Privacy Laws” means all applicable United States state and federal Laws, and the laws of applicable jurisdictions, relating to privacy and protection of Personal Data and/or Protected Health Information, including the General Data Protection Regulation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act; and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed a percentage equal to (i) the portion of the Stockholder Merger Consideration payable by the Purchaser to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Stockholder Merger Consideration payable by the Purchaser to all Company Stockholders in accordance with the terms of this Agreement.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

“Protected Health Information” has the meaning given to such term under HIPAA, including all such information in electronic form.

“Purchaser Certificate of Incorporation” means the Purchaser’s Certificate of Incorporation, as amended, filed with the Secretary of the State of Delaware on and effective as of June 9, 2021.

“Purchaser Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Common Stock” means the shares of Purchaser Class A Common Stock and Purchaser Class B Common Stock, collectively.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Preferred Shares” means preferred shares, par value $0.0001 per share, of Purchaser.

“Purchaser Private Units” means the units issued by Purchaser in a private placement to Purchaser Representative at the time of the consummation of the IPO consisting of one (1) share of Purchaser Class A Common Stock and one Purchaser Private Warrant.

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“Purchaser Private Warrants” means one whole warrant that was included as part of each Purchaser Private Unit, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) share of Purchaser Class A Common Stock and one Purchaser Public Warrant.

“Purchaser Public Warrants” means one whole warrant that was included as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Units, the Purchaser Common Stock, the Purchaser Preferred Shares and the Purchaser Warrants, collectively.

“Purchaser Units” means Purchaser Private Units and Purchaser Public Units, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Purchaser’s Organizational Documents” means the Purchaser Certificate of Incorporation and the Bylaws of the Purchaser.

“Redemption Price” means an amount equal to the price at which each share of Purchaser Common Stock is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit I hereto.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means any Company Stockholder who (i) is an executive officer or director of the Company or (ii) owns more than five percent (5%) of the issued and outstanding shares of the Company (treating any Company Preferred Stock on an as-converted to Company Common Stock basis).

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

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“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Purchaser Representative, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any sales, use,

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real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Purchaser, Merger Sub or any Target Company in connection with the Mergers or the other transactions contemplated by this Agreement.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of December 29, 2021, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer and Trust Company, in its capacity as trustee under the Trust Agreement.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988.

11.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Accounts Receivable	4.7(f)
Acquisition Proposal	5.6(a)(i)
Adjustment Amount	1.15(d)
Agreement	Preamble
Alternative Transaction	5.6(a)(i)
Amended Purchaser Certificate of Incorporation	1.19
Antitrust Laws	5.9(b)
Audited Company Financials	4.7(a)
Business Combination	9.1
Certificate of Merger	1.2
CFO	1.15(a)
Closing	2.1
Closing Date	2.1
Closing Filing	5.14(b)
Closing Press Release	5.14(b)
Closing Statement	1.15(a)
Company	Preamble
Company Benefit Plan	4.19(a)
Company Certificates	1.12(a)
Company Directors	5.17(a)
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company IP	4.13(d)
Company IP Licenses	4.13(a)
Company Material Contracts	4.12(a)
Company Permits	4.10
Company Personal Property Leases	4.16
Company Real Property Leases	4.15
Company Registered IP	4.13(a)
Company Special Meeting	5.13
Controlled Person	Article XI
Conversion	1.8
D&O Indemnified Persons	5.18(a)
D&O Tail Insurance	5.18(b)
DGCL	3.2
Effective Time	1.2

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Term	Section
Enforceability Exceptions	3.2
Environmental Permits	4.20(a)
Escrow Account	1.18(a)
Escrow Agent	1.18(a)
Escrow Agreement	1.18(a)
Escrow Amount	1.18(a)
Escrow Property	1.18(a)
Escrow Shares	1.18(a)
Estimated Closing Statement	1.14
Exchange Agent	1.12(a)
Expenses	8.3
Extension	5.3(a)
Extension Expenses	5.3(a)(iv)
Federal Securities Laws	5.6(b)
Incentive Plan	5.12(a)
Independent Expert	1.15(b)
Independent Expert Notice Date	1.15(b)
Interim Balance Sheet Date	4.7(a)
Interim Period	5.1(a)
Letter of Transmittal	1.12(a)
Lock-Up Agreement	Recitals
Lost Certificate Affidavit	1.12(d)
Merger	Recitals
Merger Consideration	1.7
Merger Sub	Preamble
Nelson Mullins	2.1
Non-Competition Agreement	Recitals
Objection Statement	1.15(b)
OFAC	3.19(c)
Off-the-Shelf Software	4.13(a)
Outbound IP License	4.13(c)
Outside Date	8.1(b)
Party(ies)	Preamble
PIPE Investment	5.20
Post-Closing Purchaser Board	5.17(a)
Proxy Statement	5.12(a)
Public Certifications	3.6(a)
Public Stockholders	9.1
Purchaser	Preamble
Purchaser Director	5.17(a)
Purchaser Disclosure Schedules	Article III
Purchaser Financials	3.6(d)
Purchaser Material Contract	3.13(a)
Purchaser Representative	Preamble
Purchaser Special Meeting	5.12(a)
Purchaser Stockholder Approval Matters	5.12(a)
Purchaser Support Agreement	Recitals
Purchaser Termination Fee	8.4
Redemption	5.12(a)
Registration Statement	5.12(a)

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Term	Section
Related Person	4.21
Released Claims	9.1
Representative Party	1.15(b)
Required Company Stockholder Approval	7.1(b)
Required Purchaser Stockholder Approval	7.1(a)
SEC Reports	3.6(a)
Section 409A Plan	4.19(j)
Seller Representative	Preamble
Signing Filing	5.14(b)
Signing Press Release	5.14(b)
Stockholder Merger Consideration	1.7
Surviving Corporation	1.1
Top Customers	4.24
Top Suppliers	4.24
Transmittal Documents	1.12(b)
Voting Agreements	Recitals

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:
Arogo Capital Acquisition Corp.
By:	/s/ Suradech Taweesaengsakulthai
	Name:	Suradech Taweesaengsakulthai
	Title:	Chief Executive Officer
The Purchaser Representative:
Koo Dom Investment, LLC, solely in the capacity as the Purchaser Representative hereunder
By:	/s/ Panthong Nowa
	Name:	Panthong Nowa
	Title:	Cho Thavee PCL Member
Merger Sub:
Arogo Merger Sub, Inc.
By:	/s/ Suradech Taweesaengsakulthai
	Name:	Suradech Taweesaengsakulthai
	Title:	Director
The Company:
EON Reality, Inc.
By:	/s/ Dan Lejerskar
	Name:	Dan Lejerskar
	Title:	Chairman and Founder
The Seller Representative:
EON Reality, Inc., solely in the capacity as the Seller Representative hereunder
By:	/s/ Dan Lejerskar
	Name:	Dan Lejerskar
	Title:	Chairman and Founder

[Signature Page to Merger Agreement]
Annex A-73

Exhibit A

Form of Voting Agreement

[See attached]

Annex A-74

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT, dated as of April 25, 2022 (this “Agreement”), by and among the Arogo Capital Acquisition Corp., a Delaware corporation (the “Purchaser”), Eon Reality, Inc., a California corporation (the “Company”), and each of the stockholders of the Company whose names appear on the signature pages of this Agreement (each, a “Company Stockholder” and, collectively, the “Company Stockholders”).

WHEREAS, simultaneously herewith, the Purchaser, Merger Sub, a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), Koo Dom Investment LLC, a Delaware limited liability company (the “Purchaser Representative”), and Eon Reality, Inc., a California corporation (the “Company” or “Seller Representative”) have entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), a copy of which has been made available to each Company Stockholders, pursuant to which the parties thereto intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”);

WHEREAS, as of the date hereof, each Company Stockholder owns of record the number of equity securities of the Company as set forth opposite such Company Stockholder’s name on Exhibit A hereto (all such securities and any underlying securities of the Company of which ownership of record or the power to vote is hereafter acquired by the Company Stockholders prior to the termination of this Agreement being referred to herein as the “Securities”); and

WHEREAS, in order to induce the Purchaser, Merger Sub, and the Company to enter into the Merger Agreement, the Company Stockholders are executing and delivering this Agreement to the Purchaser and the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, each of the Company Stockholders (severally and not jointly), the Purchaser and the Company hereby agrees as follows:

1. Agreement to Vote. Each Company Stockholder, by this Agreement, with respect to its Securities, severally and not jointly, hereby agrees (and agrees to execute such documents and certificates evidencing such agreement as the Purchaser may reasonably request in connection therewith), if (and only if) the Approval Condition (as defined below) shall have been satisfied, to vote, at any meeting of the members of the Company, and in any action by written consent of the members of the Company, all of such Company Stockholder’s Securities (a) in favor of the approval and adoption of the Merger Agreement, the transactions contemplated by the Merger Agreement and this Agreement, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company, (c) in favor of the approval and adoption of the Incentive Plan (as defined in the Merger Agreement) and (d) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that would reasonably be expected to result in the failure of the transactions contemplated by the Merger Agreement from being consummated. Each Company Stockholder acknowledges receipt and review of a copy of the Merger Agreement. For purposes of this Agreement, “Approval Condition” shall mean that the Merger Agreement shall not have been amended or modified to change the Merger Consideration payable under the Merger Agreement to the Company Stockholders. For the purpose of clarification, any adjustment to the Merger Consideration pursuant to Section 1.15 of the Merger Agreement shall not constitute an amendment or modification to the Merger Consideration for purposes of the immediately preceding sentence.

2. Transfer of Securities. Except as may be required by or permitted in the Merger Agreement, each Company Stockholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Securities or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Securities (unless the transferee agrees to be bound by this Agreement), or (d) take any action that would have the effect of preventing or disabling the Company Stockholder from performing its obligations hereunder.

Annex A-75

3. Representations and Warranties. Each Company Stockholder, severally and not jointly, represents and warrants for and on behalf of itself to the Purchaser as follows:

(a) The execution, delivery and performance by such Company Stockholder of this Agreement and the consummation by such Company Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or other Order applicable to such Company Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Securities (other than pursuant to this Agreement, the Merger Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of the Company or such Company Stockholder) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Company Stockholder’s Organizational Documents.

(b) Such Company Stockholder owns of record and has good, valid and marketable title to the Securities set forth opposite the Company Stockholder’s name on Exhibit A free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws or the Organizational Documents of such Company Stockholder) and has the sole power (as currently in effect) to vote and the full right, power and authority to sell, transfer and deliver such Securities, and such Company Stockholder does not own, directly or indirectly, any other Securities.

(c) Such Company Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement, and that this Agreement has been duly authorized, executed and delivered by such Company Stockholder.

4. Termination. This Agreement and the obligations of the Company Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; or (c) the mutual agreement of the Purchaser and the Company. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to such termination of this Agreement.

5. Miscellaneous.

(a) Except as otherwise provided herein, in the Merger Agreement or in any Ancillary Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5(b)):

If to the Purchaser, to:

Arogo Capital Acquisition Corp.

848 Brickell Avenue, Penthouse 5,
Miami, FL 33131
Attn: Suradech Taweesaengsakulthai
Telephone No.: (786) 442-1482
E-mail: suradech@cho.co.th

Annex A-76

with a copy to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Ave NW, Suite 900
Washington, DC 20001
Attention: Andy Tucker
Telephone: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

If to the Company, to:

Eon Reality, Inc.
18 Technology Dr Ste. 110,
Irvine, CA 92618
Attn: Dan Lejerskar, Chairman and Founder
Telephone No.: (94) 460-2000
E-mail: dan@eonreality.com

with a copy to:

Seyfarth Shaw LLP
975 F Street NW
Washington, DC 20004
Attn: Andrew J. Sherman
Facsimile No.: (202) 828-5393
Telephone No.: (202) 828-5381
E-mail: asherman@seyfarth.com

If to a Company Stockholder, to the address set forth for such Company Stockholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement, the Merger Agreement and the Ancillary Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of the parties, and any attempt to do so without such consent shall be void ab initio.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Company Stockholder shall be liable for the breach of this Agreement by any other Company Stockholder.

(f) The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law

Annex A-77

or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, this Agreement, when expressly available pursuant to the terms of this Agreement, shall not be required to provide any bond or other security in connection with any such Order.

(g) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All actions, suits or proceedings (each an “Action”, and, collectively, “Actions”), arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court having jurisdiction within the State of Delaware. The parties hereto hereby (i) submit to the exclusive jurisdiction of federal or state courts within the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j) This Agreement shall not be effective or binding upon any Company Stockholder until such time as the Merger Agreement is executed by each of the parties thereto.

(k) If, and as often as, there are any changes in the Company or the Company Stockholder’s Securities by way of equity split, dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Company Stockholder and its Securities as so changed.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (l).

Annex A-78

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AROGO CAPITAL ACQUISITION CORP.
By:	/s/ Suradech Taweesaengsakulthai
Name: Suradech Taweesaengsakulthai
Title: Chief Executive Officer
EON REALITY, INC.
By:	/s/ Dan Lejerskar
Name: Dan Lejerskar
Title: Chairman and Founder

[Signature Page to Voting Agreement]

Annex A-79

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY STOCKHOLDERS
By:	/s/ Mats Johansson
Mats Johansson, President
By:	/s/ George Ayiomamitis
George Ayiomamitis for an on behalf of Sovereign Directors (Cyprus) Ltd., Lisboa Capital Investment Ltd.
By:	/s/ George Ayiomamitis
George Ayiomamitis for an on behalf of Sovereign Directors (Cyprus) Ltd., Rift Valley Ltd.

[Signature Page to Voting Agreement]

Annex A-80

EXHIBIT A

THE COMPANY STOCKHOLDERS

Company Stockholder	Company Securities

Annex A-81

Exhibit B

Form of Purchaser Support Agreement

[See attached]

Annex A-82

PURCHASER SUPPORT AGREEMENT

This PURCHASER SUPPORT AGREEMENT, dated as of April 25, 2022 and effective as of the Closing Date (this “Agreement”), by and among Koo Dom Investment, LLC, a Delaware limited liability company (“Sponsor” or “Purchaser Representative”), Arogo Capital Acquisition Corp., a Delaware corporation (“Purchaser”), and Eon Reality, Inc., a California corporation (the “Company” or “Seller Representative”). Terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, contemporaneously herewith, the Purchaser, Arogo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), Purchaser Representative, Seller Representative, and the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), and as a result of which the stockholders of the Company will receive shares of the Purchaser’s Common Stock;

WHEREAS, as of the date hereof, Sponsor owns 2,482,500 shares of Purchaser Common Stock (all such shares of Purchaser Common Stock and any shares of Purchaser Common Stock of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, in order to induce the Company and Purchaser to enter into the Merger Agreement, Sponsor is executing and delivering this Agreement to the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Sponsor, the Company, and Purchaser hereby agree as follows:

1. Agreement to Vote. Sponsor, with respect to the Shares, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as Purchaser and/or the Company may reasonably request in connection therewith) to vote at the Purchaser Special Meeting and any meeting of the stockholders of Purchaser, and in any action by written consent of the stockholders of Purchaser, to approve the Merger Agreement, all of the Shares (a) in favor of the approval and adoption of the Merger Agreement, the transactions contemplated by the Merger Agreement and this Agreement in accordance with the Insider Letter, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of Purchaser (including the Purchaser Stockholder Approval Matters), (c) in favor of the approval and adoption of the Incentive Plan, (d) for the appointment, and designation of classes, of the members of the Post-Closing Purchaser Board and (e) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Purchaser or Merger Sub under the Merger Agreement or that would reasonably be expected to result in the failure of the transactions contemplated by the Merger Agreement from being consummated. Sponsor acknowledges receipt and review of a copy of the Merger Agreement.

2. Transfer of Shares. Sponsor agrees that it shall not, directly or indirectly, except as otherwise contemplated pursuant to the Merger Agreement and in accordance with the Insider Letter, (a) sell, assign, transfer (including by operation of law), redeem, lien, pledge, distribute, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement), (b) deposit any Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law), redemption or other disposition of any Shares (unless the transferee agrees to be bound by this Agreement) or (d) take any action that would have the effect of preventing or disabling Sponsor from performing its obligations hereunder.

3. Waiver. Sponsor hereby waives (and agrees to execute such documents or certificates evidencing such waiver as Purchaser and/or Company may reasonably request) any adjustment to the conversion ratio set forth in the Purchaser Certificate of Incorporation of any other anti-dilution or similar protection with respect to the Purchaser Class B Common Stock (whether resulting from the transactions contemplated hereby, by the Merger Agreement or Ancillary Document or by any other transaction consummated in connection with the transactions contemplated hereby and thereby).

Annex A-83

4. Restrictive Covenants. Sponsor hereby acknowledges that certain stockholders of the Purchaser receiving material consideration in connection with the Merger and the transactions contemplated in the Merger Agreement have entered into restrictive covenant agreements for the benefit of the Parties and to enable the Purchaser to secure more fully the benefits of the Merger.

5. Representations and Warranties. Sponsor represents and warrants for and on behalf of itself to Purchaser and the Company as follows:

(a) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of Sponsor) or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s Organizational Documents.

(b) Sponsor owns of record and has good, valid and marketable title to the Shares free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws or the Organizational Documents of Sponsor) and has the sole power (as currently in effect) to vote and has the full right, power and authority to sell, transfer and deliver such Shares, and Sponsor does not own, directly or indirectly, any other Shares.

(c) Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by Sponsor.

6. Termination. This Agreement and the obligations of Sponsor under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; or (c) the mutual agreement of the Company and Purchaser. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

7. Miscellaneous.

(a) Except as otherwise provided herein or in the Merger Agreement or any Ancillary Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6(b)):

If to the Purchaser, to:

Arogo Capital Acquisition Corp.

848 Brickell Avenue, Penthouse 5,
Miami, FL 33131
Attn: Suradech Taweesaengsakulthai
Telephone No.: (786) 442-1482
E-mail: suradech@cho.co.th

Annex A-84

with a copy to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Ave NW, Suite 900
Washington, DC 20001
Attention: Andy Tucker
Telephone: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

If to the Company, to:

Eon Reality, Inc.
18 Technology Dr Ste. 110,
Irvine, CA 92618
Attn: Dan Lejerskar, Chairman and Founder
Telephone No.: (949) 460-2000
E-mail: dan@eonreality.com

with a copy to:

Seyfarth Shaw LLP
975 F Street NW
Washington, DC 20004
Attn: Andrew J. Sherman
Facsimile No.: (202) 828-5393
Telephone No.: (202) 828 5381
E-mail: asherman@seyfarth.com

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement, the Merger Agreement, the Insider Letter and the Ancillary Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

(g) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws

Annex A-85

of another jurisdiction. All actions, suits or proceedings (collectively, “Action”) arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court having jurisdiction within the State of Delaware. The parties hereto hereby (i) submit to the exclusive jurisdiction of federal or state courts within the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j) This Agreement shall not be effective or binding upon Sponsor until such time as the Merger Agreement is executed by each of the parties thereto.

(k) If, and as often as, there are any changes in Purchaser or the Purchaser Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required and are agreed upon by the parties so that the rights, privileges, duties and obligations hereunder shall continue with respect to Purchaser, Sponsor and the Shares as so changed.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (l).

[Signature pages follow]

Annex A-86

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AROGO CAPITAL ACQUISITION CORP.
By:	/s/ Suradech Taweesaengsakulthai
Name:	Suradech Taweesaengsakulthai
Title:	Chief Executive Officer
KOO DOM INVESTMENT, LLC
By:	/s/ Panthong Nowa
Name:	Panthong Nowa
Title:	Cho Thavee PCL Member
EON REALITY, INC.
By:	/s/ Dan Lejerskar
Name:	Dan Lejerskar
Title:	Chairman and Founder

[Signature Page to Purchaser Support Agreement]

Annex A-87

Exhibit C

Form of Restrictive Covenant Agreement

[See attached]

Annex A-88

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is entered into as of [•], by and between Arogo Capital Acquisition Corp., a Delaware corporation (“Purchaser”), Koo Dom Investment LLC, a Delaware limited liability company as the purchaser representative (“Purchaser Representative”, and together with the Purchaser, the “Purchaser Parties”) on one hand, and Eon Reality, Inc., a California corporation in its capacity as the seller representative (“Seller Representative”) and Eon Reality, Inc., a California corporation and its Affiliates and Subsidiaries (“Company”, and together with Seller Representative, the “Company Parties”), on the other hand.

W I T N E S E T H:

WHEREAS, concurrently herewith, Purchaser, Arogo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser (the “Merger Sub”), the Purchaser Representative, the Seller Representative and the Company, entered into that certain Agreement and Plan of Merger, dated as of April 25, 2022, (as amended or modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, among other things, Purchaser will merge the Merger Sub with and into the Company, whereupon the separate existence of the Merger Sub shall cease and the Company shall be the surviving company, and a wholly owned subsidiary of Purchaser, in each case, as further set forth in, and subject to the terms and conditions of, the Merger Agreement (the “Transaction”);

WHEREAS, in executing the Merger Agreement and agreeing to pay the consideration specified therein, Purchaser considered the substantial goodwill of the Company and the retention of the Company’s Confidential Information (as defined below) to be valuable assets and an essential inducement to the execution of the Merger Agreement and the consummation of the transactions contemplated thereby (including the Transaction);

WHEREAS, the parties hereto acknowledge and agree that the Purchaser Parties could substantially dilute the value of such goodwill and Confidential Information of the Company by competing with the Company Parties in any capacity, or by soliciting or hiring any employees, consultants, independent contractors, suppliers, partners, and/or customers of the Company Parties;

WHEREAS, Purchaser Parties have agreed to accept certain restrictions as set forth in this Agreement in connection with the Transaction in order to induce Company Parties to enter into the Merger Agreement and consummate the Transaction, and Company Parties would not enter into the Merger Agreement absent Purchaser Parties’ agreement to the restrictions set forth in this Agreement; and

WHEREAS, Purchaser Representative is a direct equityholder and sponsor of the Purchaser, pursuant to the Merger Agreement and by virtue of the Transaction, Purchaser Representative will receive, directly or indirectly, a substantial financial benefit and other valuable consideration from Purchaser specified in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the benefits to be obtained by Purchaser Parties as a result of the Closing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

2. Non-Competition Covenants.

(a) As an inducement to Company Parties to enter into the Merger Agreement and to consummate the transactions contemplated thereby, Purchaser Parties hereby covenants and agrees that for a period commencing on the Closing Date and ending on the fifth (5th) anniversary thereof (the “Restrictive Period”), Purchaser Parties shall not, without the prior written consent of Seller Representative (which consent may be withheld in Seller Representative’s sole and absolute discretion), directly or indirectly own any interest in, manage, control, participate in, consult with, render services for (as a director, manager, officer, employee, agent, broker, partner, contractor, consultant or otherwise) or be or become engaged or involved in any Restricted Business (as defined below), including by being or becoming an organizer, owner, co-owner, trustee, promoter, Affiliate, investor, lender, partner, joint venturer, stockholder, officer, director, employee, independent contractor, manager, salesperson, representative, broker, agent, licensor, technician, analyst, consultant, referral source or advisor of, to or with any Restricted Business.

Annex A-89

(b) Notwithstanding anything to the contrary in Section 2(a), any Purchaser Party may directly or indirectly own, solely as an investment, equity securities of any corporation engaged in the Restricted Business which are publicly traded, if such Purchaser Party (i) is not a controlling person of, or a member of a group which controls, such corporation, (ii) does not directly or indirectly own more than twenty percent (20%) of any class of securities of such corporation, and (iii) does not undertake any of the activities contemplated by Section 2(a) above with respect to such corporation (other than the purchase of such equity securities) and otherwise has no active participation in the business of such corporation.

(c) As used in this Agreement:

(i) “Restricted Business” shall mean engaged in the business of designing, developing, and marketing Virtual and Augmented Reality software as service (SaaS) products.

(ii) “Affiliates” shall have the meaning set forth in the Merger Agreement and, for the avoidance of doubt, the Purchaser Representative shall be a direct or indirect Affiliate of Purchaser for all purposes hereunder.

(iii) “Certain Stockholders” shall mean Koo Dom Investment LLC, Suradech Taweesaengsakulthai, Chee Han Wen, H.R.H. Tunku Naquiyuddin ibni Tunku Ja’afar, Somnuek Anakwat, J. Gerald Combs, and Suthee Chivaphongse.

3. Non-Solicitation/Non-Hire of Employees. As an inducement to Company Parties to enter into the Merger Agreement and to consummate the transactions contemplated thereby, Purchaser Parties hereby covenants and agrees for the duration of the Restrictive Period to not, directly or indirectly, on their own behalf or on behalf of any third party, (a) solicit, hire or otherwise engage any employee of Company Parties prior to or after the Merger Agreement, or any person who was an employee of Company Parties at any time during the Restrictive Period or during the preceding eighteen (18) months or maximum legal time period as allowed or prescribed by the laws or courts of that jurisdiction or (b) attempt to persuade any employee of Company Parties to terminate his or her employment with Company Parties, in each case, without the prior written consent of Seller Representative (which consent may be withheld in Seller Representative’s sole and absolute discretion). Notwithstanding the foregoing, (i) the placement of general advertisements that may be targeted to a particular geographic or technical area, but are not targeted specifically towards employees of Company Parties shall not be deemed to be a solicitation for purposes of this Section 3, and (ii) under no circumstances shall soliciting or hiring any former employee of Company Parties after the date that is eighteen (18) months from termination of such Person’s employment with Company Parties or maximum legal time period as allowed or prescribed by the laws or courts of that jurisdiction, be deemed to be a breach of this Section 3.

4. Non-Solicitation of Business Relationships. As an inducement to Company Parties to enter into the Merger Agreement and to consummate the transactions contemplated thereby, Purchaser Parties hereby covenants and agrees for the duration of the Restrictive Period to not, directly or indirectly, on their own behalf or on behalf of any third party, call on, solicit or service any customer, client, vendor, supplier, partner, agent, licensee, licensor, programmer, consultant, landlord, subtenant or other Person that has a business relationship with Company Parties in order to induce or attempt to induce such Person to cease doing business with, or reduce the level of business with, Company Parties, or in any way interfere with the relationship between any such customer, client, vendor, supplier, partner, agent, licensee, licensor, programmer, consultant, landlord, subtenant or other Person, on the one hand, and Company Parties, on the other hand.

5. Non-Disparagement. Purchaser Parties and Certain Stockholders agree not to make negative or disparaging statements or communications or otherwise disparage Company Parties, direct or indirect equityholders, businesses, services, products, technologies, legal compliance requirements, officers, directors, managers, employees, shareholders, members, or agents. The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or other legal proceedings or governmental authority communications.

6. Confidentiality.

(a) Purchaser Parties and Certain Stockholders hereby covenant and agree to not, and to cause their Affiliates to not, at any time (i) retain or use for the benefit, purposes or account of Purchaser Parties or any other Person (other than in its business relations with Company Parties), or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person (other than in its business relations with Company Parties), in each case, (x) any non-public, proprietary or confidential information, including trade secrets, “know-how”, research and

Annex A-90

development, software, source code, databases, inventions, processes, formulae, technology, designs or other intellectual property, or information concerning finances, investments, profits, pricing, costs, products, services, vendors, suppliers, customers, agents, clients, partners, referral sources, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, or governmental or regulatory activities or approvals, in each case, concerning the past businesses, activities or operations of Company Parties learned through Company Parties and/or (y) the terms of the Merger Agreement (collectively, “Confidential Information”) without the prior written authorization of Seller Representative (which authorization may be withheld in Seller Representative’s sole and absolute discretion); provided, that Purchaser Parties may disclose the contents and/or existence of this Agreement and/or the Merger Agreement (I) as required by any applicable Law and (II) to Purchaser Parties’ legal and financial advisers.

(b) “Confidential Information” shall not be deemed to include any information that is (i) generally known to the public other than as a result of any breach of this Section 6 or of any other confidentiality obligations, (ii) independently developed or learned by Purchaser Parties without breach of any legal obligations to maintain confidentiality and/or reference to or incorporation of any of the Confidential Information, or (iii) required by any applicable Law or Order to be disclosed; provided that Purchaser Parties shall give prompt written notice to Company Parties of such requirement, disclose no more information than is so required, and cooperate with any attempts by Company Parties to obtain a protective order or other reliable assurance that any Confidential Information required by such Law or Order to be so disclosed will be accorded confidential treatment by the recipient thereof.

7. Representations and Warranties of Purchaser Parties.

(a) Acknowledgement of Reliance. Purchaser Parties and when applicable Certain Stockholders, acknowledge and agree that: (i) the covenants and agreements contained in Section 2, Section 3, Section 4, Section 5 and Section 6 (the “Restrictive Covenants”) are necessary, fundamental and required for the protection of the goodwill of the Company directly or indirectly acquired by Purchaser pursuant to the Merger Agreement; (ii) the Restrictive Covenants relate to matters that are of a special, unique and extraordinary value; (iii) a breach by any Purchaser Parties of any of the Restrictive Covenants applicable to any Purchaser Parties will result in irreparable harm and damages that cannot be adequately compensated by a monetary award and, accordingly, Company and Company Parties, individually or jointly and severally will be entitled to injunctive or other equitable relief to prevent or redress any such breach (without posting a bond or other security); (iv) Purchaser Representative is a direct equityholder and the sponsor of the Purchaser as of the date hereof, and, pursuant to the Merger Agreement and by virtue of the Transaction, Purchaser Representative will receive, directly or indirectly, a substantial financial benefit, or other valuable consideration, as specified in the Merger Agreement; (v) in connection with the Transaction, Purchaser Parties are entering into this Agreement and agreeing to be bound by the Restrictive Covenants; (vi) Company Parties entered into the Merger Agreement in contemplation of Purchaser Parties’ execution and delivery of this Agreement, and Company Parties would not enter into the Merger Agreement absent Purchaser Parties’ execution and delivery of this Agreement; (vii) this Agreement is being executed in connection with the execution of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement (including the Transaction), pursuant to which Purchaser will directly or indirectly acquire the Company and substantial goodwill associated therewith; and (viii) this Agreement is intended to comply with the laws of the State of Delaware and all other jurisdictions that might be deemed to be applicable hereto and which restrict or otherwise limit the enforceability of a contract that restrains a Person from engaging in a lawful profession, trade or business. Purchaser Parties hereby acknowledge that the potential harm to Company Parties of non-enforcement of this Agreement outweighs any harm to Purchaser Parties of enforcement (by injunction or otherwise) of this Agreement.

(b) Authority; Enforceability. Purchaser Parties have all necessary legal capacity, power and authority to execute and deliver this Agreement and to perform Purchaser Parties’ obligations hereunder. This Agreement has been duly and validly executed and delivered by Purchaser Parties and constitutes a legal, valid and binding obligation of all Purchaser Parties, enforceable against Purchaser Parties, individually and jointly and severally in accordance with its terms.

(c) No Conflict. The execution and delivery by Purchaser Parties of this Agreement do not, and the performance of Purchaser Parties’ obligations hereunder and the consummation of the transactions contemplated hereby shall not, conflict with or violate any Law applicable to Purchaser Parties or by which any of Purchaser Parties’ properties, rights or assets are bound or affected.

Annex A-91

(d) Consultation with Counsel. Purchaser Parties’ have consulted with legal counsel regarding the Restrictive Covenants and, based on such consultation, have determined and hereby acknowledge and agree that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the substantial goodwill of the Company to be acquired by Purchaser, the Confidential Information of Company Parties and the continued value of the shares of Purchaser paid by Purchaser to Company pursuant to the Merger Agreement and in connection with the consummation of the transactions contemplated thereby.

(e) No Restriction on Earning a Living. Purchaser Parties hereby acknowledge that the provisions of Section 2, Section 3, Section 4, Section 5 and Section 6 do not preclude any Purchaser Parties from earning a livelihood, nor do they unreasonably impose limitations on Purchaser Parties’ ability to earn a living.

8. [Intentionally Omitted].

9. Miscellaneous.

(a) Specific Performance. Purchaser Parties acknowledge that a breach of any of the covenants contained in this Agreement will cause Company Parties irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Purchaser Parties agree that Company Parties shall, in addition to all other available remedies (including seeking such monetary damages as it can show it has sustained by reason of such breach), be entitled to specific performance and injunctive relief in the event of any breach or threatened breach of any of the covenants contained herein, in each case, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. In the event of any breach or violation by Purchaser Parties of any of the covenants contained in this Agreement, the time period of such covenant with respect to Purchaser Parties shall be tolled and extended until such breach or violation is resolved.

(b) Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(i) This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the applicable Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the Laws of another jurisdiction. Each of the parties hereto (a) submits to the jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, in any Action arising out of or relating to this Agreement, (b) agrees to bring all claims under any theory of liability in respect of such Action exclusively in any such court and (c) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any Action may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 1.1. Nothing in this Section 9(b), however, shall affect the right of any party to serve legal process in any other manner permitted by any applicable Law. Each party hereto agrees that a final, non-appealable judgment in any Action brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by applicable Law.

(ii) THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY ALL APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Annex A-92

(c) Severability. Subject to Section 9(d), in the event any provision of this Agreement is found to be void and unenforceable by a court or other tribunal of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties hereto with the same effect as though the void or unenforceable part had been severed and deleted or reformed to be enforceable.

(d) Judicial Limitation. It is expressly understood and agreed that although Company Parties and Purchaser Parties consider the restrictions contained herein to be reasonable, if at any time a court or other tribunal of competent jurisdiction finally determines or adjudicates that any portion of the Restrictive Covenants is unenforceable by reason of it extending for too great of a period of time or over too great of a geographical area or by reason of it being too extensive in any other respect, such Restrictive Covenant and this Agreement shall not be rendered void but such Restrictive Covenant shall be deemed amended to apply as to such maximum period of time, maximum geographical area, or maximum extent in all other respects, as the case may be, as such court may judicially determine or adjudicate to be enforceable. Alternatively, if any court or other tribunal of competent jurisdiction finally determines or adjudicates that any portion of the Restrictive Covenants is unenforceable, and such restriction cannot be amended pursuant to the preceding sentence so as to make such portion of the Restrictive Covenant enforceable, such judicial determination or adjudication shall not affect the enforceability of any other Restrictive Covenant.

(e) Reasonableness.  Purchaser Parties expressly acknowledge that this Agreement is reasonable and valid in all respects and irrevocably waives (and irrevocably agrees not to raise) as a defense any issue of reasonableness (including the reasonableness of the Restricted Business or the duration and scope of this Agreement) in any proceeding to enforce any provision of this Agreement, the intention of the parties hereto being to provide for the legitimate and reasonable protection of the interests of Company Parties by providing for the broadest scope, the longest duration and the widest territory allowable by law.

(f) Prevailing Party Fees. If any Action is brought for the enforcement or interpretation of this Agreement or in connection with an alleged or actual dispute, breach, or default of any of the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, paralegal fees, and other costs (including court costs) incurred in connection with such Action and any appeal thereof, at all levels, from the non-prevailing party in addition to any other remedies available.

1.1 Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally, (ii) one (1) Business Day after it is sent by commercial overnight courier service, or (iii) upon transmission, if sent by electronic mail transmission before 5:00 p.m. Pacific Time, or if transmitted after 5:00 p.m. Pacific Time, on the following Business Day (in each case, unless an undelivered or “bounce-back” message is received by the sender):

If to the Purchaser or Merger Sub at or prior to the Closing, to:

Arogo Capital Acquisition Corp.
848 Brickell Avenue, Penthouse 5,

Miami, FL 33131
Attn: Suradech Taweesaengsakulthai
Telephone No.: (786) 442-1482
E-mail: Suradech@cho.co.th

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

If to the Purchaser Representative, to: Purchaser Representative Koo Dom Investment, LLC 7201 Wellesley Avenue, Westminster, CA 92683. Attn: Cho Thavee, LLC Telephone No.: E-mail: panthong@cho.co.th with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

Annex A-93

If to the Company as the Surviving Corporation, to:

EON Reality, Inc.
18 Technology Dr Ste. 110,

Irvine, CA 92618
Attn: Dan Lejerskar, Chairman and Founder
Telephone No.: 949.460.2000
E-mail: dan@eonreality.com

with a copy (which will not constitute notice) to:

Seyfarth Shaw LP
975 F Street NW

Washington, DC 20004
Attn: Andrew J. Sherman
Facsimile No.: 202 828-5393
Telephone No.: 202 828 5381
E-mail: asherman@seyfarth.com

If to the Seller Representative to: EON Reality, Inc. 18 Technology Dr Ste. 110, Irvine, CA 92618 Attn: Dan Lejerskar, Chairman and Founder Telephone No.: 949.460.2000 E-mail: dan@eonreality.com with a copy (which will not constitute notice) to:

Seyfarth Shaw LP
975 F Street NW

Washington, DC 20004
Attn: Andrew J. Sherman
Facsimile No.: 202 828-5393
Telephone No.: 202 828 5381
E-mail: asherman@seyfarth.com

If to the Purchaser after the Closing, to:

EON Reality, Inc.
18 Technology Dr Ste. 110,

Irvine, CA 92618
Attn: Dan Lejerskar, Chairman and Founder
Telephone No.: 949.460.2000
E-mail: dan@eonreality.com

and

the Purchaser Representative

with a copy (which will not constitute notice) to:

Seyfarth Shaw LP
975 F Street NW

Washington, DC 20004
Attn: Andrew J. Sherman
Facsimile No.: 202 828-5393
Telephone No.: 202 828 5381
E-mail: asherman@seyfarth.com

and

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

If to any director or stockholder of the Purchaser, to the address listed next to the party’s signature hereto.

(g) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(h) Entire Agreement; Amendments and Waivers. This Agreement (together with the Merger Agreement, and any ancillary agreement to which the parties hereto are party) (i) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and (ii) supersedes all prior understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement, signed by Purchaser Parties and Company Parties. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights, remedies and benefits

Annex A-94

expressly provided for in this Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law or in this Agreement, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party hereto being hereby waived).

(i) Interpretative Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(ii) The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(j) Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(k) Assignment. This Agreement is personal to Purchaser Parties, and none of Purchaser Parties’ rights or duties hereunder shall be assignable or delegable by Purchaser Parties. Any purported assignment or delegation by Purchaser Parties in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by Purchaser to an Affiliate or to a Person that becomes, directly or indirectly, a successor in interest (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business, operations, rights, properties or assets of Purchaser. Purchaser Parties acknowledge and agree that upon such assignment, the rights and obligations of Purchaser hereunder shall be the rights and obligations of such Affiliate or successor.

(l) Termination. Notwithstanding anything herein to the contrary, if the Merger Agreement is terminated in accordance with its terms prior to the occurrence of the Closing thereunder, then this Agreement automatically shall terminate and be of no further force or effect.

(m) Counterparts. This Agreement, and any amendment hereof made in accordance with Section 9(h), may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission of signature pages in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement.

[Remainder of Page Intentionally Blank]

Annex A-95

IN WITNESS WHEREOF, the parties hereto have duly executed this Restrictive Covenant Agreement as of the date first above written.

The Purchaser in its individual capacity and on behalf of Certain Stockholders:
Arogo Capital Acquisition Corp.
By:
Name:
Title:
The Purchaser Representative:
Koo Dom Investment, LLC, solely in the capacity as the Purchaser Representative hereunder
By:
Name:
Title:
The Company:
EON Reality, Inc., in its individual capacity and on behalf of its Affiliates and Subsidiaries
By:
Name:
Title:
The Seller Representative:
EON Reality, Inc., solely in the capacity as the Seller Representative hereunder
By:
Name:
Title:

Signature Page to Restrictive Covenant Agreement

Annex A-96

Exhibit D

Form of Lock-Up Agreement

[See attached]

Annex A-97

EON Reality, Inc.

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [•] by and among (i) EON Reality, Inc., a California corporation (together with its successors, the “Company”), (ii) Arogo Capital Acquisition Corp., a Delaware special purpose acquisition company (the “Purchaser”), (iii) Koo Dom Investment, LLC, a Delaware limited liability company in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of the Purchaser (other than the Company Security Holders (as defined in the Merger Agreement) as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of Merger Agreement (the, “Purchaser Representative”), and (iv) security holders of the company (the “Company Securities Holders”). Capitalized terms used but not defined in this Agreement will have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, simultaneously with the execution and delivery of this Agreement, (i) Purchaser, (ii) Arogo Merger Sub, a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) Purchaser Representative, (iv) EON Reality, Inc., a California corporation, in the capacity as the representative from and after the Effective Time for the Company Stockholders (as defined in the Merger Agreement) as of immediately prior to the Effective Time in accordance with the terms and conditions of Merger Agreement (the “Seller Representative”), and (v) the Company entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, (a) at or prior to the Closing, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity (the “Surviving Company”), whereby the Certificate of Incorporation of the Surviving Company will be amended and restated substantially in the form attached as Exhibit C to the Merger Agreement (the “A&R Certificate of Incorporation”), (b) immediately following the consummation of the Merger and the effectiveness of the A&R Certificate of Incorporation, pursuant to the Merger, all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time (as defined in the Merger Agreement), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive its Pro Rata Share (as defined the Merger Agreement) of the Stockholder Merger Consideration (as defined the Merger Agreement), all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the DGCL and the California Corporations Code, all in accordance with the terms of the Merger Agreement;

WHEREAS, the Company Stockholder1 shall receive consideration in the form of securities issued by the Purchaser or the Company, which, in the case of Holder, shall take the form of ___ Class [ ] Shares and an equivalent number of ____ (with a pair of one such ____ and one such ______ Class [ ] Share being exchangeable, in the future, subject to the terms and conditions of this Agreement, the A&R Certificate of Incorporation, and the Policy Regarding Exchanges set forth in Annex __ to the A&R Certificate of Incorporation (the “Exchange Policy”), for ___ Class [ ] Shares (any such shares, “Exchange Shares”)) (the “Holder Consideration Securities,” upon the terms and subject to the conditions set forth in the Merger Agreement (such transactions, together with the other transactions contemplated by the Merger Agreement, the “Transactions”), all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, Company Securities Holder is a holder of equity securities of the Company in such amounts and classes or series as set forth underneath Company Securities Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Merger Agreement, and in view of the valuable consideration to be received by Company Securities Holder thereunder, the parties desire to enter into this Agreement, pursuant to which the Holder Consideration Securities received by Company Securities Holder in the Transactions, and any Exchange Shares (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted but, for the avoidance of doubt, not including any shares issued in connection with the PIPE Investment Subscription Agreements, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein.

____________

1        To include Common Stockholders, Preferred Stockholders, Series A-C and Equity Plan Holders receiving Merger Consideration.

Annex A-98

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.      Lock-Up Provisions.

(a) Company Securities Holder hereby agrees not to, without the prior written consent of Company, during the period commencing as of the date of the Effective Time (as defined in the Merger Agreement) or when such Restricted Securities are otherwise issued or issuable to the Company Securities Holders in connection with the Business Combination Transaction (as defined in the Merger Agreement) and ending ___ days after such date the Restricted Shares were held by the Company Securities Holders (such period, the “Lock-Up Period” which may be extended from time to time by the Company): (i) lend, offer to sell, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities owned by Company Securities Holder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities owned by Company Securities Holder, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall apply to the transfer of any or all of the Restricted Securities owned by Company Securities Holder (I) by gift, will or intestate succession upon the death of Company Securities Holder, (II) to any Permitted Transferee (as defined below), (III) by operation of law, pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union, or (IV) pursuant to any hypothecation or pledge securing a loan; and in any of cases (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to the Purchaser and the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Company Securities Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Company Securities Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouse or domestic partner and siblings), (B) any trust for the direct or indirect benefit of Company Securities Holder or the immediate family of Company Securities Holder, (C) if Company Securities Holder is a trust, the trustor or beneficiary of such trust or the estate of a beneficiary of such trust, (D) if Company Securities Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Company Securities Holder, and (E) any Affiliate of Company Securities Holder or any employees, officers, directors or members of Company Securities Holder or any Affiliates of Company Securities Holder. Company Securities Holder further agrees to execute such agreements as may be reasonably requested by Purchaser or the Company that are consistent with the foregoing and necessary to give further effect thereto. The Company Securities Holder shall provide notice to the Company and the Purchaser prior to engaging in any transaction involving Company Securities Holder’s Restricted Securities and Company Securities Holder agree not to consummate any such transaction unless and until the Company Securities Holder has received written confirmation from the Company or the Purchaser that the Lock-Up Period (as may have been extended) has expired.

(b) For the avoidance of doubt, there shall be no exchanges of Units pursuant to the Exchange Policy until after expiration of the Lock-Up Period and any extensions applicable at the time under this Agreement.

(c) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Company may impose stop-transfer instructions with respect to the Restricted Securities of Company Securities Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period and any extensions applicable at the time, except in compliance with the foregoing exceptions.

Annex A-99

(d) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF ___, 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), A CERTAIN REPRESENTATIVE OF THE ISSUER NAMED THEREIN (THE “ISSUER REPRESENTATIVE”) AND THE ISSUER’S COMPANY SECURITIES HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE COMPANY SECURITIES HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the expiration of the Lock-Up Period, Purchase will make best efforts to remove such legend from the certificates evidencing the Restricted Securities.

(e) For the avoidance of doubt, (i) Company Securities Holder shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Restricted Securities and to receive any dividends and distributions in respect of any Restricted Securities. Prior to or at the Closing, the Company shall execute and deliver to the Purchaser the Registration Rights Agreement and allow Company Securities Holder the opportunity to be a party to the Registration Rights Agreement entitled to the registration rights thereunder.

2.      Miscellaneous.

(a) Termination of Merger Agreement. This Agreement shall be binding upon Company Securities Holder upon Company Securities Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing, retroactive to the Effective Time for the purpose of determining the Lock-Up Period. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Company Securities Holder are personal to Company Securities Holder and may not be transferred or delegated by Company Securities Holder at any time without the prior written consent of the Purchaser and the Company. Each of the Purchaser and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Company Securities Holder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Wilmington, Delaware (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each

Annex A-100

party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g). Nothing in this Section 2(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx or other nationally recognized overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Purchaser prior to the Closing to:

Arogo Capital Acquisition Corp.
848 Brickell Avenue, Penthouse 5,
Miami, FL 33131
Attn: Suradech Taweesaengsakulthai
Telephone No.: (786) 442-1482
E-mail: Suradech@cho.co.th

With a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

If to the Purchaser Representative, to:

Purchaser Representative
Koo Dom Investment, LLC

7201 Wellesley Avenue,

Westminster, CA 92683.
Attn: Cho Thavee, PCL
Telephone No.: _______________
E-mail: panthong@cho.co.th

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

Annex A-101

If to the Company prior to the Closing to: EON Reality, Inc. 18 Technology Dr Ste. 110, Irvine, CA 92618 Attn: Dan Lejerskar, Chairman and Founder Telephone No.: 949.460.2000 E-mail: dan@eonreality.com

With a copy (which will not constitute notice) to:

Seyfarth Shaw LP
975 F Street NW
Washington, DC 20004
Attn: Andrew J. Sherman
Facsimile No.: 202 828-5393
Telephone No.: 202 828 5381
E-mail: asherman@seyfarth.com

If to the Purchaser or the Company after the Closing, to:

EON Reality, Inc.
18 Technology Dr Ste. 110,

Irvine, CA 92618
Attn: Dan Lejerskar, Chairman and Founder
Telephone No.: 949.460.2000
E-mail: dan@eonreality.com

with copies (which shall not constitute notice) to:

Seyfarth Shaw LP
975 F Street NW
Washington, DC 20004
Attn: Andrew J. Sherman
Facsimile No.: 202 828-5393
Telephone No.: 202 828 5381
E-mail: asherman@seyfarth.com

If to the Issuer Representative after the Closing, to: [Name] [Address] [Attn:] [Email]:

If to Company Securities Holder, to: the address set forth below Company Securities Holder’s name on the signature page to this Agreement.

(h) Extensions, Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Purchaser, the Company and Company Securities Holder. The Lock-Up Period may be extended explicitly by the Company or by the Issuer or by the actions of the underwriters pursuant to securities rules, and any notice given to the Issuer by the underwriters is deemed given to the Company Securities Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Purchaser and the Company hereby represent, warrant, covenant and agree that (i) if any Lock-Up Agreement signed by an interestholder of the Company in connection with the transactions contemplated hereby is amended, modified or waived in a manner favorable to such interestholder and that would be favorable to Company Securities Holder, this Agreement shall be contemporaneously amended in the same manner and Company shall provide prompt notice thereof to Company Securities Holder, and (ii) if any such interestholder is released from any or all of the lock-up restrictions under its Lock-Up Agreement, Company Securities Holder will be similarly and contemporaneously released from the lock-up restrictions hereunder (which, for the avoidance, of doubt will include a release of the same percentage of Company Securities Holder’s Restricted Securities) and Company shall provide prompt notice thereof to Company Securities Holder.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Annex A-102

(j) Specific Performance. Company Securities Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Company Securities Holder, money damages will be inadequate and Purchaser and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Company Securities Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of the Purchaser and the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Company Securities Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Purchaser and the Company or any of the obligations of Company Securities Holder under any other agreement between Company Securities Holder and the Purchaser or the Company or any certificate or instrument executed by Company Securities Holder in favor of the Purchaser or the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Purchaser or the Company or any of the obligations of Company Securities Holder under this Agreement.

(l) Further Assurances. From time to time, at the other party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile or pdf or other electronic document transmission), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

Annex A-103

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Purchaser:
AROGO CAPITAL ACQUISITION CORP.
By:
Name:	Suradech Taweesaengsakulthai
Title:	Chief Executive Officer
Purchaser Representative:
KOO DOM INVESTMENT, LLC.
By:
Name:	Panthong Nowa
Title:	Cho Thavee PCL, Member
Company:
EON Reality, Inc.
By:
Name:	Dan Lejerskar
Title:	Chairman and Founder

Annex A-104

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Company Securities Holder:
____________________
By:
Name:
Title:
Number and Type of Company Securities:
_________: _________

Address for Notice:

Attention:

E-mail:

with a copy (which will not constitute notice) to:

Address:

Attn: ___________________________

Telephone No.:

Email:

Annex A-105

Exhibit E

Form of Non-Competition and Non-Solicitation Agreement

[See attached]

Annex A-106

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) has been executed, and is effective as of the Closing Date, by and between Eon Reality, Inc, a California corporation (the “Company”) and key management and certain significant Company Stockholders (as defined in the Merger Agreement (as defined below)) (the “Subject Party”), in favor of and for the benefit of Arogo Capital Acquisition Corp., a Delaware corporation (including any successor entity thereto, the “Purchaser”), and each of the Purchaser’s Affiliates (as defined in the Merger Agreement), successors, and direct and indirect Subsidiaries (as defined in the Merger Agreement) (collectively with the Purchaser, the “Covered Parties”). Any capitalized term used, but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement.

WHEREAS, on April 25, 2022, (i) the Purchaser, (ii) Arogo Merger Sub, Inc., Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) Koo Dom Investment, LLC, a Delaware limited liability company (the “Purchaser Representative”), (iv) the Company, in the capacity as the representative from and after the Effective Time for the Company Stockholders (as defined below) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”) and (v) the Company, entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which the parties thereto intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”);

WHEREAS, as of the Closing Date, the Company, directly and indirectly through its subsidiaries, is engaged in the business of designing, developing, and marketing Virtual and Augmented Reality software as service (SaaS) products (the “Business”);

WHEREAS, in connection with, and as a condition to the consummation of the Merger and the other transactions contemplated thereby (the “Transactions”), and to enable the Purchaser to secure more fully the benefits of the Transactions, including the protection and maintenance of the goodwill and confidential information of the Company, the Purchaser has required that the Subject Party enter into this Agreement;

WHEREAS, the Subject Party is entering into this Agreement in order to induce the Purchaser to consummate the Transactions, pursuant to which the Subject Party will directly or indirectly receive a material benefit; and

WHEREAS, the Subject Party, as a former key management or stockholder of the Company, has contributed to the value of the Company and has obtained extensive and valuable knowledge and confidential information concerning the business of the Company.

NOW, THEREFORE, in order to induce the Purchaser to consummate the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subject Party hereby agrees as follows:

1. Restriction on Competition.

(a) Restriction. The Subject Party hereby agrees that during the period from the Closing until the five (5) year anniversary of the Closing Date (the “Termination Date,” and such period from the Closing until the Termination Date, the “Restricted Period”), the Subject Party will not, and will cause its Affiliates not to, without the prior written consent of the Purchaser (which may be withheld in its sole discretion), (i) anywhere in the United States and (ii) in any other jurisdictions in which the Covered Parties are engaged, or are actively contemplating to become engaged, in the Business as of the Closing Date or during the Restricted Period (clauses (i) and (ii), collectively, the “Territory”), directly or indirectly engage in the Business (other than through a Covered Party) or own, manage, finance, or control, or participate in the ownership, management, financing, or control of, or become engaged or serve as an officer, director, member, partner, employee, agent, consultant, advisor, or representative of, a business or entity (other than a Covered Party) that engages in the Business (a “Competitor”). Notwithstanding the foregoing, the Subject Party and its Affiliates may (i) own passive investments of no more than two percent (2%) of any class of outstanding equity interests in a Competitor that is publicly traded, so long as the Subject Party and its Affiliates and immediate family members are not involved in the management or control of such Competitor, (ii) work for or advise a division, entity or subgroup of any entity that engages in the Business so long as such division, entity or subgroup does not engage in the Business and, (iii) with respect to a Subject Party whose principal occupation is as a professional service provider (e.g. as an attorney or accountant), providing such professional services (e.g. legal or accounting services) to any Person or entity (“Permitted Activity”).

Annex A-107

(b) Acknowledgment. The Subject Party acknowledges and agrees, that (i) the Subject Party possesses knowledge of confidential information of the Company and the Business, (ii) the Subject Party’s execution of this Agreement is a material inducement to the Purchaser to consummate the Transactions and to realize the goodwill of the Company, for which the Subject Party and/or its Affiliates will receive a substantial direct or indirect financial benefit, and that the Purchaser would not have entered into the Merger Agreement or consummated the Transactions but for the Subject Party’s agreements set forth in this Agreement, (iii) it would substantially impair the goodwill of the Company and materially reduce the value of the assets of the Company and cause serious and irreparable injury if the Subject Party were to use its ability and knowledge by engaging in the Business in competition with a Covered Party, and/or to otherwise breach the obligations contained herein and that the Covered Parties would not have an adequate remedy at law because of the unique nature of the Business, (iv) the Subject Party and its Affiliates have no intention of engaging in the Business (other than through the Covered Parties) during the Restricted Period other than through Permitted Activity, (v) the relevant public policy aspects of restrictive covenants, covenants not to compete, and non-solicitation provisions have been discussed, and every effort has been made to limit the restrictions placed upon the Subject Party to those that are reasonable and necessary to protect the Covered Parties’ legitimate interests, (vi) the Covered Parties conduct and intend to conduct the Business everywhere in the Territory and compete with other businesses that are or could be located in any part of the Territory, (vii) the foregoing restrictions on competition are fair and reasonable in type of prohibited activity, geographic area covered, scope, and duration, (viii) the consideration provided to the Subject Party under this Agreement and the Merger Agreement is not illusory, and (ix) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Covered Parties.

2. No Solicitation; No Disparagement.

(a) No Solicitation of Employees and Consultants. The Subject Party agrees that, during the Restricted Period, the Subject Party will not, and will not permit its Affiliates to, without the prior written consent of the Purchaser (which may be withheld in its sole discretion), either on its own behalf or on behalf of any other Person (other than, if applicable, a Covered Party in the performance of the Subject Party’s duties on behalf of the Covered Parties), directly or indirectly: (i) hire or engage as an employee, independent contractor, consultant, or otherwise any Covered Personnel (as defined below); (ii) solicit, induce, encourage, or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Personnel to leave the service (whether as an employee, consultant, or independent contractor) of any Covered Party; or (iii) in any way interfere with or attempt to interfere with the relationship between any Covered Personnel and any Covered Party; provided, however, the Subject Party and its Affiliates will not be deemed to have violated this Section 2(a) if any Covered Personnel voluntarily and independently solicits an offer of employment from the Subject Party or any of its Affiliates by responding to a general advertisement or solicitation program conducted by or on behalf of the Subject Party or any of its Affiliates (or such other Person whom any of them is acting on behalf of) that is not targeted at such Covered Personnel or Covered Personnel generally, so long as such Covered Personnel are not hired. For purposes of this Agreement, “Covered Personnel” shall mean any Person who is or was an employee, consultant, or independent contractor of the Covered Parties, as of the Closing Date, at any time during the Restricted Period, or as of the relevant time of determination.

(b) Non-Solicitation of Customers and Suppliers. The Subject Party agrees that, during the Restricted Period, the Subject Party and its Affiliates will not, without the prior written consent of the Purchaser (which may be withheld in its sole discretion), individually or on behalf of any other Person (other than, if applicable, a Covered Party in the performance of the Subject Party’s duties on behalf of the Covered Parties), knowingly and for a purpose competitive with a Covered Party as it related to the Business: (i) solicit, induce, encourage, or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Customer (as defined below) to (A) cease being, or not become, a client or customer of any Covered Party with respect to the Business or (B) reduce the amount of business of such Covered Customer with any Covered Party, or otherwise alter such business relationship in a manner adverse to any Covered Party, in either case, with respect to or relating to the Business; (ii) interfere with or disrupt (or attempt to interfere with or disrupt) the contractual relationship between any Covered Party and any Covered Customer; (iii) divert any business with any Covered Customer relating to the Business from a Covered Party; (iv) solicit for business, provide services to, engage in or do business with, any Covered Customer for products or services that are part of the Business; or (v) interfere with or disrupt (or attempt to interfere with or disrupt), any Person that was a vendor, supplier, distributor, agent, or other service provider of a

Annex A-108

Covered Party at the time of such interference or disruption. For purposes of this Agreement, a “Covered Customer” shall mean (x) any Person who is or was an actual customer or client (or prospective customer or client with whom a Covered Party actively marketed or made or taken specific action to make a proposal) of a Covered Party, as of the Closing Date, at any time during the Restricted Period, or as of the relevant time of determination.

(c) Mutual Non-Disparagement. The Subject Party and the Covered Parties each agrees that from and after the Closing until the fifth (5th) anniversary of the end of the Restricted Period, neither will, and each will cause its respective Affiliates not to, directly or indirectly engage in any conduct that involves the making or publishing (including through electronic mail distribution or online social media) of any written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports, or comments) that are disparaging, deleterious, or damaging to the integrity, reputation, or good will of the other or their respective management, officers, employees, independent contractors, or consultants. Notwithstanding the foregoing, subject to Section 3 below, the provisions of this Section 2(c) shall not restrict the Subject Party or the Covered Parties from providing truthful testimony or information in response to a subpoena or investigation by a Governmental Authority or in connection with any legal action under this Agreement, the Merger Agreement, or any other Ancillary Document that is asserted in good faith.

3. Confidentiality. From and after the Closing Date, the Subject Party will, and will cause its Representatives (as defined in the Merger Agreement) to, keep confidential and not (except, if applicable, in the performance of the Subject Party’s duties on behalf of the Covered Parties) directly or indirectly use, disclose, reveal, publish, transfer, or provide access to, any and all Covered Party Information without the prior written consent of the Purchaser (which may be withheld in its sole discretion). As used in this Agreement, “Covered Party Information” means all material and information relating to the Business, including material and information that concerns or relates to such Covered Party’s bidding and proposal, technical, computer hardware or software, administrative, management, operational, data processing, financial, marketing, sales, human resources, business development, planning, and/or other business activities, regardless of whether such material and information is maintained in physical, electronic, or other form, that is: (A) gathered, compiled, generated, produced, or maintained by such Covered Party through its Representatives, or provided to such Covered Party by its suppliers, service providers, or customers; and (B) intended and maintained by such Covered Party or its Representatives, suppliers, service providers, or customers to be kept in confidence. The obligations set forth in this Section 3 will not apply to any Covered Party Information where the Subject Party can prove that such material or information: (i) is known or available through other lawful sources not bound by a confidentiality agreement with, or other confidentiality obligation to, any Covered Party; (ii) is or becomes publicly known through no violation of this Agreement or other non-disclosure obligation of the Subject Party or any of its Representatives; (iii) is already in the possession of the Subject Party at the time of disclosure through lawful sources not bound by a confidentiality agreement or other confidentiality obligation as evidenced by the Subject Party’s documents and records; or (iv) is required to be disclosed pursuant to an order of any administrative body or court of competent jurisdiction (provided that (A) the applicable Covered Party is given reasonable prior written notice, (B) the Subject Party cooperates (and causes its Representatives to cooperate) with any reasonable request of any Covered Party to seek to prevent or narrow such disclosure and (C) if after compliance with clauses (A) and (B) such disclosure is still required, the Subject Party and its Representatives only disclose such portion of the Covered Party Information that is expressly required by such order, as it may be subsequently narrowed).

4. Representations and Warranties. The Subject Party hereby represents and warrants, to and for the benefit of the Covered Parties as of the date of this Agreement and as of the Closing Date, that: (a) the Subject Party has full power and capacity to execute and deliver, and to perform all of the Subject Party’s obligations under, this Agreement; and (b) neither the execution and delivery of this Agreement nor the performance of the Subject Party’s obligations hereunder will result directly or indirectly in a violation or breach of any agreement or obligation by which the Subject Party is a party or otherwise bound. By entering into this Agreement, the Subject Party certifies and acknowledges that the Subject Party has carefully read all of the provisions of this Agreement, and that the Subject Party voluntarily and knowingly enters into this Agreement.

5. Remedies. The covenants and undertakings contained in this Agreement relate to matters which are of a special, unique, and extraordinary character and a violation of any of the terms of this Agreement may cause irreparable injury, the amount of which may be impossible to estimate or determine and which cannot be adequately compensated. In the event of any breach or threatened breach of any covenant or obligation contained in this

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Agreement, the adversely affected party or parties will be entitled to seek the following remedies (in addition to, and not in lieu of, any other remedy at law or in equity or pursuant to the Merger Agreement or the other Ancillary Documents that may be available, including monetary damages), and a court of competent jurisdiction may award: (a) an injunction, restraining order, or other equitable relief restraining or preventing such breach or threatened breach, without the necessity of posting bond or security, which each party expressly waives; and (b) recovery of attorneys’ fees and costs incurred in enforcing the party’s rights under this Agreement. The Subject Party hereby acknowledges and agrees that in the event of any breach of this Agreement, any value attributed or allocated to this Agreement (or any other non-competition agreement with the Subject Party) under or in connection with the Merger Agreement shall not be considered a measure of, or a limit on, the damages of the Covered Parties.

6. Survival of Obligations. The expiration of the Restricted Period will not relieve the Subject Party of any obligation or liability arising from any breach by the Subject Party of this Agreement during the Restricted Period. The Subject Party further agrees that the time periods during which the covenants contained in this Agreement will be effective will be computed by excluding from such computation any time during which the Subject Party is in violation of any provision of such Sections.

7. Miscellaneous.

(a) Notices. All notices, consents, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Purchaser after the Closing, to:

Arogo Capital Acquisition Corp.
848 Brickell Avenue, Penthouse 5,
Miami, FL 33131
Attn: Suradech Taweesaengsakulthai
Telephone No.: (786) 442-1482
E-mail: Suradech@cho.co.th

with copies to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, D.C. 20001
Attn: Andrew M. Tucker, Esq.
Telephone No.: (202) 689-2987
Email: andy.tucker@nelsonmullins.com

If to the Subject Party, to: the address set forth below the Subject Party’s name on the signature page to this Agreement

(b) Integration and Non-Exclusivity. This Agreement, the Merger Agreement, and the other Ancillary Documents contain the entire agreement between the Subject Party and the Covered Parties concerning the subject matter hereof. Notwithstanding the foregoing, the rights and remedies of the Covered Parties under this Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which will be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights, remedies, obligations, and liabilities of the parties under this Agreement are in addition to their respective rights, remedies, obligations, and liabilities (i) under the laws of unfair competition, misappropriation of trade secrets, or other requirements of statutory or common law, or any applicable rules and regulations and (ii) otherwise conferred by contract, including the Merger Agreement and any other written agreement between the Subject Party or its Affiliates and any of the Covered Parties. Nothing in the Merger Agreement will limit any of the obligations, liabilities, rights, or remedies of the Subject Party or the Covered Parties under this Agreement, nor will any breach of the Merger Agreement or any other agreement between the Subject Party or its Affiliates and any of the Covered Parties limit or otherwise affect any right or remedy under this Agreement. If any covenant set forth in any other agreement between the Subject Party or its Affiliates and any of the Covered Parties conflicts or is inconsistent with the terms and conditions of this Agreement, the more restrictive terms will control as to the Subject Party or its Affiliate, as applicable.

(c) Severability; Reformation. Each provision of this Agreement is separable from every other provision of this Agreement. If any provision of this Agreement is found or held to be invalid, illegal, or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) such provision will be deemed amended to conform to applicable laws so as to be valid, legal, and enforceable to the fullest possible extent, (ii) the invalidity, illegality, or unenforceability of such provision will not affect the validity, legality, or enforceability of such provision under any other circumstances or in any other jurisdiction, and (iii) the invalidity, illegality, or unenforceability of such provision will not affect the validity, legality, or enforceability of the remainder of such

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provision or the validity, legality, or enforceability of any other provision of this Agreement. The Subject Party and the Covered Parties will substitute for any invalid, illegal, or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal, and enforceable, the intent and purpose of such invalid, illegal, or unenforceable provision. Without limiting the foregoing, if any court of competent jurisdiction determines that any part hereof is unenforceable because of the duration, geographic area covered, scope of such provision, or otherwise, such court will have the power to reduce the duration, geographic area covered, or scope of such provision, as the case may be, and, in its reduced form, such provision will then be enforceable. The Subject Party will, at a Covered Party’s request, join such Covered Party in requesting that such court take such action.

(d) Amendment; Waiver. This Agreement may not be amended or modified in any respect, except by a written agreement executed by the Subject Party, the Purchaser, and a majority of the disinterested independent directors of the Purchaser’s board of directors (or their respective permitted successors or assigns). No waiver will be effective unless it is expressly set forth in a written instrument executed by the waiving party (and if such waiving party is a Covered Party, by a majority of the disinterested independent directors of the Purchaser’s board of directors) and any such waiver will have no effect except in the specific instance in which it is given. Any delay or omission by a party in exercising its rights under this Agreement, or failure to insist upon strict compliance with any term, covenant, or condition of this Agreement will not be deemed a waiver of such term, covenant, condition, or right, nor will any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

(e) Dispute Resolution. Any dispute, difference, controversy, or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 7(e)) (a “Dispute”) shall be governed by this Section 7(e). A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. Any Dispute that is not resolved within fifteen business days (the “Resolution Period”) after the delivery of such notice may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in Washington, D.C. The language of the arbitration shall be English.

(f)  Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Section 7(e), all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Wilmington, Delaware (or in any appellate courts thereof) (the “Specified Courts”). Subject to Section 7(e), each party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified

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Court and (c) waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law or in equity. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 7(a). Nothing in this Section 7(f) shall affect the right of any party to serve legal process in any other manner permitted by Law.

(g) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(g). ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7(g) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(h) Successors and Assigns; Third Party Beneficiaries. This Agreement will be binding upon, and will inure to the benefit of the parties, and their respective successors and assigns. No Covered Party may assign any or all of its rights under this Agreement, at any time, in whole or in part, to any Person without first obtaining the consent or approval of the Subject Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Subject Party agrees that the obligations of the Subject Party under this Agreement are specific to each of them and will not be assigned by the Subject Party.

(i) Disinterested Directors Authorized to Act on Behalf of Covered Parties. The parties acknowledge and agree that the disinterested independent directors of the Purchaser’s board of directors (acting unanimously) are authorized and shall have the sole right to act on behalf of Purchaser and the other Covered Parties under this Agreement, including the right to enforce the Purchaser’s rights and remedies under this Agreement. Without limiting the foregoing, in the event that the Subject Party or Affiliate thereof serves as a director, officer, employee, or other authorized agent of a Covered Party, the Subject Party shall have no authority, express or implied, to act or make any determination on behalf of a Covered Party in connection with this Agreement or any dispute or Action with respect hereto.

(j) Construction. The Subject Party acknowledges that the Subject Party has been represented by counsel, or had the opportunity to be represented by counsel of the Subject Party’s choice. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. Neither the drafting history nor the negotiating history of this Agreement will be used or referred to in connection with the construction or interpretation of this Agreement. The headings and subheadings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement: (i) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (ii) the definitions contained herein are applicable to the singular as well as the plural forms of such terms; (iii) whenever required by the context, any pronoun shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa; (iv) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (v) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vi) the term “or” means “and/or”; and (vii) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein.

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(k) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned, and/or emailed copy of this Agreement or any signature page to this Agreement, shall have the same validity and enforceability as an originally signed copy.

(l) Effectiveness. This Agreement shall be binding upon the Subject Party upon the Subject Party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the consummation of the Transactions. In the event that the Merger Agreement is validly terminated in accordance with its terms prior to the consummation of the Transactions, this Agreement shall automatically terminate and become null and void, and the parties shall have no obligations hereunder.

[Remainder of Page Intentionally Left Blank; Signature Pages Follows]

Annex A-113

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Non-Competition and Non-Solicitation Agreement as of the date first written above.

The Company:
EON REALITY, INC.
By:
Name:
Title:
The Subject Party:
By:
Name:
Key Management or Stockholder or Both
of EON REALITY, INC, (circle one)

[Signature Page to the Non-Competition Agreement]

Annex A-114

Acknowledged and accepted as of the date first written above:

The Purchaser:
AROGO CAPITAL ACQUISITION CORP.
By:
Name:	Suradech Taweesaengsakulthai
Title:	Chief Executive Officer

[Signature Page to the Non-Competition Agreement]

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Exhibit F

Restated Company Articles

[See attached]

Annex A-116

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AROGO CAPITAL ACQUISITION CORPORATION

November 9, 2021

Arogo Capital Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Arogo Capital Acquisition Corp.” The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 9, 2021 (the “Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

4. The text of the Certificate, as amended to the date hereof, is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Arogo Capital Acquisition Corp. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”).

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock (the “Common Stock”), including (i) 100,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 10,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. Subject to Article IX of this Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by

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the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a)     Voting.

(i)     Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation and Section 9.9 hereof), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)    Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation and Section 9.9 hereof), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii)   Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation and Section 9.9 hereof), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)    Class B Common Stock.

(i)     Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically on the closing of the Business Combination.

(ii)    Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or Equity-linked Securities (as defined below), are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to the closing of the initial Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the initial Business Combination at a ratio for which:

•   the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued and outstanding or issuable (upon the conversion or exercise of any Equity-linked Securities or otherwise) by the Corporation, related to or in connection with the consummation of the initial Business Combination (excluding any securities issued or issuable to any seller in the initial Business Combination, any private placement units, private placement shares, or private placement warrants (or underlying securities) issued to Koo Dom Investment, LLC (the “Sponsor”) or its affiliates in a private placement substantially concurrently with the closing of the Offering or upon conversion of loans to the Corporation and any securities issued as compensation to the underwriters of the Corporation’s initial public offering or their representative(s), or their affiliates) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination; and

•   the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination.

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As used herein, the term “Equity-linked Securities” means any debt or equity securities that are convertible, exercisable or exchangeable for shares of Class A common stock issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.3(b)(iii), and (ii) in no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(iii)   Voting. Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand, by certified or registered mail or by electronic mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

(c)     Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or

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capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d)    Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the By-Laws of the Corporation (“By-Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

Section 5.2 Number, Election and Term.

(a)     The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)    Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The authorized number of directors may be changed only by resolution of the board of directors. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting

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the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)     Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)    Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Sections 5.5 and 9.9 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Sections 5.5 hereof and except as otherwise required by this Amended and Restated Certificate (including Section 9.9 hereof), any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws; and provided further, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

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ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B Common Stock with respect to which action may be taken by written consent.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a)     To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as

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to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)    The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)     Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)    This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1 General.

(a)     The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and, subject to Section 9.9 hereof, no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.

(b)    Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option, if any) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 3, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement (the “Trust Agreement”). Except for the withdrawal of interest to pay taxes (less up to $100,000 interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within twelve (12) months from the closing of the Offering (or 15 months if the Corporation has filed a proxy statement, registration statement or similar filing for an initial business combination within 12 months from the consummation of the offering but has not completed the initial business combination within such 12-month period or prior to the Termination Date, as defined below, if applicable) (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open) (the “Deadline Date”) and (iii) the redemption of shares in connection with a stockholder vote

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to amend any provisions of this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (b) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.” In the event that the Corporation has not consummated an initial Business Combination within twelve (12) months from the date of the closing of the Offering (or 15 months if the Corporation has filed a proxy statement, registration statement or similar filing for an initial business combination within 12 months from the consummation of the offering but has not completed the initial business combination within such 12-month period or up to 21 months from the closing of the offering (the “Termination Date”) by the election of the Board, which may extend the period of time to consummate a Business Combination up to two times, each by an additional three (3) months, for an aggregate of six (6) additional months, provided that (i) the Sponsor (or its affiliates or permitted designees) (the “Lender”), upon five business days of advance notice prior to the Termination Date, will deposit into the Trust Account $900,000 (or up to $1,035,000 if the underwriters’ over-allotment option is exercised in full) for each such extension in exchange for a non-interest bearing, unsecured promissory note and (ii) the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with. The gross proceeds from the issuance of such promissory note(s) shall be held in the Trust Account and used to fund the conversion of the Offering Shares in accordance with Section 9.2. If the Corporation completes its initial Business Combination, it will, at the option of the Lender, repay the amounts loaned under the promissory note out of the proceeds of the Trust Account released to it or convert a portion or all of the amounts loaned under such promissory note(s) into units. If the Corporation does not complete a Business Combination by the Termination Date, the loans will be repaid only from funds held outside of the Trust Account.

Section 9.2 Redemption Rights.

(a)     Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation will only redeem Offering Shares so long as (after such redemption), the Corporation’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)), or of any entity that succeeds the Corporation as a public company, will be at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination either immediately prior to or upon consummation of the initial Business Combination and after payment of underwriters’ fees and commissions (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering. This redemption obligation exists only with respect to the proposed business combination with respect to which it relates.

(b)    If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (or any successor rules or regulations) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares, with payment to be made upon the consummation of the initial Business Combination, subject to lawfully available

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funds therefor, in accordance with the provisions of Section 9.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (net of taxes payable), by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights (irrespective of whether they voted in favor or against the Business Combination) shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (net of taxes payable), by (b) the total number of then outstanding Offering Shares.

(c)     If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares without the prior consent of the Corporation.

(d)    In the event that the Corporation has not consummated an initial Business Combination by the Deadline Date, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable, less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e)     If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

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(f)     If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

Section 9.3 Distributions from the Trust Account.

(a)     A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b)    Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c)     The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 9.4 Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation (other than by way of a stock split or share dividend to the holders of the Class A Common Stock)  that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with the Class A Common Stock on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article IX.

Section 9.5 Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions that such Business Combination is fair to the Corporation from a financial point of view.

Section 9.6 No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) to modify (i) the substance or timing of the Corporation’s obligation to allow redemption in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by the Deadline Date, or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable), divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.

Section 9.8 Minimum Value of Target. So long as the Corporation maintains its listing on Nasdaq, the Corporation’s initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting discount held in, and taxes payable on the income earned on, the Trust Account) at the time of the agreement to enter into the initial Business Combination in accordance with Nasdaq rules.

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Section 9.9 Appointment and Removal of Directors. Notwithstanding any other provision in this Amended and Restated Certificate, prior to the closing of the initial Business Combination, the holders of Class B Common Stock shall have the exclusive right to elect and remove, with or without cause, any director, and the holders of Class A Common Stock shall have no right to vote on the election or removal of any director. This Section 9.9 may be amended only by a resolution passed by holders of at least 90% of the outstanding Common Stock voting thereon.

ARTICLE X
BUSINESS COMBINATIONS

Section 10.1 Section 203 of the DGCL. The Corporation will be subject to Section 203 of the DGCL.

Section 10.2 Limitations on Business Combinations. Notwithstanding Section 10.1, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three years following the time that such stockholder of the Corporation became an interested stockholder, unless:

(a)     prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b)    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of the Corporation or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c)     at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 10.3 Definitions. For the purposes of this Article X:

(a)     “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b)    “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)     “business combination,” when used in reference to the Corporation and any interested stockholder, means:

(i)     any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Article XI is not applicable to the surviving entity;

(ii)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation

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which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)   any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C)-(E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)   any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)    any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees or pledges (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d)    “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)     “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (A) the Principal Stockholder or Principal Stockholder Transferees or any “group” (within the meaning of Rule 13d-5 of the Exchange Act) that includes any Principal Stockholder or Principal Stockholder Transferee or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (B) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock

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of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f)     “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)     beneficially owns such stock, directly or indirectly; or

(ii)    has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

(iii)   has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g)    “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h)    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(i)     “Principal Stockholder” means, collectively, (i) the Sponsor and (ii) any affiliate or successor of a person referenced in clauses (i) and (ii) of this definition.

(j)     “Principal Stockholder Transferee” means any Person who acquires voting stock of the Corporation from the Principal Stockholder (other than in connection with a public offering) and who is designated in writing by the Principal Stockholder as a “Principal Stockholder Transferee.”

(k)    “voting stock” means stock of any class or series entitled to vote generally in matters submitted for stockholders’ approval other than the election of directors.

ARTICLE XI
CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

Annex A-129

ARTICLE XII
AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of this Amended and Restated Certificate may be amended only as provided therein.

ARTICLE XIII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION

Section 13.1 Forum. Subject to the last sentence in this Section 13.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 13.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 13.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 13.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 13.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 13.3 Severability. If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

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Annex A-130

IN WITNESS WHEREOF, Arogo Capital Acquisition Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

By:	/s/ Suradech Taweesaengsakulthai
	Name:	Suradech Taweesaengsakulthai
	Title:	Chief Executive Officer

Annex A-131

Exhibit G

Form of Letter of Transmittal

[See attached]

Annex A-132

Form Letter of Transmittal
for Securities of
Eon Reality, Inc.
Surrendered for Payment
Pursuant to the Agreement and Plan of Merger
By and Among
Arogo Capital Acquisition Corp.,
Merger Sub,
Koo Dom Investment, LLC,
Eon Reality, Inc. as the Seller Representative,
Eon Reality, Inc. as the Company

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY, BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED. IF SECURITIES ARE REGISTERED IN MORE THAN ONE NAME, A SEPARATE LETTER OF TRANSMITTAL MUST BE SUBMITTED FOR EACH SEPARATE REGISTERED HOLDER OF SUCH SECURITIES.

BY SIGNING THIS LETTER OF TRANSMITTAL, YOU AGREE TO THE PROVISIONS CONTAINED HEREIN AND MAKE THE ACKNOWLEDGEMENTS AND REPRESENTATIONS PROVIDED HEREIN.

Ladies and Gentlemen:

This Letter of Transmittal is being sent to you because you are an EON Reality, Inc. California Corporation Security Holder in connection with that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), by and among (i) Arogo Capital Acquisition Corp., a Delaware corporation (the “Purchaser”), (ii) Merger Sub, a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) Koo Dom Investment, LLC, a Delaware limited liability company (the “Purchaser Representative”), (iv) EON Reality, Inc., a California corporation in the capacity as the representative from and after the Effective Time for the Company Stockholders (as defined below) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”), and (v) EON Reality, Inc., a California corporation (the “Company” and collectively with the foregoing, referred to herein as the “Parties”). Capitalized terms used herein without definition shall have the meanings specified in the Merger Agreement.

You have received this Letter of Transmittal because the Company’s records indicate that you own shares of Company Stock and unexercised options to purchase Common Stock (“Options”), and/or warrants to purchase shares of Common Stock (“Warrants”). In order to receive payment for your shares of Company Stock, Options or Warrants you must (a) complete and sign this Letter of Transmittal and Consent (“Letter of Transmittal”) in the space provided below and (b) mail or deliver the completed Letter of Transmittal evidencing your surrender and delivery of your shares of Company Stock, together with the option agreements (“Option Agreements”) evidencing your Options and/or the warrant agreements (“Warrant Agreements”) evidencing your Warrants (collectively, the “Surrendered Securities”) together with duly executed IRS Form(s) W-8 (and any attachments thereto) and/or W-9, as applicable, to Continental Stock Transfer & Trust Company at the address provided below. We have set forth on the signature page to this Letter of Transmittal the number of shares of Company Stock and/or the number of Options and/or Warrants that our records indicate are held by you.

You must complete, sign and return this Letter of Transmittal, the Form W-9, the Form W-8, and your Option and/or Warrant Agreements, as applicable, to the Exchange Agent at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor | New York, NY 10004-1561

212.509.4000 | cstmail@continentalstock.com

Annex A-133

PLEASE READ AND FOLLOW THE ACCOMPANYING INSTRUCTIONS CAREFULLY

In accordance with the Merger Agreement, by and among the Parties, the undersigned (the “Holder”) hereby delivers this Letter of Transmittal, W-9 and/or W-8 forms, as applicable, and surrenders to the Exchange Agent all shares of Company Stock owned by the undersigned, and any Option Agreements evidencing Options and any Warrant Agreements evidencing Warrants, in each case, in exchange for the right to receive the shares of Purchaser Common Stock payable to such Holder pursuant to and in accordance with the terms set forth in the Merger Agreement (the “Holder’s Payment”). Unless otherwise defined in this Letter of Transmittal, capitalized terms contained in this Letter of Transmittal will have the meanings set forth in the Merger Agreement.

Merger Consideration.

Pursuant to the Merger Agreement, the Parties intend to effect a business combination through, among other transactions, the merger of the Merger Sub with and into the Company, with the Company continuing as the surviving company and as a wholly owned subsidiary of the Purchaser. All the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties, any Company Security Holder or any other Person, subject to any applicable withholding pursuant to the Merger Agreement, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be automatically converted into the right to receive, upon delivery of this properly completed and duly executed Letter of Transmittal together with duly executed Form(s) W-8 (and any attachments thereto) and/or W-9, as applicable, its allocable share of the Stockholder Merger Consideration (the “Merger Consideration”).

The undersigned hereby acknowledges and agrees that all descriptions of the payment of the Merger Consideration and other matters related to the Merger and the other transactions contemplated by the Merger Agreement are set forth in summary form in this Letter of Transmittal for the undersigned’s convenience only and are qualified in their entirety by the terms of the Merger Agreement. For the avoidance of doubt, the undersigned hereby acknowledges and agrees that his, her or its agreements, acknowledgements and covenants herein are supplemental to and are not intended to call into doubt the existing validity or effectiveness of any of the matters set forth herein by virtue of the prior adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement by the requisite stockholders of the Company and other actions and operation of applicable Law.

Without limitation to the matters set forth in this Letter of Transmittal or the Merger Agreement, the undersigned hereby acknowledges and agrees that (i) the undersigned has received a copy of the Merger Agreement and has reviewed and understands the matters set forth therein, and (ii) the undersigned has been urged to and has been given the opportunity to consult with the undersigned’s legal and tax advisors regarding the legal and tax consequences of the transactions contemplated by the Merger Agreement.

For the avoidance of doubt and without limitation of the foregoing, the undersigned hereby acknowledges and agrees that any payments made to the undersigned pursuant to the Merger Agreement shall be final and in no event shall Purchaser or the Surviving Corporation or any of their respective Affiliates have any liability to the undersigned for payment or disbursement by any Person (including Purchaser and the Surviving Corporation and their respective Affiliates and representatives (including the Exchange Agent)) in accordance with the Merger Agreement.

The undersigned acknowledges that the Exchange Agent or Purchaser, as applicable, may not deliver the applicable portion of the Merger Consideration otherwise due and payable to the undersigned pursuant to the Merger Agreement unless the undersigned delivers to the Exchange Agent: (i) this Letter of Transmittal, completed in full, (ii) (a) original share certificates for the Surrendered Securities or (b) a completed Affidavit and Indemnification Concerning Lost Certificate(s) relating to the Surrendered Securities, and (iii) a completed W-9 or W-8, as applicable.

Annex A-134

Notice of Action by Stockholders and Appraisal Rights; Affirmation of Consent.

Pursuant to Section 1201 of the California Corporations Code (the “CCC”), the Merger and the Merger Agreement must be approved by the board of directors of the Company (the “Board of Directors”) and stockholders of the Company that own a majority of the outstanding shares of Company voting stock (in each case, the “Majority Holders”). If the Majority Holders approve the Merger Agreement and Merger by written consent, but not all stockholders sign the written consent, then Section 1301 of Chapter 13 of the CCC requires that notice of such action be given to the stockholders that did not sign the written consent. [The Board of Directors and holders of a majority of the outstanding shares of the voting Company Stock have approved the Merger Agreement and the Merger pursuant to a written consent. A copy of written consent is attached hereto as Exhibit A. The undersigned has reviewed the written consents and hereby affirms its consent to the matters set forth therein.

This Letter of Transmittal constitutes notice to the undersigned of the approval of the Merger and the Merger Agreement by written consent of the Board of Directors and the Majority Holders in accordance with such Section 1301 of Chapter 13 of the CCC.] In addition, pursuant to the CCC, holders of capital stock of a corporation engaged in a transaction such as the Merger are entitled to require the corporation to purchase for cash any capital stock owned by the holder under Section 1300 by exercising its dissenter’s rights and appraisal rights pursuant to Sections 1303, 1304 and 1305 of Chapter 13 of the CCC. This Letter of Transmittal provides the undersigned with information regarding appraisal rights pursuant to Chapter 13 of the CCC, Appraisal Rights, a copy of which is attached hereto as Exhibit B.

Acknowledgments and Agreements of the Undersigned with Respect to the Merger.

Consent to Merger Agreement and Other Documents. The undersigned hereby (a) consents to and approves the execution and performance of the Merger Agreement and all of the documents related thereto by the Exchange Agent and the Company and the completion of the transactions contemplated thereby,

1.      agrees to be bound by the terms of the Merger Agreement as a Company Security Holder and as a Party thereunder, including, but not limited to, the indemnification obligations of a Company Security Holder,

2.      forever waives, to the extent not otherwise waived, all appraisal rights or dissenter’s rights which might otherwise be available to the undersigned pursuant to Chapter 13 of the CCC, and (d) agrees that other than the undersigned’s right to receive the Holder’s Payment for its stock, warrants, and options, the undersigned shall have no further rights arising out of any stock, warrants or options that it owns and upon the completion of the Merger such stock, warrants or options shall be automatically cancelled and of no further force or effect without any further action required on the part of the undersigned.

Termination of Options and Warrants. If the undersigned is an option or warrant holder, the undersigned understands and, by execution of this Letter of Transmittal, agrees that, effective as of the Closing, each of (i) the Options and Warrants issued by the Company in favor of the undersigned and (ii) the Option Agreements and Warrant Agreements by and between the Company and the undersigned, shall automatically terminate and the Company shall not have any further or continuing obligation or responsibility to the undersigned pursuant to the Option(s), Warrant(s) or Option or Warrant Agreements.

Incorporation of Merger Agreement. The undersigned understands and, by execution of this Letter of Transmittal agrees, that this Letter of Transmittal and all amounts payable to the undersigned as a Company Security Holder as a result of the Merger are subject to, and governed by, the terms and conditions of the Merger Agreement and the documents related thereto.

The Exchange

Agreements with Respect to Exchange of Shares and Option and Warrant Agreements. The undersigned understands that the surrender of Company Stock, Option Agreements and/or Warrant Agreements will not be deemed to be in acceptable form until the Exchange Agent has received this Letter of Transmittal properly completed and signed, together with all required documents, in form satisfactory to the Exchange Agent. The undersigned understands that unless and until the undersigned surrenders this Letter of Transmittal properly completed and signed, and all other required documents to the Exchange Agent at its address set forth on the cover of this Letter of Transmittal, (i) no cash payments or issuance of Purchaser Common Stock, as applicable, pursuant to the Merger

Annex A-135

Agreement shall be paid or issued, as applicable, to the undersigned and (ii) no interest will accrue on any cash payment due, if any. All questions as to the documents, validity, form, eligibility and acceptance for payment of any shares of Company Stock, Option Agreements and/or Warrant Agreements surrendered pursuant to any of the procedures described in this Letter of Transmittal will be determined by the Exchange Agent, and such determination will be final and binding. Delivery and surrender of shares of Company Stock, Option Agreements and/or Warrant Agreements will be effected, and risk of loss and title to such shares of Company Stock, Option Agreements and/or Warrant Agreements will pass only upon proper delivery of this Letter of Transmittal to the Exchange Agent and, with respect to the Company Stock, surrender of the certificates evidencing ownership thereof. The undersigned has duly and validly executed and delivered this Letter of Transmittal, and it constitutes the undersigned’s legal, valid and binding obligation, enforceable against the undersigned in accordance with its terms.

Attorney-in-Fact. The undersigned hereby irrevocably appoints and constitutes the Exchange Agent, or its designee or appointee, as the undersigned’s true and lawful agent and attorney-in-fact with respect to the shares of Company Stock, Options, Warrants, and Option Agreement and Warrant Agreement surrendered herewith, to take all actions contemplated by the Merger Agreement including, without limitation, delivering this Letter of Transmittal and the undersigned’s shares of Company Stock, Option Agreements and/or Warrant Agreement together with all accompanying evidences of authority, in the Exchange Agent’s sole discretion, to the Purchaser in connection with the completion of the Closing. This power is irrevocable and coupled with an interest, and shall not be affected by the undersigned’s death, incapacity, illness, dissolution or other inability to act. See also the section below entitled “The Exchange Agent” for additional information regarding the Exchange Agent.

Representations of the Undersigned. The name and address of the registered holder(s) of the Company Stock, Options and/or Warrants set forth on the signature page hereto are as they appear on the stock ledger with respect to Company Stock, Option Agreements with respect to Options, and/or Warrant Agreements with respect to Warrants. The undersigned represents and warrants to the Purchaser, the Company, the Exchange Agent and the other Company Security Holders that the undersigned (a) is the sole record and beneficial owner of each share of each class of Company Stock, each Option and/or each Warrant identified on the signature page to this Letter of Transmittal and the Company Stock, Option Agreements and/or Warrant Agreements surrendered herewith, (b) has good title to such shares of Company Stock, (c) has full right, power, legal capacity and authority to execute this Letter of Transmittal and sell, assign, transfer and surrender such shares of Company Stock, Options and/or Warrants, (d) needs no consent or approval of, and need not give notice to, any third party in order to validly sell, assign, transfer and surrender such shares of Company Stock, Warrants and/or Options, (e) holds such shares of Company Stock, Warrants and/or Options free and clear of all liens, claims and encumbrances and such shares are not subject to any adverse claim or any limitation or restriction on sale, transfer or delivery, and (f) is not party to any voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock or other equity securities of the Company. The undersigned further represents and acknowledges that the undersigned (a) has read the Merger Agreement and this Letter of Transmittal; (b) agrees to be bound by the Merger Agreement and this Letter of Transmittal freely, voluntarily and without coercion, with full knowledge of its significance and the legal consequences thereof; (c) has had an adequate opportunity to review and consider the terms of the Merger Agreement and this Letter of Transmittal; (d) has fully informed itself of the terms, contents, conditions and effects of the Merger Agreement and this Letter of Transmittal; and (e) has relied solely and completely upon its own judgment in executing this Letter of Transmittal.

Additional Documents. The undersigned shall, upon request, execute and deliver any additional documents deemed appropriate or necessary by the Exchange Agent in connection with the surrender of the shares of Company Stock, the Options and the Option Agreements, and/or the Warrants and the Warrant Agreements. All authority conferred in this Letter of Transmittal shall not be affected by, and shall survive, the death or incapacity of the undersigned and any obligation of the undersigned will be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned.

Survival of Representations, Warranties and Agreements. The representations, warranties, covenants, agreements, confirmations, appointments and releases made herein by the undersigned shall survive the execution and delivery hereof and the Closing.

Annex A-136

The Exchange Agent

Appointment of Exchange Agent. The undersigned hereby irrevocably appoints the Exchange Agent as the undersigned’s true and lawful agent and attorney-in-fact, with full power and authority to act for and on behalf of the undersigned for all purposes of the Merger Agreement and the documents related thereto and agrees to be bound by the provisions of the Letter of Transmittal and such documents, pursuant to which, among other matters, the undersigned agrees to indemnify and hold the Exchange Agent harmless from any losses, claims, damages and expenses the Exchange Agent may suffer or incur in connection with any action taken by the Exchange Agent.

Authority of Exchange Agent. The undersigned hereby acknowledges and agrees that all decisions and actions by the Exchange Agent are binding upon all Company Security Holders, and no Company Security Holder has the right to object, dissent, protest or otherwise contest the same. The undersigned further acknowledges and agrees that the Exchange Agent, pursuant to the Merger Agreement and this Letter of Transmittal, has the exclusive authority to act on the undersigned’s behalf in connection with the Merger Agreement and the documents related thereto.

Consent and Release

Release by the Undersigned. Effective as of the Closing, the undersigned (a) hereby completely and irrevocably releases and forever discharges the Seller Representative and its directors, officers, managers, members, partners, stockholders, principals, employees, agents, representatives, predecessors, successors and assigns from any and all claims, damages, losses, demands, actions, causes of action, promises and/or liabilities whatsoever, including, but not limited to, any claims arising out of or in any way related, directly or indirectly, with the undersigned having been an stockholder, equityholder, optionholder, warrantholder director, officer and/or employee of the Company or any of its Subsidiaries, (b) completely and irrevocably releases and forever discharges the Company and its Affiliates and Subsidiaries, and their respective directors, officers, managers, members, stockholders, principals, employees, agents, representatives, predecessors, successors and assigns from any and all claims, damages, losses, demands, actions, causes of action, promises and/or liabilities arising out of or in any way related, directly or indirectly, with the undersigned having been a stockholder, equityholder, warrantholder , optionholder, director, officer and/or employee of the Company or any of its Subsidiaries, and (c) waives any and all claims the undersigned may have to any additional shares of stock or options of the Company or any of its Subsidiaries; provided, however, that such release shall not extend to the undersigned’s rights (i) expressly set forth in the Merger Agreement or the exhibits thereto, and if the undersigned is an employee, consultant or independent contractor of the Company or any of its Subsidiaries, under any Contract or agreement between the undersigned and the Company or any of its Subsidiaries, (ii) under any contract of insurance or other indemnification obligations covering or otherwise in favor of the managers, directors or officers of the Company or any of its Subsidiaries prior to the Closing, or (iii) to receive accrued but unpaid compensation or bonus (including pursuant to any employment agreement or other arrangement) or health, disability or life insurance benefits to which the undersigned is entitled, if any.

Confidentiality.

Except as may be required by Law or the rules of any stock exchange, or as otherwise permitted or expressly contemplated herein, the undersigned and his, her or its agents and representatives shall not disclose to any third party the existence of this agreement, the Merger Agreement or the subject matter or terms hereof and thereof; provided, however, that the undersigned shall be permitted to (a) disclose such information to his, her or its attorneys, advisors, representatives, directors, members, or investors, and (b) disclose and use such information in connection with enforcing their rights and fulfilling their obligations under this agreement or any other agreement entered into in connection with this agreement or the Merger Agreement. Notwithstanding the foregoing, nothing in this agreement shall restrict the ability of any of Exchange Agent from providing (i) the financial results achieved by any of the Exchange Agent entities with respect to their beneficial interest in the Purchaser and its subsidiaries, (ii) a description of the Purchaser and its subsidiaries (including their financial performance, and the Exchange Agent’s investment and role therein), or (iii) such other information as the Exchange Agent provide to such third parties in the ordinary course of its business to the current or prospective limited partners, financing sources or other business associates of the Exchange Agent and their respective advisors in the ordinary course of business.

Annex A-137

INSTRUCTIONS

1.         Delivery of Letter of Transmittal and Certificates. Certificate(s) representing shares of stock of the undersigned, as applicable, as well as a properly completed and duly executed Letter of Transmittal and any other documents required by this Letter of Transmittal, must be delivered to the Exchange Agent at its address set forth on the cover of this Letter of Transmittal. Please do not send the Option Agreements directly to the Company or the Purchaser. The surrender of Company Stock, Option Agreements and/or Warrant Agreements will be deemed made only when this Letter of Transmittal and any other documents are received by the Exchange Agent.

2.Signature on Letter of Transmittal, Stock Powers and Endorsements. This Letter of Transmittal should be signed by the registered holder of Company Stock, Warrants and/or Options surrendered hereby without any correction or change in the name of the registered holder, the signature must correspond exactly with the name as written on the stock ledger for the Company Stock and/or on the face of the Option Agreements and/or Warrant Agreements without any change whatsoever. In the event the name of the registered holder(s) needs to be corrected or has changed (by marriage or otherwise), please print such correction or change on the form itself and provide evidence of such change or correction as requested by the Exchange Agent, in its sole discretion. If (a) the surrendered Company Stock is registered in the name of a person other than the signer of this Letter of Transmittal, (b) the wire transfer of a Holder’s Payment is to be made to a person other than the signer of this Letter of Transmittal, or (c) the wire transfer of a Holder’s Payment is to be made to a person other than the registered owner(s) of the Company Stock surrendered hereby, then the surrendered Company Stock must be accompanied by duly executed stock or other power(s), signed exactly as the name(s) of the registered owner(s) appears on the Company’s stock ledger as registered or stock or other power(s), with the signatures on the stock or other power(s) guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program.

3.         Payment and Delivery Instructions. The undersigned understands that the Holder’s Payment will be made after the Closing and after the surrender of the Certificate(s), Option Agreements and/or Warrant Agreements is made and this Letter of Transmittal and any other necessary documents are completed in acceptable form. The form of delivery (either wire or check) will be determined in the sole discretion of the Exchange Agent. The undersigned understands that with respect to Options, such amount representing the Holder’s Payment shall be made via the Company’s next regularly scheduled payroll following the Closing Date. The undersigned understands that the amount of any wire transfer or check representing any portion of the Holder’s Payment will be reduced by any applicable withholding taxes. No interest shall accrue on any cash payments to be delivered hereunder except as provided in the Escrow Agreement, if at all.

4.         Lost, Stolen or Destroyed Stock Certificate. In the event that the undersigned is unable to deliver any certificate(s) representing his, her or its Company Stock due to the loss or destruction of such certificate(s), such fact should be indicated on the face of this Letter of Transmittal. In such case, the holder should also contact the Exchange Agent to report the lost, stolen or destroyed certificate(s). An Affidavit of Lost Certificate must be completed in order to effectively surrender such lost, stolen or destroyed certificate(s). Surrenders hereunder regarding such lost certificate(s) will be processed only after such Affidavit of Lost Certificate has been submitted to and approved by the Exchange Agent.

5.          IRS Form W-9 or IRS Form W-8. Under U.S. federal income tax laws, the Exchange Agent may be required to “backup withhold” a portion of the amount of any payments made to certain Company Security Holders, as applicable. To avoid such backup withholding, each Company Security Holder that is a United States person (for U.S. federal income tax purposes), must provide the Exchange Agent with such Company Security Holder’s correct taxpayer identification number (“TIN”) and certify that such Company Security Holder is not subject to such backup withholding by completing the attached IRS Form W-9. In general, if a Company Security Holder is an individual, the TIN is the Social Security number of such individual. If the Exchange Agent is not provided with the correct TIN, the Company Security Holder may be subject to a penalty imposed by the IRS. For further information concerning backup withholding and instructions for completing the IRS Form W-9 (including how to obtain a TIN if you do not have one and how to complete the IRS Form W-9 if the Stock Certificates are held in more than one name), consult the enclosed IRS Form W-9 and the instructions thereto.

Annex A-138

6.         Certain Company Security Holders (including, among others, certain corporations, non-resident foreign individuals and foreign entities) are not subject to these backup withholding and reporting requirements, but such Company Security Holders should certify their exemption by completing either the IRS Form W-9 or the appropriate IRS Form W-8, as applicable. A Company Security Holder who is a foreign individual or a foreign entity should complete, sign and submit to the Exchange Agent the appropriate IRS Form W-8. An IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8 may be obtained from the Exchange Agent or downloaded from the IRS’s website at the following address: http://wwwirs.gov. Failure to complete the IRS Form W-9 or applicable IRS Form W-8 may require the Exchange Agent to withhold a portion of the amount of any payments made to a Company Security Holder.

7.         If backup withholding applies under Applicable Law, the Exchange Agent is required to withhold a portion of any payments of the purchase price made to the Company Security Holder. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained from the IRS provided that the required information is furnished to the IRS.

Please consult your accountant or tax advisor for further guidance regarding the completion of the IRS Form W-9 or the appropriate IRS Form W-8, as applicable, to claim exemption from backup withholding or contact the Exchange Agent.

8.         Miscellaneous. The Exchange Agency anticipates that it will provide notification of any defects in the deposit and surrender of any Company Stock, Option Agreements or Warrant Agreements, but neither the Purchaser nor the Exchange Agent shall incur any liability for failure to give such notice.

9.         Stock Transfer Taxes. If payment for surrendered securities is to be made by wire transfer to any person(s) other than the registered holder(s) of the surrendered securities, it shall be a condition of such payment that the amount of any transfer taxes (whether imposed on the registered holder(s) or such other person(s)) payable on account of the transfer (or transfers) of the surrendered securities shall be delivered to the Purchaser or deducted from such payment if satisfactory evidence of the payment of such taxes or non-applicability thereof is not submitted to the Purchaser or the Exchange Agent before such payment is made.

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ALL STOCKHOLDERS AND HOLDERS OF OPTIONS MUST SIGN HERE
(Also Complete the Form W-9 and/or W-8, as applicable)

The undersigned acknowledges that the undersigned has thoroughly read this Letter of Transmittal and agrees to be bound by the terms and conditions set forth herein and in the accompanying materials.

The Holder’s Payment will be issued only in the name of the person submitting this Letter of Transmittal and will be mailed to the address set forth below.

___________________________________________________________________________________________

Signature of Holder
Dated:	, 2022

(Must be signed by registered holder exactly as the name appears on the stock ledger or option agreement. If signature is by an officer of a corporation, attorney-in-fact, executor, administrator, trustee, guardian or other person(s) acting in a fiduciary or representative capacity, then please set forth full title.)

Name of Holder:
(Please print)
Tax Identification or Social Security No.:
Address of Holder:

Area Code and Tel. No.:
Number and Class of Shares of Company Stock to be Delivered:

[Attach sheet for additional entries]
Number of Options:
Date of Option Agreement:
Exercise Price Per Share:
Number of Warrants:
Date of Warrant Agreement:
Exercise Price Per Warrant:

[Signature Page To Letter Of Transmittal]

Wire instructions:
Account Name:
Account Number:
Bank Name:
ABA Number:

Lost Certificates

I have lost my Certificate(s) that represented shares of Company Stock (class:_______) of the Company. I have completed the Affidavit and Indemnification Concerning Lost Certificate(s) attached hereto.

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AFFIDAVIT AND INDEMNIFICATION CONCERNING LOST CERTIFICATE(S) Re: Certificate(s) representing shares of Company Stock

Class of Stock
Certificate Number(s)	(the “Certificate(s)”),
Number of Shares	(the “Shares”),
Stockholder Name	, being duly sworn, affirms the following:

1.         My name is           . I am the legal and beneficial owner of the Certificate(s) and the Shares evidenced thereby and am entitled to the possession of the Certificate(s). This Affidavit is executed by me in such capacities. I am of lawful age and have personal knowledge of the facts and circumstances hereinafter set out.

2.         This Affidavit is made in connection with the redemption of the Certificate(s) referenced above.

3.         I have made, or caused to be made, a diligent search for the Certificate(s) and have been unable to locate such Certificate(s). None of the Certificate(s), the Shares or any interest in the Certificate(s) or Shares has been sold, assigned, endorsed, transferred, deposited under any agreement, hypothecated, pledged, canceled or disposed of in any manner by me. No person, entity, or governmental authority, other than me, has or has asserted any right, title, claim, equity, or interest in, to, or respecting the Certificate(s) or the Shares.

4.         In the event that the original Certificate(s) comes into my possession, I will deliver it or cause it to be delivered to Exchange Agent, or its successor, in order that the same may be canceled.

5.         I hereby agree to indemnify and defend Arogo Capital Acquisition Corp. and its successors and assigns, to hold each harmless from and against any and all cost, claim, liability, loss, or damage whatsoever which each may suffer or incur as a result of my inability to locate the Certificate(s), including but not limited to that which may result from any claim of ownership of the Certificate(s), the Shares, or any interest in the Certificate(s) or the Shares.

IN WITNESS WHEREOF, the undersigned has executed this Affidavit and Indemnification

Concerning Lost Certificate(s) as of the _________ day of ________________, 2022.

OWNER: Printed Name:

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IMPORTANT TAX INFORMATION

Under the federal tax law, a holder who transmits Certificate(s) and/or Option Agreements hereby is required by law to provide the Representative with such holder’s correct TIN on the Form W-9 below. If such holder is an individual, then the TIN is his or her social security number. If the Exchange Agent is not provided with the correct TIN, then the holder or other payee may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, payments that are made to such holder or other payee with respect to Certificates and/or Option Agreements may be subject to backup withholding.

Payments subject to regular wage withholding and reporting (such as payments to employees on payroll) are not also subject to backup withholding. Notwithstanding the foregoing, a holder who transmits an Option Agreement receiving such a payment still must provide its TIN on the attached Form W-9.

Certain persons (including, among others, all foreign corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. A foreign corporation or individual may qualify as an exempt recipient or other payee by submitting to the Exchange Agent a properly completed IRS Form W-8BEN, W-8BEN-E, W-8ECI or other applicable IRS Form W-8, signed under penalty of perjury attesting to such holder’s exempt status. IRS Forms W-8 may be obtained at www.irs.gov.

If backup withholding applies, then the Exchange Agent is required to withhold 24% of any payments made to the holder or other payee. Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, then a refund may be obtained from the Internal Revenue Service.

Purpose of Form W-9

To prevent backup withholding on payments made to a holder or other payee with respect to Certificates and/or Option Agreements, the holder is required to notify the Exchange Agent of the holder’s correct TIN by completing the form below, certifying that the TIN provided on the Form W-9 is correct (or that such holder is awaiting a TIN) and that (1) the holder has not been notified by the Internal Revenue Service that the holder is subject to backup withholding as a result of failure to report all interest or dividends, or (2) the Internal Revenue Service has notified the holder that the holder is no longer subject to backup withholding.

What Number to Give the Exchange Agent

The holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the record owner of Certificates, Option Agreements and/or Warrant Agreements.

NOTE: Failure to complete and return the Form W-9 may result in backup withholding of 24% of any payments made to you pursuant to the Merger. Please review the enclosed guidelines for certification of taxpayer identification number on the Form W-9 for additional details.

FOR ADDITIONAL INFORMATION, CONTACT YOUR TAX ADVISOR
OR THE INTERNAL REVENUE SERVICE

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EXHIBIT A

CONSENT

Annex A-143

EXHIBIT B

APPRAISAL
RIGHTS

Chapter 13 of California Corporations Code.

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Exhibit H

Form of Equity Incentive Plan

[See attached]

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AROGO CAPITAL ACQUISITION CORP.1 2022 EQUITY INCENTIVE PLAN

1. Purpose. The purpose of the Arogo Capital Acquisition Corp. 2022 Equity Incentive Plan (the “Plan”) is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Shares, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s stockholders.

2. Definitions. The following definitions shall be applicable throughout the Plan:

(a) “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus Award, and Performance Compensation Award granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Business Combination” has the meaning given such term in the definition of “Change in Control.”

(e) “Cause” means, in the case of a particular Award, unless the applicable Award agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of “Cause” contained therein), (A) gross misconduct by the Participant which results in loss, damage or injury to the Company or any of its Affiliates, its goodwill, business or reputation; (B) the commission or attempted commission of an act of embezzlement, fraud or breach of fiduciary duty which results in loss, damage or injury to the Company or any of its Affiliates, its goodwill, business or reputation; (C) the unauthorized disclosure or misappropriation of any trade secret or confidential information of the Company, any of its Affiliate or any third party who has a business relationship with the Company; (D) the Participant’s conviction of or plea of nolo contendere to, a felony under any state or federal law which materially interferes with such Participant’s ability to perform his or her services for the Company or any of its Affiliates or which results in loss, damage or injury to the Company or any of its Affiliates, its goodwill, business or reputation; (E) the violation (or potential violation) by the Participant, in any material respect, of a non-competition, non-solicitation, non-disclosure or assignment of inventions covenant between the Participant and the Company or any of its Affiliates; (F) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; or (G) the use of controlled substances, illicit drugs, alcohol or other substances or engagement in behavior which interferes with the Participant’s ability to perform his or her services for the Company or any of its Affiliates or which otherwise results in loss, damage or injury to the Company, its goodwill, business or reputation. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

(f) “Change in Control” shall, in the case of a particular Award, unless the applicable Award agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:

(i) Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company;

Annex A-146

(ii) Any “Person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent more than 50% of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(f)(ii), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company principally for bona fide equity financing purposes, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (IV) any acquisition by any corporation pursuant to a transaction that complies with Sections 2(f)(iv)(A) and 2(f)(iv)(B), and (V) any acquisition involving beneficial ownership of less than 50% of the then-outstanding Common Shares (the “Outstanding Company Common Shares”) or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company; provided, however, that for purposes of this clause (V), any such acquisition in connection with (x) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents or (y) any “Business Combination” (as defined below) shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Company;

(iii) During any period of not more than two (2) consecutive years, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(iv) Consummation of a merger, amalgamation or consolidation (a “Business Combination”) of the Company with any other corporation, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

(v) Stockholder approval of a plan of complete liquidation of the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(h) “Committee” means a committee of at least two people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.

(i) “Common Shares” means shares of the Company’s Class A common stock (and any stock or other securities into which such ordinary shares may be converted or into which they may be exchanged).

Annex A-147

(j) “Company” means Arogo Capital Acquisition Corp., a Delaware corporation.

(k) “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(l) “Effective Date” means the date means the date on which the Plan is approved by the stockholders of the Company.

(m) “Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(n) “Eligible Person” with respect to an Award denominated in Common Shares, means any (i) individual employed by the Company or an Affiliate; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement which includes rules regarding equity entitlement or in an agreement or instrument relating thereto; (ii) director of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate; provided that if the Securities Act applies such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or begins providing services to the Company or its Affiliates).

(o) “Exchange Act” has the meaning given such term in the definition of “Change in Control,” and any reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(p) “Exercise Price” has the meaning given such term in Section 7(b).

(q) “Fair Market Value” means, as of any date, the value of Common Shares determined as follows:

(i) If the Common Shares are listed on any established stock exchange or a national market system will be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Common Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Common Share will be the mean between the high bid and low asked prices for the Common Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) In the absence of an established market for the Common Shares, the Fair Market Value will be determined in good faith by the Committee.

(r)  “Good Reason” means, if applicable to any Participant in the case of a particular Award, as defined in the Participant’s employment agreement or the applicable Award agreement.

(s) “Immediate Family Members” shall have the meaning set forth in Section 15(b).

(t)  “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(u) “Indemnifiable Person” shall have the meaning set forth in Section 4(e).

(v) “Mature Shares” means Common Shares owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or

Annex A-148

meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.

(w) “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.

(x) “Option” means an Award granted under Section 7.

(y) “Option Period” has the meaning given such term in Section 7(c).

(z) “Outstanding Company Common Shares” has the meaning given such term in the definition of “Change in Control.”

(aa) “Outstanding Company Voting Securities” has the meaning given such term in the definition of “Change in Control.”

(bb) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6.

(cc) “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11.

(dd) “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan.

(ee) “Performance Formula” shall mean, for a Performance Period, the one or more formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(ff) “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

(gg) “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(hh) “Permitted Transferee” shall have the meaning set forth in Section 15(b).

(ii) “Person” has the meaning given such term in the definition of “Change in Control.”

(jj) “Plan” means this Arogo Capital Acquisition Corp. 2022 Equity Incentive Plan, as amended from time to time.

(kk) “Qualifying Termination” means, except as otherwise provided by the Committee as set forth in the Award, the occurrence of either a termination of a Participant’s employment by the Company without Cause or for Good Reason, in either case, occurring on or within the 12-month period (or such other period specified in the applicable Award Agreement) following the consummation of a Change in Control.

(ll) “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(mm) “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9.

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(nn) “Restricted Stock” means Common Shares, subject to certain specified performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9.

(oo) “Retirement” means, in the case of a particular Award, the definition set forth in the applicable Award Agreement.

(pp) “SAR Period” has the meaning given such term in Section 8(b).

(qq) “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.

(rr) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8.

(ss)  “Stock Bonus Award” means an Award granted under Section 10.

(tt)  “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.

(uu)  “Subsidiary” means, with respect to any specified Person:

(i) any corporation, association or other business entity of which more than 50% of the total voting power of shares (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii) any partnership (or any comparable foreign entity (a) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (b) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(vv)  “Substitute Award” has the meaning given such term in Section 5(e).

3. Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

4. Administration.

(a) The Committee shall administer the Plan. To the extent required to comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b) Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan or by the Board, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the form of Award agreement and the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common

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Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, including, but not limited to, upon a Qualifying Termination; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.

(d) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e) No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Articles of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(f) Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5. Grant of Awards; Shares Subject to the Plan; Limitations.

(a) The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards and/or Performance Compensation Awards to one or more Eligible Persons, such that for a period of 366 days after [•]4, any Eligible Person holding $100,000 or more of Common Shares acquired through this Plan during such period shall have such shares acquired through this Plan subject to the restrictions of applicable securities laws.

____________

4        Insert Closing Date when known.

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(b) Subject to Section 12, Awards granted under the Plan shall be subject to the following limitations: (i) the Committee is authorized to deliver under the Plan an aggregate of [__]5 Common Shares; provided, that total number of Common Shares that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2022, by a number of Common Shares equal to five percent (5%) of the total outstanding Common Shares on the last day of the prior calendar year (subject to a maximum annual increase of 1,000,000 Common Shares), and (ii) the maximum number of Common Shares that may be granted under the Plan during any single fiscal year to any Participant who is a non-employee director, when taken together with any cash fees paid to such non-employee director during such year in respect of his or her service as a non-employee director (including service as a member or chair of any committee of the Board), shall not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided that the non-employee directors who are considered independent (under the rules of The NASDAQ Stock Market or other securities exchange on which the Common Shares are traded) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation. Notwithstanding the automatic annual increase set forth in (i) above, the Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of Common Shares than would otherwise occur pursuant to the stipulated percentage.

(c) In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, then in each such case the Common Shares so tendered or withheld shall be added to the Common Shares available for grant under the Plan on a one-for-one basis. Shares underlying Awards under this Plan that are forfeited, cancelled, expire unexercised, or are settled in cash are available again for Awards under the Plan.

(d) Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.

(e) Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Common Shares underlying any Substitute Awards shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.

6. Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

7. Options.

(a) Generally. Each Option granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option. The maximum aggregate number of Common Shares that may be issued through the exercise of Incentive Stock Options granted under the Plan is [__]6 Common Shares. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply

____________

5       To equal 10% of basic Class A shares outstanding.

6        To equal [__]% of basic Class A shares outstanding.

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with the stockholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b) Exercise Price. Except with respect to Substitute Awards, the exercise price (“Exercise Price”) per Common Share for each Option shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)), the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant and provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.

(c) Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)); provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) the unvested portion of an Option shall expire upon termination of employment or service of the Participant granted the Option, and the vested portion of such Option shall remain exercisable for (A) one year following termination of employment or service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the Option Period or (B) 90 days following termination of employment or service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the Option Period; and (ii) both the unvested and the vested portion of an Option shall expire upon the termination of the Participant’s employment or service by the Company for Cause. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.

(d) Method of Exercise and Form of Payment. No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Shares valued at the fair market value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of actual delivery of such shares to the Company); provided that such Common Shares are not subject to any pledge or other security interest and are Mature Shares and; (ii) by such other method as the Committee may permit in accordance with applicable law, in its sole discretion, on a case by case basis, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price or (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a fair market value equal to the aggregate Exercise Price for the Common Shares for

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which the Option was exercised. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(e) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of (A) two years after the Date of Grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

(f) Compliance with Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8. Stock Appreciation Rights.

(a) Generally. Each SAR granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b) Exercise Price. The Exercise Price per Common Share for each SAR shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant.

(c) Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) the unvested portion of a SAR shall expire upon termination of employment or service of the Participant granted the SAR, and the vested portion of such SAR shall remain exercisable for (A) one year following termination of employment or service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the SAR Period or (B) 90 days following termination of employment or service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the SAR Period; and (ii) both the unvested and the vested portion of a SAR shall expire upon the termination of the Participant’s employment or service by the Company for Cause. If the SAR would expire at a time when the exercise of the SAR would violate applicable securities laws, the expiration date applicable to the SAR will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the SAR Period.

(d) Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an option, the SAR Period), the fair market value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option

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(if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

(e) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the fair market value of one Common Share on the exercise date over the Strike Price, less an amount equal to any taxes required to be withheld or paid. The Company shall pay such amount in cash, in Common Shares valued at fair market value, or any combination thereof, as determined by the Committee. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

9. Restricted Stock and Restricted Stock Units.

(a)  Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.

(b) Restricted Accounts; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate share power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank share power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock and the right to receive dividends, if applicable. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.

(c) Vesting; Acceleration of Lapse of Restrictions. Unless otherwise provided by the Committee in an Award agreement the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.

(d) Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in Common Shares having a fair market value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award agreement).

(ii) Unless otherwise provided by the Committee in an Award agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one Common Share for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part

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Common Share in lieu of delivering only Common Shares in respect of such Restricted Stock Units or (ii) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the fair market value of the Common Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any taxes required to be withheld or paid.

10. Stock Bonus Awards. For the period on 366 days after the [•]7, for Eligible Persons receiving $100,000 or more in Common Shares, the Committee may only issue restricted Common Shares or other Awards denominated in Common Shares, under the Plan to such Eligible Persons subject to the restrictions of applicable securities laws during such period. After such 366 day period, the Committee may issue unrestricted Common Shares, or other Awards denominated in Common Shares, under the Plan to Eligible Persons, either alone or in tandem with other awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Stock Bonus Award granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Stock Bonus Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.

11. Performance Compensation Awards.

(a)  Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10, to designate such Award as a Performance Compensation Award. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award. Unless otherwise determined by the Committee, all Performance Compensation Awards shall be evidenced by an Award agreement.

(b) Discretion of Committee with Respect to Performance Compensation Awards. The Committee shall have the discretion to establish the terms, conditions and restrictions of any Performance Compensation Award. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal (s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula.

(c) Performance Criteria. The Committee may establish Performance Criteria that will be used to establish the Performance Goal(s) for Performance Compensation Awards which may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total stockholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of rollouts of new products and services; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects. Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may

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7        Insert Closing Date when known.

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be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

(d) Modification of Performance Goal(s). The Committee is authorized at any time to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect any specified circumstance or event that occurs during a Performance Period, including but not limited to the following: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual and/or infrequently occurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) discontinued operations; (viii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (ix) foreign exchange gains and losses; and (x) a change in the Company’s fiscal year.

(e) Terms and Conditions to Receipt of Payment. Unless otherwise provided in the applicable Award agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals. Following the completion of a Performance Period, the Committee shall determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period.

(f) Timing of Award Payments. Except as provided in an Award agreement, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following the Committee’s determination in accordance with Section 11(e).

12. Changes in Capital Structure and Similar Events. In the event of (i) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or (ii) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:

(a) adjusting any or all of (A) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);

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(b) providing for a substitution or assumption of Awards in a manner that substantially preserves the applicable terms of such Awards;

(c) accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event;

(d) modifying the terms of Awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate;

(e) deeming any performance measures (including, without limitation, Performance Criteria and Performance Goals) satisfied at target, maximum or actual performance through closing or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing;

(f) providing that for a period prior to the Change in Control determined by the Committee in its sole discretion, any Options or SARs that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Common Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control; and

(g) canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the fair market value (as of a date specified by the Committee) of the Common Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the fair market value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

13. Amendments and Termination.

(a) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 13(b) (to the extent required by the proviso in such Section 13(b)) shall be made without stockholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(b) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without stockholder approval, except as otherwise permitted under Section 12, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR,
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(ii) the Committee may not cancel any outstanding Option or SAR where the Fair Market Value of the Common Shares underlying such Option or SAR is less than its Exercise Price and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted.

14. General.

(a)  Award Agreements. Each Award under the Plan shall be evidenced by an Award agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including without limitation, the effect on such Award of the death, disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee.

(b) Nontransferability.

(i) Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award agreement. (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award agreement.

(c) Tax Withholding and Deductions.

(i) A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to deduct and withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other

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amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required taxes (up to the maximum statutory rate under applicable law as in effect from time to time as determined by the Committee) and deduction in respect of an Award, its grant, vesting or exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii) Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, determined on a case by case basis, permit a Participant to satisfy, in whole or in part, the foregoing tax and deduction liability by (A) the delivery of Common Shares (which are not subject to any pledge or other security interest and are Mature Shares, except as otherwise determined by the Committee) owned by the Participant having a fair market value equal to such liability or (B) having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a fair market value equal to such liability.

(d) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(e) Addenda/International Participants. The Committee may adopt such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Awards, which Awards may contain such terms and conditions as the Committee deems necessary or appropriate to accommodate differences in local law, tax policy or custom, which may deviate from the terms and conditions set forth in this Plan The terms of any such addenda shall supersede the terms of the Plan to the extent necessary to accommodate such differences but shall not otherwise affect the terms of the Plan as in effect for any other purpose. With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.

(f) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(g) Termination of Employment/Service. Unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.

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(h) No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares or other securities that are subject to Awards hereunder until such shares have been issued or delivered to that person.

(i) Government and Other Regulations.

(i) The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares or other securities pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares or other securities to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for Common Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares or other securities to the Participant, the Participant’s acquisition of Common Shares or other securities from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award denominated in Common Shares in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate fair market value of the Common Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(j) Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k) Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(l) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place

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any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(m) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.

(n) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(o) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in Wilmington, Delaware (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Plan, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation, dispute, claim, legal action or other legal proceeding based hereon, or arising out of, under, or in connection with, this Plan.

(p) Severability. If any provision of the Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(q) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(r) Code Section 409A.

(i) Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Code Section 409A.

(ii) If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of service, no amount that is nonqualified deferred compensation subject to Code Section 409A and that becomes payable by reason of such termination of service shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate)

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before the earlier of (x) the first business day after the date that is six months following the date of the Participant’s termination of service, and (y) within 30 days following the date of the Participant’s death. For purposes of Code Section 409A, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Code Section 409A, unless the applicable Award agreement provides otherwise, such Award shall be payable upon the Participant’s “separation from service” within the meaning of Code Section 409A. If any Award is or becomes subject to Code Section 409A and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.

(iii) Any adjustments made pursuant to Section 12 to Awards that are subject to Code Section 409A shall be made in compliance with the requirements of Code Section 409A, and any adjustments made pursuant to Section 12 to Awards that are not subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either (x) continue not to be subject to Code Section 409A or (y) comply with the requirements of Code Section 409A.

(s) Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(t) Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares or other securities under an Award, that the Participant execute lock-up, stockholder or other agreements, as it may determine in its sole and absolute discretion.

(u) Payments. Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive Common Shares or other securities under any Award made under the Plan.

(v) Erroneously Awarded Compensation. All Awards shall be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by the Company, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Shares or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award agreements.

[Signature page follows]

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IN WITNESS WHEREOF, this Arogo Capital Acquisition Corp.8 2022 Equity Incentive Plan has been duly approved and adopted by the Company and the stockholders as of the dates set forth below.

Adopted by consent of the Board: ____________ __, 2022

Stockholder Approved: __________________ __, 2022

AROGO CAPITAL ACQUISITION CORP.6

By: _____________________________

Title: ____________________________

Date: ____________________________

[Signature page to Arogo Capital Acquisition Corp. 2022 Equity Incentive Plan]

____________

8        Company name to be changed to [  ] upon stockholder approval.

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Exhibit I

Form of Registration Rights Agreement

[See attached]

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REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [•] 2022 by and among (i) Arogo Capital Acquisition Corp., a Delaware corporation (the “Purchaser”), and (ii) and the undersigned parties listed under Investor on the signature page hereto (each such party, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, an “Investor” and collectively the “Investors”).

WHEREAS, on April 25, 2022, Purchaser, Merger Sub, a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), Koo Dom Investment, LLC, a Delaware limited liability company (the “Purchaser Representative”), and (v) Eon Reality, Inc., a California corporation (the “Company” or “Seller Representative”), entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, subject to the terms and conditions thereof, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Purchaser, and with the Investors, as stockholders of the Company, receiving shares of the Purchaser’s Class A common stock (the “Merger Consideration Shares”), all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the provisions of applicable law;

WHEREAS, in connection with the Closing, the Investors will enter into a lock-up agreement with Purchaser and the Purchaser Representative (as amended from time to time in accordance with the terms thereof, a “Lock-Up Agreement”), pursuant to which the Investors will agree not to transfer the Merger Consideration Shares for a certain period of time after the Closing as stated in the Lock-Up Agreement, including with respect to shares held by the Investors immediately after the Effective Time or otherwise issued or issuable to any Investor in connection with the Merger; and

WHEREAS, the parties desire to enter into this Agreement to provide the Investors with certain rights relating to the registration of the Merger Consideration Shares received by the Investors under the Merger Agreement, including any additional Merger Consideration Shares issued after the Closing pursuant to Section 1.13 of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Closing” is defined in the recitals to this Agreement.

“Company” is defined in the recitals to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Founder Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of December 23, 2021, by and among Purchaser, Koo Dom Investment LLC and certain directors and officers of Purchaser.

“Founder Securities” means those securities included in the definition of “Registrable Security” specified in the Founder Registration Rights Agreement.

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“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Investors” is defined in the preamble to this Agreement, and includes any transferee of the Registrable Securities (so long as they remain Registrable Securities) of an Investor permitted under this Agreement and the Lock-Up Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Lock-Up Agreement” is defined in the recitals to this Agreement.

“Maximum Number of Securities” is defined in Section 2.1.4.

“Merger Agreement” is defined in the recitals to this Agreement.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Pro Rata” is defined in Section 2.1.4.

“Proceeding” is defined in Section 6.9.

“Purchaser” is defined in the preamble to this Agreement, and shall include Purchaser’s successors by merger, acquisition, reorganization or otherwise.

“Purchaser Common Stock” means shares of Class A common stock, par value $0.0001 per share, of the Purchaser, and Class B common stock, par value $0.0001 per share of the Purchaser, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Register,” “Registered” and “Registration” mean a registration or offering effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means all of the Merger Consideration Shares and shares of Purchaser Common Stock beneficially owned by the Investors, including any shares issued after the Closing pursuant to Section 1.13 of the Merger Agreement. Registrable Securities also include any warrants, capital shares or other securities of Purchaser issued as a dividend, stock split or other distribution with respect to or in exchange for or in replacement of the foregoing securities or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Purchaser Common Stock. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by Purchaser and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; (d) such securities are freely saleable under Rule 144 without volume limitations; or (e) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction. Notwithstanding anything to the contrary contained herein, securities shall only be “Registrable Securities” under this Agreement if they are held by an Investor or a transferee of an Investor permitted under this Agreement and the Lock-Up Agreement.

“Registration Statement” means a registration statement filed by Purchaser with the SEC in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule thereto.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Short Form Registration” is defined in Section 2.3.

“Specified Courts” is defined in Section 6.9.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to this Section 2.1.1 and Section 2.4, at any time and from time to time after the Closing, Investors holding a majority-in-interest of the Registrable Securities then issued and outstanding may make a written demand for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. Within thirty (30) days following receipt of any request for a Demand Registration, Purchaser will notify all other Investors holding Registrable Securities of the demand, and each Investor holding Registrable Securities who wishes to include all or a portion of such Investor’s Registrable Securities in the Demand Registration (each such Investor including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify Purchaser within fifteen (15) days after the receipt by the Investor of the notice from Purchaser. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. Purchaser shall not be obligated to effect more than an aggregate of three (3) Demand Registrations under this Section 2.1.1 in respect of all Registrable Securities.

2.1.2 Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the SEC with respect to such Demand Registration has been declared effective and Purchaser has complied in all material respects with its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the SEC or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue with such Registration and accordingly notify Purchaser in writing, but in no event later than five (5) days, of such election; provided, further, that Purchaser shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3 Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and advise Purchaser as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any Demanding Holder to include its Registrable Securities in such registration shall be conditioned upon such Demanding Holder’s participation in such underwritten offering and the inclusion of such Demanding Holder’s Registrable Securities in the underwritten offering to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwritten offering by a majority-in-interest of the Investors initiating the Demand Registration and reasonably acceptable to Purchaser.

2.1.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering, in good faith, advises Purchaser and the Demanding Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Purchaser Common Stock or other securities which Purchaser desires to sell and the shares of Purchaser Common Stock or other securities, if any, as to which Registration by Purchaser has been requested pursuant to written contractual piggy-back registration rights held by other security holders of Purchaser who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of securities, as applicable, the

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“Maximum Number of Securities”), then Purchaser shall include in such Registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders and the Founder Securities for the account of any Persons who have exercised demand registration rights pursuant to the Founder Registration Rights Agreement during the period under which the Demand Registration hereunder is ongoing (all pro rata in accordance with the number of securities that each applicable Person has requested be included in such registration, regardless of the number of securities held by each such Person, as long as they do not request to include more securities than they own (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) the Registrable Securities of Investors as to which registration has been requested pursuant to Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Purchaser Common Stock or other securities that Purchaser desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Purchaser Common Stock or other securities for the account of other Persons that Purchaser is obligated to register pursuant to written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities. In the event that Purchaser securities that are convertible into shares of Purchaser Common Stock are included in the offering, the calculations under this Section 2.1.4 shall include such Purchaser securities on an as-converted to Purchaser Common Stock basis.

2.1.5 Withdrawal. A Demanding Holder may withdraw all or any portion of their Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the Demand Registration Statement. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwritten offering or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to Purchaser and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration in such event, then such registration shall not count as a Demand Registration provided for in Section 2.1.

2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. Subject to Section 2.4, if at any time after the Closing Purchaser proposes to file a Registration Statement under the Securities Act with respect to the Registration of or an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by Purchaser for its own account or for security holders of Purchaser for their account (or by Purchaser and by security holders of Purchaser including pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Purchaser’s existing security holders, (iii) for an offering of debt that is convertible into equity securities of Purchaser, or (iv) for a dividend reinvestment plan, then Purchaser shall (x) give written notice of such proposed filing to Investors holding Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date or confidential submission date, which notice shall describe the amount and type of securities to be included in such Registration or offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to Investors holding Registrable Securities in such notice the opportunity to register the sale of such number of Registrable Securities as such Investors may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). To the extent permitted by applicable securities laws with respect to such registration by Purchaser or another demanding security holder, Purchaser shall use its best efforts to cause (i) such Registrable Securities to be included in such registration and (ii) the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of Purchaser and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All Investors holding Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

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2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering, in good faith, advises Purchaser and Investors holding Registrable Securities proposing to distribute their Registrable Securities through such Piggy-Back Registration in writing that the dollar amount or number of shares of Purchaser Common Stock or other Purchaser securities which Purchaser desires to sell, taken together with the shares of Purchaser Common Stock or other Purchaser securities, if any, as to which registration has been demanded pursuant to written contractual arrangements with Persons other than the Investors holding Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Purchaser Common Stock or other Purchaser securities, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other security holders of Purchaser, exceeds the Maximum Number of Securities, then Purchaser shall include in any such registration:

(a) If the registration is undertaken for Purchaser’s account: (i) first, the shares of Purchaser Common Stock or other securities that Purchaser desires to sell that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Purchaser Common Stock or other equity securities for the account of other Persons that Purchaser is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities;

(b) If the registration is a “demand” registration undertaken at the demand of Demanding Holders pursuant to Section 2.1: (i) first, the shares of Purchaser Common Stock or other securities for the account of the Demanding Holders and the Founder Securities for the account of any Persons who have exercised demand registration rights pursuant to the Founder Registration Rights Agreement during the period under which the Demand Registration hereunder is ongoing, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Purchaser Common Stock or other securities that Purchaser desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Purchaser Common Stock or other equity securities for the account of other Persons that Purchaser is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities;

(c) If the registration is a “demand” registration undertaken at the demand of holders of Founder Securities under the Founder Registration Rights Agreement: (i) first, the Founder Securities for the account of the demanding holders and the Registrable Securities for the account of Demanding Holders who have exercised demand registration rights pursuant to Section 2.1 during the period under which the demand registration under the Founder Registration Rights Agreement is ongoing, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to

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the applicable written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Purchaser Common Stock or other securities that Purchaser desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Purchaser Common Stock or other equity securities for the account of other Persons that Purchaser is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities; and

(d) If the registration is a “demand” registration undertaken at the demand of Persons other than either Demanding Holders under Section 2.1 or the holders of Founder Securities exercising demand registration rights under the Founder Registration Rights Agreement: (i) first, the shares of Purchaser Common Stock or other securities for the account of the demanding Persons that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Purchaser Common Stock or other securities that Purchaser desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Purchaser Common Stock or other equity securities for the account of other Persons that Purchaser is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities.

In the event that Purchaser securities that are convertible into shares of Purchaser Common Stock are included in the offering, the calculations under this Section 2.2.2 shall include such Purchaser securities on an as-converted to Purchaser Common Stock basis.

2.2.3 Withdrawal. Any Investor holding Registrable Securities may elect to withdraw such Investor’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to Purchaser of such request to withdraw prior to the effectiveness of the Registration Statement. Purchaser (whether on its own determination or as the result of a withdrawal by Persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement without any liability to the applicable Investor, subject to the next sentence and the provisions of Section 4. Notwithstanding any such withdrawal, Purchaser shall pay all expenses incurred in connection with such Piggy-Back Registration as provided in Section 3.3 (subject to the limitations set forth therein) by Investors holding Registrable Securities that requested to have their Registrable Securities included in such Piggy-Back Registration.

2.3 Short Form Registrations. After the Closing, subject to Section 2.4, Investors holding Registrable Securities may at any time and from time to time, request in writing that Purchaser register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time and applicable to such Investor’s Registrable Securities (“Short Form Registration”); provided, however, that Purchaser shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, Purchaser will promptly give written notice of the proposed registration to all other Investors holding Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such Investors’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities, if any, of any other Investors joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from Purchaser; provided, however, that Purchaser shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Short Form Registration is not available to Purchaser for such offering; or (ii) if Investors holding Registrable Securities, together with the holders of any

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other securities of Purchaser entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $500,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

2.4 Restriction of Offerings. Notwithstanding anything to the contrary contained in this Agreement, the Investors shall not be entitled to request, and Purchaser shall not be obligated to effect, or to take any action to effect, any registration (including any Demand Registration but not including Piggy-Back Registration) pursuant to this Section 2 with respect to any Registrable Securities that are subject to the transfer restrictions under the Lock-Up Agreement.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever Purchaser is required to effect the registration of any Registrable Securities pursuant to Section 2, Purchaser shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. Purchaser shall use its best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the SEC a Registration Statement on any form for which Purchaser then qualifies or which counsel for Purchaser shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable efforts to cause such Registration Statement to become effective and use its reasonable efforts to keep it effective for the period required by Section 3.1.3; provided, however, that Purchaser shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if Purchaser shall furnish to Investors requesting to include their Registrable Securities in such registration a certificate signed by the Chief Executive Officer, Chief Financial Officer or Chairman of Purchaser stating that, in the good faith judgment of the Board of Directors of Purchaser, it would be materially detrimental to Purchaser and its shareholders for such Registration Statement to be effected at such time or the filing would require premature disclosure of material information which is not in the interests of Purchaser to disclose at such time; provided further, however, that Purchaser shall not have the right to exercise the right set forth in the immediately preceding proviso more than twice in any 365-day period in respect of a Demand Registration hereunder.

3.1.2 Copies. Purchaser shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to Investors holding Registrable Securities included in such registration, and such Investors’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as Investors holding Registrable Securities included in such registration or legal counsel for any such Investors may request in order to facilitate the disposition of the Registrable Securities owned by such Investors.

3.1.3 Amendments and Supplements. Purchaser shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn or until such time as the Registrable Securities cease to be Registrable Securities as defined by this Agreement.

3.1.4 Reporting Obligations. As long as any Investors shall own Registrable Securities, the Purchaser, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Purchaser after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.1.4.

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3.1.5 Other Obligations. In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the prospectus included in the Registration Statement, the Purchaser shall, subject to the receipt of the any customary documentation reasonably required from the applicable Investors in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (a). In addition, the Purchaser shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned sales or transfers.

3.1.4 Notification. After the filing of a Registration Statement, Purchaser shall promptly, and in no event more than five (5) Business Days after such filing, notify Investors holding Registrable Securities included in such Registration Statement of such filing, and shall further notify such Investors promptly and confirm such advice in writing in all events within five (5) Business Days after the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the SEC of any stop order (and Purchaser shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the SEC for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to Investors holding Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the SEC a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, Purchaser shall furnish to Investors holding Registrable Securities included in such Registration Statement and to the legal counsel for any such Investors, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Investors and legal counsel with a reasonable opportunity to review such documents and comment thereon; provided that such Investors and their legal counsel must provide any comments promptly (and in any event within five (5) Business Days) after receipt of such documents.

3.1.5 State Securities Laws Compliance. Purchaser shall use its reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as Investors holding Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Purchaser and do any and all other acts and things that may be necessary or advisable to enable Investors holding Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Purchaser shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or take any action to which it would be subject to general service of process or to taxation in any such jurisdiction where it is not then otherwise subject.

3.1.6 Agreements for Disposition. To the extent required by the underwriting agreement or similar agreements, Purchaser shall enter into reasonable customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of Purchaser in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of Investors holding Registrable Securities included in such Registration Statement. No Investor holding Registrable Securities included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Investor’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Investor’s material agreements and organizational documents, and with respect to written information relating to such Investor that such Investor has furnished in writing expressly for inclusion in such Registration Statement.

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3.1.7 Cooperation. The principal executive officer of Purchaser, the principal financial officer of Purchaser, the principal accounting officer of Purchaser and all other officers and members of the management of Purchaser shall reasonably cooperate in any offering of Registrable Securities hereunder, which cooperation shall include the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8 Records. Purchaser shall make available for inspection by Investors holding Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Investor holding Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of Purchaser, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Purchaser’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement; provided that Purchaser may require execution of a reasonable confidentiality agreement prior to sharing any such information.

3.1.9 Opinions and Comfort Letters. Purchaser shall obtain from its counsel and accountants to provide customary legal opinions and customary comfort letters, to the extent so reasonably required by any underwriting agreement.

3.1.10 Earnings Statement. Purchaser shall comply with all applicable rules and regulations of the SEC and the Securities Act, and make available to its shareholders if reasonably required, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11 Listing. Purchaser shall use its best efforts to cause all Registrable Securities that are shares of Purchaser Common Stock included in any registration to be listed on such national security exchange as similar securities issued by Purchaser are then listed or, if no such similar securities are then listed, in a manner satisfactory to Investors holding a majority-in-interest of the Registrable Securities included in such registration.

3.1.12 Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $25,000,000, Purchaser shall use its reasonable efforts to make available senior executives of Purchaser to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from Purchaser of the happening of any event of the kind described in Section 3.1.4(iv), or in the event that the financial statements contained in the Registration Statement become stale, or in the event that the Registration Statement or prospectus included therein contains a misstatement of material fact or omits to state a material fact due to a bona fide business purpose, or, in the case of a resale registration on Short Form Registration pursuant to Section 2.3 hereof, upon any suspension by Purchaser, pursuant to a written insider trading compliance program adopted by Purchaser’s Board of Directors, of the ability of all “insiders” covered by such program to transact in Purchaser’s securities because of the existence of material non-public information, each Investor holding Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Investor receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the Registration Statement is updated so that the financial statements are no longer stale, or the restriction on the ability of “insiders” to transact in Purchaser’s securities is removed, as applicable, and, if so directed by Purchaser, each such Investor will deliver to Purchaser all copies, other than permanent file copies then in such Investor’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses. Subject to Section 4, Purchaser shall bear all reasonable costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Short Form Registration effected pursuant to Section 2.3, and all reasonable expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) Purchaser’s internal expenses (including

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all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for Purchaser and fees and expenses for independent certified public accountants retained by Purchaser (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by Purchaser in connection with such registration and (ix) the reasonable fees and expenses of one legal counsel selected by Investors holding a majority-in-interest of the Registrable Securities included in such registration for such legal counsel’s review, comment and finalization of the proposed Registration Statement and other relevant documents. Purchaser shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, only if the Underwriters require the selling security holders and/or Purchaser to bear the expenses of the Underwriter following good faith negotiations, all selling security holders and Purchaser shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of securities each is selling in such offering.

3.4 Information. Investors holding Registrable Securities included in any Registration Statement shall provide such information as may reasonably be requested by Purchaser, or the managing Underwriter, if any, in connection with the preparation of such Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the obligation to comply with federal and applicable state securities laws. Investors selling Registrable Securities in any offering must provide all questionnaires, powers of attorney, custody agreements, stock powers, and other documentation reasonably requested by Purchaser or the managing Underwriter.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by Purchaser. Subject to the provisions of this Section 4.1 below, Purchaser agrees to indemnify and hold harmless each Investor, and each Investor’s officers, employees, affiliates, directors, partners, members, attorneys and agents, and each Person, if any, who controls an Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Purchaser of the Securities Act or any rule or regulation promulgated thereunder applicable to Purchaser and relating to action or inaction required of Purchaser in connection with any such registration (provided, however, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of Purchaser, such consent not to be unreasonably withheld, delayed or conditioned); and Purchaser shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that Purchaser will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to Purchaser, in writing, by such selling holder or Investor Indemnified Party expressly for use therein. Purchaser also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each Person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

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4.2 Indemnification by Holders of Registrable Securities. Subject to the provisions of this Section 4.2 below, each Investor selling Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Investor, indemnify and hold harmless Purchaser, each of its directors and officers and each Underwriter (if any), and each other selling holder and each other Person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to Purchaser by such selling Investor expressly for use therein (provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the indemnifying Investor, such consent not to be unreasonably withheld, delayed or conditioned), and shall reimburse Purchaser, its directors and officers, each Underwriter and each other selling holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling Investor’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Investor in the applicable offering.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any Person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party if the Indemnifying Party provides notice of such to the Indemnified Party within thirty (30) days of the Indemnifying Party’s receipt of notice of such claim. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (acting reasonably), consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection

Annex A-176

with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Investor holding Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Investor from the sale of Registrable Securities which gave rise to such contribution obligation. Any contributions obligation of the Investors shall be several and not joint. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

5. RULE 144 AND 145.

5.1 Rule 144 and 145. Purchaser covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as Investors holding Registrable Securities may reasonably request, all to the extent required from time to time to enable such Investors to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and 145 under the Securities Act, as such Rule 144 and 145 may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

6. MISCELLANEOUS.

6.1 Other Registration Rights. Purchaser represents and warrants that as of the date of this Agreement, no Person, other than the holders of (i) Registrable Securities and (ii) Founder Securities, has any right to require Purchaser to register any of Purchaser’s share capital for sale or to include Purchaser’s share capital in any registration filed by Purchaser for the sale of share capital for its own account or for the account of any other Person.

6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of Purchaser hereunder may not be assigned or delegated by Purchaser in whole or in part, unless Purchaser first provides Investors holding Registrable Securities at least ten (10) Business Days prior written notice; provided that no assignment or delegation by Purchaser will relieve Purchaser of its obligations under this Agreement unless Investors holding a majority-in-interest of the Registrable Securities provide their prior written consent, which consent must not be unreasonably withheld, delayed or conditioned. This Agreement and the rights, duties and obligations of Investors holding Registrable Securities hereunder may be freely assigned or delegated by such Investor in conjunction with and to the extent of any transfer of Registrable Securities by such Investor which is permitted by the Lock-Up Agreement; provided that no assignment by any Investor of its rights, duties and obligations hereunder shall be binding upon or obligate Purchaser unless and until Purchaser shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to Purchaser, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Investors or of any assignee of the Investors. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2.

6.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized

Annex A-177

overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser prior to the Closing to:

Arogo Capital Acquisition Corp.

848 Brickell Avenue, Penthouse 5,

Miami, FL 33131

Attn: Suradech Taweesaengsakulthai

Telephone No.:(786) 442-1482

E-mail: Suradech@cho.co.th

With a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, DC 20001

Attn: Andrew M. Tucker, Esq.

Facsimile No.: (202) 689-2860

Telephone No.: (202) 689-2987

E-mail: andy.tucker@nelsonmullins.com

If to the Purchaser Representative, to:

Purchaser Representative

Koo Dom Investment, LLC

7201 Wellesley Avenue,

Westminster, CA 92683.

Attn: Cho Thavee, PCL

Telephone No.: _______________

E-mail: panthong@cho.co.th

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, DC 20001

Attn: Andrew M. Tucker, Esq.

Facsimile No.: (202) 689-2860

Telephone No.: (202) 689-2987

E-mail: andy.tucker@nelsonmullins.com

If to the Company prior to the Closing to:

EON Reality, Inc.

18 Technology Dr Ste. 110,

Irvine, CA 92618

Attn: Dan Lejerskar, Chairman and Founder

Telephone No.: (949) 460-2000

E-mail: dan@eonreality.com

With a copy (which will not constitute notice) to:

Seyfarth Shaw LP

975 F Street NW

Washington, DC 20004

Attn: Andrew J. Sherman

Facsimile No.: (202) 828-5393

Telephone No.: (202) 828 5381

E-mail: asherman@seyfarth.com

If to the Purchaser or the Company after the Closing, to:

EON Reality, Inc.

18 Technology Dr Ste. 110,

Irvine, CA 92618

Attn: Dan Lejerskar, Chairman and Founder

Telephone No.: (949) 460-2000

E-mail: dan@eonreality.com

with copies (which shall not constitute notice) to:

Seyfarth Shaw LP

975 F Street NW

Washington, DC 20004

Attn: Andrew J. Sherman

Facsimile No.: (202) 828-5393

Telephone No.: (202) 828-5381

E-mail: asherman@seyfarth.com

If to the Issuer Representative after the Closing, to: [Name] [Address] [Attn:] [Email]:

6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable. Notwithstanding anything to the contrary contained in this Agreement, in the event that a duly executed copy of this Agreement is not delivered to Purchaser by a Person receiving Merger Consideration Shares in connection with the Closing, such Person failing to provide such signature shall not be a party to this Agreement or have any rights or obligations hereunder, but such failure shall not affect the rights and obligations of the other parties to this Agreement as amongst such other parties.

Annex A-178

6.5 Entire Agreement. This Agreement (together with the Merger Agreement, and the Lock-Up Agreement to the extent incorporated herein, and including all agreements entered into pursuant hereto or thereto or referenced herein or therein and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, relating to the subject matter hereof; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any other Ancillary Document or the rights or obligations of the parties under the Founder Registration Rights Agreement.

6.6 Interpretation. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

6.7 Amendments; Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written agreement or consent of Purchaser (after the Closing by a majority of the Disinterested Independent Directors) and Investors holding a majority-in-interest of the Registrable Securities; provided, that any amendment or waiver of this Agreement which affects an Investor in a manner materially and adversely disproportionate to other Investors will also require the consent of such Investor. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.8 Remedies Cumulative. In the event a party fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the other parties may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.9 Governing Law; Jurisdiction. Sections 10.4 and 10.5 of the Merger Agreement shall apply to this Agreement mutatis mutandis. \

6.10 Termination of Merger Agreement. This Agreement shall be binding upon each party upon such party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. In the event that the Merger Agreement is validly terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void and be of no further force or effect, and the parties shall have no obligations hereunder.

6.11 Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile or pdf or other electronic document transmission), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW}

Annex A-179

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Purchaser:
AROGO CAPITAL ACQUISITION CORP.
By:
Name:	Suradech Taweesaengsakulthai
Title:	Chief Executive Officer

{Signature Page to Seller Registration Rights Agreement}

Annex A-180

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Investors:
[______________]
By:
Name:
Title:
[______________]
By:
Name:
Title:

{Signature Page to Registration Rights Agreement}

Annex A-181

Annex B

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EON REALITY HOLDINGS, INC.

EON Reality Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.      The name of the Corporation is “EON Reality Holdings, Inc.”. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 9, 2021 (the “Original Certificate”) under the name Arogo Capital Acquisition Corporation.

2.      This Amended and Restated Certificate of Incorporation (this “Certificate”) amends and restates the Original Certificate (the “Amended and Restated Certificate”), and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.      The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I
NAME OF THE CORPORATION

The name of the corporation is EON Reality Holdings, Inc. (the “Corporation”).

ARTICLE II
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III
BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
CAPITAL STOCK

Section 4.01. Authorized Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is [•], of which [•] shares shall be shares of common stock having a par value of $0.0001 per share (“Common Stock”) and [•] shares shall be shares of preferred stock having a par value of $0.0001 per share (“Preferred Stock”).

Section 4.02. Common Stock. Except as otherwise required by law, as provided in this Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board of Directors”) with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by him. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

Annex B-1

Section 4.03. Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

1.      the designation of the series;

2.      the number of shares of the series;

3.      the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

4.      whether the series will have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

5.      whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

6.      whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

7.      the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

8.      the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

9.      the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

10.    any other relative rights, preferences, and limitations of that series.

Section 4.04. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options or convertible securities entitling the holders thereof to subscribe for, purchase or receive shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board of Directors. The Board of Directors is hereby expressly authorized to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.01. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02. Number of Directors; Term of Office. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall as fixed from time to time solely by resolution of a majority of the total number of directors that the Corporation would have if there were no vacancies/in accordance with the by-laws of the Corporation (the “By-Laws”). The mailing address of each person who is to serve initially as a director is c/o EON Reality, Inc., 18 Technology Drive, Suite 110, Irvine, California 92618. Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of

Annex B-2

any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 5.02.

Section 5.03. Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, may be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Section 5.04. Removal. Except as otherwise required by this Certificate, any or all directors may be removed from office at any time, but only for cause and only by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.05. Written Ballot. Unless and except to the extent that the By-Laws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.01. Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Section 6.02. Indemnification. The Corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person, or such person’s testator, or intestate is or was a director of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VI.

ARTICLE VII
STOCKHOLDER ACTION

Section 7.01. Stockholder Consent Prohibition. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent by such stockholders.

Annex B-3

Section 7.02. Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation shall be called only by: (i) the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office; or (ii) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the By-Laws.

ARTICLE VIII
BY-LAWS

Section 8.01. Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the By-Laws without any action on the part of the stockholders.

Section 8.02. Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the By-Laws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least two thirds (2/3) of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE IX
AMENDMENTS

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

[Signature Page to Follow]

Annex B-4

THIS CERTIFICATE OF INCORPORATION is executed as of this [•] day of [•] 2022.

EON REALITY HOLDINGS, INC.
By:
Name:
Title:

Annex B-5

Annex C

EON REALITY HOLDINGS, INC. 2023 EQUITY INCENTIVE PLAN

1.           Purpose. The purpose of the EON Reality Holdings, Inc. 2023 Equity Incentive Plan (the “Plan”) is to provide a means through which the Company and its Affiliates (each as defined below) may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Shares (as defined below), thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s shareholders.

2.           Definitions. The following definitions shall be applicable throughout the Plan:

(a)         “Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405 of the Securities Act. The Committee shall have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.

(b)         “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus Award, and Performance Compensation Award granted under the Plan.

(c)         “Board” means the Board of Directors of the Company.

(d)         “Business Combination” has the meaning given such term in the definition of “Change in Control.”

(e)          “Cause” means, in the case of a particular Award, unless the applicable Award agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of “Cause” contained therein), (A) gross misconduct by the Participant which results in loss, damage or injury to the Company, any of its Affiliates or their goodwill, business or reputation; (B) the commission or attempted commission of an act of embezzlement, fraud or breach of fiduciary duty which results in loss, damage or injury to the Company, any of its Affiliates or their goodwill, business or reputation; (C) the unauthorized disclosure or misappropriation of any trade secret or confidential information of the Company, any of its Affiliates or any third party who has a business relationship with the Company or any of its Affiliates; (D) the Participant’s conviction of or plea of nolo contendere to, a felony under any state or federal law which materially interferes with such Participant’s ability to perform his or her services for the Company or any of its Affiliates or which results in loss, damage or injury to the Company, any of its Affiliates, or their goodwill, business or reputation; (E) the violation (or potential violation) by the Participant, in any material respect, of a non-competition, non-solicitation, non-disclosure or assignment of inventions covenant between the Participant and the Company or any of its Affiliates; (F) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; or (G) the use of controlled substances, illicit drugs, alcohol or other substances or behavior which interferes with the Participant’s ability to perform his or her services for the Company or any of its Affiliates or which otherwise results in loss, damage or injury to the Company, any of its Affiliates or their goodwill, business or reputation. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

(f)           “Change in Control” shall, in the case of a particular Award, unless the applicable Award agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:

(i)          Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company to an unrelated third party;

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(ii)         Any “Person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent more than 50% of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(f)(ii), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company principally for bona fide equity financing purposes, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (D) any acquisition by any corporation pursuant to a transaction that complies with Section 2(f)(iv), and (E) any acquisition involving beneficial ownership of less than 50% of the then-outstanding Common Shares (the “Outstanding Company Common Shares”) or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company;

(iii)        During any period of not more than two (2) consecutive years, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be deemed to be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(iv)        Consummation of a merger, amalgamation or consolidation (a “Business Combination”) of the Company with any other corporation, unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or

(v)         Shareholder approval of a plan of complete liquidation of the Company.

(g)         “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(h)          “Committee” means a committee of at least two (2) people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.

(i)           “Common Shares” means shares of the Company’s common stock, par value $0.0001 per share (and any stock or other securities into which such shares may be converted or into which they may be exchanged).

(j)          “Company” means EON Reality Holdings, Inc., a Delaware corporation.

(k)         “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(l)          “Effective Date” means the Plan’s date of adoption by the Company as set forth on the signature page hereto.

(m)         “Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

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(n)         “Eligible Person” with respect to an Award denominated in Common Shares, means any (i) individual employed by the Company or an Affiliate; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement which includes rules regarding equity entitlement or in an agreement or instrument relating thereto; (ii) director of the Company or an Affiliate; (iii) an individual consultant or advisor to the Company or an Affiliate; provided that if the Securities Act applies, such person must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employee, director, officer, consultant or advisor who has accepted an offer of employment, consultancy or other service from the Company or an Affiliate (and would satisfy the provisions of clauses (i), (ii) or (iii) above once he or she begins employment with or begins providing services to the Company or an Affiliate).

(o)         “Exchange Act” has the meaning given such term in the definition of “Change in Control,” and any reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(p)         “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

(q)         “Fair Market Value” means, as of any date, the value of a Common Share determined as follows:

(i)          If the Common Shares are listed on any established stock exchange or a national market system, the Fair Market Value of a Common Share will be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii)         If the Common Shares are regularly quoted by a recognized securities dealer, but selling prices are not reported, the Fair Market Value of a Common Share will be the mean between the high bid and low asked prices for the Common Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii)        In the absence of an established market for the Common Shares, the Fair Market Value will be determined in good faith by the Committee.

(r)           “Good Reason” has the meaning, if applicable to any Participant in the case of a particular Award, set forth in the Participant’s employment agreement or the applicable Award agreement.

(s)          “Immediate Family Members” has the meaning given such term in Section 15(b) of the Plan.

(t)           “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(u)         “Indemnifiable Person” has the meaning given such term in Section 4(e) of the Plan.

(v)         ”Mature Shares” means Common Shares owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.

(w)        “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option or otherwise does not meet the requirements of an Incentive Stock Option.

(x)         “Option” means an Award granted under Section 7 of the Plan.

(y)         “Option Period” has the meaning given such term in Section 7(c) of the Plan.

(z)          “Outstanding Company Common Shares” has the meaning given such term in the definition of “Change in Control.”

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(aa)         “Outstanding Company Voting Securities” has the meaning given such term in the definition of “Change in Control.”

(bb)        “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

(cc)        “Performance Compensation Award” means any Award granted under Section 11 of the Plan.

(dd)        “Performance Criteria” means the criterion or criteria that the Committee selects for purposes of establishing the Performance Goal(s) for a Performance Period with respect to a Performance Compensation Award.

(ee)         “Performance Formula” means, for a Performance Period, the one or more formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(ff)         “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period, based upon the Performance Criteria.

(gg)        “Performance Period” means the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(hh)       “Permitted Transferee” has the meaning given such term in Section 14(b) of the Plan.

(ii)         “Person” has the meaning given such term in the definition of “Change in Control.”

(jj)         “Plan” means this EON Reality Holdings, Inc. 2023 Equity Incentive Plan, as amended from time to time.

(kk)        “Qualifying Termination” means, except as otherwise provided by the Committee as set forth in the Award agreement, the occurrence of either a termination of a Participant’s employment by the Company or an Affiliate without Cause or for Good Reason, in either case, occurring on or within the twelve (12)-month period (or such other period specified in the applicable Award agreement) following the consummation of a Change in Control.

(ll)          “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(mm)      “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, any requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(nn)       “Restricted Stock” means Common Shares, subject to certain specified performance or time-based restrictions (including, without limitation, any requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(oo)       “SAR Period” has the meaning given such term in Section 8(c) of the Plan.

(pp)       “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.

(qq)       “Stock Appreciation Right” or ”SAR” means an Award granted under Section 8 of the Plan.

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(rr)         “Stock Bonus Award” means an Award granted under Section 10 of the Plan.

(ss)         “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.

(tt)          “Substitute Award” has the meaning given such term in Section 5(e).

3.           Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

4.           Administration.

(a)         The Committee shall administer the Plan. To the extent required to comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b)         Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan or by the Board, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the form of Award agreement and the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan including rules related to insider trading restrictions; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, including, but not limited to, upon a Qualifying Termination; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)         The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.

(d)         Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

(e)         No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company or an Affiliate (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such

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Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Articles of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(f)          Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5.           Grant of Awards; Shares Subject to the Plan; Limitations.

(a)         The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards and/or Performance Compensation Awards to one or more Eligible Persons.

(b)         Subject to Section 12 of the Plan, the Committee is authorized to deliver under the Plan an aggregate of [•] Common Shares.

(c)         In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, then in each such case the Common Shares so tendered or withheld shall be added to the Common Shares available for grant under the Plan on a one-for-one basis. Shares underlying Awards under this Plan that are forfeited, cancelled, expire unexercised, or are settled in cash are available again for Awards under the Plan.

(d)         Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.

(e)         Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or its Affiliate or with which the Company or an Affiliate combines (“Substitute Awards”). The number of Common Shares underlying any Substitute Awards shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.

(f)          The sum of any cash compensation, or other compensation, and the value (determined as of the Date of Grant in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to an Eligible Director as compensation for services as a non-employee director of the Company may not exceed $1,000,000 for the first calendar year a non-employee director is initially appointed to the Board, and $750,000 in any other calendar year.

6.           Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award agreement and who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

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7.           Options.

(a)         Generally. Each Option granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option. The maximum aggregate number of Common Shares that may be issued through the exercise of Incentive Stock Options granted under the Plan is [•] Common Shares. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company or any of its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b)         Exercise Price. Except with respect to Substitute Awards, the exercise price (“Exercise Price”) per Common Share for each Option shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)), the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant and provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.

(c)         Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten (10) years from the Date of Grant, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)); provided, further, that notwithstanding any vesting dates set forth in the Award agreement, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) the unvested portion of an Option shall expire upon termination of employment or service of the Participant granted the Option, and the vested portion of such Option shall remain exercisable for (A) one (1) year following termination of employment or service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the Option Period or (B) ninety (90) days following termination of employment or service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the Option Period; and (ii) both the unvested and the vested portion of an Option shall expire upon the termination of the Participant’s employment or service by the Company or an Affiliate for Cause. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.

(d)         Non-Exempt Employees. If an Option is granted to an employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option will not be first exercisable for any Common Shares until at least six (6) months following the Date of Grant of the Option (although the Option

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may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a disability, (ii) upon a Change in Control in which such Option is not assumed, continued, or substituted, or (iii) upon the Participant’s retirement (as such term may be defined in the Participant’s Award agreement, in another agreement between the Participant and the Company or any of its Affiliates, or, if no such definition, in accordance with the then current employment policies and guidelines of the Company or employing Affiliate), the vested portion of any Option may be exercised earlier than six (6) months following the Date of Grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from the Participant’s regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting, or issuance of any Common Shares under any other Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 7(d) will apply to all Awards and are hereby incorporated by reference into such Award agreements.

(e)         Method of Exercise. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of Options to be exercised. No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid.

(f)          Form of Payment. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Shares valued at the fair market value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of actual delivery of such shares to the Company); provided that such Common Shares are not subject to any pledge or other security interest and are Mature Shares; and (ii) by such other method as the Committee may permit in accordance with applicable law, in its sole discretion, on a case by case basis, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the aggregate Exercise Price or (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Exercise Price or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a Fair Market Value equal to the aggregate Exercise Price for the Common Shares for which the Option was exercised. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(g)         Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of (i) two (2) years after the Date of Grant of the Incentive Stock Option or (ii) one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

(h)         Compliance with Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

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8.           Stock Appreciation Rights.

(a)         Generally. Each SAR granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b)         Strike Price. The Strike Price per Common Share for each SAR shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant.

(c)         Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten (10) years from the Date of Grant, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) the unvested portion of a SAR shall expire upon termination of employment or service of the Participant granted the SAR, and the vested portion of such SAR shall remain exercisable for (A) one (1) year following termination of employment or service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the SAR Period or (B) ninety (90) days following termination of employment or service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the SAR Period; and (ii) both the unvested and the vested portion of a SAR shall expire upon the termination of the Participant’s employment or service by the Company or an Affiliate for Cause. If the SAR would expire at a time when the exercise of the SAR would violate applicable securities laws, the expiration date applicable to the SAR will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the SAR Period.

(d)         Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an option, the SAR Period), the Fair Market Value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

(e)         Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one Common Share on the exercise date over the Strike Price, less an amount equal to any taxes required to be withheld or paid. The Company shall pay such amount in cash, in Common Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

9.           Restricted Stock and Restricted Stock Units.

(a)         Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.

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(b)         Restricted Stock; Shareholder Rights and Dividends. Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate share power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank share power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock and the right to receive dividends, if applicable. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company.

(c)         Restricted Stock Units; Dividend Equivalents. Restricted Stock Units are an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time). A Participant holding Restricted Stock Units will have no voting rights as the Company’s shareholders. Prior to settlement or forfeiture, Restricted Stock Units awarded under the Plan may, at the Committee’s discretion, provide for a right to dividend equivalents. Such dividend equivalent right entitles the holder to be credited with an amount equal to all dividends paid on one Common Share while each Restricted Stock Unit is outstanding. Dividend equivalents may be converted into additional Restricted Stock Units. Settlement of dividend equivalents may be made in the form of cash, Common Shares, other securities, other property, or in a combination of the foregoing. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions as the Restricted Stock Units to which they attach.

(d)         Vesting; Acceleration of Lapse of Restrictions. Restricted Stock and Restricted Stock Unit awards shall vest, and any applicable Restricted Period shall expire, in such manner and on such date or dates determined by the Committee. Notwithstanding any vesting dates or Restricted Period set forth in the Award agreement, the Committee may, in its sole discretion, accelerate the vesting or expiration of the Restricted Period. Unless otherwise provided by the Committee in an Award agreement, the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.

(e)         Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i)          Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, in the sole discretion of the Committee, in Common Shares having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award agreement).

(ii)         Unless otherwise provided by the Committee in an Award agreement, upon the expiration of the Restricted Period with respect to any Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one Common Share for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of such Restricted Stock Units or (B) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the

Annex C-10

expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the fair market value of the Common Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any taxes required to be withheld or paid.

10.         Stock Bonus Awards. The Committee may issue unrestricted Common Shares, or other Awards denominated in Common Shares, under the Plan to Eligible Persons, either alone or in tandem with other Awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Stock Bonus Award granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Stock Bonus Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.

11.         Performance Compensation Awards.

(a)         Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Compensation Award. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award. Unless otherwise determined by the Committee, all Performance Compensation Awards shall be evidenced by an Award agreement.

(b)         Discretion of Committee with Respect to Performance Compensation Awards. The Committee shall have the discretion to establish the terms, conditions and restrictions of any Performance Compensation Award. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula.

(c)         Performance Criteria. The Committee may establish Performance Criteria that will be used to establish the Performance Goal(s) for Performance Compensation Awards which may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects. Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

Annex C-11

(d)         Modification of Performance Goal(s). The Committee is authorized at any time to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect any specified circumstance or event that occurs during a Performance Period, including but not limited to the following: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary and unusual items as described in Accounting Standards Update 2015-01 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) discontinued operations; (viii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (ix) foreign exchange gains and losses; and (x) a change in the Company’s fiscal year.

(e)         Terms and Condition to Receipt of Payment. Unless otherwise provided in the applicable Award agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (i) the Performance Goals for such period are achieved; and (ii) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals. Following the completion of a Performance Period, the Committee shall determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period.

(f)          Timing of Award Payments. Except as provided in an Award agreement, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following the Committee’s determination in accordance with Section 11(e).

12.         Changes in Capital Structure and Similar Events. In the event of (a) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or (b) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee to be necessary or appropriate to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:

(i)          adjusting any or all of (A) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);

(ii)         providing for a substitution or assumption of Awards in a manner that substantially preserves the applicable terms of such Awards;

(iii)        accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event;

Annex C-12

(iv)        modifying the terms of Awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate;

(v)         deeming any performance measures (including, without limitation, Performance Criteria and Performance Goals) satisfied at target, maximum or actual performance through such event or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after such event;

(vi)        providing that for a period prior to the Change in Control determined by the Committee in its sole discretion, any Options or SARs that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Common Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control; and

(g)         canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the fair market value (as of a date specified by the Committee) of the Common Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the fair market value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

13.         Amendments and Termination.

(a)         Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 13(b) (to the extent required by the proviso in such Section 13(b)) shall be made without shareholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(b)         Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without shareholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR where the Fair Market Value of the Common Shares underlying such Option or SAR is less than its Exercise Price or Strike Price and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted.

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14.         General.

(a)         Award Agreements. Each Award under the Plan shall be evidenced by an Award agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including without limitation, the effect on such Award of the death, disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee.

(b)         Nontransferability.

(i)          Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii)         Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or shareholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award agreement (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii)        The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award agreement.

(c)         Tax Withholding and Deductions.

(i)          A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to deduct and withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required taxes (up to the maximum statutory rate under applicable law as in effect from time to time as determined by the Committee) and deduction in respect of an Award, its grant, vesting or exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan unless such obligations are satisfied.

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(ii)         Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, determined on a case by case basis, permit a Participant to satisfy, in whole or in part, the foregoing tax and deduction liability by (A) the delivery of Common Shares (which are not subject to any pledge or other security interest and are Mature Shares, except as otherwise determined by the Committee) owned by the Participant having a fair market value equal to such liability or (B) having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a fair market value equal to such liability.

(d)         No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(e)         Addenda. The Committee may adopt such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Awards, which Awards may contain such terms and conditions as the Committee deems necessary or appropriate to accommodate differences in local law, tax policy or custom, which may deviate from the terms and conditions set forth in this Plan The terms of any such addenda shall supersede the terms of the Plan to the extent necessary to accommodate such differences but shall not otherwise affect the terms of the Plan as in effect for any other purpose. With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.

(f)          Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(g)         Termination of Employment/Service. Unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.

(h)         No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares or other securities that are subject to Awards hereunder until such shares have been issued or delivered to that person.

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(i)          Government and Other Regulations.

(i)          The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares or other securities pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares or other securities to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for Common Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii)         The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares or other securities to the Participant, the Participant’s acquisition of Common Shares or other securities from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award denominated in Common Shares in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate fair market value of the Common Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(j)          Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k)         Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(l)          No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan

Annex C-16

other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(m)        Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or any of its Affiliates or the Committee or the Board, other than himself.

(n)         Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any of its Affiliates, except as otherwise specifically provided in such other plan.

(o)         Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in Wilmington, Delaware (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Plan, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation, dispute, claim, legal action or other legal proceeding based hereon, or arising out of, under, or in connection with, this Plan.

(p)         Severability. If any provision of the Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(q)         Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(r)          Code Section 409A.

(i)          Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Section 409A of the Code and the interpretive guidance thereunder (“Section 409A”), including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Section 409A.

(ii)         If a Participant is a “specified employee” (as such term is defined for purposes of Section 409A) at the time of his or her termination of service, no amount that is nonqualified deferred compensation subject to Section 409A and that becomes payable by reason of such termination of service shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate) before the earlier of (A) the first (1st) business day after the date that is six (6) months following the date of the Participant’s termination of service, and (D) within thirty (30) days following the date of the Participant’s death. If any Award is or becomes subject to Section 409A, a termination of service shall be deemed to occur only if it is a “separation from service”

Annex C-17

within the meaning of Section 409A, and references in the Plan and any Award agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Section 409A, unless the applicable Award agreement provides otherwise, such Award shall be payable upon the Participant’s “separation from service” within the meaning of Code Section 409A. If any Award is or becomes subject to Section 409A and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of an excise tax under Section 409A, to mean a “change in control event” as such term is defined for purposes of Section 409A.

(iii)        Any adjustments made pursuant to Section 12 to Awards that are subject to Section 409A shall be made in compliance with the requirements of Section 409A, and any adjustments made pursuant to Section 12 to Awards that are not subject to Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A or (B) comply with the requirements of Section 409A.

(s)          Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(t)          Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares or other securities under an Award, that the Participant execute lock-up, shareholder or other agreements, as it may determine in its sole and absolute discretion.

(u)         Payments. Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive Common Shares or other securities under any Award made under the Plan.

(v)         Erroneously Awarded Compensation. All Awards shall be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by the Company, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Shares or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award agreements.

[signature page follows]

Annex C-18

IN WITNESS WHEREOF, this EON Reality Holdings, Inc. 2023 Equity Incentive Plan has been duly approved and adopted by the Company and the shareholders as of the dates set forth below.

Adopted by consent of the Board: ____________ __, 2023

Shareholder Approved: __________________ __, 2023

EON REALITY HOLDINGS, INC.

By: _____________________________

Title: ____________________________

Date: ____________________________

[Signature Page to EON Reality Holdings, Inc. 2023 Equity Incentive Plan]

Annex C-19

Annex D

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER is entered into as of October 6, 2022 (this “Amendment”), by and among Arogo Capital Acquisition Corp. (the “Purchaser”), Koo Dom Investment, LLC (the “Purchaser Representative”), EON Reality, Inc. (the “Company”) and EON Reality, Inc., in the capacity of Seller Representative (the “Seller Representative”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Purchaser, the Purchaser Representative, the Company, the Seller Representative and Arogo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of April 25, 2022 (the “Merger Agreement”);

WHEREAS, Section 10.9 of the Merger Agreement provides that the Merger Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, the Purchaser Representative and the Seller Representative; and

WHEREAS, the Purchaser, the Company, the Purchaser Representative and the Seller Representative desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1.           Defined Terms. The definitions of the following terms contained within the Merger Agreement shall be modified as follows:

All uses of the defined term “Net Working Capital” throughout the Merger Agreement shall be deleted in their entirety each time it appears therein, including any ancillary or related language such as “or”, “and”, “in each case” and/or “respectively”, as applicable.

“Outside Date” means March 31, 2023.

2.           Amendments to the Merger Agreement. The terms contained in the following sections of the Merger Agreement shall be stricken in their entirety and replaced with the following terms and provisions or otherwise modified as follows:

Section 1.5 Certificate of Incorporation and Bylaws. At the Effective Time, the Company Charter and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall automatically be amended and restated in their entirety in the form and substance as provided in Exhibit F (the “Restated Company Articles”), and such Restated Company Articles shall become the respective Articles of Incorporation and Bylaws of the Surviving Corporation.

Exhibit F attached to the Merger Agreement shall be deleted in its entirety and replaced with Exhibit F attached hereto.

Section 1.7 Merger Consideration. As consideration for the Merger, the existing Company Security Holders as of the Effective Time collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of shares of Purchaser Securities with an aggregate value equal to (the “Merger Consideration”) (a) Five Hundred and Fifty Million U.S. Dollars ($550,000,000) minus (b) the amount of Closing Net Indebtedness (the total portion of the Merger Consideration amount payable to all Company Stockholders in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”), and after the Closing is subject to adjustment in accordance with Section 1.15. Additionally, Purchaser shall make available to the Surviving Corporation (x) up to One Hundred Five Million Fifty-Two Thousand Five Hundred U.S. Dollars ($105,052,500) for working capital use and general corporate purposes (the “Primary Capital”) and (y) the proceeds from the PIPE Investment, any other alternative PIPE Investment and any other Private Placements, subject to the Closing conditions.

Annex D-1

Section 1.8 Conversion of Company Stock. At the Effective Time, without any action on the part of Purchaser, Merger Sub, the Purchaser Representative, the Seller Representative, the Company or the Company Stockholders, each issued share of Company Stock as defined herein, outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.12 or Dissenting Shares) shall, subject to the terms and conditions of this Agreement, be automatically converted (the “Conversion”) into the right to receive a number of shares of Purchaser Common Stock equal to: (i) for the Company Common Stock and the Series A Convertible Preferred Stock, (A) the Per Share Consideration divided by (B) $10.00, and (ii) for the Series B/C Preferred Stock, (A) the product of the Per Share Consideration and the number of shares of Company Common Stock issuable upon conversion of such Series B/C Preferred Stock immediately prior to the Effective Time divided by (B) $10.00, on the Closing Date

Section 1.12 Surrender of Company Securities and Disbursements of Merger Consideration.

(a)         Prior to the Effective Time, the Purchaser shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of disbursing the Stockholder Merger Consideration. At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the estimated Stockholder Merger Consideration set forth in the Estimated Closing Statement. At or prior to the Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange, in the form attached hereto as Exhibit G (a “Letter of Transmittal”) (which shall specify that the delivery of Company Stock in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal and Company Certificates, if any (or a Lost Certificate Affidavit)), to the Exchange Agent for use in such exchange.

All references to Section 5.22 set forth in Section 1.12(b) of the Merger Agreement shall be changed to reference Section 5.21.

Section 1.14 Closing Calculations. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement certified by the Company’s chief executive officer (the “Estimated Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Closing Net Indebtedness as of the Reference Time, and the resulting estimated Stockholder Merger Consideration based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of the Target Companies, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly upon delivering the Estimated Closing Statement to the Purchaser, if requested by the Purchaser, the Company will meet with the Purchaser to review and discuss the Estimated Closing Statement and the Company will consider in good faith the Purchaser’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, which adjusted Estimated Closing Statement, as mutually approved by the Company and the Purchaser both acting reasonably and in good faith, shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement

Section 1.15 Merger Consideration Adjustment.

(a)         Within ninety (90) days after the Closing Date, Purchaser’s Chief Financial Officer (the “CFO”) shall deliver to the Purchaser Representative and the Seller Representative a statement (the “Closing Statement”) setting forth (i) a consolidated balance sheet of the Target Companies as of the Reference Time and (ii) a good faith calculation of the Closing Net Indebtedness as of the Reference Time, and the resulting Merger Consideration using the formula in Section 1.7 and in reasonable detail including for each component thereof, along with the amount owed to each creditor of the Surviving Company, and bank statements and other evidence reasonably necessary to confirm such calculations. The Closing Statement shall be prepared, and the Closing Net Indebtedness and the resulting Merger Consideration and shares shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

Annex D-2

(b)         After delivery of the Closing Statement, each of the Seller Representative and the Purchaser Representative, and their respective Representatives on their behalf, shall be permitted reasonable access (with the right to make copies and including by electronic delivery of documents) to the books, records, working papers, files, facilities and personnel of the Target Companies relating to the preparation of the Closing Statement. The Seller Representative and the Purchaser Representative, and their respective Representatives on their behalf, may make inquiries of the CFO and related Purchaser and Target Company personnel and advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Purchaser and the Company shall provide reasonable cooperation in connection therewith. If either the Seller Representative or the Purchaser Representative (each, a “Representative Party”) has any objections to the Closing Statement, such Representative Party shall deliver to the CFO and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Closing Statement, then such Representative Party will have waived its right to contest the Closing Statement, all determinations and calculations set forth therein, and the resulting Merger Consideration set forth therein. If an Objection Statement is delivered within such thirty (30) day period, then the Seller Representative and the Purchaser Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Seller Representative and the Purchaser Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.15(c). For purposes hereof, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) accounting firm appointed by the Purchaser Representative and the Seller Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the Purchaser Representative and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the Washington, D.C. Regional Office of the AAA in accordance with the AAA’s procedures. The Parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 1.15. The Parties acknowledge that any information provided pursuant to this Section 1.15 will be subject to the confidentiality obligations of Section 5.15.

(c)         If a dispute with respect to the Closing Statement is submitted in accordance with this Section 1.15 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.15(c). Each of the Seller Representative and the Purchaser Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by the Seller Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Company Stockholders, and all other costs and expenses incurred by the Purchaser Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Purchaser Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed

Annex D-3

to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and the Purchaser Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.15. It is the intent of the Parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and the Purchaser Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Purchaser Representative and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d)         For purposes hereof, the term “Adjustment Amount” shall mean (x) the Merger Consideration as finally determined in accordance with this Section 1.15, less (y) the estimated Merger Consideration that was issued at the Closing (including to the Escrow Account), pursuant to the Estimated Closing Statement.

(i)          If the Adjustment Amount is a positive number, then (A) the Seller Representative and the Purchaser Representative shall, within ten (10) Business Days after such final determination of the Merger Consideration, provide joint written instructions to the Escrow Agent to distribute to the Company Stockholders the total number of Escrow Shares held in the Escrow Account, with each Company Stockholder receiving its Pro Rata Share of such additional shares of Purchaser Common Stock and (B) Purchaser shall, within ten (10) Business Days after such final determination of the Merger Consideration, issue to the Company Stockholders an additional number of shares of Purchaser Common Stock equal to (x) the Adjustment Amount divided by (y) $10.00, with each Company Stockholder receiving its Pro Rata Share of such additional shares of Purchaser Common Stock, up to a maximum number of shares of Purchaser Common Stock not to exceed an aggregate value of $550,000,000 (with each share of Purchaser Common Stock valued at $10.00 for such purposes). Such additional shares of Purchaser Common Stock shall be considered additional Merger Consideration under this Agreement and, with respect to Significant Company Holders, “Restricted Securities” under the Lock-Up Agreements. For the avoidance of doubt and notwithstanding anything to the contrary in this Article I, the maximum number of shares of Purchaser Common Stock issued by Purchaser to the Company Stockholders under this Agreement shall not exceed an aggregate value of $550,000,000 (with each share of Purchaser Common Stock and Escrow Share valued at $10.00 for such purposes). For this Section 1.15(d)(i)(A) and (B), any Pro Rata Share due to each holder of the Company’s Series B Convertible Preferred Stock and Series C Convertible Preferred Stock shall be treated pursuant to Section 1.12(b) with 50% being held by the Exchange Agent and added to the Reserved Shares.

(ii)         If the Adjustment Amount is a negative number, then the Seller Representative and the Purchaser Representative shall, within ten (10) Business Days after such final determination, provide joint written instructions to the Escrow Agent to distribute to Purchaser a number of Escrow Shares (and, after distribution of all Escrow Shares, other Escrow Property) with a value equal to the absolute value of the Adjustment Amount (with each Escrow Share valued at $10.00). Purchaser will promptly cancel any Escrow Shares distributed to it by the Escrow Agent promptly after its receipt thereof. The Escrow Account shall be the sole source of recovery for any payments by the Company Stockholders under this Section 1.15(d), and the Company Stockholders shall not be required under this Section 1.15(d) to pay any amounts in excess of the Escrow Property in the Escrow Account at such time.

Annex D-4

(iii)        With respect to any Escrow Property remaining in the Escrow Account that is not addressed by a joint written instruction pursuant to Section 1.15(d)(i) or Section 1.15(d)(ii) within ten (10) Business Days after such final determination (such Escrow Property, the “Undistributed Escrow Property”), Purchaser Representative and the Seller Representative shall provide a joint written instruction to the Escrow Agent to issue to the Company Stockholders the number of Escrow Shares equal to the value of the Escrow Property in the Escrow Account, with each Company Stockholder receiving its Pro Rata Share of such additional shares of Purchaser Common Stock, up to a maximum number of shares of Purchaser Common Stock equal to the value of the Escrow Property in the Escrow Account at such time (with each share of Purchaser Common Stock and Escrow Share valued at $10.00 for such purposes). For this Section 1.15(d)(iii), any Pro Rata Share due to each holder of the Company’s Series B Convertible Preferred Stock and Series C Convertible Preferred Stock shall be treated pursuant to Section 1.12(b) with 50% being held by the Exchange Agent and added to the Reserved Shares.

(iv)        This Section 1.15(d) and the final determination of the Merger Consideration shall be the sole and exclusive remedies of the parties hereto with respect to the matters addressed in this Section 1.15.

(v)         To the maximum extent permitted by applicable Law, any payment made under this Section 1.15 shall be treated for all Tax purposes as an adjustment to the Merger Consideration

Section 1.18 Escrow. At or prior to the Closing, the Purchaser Representative, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to the Purchaser and the Company), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the Purchaser and the Company (the “Escrow Agreement”), pursuant to which the Purchaser shall issue to the Escrow Agent a number of shares of Purchaser Common Stock (with each share valued at $10.00) equal to three percent (3%) of the estimated Stockholder Merger Consideration as set forth in the Estimated Closing Statement (the “Escrow Amount”) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of Section 1.15 and the Escrow Agreement. The Escrow Property shall be allocated among and transferred to the Company Stockholders pro rata based on their respective Pro Rata Share; provided that any Pro Rata Share due to each holder of the Company’s Series B Convertible Preferred Stock and Series C Convertible Preferred Stock shall be treated pursuant to Section 1.12(b) with 50% being held by the Exchange Agent and added to the Reserved Shares. The Escrow Property shall serve as the sole source of payment for the obligations of the Company Stockholders under Section 1.15. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the number of shares of Stockholder Merger Consideration received by the Company Stockholders pursuant to Article I hereof.

Section 5.2(b)(xxv). cause a WARN-type event, in whole or in part, ninety (90) days before the Closing.

Section 5.3(b)(xxi). cause a WARN-type event, in whole or in part, ninety (90) days before the Closing.

Section 7.1(l). WARN Event. None of the Purchaser, the Purchaser Representative, the Merger Sub, the Company, the Surviving Company or the Seller Representative will cause a WARN-type event, in whole or in part, ninety (90) days before the Closing.

Section 7.2(d)(vi). [Intentionally Omitted].

Annex D-5

Section 7.3(e)(xii). PCAOB Audited Financials. The Company shall have delivered true and complete copies of the Audited Company Financials not later than October 6, 2022.

All references to “June 30, 2022” in Sections 5.4, 7.3(e)(xii) and 8.1(i) of the Merger Agreement shall be deleted and replaced with “October 6, 2022”.

3.           No Other Amendments; Conflicts. Unless expressly amended by this Amendment, the terms and provisions of the Merger Agreement shall remain in full force and effect. Wherever the terms and conditions of this Amendment and the terms and conditions of the Merger Agreement are in conflict, the terms of this Amendment shall be deemed to supersede the conflicting terms of the Merger Agreement.

4.           Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience and reference only and are not to be considered in construing this Amendment.

5.           Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware without regard to the choice of law principles thereof.

6.           Counterparts. This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

Annex D-6

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

The Purchaser:
AROGO CAPITAL ACQUISITION CORP.
By: /s/ Suradech Taweesaengsakulthai

Name:	Suradech Taweesaengsakulthai
Title:	Chief Executive Officer
Purchaser Representative:
KOO DOM INVESTMENTS, LLC
By: /s/Panthong Nowa

Name:	Panthong Nowa
Title:	Cho Thavee PCL Member
The Company:
EON REALITY, INC.
By: _/s/ Dan Lejerskar

Name:	Dan Lejerskar
Title:	Chairman and Founder
The Seller Representative:
EON REALITY, INC.
By: _/s/ Dan Lejerskar

Name:	Dan Lejerskar
Title:	Chairman and Founder

Annex D-7

Exhibit F

Restated Company Articles

CERTIFICATE OF AMENDED AND RESTATED
ARTICLES OF INCORPORATION

The undersigned certify that:

1.           They are the President and Secretary, respectively, of EON Reality, Inc., a California corporation (the “Corporation”).

2.           The Articles of Incorporation of the Corporation are amended and restated to read as follows:

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
EON Reality, Inc.

Article 1: Corporate Name

The name of the Corporation is EON Reality, Inc.

Article 2: Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code (the “Corporations Code”).

Article 3: Service of Process

The name and address of the initial agent for service of process of the Corporation is Mats Johansson, 18 Technology Dr., Irvine, CA 92618.

Article 4: Corporate Address

The initial street address of the Corporation is 18 Technology Dr., Irvine, CA 92618.

Article 5: Authorized Shares

The Corporation is authorized to issue only one class of common shares. The total number of common shares the Corporation is authorized to issue is 1,000 shares with a par value of $0.0001 per share (the “Common Stock”).

Voting.

Except as otherwise required by law or these Articles: (i) the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation; (ii) the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the shareholders on which the holders of the Common Stock are entitled to vote; and (iii) at any annual or special meeting of the shareholders of the Corporation, holders Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders.

Dividends.

Subject to applicable law, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Annex D-8

Liquidation, Dissolution or Winding Up of the Corporation.

Subject to applicable law in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.

Rights and Options.

The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the board. The board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Article 6: Directors

Board Powers.

The business and affairs of the Corporation shall be managed by, or under the direction of, the board. In addition to the powers and authority expressly conferred upon the board by statute, these Articles or the By-Laws of the Corporation (“By-Laws”), the board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Corporations Code, these Articles, and any By-Laws adopted by the shareholders; provided, however, that no By-Laws hereafter adopted by the shareholders shall invalidate any prior act of the board that would have been valid if such By-Laws had not been adopted.

Number, Election and Term.

The number of directors of the Corporation, shall be fixed from time to time exclusively by the board pursuant to a resolution adopted by a majority of the board.

The authorized number of directors may be changed only by approval of the outstanding shares; provided, however, that a reduction of a fixed number or the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting or the shares not consenting in the case of action by written consent are equal to more than 16²/₃ percent of the outstanding shares entitled to vote. The election of directors shall be determined by a plurality of the votes cast by the shareholders present in person or represented by proxy at the meeting and entitled to vote thereon.

A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot unless a shareholder demands election by ballot at the meeting and before the voting begins or unless the By-laws so require.

Newly Created Directorships and Vacancies.

Newly created directorships resulting from an increase in the number of directors and any vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by shareholders), and any director so chosen shall hold office for the remainder of the full term or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Annex D-9

Removal.

Except as otherwise required by these Articles, any or all of the directors may be removed from office at any time, with or without cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. If less than the entire board of directors is removed, no director may be removed by the shareholders if the votes cast against removal would be sufficient to elect the director if cumulatively voted at an election of all of the directors (as of the date of the director’s most recent election) at which the same total number of votes were cast.

Article 7: Bylaws

Subject to the rights of shareholders under, and any limitations imposed by, the Corporations Code, in furtherance and not in limitation of the powers conferred upon it by law, the board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the shareholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by these Articles, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the shareholders to adopt, amend, alter or repeal the By-Laws; and provided further, however, that no By-Laws hereafter adopted by the shareholders shall invalidate any prior act of the board that would have been valid if such By-Laws had not been adopted.

Article 8: Meetings of the Shareholders; Action by Written Consent

Meetings.

Subject to the requirements of applicable law, special meetings of shareholders of the Corporation may be called only by the Chief Executive Officer of the Corporation, board of directors, the chair of the board, the president, or shareholders entitled to cast at least 10% of the votes at the meeting. Except as provided in the foregoing sentence, special meetings of shareholders may not be called by another person or persons.

Advance Notice.

Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the By-Laws.

Article 9: Limited Liability; Indemnification

Limitation of Director Liability.

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Corporations Code as the same exists or may hereafter be amended and/or they: (i) violated their duty of loyalty to the Corporation or its shareholders; (ii) acted in bad faith, acted in a way that was contrary to the Corporation’s or shareholders’ best interests; (iii) knowingly or intentionally violated the law; (iv) authorized improper loans, guaranties, distributions, unlawful stock purchases or unlawful redemptions; (v) acted in a way that showed a reckless disregard for the their duties to the Corporation or shareholders where in the ordinary course of their duties, they knew or should have known of a risk of serious injury to the Corporation or shareholders; (vi) acted in a way that represented an unexcused pattern of inattention amounting to an abdication of their duty to the Corporation or shareholders; (vii) failed to disclose their material financial interest in a corporate transaction; or (viii) derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Annex D-10

Indemnification and Advancement of Expenses.

(a)  To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she: (i) is or was a director, officer, employee, or other agent of the Corporation; (ii) is or was serving at the Corporation’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise; or (iii) was a director, officer, employee, or agent of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Article 9 or otherwise. The rights to indemnification and advancement of expenses conferred by this Article 9 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article 9, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board.

(b)  The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article 9 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, these Articles, the By-Laws, an agreement, vote of shareholders or disinterested directors, or otherwise.

(c)  Any repeal or amendment of this Article 9 by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of these Articles inconsistent with this Article 9, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)  This Article 9 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article 10: Amendment of Certificate of Incorporation

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these Articles, and other provisions authorized by the laws of the State of California at the time in force that may be added or inserted, in the manner now or hereafter prescribed by these Articles and the Corporations Code; and, except as set forth in Article 9, all rights, preferences and privileges of whatever nature herein conferred upon shareholders, directors or any other persons by and pursuant to these Articles in its present form or as hereafter amended are granted.

3.           The foregoing amendment and restatement of the Articles of Incorporation of EON Reality, Inc. has been duly approved by the board of Directors of the Corporation.

4.           The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation is 1,000. The number of shares voting in favor of the amendment and restatement equaled or exceeded the required vote. The percentage vote was more than 50%.

[Signature page follows]

Annex D-11

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in these Articles are true and correct of our own knowledge.

DATE: [__]

Mats Johansson, President

Mats Johansson, Secretary

Annex D-12

Annex E

April 19, 2022	File Reference: 34-36-63266

Arogo Capital Acquisition Corp.
c/o Mr. Suradech Taweesaengsakulthai, Chief Executive Officer
848 Brickell Avenue, Penthouse 5
Miami, FL 33131

To the Board of Directors:

Marshall & Stevens Transaction Advisory Services LLC, a Delaware limited liability company (referred to herein as “Marshall & Stevens” or “we,” “us,” or “our”) has been engaged by Arogo Capital Acquisition Corp., a Delaware corporation (“Arogo” or the “Company”) for the benefit of the Board of Directors (the “Board”) of the Company in connection with the consideration by the Board of a possible merger in a ‘stock-for-stock’ exchange (the “Transaction”) between the Company and EON Reality, Inc., a California corporation (“EON”) pursuant to which the Company would acquire all or substantially all of the stock, assets and business of EON (the “Acquired Business”). This opinion (our “Opinion”) is being delivered pursuant to our Engagement Letter dated April 6, 2022, and the accompanying (and by this reference incorporated herein) General Contractual Conditions therein (collectively, the “Engagement Agreement”). All assumptions and limitations stated below are either as provided in the Engagement Agreement or made with the consent or approval of the Board, as specifically set out below.

We are advised, and have relied upon such advice with your approval, that the Transaction will be consummated as set forth in the Agreement and Plan of Merger by and among Arogo, Arogo Merger Sub, Inc., Koo Dom Investment, LLC and EON Reality Inc., as the Seller Representative, dated April 25, 2022 (the “Merger Agreement”). We understand that the Merger Agreement is expected to be executed and delivered by the parties thereto on or about April 25, 2022 (the “Transaction Date”). We are further advised, and have relied upon such advice with your approval, that the Transaction consists of a business combination between EON and the Company pursuant to which Merger Sub will merge with and into EON, with EON as the surviving entity and a wholly owned subsidiary of the Company. The Company will acquire the Acquired Business in consideration of the issuance by the Company to the equity holders of EON of 55,000,000 of the Company’s authorized but unissued common stock, with a par value $0.0001 per share (“Common Stock”), such Common Stock to be issued at the closing of the Transaction (the “Closing”). As the Company is a special purpose acquisition company with only a limited trading history and no material operations or assets other than cash or cash equivalents and the yet to be approved Merger Agreement, we have assumed, as provided in our Engagement Letter, that $10.00 per share (the “Per Share Price”) represents the fair market value of the Common Stock for purposes of this fairness analysis and, accordingly, have not performed an independent analysis regarding the fair market value of the Common Stock to be issued in the Transaction at the Closing.

As used herein, the term “Purchase Price” means, and is limited to, the fair market value of the Common Stock to be issued at the Closing (valued at the Per Share Price). The Purchase Price assumes that, at the Closing, the Acquired Business, on a consolidated basis, does not have any net debt. We understand that the Merger Agreement provides for a dollar-for-dollar adjustment up or down of the Purchase Price if the net debt assumption is not satisfied at the Closing.

Annex E-1

We have been retained only to advise the Board as to the fairness, from a financial point of view, to the Company of the Purchase Price to be paid by the Company in the Transaction for the Acquired Business. We have not been engaged to render any opinion with respect to the fairness of the Purchase Price to any other person or entity or as to any other aspect of the Transaction, and we specifically render no such opinion. We have not been engaged to serve as the financial advisor to the Board; we were not involved in the negotiation or structuring of the Transaction; we have not been engaged to do, and have not done, any legal or contract review or (except as is customary in engagements of this type) any other due diligence review of the Transaction and the Acquired Business, or any projections related thereto; and we have not been asked to consider any non-financial elements of the Transaction or any other alternatives that might be available to the Board.

In valuing the Acquired Business and, for purposes of our Opinion, we have looked solely at the enterprise value of the Acquired Business as a going concern and on a standalone basis immediately prior to the Transaction Date and have not considered any impact on value (positive or negative) of the consummation of the Transaction on the value of the Acquired Business.

We understand that, in conjunction with the Transaction, certain employees of EON may enter into employment agreements with the surviving entity, and that certain equity of the surviving entity will be reserved for issuance pursuant to stock option arrangements. Our Opinion does not address the fairness of such agreements or stock option arrangements. We further understand that, in conjunction with the Transaction, the Company is making certain commitments with respect to the future financing or funding of the Acquired Business. Our Opinion has assigned no value to such future financing or funding commitments.

In connection with this opinion, we have made such reviews, analysis, and inquiry as we, in the exercise of our professional judgment, have deemed necessary and appropriate under the circumstances.

With your consent, we have (i) relied upon the accuracy and completeness of the financial and supplemental information (a) provided by or on behalf of the Board, the Company or EON or (b) which we have otherwise obtained from public sources or from private sources and which we believe, in the exercise of our professional judgment, to be reasonably dependable, (ii) not assumed responsibility for independent verification of such information, (iii) not conducted any independent valuation or appraisal of any specific assets of the Company or EON or any appraisal or estimate of any specific liabilities of the Company or EON, and (iv) assumed that there are no contingent or off-balance sheet assets or liabilities of the Company or EON that have not been disclosed in writing to us. With respect to the financial forecasts and projections relating to EON, with your consent, we have assumed that such forecasts and projections have been reasonably prepared on the basis of and reflect the best currently available estimates and judgments of the management of EON as to the future financial performance of EON and, accordingly, we take no responsibility for, and express no view as to, such financial forecasts or projections or the assumptions on which they are based. With the Board’s approval, we have assumed that the management of EON executes on its business plan in accordance with its projections, and that all documents related to the Transaction filed with the Securities and Exchange Commission comply with all applicable laws and regulations.

Except as otherwise provide herein, our Opinion is based upon economic, market and other conditions as they exist and can reasonably be evaluated on the date hereof and does not address the fairness of the Transaction as of any other date. Likewise, our Opinion, is based on the factual circumstances, agreements, and terms, as they exist and are known to us at the date of our Opinion. It is understood that financial markets are subject to volatility, and our opinion does not purport to address potential developments in applicable financial markets.

Our Opinion expressed herein has been prepared for the Board in connection with its consideration of the Transaction and may not be relied upon by any other person or entity or for any other purpose. Our Opinion does not constitute a recommendation to the Board or the shareholders of the Company, the equity holders of EON or any other person or entity as to any action the Board, the shareholders of Company, the equity holders of EON or any other person or entity should take, or omit to take, in connection with the Transaction or any aspect thereof. Our opinion does not address the merits of the Transaction or the underlying decision by the Board to engage in the Transaction or the relative merits of any alternatives that may be available to Company. Our Opinion addresses only certain financial aspects of the Transaction and does not address any other aspect of the Transaction. Our Opinion

Annex E-2

does not represent any advice as to the fairness of any matters of management compensation or of any fees paid or expenses incurred. Furthermore, our Opinion is not to be construed or deemed to be a solvency opinion or provide any advice as to legal, accounting or tax matters.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price to be paid by the Company to the equity holders of EON in the Transaction for the Acquired Business as provided in the Merger Agreement is fair to the Company from a financial point of view.

Very truly yours,

Marshall & Stevens Transaction Advisory Services LLC
File No. 34-36-63266

Annex E-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation will provide that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”). Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)     For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation, will provide that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our amended and restated certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our amended and restated certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our amended and restated certificate of incorporation will also provide that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were, serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which will be conferred by our amended and restated certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation may have or hereafter acquire under law, our amended and restated certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our amended and restated certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated certificate of incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated certificate of incorporation.

Our bylaws, which we intend to adopt immediately prior to the closing of this offering, include the provisions relating to advancement of expenses and indemnification rights consistent with those which will be set forth in our amended and restated certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We will enter into indemnification agreements with each of our officers and directors a form of which is to be attached as Exhibit 10.5 to this Registration Statement. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Pursuant to the Underwriting Agreement to be filed as Exhibit 10.7 to this Registration Statement, we have agreed to indemnify the underwriters and the underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 21.     Exhibits and Financial Statement Schedules.

(a)     The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated April 25, 2022, by and among Arogo, Arogo Merger Sub, EON Reality, Koo Dom Investment LLC as Purchaser Representative and EON Reality, Inc. as Seller Representative.*

3.1	Amended and Restated Certificate of Incorporation.*
3.3	Form of Second Amended and Restated Certificate of Incorporation (included as Annex B to the proxy statement/prospectus).**
4.1	Specimen Unit Certificate.*
4.2	Specimen Class A Common Stock Certificate.*
4.3	Specimen Warrant Certificate.*
4.4	Warrant Agreement, dated December 29, 2021, by and between Continental Stock Transfer & Trust Company and Arogo.*
5.1	Opinion of Nelson Mullins Riley & Scarborough LLP.***
10.1	Letter Agreement, dated December 29, 2021, by and between Arogo, the initial security holders and the officers and directors of Arogo.*
10.2	Investment Management Trust Account Agreement, dated December 29, 2021, by and between Continental Stock Transfer & Trust Company and Arogo.*
10.3	Registration Rights Agreement, dated December 29, 2021, by and among Arogo and the initial security holders.*
10.4	Securities Subscription Agreement, dated June 30, 2021, between the Registrant and Koo Dom Investment, LLC*
10.5	Form of Indemnity Agreement.*
10.6	Administrative Services Agreement, dated December 29, 2021, by and among Arogo and Koo Dom Investment, LLC.*
10.7	Underwriting Agreement, dated December 29, 2021, by and between Arogo and EF Hutton, division of Benchmark Investments LLC, as representatives of the several underwriters.*
14.1	Code of Ethics.*
21.1	List of Subsidiaries.**
23.1	Consent of Adeptus Partners, LLC (“Adeptus”).**
23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included as part of Exhibit 5.1).***
23.3	Consent of EisnerAmper LLP (“Eisner”)**
23.4	Consent of Marshall & Stevens Transaction Advisory Services LLC**
24.1	Power of Attorney (contained on the signature page to this registration statement).**
99.1	Form of Proxy Card for Stockholders.***
99.2	Consent of Renee Lewis to be named as a director.**
99.3	Consent of Leong Kah Chern to be named as a director.**
99.4	Consent of Vuthichai Tumasaroj to be named as a director.**
107	Filing Fee Table**

____________

*        Previously Filed

**      Filed herewith

***    Filed by Amendment

Item 22.     Undertakings.

(a)     The undersigned registrant hereby undertakes as follows:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 6th day of October 2022.

AROGO CAPITAL ACQUISITION Corp.
By:	/s/ Suradech Taweesaengsakulthai
Name:	Suradech Taweesaengsakulthai
Title:	Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Suradech Taweesaengsakulthai their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective or post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date
/s/ Suradech Taweesaengsakulthai	Chief Executive Officer, Director	October 6, 2022
Suradech Taweesaengsakulthai	(Principal Executive Officer)
/s/ Suthee Chivaphongse	Chief Financial Officer	October 6, 2022
Suthee Chivaphongse	(Principal Financial and Accounting Officer)
/s/ Chee Han Wen	Chief Strategy Officer	October 6, 2022
Chee Han Wen
/s/ H.R.H. Tunku Naquiyuddin ibni Tuanku Ja’afar	Chairman and Director	October 6, 2022
H.R.H. Tunku Naquiyuddin ibni Tuanku Ja’afar
/s/ Somnuek Anakwat	Director	October 6, 2022
Somnuek Anakwat
/s/ J. Gerald Combs	Director	October 6, 2022
J. Gerald Combs